As filed with the Securities and Exchange Commission on July 21, 2011

Registration No. 333-173103

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT No. 4

To

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AFFINION GROUP, INC.

and the Guarantors listed on Schedule A hereto

(Exact name of registrant as specified in its charter)

Delaware	7389	16-1732152
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6 High Ridge Park

Stamford, CT 06905

(203) 956-1000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Sloane Levy, Esq.

Executive Vice President, Secretary and General Counsel

Affinion Group, Inc.

6 High Ridge Park

Stamford, CT 06905

(203) 956-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Rosa A. Testani, Esq.

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

(212) 872-8115

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large Accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

*If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer) ☐

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	Primary standard industrial classification code number	IRS employer identification no.	Address, including zip code and telephone number, including area code, of registrant’s principal executive offices
Affinion Benefits Group, LLC	Delaware	7389	26-0777961	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Affinion Data Services, Inc.	Delaware	7389	22-3797237	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Affinion Group, LLC	Delaware	7389	06-1501906	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Affinion Loyalty Acquisition, LLC	Delaware	7389	80-0613452	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Affinion Loyalty Group, Inc.	Delaware	7389	06-1623335	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Affinion Publishing, LLC	Delaware	7389	06-1282776	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Cardwell Agency, Inc.	Virginia	7389	54-1374514	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

CCAA, Corporation	Delaware	7389	06-1812380	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Connexions Loyalty Travel Solutions LLC	Delaware	7839	26-1823450	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

CUC Asia Holdings	Delaware	7389	06-1487080	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Global Privacy Solutions, LLC	Delaware	7839	01-0950443	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

International Travel Fulfillment LLC	Delaware	7839	80-0696742	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Lift Media, LLC	Delaware	7839	20-5695066	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Long Term Preferred Care, Inc.	Tennessee	7389	62-1455251	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Loyalty Travel Agency LLC	Delaware	7839	26-1903602	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	Primary standard industrial classification code number	IRS employer identification no.	Address, including zip code and telephone number, including area code, of registrant’s principal executive offices
Travelers Advantage Services, Inc.	Delaware	7389	20-2221128	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Trilegiant Auto Services, Inc.	Wyoming	7389	06-1633722	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Trilegiant Corporation	Delaware	7389	20-0641090	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Trilegiant Insurance Services, Inc.	Delaware	7389	06-1588614	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Trilegiant Retail Services, Inc.	Delaware	7389	06-1625615	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Watchguard Registration Services, Inc.	Indiana	7389	06-1057383	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Webloyalty Holdings, Inc.	Delaware	7839	20-2765312	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

Webloyalty.com, Inc.	Delaware	7839	06-1537916	6 High Ridge Park Stamford, CT 06905 (203) 956-1000

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to completion, dated July 21, 2011

PROSPECTUS

Affinion Group, Inc.

Offer to Exchange

$475,000,000 aggregate principal amount of 7.875% Senior Notes due 2018 which have been registered under the Securities Act of 1933 for $475,000,000 aggregate principal amount of outstanding 7.875% Senior Notes due 2018.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $475,000,000 aggregate principal amount of our registered 7.875% Senior Notes due 2018, which we refer to as the exchange notes, for a like principal amount of our outstanding 7.875% Senior Notes due 2018, which we refer to as the old notes. We refer to the old notes and the exchange notes collectively as the notes. The terms of the exchange notes are identical to the terms of the old notes in all material respects, except for the elimination of some transfer restrictions, registration rights and additional interest provisions relating to the old notes.

The exchange notes will bear interest at a rate of 7.875% per annum. Interest on the exchange notes, like the old notes, will be payable semiannually in arrears on June 15 and December 15, commencing on June 15, 2011. The exchange notes will mature on December 15, 2018. We may redeem some or all of the exchange notes in whole or in part, at any time on or after December 15, 2014 at the redemption prices set forth in this prospectus. We may also redeem some or all of the exchange notes prior to December, 15, 2014, at 100% of their principal amount, together with any accrued and unpaid interest, plus a “make whole” premium. In addition, until December 15, 2013, we may redeem up to 35% of the outstanding exchange notes with the net proceeds we raise in one or more equity offerings. If we undergo a change of control, we will be required to purchase the exchange notes from holders at a purchase price equal to 101% of the principal amount plus accrued interest.

The exchange notes and the guarantees thereof, like the old notes and guarantees thereof, will be our and the guarantors’ senior unsecured obligations and will rank equally with all of our and the guarantors’ existing and future senior obligations (approximately $1,591.9 million as of March 31, 2011) and senior to our and the guarantors’ existing and future subordinated indebtedness (approximately $355.5 million as of March 31, 2011). The exchange notes and the guarantees thereof, like the old notes and guarantees thereof, will be effectively subordinated to our and the guarantors’ existing and future secured indebtedness, including the obligations under our senior secured credit facility, to the extent of the value of the assets securing that facility (approximately $1,115.6 million as of March 31, 2011). The exchange notes and the guarantees thereof, like the old notes and guarantees thereof, will be effectively subordinated to all indebtedness and other obligations, including trade payables, of each of our existing and future subsidiaries that are not guarantors.

We will exchange any and all old notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on                     , 2011, unless extended.

We have not applied, and do not intend to apply, for listing the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should carefully consider the risk factors beginning on page 21 of this prospectus before participating in this exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our exchange notes. In this prospectus, unless the context otherwise requires or indicates, (i) all references to “Affinion,” the “Company,” “we,” “our” and “us” refer to Affinion Group, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis after giving effect to the consummation on October 17, 2005 of the acquisition (the “Acquisition”) by Affinion Group, Inc. of Affinion Group, LLC (known as Cendant Marketing Group, LLC prior to the consummation of the Acquisition) and Affinion International Holdings Limited (known as Cendant International Holdings Limited prior to the consummation of the Acquisition) and the other transactions described in this prospectus under “Certain Relationships and Related Party Transactions—The Acquisition” (collectively, the “Apollo Transactions”), (ii) all references to “Affinion Holdings” refer to our parent company, Affinion Group Holdings, Inc., a Delaware corporation, (iii) all references to “Webloyalty” refer to Webloyalty Holdings, Inc., a Delaware corporation, and its subsidiaries, and (iv) all references to “fiscal year” are to the twelve months ended December 31 of the year referenced.

Until                     , 2011 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

i

WHERE YOU CAN FIND MORE INFORMATION

We will be required to file annual and quarterly reports and other information with the SEC after the registration statement described below is declared effective by the SEC. You may read and copy any reports, statements and other information that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the old notes and guarantees thereof. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in the prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

INDUSTRY AND MARKET DATA

Industry and market data used throughout this prospectus were obtained from Direct Marketing Association’s (“DMA”) 2010 Statistical Fact Book (2010 Edition).

TRADEMARKS

We own or have licenses to use a large number of patents relating to a significant number of programs and processes. We also have certain significant material trademarks used in this prospectus which are important to our business including, but not limited to, Affinion, Affinion Benefits Group, ALG (as defined below), Affinion International, AutoVantage, Buyers Advantage, CompleteHome, Enhanced Checking, HealthSaver, Hot-Line, NHPA, PrivacyGuard, Shoppers Advantage, Small Business Solutions, Travelers Advantage, Trilegiant and Wellness Extras. We use our trademarks in the marketing of our services and products offerings. We renew our trademarks on a regular basis. We have omitted the “®” and “™” trademark designations for such trademarks in this prospectus. Nevertheless, all rights to such trademarks named in this prospectus are reserved.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that involve risks and uncertainties. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information and, in particular, appear under headings “Summary,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this prospectus. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All forward-looking statements, including without limitation, management’s examination of historical operating trends, are based on our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, management’s expectations, beliefs and projections may not result or be achieved.

Examples of forward-looking statements include:

•	business strategy;

•	financial strategy;

•	projections of revenue, earnings, capital structure and other financial items;

•	statements of our plans and objectives;

•	statements of expected future economic performance; and

•	assumptions underlying statements regarding us or our business.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the results referred to in the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make in this prospectus are set forth elsewhere in this prospectus, including under the heading “Risk Factors.” As stated elsewhere in this prospectus, these risks, uncertainties and other important factors include, among others:

•	general economic and business conditions and international and geopolitical events;

•	a downturn in the credit card industry or changes in the marketing techniques of credit card issuers;

•	the effects of a decline in travel due to political instability, adverse economic conditions or otherwise, on our travel fulfillment business;

•	termination or expiration of one or more agreements with our marketing partners, or reduction of the marketing of our services by one or more of our marketing partners;

•

changes in, or the failure or inability to comply with, laws and governmental regulations, including changes in global distribution service rules, telemarketing regulations and privacy laws and regulations;

•	the outcome of numerous legal actions;

•	our substantial leverage and restrictions in our debt agreements;

•	dependence on third-party vendors to supply certain products or services that we market;

•	ability to execute our business strategy, development plans or cost savings plans;

•	changes in accounting principles and/or business practices;

•	availability, terms, and deployment of capital; and

•	failure to protect private data, which would cause us to expend capital and resources to protect against future security breaches.

These risks and other uncertainties are discussed in more detail in “Risk Factors.” There may be other factors, including those discussed elsewhere in this prospectus that may cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY

The following summary contains basic information about this exchange offer contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. You should read this entire prospectus carefully, including “Risk Factors,” the consolidated financial statements and the related notes thereto, before making an investment decision.

Our Company

We are a global leader in the designing, marketing and servicing of comprehensive customer engagement and loyalty solutions that enhance and extend the relationship of millions of consumers with many of the largest and most respected companies in the world. We partner with these leading companies to develop and market subscription-based programs that provide valuable services to their end-customers using our expertise in customer engagement, product development, creative design and data-driven targeted marketing. These programs and services enable the companies we partner with to generate significant, high-margin incremental revenue, as well as strengthen and enhance the loyalty of their customer relationships, which can lead to increased acquisition of new customers, longer retention of existing customers, improved customer satisfaction rates, and greater use of other services provided by such companies. We refer to the leading companies that we work with to provide customer engagement and loyalty solutions as our marketing partners. We refer to subscribers or members as those consumers to whom we provide services directly and have a contractual relationship. We refer to end-customers as those consumers that we service on behalf of a third party, such as one of our marketing partners, with whom we have a contractual relationship.

We utilize our substantial expertise in a variety of direct engagement media, such as direct mail, inbound and outbound telephony, point-of-sale marketing, direct response radio and television and the Internet to market valuable products and services to the customers of our marketing partners on a highly targeted basis.

We design customer engagement and loyalty solutions with an attractive suite of benefits that we believe are likely to interest and engage consumers based on their needs and interests, with a particular focus on programs offering lifestyle and protection benefits and programs which offer considerable savings. For example, we provide credit monitoring and identity-theft resolution, accidental death and dismemberment insurance (“AD&D”), discount travel services, loyalty points programs, various checking account and credit card enhancement services, as well as other products and services.

We believe our portfolio of the products and services which are embedded in our engagement solutions is the broadest in the industry. Our scale, combined with the industry’s largest proprietary database, proven marketing techniques and strong marketing partner relationships developed over our 35 year history, position us to deliver consistent results in a variety of market conditions.

Our comprehensive portfolio of customer engagement and loyalty solutions include:

•	marketing strategy development and management of customized marketing programs;

•	data analysis utilizing our proprietary technology and databases to target customers most likely to value our products and services;

•

design and implementation of marketing campaigns in various types of media including direct mail, online marketing, point-of-sale marketing, direct response radio and television marketing, inbound and outbound telephony and voice response unit marketing;

•	development of customized and relevant products and services;

•	fulfillment, customer service, website and mobile application development; and

•	loyalty program design and administration.

Our business model is characterized by substantial recurring revenues, strong operating margins and significant cash flow. We generate revenues primarily through the sale of our value-added subscription-based products and services to the end-customers of our marketing partners and customers whom we bill on a monthly, quarterly or annual basis. Further, we generate revenues from our marketing partners that choose to directly market our products and services to their customers on a wholesale basis and typically pay us a monthly fee per enrolled customer. We also generate revenues through our loyalty customer engagement business by designing and administering points-based loyalty programs. As a result, a substantial portion of our revenues consists of subscription payments and service fees that are recurring in nature. Revenue from our existing customer base and long-term marketing partner relationships has historically generated over 80% of our next twelve months net revenue. We structure our contractual relationships with our marketing partners to support our strategy of pursuing the most profitable opportunities for our marketing, and related commission, expenditures.

For the three months ended March 31, 2011, we had net revenues and a net loss attributable to us of $366.9 million and $28.0 million, respectively, and for the year ended December 31, 2010, we had net revenues and a net loss attributable to us of $1.4 billion and $142.6 million, respectively. For the twelve months ended March 31, 2011, we had Adjusted EBITDA, including Connexions and Webloyalty (as defined on page 19) of $415.9 million.

Our Business

We seek to address the needs of three primary parties in developing and implementing our customer engagement and loyalty solutions:

•	Marketing partners, which are the companies for whom we develop and manage customer engagement and loyalty programs;

•	Customers, which are the end-customers of our marketing partners who subscribe to one or more of our programs; and

•	Vendors, which are the third-party vendors who provide components for our products and services.

Marketing Partners:

Our marketing partners are many of the leading companies in the United States, or the U.S., and Europe. They enter into agreements with us to:

•	offer products and services that appeal to their customers, thereby engaging those customers in a deeper, more meaningful, longer and more profitable relationship with them; and

•	develop customized marketing programs that leverage their brand names to offer these programs and services to their customers.

Our marketing partners value our services because we enhance their customer relationships and strengthen customer loyalty, promote their brands and provide them with incremental revenue with minimal risk because we often bear the costs of marketing and servicing these programs. We believe that we implement and operate our customer engagement and loyalty programs more effectively than a typical partner could in a stand-alone program, thereby allowing our marketing partners to focus on their core businesses.

As of December 31, 2010, we had more than 5,550 marketing partners in a variety of industries including financial services, retail, travel, telecommunications, utilities and the Internet. Some of our leading marketing partners, based on revenues for the year ended December 31, 2010, include Wells Fargo, Bank of America, JPMorgan Chase, HSBC and Choice Hotels. Revenues generated from our largest marketing partner, Wells Fargo, accounted for 11.4% of total revenues in 2010. By providing services directly to the end-customers of our marketing partners, we become an important part of our marketing partners’ businesses. Many of our marketing partners have been working with us for over ten years.

Customers:

Our customers value participation in our programs because of the attractive benefits we provide to address fundamental consumer needs at a reasonable price, the ease of use of our products and the high level of service we deliver. Depending on the nature of the relationship we have with a given marketing partner, customers may either purchase our programs directly from us or receive the program from our marketing partner. We derived approximately 49.4% of our net revenues from members and end-customers we obtained through our 10 largest marketing partners.

As of March 31, 2011, we had approximately 71 million subscribers and end-customers enrolled in our membership, insurance and package programs worldwide and approximately 111 million customers who received credit or debit card enhancement services or loyalty points-based management services.

Vendors:

We contract with a large number of third-party vendors to provide components for many of our products and services, such as credit reports, supplemental insurance coverage and travel discounts. Our vendors value their relationships with us because we provide them with significant incremental revenue by bundling their content with our own and offering these solutions through unique and supplementary marketing channels. Generally, our relationships with key vendors are governed by long-term contracts (typically with initial terms of up to ten years that renew automatically unless notice of non-renewal is given by either party prior to renewal). By combining the services of our vendors with our in-house capabilities, we are able to offer 31 core products and services with over 460 unique benefits and support more than 5,100 versions of products and services representing different combinations of pricing, benefits configurations and branding.

We organize our business into two operating units:

Affinion North America. Affinion North America comprises our Membership, Insurance and Package, and Loyalty customer engagement businesses in North America.

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Membership Products. We design, implement and market subscription programs that provide members with personal protection benefits and value-added services including credit monitoring and identity-theft resolution services as well as access to a variety of discounts and shop-at-home conveniences in such areas as retail merchandise, travel, automotive and home improvement.

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Insurance and Package Products. We market AD&D and other insurance programs and design and provide checking account enhancement programs to financial institutions. These programs allow financial institutions to bundle valuable discounts, protection and other benefits with a standard checking account and offer these packages to customers for an additional monthly fee.

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Loyalty Products. We design, implement and administer points-based loyalty programs and, as of December 31, 2010, managed approximately 497 billion points with an estimated redemption value of approximately $4.9 billion for financial, travel, auto and other companies. We also provide enhancement benefits to major financial institutions in connection with their credit and debit card programs. In addition, we provide and manage travel reward products for loyalty programs.

Affinion International. Affinion International comprises our Membership, Package and Loyalty customer engagement businesses outside North America. We expect to leverage our current international operational platform to expand our range of products and services, develop new marketing partner relationships in various industries and grow our geographical footprint.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Segment Results” and Note 16 to our audited consolidated financial statements included elsewhere herein for additional financial information about these business segments. In addition, see Note 16 to our audited consolidated financial statements included elsewhere herein for additional financial information by geographic area.

Our Market Opportunity and Competitive Strengths

We generally offer our products and services through affinity marketing relationships, which is a subset of the larger direct marketing industry. Affinity marketing involves marketing products and services to a marketing partner’s base of customers. This generally results in higher customer receptiveness as those customers recognize and trust the marketing partner and its brands. In addition, incorporating our marketing partners’ logos and trademarks in our marketing materials, or co-branding with our marketing partners, provides customers with additional assurances and validation as to the quality of the program or service we are offering. We believe that marketing associated with well-known brands of leading, well-respected companies provides a significant advantage over other forms of direct marketing.

We attribute our success and competitive advantage in providing comprehensive customer engagement and loyalty solutions and marketing services to our ability to leverage a number of key strengths, including:

Proprietary Technology, Models and Databases. Based on the length of our operating history, we believe our database of actual customer interactions, with approximately 1.2 billion unique records, is the largest and most comprehensive in the industry and cannot be replicated. We track the performance of all of our marketing campaigns across all different media and measure consumer preferences, response rates, and other engagement-related performance and profitability data while adhering to the highest standards of consumer data protection and privacy. We utilize this data to develop highly targeted, individualized marketing programs across multiple media and product offerings for each partner with the goal of strengthening their customer relationships and more precisely identifying types of customers likely to find our products and services of value.

We believe our proprietary database increases the efficacy of our marketing, enhances the profitability of our marketing expenditures, allows us to better engage with customers, and helps us to continue to secure and maintain long-term relationships with marketing partners.

Expertise in Various Marketing Methods and Types of Media. We have conducted more than 101,000 customer engagement and loyalty program marketing campaigns over the last ten years. We utilize a variety of direct engagement media to market our programs and services, including direct mail, online marketing, point-of-sale marketing, direct response and television marketing, inbound and outbound telephony and voice response unit marketing. We operate a full-service creative agency with expertise in utilizing a wide variety of customer acquisition media.

We believe that our expertise provides our marketing partners substantial flexibility in managing and enhancing their customer relationships and provides superior returns on our marketing expenditures.

Strong, Long-Term Relationships with Marketing Partners. We have a long history of providing comprehensive customer engagement and loyalty solutions and marketing services to leading companies in the U.S. and Europe. We believe that the strength and breadth of our relationships with our marketing partners provide us with a competitive advantage in maintaining stable, diversified and predictable sources of revenue. Our relationships span a wide variety of industries, such as financial, retail, travel, telecommunications, utilities, and the Internet and other media.

We believe that our strong network of marketing partner relationships, together with our success in delivering customized, revenue enhancing customer engagement and loyalty programs, will enable us to continue to grow our business and generate new marketing partner relationships.

Expertise in Developing Valuable, Relevant Products. We manage a broad range of membership, package and insurance benefits which are embedded into the customer engagement and loyalty solutions we market to the customers of our marketing partners. Our products are designed to address consumer needs and incorporate a range of lifestyle and valuable protection benefits related to insurance, travel, health care, automotive, identity theft protection, entertainment, shopping and loyalty rewards, among other things. We continually research, develop and test new products and benefits that are relevant to customers and build loyalty and value for our marketing partners. We market both our own customer engagement and loyalty solutions as well as those of our marketing partners, where appropriate, to meet customer needs.

We believe that our ability to customize products utilizing the broad range of benefits that we provide enables us to better meet the complex and highly specialized customer engagement needs of our marketing partners and our customers. We believe that our ability to identify and successfully enter new product and growth areas is a key competitive advantage and we will continue to seek new opportunities to expand the range of our proprietary product offerings.

Diversified, Global Marketing Platform. Because we have marketing capabilities in 14 countries outside of the U.S., with a significant and long-standing presence in the majority of Europe’s largest markets, we are able to provide our customer engagement and loyalty solutions on a global basis to better serve our marketing partners who may have operations and customers in multiple countries. We benefit from the substantial synergies generated across all of our operations, including the ability to leverage our customer engagement, marketing, loyalty and product expertise.

We believe that our ability to focus our business development and marketing expenditures on our most profitable marketing opportunities in the most attractive markets, media and industries, domestically and internationally, is a key advantage that allows us to maximize our profitability and cash flows.

Attractive Operating Model with Significant Free Cash Flow Generation. We derive a substantial portion of our revenues on a recurring basis from our marketing partners and their customers. Our business requires very little capital to support our growth, and annual capital expenditures typically represent a small percentage of our revenues. In addition, we benefit from certain tax attributes under §338(h)(10) of the Internal Revenue Code that will reduce our cash taxes in the future and further enhance our ability to generate strong, recurring cash flows. Tax deductions remaining under this provision as of December 31, 2010 amounted to approximately $1.2 billion and are expected to result in deductions of up to approximately $120.0 million per year for the next ten years. Consequently, we benefit from high predictability in the operation of our business, low volatility in our revenues and earnings, and enhanced ability to manage our business, service our indebtedness and pay dividends to stockholders.

Committed and Experienced Management Team. We believe that our senior management and our talented and experienced professionals are a principal reason why we have achieved significant success in all of our businesses. Led by our Chairman and Chief Executive Officer, Nathaniel J. Lipman, who has been with us for over eleven years, each of our senior operating executives has more than ten years of relevant industry experience in senior positions. We believe that the extensive experience and financial acumen of our management and marketing professionals provide us with a significant competitive advantage.

Our Business Strategy

Our strategy is to pursue initiatives that maintain and enhance our position as a global leader in the designing, marketing and servicing of comprehensive customer engagement and loyalty solutions that enhance and extend the relationship of millions of consumers with our marketing partners and to focus on attractive opportunities that will increase our profitability and cash flows. The key elements of our strategy are:

Optimize Our Marketing Investment. Our ability to adjust and optimize the allocation of our marketing expenditures across all of our marketing partners, media channels, products and geographic regions will help us continue to maximize the returns on each customer engagement and loyalty services marketing campaign. We target minimum returns on investment for all of our marketing expenditures, incorporating the expected revenues, persistency of customer tenure, commission rates and servicing and other variable costs for those customers who subscribe to our programs. Our goal is to maximize the average contribution per customer over the lifetime of that customer relationship, which we expect will maximize the growth of our cash flows, even though the aggregate number of customers we serve may grow at a slower rate or decline. For example, in the past five years we have grown the average revenue per member in our domestic membership business at a compound annual rate of approximately 8.3%, from $61.13 in 2005 to $91.18 in 2010.

Grow Our International Operations. We believe that we are well positioned to provide our marketing partners with comprehensive customer engagement and loyalty solutions offerings on a global basis. We have grown our international retail membership operations by leveraging our significant U.S. experience to offer subscription products similar to existing U.S. subscription products to the customers of our European marketing partners. In addition, our European package business has expanded through unique product offerings, enhanced customer services and delivery of benefits. We are also planning to extend our operations into new countries and geographic regions. We intend to continue our growth in the international markets through both organic initiatives including geographic expansion as well as the continued evaluation of strategic acquisitions that strengthen our customer engagement solutions, grow our distribution capabilities or enhance our scale. We expanded our international operations by leveraging our European centers of excellence to enter the Spanish market in 2009 and the Finnish market in 2010. We also strengthened our international business in continental Europe with the acquisition of an Italian package business, a loyalty travel business in the Republic of Ireland and, in early 2011, we acquired Webloyalty, which enhances our operations in attractive international markets, including France and the U.K.

Expand Our Vertical Market Penetration and Range of Marketing Media. We believe there are substantial opportunities to add new marketing partners in the retail, financial, travel, Internet, cable, telecom and utilities industries, in both North America and Europe, where prospective partners desire to add incremental revenue and strengthen and enhance the loyalty of their customer relationships. We also believe there are significant opportunities to expand our marketing channels, including direct-to-consumer initiatives and point-of-sale marketing with retailers and financial institutions.

Focus on New Program Development. We continually develop and test new programs to identify consumer trends that can be converted into revenue-enhancing and customer engagement-building opportunities. These programs may include loyalty and enhancement services, fraud and theft protection products, fully underwritten insurance programs, and purchase warranty offerings. We also consider acquisitions of new and complementary products and technology to further enhance our offerings and generate additional revenue. In addition, we believe we have opportunities to grow our existing services by expanding the ways that consumers may access their program benefits, thereby enhancing the value of the underlying service. For instance, many of our programs, such as roadside assistance, loyalty rewards redemptions, leisure and travel discounts, and identity theft resolution are well-suited for consumer use via mobile applications due to the real-time availability of the information the consumer desires to employ the service.

Leverage Best Practices for Growth and Acquisitions. We intend to leverage the integration of our businesses globally by applying best practices and cross-selling products and services across business lines and geographical regions. We will continue to consider acquisitions of selected assets, businesses and companies to enhance our scale and market share. Consistent with these strategies, our recent acquisition of Webloyalty provides us with a technology platform that expands the range of our marketing media, particularly in online channels and provides additional economies of scale in the management of our combined product portfolio.

Grow Our Strategic Consulting and Creative Services Offerings. We intend to further leverage our marketing services capabilities to provide marketing strategy, creative development, modeling and database management, campaign execution and other services to our marketing partners and other third parties on a fee-for-service basis. We believe these services will generate high-margin revenues and complement our existing customer engagement and loyalty marketing solutions.

Risk Factors

Despite our competitive strengths summarized above and discussed elsewhere in this prospectus, participating in this exchange offer involves substantial risk. In addition, our ability to execute our business strategy is subject to certain risks. Before you participate in this exchange offer, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors” beginning on page 21.

For example, the following key risks may cause us not to realize the full benefits of our competitive strengths, may cause us to be unable to successfully execute all or part of our business strategy or may materially adversely affect our business, financial condition, results of operations or ability to pay interest on and principal of the notes.

•

Substantial Indebtedness. We are a highly leveraged company. As of March 31, 2011, we had approximately $1.9 billion principal amount of outstanding indebtedness. Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in our operations or business, restrict our ability to make strategic acquisitions and limit our ability to borrow additional funds or dispose of assets. We may not be able to generate sufficient cash from our operations to meet our debt service and other obligations, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

•

Concentration Risk. We derive a substantial amount of our revenue from the members and end-customers we obtained through only a few of our marketing partners. If one or more of our agreements with our marketing partners were to be terminated or expire, or one or more of our marketing partners were to reduce the marketing of our services, we would lose access to prospective members and end-customers and could lose sources of revenue.

•

Competition Risk. Our business is highly competitive. We may be unable to compete effectively with other companies in our industry that have financial or other advantages and increased competition could lead to reduced market share, a decrease in margins and a decrease in revenue.

•

Regulatory and Litigation Risks. Our business is increasingly subject to U.S. and foreign governmental regulation, which could impede our ability to market our programs and services and reduce our profitability. In addition, we are subject to legal actions and government investigations that could require us to incur significant expenses and if resolved adversely to us, could impede our ability to market our programs and services, result in a loss of members and end-customers, reduce revenues and profitability and damage our reputation.

•

Control by Apollo. As of May 31, 2011, approximately 68% of the common stock of Affinion Holdings was beneficially owned by investment funds affiliated with Apollo Global Management, LLC (together with its subsidiaries, “Apollo”). As a result, Apollo controls us and has the power to elect a majority of the members of our board of directors, appoint new management and approve any action requiring the approval of the holders of Affinion Holdings’ common stock, including approving acquisitions or sales of all or substantially all of our assets, subject to the terms of the Affinion Holdings Stockholder Agreement (as defined in “Certain Relationships and Related Party Transactions—Webloyalty Acquisition”). Apollo’s interests may differ from your interests as a noteholder.

Acquisition of Webloyalty

On January 14, 2011, Affinion Holdings and the Company entered into, and consummated, an Agreement and Plan of Merger that resulted in our indirect acquisition of all of the capital stock of Webloyalty and the conversion of Webloyalty securities into Affinion Holdings’ securities (the “Webloyalty Acquisition”). Webloyalty is a leading online marketing services company. Webloyalty provides, designs, and administers online subscription loyalty solutions that offer valuable discounts, services and benefits for its subscribers and provides its clients with programs that enhance their relationship with their customers. In addition to its domestic services, Webloyalty operates in several countries in Europe. In connection with the Webloyalty Acquisition, Webloyalty and its domestic subsidiaries have become guarantors under our senior secured credit facility and the indentures governing the notes and senior subordinated notes. Revenues of Webloyalty Holdings, Inc. and its domestic subsidiaries were $167.1 million, or 78.1% of Webloyalty’s consolidated revenues for the year ended December 31, 2010. Total assets of Webloyalty Holdings, Inc. and its domestic subsidiaries were $152.8 million, or 82.6% of Webloyalty’s consolidated total assets as of December 31, 2010.

As a result of the Merger, (i) Affinion Group Holdings, LLC (“Parent LLC”), which is an affiliate of Apollo, and our existing management investors collectively own approximately 70.4% of Affinion Holdings’ issued and outstanding common stock; (ii) certain investment partnerships sponsored by General Atlantic LLC (collectively, “General Atlantic”) collectively own approximately 20.6% of Affinion Holdings’ issued and outstanding common stock; and (iii) other former holders of Webloyalty common stock collectively own approximately 9.0% of Affinion Holdings’ issued and outstanding common stock.

Recent Developments

On July 14, 2011, the Company, Affinion Holdings, PD Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“PD Merger Sub”), Prospectiv Direct, Inc., a Delaware corporation (“Prospectiv”), and Jere Doyle, the representative acting on behalf of the holders of common stock, preferred stock and options of Prospectiv (the “PD Securityholders”), entered into an Agreement and Plan of Merger (the “PD Merger Agreement”). Prospectiv is a pioneer in online performance marketing and operator of one of the largest couponing websites in the United States.

Pursuant to the PD Merger Agreement and subject to the terms and conditions thereof, PD Merger Sub will merge with and into Prospectiv, with Prospectiv as the surviving corporation (the “PD Merger”). As a result of the PD Merger, the Company will acquire all of the capital stock of Prospectiv and Prospectiv will become a wholly-owned subsidiary of the Company.

The initial cash purchase price payment for the PD Merger is $30,000,000, which is subject to customary purchase price adjustments. If Prospectiv achieves certain performance targets over the next 30 months, the PD Securityholders would be entitled to additional consideration in the form of an earn-out and certain members of management of Prospectiv would be entitled to receive additional compensation related to their continued employment. The majority of such additional consideration and compensation would be expected to take the form of stock in Affinion Holdings. Prospectiv’s management team and associates are expected to continue to work with the combined company.

The PD Merger Agreement contains customary representations, warranties, covenants and indemnification provisions. Consummation of the transactions contemplated by the PD Merger Agreement is subject to various closing conditions, including, but not limited to, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if required, and is expected to occur during the third quarter of 2011. The Company expects to finance the transaction with available cash on hand. The acquisition is expected to be accretive to the Company, on an Adjusted EBITDA (as defined below) basis, beginning in 2012.

Principal Stockholder

We were acquired by funds affiliated with Apollo from Cendant Corporation on October 17, 2005. Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. As of December 31, 2010, Apollo had $67.6 billion of assets under management in its private equity, capital markets and real estate businesses invested across a core group of nine industries where Apollo has considerable knowledge.

Corporate Structure

The following chart summarizes our current ownership structure and our adjusted capital structure as of March 31, 2011. For a description of the indebtedness referred to below, see “Description of Other Indebtedness,” “Description of the Notes” and our financial statements and the related notes thereto contained elsewhere in this prospectus:

(1)	Certain U.S. subsidiaries are not guarantors of our senior secured credit facility and the notes and senior subordinated notes.
(2)	One of our foreign subsidiaries is not wholly-owned.

* * * * *

We are a Delaware corporation formed in July 2005. Our headquarters and principal executive offices are located at 6 High Ridge Park, Stamford, Connecticut 06905 and our telephone number is (203) 956-1000. Our website address is www.affiniongroup.com. The information on our website is not part of this prospectus.

Summary of the Terms of the Exchange Offer

In connection with the issuance of the old notes, we and the guarantors of the old notes entered into a registration rights agreement with the initial purchasers of the old notes. Under that agreement, we agreed to use commercially reasonable efforts to file a registration statement related to the exchange of old notes for exchange notes with the SEC on or prior to the 180th day after November 19, 2010 and to cause the registration statement to become effective under the Securities Act on or prior to the 300th day after November 19, 2010.

The registration statement of which this prospectus forms a part was filed in compliance with the obligations under this registration rights agreement.

You are entitled to exchange in this exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

•	our obligation to pay additional interest on the old notes as described in the registration rights agreement does not apply to the exchange notes.

For purposes of this and other sections in this prospectus, we refer to the old notes and the exchange notes together as the “notes.”

The Exchange Offer

Senior Notes	We are offering to exchange up to $475,000,000 aggregate principal amount of our 7.875% Senior Notes due 2018 which have been registered under the Securities Act for up to $475,000,000 aggregate principal amount of our old notes which were issued on November 19, 2010. The old notes may be exchanged only in integral amounts of $1,000.

Resales	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration provisions of the Securities Act, provided that you

•	are acquiring the exchange notes in the ordinary course of business, and

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to this exchange offer in exchange for the old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of the exchange notes who

•	is our affiliate,

•	does not acquire the exchange notes in the ordinary course of business, or

•	tenders in this exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration; Withdrawal of Tenders	This exchange offer will expire at 5:00 p.m., New York City time, , 2011, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.

Delivery of the Exchange Notes	The exchange notes issued pursuant to this exchange offer will be delivered to the holders who tender old notes promptly following the expiration date.

Conditions to this Exchange Offer	This exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Certain Conditions to this Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to accept this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in this exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you will receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•	you are not our “affiliate” as defined in Rule 405 under the Securities Act.

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or if you cannot comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, additional interest on the old notes, if any, shall no longer accrue and we will no longer be obligated to pay additional interest as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in this exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of this exchange offer.

Consequences of Failure to Exchange	All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture governing the old notes. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, or as otherwise required under certain limited circumstances pursuant to the terms of the registration rights agreement, we do not currently anticipate that we will register the old notes under the Securities Act.

Certain U.S. Federal Income Tax Considerations	The exchange of old notes for exchange notes in this exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer.

Exchange Agent	Wells Fargo Bank, National Association is the exchange agent for this exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

Summary of the Terms of the Exchange Notes

Issuer	Affinion Group, Inc.

Exchange Notes Offered	$475,000,000 aggregate principal amount of 7.875% Senior Notes due 2018.

Maturity Date	December 15, 2018.

Interest	7.875% per annum, payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 2011.

Holders of the old notes whose old notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from November 19, 2010 to the date of issuance of the exchange notes. Consequently, holders who exchange their old notes for exchange notes will receive the same interest payment on June 15, 2011 (the first interest payment date with respect to the old notes and the exchange notes following consummation of the exchange offer) that they would have received if they had not accepted the exchange offer.

Guarantees	The exchange notes, like the old notes, will be guaranteed by all of our existing and future domestic restricted subsidiaries that guarantee our indebtedness under our senior secured credit facility, the old notes and the 11 1/2% Senior Subordinated Notes due 2015, which we refer to in this prospectus as our senior subordinated notes. Each of our existing domestic restricted subsidiaries, other than Safecard Services Insurance Co., is a guarantor of the exchange notes. Our existing domestic restricted subsidiaries who are guarantors consist of Affinion Benefits Group, LLC, Affinion Data Services, Inc., Affinion Group, LLC, Affinion Loyalty Acquisition, LLC, Affinion Loyalty Group, Inc., Affinion Publishing, LLC, Cardwell Agency, Inc., CCAA, Corporation, Connexions Loyalty Travel Solutions LLC, CUC Asia Holdings, Global Privacy Solutions, LLC, International Travel Fulfillment LLC, Lift Media, LLC, Long Term Preferred Care, Inc., Loyalty Travel Agency LLC, Travelers Advantage Services, Inc., Trilegiant Auto Services, Inc., Trilegiant Corporation, Trilegiant Insurance Services, Inc., Trilegiant Retail Services, Inc., Watchguard Registration Services, Inc., Webloyalty Holdings, Inc. and Webloyalty.com, Inc. The guarantees are full and unconditional and joint and several obligations of each of the guarantors. The obligations of each guarantor under its guarantee are limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law.

Ranking	The exchange notes, like the old notes, will be our senior unsecured obligations and will:

•	rank equally in right of payment to all of our existing and future senior indebtedness, including obligations under our senior secured credit facility;

•	rank senior in right of payment to all of our existing and future subordinated indebtedness, including our senior subordinated notes; and

•

be effectively subordinated in right of payment to our secured indebtedness, including obligations under our senior secured credit facility, to the extent of the value of the assets securing such indebtedness, and be effectively subordinated to all obligations, including trade payables, of each of our existing and future subsidiaries that are not guarantors.

Similarly, the guarantees of the exchange notes, like the guarantees of the old notes, will be senior unsecured obligations of the guarantors and will:

•	rank equally in right of payment to all of the applicable guarantor’s existing and future senior indebtedness, including the guarantees of obligations under our senior secured credit facility;

•	rank senior in right of payment to all of the applicable guarantor’s existing and future subordinated indebtedness, including the guarantor’s guarantees under our senior subordinated notes; and

•

be effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured indebtedness, including the applicable guarantor’s guarantee under our senior secured credit facility, to the extent of the value of the assets securing such indebtedness, and be effectively subordinated to all obligations, including trade payables, of any existing and future subsidiary of the Company if that subsidiary is not also a guarantor.

As of March 31, 2011, the old notes and the guarantees thereof would have ranked:

•	effectively subordinated to approximately $1,115.6 million of secured indebtedness, all of which would have consisted of borrowings under our senior secured credit facility;

•	effectively subordinated to approximately $188.2 million of liabilities, including trade payables, but excluding unsecured intercompany borrowings, of our non-guarantor subsidiaries;

•	equally in right of payment to approximately $476.3 million of senior indebtedness, including $475.0 million of the old notes; and

•	senior in right of payment to approximately $355.5 million of subordinated indebtedness, all of which would have consisted of our senior subordinated notes.

On a pro forma basis, our non-guarantor subsidiaries would have accounted for approximately $289.7 million, or 17.9%, of our net revenues for fiscal year 2010 and approximately $325.7 million, or 18.0%, of our total assets as of March 31, 2011.

Optional Redemption	We may redeem some or all of the notes at any time on or after December 15, 2014, at the redemption prices listed under “Description of the Notes—Optional Redemption.”

We may also redeem some or all of the notes prior to December 15, 2014 at 100% of their principal amount, together with any accrued and unpaid interest, plus a “make-whole” premium.

In addition, until December 15, 2013, we may redeem up to 35% of the outstanding notes with the net proceeds we raise in one or more Equity Offerings (as defined under “Description of the Notes—Certain Definitions”).

Change of Control	If we experience a change of control (as defined in the indenture governing the notes), we will be required to make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. We will comply, to the extent applicable, with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws or regulations in connection with the repurchase of notes in the event of a change of control. See “Description of the Notes—Change of Control” and “Risk Factors.”

Restrictive Covenants	The indenture governing the exchange notes contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	borrow money or sell preferred stock;

•	create or incur liens;

•	pay dividends on or redeem or repurchase stock;

•	make certain types of investments;

•	sell stock in our restricted subsidiaries;

•	restrict dividends or other payments from subsidiaries;

•	enter into transactions with affiliates;

•	issue guarantees of debt; and

•	sell assets or merge with other companies.

These limitations are subject to a number of exceptions and qualifications. See “Description of the Notes—Certain Covenants.”

Summary Historical Consolidated and Pro Forma Combined Financial Data

The following table presents our summary historical consolidated financial data and summary pro forma condensed combined financial data for the acquisition of Loyalty Travel Agency, LLC and Connexions Loyalty Travel Solutions, LLC (collectively with its wholly-owned subsidiary, International Travel Fulfillment LLC, “Connexions”) on July 1, 2010 (the “Connexions Acquisition”), and the Webloyalty Acquisition. This information is only a summary and should be read in conjunction with, and is qualified by reference to, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and our consolidated financial statements and the notes thereto included elsewhere herein.

Our consolidated balance sheet data as of December 31, 2010 and 2009, and our consolidated statements of operations data and cash flows data for the years ended December 31, 2010, 2009 and 2008, are derived from our audited consolidated financial statements and the notes thereto included elsewhere herein. Our consolidated balance sheet data as of December 31, 2008, has been derived from our audited consolidated financial statements and the notes thereto, which is not included herein.

Our consolidated balance sheet data as of March 31, 2011 and our consolidated statements of operation and cash flows data for the three months ended March 31, 2011 and 2010, are derived from our unaudited condensed consolidated financial statements and the notes thereto included elsewhere herein. Our consolidated balance sheet data as of March 31, 2010, has been derived from our unaudited condensed consolidated balance sheet, which is not included herein.

The summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010, gives effect, in the manner described under “Unaudited Pro Forma Condensed Combined Financial Information” and the notes thereto, to the Connexions Acquisition and the Webloyalty Acquisition as if they had occurred on January 1, 2009 and January 1, 2010, respectively. The unaudited pro forma condensed combined balance sheet data as of December 31, 2010 has been adjusted to give effect to the Webloyalty Acquisition as if it had occurred on December 31, 2010.

The summary unaudited pro forma condensed combined financial data is for information purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the Connexions Acquisition or the Webloyalty Acquisition been completed as of the dates and for the periods presented, and should not be taken as representative of our consolidated results of operations or financial condition following the completion of the Connexions Acquisition and the Webloyalty Acquisition. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. For information on the assumptions made in preparing the pro forma financial data, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

For purposes of this prospectus, we have described our segment performance measure as “Segment EBITDA.” Segment EBITDA consists of income (loss) from operations before depreciation and amortization.

	Historical			Pro Forma	Historical		Pro Forma
	For the Years Ended December 31,			For the Year Ended December 31,	For the Three Months Ended March 31,		For the Three Months Ended March 31,
	2008	2009	2010	2010	2010	2011	2011
Consolidated and Combined Statement of Operations Data:
Net revenues	$1,409.9	$1,376.9	$1,376.3	$1,619.4	$343.2	$366.9	$373.0

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	646.9	618.2	583.3	634.6	138.7	143.9	145.4
Operating costs	360.0	356.4	375.8	449.5	93.9	108.0	109.3
General and administrative	98.4	105.1	157.6	170.4	35.4	52.8	53.9
Facility exit costs	—	—	8.0	8.0	—	—	—
Depreciation and amortization	260.2	201.0	195.2	228.3	48.5	49.9	50.3

Total expenses	1,365.5	1,280.7	1,319.9	1,490.8	316.5	354.6	358.9

Income from operations	44.4	96.2	56.4	128.6	26.7	12.3	14.1
Interest income	1.7	8.1	11.6	11.6	3.5	0.2	0.2
Interest expense	(142.9)	(129.7)	(158.0)	(167.1)	(37.7)	(35.8)	(35.8)
Loss on extinguishment of debt	—	—	(37.0)	(37.0)	—	—	—
Other income (expense), net	16.3	(12.0)	(1.8)	(8.5)	(1.8)	—	(0.1)

Loss before income taxes and non-controlling interest	(80.5)	(37.4)	(128.8)	(72.4)	(9.3)	(23.3)	(21.6)
Income tax expense	(7.5)	(11.7)	(12.8)	(25.1)	(3.2)	(4.5)	(5.1)

Net loss	(88.0)	(49.1)	(141.6)	(97.5)	(12.5)	(27.8)	(26.7)
Less: net income attributable to non-controlling interest	(0.7)	(0.9)	(1.0)	(1.0)	(0.3)	(0.2)	(0.2)

Net loss attributable to Affinion Group, Inc.	$(88.7)	$(50.0)	$(142.6)	$(98.5)	$(12.8)	$(28.0)	$(26.9)

Consolidated and Combined Balance Sheet Data (at period end):
Cash and cash equivalents (excludes restricted cash)	$36.3	$69.8	$121.1	$147.2	$58.4	$74.2	N/A
Working capital deficit	(147.8)	(102.3)	(76.9)	(91.4)	(111.9)	(169.6)	N/A
Total assets	1,460.6	1,469.4	1,515.2	1,864.6	1,466.8	1,810.9	N/A
Total debt	1,367.3	1,443.4	1,694.3	1,694.3	1,424.7	1,941.6	N/A
Total Affinion Group, Inc. deficit	(547.2)	(608.0)	(866.2)	(573.7)	(623.8)	(918.2)	N/A
Consolidated Cash Flows Data:
Net cash provided by (used in):
Operating activities	$103.1	$102.8	$121.8	N/A	$63.9	$8.2	N/A
Investing activities	(59.1)	(111.5)	(131.3)	N/A	(49.0)	14.0	N/A
Financing activities	(19.2)	41.4	63.4	N/A	(23.5)	(70.0)	N/A
Other Financial Data:
Segment EBITDA (1)	$304.6	$297.2	$251.6	$356.9	$75.2	$62.2	N/A
Capital expenditures	$36.7	$39.9	$39.9	N/A	9.8	13.2	N/A
Ratio of earnings to fixed charges (2)	—	—	—	N/A	—	—	N/A

Twelve Months Ended March 31, 2011
(in millions)
Adjusted EBITDA (3)	$332.0
Pro forma Adjusted EBITDA (3)	415.9
Pro forma fixed charges (4)	153.5
Pro forma total debt (excluding discount on the notes), net of cash (as defined per credit agreement)	1,897.4
Pro forma consolidated leverage ratio (5)	4.56x
Pro forma fixed charge coverage ratio (6)	2.71x

(1)	Segment EBITDA consists of income from operations before depreciation and amortization. Segment EBITDA is the measure management uses to evaluate segment performance and we present Segment EBITDA to enhance your understanding of our operating performance. We use Segment EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that Segment EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Segment EBITDA is not a measurement of financial performance under U.S. GAAP, and our Segment EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our Segment EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of our operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity.
(2)	For purposes of computing the ratio of earnings to fixed charges (as defined under SEC rules), earnings consist of loss before income taxes and non-controlling interest plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and a portion of rental expense that management believes is representative of the interest component of rental expense. Our earnings were insufficient to cover fixed charges by $128.8 million, $37.4 million and $80.5 million for the years ended December 31, 2010, 2009 and 2008, respectively, and by $23.3 million and $9.3 million for the three months ended March 31, 2011 and 2010, respectively.
(3)	Adjusted EBITDA, excluding Connexions and Webloyalty, consists of the Company’s income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements (such as the indenture governing the old notes) to test the permissibility of certain types of transactions, including debt incurrence. Pro forma Adjusted EBITDA, including Connexions and Webloyalty, is Adjusted EBITDA, excluding Connexions and Webloyalty as further adjusted to give effect to the completion of the Connexions and Webloyalty Acquisitions as if they had occurred on April 1, 2010. We believe that the inclusion of each of Adjusted EBITDA and Pro forma Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA and Pro forma Adjusted EBITDA are not measurements of liquidity or financial performance under U.S. GAAP, and Adjusted EBITDA and Pro forma Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA or Pro forma Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

Set forth below is a reconciliation of our consolidated net cash provided by operating activities to Adjusted EBITDA, excluding Connexions and Webloyalty and Adjusted EBITDA, including Connexions and Webloyalty.

Twelve Months Ended March 31, 2011
(in millions)
Net cash provided by operating activities	$66.1
Interest expense, net	147.9
Income tax expense	14.1
Amortization of favorable and unfavorable contracts	1.9
Amortization of debt discount and financing costs	(10.1)
Unrealized gain on interest rate swaps	0.9
Interest accretion on held-to-maturity debt securities	4.0
Payment received for assumption of loyalty points program liability	(6.5)
Changes in assets and liabilities	40.1
Effect of the Apollo Transactions, reorganizations, certain legal costs and net cost savings (a)	43.4
Other, net (b)	30.2

Adjusted EBITDA, excluding Connexions and Webloyalty (c)	332.0
Effect of the Connexions and Webloyalty acquisitions (d)	83.9

Adjusted EBITDA, including Connexions and Webloyalty (e)	$415.9

(a)	Eliminates the effect of the Apollo Transactions and purchase accounting related to the Webloyalty Acquisition, legal costs for certain legal matters and costs associated with severance incurred.
(b)	Eliminates (i) net changes in certain reserves, (ii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iii) the loss from an investment accounted for under the equity method, (iv) costs related to acquisitions and (v) consulting fees paid to Apollo.
(c)	Adjusted EBITDA, excluding Connexions and Webloyalty, does not give pro forma effect to our acquisitions of (i) Connexions that was completed in the third quarter of 2010 and (ii) Webloyalty that was completed in the first quarter of 2011. However, we do make such accretive pro forma adjustments for Connexions and Webloyalty as if such acquisitions had occurred on April 1, 2010 in calculating the Adjusted EBITDA under the our senior secured credit facility and the indentures governing the notes and our senior subordinated notes.
(d)	Gives effect to the completion of the Connexions and Webloyalty acquisitions as if they had occurred on April 1, 2010.
(e)	Adjusted EBITDA, including Connexions and Webloyalty, gives pro forma effect to our acquisition of Connexions that was completed in the third quarter of 2010 and our acquisition of Webloyalty that was completed in the first quarter of 2011.

(4)	Pro forma fixed charges consist of interest expense as adjusted to give effect to the Connexions and Webloyalty acquisitions, the issuance of the old notes, the amortization of original issue discount on the old notes and the amortization of deferred financing costs (which amortization constitutes fixed charges as defined in the indenture governing the old notes), in each case, as April 1, 2010. Pro forma fixed charges do not include the effect of the Incremental Assumption Agreements or the Webloyalty Acquisition.
(5)	Pro forma consolidated leverage ratio is the ratio of Pro forma Adjusted EBITDA to pro forma total debt, net of cash. The consolidated leverage ratio is defined in our senior secured credit facility (total debt, as defined, net of cash to Pro Forma Adjusted EBITDA, as defined). Pro forma consolidated leverage ratio does not include the effect of the Incremental Assumption Agreements or the Webloyalty Acquisition.
(6)	Pro forma fixed charge coverage ratio is the ratio of Pro forma Adjusted EBITDA to pro forma fixed charges. The fixed charge coverage ratio is defined in the indentures governing the Affinion notes and the old notes (Consolidated Cash Flows, as defined, which is equivalent to Pro forma Adjusted EBITDA (as defined in our senior secured credit facility), to fixed charges, as defined). Pro forma fixed charge coverage ratio does not include the effect of the Incremental Assumption Agreements or the Webloyalty Acquisition.

RISK FACTORS

You should carefully consider the risks described below before participating in this exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations and prospects, which in turn could adversely affect our ability to pay interest on and principal of the notes. In such case, you may lose all or part of your original investment.

Risk Factors Related to an Investment in the Notes

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from servicing our debt, including payments of interest on and principal of the notes.

We are a highly leveraged company. As of March 31, 2011, we had approximately $1.9 billion principal amount of outstanding indebtedness. Our annual debt service payment obligations, exclusive of capital lease obligations, do not include any required principal repayments until 2015, other than quarterly payments on our term loan equal to 1% per annum and annual required repayments based on excess cash flow. However, under our senior secured credit facility, we have a one year “holiday” on mandatory term loan repayments based upon excess cash flows. As of December 31, 2010, our estimated 2011 principal and interest payments on our debt will be approximately $130.8 million. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt will depend on a range of economic, competitive and business factors, many of which are outside our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations. If we are unable to meet our expenses, debt service obligations and other obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets and/or raise equity. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations.

Our substantial indebtedness could have important consequences, including the following:

•

it may limit our ability to borrow money or sell stock for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes, such as marketing expenditures;

•	a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness and will not be available for other purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we are and will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy;

•	it may restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities; and

•	it may limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets.

All of the debt under our senior secured credit facility is variable-rate debt, subject to a minimum LIBOR floor.

The terms of our senior secured credit facility and the indentures governing the notes and our senior subordinated notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The terms of our senior secured credit facility and the indentures governing the notes and our senior subordinated notes contain a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	sell preferred stock of a restricted subsidiary;

•	pay dividends and make other restricted payments;

•	create or incur certain liens;

•	make certain investments;

•	engage in sales of assets and subsidiary stock;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, our senior secured credit facility requires us to maintain certain financial ratios. As a result of these covenants, we will be limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs.

If we fail to comply with the covenants contained in our senior secured credit facility, an event of default, if not cured or waived, could result under our senior secured credit facility, and the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•

could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and could proceed against the collateral securing our senior secured credit facility; and

•	could require us to apply all of our available cash to repay these borrowings;

any of which could result in an event of default under the notes and our senior subordinated notes.

If the indebtedness under our senior secured credit facility or our notes were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

The terms of the indentures governing the notes and our senior subordinated notes and our senior secured credit facility contain restrictions on our and our subsidiaries’ ability to incur additional indebtedness. However, these restrictions are, or will be (as applicable), subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, much of which could constitute secured or senior indebtedness. As of March 31, 2011, we had $158.2 million available for additional borrowing under the revolving loan commitments under our senior secured credit facility, after giving effect to $6.8 million of outstanding letters of credit. In addition, the covenants under our existing debt agreements would allow us to borrow a significant amount of additional debt. The more we become leveraged, the more we, and in turn our security holders, become exposed to the risks described above under “—Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from servicing our debt.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to pay interest on and principal of the notes and to satisfy our other debt obligations will depend upon, among other things:

•

our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•

the future availability of borrowings under our senior secured credit facility, the availability of which depends on, among other things, our complying with the covenants in our senior secured credit facility.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facility or otherwise, in an amount sufficient to fund our liquidity needs. See “Forward-Looking Statements.”

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In addition, the terms of existing or future debt agreements, including our senior secured credit facility, the indentures governing the notes and our senior subordinated notes may restrict us from adopting some of these alternatives. In the absence of sufficient operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Furthermore, Apollo and its affiliates have no continuing obligation to provide us with debt or equity financing.

We are a holding company and all of our assets are owned by and all of our net revenues are earned by our direct and indirect subsidiaries. Our ability to repay the notes depends upon the performance of these subsidiaries and their ability to make distributions.

We are a holding company and all of our operations are conducted by our subsidiaries. Therefore, our cash flows and our ability to service indebtedness, including our ability to pay the interest on and principal of the notes when due, will be dependent upon cash dividends and distributions or other transfers from our subsidiaries. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings.

Our subsidiaries are separate and distinct legal entities and, except for the existing and future subsidiaries that will be subsidiary guarantors of the notes, they will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

Your right to receive payments on the notes is effectively junior to those lenders who have a security interest in our assets.

Our obligations under the notes and our guarantors’ obligations under their guarantees of the notes are unsecured. As a result, the notes and the related guarantees will be effectively subordinated to all of our and the guarantors’ secured indebtedness to the extent of the value of the assets securing the indebtedness. As of March 31, 2011, the notes would have been effectively subordinated to approximately $1,115.6 million of our secured indebtedness, all of which would have consisted of borrowings under our senior secured credit facility. Our obligations under our senior secured credit facility and each guarantor’s obligations under their respective guarantees of our senior secured credit facility will be secured by a security interest in substantially all of our domestic tangible and intangible assets and a portion of the stock of certain of our non-U.S. subsidiaries. In the event that we or a guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, our and our guarantors’ obligations under our senior secured credit facility and any other secured obligations will be entitled to be paid in full from our assets or the assets of the guarantor, as the case may be, securing such obligation before any payment may be made with respect to the notes. Holders of the notes would participate ratably in our remaining assets or the remaining assets of the guarantor, as the case may be, with all holders of unsecured indebtedness that are deemed to rank equally with the notes based upon the respective amount owed to each creditor. In addition, if we default under our senior secured credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture under which the notes will be issued at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Other Indebtedness.”

As of March 31, 2011, we had $1,115.6 million of senior secured indebtedness (which does not include additional borrowing availability of $158.2 million under the revolving loan commitments under the senior secured credit facility after giving effect to the issuance of $6.8 million of letters of credit). The indenture governing the notes offered hereby permits the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including secured indebtedness.

The notes will mature after a substantial portion of our other indebtedness, including our subordinated indebtedness.

The notes will mature on December 15, 2018. Substantially all of our existing indebtedness (including our senior secured credit facility and our senior subordinated notes) will mature prior to December 15, 2018. Therefore, we will be required to pay substantially all of our other creditors, including holders of subordinated indebtedness, before we are required to repay a portion of the interest due on, and the principal of, the notes. As a result, we may not have sufficient cash to repay all amounts owing on the notes at maturity. There can be no assurance that we will have the ability to borrow or otherwise raise the amounts necessary to repay such amounts.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facility, and indentures governing the notes and our senior subordinated notes, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our senior secured credit facility and indentures governing the notes and our senior subordinated notes), we could be in default under the terms of the agreements governing such indebtedness. If our operating performance declines in the future, we may need to obtain waivers from the lenders in respect of our indebtedness to avoid being in default. However, we may not be able to obtain any requested waiver. In the event of a default, the holders of such indebtedness could elect to declare all funds borrowed thereunder to be due and payable, together with all accrued and unpaid interest, the lenders under our senior secured credit facility could terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our and our guarantors’ assets, and we could be forced into bankruptcy or liquidation. Any of the foregoing could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes.

The notes are effectively subordinated to all liabilities of our non-guarantor subsidiaries.

The notes are effectively subordinated to indebtedness and other liabilities of our subsidiaries that are not guaranteeing the notes. The notes are not guaranteed by any of our non-U.S. subsidiaries and certain of our U.S. subsidiaries. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. In the year ended December 31, 2010, subsidiaries that are not guaranteeing the notes contributed $289.7 million and $37.6 million to our pro forma net revenues and pro forma Segment EBITDA, respectively, and as of March 31, 2011 held $325.7 million of our total assets. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. On a pro forma basis, at December 31, 2010, the non-guarantor subsidiaries would have had approximately $168.5 million of pro forma liabilities, including trade payables but excluding unsecured intercompany borrowings. On a pro forma basis, our subsidiaries that are not guarantors would have accounted for approximately $289.7 million, or 17.9%, of our net revenues for the year ended December 31, 2010 and approximately $325.7 million, or 18.0%, of our total assets as of March 31, 2011.

Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of the proceeds from the issuance of the notes will be a fraudulent conveyance if (1) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (2) we or any of our subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (2) only, one of the following is also true:

•	we or any of our subsidiary guarantors were or was insolvent or rendered insolvent by reason of issuing the notes or the guarantees;

•	payment of the consideration left us or any of our subsidiary guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our subsidiary guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such subsidiary guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our subsidiary guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of fraudulent conveyance laws vary depending upon the law of the jurisdiction that is being applied. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the present fair saleable value of all its assets;

•

the present fair saleable value of all its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any subsidiary guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable subsidiary guarantor’s other debt or take other action detrimental to the holders of the notes.

We may not be able to repurchase the notes upon a change of control.

Specific kinds of change of control events will be an event of default under the indenture governing the notes unless we make an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, or by exercising our right to redeem such notes, in each case within 30 days of such change of control event. We will be dependent on our subsidiaries for the funds necessary to cure the event of default caused by such change of control event. We and our subsidiaries may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or to redeem the notes. The occurrence of a change of control would also constitute an event of default under our senior secured credit facility and could constitute an event of default under our other indebtedness, including our senior subordinated notes. If indebtedness under our senior secured credit facility were to be accelerated because of an event of default, there can be no assurance that we would be able to repurchase the notes that are tendered upon a change of control offer. In addition, if we seek to obtain waivers from the required lenders under our senior secured credit facility upon a change of control, we may not be able to do so. See “Description of the Notes—Change of Control.”

You may be adversely affected if you fail to exchange old notes.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in this exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate this exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the old notes. In addition:

•

if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•

if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

We have agreed that, for a period of 180 days after this exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After this exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

There may be no active trading market for the notes, and if one develops, it may not be liquid.

The exchange notes will constitute new issues of securities of the same class as the old notes for which there is no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission of the exchange notes for quotation through an automated quotation system. Although the initial purchasers have advised us that they intend to make a market in the old notes and the exchange notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. In addition, market making activity will be subject to limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement. There can be no assurance as to the development or liquidity of any market for the old notes or the exchange notes, the ability of the holders of the old notes or the exchange notes to sell their old notes or their exchange notes or the price at which the holders would be able to sell their old notes or their exchange notes. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes. In addition, if a large number of old notes are not tendered or are tendered improperly, the limited number of exchange notes that would be issued and outstanding after we consummate this exchange offer would reduce liquidity and could lower the market price of the exchange notes.

Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	prevailing interest rates;

•	our ability to complete the offer to exchange the old notes for the exchange notes;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

Risks Related to our Business

We have historically experienced net losses and negative working capital.

Since the consummation of the Acquisition, we have had a history of net losses and negative working capital. For the years ended December 31, 2010, 2009 and 2008, we had net losses attributable to us of $142.6 million, $50.0 million and $88.7 million, respectively. We cannot assure you that we will not continue to report net losses in future periods. Our working capital deficit as of December 31, 2010, 2009 and 2008 was $76.9 million, $102.3 million and $147.8 million, respectively.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

As part of the Acquisition, we made a special tax election referred to as a “338(h)(10) election” with respect to the companies constituting Cendant Marketing Services (“Predecessor”), a division of Cendant Corporation (“Cendant”). Under the 338(h)(10) election, the companies constituting the Predecessor were deemed for U.S. federal income tax purposes to have sold and repurchased their assets at fair market value. By adjusting the tax basis in such assets to fair market value for U.S. federal income tax purposes, the aggregate amount of our tax deductions for depreciation and amortization increased, which we expect to reduce our cash taxes in the future.

We expect that tax deductions attributable to the 338(h)(10) election to be up to approximately $120 million per year ending in 2020. However, our ability to utilize these deductions in any taxable period will be limited by the amount of taxable income we earn in such period. In addition, pursuant to Section 382 of the Internal Revenue Code, if we undergo an “ownership change” (generally defined as a greater than 50% change (by value) in our stock ownership within a three-year period), our ability to use our pre-change net operating loss carryforwards (including those attributable to the 338(h)(10) election) and certain other pre-change tax attributes to offset our post-change income may be limited. Similar rules and limitations may apply for state tax purposes as well. The rules under Section 382 are highly complex, and we cannot give you any assurance that any transfers of our stock will not trigger an “ownership change” and cause such limitation to apply.

In the future, our obligations under federal securities laws to file periodic reports with the SEC may become suspended under Section 15(d) of the Exchange Act. Thereafter we would be providing periodic reports as a “voluntary filer” pursuant to our contractual obligations in the indenture governing the notes, which contractual obligations may be amended without your consent.

Upon the effectiveness of the registration statement of which this prospectus forms a part, we will become a filer with the SEC pursuant to Section 15(d) of the Exchange Act. Except during the year that the registration statement becomes effective, these reporting obligations will be automatically suspended if our notes are held of record by fewer than 300 holders and certain other conditions are met. We currently anticipate that our reporting obligations pursuant to Section 15(d) of the Exchange Act will terminate after we file our Annual Report on Form 10-K for the year ending December 31, 2011. Notwithstanding the anticipated automatic suspension of our reporting obligations pursuant to Section 15(d) of the Exchange Act, we intend to continue filing periodic reports with the SEC and to provide holders of the notes with copies of any filed reports as a “voluntary filer” in compliance with the indenture governing the notes. We expect that such periodic reports filed by us as a voluntary filer will comply fully with all applicable rules and regulations of the SEC. However, we could eliminate the periodic reporting covenant in the indenture governing the notes with the consent of the holders of at least a majority of the notes, in which case we would no longer be obligated to file periodic reports with the SEC and may cease doing so.

We must replace the customers we lose in the ordinary course of business and if we fail to do so our revenue may decline and our customer base will decline, resulting in material adverse effects to our financial condition.

We lose a substantial number of our customers each year in the ordinary course of business. The loss of customers may occur due to numerous factors, including:

•	changing customer preferences;

•	competitive price pressures;

•	general economic conditions;

•	customer dissatisfaction;

•	credit or debit card holder turnover; and

•	marketing partner and customer turnover.

Additionally, we expect to continue to see a net loss of members and end-customers as we continue our strategy to focus on overall profitability and generating higher revenue from each member rather than the size of our member base. Failure to obtain new customers who produce revenue at least equivalent to the revenue from the lost customers would result in a reduction in our revenue as well as a decrease in the number of our customers. Because of the large number of customers we need to replace each year, there can be no assurance that we can successfully replace them. In addition, even if we are successful in adding new customers to replace lost revenues, our profitability may still decline.

We depend on various third-party vendors to supply certain products and services that we market. The failure of these vendors to provide these products or services could result in customer dissatisfaction and harm our business and financial condition.

We depend on various third-party vendors to supply the products and services that we market. Many of our third-party vendors are independent contractors. As a result, the quality of service they provide is not entirely within our control. If any third-party vendor were to cease operations, or terminate, breach or not renew its contract with us, we may not be able to substitute a comparable third-party vendor on a timely basis or on terms as favorable to us. Additionally, if any third party vendor suffers interruptions, delays or quality problems, it could result in negative publicity and customer dissatisfaction which could reduce our revenues and profitability. With respect to the insurance programs that we offer, we are dependent on the insurance carriers that underwrite the insurance to obtain appropriate regulatory approvals. If we are required to use an alternative insurance carrier, it may materially increase the time required to bring an insurance related product to market. As we are generally obligated to continue providing our products and services to our customers even if we lose a third-party vendor, any disruption in our product offerings could harm our reputation and result in customer dissatisfaction. Replacing existing third-party vendors with more expensive third-party vendors could increase our costs and reduce our profitability.

We derive a substantial amount of our revenue from the members and end-customers we obtained through only a few of our marketing partners. If one or more of our agreements with our marketing partners were to be terminated or expire, or one or more of our marketing partners were to reduce the marketing of our services, we would lose access to prospective members and end-customers and could lose sources of revenue.

Although we market our programs and services through over 5,550 marketing partners, we derive a substantial amount of our net revenue from the customers we obtained through only a few of these marketing partners. In 2010, we derived approximately 49.4% of our net revenues from members and end-customers we obtained through our 10 largest marketing partners.

Many of our key marketing partner relationships are governed by agreements that may be terminated at any time without cause by our marketing partners upon notice of as few as 90 days without penalty. Some of our agreements may be terminated at any time by our marketing partners upon notice of as few as 30 days without penalty. Our marketing partners are not subject to minimum marketing commitments that are material, individually or in the aggregate. Moreover, under many of these agreements, our marketing partners may cease or reduce their marketing of our services without terminating or breaching our agreements. Further, in the ordinary course of business, at any given time, one or more of our contracts with key marketing partners may be selected for bidding through a request for proposal process. A loss of our key marketing partners, a cessation or reduction in their marketing of our services or a decline in their businesses could have a material adverse effect on our future revenue from existing services of which such marketing partner’s customers are customers of ours and on our ability to further market new or existing services through such marketing partner to prospective customers. There can be no assurance that one or more of our key or other marketing partners will not terminate their relationship with us, cease or reduce their marketing of our services or suffer a decline in their business. If a key marketing partner terminates or does not renew its relationship with us and we are required to cease providing our services to its customers, then we could lose significant sources of revenue.

Our typical membership products agreements with marketing partners provide that after termination of the contract we may continue to provide our services to existing members under the same economic arrangements that existed before termination. Under certain of our insurance products agreements, however, marketing partners may require us to cease providing services to existing customers after time periods ranging from 90 days to five years after termination of the agreement. Also, under agreements with our marketing partners for which we market under a wholesale arrangement and have not incurred any marketing expenditures, our marketing partners generally may require us to cease providing services to existing customers upon termination of the wholesale arrangement. Further, marketing partners under certain agreements also may require us to cease providing services to their customers under existing arrangements if the contract is terminated for material breach by us. If one or more of these marketing partners were to terminate our agreements with them, and require us to cease providing our services to customers, then we could lose significant sources of revenue.

Our profitability depends on members and end-customers continuing their relationship with us. Increased loss of customers could impair our profitability.

We generally incur losses and negative cash flow during the initial year of an individual member or end-customer relationship, as compared to renewal years. This is due primarily to the fact that the costs associated with obtaining and servicing a new retail member and end-customer often exceed the fee paid to us for the initial year. In addition, we experience a higher percentage of cancellations during the initial membership period compared to renewal periods. Members and end-customers may cancel their arrangement at any time during the program period and, for our annual bill customers, we are typically obligated to refund the unused portion of their annual program fee. Additionally, an increase in cancellations of our members’ credit and debit cards by their card issuers as a result of payment delinquencies or for any other reason, could result in a loss of members and end-customers and reduce our revenue and profitability. Accordingly, our profitability depends on recurring and sustained renewals and an increase in the loss of members or end-customers could result in a loss of significant revenues and reduce our profitability.

We depend, in part, on credit card processors to obtain payments for us. If our credit card processors are interrupted or negatively affected in any way it could result in delays in collecting payments or loss of future business and negatively impact our revenues and profitability.

We depend, in part, on credit card processors to obtain payments for us. The credit card processors operate pursuant to agreements that may be terminated with limited prior notice. In the event a credit card processor ceases operations or terminates its agreement with us, there can be no assurance a replacement credit card processor could be retained on a timely basis, if at all. Any service interruptions, delays or quality problems could result in delays in our collection of payments, which would reduce our revenues and profitability. Further, to the extent credit card processors or credit card issuing banks suffer a loss of revenues or business as a result of internal policy changes or any future enacted regulations or legislation, our revenues and profitability may be adversely affected.

The increase in the share of monthly payment programs in our program mix may adversely affect our cash flows.

We have traditionally marketed membership programs which have up-front annual membership fees. However, over the last six years, we expanded our marketing of membership programs for which membership fees are payable in monthly installments. Approximately 96% of our domestic new member and end-customer enrollments for the year ended December 31, 2010 and for the three months ended March 31, 2011 were in monthly payment programs. Our increased emphasis on monthly payment programs adversely affects our cash flow in the short term because the membership fee is collected over the course of the year rather than at the beginning of the membership term as with annual billing.

We may be unable to achieve annual Adjusted EBITDA growth in future periods.

We may not be able to achieve annual Adjusted EBITDA growth in future periods. A variety of risks and uncertainties could cause us to not achieve Adjusted EBITDA growth, including, among others, business, economic and competitive risks and uncertainties discussed under “Risk Factors” and “Forward-Looking Statements.” In order to achieve Adjusted EBITDA growth in future periods, we must continue to implement our business strategy, achieve our target minimum returns on investment for our marketing expenditures, maintain or exceed the renewal rate and profitability of our customer base, retain our key marketing partners and expand those relationships, grow our international operations, and experience no material adverse developments that would impact our cost structure, or material adverse developments in the regulatory environment in which we operate, among other things. Accordingly, we cannot assure you that we will be able to achieve Adjusted EBITDA growth for any future period.

Increases in insurance claim costs will negatively impact the revenues and profitability of our Insurance business.

Our commission revenue from insurance programs is reported net of insurance cost. The major component of insurance cost represents claim costs, which are not within our control. While we seek to limit our exposure on any single insured and to recover a portion of benefits paid by ceding reinsurance to reinsurers, significant unfavorable claims experience will reduce our revenues and profitability.

Our business is highly competitive. We may be unable to compete effectively with other companies in our industry that have financial or other advantages and increased competition could lead to reduced market share, a decrease in margins and a decrease in revenue.

We believe that the principal competitive factors in our industry include the ability to identify, develop and offer innovative membership, insurance, package enhancement and loyalty programs, products and services, the quality and breadth of the programs, products and services offered, competitive pricing and in-house marketing expertise. Our competitors offer programs, products and services similar to, or which compete directly with, those offered by us. These competitors include, among others, Aegon, Vertrue, Intersections, Sisk, Carlson Marketing Group, Assurant and Card Protection Plan. In addition, we could face competition if our current marketing partners were to develop and market their own in-house programs, products and services similar to ours. Furthermore, certain of our marketing partners (who may have greater financial resources and less debt than we do) have attempted, or are attempting, to market and/or provide certain competitive products to their customers, the marketing and servicing of which historically were provided by us.

Some of these existing and potential competitors have substantially larger customer bases and greater financial and other resources than we do. There can be no assurance that:

•	our competitors will not increase their emphasis on programs similar to those we offer;

•	our competitors will not provide programs comparable or superior to those we provide at lower costs to customers;

•	our competitors will not adapt more quickly than we do to evolving industry trends or changing market requirements;

•	new competitors will not enter the market; or

•	other businesses (including our current marketing partners) will not themselves introduce in-house programs similar to those we offer.

In order to compete effectively with all of these competitors, we must be able to provide superior programs and services at competitive prices. In addition, we must be able to adapt quickly to evolving industry trends, a changing market, and increased regulatory requirements. Our ability to grow our business may depend on our ability to develop new programs and services that generate consumer interest. Failure to do so could result in our competitors acquiring additional market share in areas of consumer interest. Any increase in competition could result in price reductions, reduced gross margin and loss of market share.

Additionally, because contracts between marketing partners and program providers are often exclusive with respect to a particular program, potential marketing partners may be prohibited for a period of time from contracting with us to promote a new program if the benefits and services included in our program are similar to, or overlap with, the programs and services provided by an existing program of a competitor.

Internationally, package programs similar to ours are offered by some of the largest financial institutions in Europe. As these banks attempt to increase their own net revenues and margins by offering such programs in-house, we have been required to significantly reduce our prices when our agreements with these financial institutions come up for renewal in order to remain competitive. This pricing pressure on our international package offerings may continue in the future, thereby lowering the contribution to our operating results from such programs in the future.

Our business is increasingly subject to U.S. and foreign government regulation, which could impede our ability to market our programs and services and reduce our profitability.

We market our programs and services through various distribution media, including direct mail, point-of-sale marketing, telemarketing, online marketing and other methods. These media are regulated by state, federal and foreign laws and we believe that these media will be subject to increasing regulation, particularly in the area of consumer privacy. Such regulation may limit our ability to solicit or sign up new customers or to offer products or services to existing customers.

Our U.S. membership and insurance products are subject to extensive regulation and oversight by the Federal Trade Commission (the “FTC”), the Federal Communications Commission (the “FCC”), state attorneys general and other state regulatory agencies, including state insurance regulators. Our programs and services involve the use of non-public personal information that is subject to federal consumer privacy laws, such as the Financial Modernization Act of 1999, also known as the Gramm-Leach-Bliley Act, and various state laws governing consumer privacy, such as California’s SB 1, SB 1386 and others. Additionally, telemarketing of our programs and services is subject to federal and state telemarketing regulations, including the FTC’s Telemarketing Sales Rule, the FCC’s Telephone Consumer Protection Act and implementing regulations, as well as various state telemarketing laws and regulations. Furthermore, our insurance products are subject to various state laws and regulations governing the business of insurance, including, without limitation, laws and regulations governing the administration, underwriting, marketing, solicitation or sale of insurance programs. Additional federal or state laws, including subsequent amendments to existing laws, could impede our ability to market our programs and services and reduce our revenues and profitability.

The telemarketing industry has become subject to an increasing amount of federal and state regulation as well as general public scrutiny. For example, the Federal Telephone Consumer Protection Act of 1991 limits the hours during which telemarketers may call customers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 and FTC regulations prohibit deceptive, unfair or abusive practices in telemarketing sales. The FTC’s 2003 Amendment to its Telemarketing Sales Rule created a national “Do-Not-Call” Registry and certain states have enacted separate “Do-Not-Call” Registries. Both the FTC and state attorneys general have authority to prevent telemarketing activities deemed by them to be “unfair or deceptive acts or practices.” Further, some states have enacted laws, and others are considering enacting laws, targeted directly at regulating telemarketing practices, including the creation of “Do-Not-Call” Registries, and any such laws could adversely affect or limit our operations.

Similarly our operations in the European Economic Area are also subject to often strict regulation. These laws include, in particular, restrictions on our insurance intermediary activities as a regulated financial service requiring prior authorization and adherence to various rules on management and controls, documentation, complaints handling, financial promotions and the contracting process with consumers. In addition our marketing operations are subject to regulation including data protection legislation requiring notification and obtaining consent for marketing and also advertising rules regarding the content of marketing messages. “Distance selling” information and cancellation rules must also be followed when we contract with consumers at a distance including via post, phone or website. In the latter case, electronic commerce rules also come into play. Some of our products in the U.K. also involve the provision of services classed as consumer credit and therefore require additional licenses to be applied for and maintained. Additionally, individuals in the U.K. and other European countries have rights to prevent direct marketing to them by telephone, fax or email. Recent additions to the regulatory landscape to which we are subject in the European Economic Area include restrictions on what are considered to be unfair or misleading commercial practices and new general rules on providing services involving information and basic complaints handling rules to be followed. While many of these rules are based on European Directives, different jurisdictions have varying implementation and enforcement approaches which can be difficult to navigate. New rules or changes in existing ones at a European or Member State level in countries where we operate could restrict our current practices and the loss of required authorization or licenses would severely inhibit our service offerings.

Compliance with these federal, state and foreign regulations is generally our responsibility, and we could be subject to a variety of enforcement and/or private actions for any failure to comply with such regulations. Any changes to such regulations could materially increase our compliance costs. The risk of our noncompliance with any rules and regulations enforced by a federal or state consumer protection authority or an enforcement agency in a foreign jurisdiction may subject us or our management to fines or various forms of civil or criminal prosecution, any of which could impede our ability to market our programs and services and reduce our revenues and profitability. Certain types of noncompliance may also result in giving our marketing partners the right to terminate certain of our contracts. Also, the media often publicizes perceived noncompliance with consumer protection regulations and violations of notions of fair dealing with customers, and our industry is susceptible to peremptory charges by the media and others of regulatory noncompliance and unfair dealing.

Consumer complaints with respect to our industry have resulted and may result in state and federal regulatory and other investigations. On May 27, 2009, the U.S. Senate Committee on Commerce, Science, and Transportation (the “Senate Committee”) initiated an investigation into Webloyalty and Vertrue Inc., a competitor of the Company, in connection with their e-commerce marketing practices, including those relating to consumers’ account number acquisition. On July 10, 2009, the Senate Committee expanded the scope of its investigation to include the Company. In the course of such investigation, the Senate Committee requested that the Company and Webloyalty provide certain information about their domestic online marketing practices, including those relating to the acquisition of consumers’ credit or debit card account numbers automatically from their partners when a consumer enrolls in one of their programs immediately after making a purchase through one of their partners’ web sites (“Online Data-pass Marketing”). On January 6, 2010, the Company sent a letter to the Senate Committee informing them of its decision, after careful consideration of the fluid and iterative nature of the internet, to cease Online Data-pass Marketing for its membership programs and make certain additional changes to the disclosures in its online marketing and fulfillment. Webloyalty sent a similar letter to the Senate Committee on January 11, 2010. Specifically, the Company and Webloyalty, when marketing their membership programs online, now require consumers to provide all 16 digits of their credit or debit card when enrolling in the Company’s or Webloyalty’s membership programs in the online post-transaction environment. On December 29, 2010, legislation entitled the “Restore Online Shoppers’ Confidence Act” was enacted. The legislation prohibits Online Data-pass Marketing and requires additional disclosure relating to the online marketing of, and billing for, membership programs in the online post-transaction environment. Since the Company and Webloyalty had ceased Online Data-pass Marketing more than eleven months prior to the enactment of such legislation, we do not expect such legislation to have a material adverse effect on our business.

Over the past several years, there has also been proposed legislation in several states that may interfere with our marketing practices. For example, over the past several years many states have proposed legislation that would allow customers to limit the amount of unsolicited direct mail they receive. To date, we are not aware of any state that has actually passed legislation that would create a “Do-Not-Mail” registry or which would otherwise allow customers to restrict the amount of unsolicited direct mail that they receive. We believe there are two states that are currently considering some form of “Do-Not-Mail” legislation. Additionally, several bills have been proposed in Congress that could restrict the collection and dissemination of personal information for marketing purposes. If such legislation is passed in one or more states or by Congress, it could impede our ability to market our programs and services and reduce our revenues and profitability.

We are subject to legal actions and governmental investigations that could require us to incur significant expenses and, if resolved adversely to us, could impede our ability to market our programs and services, result in a loss of members and end-customers, reduce revenues and profitability and damage our reputation.

We are involved in claims, legal proceedings and governmental inquiries related to employment matters, contract disputes, business practices, trademark and copyright infringement claims and other commercial matters. While we cannot predict the outcome of pending suits, claims, investigations and inquiries, the cost of responding to and defending such suits, as well as the ultimate resolution of any of these matters, could require us to incur significant expenses and, if resolved adversely to us, could impede our ability to market our programs and services, result in a loss of members and end-customers, reduce revenues and profitability and damage our reputation. There can be no assurance that our accruals for legal actions or investigations will be sufficient to satisfy all related claims and expenses.

Between December 2008 and December 2010, the Company and Webloyalty received inquiries from numerous state attorneys general relating to the marketing of their membership programs and their compliance with consumer protection statutes. The Company and Webloyalty have responded to the states’ request for documents and information and are in active discussions with such states regarding their investigations and the resolution of these matters. Settlement of such matters may include payment by the Company and Webloyalty of the costs of the states’ investigation, restitution to consumers and injunctive relief.

We rely on our marketing partners to provide limited customer information to us for certain marketing purposes and to approve our marketing materials. If our marketing partners make significant changes to the materials that decrease results or if they limit the information that they provide to us, our ability to generate new customers may be adversely affected.

Certain of our marketing efforts depend in part on certain limited customer information being made available to us by our marketing partners. There can be no assurance that our marketing partners will, or will be able to, continue to provide us with the use of such customer information.

Our marketing efforts are largely dependent on obtaining approval of the solicitation materials from our marketing partners. We market our programs and services based on tested marketing materials, and any significant changes to those materials that are required by our marketing partners could negatively affect our results. The material terms of each marketing campaign must be mutually agreed upon by the parties. There can be no assurance that we will obtain approvals of our marketing materials from our marketing partners, and the failure to do so could impede our ability to market our programs and services, result in a loss of members and end-customers, and reduce our revenues and profitability.

A significant portion of our business is conducted with financial institution marketing partners. A prolonged downturn or continuing consolidation in the financial institution industry may have an adverse impact on our business.

Our future success is dependent in large part on continued demand for our programs and services within our marketing partners’ industries. In particular, the customers of our financial institution marketing partners accounted for a significant amount of our members and end-customers and revenues in 2010. In recent years, a number of our existing financial institution marketing partners have been acquired by or merged with other financial institutions. In the event one of our marketing partners undergoes a consolidation and the consolidated financial institution does not have an agreement with us or does not wish to continue marketing with us, we could experience an adverse impact on our revenue. In addition, the consolidation of financial institutions may result in increased leverage to pressure us to lower our prices. If consolidated marketing partners pressure us to lower our prices, we may experience an adverse impact on our revenue. Consolidation may also lead to fewer potential customers of marketing partners to whom we can sell our programs and services. Therefore, a significant and prolonged downturn in the industry, a trend in that industry to reduce or eliminate its use of our programs, products and services, or further consolidation in the industry leading customers to use fewer credit cards could result in a loss of members and end-customers and reduce our revenues and profitability. In addition, some of our financial institution marketing partners are in the mortgage business. Although the customers of our marketing partners in the mortgage business accounted for approximately 1% of our revenues in 2010, a continuing and prolonged downturn in the mortgage industry could reduce our revenues and profitability.

In addition, the “Credit CARD Act of 2009” prohibits, among other things, certain fees and increases in interest rates that may be charged by credit card issuers. While the long-term impact of this legislation remains uncertain, the law has resulted in some credit card issuers lowering available credit limits and raising annual credit card fees and interest rates, which could in turn reduce the willingness of customers to use their credit cards. The current macro-economic environment could exacerbate these effects, leading to increased charge-offs by credit card issuers. All of these potential effects could adversely affect our ability to attract new customers and maintain existing customers.

We may lose members or end-customers and significant revenue if we reduce our planned expenditures to grow our business, our existing services become obsolete, or if we fail to introduce new services with broad consumer appeal or fail to do so in a timely or cost-effective manner.

Our growth depends upon investing in our business. Although revenue from our existing customer base has historically generated over 80% of our next twelve months net revenue, we cannot assure you that this will continue. Accordingly, our growth will depend on our developing and successfully introducing new products and services that generate member and end-customer interest. Our failure to invest in our business, introduce these products or services or to develop new products or services, or the introduction or announcement of new products or services by competitors, could render our existing offerings non-competitive or obsolete. There can be no assurance that we will be successful in developing or introducing new products and services. Our failure to develop, introduce or expand our products and services or to make other investments in our business, such as marketing or capital expenditures, could result in a loss of members and end-customers and reduce our revenues and profitability.

Our failure to protect private data could damage our reputation and cause us to expend capital and other resources to protect against future security breaches.

Certain of our services are based upon the collection, distribution and protection of sensitive private data. Unauthorized users might access that data, and human error or technological failures might cause the wrongful dissemination of that data. If we experience a security breach, the integrity of certain of our services may be affected and such a breach could violate certain of our marketing partner agreements. We have incurred, and may incur in the future, significant costs to protect against the threat of a security breach. We may also incur significant costs to alleviate problems that may be caused by future breaches. Any breach or perceived breach could subject us to legal claims from marketing partners or customers under laws (such as California’s SB 1386 and regulations promulgated by the U.K. Financial Services Authority (the “FSA”) and European data protection regimes) that govern breaches of electronic data systems containing non-public personal information. There is no assurance that we would prevail in such litigation. Moreover, any public perception that we have engaged in the unauthorized release of, or have failed to adequately protect, private information could adversely affect our ability to attract and retain marketing partners, members and end-customers. In addition, unauthorized third parties might alter information in our databases, which would adversely affect both our ability to market our services and the credibility of our information.

Our success and growth depends to a significant degree upon intellectual property rights.

We have a significant intellectual property portfolio and have allocated considerable resources toward intellectual property maintenance, prosecution and enforcement. We may be unable to deter infringement or misappropriation of our data and other proprietary information, detect unauthorized use or take appropriate steps to enforce our intellectual property rights. Any unauthorized use of our intellectual property could make it more expensive for us to do business and consequently harm our business. Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or having to pay other companies for infringing on their intellectual property rights. We rely on patent, trade secret, trademark and copyright law as well as judicial enforcement to protect such technologies. Some of our technologies are not covered by any patent or patent application. In addition, our patents could be successfully challenged, invalidated, circumvented or rendered unenforceable. Furthermore, pending patent applications may not result in an issued patent, or if patents are issued to us, such patents may not provide meaningful protection against competitors or against competitive technologies. We also license patent rights from third parties. To the extent that such third parties cannot protect and enforce the patents underlying such licenses or, to the extent such licenses are cancelled or not renewed, our competitive position and business prospects may be harmed.

We could face patent infringement claims from our competitors or others alleging that our processes or programs infringe on their proprietary technology. If we were subject to an infringement suit, we may be required to (1) incur significant costs to license the use of proprietary technology, (2) change our processes or programs or (3) stop using certain technologies or offering the infringing program entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could cause our customers to seek other programs that are not subject to infringement suits. Any infringement suit could result in significant legal costs and damages, impede our ability to market or provide existing programs or create new programs, reduce our revenues and profitability and damage our reputation.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries we do not apply for patent, trademark, or copyright protection. We also rely upon unpatented proprietary expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, such confidentiality agreements could be breached and may not provide meaningful protection for our trade secrets or proprietary expertise. Adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and expertise. In addition, others may obtain knowledge of our trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets and proprietary expertise and methods could jeopardize our critical intellectual property which could give our competitors an advantage in the marketplace, reduce our revenues and profitability and damage our reputation.

Our business is highly dependent on our existing computer, billing, communications and other technological systems. Any temporary or permanent loss of any of our systems could have a negative effect on our business, financial condition and results of operations.

Our business depends upon ongoing investments in advanced computer database and telecommunications technology as well as our ability to protect our telecommunications and information technology systems against damage or system interruptions from natural disasters, technical failures and other events beyond our control. In order to compete effectively and to meet our marketing partners’ and customers’ needs, we must maintain our systems as well as invest in improved technology. A temporary or permanent loss of any of our systems or networks could cause significant damage to our reputation and could result in a loss of revenue.

In addition, we receive credit data electronically, and this delivery method is susceptible to damage, delay or inaccuracy. A significant portion of our business involves telephonic customer service as well as mailings, both of which depend upon the data generated from our computer systems. Unanticipated problems with our telecommunications and information technology systems may result in a significant system outage or data loss, which could interrupt our operations. Our infrastructure may also be vulnerable to computer viruses, hackers or other disruptions entering our systems from the credit reporting agencies, our marketing partners and members and end-customers or other authorized or unauthorized sources. Any damage to our telecommunications and information technology systems, failure of communication links or other loss that causes interruption in, or damage to, our operations could impede our ability to market our programs and services, result in a loss of members and end-customers and reduce our revenues and profitability.

If we are unable to meet the rapid changes in technology, our services and proprietary technology and systems may become obsolete.

Due to the cost and management time required to introduce new services and enhancements, we may not be able to respond in a timely manner to avoid becoming uncompetitive. To remain competitive, we must meet the challenges of the introduction by our competitors of new services using new technologies or the introduction of new industry standards and practices. Additionally, the vendors we use to support our technology may not provide the level of service we expect or may not be able to provide their product or service on commercially reasonable terms or at all.

We depend, in part, on the postal and telephone services we utilize to market and service our programs. An interruption of, or an increase in the billing rate for, such services could adversely affect our business.

We depend, in part, on the postal and telephone services we utilize to market and service our programs. An interruption of, or an increase in the billing rate for, such services could increase our costs and expenses and reduce our profitability.

We market and service our programs by various means, including through mail and via telephone. Accordingly, our business is dependent on the postal and telephone services provided by the U.S. Postal Service and international postal service, and various local and long distance telephone companies. Any significant interruption of such services or any limitations in their ability to provide us with increased capacity could impede our ability to market our programs and services, result in a loss of members and end- customers and reduce our revenues and profitability. In addition, the U.S. Postal Service and international postal service increase rates periodically and significant increases in rates could adversely impact our business.

We may not realize anticipated benefits from recent or future acquisitions or have the ability to complete future acquisitions.

From time to time, we pursue acquisitions as a means of enhancing our scale and market share, such as our recent acquisitions of Connexions in July 2010 and Webloyalty in January 2011. In general, the success of our acquisition strategy will depend upon our ability to find suitable acquisition candidates on favorable terms and to finance and complete these transactions. In addition, upon completion of an acquisition, such as the Connexions and Webloyalty acquisitions, we may encounter a variety of difficulties, including trouble integrating the acquired business into our operations, the possible defection of key employees or of a significant number of employees, the loss in value of acquired intangibles, the diversion of management’s attention and unanticipated problems or liabilities. These difficulties may adversely affect our ability to realize anticipated cost savings and revenue growth from our acquisitions. In addition, acquisitions may not be as accretive to our earnings as we expect or at all, and may negatively impact our results of operations through, among other things, the incurrence of debt to finance any acquisition, non-cash write-offs of goodwill or intangibles and increased amortization expenses in connection with intangible assets. Acquisition integration activities can also put further demands on management, which could negatively impact operating results.

Our international operations are subject to additional risks not encountered when doing business in the U.S., and our exposure to these risks will increase as we expand our international operations.

We have a limited history of conducting certain of our international operations, which involve risks that may not exist when doing business in the U.S. In order to achieve widespread acceptance in each country we enter, we must tailor our services to the unique customs and cultures of that country. Learning the customs and cultures of various countries, particularly with respect to consumer preferences, is a difficult task and our failure to do so could slow our growth in international markets.

In addition, we are subject to certain risks as a result of having international operations, and from having operations in multiple countries generally, including:

•	fluctuations in foreign currency exchange rates;

•	delays in the development of the Internet as a broadcast, advertising and commerce medium in overseas markets;

•

difficulties in staffing and managing operations due to distance, time zones, language and cultural differences, including issues associated with establishing management systems infrastructure in various countries;

•	differences and unexpected changes in regulatory requirements and exposure to local economic conditions;

•	preference of local populations for local providers;

•

restrictions on the withdrawal of non-U.S. investment and earnings, including potentially substantial tax liabilities if we repatriate any of the cash generated by our international operations back to the U.S.;

•	diminished ability to legally enforce our contractual rights;

•	currency exchange restrictions; and

•	withholding and other taxes on remittances and other payments by subsidiaries.

We cannot assure you that one or more of these factors will not have a material adverse effect on our international operations and consequently on our business, financial condition and results of operations.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of Nathaniel J. Lipman, our Chairman and Chief Executive Officer, and other members of our senior management team to remain competitive in our industry. The loss of Mr. Lipman or any other member of our senior management team could have an adverse effect on us. There is a risk that we will not be able to retain or replace these key employees. All of our current executive officers are subject to employment conditions or arrangements that contain post-employment non-competition provisions. However, these arrangements permit the employees to terminate their employment.

We are controlled by Apollo who will be able to make important decisions about our business and capital structure.

Approximately 68% of the common stock of Affinion Holdings is beneficially owned by investment funds affiliated with Apollo. As a result, Apollo controls us and has the power to elect a majority of the members of our board of directors, appoint new management and approve any action requiring the approval of the holders of Affinion Holdings’ stock, including approving acquisitions or sales of all or substantially all of our assets, subject to the terms of the Affinion Holdings Stockholder Agreement (as defined in “Certain Relationships and Related Party Transactions—Webloyalty Acquisition”). Under the Affinion Holdings Stockholder Agreement, investment funds affiliated with Apollo and General Atlantic currently have the right to nominate seven and three, respectively, of our directors. In addition, the Affinion Holdings Stockholder Agreement provides for the nomination of Mr. Nathaniel J. Lipman as a director in his capacity as our Chief Executive Officer. The directors elected by Apollo have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs, the declaration of dividends and the purchase of our indebtedness or Affinion Holdings’ indebtedness, in each case, subject to the terms of our senior secured credit facility and the indentures governing the notes and our senior subordinated notes. Additionally, Apollo is in the business of investing in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Apollo may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

THE EXCHANGE OFFER

Purpose and Effect of this Exchange Offer

In connection with the issuance of the old notes, we and the guarantors of the old notes entered into a registration rights agreement with the initial purchasers of the old notes. Under that agreement, we agreed to use commercially reasonable efforts to file a registration statement related to the exchange of old notes for exchange notes with the SEC on or before the 180th day after November 19, 2010 and to cause the registration statement to become effective under the Securities Act on or prior to the 300th day after November 19, 2010.

The registration statement of which this prospectus forms a part was filed in compliance with the obligations under this registration rights agreement. The exchange notes will have terms substantially identical to the old notes except the exchange notes will not contain terms with respect to transfer restrictions and registration rights and we will not be obligated to pay additional interest as described in the registration rights agreement.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective for a period of two years or such until such time as all of the old notes (a) have been sold thereunder or (b) can be sold under Rule 144 of the Securities Act, without any limitations. These circumstances include:

•	because of any change in current law or SEC policy, we are not permitted to effect this exchange offer;

•	this exchange offer is not consummated within 30 business days of the 300th day after November 19, 2010; or

•	any holder of old notes who is not able to participate in this exchange offer so requests in writing on or before the 60th day after the consummation of this exchange offer.

Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in this exchange offer will be required to make the following representations:

•	that any exchange notes to be received by it will be acquired in the ordinary course of its business;

•

that at the time of the commencement of the registered exchange offer it had no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of exchange notes in violation of the Securities Act;

•

that it is not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or if it is an affiliate of ours, that it will comply with the applicable registration and prospectus delivery requirements of the Securities Act;

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

•

if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The notes may not be sold under state securities laws unless the shares have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirement is available. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes.

Terms of this Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue a like principal amount of exchange notes in exchange for the principal amount of old notes surrendered under this exchange offer.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and we will not be obligated to pay additional interest as described in the registration rights agreement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, the old notes and the exchange notes will be treated as a single class of debt securities under the indenture.

This exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $475.0 million aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in this exchange offer.

We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders.

Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate this exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to this Exchange Offer.”

Holders who tender old notes in this exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with this exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in this exchange offer.

Expiration Date; Extensions; Amendments

This exchange offer will expire at 5:00 p.m., New York City time on                     , 2011, unless in our sole discretion, we extend it. The exchange notes issued pursuant to this exchange offer will be delivered promptly following the expiration date to the holders who validly tender their old notes.

In order to extend this exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•

to delay accepting for exchange any old notes, to extend this exchange offer or to terminate this exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to this Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of this exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of old notes. If we amend this exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment and will extend this exchange offer to the extent required by law, if necessary. Generally we must keep this exchange offer open for at least five business days after a material change. Pursuant to Rule 14e-1(b) under the Exchange Act, if we increase or decrease the percentage of old notes being sought, we will extend this exchange offer for at least ten business days from the date that notice of such increase or decrease is first published, sent or given by us to holders of the old notes. We currently do not intend to decrease the percentage of old notes being sought.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to this Exchange Offer

Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•

the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	this exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that prior to the expiration of the exchange offer has not made:

•	the representations described under “—Purpose and Effect of this Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution,” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which this exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension of the expiration date to the registered holders of the old notes in accordance with the notice procedures described in the following paragraph. During any such extensions, all old notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of this exchange offer.

We expressly reserve the right to amend or terminate this exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of this exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times except that all conditions to this exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us at or before the expiration of this exchange offer. If we waive any of these conditions to the exchange offer, we expect that such waiver will apply equally to all holders of the old notes tendered in the exchange offer. If we fail to exercise any of the foregoing rights, that failure in itself will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to this exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us at or before the expiration of this exchange offer. There are no dissenters’ rights of appraisal under Delaware law applicable to this exchange offer.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus forms a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

Only a holder of old notes may tender such old notes in this exchange offer. To tender in this exchange offer, a holder must:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that it is tendering old notes that are the subject of such book-entry confirmation;

•

such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under this exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•

if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•	the holder is not an “affiliate”, as defined in Rule 405 of the Securities Act, of us.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of this exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

•	stating that the tender is being made thereby; and

•

guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•

the exchange agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for this exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

By registered mail or certified mail:	By regular mail or overnight courier:	By Hand:
Wells Fargo Bank, N.A. MAC - N9303-121 Corporate Trust Operations P.O. Box 1517 Minneapolis, MN 55480-1517	Wells Fargo Bank, N.A. MAC - N9303-121 Corporate Trust Operations Sixth Street & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Northstar East Building -12th floor Corporate Trust Services 608 Second Avenue South Minneapolis, MN 55402

Facsimile (eligible institutions only): (612) 667-6282

Telephone Inquiries: (800) 344-5128

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of this exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with this exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under this exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in this exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer of such old notes:

•

as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with this exchange offer. We will capitalize the expenses of this exchange offer as deferred financing costs and expense these costs over the life of the exchange notes.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness. We have used some of the net proceeds from the issuance of the old notes, together with additional cash on hand, to finance the purchase through a tender offer and redemption of all of our 10 1/8% senior notes due 2013. We have used, and will continue to use, the net proceeds from the issuance of the old notes for general corporate purposes, which may include working capital needs, acquisitions, capital expenditures and purchases of any of our indebtedness.

CAPITALIZATION

The following table sets forth cash and cash equivalents and capitalization as of March 31, 2011 on an actual basis.

This table should be read together with “Use of Proceeds,” “Selected Historical Consolidated Financial and Other Data,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes to those statements, in each case, included elsewhere in this prospectus.

As of March 31, 2011
(in millions)
Cash and cash equivalents, excluding restricted cash	$74.2

Long-term debt, including current portion:
Old notes, net	$471.6
Revolving credit facility	—
Term loan facility	1,115.6
Senior subordinated notes, net	353.1
Capital lease obligations	1.3

Total long-term debt, including current portion	1,941.6
Total deficit	(918.2)

Total capitalization	$1,023.4

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents our selected historical consolidated financial data for the periods indicated. The following information should be read in conjunction with, and is qualified by reference to, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements and the notes thereto included elsewhere herein.

The consolidated balance sheet data as of December 31, 2010 and 2009 and the related consolidated statements of operations data and cash flows data for the years ended December 31, 2010, 2009 and 2008, are derived from our audited consolidated financial statements and the notes thereto included elsewhere herein. The consolidated balance sheet data of Affinion as of December 31, 2008, 2007 and 2006 has been derived from the audited consolidated balance sheet of Affinion as of December 31, 2008, 2007 and 2006, respectively, and the related consolidated statements of operations data and cash flow data of Affinion for the years ended December 31, 2007 and 2006 has been derived from the audited consolidated financial statements of Affinion for the years ended December 31, 2007 and 2006, respectively, none of which is included herein.

The consolidated balance sheet data as of March 31, 2011 and the related consolidated statements of operations and cash flows data for the three months ended March 31, 2011 and 2010, are derived from our unaudited condensed consolidated financial statements and the notes thereto included elsewhere herein. The consolidated balance sheet data as of March 31, 2010 is derived from our unaudited condensed consolidated balance sheet as of March 31, 2010 which is not included herein.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Consolidated Statement of Operations Data:
Net revenues	$366.9	$343.2	$1,376.3	$1,376.9	$1,409.9	$1,321.0	$1,137.7

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	143.9	138.7	583.3	618.2	646.9	608.4	580.9
Operating costs	108.0	93.9	375.8	356.4	360.0	334.3	326.1
General and administrative	52.8	35.4	157.6	105.1	98.4	113.2	106.9
Facility exit costs	—	—	8.0	—	—	—	—
Goodwill impairment	—	—	—	—	—	—	15.5
Depreciation and amortization	49.9	48.5	195.2	201.0	260.2	310.8	396.8

Total expenses	354.6	316.5	1,319.9	1,280.7	1,365.5	1,366.7	1,426.2

Income (loss) from operations	12.3	26.7	56.4	96.2	44.4	(45.7)	(288.5)
Interest income	0.2	3.5	11.6	8.1	1.7	4.9	5.7
Interest expense	(35.8)	(37.7)	(158.0)	(129.7)	(142.9)	(145.2)	(148.8)
Loss on extinguishment of debt	—	—	(37.0)	—	—	—	—
Other income (expense), net	—	(1.8)	(1.8)	(12.0)	16.3	(0.1)	—

Loss before income taxes and non-controlling interest	(23.3)	(9.3)	(128.8)	(37.4)	(80.5)	(186.1)	(431.6)
Income tax expense	(4.5)	(3.2)	(12.8)	(11.7)	(7.5)	(4.7)	(6.3)

Net loss	(27.8)	(12.5)	(141.6)	(49.1)	(88.0)	(190.8)	(437.9)
Less: net income attributable to non-controlling interest	(0.2)	(0.3)	(1.0)	(0.9)	(0.7)	(0.3)	(0.3)

Net loss attributable to Affinion Group, Inc.	$(28.0)	$(12.8)	$(142.6)	$(50.0)	$(88.7)	$(191.1)	$(438.2)

Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents (excludes restricted cash)	$74.2	$58.4	$121.1	$69.8	$36.3	$14.2	$84.3
Working capital deficit	(169.6)	(111.9)	(76.9)	(102.3)	(147.8)	(245.9)	(251.3)
Total assets	1,810.9	1,466.8	1,515.2	1,469.4	1,460.6	1,601.2	1,889.5
Total debt	1,941.6	1,424.7	1,694.3	1,443.4	1,367.3	1,347.5	1,408.4
Total Affinion Group Inc. deficit	(918.2)	(623.8)	(866.2)	(608.0)	(547.2)	(405.5)	(186.9)
Consolidated Cash Flows Data:
Net cash provided by (used in):
Operating activities	$8.2	$63.9	$121.8	$102.8	$103.1	$101.8	$98.3
Investing activities	14.0	(49.0)	(131.3)	(111.5)	(59.1)	(77.4)	(44.4)
Financing activities	(70.0)	(23.5)	63.4	41.4	(19.2)	(94.2)	(85.4)
Other Financial Data:
Capital expenditures	$13.2	$9.8	$39.9	$39.9	$36.7	$26.9	$29.1
Ratio of earnings to fixed charges (1)	—	—	—	—	—	—	—

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and noncontrolling interests plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and a portion of rental expense that management believes is representative of the interest component of rental expense. Our earnings were insufficient to cover fixed charges by $128.8 million, $37.4 million, $80.5 million, $186.1 million and $431.6 million for the years ended December 31, 2010, 2009, 2008, 2007 and 2006, respectively, and $23.3 million and $9.3 million, for the three months ended March 31, 2011 and 2010, respectively. (See Exhibit 12.1—Statement re: Computation of Ratio of Earnings to Fixed Charges to the registration statement of which this prospectus forms a part.)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

AFFINION GROUP, INC.

On July 1, 2010, the Company and its wholly-owned subsidiary, Affinion Loyalty Acquisition, LLC, completed the acquisition (the “Connexions Acquisition”) of 100% of the membership interests in Loyalty Travel Agency, LLC (“LTA”) and Connexions Loyalty Travel Solutions, LLC (collectively with its wholly-owned subsidiary, International Travel Fulfillment LLC, a Delaware limited liability company, “Connexions”). The aggregate purchase price for the Connexions Acquisition consisted of an initial purchase price of $135.0 million, less a working capital adjustment of $0.8 million, and the Company incurred transaction costs of $2.0 million, which are included in general and administrative expenses. The Company financed the Connexions Acquisition and related costs with available cash on hand.

On January 14, 2011, the Company and its parent, Affinion Group Holdings, Inc. (“Affinion Holdings”), entered into, and consummated, an Agreement and Plan of Merger that resulted in the acquisition (the “Webloyalty Acquisition”) of Webloyalty Holdings, Inc. and its subsidiaries (“Webloyalty”) by the Company. In accordance with the Agreement and Plan of Merger, on January 14, 2011, the Company acquired all of the capital stock of Webloyalty Holdings, Inc. and the interest of security holders of Webloyalty Holdings, Inc. immediately prior to the Merger were converted into Affinion Holdings’ securities, as follows: (i) the shares of common stock of Webloyalty Holdings, Inc. were converted into shares of Affinion Holdings’ common stock, (ii) options to purchase shares of Webloyalty Holdings, Inc.’s common stock granted under Webloyalty Holdings, Inc.’s equity plans, whether vested or unvested, were converted into options to purchase shares of Affinion Holdings’ common stock, (iii) warrants to purchase shares of Webloyalty Holdings, Inc.’s common stock were converted into warrants to purchase Affinion Holdings’ common stock and (iv) awards of restricted shares of Webloyalty Holdings, Inc.’s common stock (to the extent unvested) were converted into awards of restricted shares of Affinion Holdings’ common stock. The cost of the Webloyalty Acquisition has been estimated on a preliminary basis at $296.3 million. As of March 31, 2011, the Company had incurred $3.7 million of acquisition costs.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2011 gives effect to the Webloyalty Acquisition as if it had been completed on January 1, 2010. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2011 is derived from and combines the Company’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2011 with Webloyalty’s unaudited condensed consolidated statement of operations for the period from January 1, 2011 to January 14, 2011.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 gives effect to the Connexions Acquisition and Webloyalty Acquisition as if they had been completed on January 1, 2009 and January 1, 2010, respectively. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 is derived from and combines the Company’s audited consolidated statement of operations for the year ended December 31, 2010 with Connexions’ unaudited condensed combined statement of income for the six months ended June 30, 2010 and Webloyalty’s audited consolidated statement of operations for the year ended December 31, 2010.

The historical financial information of the Company, Connexions and Webloyalty have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Connexions Acquisition and Webloyalty Acquisition, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined operating results.

In addition to the Connexions Acquisition and the Webloyalty Acquisition, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 also assumes that the amendment and restatement of the Company’s senior secured credit facility that occurred in April 2010 had occurred on January 1, 2010. For purposes of the unaudited pro forma condensed combined statement of operations, the Company assumed that a portion of the net proceeds of the amended and restated senior secured credit facility, after repayment of the outstanding balance of the original senior secured credit facility and payment of related financing costs, was utilized to supplement the cash on hand as of the assumed acquisition date of January 1, 2010 to complete the Connexions Acquisition.

The pro forma adjustments are described in the accompanying notes to the pro forma condensed combined financial statements. The unaudited pro forma financial statements have been presented for informational purposes and should not be considered indicative of the financial position or results of operations that would have occurred if the Connexions Acquisition and Webloyalty Acquisition had been consummated on the dates indicated nor should they be considered indicative of the future financial position or results of operations of the combined company.

The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	the Company’s historical audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2010 included herein;

•	Connexions’ historical unaudited condensed combined financial statements and accompanying notes as of and for the six months ended June 30, 2010 included herein; and.

•	Webloyalty’s historical audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2010 included herein.

The purchase price allocation related to the Webloyalty Acquisition is subject to finalization of the Company’s analysis of the fair value of the acquired assets and assumed liabilities as of January 14, 2011. The finalization of the Company’s purchase accounting analysis may result in changes in the valuation of assets and liabilities acquired which could be material, as well as changes in the useful lives of acquired assets. The Company will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year after the acquisition date.

AFFINION GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS, ENDED MARCH 31, 2011

(in millions)

	Affinion Group, Inc. Actual	Webloyalty Holdings, Inc. Actual	Webloyalty Reclassi- fications		Webloyalty Pro Forma Adjustments		Pro Forma with Webloyalty
Net revenues	$366.9	$5.9	$0.2	(a)	$—		$373.0

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	143.9	—	1.6	(a)	(0.1	)(b)	145.4
Operating costs	108.0	—	1.3	(a)	—		109.3
General and administrative	52.8	1.6	(0.5	)(a)	—		53.9
Product and customer service	—	0.9	(0.9	)(a)	—		—
Direct-response advertising	—	1.3	(1.3	)(a)	—		—
Other advertising, marketing and sales	—	0.1	(0.1	)(a)	—		—
Depreciation and amortization	49.9	0.1	0.3	(a)	—		50.3
Amortization of intangible assets	—	0.2	(0.2	)(a)	—		—
Merger and financing business	—	0.1	(0.1	)(a)	—		—

Total expenses	354.6	4.3	0.1		(0.1)		358.9

Income (loss) from operations	12.3	1.6	0.1		0.1		14.1
Interest income	0.2	—	—		—		0.2
Interest expense	(35.8)	—	—		—		(35.8)
Other expense, net	—	—	(0.1	)(a)	—		(0.1)

Income (loss) before income taxes and non-controlling interest	(23.3)	1.6	—		0.1		(21.6)
Income tax expense	(4.5)	(0.6)	—		—		(5.1)

Net loss	(27.8)	1.0	—		0.1		(26.7)
Less: income attributable to non-controlling interest	(0.2)	—	—		—		(0.2)

Net loss attributable to Affinion Group, Inc.	$(28.0)	$1.0	$—		$0.1		$(26.9)

See notes to unaudited pro forma condensed combined financial statements.

AFFINION GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(in millions)

	Affinion Group, Inc. Actual	Connexions Loyalty Solutions, LLC and Loyalty Travel Agency, LLC, Actual	Connexions Reclassi- fications		Connexions Pro Forma Adjustments		Pro Forma with Connexions	Webloyalty Holdings, Inc. Actual	Webloyalty Reclassi- fications		Webloyalty Pro Forma Adjustments		Pro Forma with Connexions and Webloyalty
Net revenues	$1,376.3	$24.7	$—		$—		$1,401.0	$214.1	$4.3	(a)	$—		$1,619.4

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	583.3	0.1	1.0	(e)	—		584.4	—	104.6	(a)	(54.4	)(b)	634.6
Operating costs	375.8	—	13.0	(e)	—		388.8	—	60.7	(a)	—		449.5
Salaries and benefits	—	11.6	(11.6	)(e)	—		—	—	—		—		—
General and administrative	157.6	5.8	(3.8	)(e)	—		159.6	39.3	(28.5	)(a)	—		170.4
Facility exit costs	8.0	—	—		—		8.0	—	—		—		8.0
Product and customer service	—	—	—		—		—	29.7	(29.7	)(a)	—		—
Direct-response advertising	—	—	—		—		—	93.6	(93.6	)(a)	—		—
Other advertising, marketing and sales	—	—	—		—		—	5.5	(5.5	)(a)	—		—
Litigation and legal cost	—	—	—		—		—	4.4	(4.4	)(a)	—		—
Merger legal fees	—	—	—		—		—	1.4	(1.4	)(a)	—		—
Depreciation and amortization	195.2	—	1.4	(e)	3.3	(f)	199.9	3.6	6.6	(a)	18.2	(c)	228.3
Amortization of intangible assets	—	—	—		—		—	6.4	(6.4	)(a)	—		—
Loss on disposal of Lift Media business	—	—	—		—		—	4.4	(4.4	)(a)	—		—

Total expenses	1,319.9	17.5	—		3.3		1,340.7	188.3	(2.0)		(36.2)		1,490.8

Income (loss) from operations	56.4	7.2	—		(3.3)		60.3	25.8	6.3		36.2		128.6
Interest income	11.6	—	—		—		11.6	—	—		—		11.6
Amortization of deferred financing costs	—	—	—		—		—	(0.4)	0.4	(a)	—		—
Interest expense	(158.0)	—	—		(7.4	)(g)	(165.4)	(1.7)	—		—		(167.1)
Loss on extinguishment of debt	(37.0)	—	—		—		(37.0)	—	—		—		(37.0)
Other expense, net	(1.8)	—	—		—		(1.8)	—	(6.7	)(a)	—		(8.5)

Income (loss) before income taxes and non-controlling interest	(128.8)	7.2	—		(10.7)		(132.3)	23.7	—		36.2		(72.4)
Income tax expense	(12.8)	—	—		1.4	(h)	(11.4)	0.9	—		(14.5	)(d)	(25.0)

Net loss	(141.6)	7.2	—		(9.3)		(143.7)	24.6	—		21.7		(97.4)
Less: income attributable to non-controlling interest	(1.0)	—	—		—		(1.0)	—	—		—		(1.0)

Net loss attributable to Affinion Group, Inc.	$(142.6)	$7.2	$—		$(9.3)		$(144.7)	$24.6	$—		$21.7		$(98.4)

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of Transactions

On July 1, 2010, the Company and its wholly-owned subsidiary, Affinion Loyalty Acquisition, LLC, completed the acquisition (the “Connexions Acquisition”) of Loyalty Travel Agency, LLC (“LTA”) and Connexions Loyalty Travel Solutions, LLC (collectively with its wholly-owned subsidiary, International Travel Fulfillment LLC, a Delaware limited liability company, “Connexions”) pursuant to the membership interests purchase agreement (the “Purchase Agreement”), dated as of May 19, 2010, with Travel Leaders Group, L.L.C., (“TLG”), Tag Investment Holdings, L.L.C., (“TAG LLC”), One Equity Partners III, L.P., (“OEP III”), OEP III Co-Investors, L.P., (“OEP III Co-Investors”), OEP II Partners Co-Invest, L.P., (“OEP II” and collectively with OEP III and OEP III Co-Investors, the “OEP Group”) (TLG, TAG LLC and the OEP Group, collectively, the “Sellers”), and OEP III, as Sellers’ representative acting on behalf of Sellers. The aggregate purchase price for the Connexions Acquisition was $135.0 million, less a working capital adjustment of $0.8 million, and the Company incurred transaction costs of $2.0 million. The Company financed the Connexions Acquisition and related costs with available cash on hand.

On January 14, 2011, the Company and its parent, Affinion Group Holdings, Inc. (“Affinion Holdings”), entered into, and consummated, an Agreement and Plan of Merger that resulted in the acquisition (the “Webloyalty Acquisition”) of Webloyalty Holdings, Inc. and its subsidiaries (“Webloyalty”) by the Company. In accordance with the Agreement and Plan of Merger, on January 14, 2011, the Company acquired all of the capital stock of Webloyalty Holdings, Inc., and the interest of security holders of Webloyalty Holdings, Inc. immediately prior to the Merger were converted into Affinion Holdings’ securities, as follows: (i) the shares of common stock of Webloyalty Holdings, Inc. were converted into shares of Affinion Holdings’ common stock, (ii) options to purchase shares of Webloyalty Holdings, Inc.’s common stock granted under Webloyalty Holdings, Inc.’s equity plans, whether vested or unvested, were converted into options to purchase shares of Affinion Holdings’ common stock, (iii) warrants to purchase shares of Webloyalty Holdings, Inc.’s common stock were converted into warrants to purchase Affinion Holdings’ common stock and (iv) awards of restricted shares of Webloyalty Holdings, Inc.’s common stock (to the extent unvested) were converted into awards of restricted shares of Affinion Holdings’ common stock. The cost of the Webloyalty Acquisition has been estimated on a preliminary basis at $296.3 million. As of March 31, 2011, the Company had incurred $3.7 million of acquisition costs.

2.	Unaudited Pro forma Condensed Combined Statements of Operations

Webloyalty Reclassifications

(a)	This adjustment reclassifies Webloyalty’s salaries and benefits, product and customer service, direct-response advertising, other advertising, marketing and sales, litigation and legal cost, merger legal fees, amortization of intangible assets, loss on disposal of Lift Media business and amortization of deferred financing costs to Net revenues, Marketing and commissions, Operating costs, Depreciation and amortization and Other expense, net to conform to the Company’s presentation.

Webloyalty Pro Forma Adjustments

(b)	Reflects reduction of marketing and commission expense resulting from the change from Webloyalty’s accounting policy of capitalizing direct marketing acquisition costs and amortizing such costs over the estimated membership period to the Company’s policy of expensing such costs as incurred.

(c)	Reflects amortization of intangible assets based on their estimated fair value amortized principally on an accelerated basis over weighted average useful lives ranging from seven to ten years.

(d)	Reflects the tax expense related to the Webloyalty pro forma adjustments included in the unaudited pro forma condensed combined statement of operations at a 40% statutory rate.

Connexions Reclassifications

(e)	This adjustment reclassifies Connexions’ salaries and benefits and certain general and administrative expenses to Marketing and commissions, Operating costs and Depreciation and amortization to conform to the Company’s presentation.

Connexions Pro forma Adjustments

(f)	Reflects amortization of intangible assets based on their estimated fair value amortized on a straight-line basis over weighted average useful lives ranging from five to fifteen years. The intangible assets consisted principally of affinity relationships (valued at $46.0 million) and patents and technology (valued at $5.0 million), which are being amortized on a straight-line basis over weighted average useful lives of fourteen years and five years, respectively.

(g)	Reflects additional interest expense and amortization of deferred financing costs representing the interest expense on Affinion’s $875.0 million new term loan and additional amortization of the deferred financing costs related to Affinion’s amended and restated senior secured credit facility, net of interest expense related to Affinion’s prior term loan and amortization of deferred financing costs related to Affinion’s prior senior secured credit facility.

(h)	Reflects the tax benefit related to the Connexions pro forma adjustments included in the unaudited pro forma condensed combined statement of operations and pro forma tax expense related to Connexions’ historical net income, for which no tax provision was recorded in Connexions’ historical statement of income based on its corporate structure, at a 40% statutory rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. See “Forward-Looking Statements.”

Introduction

Management’s discussion and analysis of results of operations and financial condition (“MD&A”) is provided as a supplement to and should be read in conjunction with our audited and unaudited consolidated financial statements and the related notes thereto included elsewhere herein to help provide an understanding of our financial condition, changes in financial condition and results of our operations. The MD&A is organized as follows:

•

Overview. This section provides a general description of our business and operating segments, as well as recent developments that we believe are important in understanding our results of operations and financial condition and in anticipating future trends.

•

Results of operations. This section provides an analysis of our results of operations for the three months ended March 31, 2011 and 2010, and the years ended December 31, 2010 to 2009 and December 31, 2009 to 2008. This analysis is presented on both a consolidated basis and on an operating segment basis.

•

Financial condition, liquidity and capital resources. This section provides an analysis of our cash flow for the three months ended March 31, 2011 and 2010, and the years ended December 31, 2010, 2009 and 2008 and our financial condition as of March 31, 2011 and December 31, 2010, as well as a discussion of our liquidity and capital resources.

•

Critical accounting policies. This section discusses certain significant accounting policies considered to be important to our financial condition and results of operations and which require significant judgment and estimates on the part of management in their application. In addition, all of our significant accounting policies, including our critical accounting policies, are summarized in Note 2 to our audited consolidated financial statements included elsewhere herein.

Overview

Description of Business

We are a global leader in the designing, marketing and servicing of comprehensive customer engagement and loyalty solutions that enhance and extend the relationship of millions of consumers with many of the largest and most respected companies in the world. We partner with these leading companies to develop and market subscription-based programs that provide valuable services to their end-customers using our expertise in customer engagement, product development, creative design and data-driven targeted marketing. These programs and services enable the companies we partner with to generate significant, high-margin incremental revenue, as well as strengthen and enhance the loyalty of their customer relationships, which can lead to increased acquisition of new customers, longer retention of existing customers, improved customer satisfaction rates, and greater use of other services provided by such companies. We refer to the leading companies that we work with to provide customer engagement and loyalty solutions as our marketing partners. We refer to subscribers or members as those consumers to whom we provide services directly and have a contractual relationship. We refer to end-customers as those consumers that we service on behalf of a third party, such as one of our marketing partners, with whom we have a contractual relationship.

We utilize our substantial expertise in a variety of direct engagement media, such as direct mail, inbound and outbound telephony, point-of-sale marketing, direct response radio and television and the Internet to market valuable products and services to the customers of our marketing partners on a highly targeted basis.

We design customer engagement and loyalty solutions with an attractive suite of benefits that we believe are likely to interest and engage consumers based on their needs and interests, with a particular focus on programs offering lifestyle and protection benefits and programs which offer considerable savings. For example, we provide credit monitoring and identity-theft resolution, accidental death and dismemberment insurance (“AD&D”), discount travel services, loyalty points programs, various checking account and credit card enhancement services, as well as other products and services.

We believe our portfolio of the products and services which are embedded in our engagement solutions is the broadest in the industry. Our scale, combined with the industry’s largest proprietary database, proven marketing techniques and strong marketing partner relationships developed over our 35 year history, position us to deliver consistent results in a variety of market conditions.

As of March 31, 2011, we had approximately 71 million subscribers and end-customers enrolled in our membership, insurance and package programs worldwide and approximately 111 million customers who received credit or debit card enhancement services or loyalty points-based management services.

We organize our business into two operating units:

•	Affinion North America. Affinion North America comprises our Membership, Insurance and Package, and Loyalty customer engagement businesses in North America.

•

Membership Products. We design, implement and market subscription programs that provide members with personal protection benefits and value-added services including credit monitoring and identity-theft resolution services as well as access to a variety of discounts and shop-at-home conveniences in such areas as retail merchandise, travel, automotive and home improvement.

•	Insurance and Package Products. We market AD&D and other insurance programs and design and provide checking account enhancement programs to financial institutions.

•

Loyalty Products. We design, implement and administer points-based loyalty programs and, as of December 31, 2010, managed approximately 497 billion points with an estimated redemption value of approximately $4.9 billion for financial, travel, auto and other companies. We also provide enhancement benefits to major financial institutions in connection with their credit and debit card programs. In addition, we provide and manage travel reward products for loyalty programs.

•

Affinion International. Affinion International comprises our Membership, Package and Loyalty customer engagement businesses outside North America. We expect to leverage our current international operational platform to expand our range of products and services, develop new marketing partner relationships in various industries and grow our geographical footprint.

We offer all of our products and services through both retail and wholesale arrangements, although on a wholesale basis, currently we primarily provide services and benefits derived from our credit card registration, credit monitoring and identity-theft resolution products. In the majority of our retail arrangements, we incur marketing expenses to acquire new customers for our subscription-based membership, insurance and package enhancement products with the objective of building highly profitable and predictable recurring future revenue streams and cash flows. For our membership, insurance and package enhancement products, these marketing costs are expensed when the costs are incurred as the campaign is launched.

Our membership programs are offered under a variety of terms and conditions. Members are usually offered incentives (e.g. free credit reports or other premiums) and one to three month risk-free trial periods to encourage them to use the benefits of membership before they are billed. We do not recognize any revenue during the trial period and expense the cost of all incentives and program benefits and servicing costs as incurred.

Customers of our membership programs typically pay their membership fees either annually or monthly. Our membership products may have significant timing differences between the receipt of membership fees for annual members and revenue recognition. Historically, memberships were offered primarily under full money back terms whereby a member could receive a full refund upon cancellation at any time during the current membership term. These revenues were recognized upon completion of the membership term when they were no longer refundable. Depending on the length of the trial period, this revenue may not have been recognized for up to 16 months after the related marketing spend is incurred and expensed. Currently, annual memberships are primarily offered under pro-rata arrangements in which the member is entitled to a prorated refund for the unused portion of their membership term. This allows us to recognize revenue ratably over the annual membership term. In both 2010 and the three months ended March 31, 2011, approximately 96% of our domestic new member and end-customer enrollments were in monthly payment programs. Revenue is recognized monthly under both annual pro rata and monthly memberships, allowing for a better matching of revenues and related servicing and benefit costs when compared to annual full money back memberships. Memberships generally remain under the billing terms in which they were originated.

We generally utilize the brand names and customer contacts of our marketing partners in our marketing campaigns. We usually compensate our marketing partners either through commissions based on revenues we receive from members (which we expense in proportion to the revenue we recognize) or up-front marketing payments, commonly referred to as “bounties” (which we expense when incurred). In addition, during 2009, as we saw subscriber pay-through rates in our North American Membership products line begin to drop below historical averages, we began to enter into arrangements with certain marketing partners which we believe offer better utilization of our marketing spend. Under these arrangements, we pay our marketing partners advance commissions which provide the potential for recovery from the marketing partners if certain targets are not achieved. These payments are capitalized and amortized over the expected life of the acquired members. The commission rates which we pay to our marketing partners differ depending on the arrangement we have with the particular marketing partner and the type of media we utilize for a given marketing campaign. For example, marketing campaigns utilizing direct mail and online channels generally have lower commission rates than other marketing channels which we use. As a result of recent changes in marketing partner arrangements and a higher percentage of our new customers being acquired through the direct mail and online media, our membership commission rates for the past five years have consistently decreased as a percentage of revenue.

We serve as an agent and third-party administrator for the marketing of AD&D and our other insurance products. Free trial periods and incentives are generally not offered with our insurance programs. Insurance program participants typically pay their insurance premiums either monthly or quarterly. Insurance revenues are recognized ratably over the insurance period and there are no significant differences between cash flows and related revenue recognition. We earn revenue in the form of commissions collected on behalf of the insurance carriers and participate in profit-sharing relationships with the carriers that underwrite the insurance policies that we market. Our estimated share of profits from these arrangements is reflected as profit-sharing receivables from insurance carriers on the accompanying audited and unaudited consolidated balance sheets and any changes in estimated profit sharing are periodically recorded as an adjustment to net revenue. Revenue from insurance programs is reported net of insurance costs in the accompanying audited and unaudited consolidated statements of operations.

In our wholesale arrangements, we provide products and services as well as customer service and fulfillment related to such products and services supporting our marketing partners’ programs that they offer to their customers. Our marketing partners are typically responsible for customer acquisition, retention and collection and generally pay us one-time implementation fees and on-going monthly service fees based on the number of members enrolled in their programs. Implementation fees are recognized ratably over the contract period while monthly service fees are recognized in the month earned. Wholesale revenues also include revenues from transactional activities associated with our programs such as the sales of additional credit reports and discount shopping and travel purchases by members. The revenues from such transactional activities are recognized in the month earned.

We have made significant progress in increasing the flexibility of our business model by transitioning our operations from a highly fixed-cost structure to a more variable-cost structure by combining similar functions and processes, consolidating facilities and outsourcing a significant portion of our call center and other back-office processing. This added flexibility better enables us to redeploy our marketing expenditures globally across our operations to maximize returns.

Factors Affecting Results of Operations and Financial Condition

Competitive Environment

As a leader in the affinity direct marketing industry, we compete with many other organizations, including certain of our marketing partners, to obtain a share of the customers’ business. As affinity direct marketers, we derive our leads from customer contacts, which our competitors seek access to, and we must generate sufficient earnings per lead for our marketing partners to compete effectively for access to their customer contacts.

We compete with companies of varying size, financial strength and availability of resources. Our competitors include marketing solutions providers, financial institutions, insurance companies, consumer goods companies, internet companies and others, as well as direct marketers offering similar programs. Some of our competitors are larger than we are, with more resources, financial and otherwise.

We expect this competitive environment to continue in the foreseeable future.

Financial Industry Trends

Historically, financial institutions have represented a significant majority of our marketing partner base. In the past few years, a number of our existing financial institution marketing partners have been acquired by, or merged with, other financial institutions. Several relatively recent examples include Bank of America Corporation and Countrywide Financial Corp., JPMorgan Chase & Co. and Washington Mutual, Inc. and Wells Fargo & Co. and Wachovia Corporation. As we generally have relationships with either the acquirer, the target or, as in most cases, both the acquirer and the target, this industry consolidation has not, to date, had a material long-term impact on either our marketing opportunities or our margins, but has created delays in new program launches while the merging institutions focus on consolidating their internal operations.

In certain circumstances, our financial marketing partners have sought to source and market their own in-house programs, most notably programs that are analogous to our credit card registration, credit monitoring and identity-theft resolution services. As we have sought to maintain our market share and to continue these programs with our marketing partners, in some circumstances, we have shifted from a retail marketing arrangement to a wholesale arrangement which has lower net revenue, but unlike our retail arrangement, has no related commission expense. Partially as a result of this trend, we have experienced a revenue reduction in our membership business.

Internationally, our package products have been primarily offered by some of the largest financial institutions in Europe. As these banks attempt to increase their own net revenues and margins, we have experienced significant price reductions when our agreements come up for renewal from what we had previously been able to charge these institutions for our programs. We expect this pricing pressure on our international package offerings to continue in the future.

Regulatory Environment

We are subject to federal and state regulation as well as regulation by foreign authorities in other jurisdictions. Certain laws and regulations that govern our operations include: federal, state and foreign marketing and consumer protection laws and regulations; federal, state and foreign privacy and data protection laws and regulations; and federal, state and foreign insurance and insurance mediation laws and regulations. Federal regulations are primarily enforced by the FTC and the FCC. State regulations are primarily enforced by individual state attorneys general. Foreign regulations are enforced by a number of regulatory bodies in the relevant jurisdictions.

These regulations primarily impact the means we use to market our programs, which can reduce the acceptance rates of our solicitation efforts, and impact our ability to obtain information from our members and end-customers. In our insurance products, these regulations limit our ability to implement pricing changes.

We incur significant costs to ensure compliance with these regulations; however, we are party to lawsuits, including class action lawsuits, and state attorney general investigations involving our business practices which also increase our costs of doing business. See “Business—Legal Proceedings.”

Seasonality

Historically, seasonality has not had a significant impact on our business. Our revenues are more affected by the timing of marketing programs which can change from year to year depending on the opportunities available and pursued.

Business History

General. Our business started with our North American membership products in 1973. Over a decade later, we expanded our business to include North American insurance and package products. In 1988, we acquired a loyalty and enhancement programs business and in the early 1990s, we expanded our membership and package products internationally. During these periods, the various products operated independently and were subject to certain non-compete agreements between them which limited their access to new channels, marketing partners, products and markets.

In 2004, we terminated the non-compete agreements described above and streamlined our organizational structure to integrate these historically separately managed products lines. Accordingly, our North American membership, insurance, package and loyalty products came under common management beginning in the first quarter of 2004 and the North American management team assumed responsibility for our international products in late 2004 and oversight of the travel agency in the first quarter of 2005.

Integration and the 2005 Reorganization. In February 2004, we began integrating the North American membership, insurance and package product operations. The organizational structures supporting these product lines were realigned to combine departments and eliminate redundant functions. We reorganized the sales forces to be more aligned with the needs of our marketing partners and have a unified and comprehensive approach to the North American market. We also combined our marketing and procurement functions to take advantage of the larger scale of the combined businesses.

In 2005, we developed reorganization plans for our international and North American travel agency operations based on our successful earlier integration efforts, including facility consolidation, outsourcing of our call centers and other back office functions, as well as eliminating redundant functions and centralizing oversight for common processes.

The Apollo Transactions

On October 17, 2005, Cendant Corporation (“Cendant”) completed the sale of the Cendant Marketing Services Division (the “Predecessor”) to Affinion Group, Inc. (the “Company” or “Affinion”), an affiliate of Apollo Global Management, LLC (together with its subsidiaries, “Apollo”), pursuant to a purchase agreement dated July 26, 2005 for approximately $1.8 billion. The purchase price consisted of approximately $1.7 billion of cash, net of estimated closing adjustments, plus $125 million face value of 125,000 shares of newly issued preferred stock (with a fair value at issuance of $80.4 million) of Affinion Group Holdings, Inc. (“Affinion Holdings”), our parent company, and a warrant (with a fair value at issuance of $16.7 million) that was exercisable for 4,437,170 shares of Affinion Holdings’ common stock, subject to customary anti-dilution adjustments, and $38.1 million of transaction related costs (collectively, the “Apollo Transactions”).

Initially, the warrant was exercisable on or after October 17, 2009 (or earlier, if Apollo achieved certain returns on its investment or if a dividend or distribution was paid on Affinion Holdings’ common stock). As a result of a special dividend on its common stock distributed by Affinion Holdings in January 2007, the warrant became exercisable at an exercise price of $10.38 per share. The warrant originally was to expire 30 days after notice is received by the warrantholders from us that Apollo and its affiliates have received certain specified investment returns. On February 11, 2011, the warrants were amended such that they would expire on the earlier of April 30, 2011 and on February 28, 2011, the warrants were further amended so that they expired on May 11, 2011.

The preferred stock entitled its holder to receive dividends of 8.5% per annum (payable, at Affinion Holdings’ option, either in cash or in kind) and ranked senior to shares of all other classes or series of stock with respect to rights upon a liquidation or sale of Affinion Holdings at a price of the then-current face amount, plus any accrued and unpaid dividends. The preferred stock was redeemable at Affinion Holdings’ option at any time, subject to the applicable terms of our debt instruments and applicable laws. In conjunction with a special dividend on its common stock distributed by Affinion Holdings in January 2007, Affinion Holdings also redeemed 95,107 shares of its preferred stock at its initial face amount plus accrued and unpaid dividends. Immediately following the redemption, 29,893 shares of preferred stock with a face amount of $33.3 million, representing an initial face amount of $29.9 million plus accrued and unpaid dividends of $3.4 million, were outstanding. In conjunction with special dividends on its common stock distributed by Affinion Holdings in January and February 2011, Affinion Holdings redeemed approximately 28,554 shares of preferred stock at its initial face amount plus accrued and unpaid dividends for an aggregate redemption value of $44.5 million. On March 7, 2011, Affinion Holdings redeemed all of the approximately 1,339 shares of preferred stock then outstanding at its initial face amount plus accrued and unpaid dividends for an aggregate redemption value of $2.1 million. Accordingly, the preferred stock is no longer outstanding.

As part of the Apollo Transactions, we made a special tax election referred to as a “338(h)(10) election” with respect to the Predecessor. Under the 338(h)(10) election, the companies constituting the Predecessor were deemed to have sold and repurchased their assets at fair market value. By adjusting the tax basis in such assets to fair market value for U.S. federal income tax purposes, the aggregate amount of our tax deductions for depreciation and amortization have increased, which has reduced our cash taxes and further enhanced our free cash flow generation. We expect these tax deductions for U.S. federal income tax purposes to continue until 2020.

Webloyalty Transaction

On January 14, 2011, the Company and Affinion Holdings entered into, and consummated, an Agreement and Plan of Merger that resulted in the acquisition of Webloyalty Holdings, Inc. and its subsidiaries (“Webloyalty”). Webloyalty is a leading online marketing services company. Webloyalty provides, designs, and administers online subscription loyalty solutions that offer valuable discounts, services and benefits for its subscribers and provides its clients with programs that enhance their relationship with their customers. In addition to its domestic services, Webloyalty operates in several countries in Europe.

The Webloyalty acquisition is consistent with our long-standing business strategy in several respects: the acquisition enhances our operations in attractive international markets, including France and the U.K.; it provides us with a technology platform that expands the range of its marketing media, particularly in online channels; and it provides additional economies of scale in the management of our combined product portfolio.

Results of Operations

Supplemental Data

The following table provides data for selected business segments (member and insured amounts in thousands except per average member and insured amounts and percentages) for the years ended December 31, 2008, 2009 and 2010, as the Company had historically presented such data but does not reflect our performance for subsequent periods:

	Years Ended December 31,
	2010	2009	2008
Global Membership Products:
Retail
Average Members (1) (2)	6,957	7,836	8,304
Annualized Net Revenue Per Average Member (3)	$91.57	$82.26	$79.46
Average Retail Members including wholesale formerly retail and other (2) (4)	8,994	9,801	10,503
Affinion North America:
Membership Products -
Retail
Average Members (1)	6,499	7,239	7,833
% Monthly Members	62.8%	51.9%	44.5%
% Annual Members	37.2%	48.1%	55.5%
Annualized Net Revenue Per Average Member (3)	$91.18	$81.49	$78.41
Wholesale
Average Members (1)	6,602	5,638	2,953
Portion for service formerly retail and other (4)	1,916	1,954	2,199
Average Retail Members including wholesale formerly retail and other (4)	8,415	9,193	10,032
Insurance and Package Products -
Insurance
Average Basic Insured (1)	22,645	23,461	23,338
Average Supplemental Insured	4,403	4,547	4,797
Annualized Net Revenue per Supplemental Insured (3)	$60.21	$55.44	$57.71
Package
Average Members (1)	7,928	6,394	5,555
Annualized Net Revenue Per Average Member (3)	$8.03	$10.92	$13.68
Affinion International:
International Products -
Package
Average Members (1)	16,521	16,318	16,226
Annualized Net Revenue Per Average Package Member (3)	$7.29	$7.59	$8.75
Other Retail Membership
Average Members (1)	1,267	1,443	1,728
Annualized Net Revenue Per Average Member (3)	$38.97	$36.34	$36.98
New Retail Membership
Average Members (1)	458	597	471
Annualized Net Revenue Per Average Member (3)	$97.14	$91.62	$96.87
Fee for service formerly retail (4)	121	11	—
New retail including formerly retail (4)	579	608	471

(1)	Average Members and Average Basic Insured for the period are each calculated by determining the average members or insureds, as applicable, for each month (adding the number of members or insureds, as applicable, at the beginning of the month with the number of members or insureds, as applicable, at the end of the month and dividing that total by two) for each of the months in the period and then averaging that result for the period (i.e. quarter or year-to-date). A member’s or insured’s, as applicable, account is added or removed in the period in which the member or insured, as applicable, has joined or cancelled.
(2)	Includes International Products New Retail Average Members.
(3)	Annualized Net Revenue Per Average Member and Annualized Net Revenue Per Supplemental Insured are each calculated by taking the revenues as reported for the period (i.e. quarter or year-to-date) and dividing it by the average members or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a member or an insured, as applicable, the member’s or insured’s, as applicable, revenues are no longer recognized in the calculation.

(4)	Certain programs historically offered as retail arrangements are currently offered as wholesale arrangements where the Company receives lower annualized price points and pays no related commission expense. Additionally, more recently, the Company has entered into other relationships with new and existing affinity partners, including arrangements where the affinity partner offers the Company’s membership programs at certain point of sale retail locations to their customers.

We manage our business using a portfolio approach, meaning that we allocate and reallocate our marketing investments in the ongoing pursuit of the highest and best available returns, allocating our resources to whichever products, geographies and programs offer the best opportunities. With the globalization of our clients, the continued evolution of our programs and services and the ongoing refinement and execution of our marketing allocation strategy, we have concluded that the legacy presentation of our business metrics no longer adequately presents the necessary insight into our businesses.
As a result, we have developed the table below that we believe more closely captures the way we look at the businesses when we allocate capital. The following table provides data for selected business segments (member and insured amounts in thousands except per average member and insured amounts and percentages) for the years ended December 31, 2009 and 2010, and the three months ended March 31, 2010 and 2011.

	Three Months Ended March 31,		Years Ended December 31,
	2011	2010	2010	2009
Global Average Subscribers, excluding Basic Insureds	47,764	43,483	43,800	42,186
Annualized Revenue per Global Average Subscriber, excluding Basic Insureds (1)	$28.55	$28.87	$28.42	$29.69
Global Membership Subscribers (2)
Average Global Retail Subscribers (3)	11,437	10,621	10,261	11,244
Annualized Net Revenue Per Average Subscriber (1)	$79.72	$71.95	$74.08	$68.69
Global Package Subscribers and Wholesale (4)
Average Global Package Subscribers and Wholesale (3)	31,985	28,392	29,136	26,395
Annualized Revenue per Average Global Package Subscriber (1)	$6.36	$8.05	$7.54	$8.63
Global Insureds (3)
Average Supplemental Insureds	4,344	4,470	4,403	4,547
Annualized Net Revenue Per Supplemental Insured (1)	$57.22	$58.78	$60.21	$55.44
Global Average Subscribers, including Basic Insureds	70,100	66,517	66,444	65,647

(1)	Annualized Net Revenue Per Average Subscriber and Annualized Net Revenue Per Supplemental Insured are each calculated by taking the revenues as reported for the period and dividing it by the average subscribers or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a subscriber or an insured, as applicable, the subscriber’s or insured’s, as applicable, revenues are no longer recognized in the calculation.
(2)	Global Membership Subscribers is comprised of the former “Global Membership Products: Average Retail Members including wholesale formerly retail and other” as well as “Affinion International: Other Retail Membership” (See the table in the preceding paragraph for reference; note that numbers may not add due to rounding).
(3)	Average Subscribers and Average Insureds for the period are each calculated by determining the average subscribers or insureds, as applicable, for each month (adding the number of subscribers or insureds, as applicable, at the beginning of the month with the number of subscribers or insureds, as applicable, at the end of the month and dividing that total by two) for each of the months in the period and then averaging that result for the period. A subscriber’s or insured’s, as applicable, account is added or removed in the period in which the subscriber or insured, as applicable, has joined or cancelled.
(4)	Global Package Subscribers and Wholesale is comprised of the former “Affinion North America: Package”, “Affinion North America: Membership Products Wholesale (excluding the portion for service formerly retail and other)” and “Affinion International: Package” (See the table in the preceding paragraph for reference; note that numbers may not add due to rounding).

In late 2002, our membership operations changed its strategic focus to overall profitability and generating higher revenue from each member rather than the size of our member base. This has resulted in lower average members partially offset by higher average revenues per member at lower commission rates and lower variable cost and higher contribution per member. Following a competitive analysis of the marketplace, we recognized that our products were priced below similar products. Additionally, we recognized that there were opportunities to further optimize marketing campaigns that had the effect of acquiring less members but nonetheless such members were more profitable in the aggregate. Accordingly, by increasing the prices for our programs and engaging in marketing campaigns that are designed to achieve a greater return on marketing investment, we may be able to increase our revenues even though the aggregate number of members in our base declines.

Wholesale members include members where we typically receive a monthly service fee to support programs offered by our marketing partners. Certain programs historically offered as retail arrangements have switched to wholesale arrangements with lower annualized price points and no commission expense.

Basic insureds typically receive $1,000 of AD&D coverage at no cost to the consumer since the marketing partner pays the cost of this coverage. Supplemental insureds are customers who have elected to pay premiums for higher levels of coverage. Since 2009, we have been successful in increasing the average revenue per supplemental insured due in part to our marketing efforts to increase coverage levels from our existing base of insureds and by offering higher coverage levels to new insureds which has substantially offset the decline in the total number of supplemental insureds.

Domestic package member counts have stabilized and begun to return to growth in 2009, with the majority of the growth due to a new wholesale relationship we began in early 2009.

Segment EBITDA

Segment EBITDA consists of income from operations before depreciation and amortization. Segment EBITDA is the measure management uses to evaluate segment performance and we present Segment EBITDA to enhance your understanding of our operating performance. We use Segment EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that Segment EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Segment EBITDA is not a measurement of financial performance under U.S. GAAP (as defined in Note 2 to our audited consolidated financial statements included elsewhere herein), and Segment EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Segment EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity.

Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010

The following table summarizes our consolidated results of operations for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010	Increase (Decrease)
Net revenues	$366.9	$343.2	$23.7

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	143.9	138.7	5.2
Operating costs	108.0	93.9	14.1
General and administrative	52.8	35.4	17.4

Depreciation and amortization	49.9	48.5	1.4

Total expenses	354.6	316.5	38.1

Income from operations	12.3	26.7	(14.4)
Interest income	0.2	3.5	(3.3)
Interest expense	(35.8)	(37.7)	1.9
Other expense, net	—	(1.8)	1.8

Loss before income taxes and non-controlling interest	(23.3)	(9.3)	(14.0)
Income tax expense	(4.5)	(3.2)	(1.3)

Net loss	(27.8)	(12.5)	(15.3)
Less: net income attributable to non-controlling interest	(0.2)	(0.3)	0.1

Net loss attributable to Affinion Group, Inc.	$(28.0)	$(12.8)	$(15.2)

Summary of Operating Results for the Three Months Ended March 31, 2011

The following is a summary of changes affecting our operating results for the three months ended March 31, 2011.

Net revenues increased $23.7 million, or 6.9%, for the three months ended March 31, 2011 as compared to the same period in the prior year. Net revenues in our North American units increased $24.1 million, primarily as a result of net revenues of $14.5 million from the July 1, 2010 acquisition of Connexions Loyalty Travel Solutions, L.L.C. (“Connexions”), a provider of loyalty rewards travel solutions in North America, or the Connexions acquisition, and $14.9 million from the January 14, 2011 acquisition of Webloyalty, a leading online marketing services company, or the Webloyalty acquisition, which were partially offset by lower net revenues in our Membership business exclusive of Webloyalty. International segment net revenues declined by $0.4 million primarily from lower package revenues which were substantially offset by net revenues of $7.4 million from the Webloyalty acquisition.

Segment EBITDA decreased $13.0 million, as the positive impact of the Webloyalty and Connexions acquisitions were more than offset by lower net revenues excluding acquisitions and higher general and administrative costs primarily attributable to cash distributions made to option holders in connection with dividends paid by Affinion Holdings to its common stockholders in January 2011 and February 2011 in the amount of $14.8 million.

Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010

The following section provides an overview of our consolidated results of operations for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010.

Net Revenues. During the three months ended March 31, 2011 we reported net revenues of $366.9 million, an increase of $23.7 million, or 6.9%, as compared to net revenues of $343.2 million in the comparable period in 2010. Net revenues of our Membership products increased $10.4 million primarily due to higher net revenue from the Webloyalty acquisition and the impact of increased net revenue from higher average revenue per retail member which was partially offset by the negative effect of lower retail member volumes. Loyalty products net revenues increased $13.6 million which was primarily attributable to the Connexions acquisition. International products net revenues decreased $0.4 million as the increase from the Webloyalty acquisition was negated by lower Package revenue and a change in deal structure with a key client. Net revenues from our Insurance and Package products was primarily unchanged as a one-time payment from a benefit provider was offset by an increase in the cost of insurance and lower package revenue primarily due to lower fee-based revenue from our NetGain product and lower annualized net revenue per average package member.

Marketing and Commissions Expense. Marketing and commissions expense increased by $5.2 million, or 3.7%, to $143.9 million for the three months ended March 31, 2011 from $138.7 million for the three months ended March 31, 2010. Marketing and commissions expense increased primarily due to the acquisition of Webloyalty. Additionally, increased marketing and commissions in our Membership business was partially offset by lower costs in our Insurance and Package business.

Operating Costs. Operating costs increased by $14.1 million, or 15.0%, to $108.0 million for the three months ended March 31, 2011 from $93.9 million for the three months ended March 31, 2010. Operating costs were higher primarily due to the Webloyalty and Connexions acquisitions, which totaled $15.2 million.

General and Administrative Expense. General and administrative expense increased by $17.4 million, or 49.2%, to $52.8 million for the three months ended March 31, 2011 from $35.4 million for the three months ended March 31, 2010, primarily from cash distributions made to option holders in connection with dividends paid by Affinion Holdings to its common stockholders in January 2011 and February 2011 in the amount of $14.8 million. Higher costs from the Webloyalty and Connexions acquisitions and higher costs in Membership were partially offset by a net favorable impact of unrealized foreign exchange gains recorded on intercompany balances in 2011 as compared to unrealized foreign exchange losses recorded on intercompany balances in 2010.

Depreciation and Amortization Expense. Depreciation and amortization expense increased by $1.4 million for the three months ended March 31, 2011 to $49.9 million from $48.5 million for the three months ended March 31, 2010, primarily from recording $6.1 million more amortization expense in 2011 as compared to 2010 related to intangible assets acquired in the Webloyalty and Connexions acquisitions, principally member relationships and affinity relationships, partially offset by lower amortization of $4.6 million on the intangible assets acquired in the connection with the Apollo Transactions as the majority of those intangibles are amortized on an accelerated basis. This amortization expense is based upon an allocation of values to intangible assets and is being amortized over lives ranging from 3 years to 15 years.

Interest Income. Interest income decreased $3.3 million for the three months ended March 31, 2011 to $0.2 million due to the absence in 2011 of accreted interest on held-to-maturity debt securities. These debt securities were originally issued by Affinion Holdings and repurchased by the Company in 2009 and were redeemed as part of the Affinion Holdings debt refinancing in the fourth quarter of 2010.

Interest Expense. Interest expense decreased by $1.9 million, or 5.0%, to $35.8 million for the three months ended March 31, 2011 from $37.7 million for the three months ended March 31, 2010, as the impact of higher interest accrued on our term loan of approximately $8.2 million primarily due to increased borrowings, was more than offset by a $7.7 million more favorable impact of interest rate swaps in 2011 as compared to 2010 and a $2.1 million favorable impact of refinancing our 10 1/8% senior notes in the fourth quarter of 2010.

Other Expense. During the three months ended March 31, 2010, we recorded foreign exchange losses of $1.8 million related to intercompany financing transactions. These intercompany borrowings were settled during the first quarter of 2010 and as a result no related foreign currency exchange gains or losses were recorded during the three months ended March 31, 2011.

Income Tax Expense. Income tax expense increased by $1.3 million for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010, primarily due to an increase in the current state and foreign tax expense and deferred state tax liabilities, offset by a decrease in deferred foreign and federal tax expense for the three months ended March 31, 2011.

Our effective income tax rates for the three months ended March 31, 2011 and 2010 were (19.2)% and (33.9)%, respectively. The difference in the effective tax rates for the three months ended March 31, 2011 and 2010 is primarily a result of the increase in loss before income taxes and non-controlling interest from $9.3 million for the three months ended March 31, 2010 to $23.3 million for the three months ended March 31, 2011 and a decrease in income tax expense from $3.2 million for the three months ended March 31, 2010 to $4.5 million for the three months ended March 31, 2011. Our tax rate is affected by recurring items, such as tax rates in foreign jurisdictions and the relative amount of income it earns in those jurisdictions. It is also affected by discrete items that may occur in any given year, but are not consistent from year to year. In addition to state and foreign income taxes and related foreign tax credits, the requirement to maintain valuation allowances had the most significant impact on the difference between the Company’s effective tax rate and the statutory U.S. federal income tax rate of 35%.

Operating Segment Results

Net revenues and Segment EBITDA by operating segment are as follows:

	Three Months Ended March 31,
	Net Revenues			Segment EBITDA (1)
	2011	2010	Increase (Decrease)	2011	2010	Increase (Decrease)
	(in millions)
Affinion North America
Membership products	$183.3	$172.9	$10.4	$31.5	$39.6	$(8.1)
Insurance and package products	87.9	87.8	0.1	31.7	27.4	4.3
Loyalty products	32.8	19.2	13.6	10.2	5.5	4.7
Eliminations	(0.9)	(0.9)	—	—	—	—

Total North America	303.1	279.0	24.1	73.4	72.5	0.9
Affinion International
International products	63.8	64.2	(0.4)	3.9	7.7	(3.8)

Total products	366.9	343.2	23.7	77.3	80.2	(2.9)
Corporate	—	—	—	(15.1)	(5.0)	(10.1)

Total	$366.9	$343.2	$23.7	62.2	75.2	(13.0)

Depreciation and amortization				(49.9)	(48.5)	(1.4)

Income from operations				$12.3	$26.7	$(14.4)

(1)	See Segment EBITDA above and Note 11 to the unaudited condensed consolidated financial statements for a discussion of Segment EBITDA and a reconciliation of Segment EBITDA to income from operations.

Affinion North America

Membership Products. Membership products net revenues increased by $10.4 million, or 6.0%, to $183.3 million for the three months ended March 31, 2011 as compared to $172.9 million for the three months ended March 31, 2010. Net revenues increased in 2011 primarily as a result of the Webloyalty acquisition which added $14.9 million. Excluding Webloyalty, net revenues decreased $4.5 million primarily as the negative effect of lower retail member volumes more than offset the impact of increased net revenue from higher average revenue per retail member.

Segment EBITDA decreased by $8.1 million for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010. Segment EBITDA decreased from the lower net revenues excluding Webloyalty and higher general and administrative costs of $3.3 million along with higher marketing and commissions of $6.4 million. Marketing and commissions increased primarily due to more normalized marketing spend in 2011 as compared to the first quarter of 2010 when certain marketing campaigns were delayed. These factors more than offset the $6.0 million of Segment EBITDA attributable to Webloyalty.

Insurance and Package Products. Insurance and package products reported net revenues of $87.9 million for the three months ended March 31, 2011, essentially unchanged as compared to $87.8 million for the three months ended March 31, 2010. Insurance revenue increased approximately $3.8 million, principally due to a one-time payment from a benefit provider which partially offset higher cost of insurance from higher claims experience. Package revenue decreased approximately $3.7 million, primarily due to lower fee-based revenues from our NetGain product and lower annualized net revenue per average package member.

Segment EBITDA increased by $4.3 million for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010, primarily from lower marketing and commissions.

Loyalty Products. Revenues from Loyalty products increased by $13.6 million, or 70.8%, for the three months ended March 31, 2011 to $32.8 million as compared to $19.2 million for the three months ended March 31, 2010. Net revenues increased $14.5 million as a result of the Connexions acquisition.

Segment EBITDA increased by $4.7 million for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010, primarily from the Connexions acquisition.

Affinion International

International Products. International products net revenues decreased by $0.4 million, or 0.6%, to $63.8 million for the three months ended March 31, 2011 as compared to $64.2 million for the three months ended March 31, 2010. Net revenues in our Package business decreased $6.8 million primarily due to certain contract cancellations and contract renewal renegotiations with existing package clients. Net revenues further declined from a change in deal structure with a key client thereby moving joins from retail to wholesale. These decreases more than offset the contribution of Webloyalty which added $7.4 million of net revenues.

Segment EBITDA decreased by $3.8 million for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010 primarily from the lower net revenues exclusive of Webloyalty which more than offset lower marketing and commissions and lower general and administrative expenses.

Corporate

Corporate costs increased by $10.1 million for the three months ended March 31, 2011 compared to the three months ended March 31, 2010, principally due to cash distributions made to option holders in connection with dividends paid by Affinion Holdings to its common stockholders in January 2011 and February 2011 in the amount of $13.2 million partially offset by unrealized foreign exchange gains recorded in 2011 on intercompany borrowings as compared to unrealized foreign exchange losses recorded on intercompany borrowings in 2010 which netted to a favorable impact of $3.9 million.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

The following table summarizes our historical consolidated results of operations for the years ended December 31, 2010 and 2009:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Increase (Decrease)
	(in millions)
Net revenues	$1,376.3	$1,376.9	$(0.6)

Expenses:
Cost of revenues, excluding depreciation and amortization shown separately below:
Marketing and commissions	583.3	618.2	(34.9)
Operating costs	375.8	356.4	19.4
General and administrative	157.6	105.1	52.5
Facility exit costs	8.0	—	8.0
Depreciation and amortization	195.2	201.0	(5.8)

Total expenses	1,319.9	1,280.7	39.2

Income from operations	56.4	96.2	(39.8)
Interest income	11.6	8.1	3.5
Interest expense	(158.0)	(129.7)	(28.3)
Loss on extinguishment of debt	(37.0)	—	(37.0)
Other income (expense), net	(1.8)	(12.0)	10.2

Loss before income taxes and non-controlling interest	(128.8)	(37.4)	(91.4)
Income tax expense	(12.8)	(11.7)	(1.1)

Net loss	(141.6)	(49.1)	(92.5)
Less: net income attributable to non-controlling interest	(1.0)	(0.9)	(0.1)

Net loss attributable to Affinion Group, Inc.	$(142.6)	$(50.0)	$(92.6)

Summary of Operating Results for the Year Ended December 31, 2010

The following is a summary of changes affecting our operating results for the year ended December 31, 2010 as compared to the year ended December 31, 2009:

Net revenues decreased $0.6 million, for the year ended December 31, 2010 as compared to the prior year. Net revenues in our North American units increased $11.0 million as higher net revenues from Insurance and Package products, primarily the result of lower cost of insurance from lower claims experience, along with higher revenues in our Loyalty business, primarily due to the Connexions acquisition, more than offset lower net revenues in our Membership business. Net revenues decreased by $11.6 million in our International segment primarily from lower package revenue, principally due to contract renegotiations with existing clients and the impact of the stronger U.S. dollar.

Segment EBITDA decreased $45.6 million, as higher operating costs and increased general and administrative expenses more than offset lower marketing and commissions. The higher general and administrative costs were primarily the result of costs associated with certain legal matters and acquisition costs and higher employee compensation costs. In addition, we recorded a charge for facility exit costs associated with our former corporate headquarters in the amount of $8.0 million.

Historical 2010 Results Compared to 2009 Results

The following section provides an overview of our consolidated results of operations for the year ended December 31, 2010 compared to our consolidated results of operations for the year ended December 31, 2009. Calculated percentages are based on amounts as reported which, for the years ended December 31, 2010 and 2009, reflect the impact of purchase accounting relating to the Apollo Transactions and subsequent acquisitions.

Net Revenues. During the year ended December 31, 2010, we reported net revenues of $1,376.3 million, a decrease of $0.6 million, as compared to net revenues of $1,376.9 million for the year ended December 31, 2009. Loyalty products net revenues increased $25.2 million primarily from the July 1, 2010 acquisition of the Connexions business and new client programs. Net revenues from our Insurance and Package products increased $6.4 million primarily due to lower cost of insurance as a result of lower claims experience. Package revenues decreased as increased net revenues from higher Package members were more than offset by lower annualized revenue per average Package member. International products net revenues decreased $11.6 million as net revenue from a business acquired in the fourth quarter of 2009 were more than offset by the impact of the stronger U.S. dollar, lower package revenue primarily the result of contract renewal renegotiations with existing clients, and a change in deal structure with a key client. Net revenues of Membership products decreased $20.9 million primarily due to the absence of revenue recognized in 2009 related to a contract termination settlement with a Cendant-related marketing partner and Cendant-related marketing partners’ penalty payments for failing to meet contractually obligated volume commitments. For further information regarding the early termination and minimum volume commitments penalty payments, see “Certain Relationships and Related Party Transactions—Ancillary Agreements to the Purchase Agreement—Intercompany Agreements—Marketing Agreements.” The negative effect of lower retail member volumes, however, was partially offset by higher net revenue from higher average revenue per retail member.

Marketing and Commissions Expense. Marketing and commissions expense decreased by $34.9 million, or 5.6%, to $583.3 million for the year ended December 31, 2010 from $618.2 million for the year ended December 31, 2009. Marketing and commissions expense decreased primarily from delayed launches of certain marketing campaigns in our Membership business which were partially offset by increased marketing spend in our Insurance and Package business as we continue to redeploy dollars across our businesses to achieve the maximum return. Commission expense was up slightly on a global basis in 2010 as compared to 2009 as an increase in Membership commission expense was substantially offset by a decrease in International commission expense primarily from changes in deal structures in both businesses.

Operating Costs. Operating costs increased by $19.4 million, or 5.4%, to $375.8 million for the year ended December 31, 2010 from $356.4 million for the year ended December 31, 2009. Operating costs were higher primarily due to higher costs in our Loyalty business, principally the result of the Connexions acquisition and new client launches and higher fulfillment costs in our Membership business for our PrivacyGuard product.

General and Administrative Expense. General and administrative expense increased by $52.5 million, or 50.0%, to $157.6 million for the year ended December 31, 2010 from $105.1 million for the year ended December 31, 2009, principally due to higher costs associated with certain legal matters, higher compensation expense related to a retention award program, higher employee plan incentive costs, increased costs from prior acquisitions, higher professional fees and the Connexions acquisition.

Facility Exit Costs. We recorded facility exit costs in the amount of $8.0 million for the year ended December 31, 2010. These costs relate to expenses associated with the lease on our former corporate headquarters which expires in April 2014. These costs represent the present value of future lease payments and other expenses related to the facility through the expiration of the lease, net of estimated sublease income.

Depreciation and Amortization Expense. Depreciation and amortization expense decreased by $5.8 million for the year ended December 31, 2010 to $195.2 million from $201.0 million for the year ended December 31, 2009, primarily from recording $24.5 million more amortization expense in 2009 as compared to 2010 on the fair value of intangible assets resulting from the Apollo Transactions as the majority of the intangibles are amortized on an accelerated basis. This amortization expense is based upon an allocation of values to intangible assets and is being amortized over lives ranging from 3 years to 15 years. This decrease was partially offset by $18.7 million more depreciation and amortization primarily amortization associated with businesses and assets acquired in 2009 and 2010, principally acquired member and affinity relationship intangible assets.

Interest Income. Interest income increased $3.5 million for the year ended December 31, 2010 to $11.6 million from accretion on held-to-maturity debt securities issued by Holdings that were purchased by the Company during 2009.

Interest Expense. Interest expense increased by $28.3 million, or 21.8%, to $158.0 million for the year ended December 31, 2010 from $129.7 million for the year ended December 31, 2009, primarily due to higher interest expense on our term loan of approximately $17.7 million primarily due to increased borrowings, a less favorable impact of interest rate swaps in 2010 as compared to 2009 of $3.8 million and higher interest accrued on the 10 1/8% senior notes issued in June 2009 of $5.1 million. Our 10 1/8% senior notes were refinanced with $475 million 7.875% senior notes, or the notes, on November 19, 2010.

Loss on Extinguishment of Debt. We recorded a loss on extinguishment of debt of $37.0 million in 2010 related to the refinancing of our 10 1/8% senior notes in November of 2010 and our term loan in April 2010. Of the total loss on extinguishment of debt, $23.3 million represents the unamortized amount of deferred financing costs and discounts associated with the original debt issuance. These costs and discounts were being amortized over the life of the loans. In addition, $13.4 million represents early tender and consent payments for the 10 1/8% senior notes refinancing.

Other Income (Expense), net. During the year ended December 31, 2010, we recorded unrealized foreign exchange losses of $1.8 million related to intercompany borrowings as compared to $12.0 million of unrealized foreign exchange losses during the year ended December 31, 2009.

Income Tax Expense. Income tax expense increased by $1.1 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009, primarily due to decreases in the current state and foreign tax liabilities and deferred state taxes offset by an increase in deferred federal and foreign tax liabilities.

The Company’s effective income tax rates for the year ended December 31, 2010 and 2009 were (9.9)% and (31.2)%, respectively. The difference in the effective tax rates for the year ended December 31, 2010 and 2009 is primarily a result of the increase in loss before income taxes and non-controlling interest from $37.4 million for the year ended December 31, 2009 to $128.8 million for the year ended December 31, 2010 and an increase in income tax expense from $11.7 million for the year ended December 31, 2009 to $12.8 million for the year ended December 31, 2010. The Company’s tax rate is affected by recurring items, such as tax rates in foreign jurisdictions and the relative amount of income it earns in those jurisdictions. It is also affected by discrete items that may occur in any given year, but are not consistent from year to year. In addition to state and foreign income taxes and related foreign tax credits, the requirement to maintain valuation allowances had the most significant impact on the difference between the Company’s effective tax rate and the statutory U.S. federal income tax rate of 35%.

Operating Segment Results

The following section provides an overview of our consolidated results of operations for the year ended December 31, 2010 compared to our consolidated results of operations for the year ended December 31, 2009.

Net revenues and Segment EBITDA by operating segment are as follows:

	Years Ended December 31,
	Net Revenues			Segment EBITDA (1)
	2010	2009	Increase (Decrease)	2010	2009	Increase (Decrease)
	(in millions)
Affinion North America
Membership products	$689.9	$710.8	$(20.9)	$109.6	$149.2	$(39.6)
Insurance and package products	345.6	339.2	6.4	94.1	98.1	(4.0)
Loyalty products	102.5	77.3	25.2	32.0	28.0	4.0
Eliminations	(3.4)	(3.7)	0.3	—	—	—

Total North America	1,134.6	1,123.6	11.0	235.7	275.3	(39.6)
Affinion International
International products	241.7	253.3	(11.6)	29.8	30.2	(0.4)

Total products	1,376.3	1,376.9	(0.6)	265.5	305.5	(40.0)
Corporate	—	—	—	(13.9)	(8.3)	(5.6)

Total	$1,376.3	$1,376.9	$(0.6)	251.6	297.2	(45.6)

Depreciation and amortization				(195.2)	(201.0)	5.8

Income from operations				$56.4	$96.2	$(39.8)

(1)	See “—Financial Condition, Liquidity and Capital Resources—Covenant Compliance” and “—Financial Condition, Liquidity and Capital Resources—Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” below and Note 16 to our audited consolidated financial statements included elsewhere herein for a discussion on Segment EBITDA.

Affinion North America

Membership Products. Membership products net revenues decreased by $20.9 million, or 2.9%, to $689.9 million for the year ended December 31, 2010 as compared to $710.8 million for the year ended December 31, 2009. Net revenues decreased primarily due to the absence of revenue recognized in 2009 related to a contract termination settlement and a marketing partner’s penalty payment for failing to meet contractually obligated volume commitments. The negative effect of lower retail member volumes, however, was partially offset by higher net revenue from higher average revenue per retail member.

Segment EBITDA decreased by $39.6 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009 as lower marketing and commissions of $30.7 million only partially offset the effect of lower net revenues, facility exit costs of $8.0 million related to the lease on our former corporate headquarters, higher general and administrative costs of $38.6 million and higher product and servicing costs of $2.8 million. Marketing and commissions expense was lower primarily due to the delayed launches of certain marketing campaigns and were partially offset by higher commissions due to changes in deal structures. The higher general and administrative costs were primarily due to costs associated with certain legal matters, higher employee incentive plan costs and higher professional fees. The higher product and servicing costs were from higher fulfillment costs for our PrivacyGuard product.

Insurance and Package Products. Insurance and package products reported net revenues of $345.6 million for the year ended December 31, 2010, an increase of $6.4 million, or 1.9%, as compared to the year ended December 31, 2009. Insurance revenue increased approximately $12.2 million, principally due to lower cost of insurance as a result of lower claims experience. Package revenue decreased approximately $5.8 million as increased net revenues from higher package members were more than offset by lower average annualized revenue per average Package member.

Segment EBITDA decreased by $4.0 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009, primarily due to higher marketing and commissions expense and higher general and administrative costs from higher employee incentive plan costs, which more than offset the impact of the higher net revenues.

Loyalty Products. Revenues from Loyalty products increased by $25.2 million, or 32.6%, for the year ended December 31, 2010 to $102.5 million as compared to $77.3 million for the year ended December 31, 2009. Net revenues increased primarily as a result of the Connexions acquisition on July 1, 2010, which increased net revenue by $21.5 million, and from new client programs which partially offset decreases from program losses and renegotiations.

Segment EBITDA increased by $4.0 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009, as the impact of the Connexions acquisition and the higher net revenues were partially offset by higher product and servicing costs associated with new clients.

Affinion International

International Products. International products net revenues decreased by $11.6 million, or 4.6%, to $241.7 million for the year ended December 31, 2010 as compared to $253.3 million for the year ended December 31, 2009. Net revenues decreased $4.4 million as a result of the stronger U.S. dollar. Net revenues in our Package business decreased approximately $3.2 million as revenues generated from a business acquired in the fourth quarter of 2009 were more than offset by a decline in revenue as a result of contract renewal renegotiations with existing clients. Revenues from our new retail business declined $4.3 million as higher net revenues from higher price points were more than offset by a change in deal structure with a key client which moved new joins from a retail arrangement to a wholesale arrangement.

Segment EBITDA decreased by $0.4 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009 as the lower net revenues and higher general and administrative costs from acquisition related expenses were substantially offset by lower commissions.

Corporate

Corporate costs increased by $5.6 million to $13.9 million for the year ended December 31, 2010 primarily from higher compensation expense relating to a retention award program in the form of restricted stock units recorded in 2010 and higher unrealized foreign exchange losses on intercompany balances in 2010 as compared to 2009.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following table summarizes our historical consolidated results of operations for the years ended December 31, 2009 and 2008:

	Year Ended December 31, 2009	Year Ended December 31, 2008	Increase (Decrease)
	(in millions)
Net revenues	$1,376.9	$1,409.9	$(33.0)

Expenses:
Cost of revenues, excluding depreciation and amortization shown separately below:
Marketing and commissions	618.2	646.9	(28.7)
Operating costs	356.4	360.0	(3.6)
General and administrative	105.1	98.4	6.7
Depreciation and amortization	201.0	260.2	(59.2)

Total expenses	1,280.7	1,365.5	(84.8)

Income from operations	96.2	44.4	51.8
Interest income	8.1	1.7	6.4
Interest expense	(129.7)	(142.9)	13.2
Other income (expense), net	(12.0)	16.3	(28.3)

Loss before income taxes and non-controlling interest	(37.4)	(80.5)	43.1
Income tax expense	(11.7)	(7.5)	(4.2)

Net loss	(49.1)	(88.0)	38.9
Less: net income attributable to non-controlling interest	(0.9)	(0.7)	(0.2)

Net loss attributable to Affinion Group, Inc.	$(50.0)	$(88.7)	$38.7

Summary of Operating Results for the Year Ended December 31, 2009

The following is a summary of changes affecting our operating results for the year ended December 31, 2009 as compared to the year ended December 31, 2008:

Net revenues for the year ended December 31, 2009 were $1,376.9 million compared to $1,409.9 million for the year ended December 31, 2008, reflecting a decline of $33.0 million, or 2.3%. The decrease in net revenues was primarily due to a decline in North America, principally in our Insurance and Package business from a higher cost of insurance as a result of higher claims experience. In our International business, the impact of the stronger U.S. dollar more than offset higher revenue from new retail business and new businesses acquired in the fourth quarter of 2008. The reduction in net revenue of $32.1 million attributable to the stronger U.S. dollar was calculated by holding the foreign currency rates constant from the comparable 2008 periods.

Segment EBITDA decreased $7.4 million, as lower global marketing and commissions expense and lower operating costs were more than offset by the impact of the lower net revenues and higher general and administrative expenses.

Purchase accounting adjustments made in connection with the purchase of the Predecessor by the Company and its parent, Affinion Holdings for approximately $1.8 billion in October 2005 had a less significant impact on our results of operations for the year ended December 31, 2009 as compared to the year ended December 31, 2008. These entries, which are non-cash in nature, increased net revenues by $16.7 million and income from operations by $63.8 million for 2009 as compared to 2008. The effect of purchase accounting adjustments, which are primarily related to deferred revenue and the related prepaid commissions and service liability, for the year ended December 31, 2009 as compared to the year ended December 31, 2008, increased net revenues by $16.7 million, marketing and commissions expense by $7.4 million and operating costs by $1.3 million. In addition, as a result of purchase accounting, we recorded $55.8 million less depreciation and amortization expense for the year ended December 31, 2009, which positively affected results of operations.

Historical 2009 Results Compared to 2008 Results

The following section provides an overview of our consolidated results of operations for the year ended December 31, 2009 compared to our consolidated results of operations for the year ended December 31, 2008. Calculated percentages are based on amounts as reported which, for the years ended December 31, 2009 and 2008, reflect the impact of purchase accounting.

Net Revenues. During the year ended December 31, 2009, we reported net revenues of $1,376.9 million, a decrease of $33.0 million, or 2.3%, as compared to net revenues of $1,409.9 million in the comparable 2008 period. Net revenues excluding the impact of purchase accounting decreased by $49.7 million, or 3.5%. Insurance and Package products net revenues decreased by $36.0 million, Membership products net revenues decreased by $16.2 million and International products net revenues decreased by $2.9 million, while Loyalty products net revenues increased by $4.9 million. Insurance and Package products decreased primarily due to higher cost of insurance as a result of higher claims experience along with lower Package revenues, primarily from lower annualized revenue per average Package member, partially offset by increased revenues from higher numbers of Package members. Net revenues of our Membership products decreased due to lower retail member volumes, partially offset by other revenues related to a contract termination settlement and contractually obligated volume commitments along with higher net revenue from higher average revenue per retail member. International products net revenues decreased primarily due to the impact of the stronger U.S. dollar along with lower Package revenues as a result of contract renewal renegotiations with existing clients, and lower revenue from other retail products and other businesses, primarily from lower members. These decreases were partially offset by increased revenues from businesses acquired in the fourth quarter of 2008 and growth in new retail products. Loyalty products net revenues increased primarily from higher fee-based revenue related to a points redemption program acquired on June 30, 2008 and a new program launch in the third quarter of 2009, partially offset by lower revenues from contract renewal renegotiations with existing clients. Partially offsetting the $49.7 million decrease was an increase of approximately $16.7 million, or 1.2%, primarily due to an adjustment to deferred revenue related to the Apollo Transactions in 2005. Deferred revenue was originally written down as part of purchase accounting. The majority of the negative impact of this adjustment was recognized in 2005 through 2007 and was concluded in 2008.

Marketing and Commissions Expense. Marketing and commissions expense decreased by $28.7 million, or 4.4%, to $618.2 million for the year ended December 31, 2009, from $646.9 million for the year ended December 31, 2008. Excluding the $7.4 million increase from purchase accounting, marketing and commissions expense was $36.1 million lower, or 5.6%, primarily due to changes in deal structure in our Membership business where, in 2009, we began to enter into relationships with certain marketing partners where up-front payments are made to these partners which provide us with the potential for recovery if certain subscriber retention targets are not achieved. These advance payments are capitalized and amortized over the expected life of the acquired members. Membership commissions were lower than the previous years, primarily due to the continuing shift to lower commission media. In our International business, costs were reduced as a result of the stronger U.S. dollar and in our Insurance and Package business, marketing expenditures were reduced for our NetGain product.

Operating Costs. Operating costs decreased by $3.6 million, or 1.0%, to $356.4 million for the year ended December 31, 2009 from $360.0 million for the year ended December 31, 2008. Excluding the $1.3 million increase as a result of purchase accounting, operating costs were $4.9 million, or 1.4%, lower than in 2008, primarily due to the effect of the stronger U.S. dollar, partially offset by higher overall product, servicing and employee-related costs. Costs increased in our International business primarily from businesses acquired in the fourth quarter of 2008 and in our Loyalty business from new program launches, while costs decreased in our Membership business primarily due to the lower net revenues.

General and Administrative Expense. General and administrative expense increased by $6.7 million, or 6.8%, to $105.1 million for the year ended December 31, 2009 from $98.4 million for the year ended December 31, 2008, principally due to higher employee-related costs in our International business, the majority of which relates to businesses acquired in the fourth quarter of 2008, partially offset by lower costs due to effect of the stronger U.S. dollar. Our Membership business incurred higher legal costs, primarily related to a U.S. Senate Committee on Commerce, Science and Technology investigation initiated in the third quarter of 2009, and was substantially offset by lower compensation expense from lower incentive plan expense in North America for the year ended December 31, 2009 as compared to the year ended December 31, 2008.

Depreciation and Amortization Expense. Depreciation and amortization expense decreased by $59.2 million for the year ended December 31, 2009 to $201.0 million from $260.2 million for the year ended December 31, 2008, primarily due to recording higher amortization expense in 2008 on the fair value of intangible assets resulting from the Apollo Transactions as the majority of the intangibles are amortized on an accelerated basis. This amortization expense is based upon an allocation of values to intangible assets and is being amortized over lives ranging from 3 years to 15 years. Depreciation and amortization expense further decreased due to lower amortization of previously acquired contract rights due to their accelerated amortization.

Interest Income. Interest income increased by $6.4 million for the year ended December 31, 2009 to $8.1 million as compared to $1.7 million for the year ended December 31, 2008, primarily due to the accretion on held-to-maturity debt securities issued by Affinion Holdings that were purchased by the Company in 2009.

Interest Expense. Interest expense decreased by $13.2 million, or 9.2%, to $129.7 million for the year ended December 31, 2009 from $142.9 million for the year ended December 31, 2008, primarily due to a more favorable impact of interest rate swaps in 2009 as compared to 2008 of approximately $16.8 million along with $5.1 million of lower net interest accrued on our term loan and revolving credit facility as a result of lower interest rates and lower utilization. These decreases were partially offset by an increase in additional interest accrued on the 10 1/8% senior notes issued in June 2009 of $8.7 million.

Other Income (Expense), net. In 2009, the Company recorded unrealized foreign exchange losses of $13.6 million related to intercompany borrowings as compared to unrealized foreign exchange gains of $16.3 million recorded in 2008.

Income Tax Expense. Income tax expense increased by $4.2 million for the year ended December 31, 2009 as compared to the year ended December 31, 2008, primarily due to an increase in the current state tax liabilities partially offset by a decrease in deferred state tax liabilities and increases in the current and deferred foreign tax liabilities.

The effective tax rate for fiscal years 2009 and 2008 was (31.2%) and (9.3%), respectively. The difference in the effective tax rates for 2008 and 2009 is primarily as a result of the reduction in loss before income taxes and non-controlling interest from $80.5 million for the year ended December 31, 2008 to $37.4 million for the year ended December 31, 2009. Our tax rate is affected by recurring items, such as tax rates in foreign jurisdictions and the relative amount of income we earn in jurisdictions. It is also affected by discrete items that may occur in any given year, but are not consistent from year to year. In addition to state and foreign income taxes and related foreign tax credits, the requirement to maintain valuation allowances had the most significant impact on the difference between our statutory U.S. federal income tax rate of 35%.

Operating Segment Results

The following section provides an overview of our consolidated results of operations for the year ended December 31, 2009 compared to our consolidated results of operations for the year ended December 31, 2008.

Net revenues and Segment EBITDA by operating segment are as follows:

	Years Ended December 31,
	Net Revenues			Segment EBITDA (1)
	2009	2008	Increase (Decrease)	2009	2008	Increase (Decrease)
	(in millions)
Affinion North America
Membership products	$710.8	$712.6	$(1.8)	$149.2	$129.8	$19.4
Insurance and package products	339.2	375.1	(35.9)	98.1	127.9	(29.8)
Loyalty products	77.3	72.2	5.1	28.0	22.4	5.6
Eliminations	(3.7)	(4.2)	0.5	—	—	—

Total North America	1,123.6	1,155.7	(32.1)	275.3	280.1	(4.8)
Affinion International
International products	253.3	254.2	(0.9)	30.2	31.2	(1.0)

Total products	1,376.9	1,409.9	(33.0)	305.5	311.3	(5.8)
Corporate	—	—	—	(8.3)	(6.7)	(1.6)

Total	$1,376.9	$1,409.9	$(33.0)	297.2	304.6	(7.4)

Depreciation and amortization				(201.0)	(260.2)	59.2

Income from operations				$96.2	$44.4	$51.8

(1)	See “—Financial Condition, Liquidity and Capital Resources—Covenant Compliance” and “—Financial Condition, Liquidity and Capital Resources—Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” below and Note 16 to our audited consolidated financial statements included elsewhere herein for a discussion on Segment EBITDA.

Affinion North America

Membership Products. Membership products net revenues decreased by $1.8 million, or 0.3%, to $710.8 million for the year ended December 31, 2009 as compared to $712.6 million for the year ended December 31, 2008. Excluding the $14.4 million benefit of purchase accounting, net revenues decreased by $16.2 million, or 2.3%, as higher other revenues related to a contract termination settlement of $11.9 million and contractually obligated volume commitments along with higher net revenue from higher average revenue per retail member was more than offset by the impact of lower retail member volumes.

Segment EBITDA increased by $19.4 million for the year ended December 31, 2009 as compared to the year ended December 31, 2008. Excluding the $7.4 million benefit of purchase accounting, Segment EBITDA increased $12.0 million, as lower marketing and commissions expense of $25.8 million and lower operating costs of $3.4 million more than offset the effect of lower net revenues of $16.2 million and higher general and administrative costs of $1.0 million. The lower marketing and commissions were primarily due to changes in deal structure for programs with certain marketing partners and lower commissions from the continuing shift in marketing to lower commission media, while the lower operating costs were primarily due to the lower product, servicing and employee-related costs associated with the lower net revenues. General and administrative expenses included higher legal costs principally due to a U.S. Senate Committee on Commerce, Science and Technology investigation initiated in the third quarter of 2009, which were substantially offset by lower compensation expense from lower incentive plan expense in 2009.

Insurance and Package Products. Insurance and package products reported net revenues of $339.2 million for the year ended December 31, 2009, a decrease of $35.9 million, or 9.6%, as compared to the year ended December 31 2008. Insurance revenue decreased approximately $25.1 million, principally due to higher cost of insurance as a result of higher claims experience. Package revenue decreased approximately $11.0 million, primarily from lower annualized revenue per average Package member and lower fee-based net revenues from our NetGain product, partially offset by increased revenue from higher numbers of Package members.

Segment EBITDA decreased by $29.8 million for the year ended December 31, 2009 as compared to the year ended December 31, 2008, primarily due to the lower net revenues, partially offset by lower marketing and commissions expense, primarily due to lower marketing for NetGain and lower general and administrative costs primarily due to lower compensation expense from lower incentive plan expense in 2009.

Loyalty Products. Revenues from Loyalty products increased by $5.1 million, or 7.1%, for the year ended December 31, 2009, to $77.3 million, as compared to $72.2 million for the year ended December 31, 2008. Net revenues increased $11.1 million from higher fee-based revenue related to a points redemption program acquired at the end of the second quarter of 2008 and a new program launch in the third quarter, partially offset by a decrease of $6.2 million primarily from contract renewal renegotiations with existing clients.

Segment EBITDA increased by $5.6 million for the year ended December 31, 2009 as compared to the year ended December 31, 2008, primarily due to higher fee-based revenue and the new program launch. The impact of the lower revenue from contract renewal renegotiations was offset by lower servicing costs. Lower compensation expense from lower incentive plan expense in 2009 further benefited Segment EBITDA.

Affinion International

International Products. International products net revenues decreased by $0.9 million, or 0.4%, to $253.3 million for the year ended December 31, 2009, as compared to $254.2 million for the year ended December 31, 2008. Net revenues excluding the $2.0 million benefit from purchase accounting decreased by $2.9 million, or 1.1%, primarily due to the $32.1 million impact of the stronger U.S. dollar and lower net revenues in our Package business of approximately $6.5 million, primarily as a result of changes in contract renewal renegotiations with existing clients. Additionally, net revenues from other retail products and other businesses declined $5.9 million, primarily due to a reduction in members. These decreases were partially offset by increases totaling $41.9 million from growth in new retail products and businesses acquired in the fourth quarter of 2008.

Segment EBITDA decreased by $1.0 million for the year ended December 31, 2009 as compared to the year ended December 31, 2008. Increases from growth in new retail and the net effect of acquired businesses were more than offset by the net negative impact of the stronger U.S. dollar, decreases in Package and other business net revenues and an increase in general and administrative expenses, primarily from higher employee-related costs.

Financial Condition, Liquidity and Capital Resources

Financial Condition—March 31, 2011 and December 31, 2010

	March 31, 2011	December 31, 2010	Increase (Decrease)
	(in millions)
Total assets	$1,810.9	$1,515.2	$295.7
Total liabilities	2,729.1	2,380.1	349.0
Total deficit	(918.2)	(864.9)	53.3

Total assets increased by $295.7 million due to (i) an increase in goodwill of $230.1 million, principally due to the Webloyalty acquisition, (ii) an increase in other intangibles, net of $49.6 million, respectively, principally due to the acquisition of member relationships and other intangibles of $84.6 million in connection with the

Webloyalty acquisition, partially offset by amortization expense of $38.1 million and the impact of changes in foreign exchange rates, (iii) an increase in receivables of $24.2 million, principally due to the seasonality of the Loyalty products and International products travel businesses and the launch of a major new Loyalty products travel client and (iv) an increase in other current assets of $23.2 million due to the impact of Webloyalty and the timing of payment of prepaid expenses. These increases were partially offset by a decrease in cash of $46.9 million (see “—Liquidity and Capital Resources—Cash Flows–Three Months Ended March 31, 2011 and 2010”).

Total liabilities increased $349.0 million primarily due to (i) an increase in long-term debt of $247.3 million, principally as a result of the $250.0 million incremental term loan borrowing under our senior secured credit facility, partially offset by the repayments of the term loan and other borrowings and (ii) an increase in accounts payable and accrued expenses of $71.5 million due to the Webloyalty acquisition and the timing of receipts.

Total deficit increased by $53.3 million, principally due to a net loss attributable to the Company of $28.0 million and return of capital payments made to the Company’s parent of $323.2 million, partially offset by a capital contribution from the Company’s parent of $296.3 million.

Financial Condition – December 31, 2010 and December 31, 2009

	December 31, 2010	December 31, 2009	Increase (Decrease)
	(in millions)
Total assets	$1,515.2	$1,469.4	$45.8
Total liabilities	2,380.1	2,076.2	303.9
Total deficit	(864.9)	(606.8)	(258.1)

Total assets at December 31, 2010 as compared to December 31, 2009 increased by $45.8 million due to (i) an increase in cash of $51.3 million (see “—Liquidity and Capital Resources—Cash Flows”), (ii) an increase in goodwill of $83.9 million, principally related to the Connexions acquisition, and (iii) an increase in property and equipment of $14.5 million, as property and equipment additions, including $4.7 million obtained in connection with the Connexions acquisition, exceeded depreciation and amortization expense of $35.4 million. These increases were partially offset by (i) a decrease in other intangibles, net of $63.8 million, principally due to amortization expense of $149.7 million and the impact of changes in foreign exchange rates, which were partially offset by acquired intangibles, principally member relationships and affinity relationships, of $90.1 million principally related to current year acquisitions and (ii) a decrease in other non-current assets of $40.7 million, principally due to the redemption of held-to-maturity debt securities of Affinion Holdings that had a carrying value as of December 31, 2009 of $54.9 million, partially offset by an increase in deferred financing costs of $14.7 million, representing the costs incurred in connection with our senior secured credit facility and the old notes of $35.5 million, partially offset by amortization of the deferred financing costs and the write-off of the unamortized balances of the deferred financing costs associated with the prior credit facility and senior notes.

Total liabilities at December 31, 2010 as compared to December 31, 2009 increased by $303.9 million due to (i) an increase in long-term debt of $250.9 million, principally as a result of the refinancing of our senior secured credit facility partially offset by the payoff of the prior term loan, the issuance of the old notes and the redemption of the then-outstanding 10 1/8% senior notes due 2013, issued under the 2005 Indenture (the “2005 senior notes”) and 2009 Indenture (the “2009 senior notes,” and together with the 2005 senior notes, the “10 1/8% senior notes”) and payments of the current term loan and (ii) an increase in accounts payable and accrued expenses of $85.9 million due to the timing of cash payments, increases in legal accruals and the impact of the Connexions acquisition on July 1, 2010. These increases were partially offset by a decrease in deferred revenue of $35.2 million, primarily as a result of the continuing shift of retail members in our membership business from annual to monthly memberships.

Total stockholder’s deficit increased by $258.1 million, principally due to a net loss attributable to the Company of $142.6 million, a return of capital to Affinion Holdings of $119.8 million partially offset by a capital contribution from Affinion Holdings of $11.2 million.

Liquidity and Capital Resources

Our primary sources of liquidity on both a short-term and long-term basis are cash on hand and cash generated through operating and financing activities. Our primary cash needs are to service our indebtedness and for working capital, capital expenditures and general corporate purposes. Many of the Company’s significant costs are variable in nature, including marketing and commissions. The Company has a great degree of flexibility in the amount and timing of marketing expenditures and focuses its marketing expenditures on its most profitable marketing opportunities. Commissions correspond directly with revenue generated and have been decreasing as a percentage of revenue over the last several years. We believe that, based on our current operations and anticipated growth, our cash on hand, cash flows from operating activities and borrowing availability under our revolving credit facility will be sufficient to meet our liquidity needs for the next twelve months and in the foreseeable future, including quarterly amortization payments on our term loan facility under our $1.3 billion amended and restated senior secured credit facility. The term loan facility also requires mandatory prepayments based on excess cash flows as defined in our amended and restated senior secured credit facility. However, under the amended and restated senior secured credit facility, the Company has a one year “holiday” on mandatory term loan prepayments based upon excess cash flows, therefore, the first mandatory prepayment based on excess cash flows, if applicable, will not be required until March 2012.

Affinion Group, Inc. is a holding company, with no direct operations and no significant assets other than the direct and indirect ownership of its subsidiaries. Because we conduct our operations through our subsidiaries, our cash flows and our ability to service our indebtedness is dependent upon cash dividends and distributions or other transfers from our subsidiaries. Payments to us by our subsidiaries are contingent upon our subsidiaries’ earnings, but are not limited by our debt agreements, including our senior secured credit facility and the indentures governing our senior notes and our senior subordinated notes.

Although we historically have a working capital deficit, a major factor included in this deficit is deferred revenue resulting from the cash collected from annual memberships which is deferred until the appropriate refund period has concluded. In spite of our historical working capital deficit, we have been able to operate effectively primarily due to our substantial cash flows from operations and our available revolving credit facility. However, as the membership base continues to shift away from memberships billed annually to memberships billed monthly, it had a negative effect on our operating cash flow. We anticipate that our working capital deficit will continue for the foreseeable future.

On January 18, 2011, utilizing available cash on hand and borrowings under the revolving credit facility, the Company paid a dividend of approximately $123.4 million to Affinion Holdings. Affinion Holdings utilized the proceeds of the dividend and available cash on hand to (i) redeem approximately $41.2 million liquidation preference of Affinion Holdings’ outstanding preferred stock, (ii) pay a dividend to Affinion Holdings’ stockholders (including holders of restricted stock units) of $1.35 per share (approximately $115.4 million in the aggregate), (iii) pay a one-time cash bonus to Affinion Holdings’ option holders of approximately $9.6 million and (iv) pay additional amounts for transaction fees and expenses.

On February 11, 2011, utilizing borrowings under the term loan facility, the Company paid a dividend of approximately $200.0 million to Affinion Holdings, and expects to use the balance of the proceeds for working capital and other corporate purposes and to fund future strategic initiatives. Affinion Holdings utilized the proceeds of the dividend to (i) redeem approximately $5.4 million liquidation preference of Affinion Holdings’ outstanding preferred stock, (ii) pay a dividend to Affinion Holdings’ stockholders (including holders of restricted stock units) of $1.50 per share (approximately $128.2 million in the aggregate), (iii) pay a one-time cash bonus to certain of Affinion Holdings’ option holders of approximately $5.2 million and (iv) pay additional amounts for transaction fees and expenses.

Cash Flows—Three Months Ended March 31, 2011 and 2010

At March 31, 2011, we had $74.2 million of cash and cash equivalents on hand, an increase of $15.8 million from $58.4 million at March 31, 2010. The following table summarizes our cash flows and compares changes in our cash and cash equivalents on hand to the same period in the prior year.

	Three Months Ended March 31,
	2011	2010	Change
	(in millions)
Cash provided by (used in):
Operating activities	$8.2	$63.9	$(55.7)
Investing activities	14.0	(49.0)	63.0
Financing activities	(70.0)	(23.5)	(46.5)
Effect of exchange rate changes	0.9	(2.8)	3.7

Net change in cash and cash equivalents	$(46.9)	$(11.4)	$(35.5)

Operating Activities

During the three months ended March 31, 2011, we generated $55.7 million less cash from operating activities than during the three months ended March 31, 2010. Segment EBITDA decreased by $13.0 million for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010 (see “—Results of Operations”). In addition, accounts payable and accrued expenses, which generated cash flows that were $30.4 million less favorable, and accounts receivable, which generated cash flows that were $17.7 million less favorable were negatively impacted by the timing of receipts and payments, as well as the acquisitions of Connexions and Webloyalty on July 1, 2010 and January 11, 2011, respectively.

Investing Activities

We generated $63.0 million more cash from investing activities during the three months ended March 31, 2011 as compared to the same period in 2010. During the three months ended March 31, 2011, we acquired $26.1 million of cash as a result of our non-cash acquisition of Webloyalty and used $13.2 million for capital expenditures. During the three months ended March 31, 2010, we used $37.5 million for acquisition-related payments and $9.8 million for capital expenditures.

Financing Activities

We used $46.5 million more cash in financing activities during the three months ended March 31, 2011 as compared to the same period in 2010. During the three months ended March 31, 2011, we borrowed an additional $250.0 million under the term loan facility under our senior secured credit facility, incurring financing costs of $5.4 million. In addition, during the three months ended March 31, 2011, we paid dividends of $323.2 million to our parent company. During the three months ended March 31, 2010, we made repayments under our term loan and other borrowings of $19.7 million and paid dividends of $3.8 million to our parent company.

Cash Flows –Year Ended December 31, 2010 and 2009

At December 31, 2010, we had $121.1 million of cash and cash equivalents on hand, an increase of $51.3 million from $69.8 million at December 31, 2009. The following table summarizes our cash flows and compares changes in our cash and cash equivalents on hand to the same period in the prior year.

	Year Ended December 31,
	2010	2009	Change
	(in millions)
Cash provided by (used in):
Operating activities	$121.8	$102.8	$19.0
Investing activities	(131.3)	(111.5)	(19.8)
Financing activities	63.4	41.4	22.0
Effect of exchange rate changes	(2.6)	0.8	(3.4)

Net change in cash and cash equivalents	$51.3	$33.5	$17.8

Operating Activities

During the year ended December 31, 2010, we generated $19.0 million more cash from operating activities than during the year ended December 31, 2009. Segment EBITDA decreased by $45.6 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009 (see “—Results of Operations”). However, accounts payable and accrued expenses, which generated cash flows that were $50.9 million more favorable in 2010 than in 2009 and accounts receivable, which generated cash flows that were $42.5 million more favorable than in 2009, were positively impacted by the timing of receipts and payments, as well as the Connexions acquisition on July 1, 2010. Partially offsetting this favorability in 2010 cash flows as compared to 2009 was a $30.1 million decrease in cash flows related to the profit-sharing receivables from insurance carriers as a result of the timing of periodic settlements with the insurance carriers.

Investing Activities

We used $19.8 million more cash in investing activities during the year ended December 31, 2010 as compared to the year ended December 31, 2009. During the year ended December 31, 2010, we used $171.8 million for acquisition-related payments, primarily for the July 1, 2010 Connexions acquisition and the acquisition of a credit card registration membership business, consisting of membership contracts, in the first quarter of 2010 and $39.9 million for capital expenditures. Partially offsetting these uses of cash for the year ended December 31, 2010 was the receipt of $78.9 million as a result of the redemption of held-to-maturity debt securities of Affinion Holdings. During the year ended December 31, 2009, we used $49.2 million for the purchase of held-to-maturity debt securities of Affinion Holdings, $22.5 million for acquisition-related payments and $39.9 million for capital expenditures.

Financing Activities

We generated $22.0 million more cash from financing activities during the year ended December 31, 2010 as compared to the year ended December 31, 2009. During the year ended December 31, 2010, we amended and restated our senior secured credit facility, resulting in new borrowings of $875.0 million and repayments of $648.6 million under the old term loan and an additional $6.7 million under the new term loan. We also issued $475.0 million aggregate principal amount of the old notes and received proceeds of $471.5 million and utilized the proceeds to redeem the then-outstanding $454.0 million aggregate principal amount of 10 1/8% senior notes for $467.6 million. During the year ended December 31, 2010, we also incurred $35.5 million of deferred financing costs in connection with our senior secured credit facility (as defined below) and the old notes and paid a dividend of $119.8 million to our parent company. During the year ended December 31, 2009, we realized proceeds of $136.5 million from the issuance of 10 1/8% senior notes and incurred financing costs of $4.3 million.

In addition, we made repayments under our term loan and revolving credit facility of $6.4 million and $57.0 million, respectively, and paid dividends of $26.2 million to our parent company.

Cash Flows – Years Ended December 31, 2009 and 2008

At December 31, 2009, we had $69.8 million of cash and cash equivalents on hand, an increase of $33.5 million from $36.3 million at December 31, 2008. The following table summarizes our cash flows and compares changes in our cash and cash equivalents on hand to the same period in the prior year.

	Years Ended December 31,		Change
	2009	2008
	(in millions)
Cash provided by (used in):
Operating activities	$102.8	$103.1	$(0.3)
Investing activities	(111.5)	(59.1)	(52.4)
Financing activities	41.4	(19.2)	60.6
Effects of exchange rate changes	0.8	(2.7)	3.5

Net change in cash and cash equivalents	$33.5	$22.1	$11.4

Operating Activities. During the year ended December 31, 2009, we generated $0.3 million less cash from operating activities in comparison to the same period in 2008. Segment EBITDA decreased $7.4 million for the year ended December 31, 2009 as compared to the year ended December 31, 2008 (see “—Results of Operations”). The timing of realization of profit-sharing receivables due from insurance carriers resulted in $66.2 million more cash during the year ended December 31, 2009 compared to the year ended December 31, 2008. The additional cash generated was partially offset by the impact of timing of collection of receivables which resulted in a decrease in operating cash flows for the year ended December 31, 2009 of $20.5 million compared to the prior year and $15.5 million less cash generated from other non-current assets during the year ended December 31, 2009 compared to 2008, principally due to an increase in long-term receivables. The additional cash generated was also partially offset by the change in deferred revenue resulting in $17.0 million less cash from operations during the year ended December 31, 2009 compared to the comparable period of 2008. The operating cash flow impact of receivables reflects the impact of seasonality on the businesses acquired in the fourth quarter of 2008.

Investing Activities. We used $52.4 million more cash in investing activities during the year ended December 31, 2009 as compared to the year ended December 31, 2008 principally due to the purchase of held-to-maturity debt securities for $49.2 million. In addition, during the year ended December 31, 2009 we made acquisition-related payments, net of cash acquired, totaling $22.5 million and had capital expenditures of $39.9 million, compared to acquisition-related payments, net of cash acquired of $13.7 million and capital expenditures of $36.7 million during the prior year. Restricted cash requirements in international operations were $8.8 million less in 2009 as compared to 2008, principally as a result of the acquisition in 2008 of a European travel company. As previously noted, the Company has historically funded its capital expenditures and acquisitions from its cash on hand, operating cash flows and, as needed, from its available capacity under the revolving credit facility.

Financing Activities. We generated $60.6 million more cash from financing activities during the year ended December 31, 2009 as compared to the year ended December 31, 2008. During the year ended December 31, 2009, we issued $150.0 million face amount of 10 1/8% senior notes for proceeds net of discount of $136.5 million and incurred financing costs of $4.5 million. We also utilized $57.0 million to fully pay down our revolving credit facility and had principal payments on borrowings of $6.7 million during the year ended December 31, 2009. During the year ended December 31, 2008, we borrowed $18.5 million on our line of credit and paid down $0.3 million on our long-term debt. In addition, we paid dividends to Affinion Holdings during the years ended December 31, 2009 and 2008 of $26.2 million and $37.0 million, respectively. At December 31, 2009, the Company had available borrowing capacity of $93.2 million under its revolving credit facility.

In January 2007, Affinion Holdings incurred debt of $350 million in the form of a five-year senior unsecured term loan facility. In 2008 and 2009, we made dividend distribution to Affinion Holdings to enable it to service its debt and we expect that Affinion Holdings will continue to require us to pay dividends (to the extent we are permitted legally and contractually) to enable it to service its debt. On January 23, 2008 and January 25, 2008, Affinion Holdings entered into interest rate swaps with the same counterparty, effective March 1, 2008. The swaps, with notional amounts of $200.0 million and $100.0 million, respectively, require Affinion Holdings to pay a fixed rate of interest of 2.79% and 3.19%, respectively, beginning on March 1, 2008 through March 1, 2010, in exchange for receiving floating payments based on a six-month LIBOR rate on the same $200.0 million and $100.0 million notional amounts for the same period. On September 15, 2008, Affinion Holdings entered into a two-year interest rate swap agreement with the same counterparty. This swap, with a notional amount of $50.0 million, requires Affinion Holdings to pay a fixed rate of interest of 3.17% beginning on September 2, 2008 through September 1, 2010, in exchange for receiving floating payments based on a six-month LIBOR rate on the same $50.0 million notional amount for the same period. The effect of these three swaps is to convert all of Affinion Holdings’ variable rate debt to a fixed rate obligation. If Affinion Holdings had continued to elect to pay cash interest on its term loan facility, the cash required to service the debt in 2009, net of the impact of the three interest rate swaps, would have been approximately $33.9 million (including interest on debt securities held by us). However, Affinion Holdings has made a payment-in-kind election for the interest period ending September 1, 2009 so the cash required to service its debt in 2009, including its interest rate swaps, was approximately $19.2 million.

Credit Facilities and Long-Term Debt

As a result of the Apollo Transactions, we became a highly leveraged company, and we have incurred additional indebtedness and refinancing indebtedness since the Apollo Transactions. As of March 31, 2011, we had approximately $1.9 billion in indebtedness. Payments required to service this indebtedness have substantially increased our liquidity requirements as compared to prior years.

As part of the Apollo Transactions, we (a) issued $270.0 million principal amount of 10  1/8% senior notes due October 15, 2013 (the “initial 2005 senior notes”) ($266.4 million net of discount), (b) entered into our senior secured credit facility consisting of a term loan facility in the principal amount of $860.0 million (which amount does not reflect the $231.0 million in principal prepayments that we made prior to amendment and restatement of the senior secured credit facility in April, 2010) and a revolving credit facility in an aggregate amount of up to $100.0 million and (c) entered into a senior subordinated bridge loan facility in the principal amount of $383.6 million.

On October 17, 2005, we issued $270.0 million aggregate principal amount of the initial 2005 senior notes and applied the gross proceeds of $266.4 million to finance a portion of the Apollo Transactions. On May 3, 2006, we issued an additional $34.0 million aggregate principal amount of follow-on senior notes (the “follow on 2005 senior notes” and together with the initial 2005 senior notes, the “2005 senior notes”) and applied the gross proceeds, together with cash on hand, to repay the then remaining outstanding borrowings under our bridge loan facility. On June 5, 2009, we issued $150.0 million aggregate principal amount ($136.5 million, net of discounts) of 2009 senior notes for net proceeds of $136.5 million in a private placement transaction. As described below, the 2005 senior notes and the 2009 senior notes were repaid in the fourth quarter of 2010 and are no longer outstanding.

Our senior subordinated bridge loan facility was refinanced with the proceeds from the offering of senior subordinated notes and additional senior notes. On April 26, 2006, we issued $355.5 million aggregate principal amount of 11 ½% senior subordinated notes due October 15, 2015 (the “senior subordinated notes”) and applied the gross proceeds of $350.5 million to repay $349.5 million of outstanding borrowings under our senior subordinated loan facility, plus accrued interest, and used cash on hand to pay fees and expenses associated with such issuance. The interest on our senior subordinated notes is payable semi-annually. We may redeem some or all of the senior subordinated notes at the redemption prices (generally at a premium) set forth in the indenture governing the senior subordinated notes. The senior subordinated notes are unsecured obligations. The senior subordinated notes are guaranteed by the same subsidiaries that guarantee our senior secured credit facility and our senior notes. The senior subordinated notes contain restrictive covenants related primarily to our ability to distribute dividends to our parent, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies.

On April 9, 2010, the Company, as borrower, and Affinion Holdings, as guarantor, entered into a $1.0 billion amended and restated senior secured credit facility with its lenders, amending our senior secured credit facility. We refer to the amended and restated senior secured credit facility, as amended from time to time, including by the Incremental Assumption Agreements (as defined below) as “our senior secured credit facility”. Our senior secured credit facility initially consisted of a five-year $125.0 million revolving credit facility and an $875.0 million term loan facility.

On December 13, 2010, the Company, as borrower, Affinion Holdings and certain of the Company’s subsidiaries entered into an Incremental Assumption Agreement with two of its lenders (the “Revolver Incremental Assumption Agreement,” and together with the Term Loan Incremental Assumption Agreement, the “Incremental Assumption Agreements”) which resulted in an increase in the revolving credit facility from $125.0 million to $160.0 million, with a further increase to $165.0 million upon the satisfaction of certain conditions. These conditions were satisfied in January 2011 and the revolving credit facility was increased to $165.0 million. On February 11, 2011, the Company, as borrower, and Affinion Holdings, and certain of the Company’s subsidiaries entered into, and simultaneously closed under, the Term Loan Incremental Assumption Agreement, which resulted in an increase in the term loan facility from $875.0 million to $1.125 billion.

The revolving credit facility includes a letter of credit subfacility and a swingline loan subfacility. The term loan facility matures in October 2016. However, the term loan facility will mature on the date that is 91 days prior to the maturity of the senior subordinated notes unless, prior to that date, (a) the maturity for our senior subordinated notes is extended to a date that is at least 91 days after the maturity of the term loan facility or (b) the obligations under our senior subordinated notes are (i) repaid in full or (ii) refinanced, replaced or defeased in full with new loans and/or debt securities with maturity dates occurring after the maturity date of the term loan. The term loan facility provides for quarterly amortization payments totaling 1% per annum, with the balance payable upon the final maturity date. The term loan facility also requires mandatory prepayments of the outstanding term loans based on excess cash flow (as defined), if any, and the proceeds from certain specified transactions. The interest rates with respect to the term loan facility and the revolving credit facility are based on, at our option, (a) the higher of (i) adjusted LIBOR and (ii) 1.50%, in each case plus 3.50%, or (b) the highest of (i) Bank of America, N.A.’s prime rate, (ii) the Federal Funds Effective Rate plus 0.5% and (iii) 2.50%, in each case plus 2.50%. The effective interest rate on the term loan for the period from January 1, 2011 to March 31, 2011 was 5% per annum. Our obligations under our senior secured credit facility are, and our obligations under any interest rate protection or other hedging arrangements entered into with a lender or any of its affiliates will be, guaranteed by Affinion Holdings and by each of our existing and subsequently acquired or organized domestic subsidiaries, subject to certain exceptions. Our senior secured credit facility is secured to the extent legally permissible by substantially all the assets of (i) Affinion Holdings, which consists of a pledge of all our capital stock and (ii) us and the subsidiary guarantors, including but not limited to: (a) a pledge of substantially all capital stock held by us or any subsidiary guarantor and (b) security interests in substantially all tangible and intangible assets of us and each subsidiary guarantor, subject to certain exceptions. Our senior secured credit facility also contains financial, affirmative and negative covenants. The negative covenants in our senior secured credit facility include, among other things, limitations (all of which are subject to certain exceptions) on our (and in certain cases, Affinion Holdings’) ability to: declare dividends and make other distributions, redeem or repurchase our capital stock; prepay, redeem or repurchase certain of our subordinated indebtedness; make loans or investments (including acquisitions); incur additional indebtedness (subject to certain exceptions); enter into agreements that would restrict the ability of our subsidiaries to pay dividends; merge or enter into acquisitions; sell our assets; and enter into transactions with our affiliates. The credit facility also requires us to comply with financial maintenance covenants with a maximum ratio of total debt to EBITDA (as defined in our senior secured credit facility) and a minimum ratio of EBITDA to cash interest expense. The April 2010 proceeds of the term loan under our senior secured credit facility were utilized to repay the outstanding balance of the then existing senior secured term loan, including accrued interest, of $629.7 million and pay fees and expenses of approximately $27.0 million. The remaining proceeds are available for working capital and other general corporate purposes, including permitted acquisitions and investments. In connection with the refinancing, the Company recorded a loss on extinguishment of debt of $7.4 million during the second quarter of 2010. Any borrowings under the revolving credit facility are available to fund Affinion’s working capital requirements, capital expenditures and for other general corporate purposes.

In January 2011, utilizing available cash on hand, the Company paid a dividend of approximately $123.4 million to Affinion Holdings. Affinion Holdings utilized the proceeds of the dividend and available cash on hand to (i) redeem Affinion Holdings’ outstanding preferred stock with a liquidation preference of approximately $41.2 million, (ii) pay a dividend to Affinion Holdings’ stockholders (including holders of restricted stock units) of $1.35 per share (approximately $115.4 million in the aggregate), (iii) pay a one-time cash bonus to Affinion Holdings’ option holders of approximately $9.6 million and (iv) pay additional amounts for transaction fees and expenses.

In February 2011, the Company used a portion of the Incremental Term Loans to pay a dividend of approximately $200.0 million to Affinion Holdings, and expects to use the balance of the proceeds for working capital and other corporate purposes and to fund future strategic initiatives. Affinion Holdings used the proceeds of the dividend to (i) redeem Affinion Holdings’ outstanding preferred stock with a liquidation preference of approximately $5.4 million, (ii) pay a dividend to Affinion Holdings’ stockholders (including holders of restricted stock units) of $1.50 per share (approximately $128.2 million in the aggregate), (iii) pay a one-time cash bonus to certain of Affinion Holdings’ option holders of approximately $5.2 million and (iv) pay additional amounts for transaction fees and expenses.

On November 19, 2010, the Company completed a private offering of $475.0 million aggregate principal amount of senior notes due 2018 (the “old notes”) providing net proceeds of $471.5 million. The old notes bear interest at 7.875% per annum payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 2011. The old notes will mature on December 15, 2018. The old notes are redeemable at the Company’s option prior to maturity. The indenture governing the old notes contains negative covenants which restrict the ability of the Company and its restricted subsidiaries to engage in certain transactions and also contains customary events of default. The Company’s obligations under the old notes are jointly and severally and fully and unconditionally guaranteed on a senior secured basis by each of the Company’s existing and future domestic subsidiaries that guarantee the Company’s indebtedness under our senior secured credit facility. The old notes and guarantees thereof are senior unsecured obligations of the Company and rank equally with all of the Company’s and the guarantors existing and future senior indebtedness and senior to the Company’s and the guarantors existing and future subordinated indebtedness. The old notes are effectively subordinated to the Company’s and the guarantors’ existing and future secured indebtedness, including the Company’s obligations under our senior secured credit facility, to the extent of the value of the collateral securing such indebtedness. The old notes are structurally subordinated to all indebtedness and other obligations of each of the Company’s existing and future subsidiaries that are not guarantors. In connection with the issuance of the old notes, the Company entered into a registration rights agreement, pursuant to which the Company has agreed, among other things, to offer to exchange the old notes for a new issue of substantially identical notes that have been registered under the Securities Act of 1933, as amended. In the event that the Company does not comply with its obligations under the registration rights agreement, the Company will be required to pay liquidated damages to holders of the old notes in an amount equal to 0.25% per annum of the principal amount of the old notes, which amount will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all defaults under the registration rights agreement have been cured up to a maximum of 1.00% per annum. The Company filed the registration statement, which has not been declared effective, in March 2011. The Company used substantially all of the net proceeds of the offering of the old notes to repay all of the 2005 senior notes and the 2009 senior notes.

At March 31, 2011, we had $1,115.6 million outstanding under the term loan facility, $475.0 million ($471.6 million net of discount) outstanding under the old notes and $355.5 million ($353.1 million net of discount) outstanding under the senior subordinated notes. At March 31, 2011, there were no outstanding borrowings under the revolving credit facility and the Company had $158.2 million available under the revolving credit facility after giving effect to the issuance of $6.8 million of letters of credit.

Covenant Compliance

Our amended and restated senior secured credit facility, which we refer to in this section as our credit facility, and the indentures that govern our senior notes and our senior subordinated notes contain various restrictive covenants. They prohibit us from prepaying indebtedness that is junior to such debt (subject to certain exceptions). Our credit facility requires us to maintain a specified minimum interest coverage ratio and a maximum consolidated leverage ratio. The interest coverage ratio as defined in our credit facility (Adjusted EBITDA, as defined, to interest expense, as defined) must be greater than 1.75 to 1.0 at March 31, 2011. The consolidated leverage ratio as defined in our credit facility (total debt, as defined, to Adjusted EBITDA, as defined) must be less than 6.75 to 1.0 at March 31, 2011. In addition, our credit facility, among other things, restricts our ability to incur indebtedness or liens, make investments or declare or pay any dividends to our parent. The indentures governing the senior notes and the indenture governing the senior subordinated notes, among other things: (a) limit our ability and the ability of our subsidiaries to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments and enter into certain transactions with affiliates; (b) limit our ability to enter into agreements that would restrict the ability of our subsidiaries to pay dividends or make certain payments to us; and (c) place restrictions on our ability and the ability of our subsidiaries to merge or consolidate with any other person or sell, assign, transfer, convey or otherwise dispose of all or substantially all of our assets. However, all of these covenants are subject to significant exceptions. As of March 31, 2011, the Company was in compliance with the restrictive covenants under its debt agreements and expects to be in compliance over the next twelve months.

We have the ability to incur additional debt, subject to limitations imposed by our credit facility and the indentures governing our senior notes and senior subordinated notes. Under our indentures governing the senior notes and the senior subordinated notes, in addition to specified permitted indebtedness, we will be able to incur additional indebtedness as long as on a pro forma basis our fixed charge coverage ratio (the ratio of Adjusted EBITDA to consolidated fixed charges) is at least 2.0 to 1.0.

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

Set forth below is a reconciliation of our consolidated net cash provided by operating activities for the twelve months ended March 31, 2011 to Adjusted EBITDA.

Twelve Months Ended March 31, 2011(a)
(in millions)
Net cash provided by operating activities	$66.1
Interest expense, net	147.9
Income tax expense	14.1
Amortization of favorable and unfavorable contracts	1.9
Amortization of debt discount and financing costs	(10.1)
Unrealized gain on interest rate swaps	0.9
Interest accretion on held-to-maturity debt securities	4.0
Payment received for assumption of loyalty points program liability	(6.5)
Changes in assets and liabilities	40.1
Effect of the Apollo Transactions, reorganizations, certain legal costs and net cost savings(b)	43.4
Other, net(c)	30.2

Adjusted EBITDA, excluding Connexions and Webloyalty(d)	332.0
Effect of the Connexions and Webloyalty acquisitions(e)	83.9

Adjusted EBITDA, including Connexions and Webloyalty(f)	$415.9

(a)	Represents consolidated financial data for the year ended December 31, 2010, minus consolidated financial data for the three months ended March 31, 2010, plus consolidated financial data for the three months ended March 31, 2011.
(b)	Eliminates the effect of the Apollo Transactions and purchase accounting related to the Webloyalty acquisition, legal costs for certain legal matters and costs associated with severance incurred.
(c)	Eliminates (i) net changes in certain reserves, (ii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iii) the loss from an investment accounted for under the equity method, (iv) costs related to acquisitions and (v) consulting fees paid to Apollo.
(d)	Adjusted EBITDA, excluding Connexions and Webloyalty, does not give pro forma effect to our acquisition of (i) Connexions that was completed in the third quarter of 2010 and (ii) Webloyalty that was completed in the first quarter of 2011. However, we do make such accretive pro forma adjustments for Connexions and Webloyalty as if such acquisitions had occurred on April 1, 2010 in calculating the Adjusted EBITDA under the amended and restated senior secured credit facility and the indentures governing our old notes and senior subordinated notes.
(e)	Gives effect to the completion of the Connexions and Webloyalty acquisitions as if they had occurred on April 1, 2010.
(f)	Adjusted EBITDA, including Connexions and Webloyalty, gives pro forma effect to our acquisition of Connexions that was completed in the third quarter of 2010 and our acquisition of Webloyalty that was completed in the first quarter of 2011, as if such acquisitions had occurred on April 1, 2010.

Set forth below is a reconciliation of our consolidated net loss for the twelve months ended March 31, 2011 to Adjusted EBITDA as required by our credit facility and the indentures governing our old notes and senior subordinated notes.

Twelve Months Ended March 31, 2011(a)
(in millions)
Net loss attributable to Affinion Group, Inc.	$(157.8)
Interest expense, net	147.9
Income tax expense	14.1
Non-controlling interest	0.9
Other income, net	(0.1)
Loss on extinguishment of debt	37.0
Depreciation and amortization	196.6
Effect of the Apollo Transactions, reorganizations and non-recurring revenues and gains(b)	6.5
Certain legal costs(c)	26.8
Net cost savings(d)	10.1
Other, net(e)	50.0

Adjusted EBITDA, excluding Connexions and Webloyalty(f)	332.0
Effect of the Connexions and Webloyalty acquisitions(g)	83.9

Adjusted EBITDA, including Connexions and Webloyalty(h)	$415.9

Interest coverage ratio(i)	2.29
Consolidated leverage ratio(j)	4.56
Fixed charge coverage ratio(k)	2.71

(a)	Represents consolidated financial data for the year ended December 31, 2010, minus consolidated financial data for the three months ended March 31, 2010, plus consolidated financial data for the three months ended March 31, 2011.
(b)	Effect of the Apollo Transactions, reorganizations and non-recurring revenues and gains—represents the elimination of the effect of the Apollo Transactions and purchase accounting related to the Webloyalty acquisition.
(c)	Certain legal costs—represents the elimination of legal costs for certain legal matters.
(d)	Net cost savings—represents the elimination of costs associated with severance incurred.
(e)	Other, net—represents the elimination of: (i) net changes in certain reserves, (ii) share-based compensation expense, including payments to option holders, (iii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iv) the loss from an investment accounted for under the equity method, (v) costs related to acquisitions, (vi) consulting fees paid to Apollo and (vii) facility exit costs.
(f)	Adjusted EBITDA, excluding Connexions and Webloyalty, does not give pro forma effect to our acquisition of (i) Connexions that was completed in the third quarter of 2010 and (ii) Webloyalty that was completed in the first quarter of 2011. However, we do make such accretive pro forma adjustments for Connexions and Webloyalty as if such acquisitions had occurred on April 1, 2010 in calculating the Adjusted EBITDA under the amended and restated senior secured credit facility and the indentures governing our old notes and senior subordinated notes.
(g)	Gives effect to the completion of the Connexions and Webloyalty acquisitions as if they had occurred on April 1, 2010.
(h)	Adjusted EBITDA, including Connexions and Webloyalty, gives pro forma effect to our acquisition of Connexions that was completed in the third quarter of 2010 and our acquisition of Webloyalty that was completed in the first quarter of 2011, as if such acquisitions had occurred on April 1, 2010.
(i)	The interest coverage ratio is defined in our amended and restated senior secured credit facility (Adjusted EBITDA, as defined, to interest expense, as defined). The interest coverage ratio must be greater than 1.75 to 1.0 at March 31, 2011.
(j)	The consolidated leverage ratio is defined in our amended and restated senior secured credit facility (total debt, as defined, to Adjusted EBITDA, as defined). The consolidated leverage ratio must be less than 6.75 to 1.0 at March 31, 2011.

(k)	The fixed charge coverage ratio is defined in the indentures governing our old notes and senior subordinated notes (consolidated cash flows, as defined, which is equivalent to Adjusted EBITDA (as defined in our amended and restated senior secured credit facility) to fixed charges, as defined). The calculation of fixed charges excludes the amortization of deferred financing costs associated with the amendment and restatement of our credit facility on April 9, 2010.

Contractual Obligations and Commitments

The following table summarizes our aggregate contractual obligations at December 31, 2010, and the estimated timing and effect that such obligations are expected to have on our liquidity and cash flow in future periods. We expect to fund the contractual obligations and commitments with operating cash flow generated in the normal course of business and availability under our revolving credit facility.

	2011	2012	2013	2014	2015	2016 and thereafter	Total
	(dollars in millions)
Term loan due 2016	$8.7	$8.7	$8.7	$8.8	$8.8	$824.7	$868.4
7.875% senior notes due 2018 (1)	—	—	—	—	—	475.0	475.0
11 1/2% senior subordinated notes due 2015 (1)	—	—	—	—	355.5	—	355.5
Interest payments (2)	121.7	121.7	121.7	121.7	113.5	144.5	744.8
Other purchase commitments (3)	15.5	5.2	1.0	—	—	—	21.7
Operating lease commitments	16.5	15.9	15.7	13.4	12.5	71.1	145.1
Capital lease obligations	0.4	0.4	0.4	0.2	—	—	1.4
Consulting agreements (4)	2.6	2.6	2.6	2.6	2.6	5.2	18.2
Employment agreements (5)	5.1	1.6	0.9	—	—	—	7.6

Total firm commitments and outstanding debt	$170.5	$156.1	$151.0	$146.7	$492.9	$1,520.5	$2,637.7

(1)	Long-term debt, which does not reflect the $250.0 million increase in the term loan incurred in February 2011, reflected at face amount.
(2)	Interest on variable rate debt is based on December 31, 2010 interest rates adjusted for the Company’s interest rate swaps.
(3)	Represents commitments under purchase agreements for marketing and membership program support services.
(4)	Represents annual management fee payable under the consulting agreement with Apollo. See “Certain Relationships and Related Party Transactions—Ancillary Agreements to the Purchase Agreement—Consulting Agreement” below.
(5)	Represents salary and target bonus amounts attributable to those employment agreements described under “Management—Executive Compensation.” Amounts are based on the assumption that no agreements are renewed beyond their initial terms and all performance metrics for bonus payouts are achieved. Amounts exclude severance and other payouts due upon termination of employment.

The above table does not give effect to contingent obligations, such as litigation claims, standard guarantees and indemnities, deferred purchase price related to acquisitions, surety bonds and letters of credit, due to the fact that at this time we cannot determine either the amount or timing of payments related to these contingent obligations. See Note 11 to our audited consolidated financial statements included elsewhere herein for a discussion of these contingent obligations. The above table also does not include obligations in connection with our liabilities for uncertain tax positions as we have significant federal and state net operating loss carryforwards that we believe will be available to offset any liabilities for uncertain tax positions incurred. In addition, we refer you to our audited consolidated financial statements as of and for the years ended December 31, 2010, 2009 and 2008.

The above table is as of December 31, 2010, and accordingly does not reflect the changes to our contractual obligations as a result of (1) our entering into the Incremental Assumption Agreements, as described above under “—Credit Facilities and Long-Term Debt” and (2) the Webloyalty acquisition.

Affinion Group Holdings, Inc.’s Dependence on Us to Service its Obligations

On October 5, 2010, Affinion Holdings issued $325.0 million aggregate principal amount of 11.625% senior notes due November 15, 2015 (the “Affinion Holdings senior notes”), and applied the gross proceeds, together with cash distributions from the Company, to repay the Affinion Holdings Loan Agreement (as defined below) in full, to pay the related fees and expenses and for general corporate purposes. The interest on the Affinion Holdings senior notes is payable semi-annually. Affinion Holdings may redeem some or all of its senior notes at the redemption prices (generally at a premium) set forth in the indenture governing the Affinion Holdings senior notes. The Affinion Holdings senior notes are unsecured obligations and are not guaranteed by the Company or any of its subsidiaries. The Affinion Holdings senior notes contain restrictive covenants related primarily to Affinion Holdings’ ability to distribute dividends to Affinion Holdings’ stockholders, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies. As a holding company with no significant assets other than the ownership of 100% of our common stock, Affinion Holdings will depend on our cash flows to make any cash interest payments on the Affinion Holdings senior notes.

As described above, we expect that Affinion Holdings will rely on distributions from us in order to pay cash amounts due in respect of the Affinion Holdings senior notes. However, our ability to make distributions to Affinion Holdings is restricted by covenants contained in our amended and restated senior secured credit facility and the indentures governing our old notes and our senior subordinated notes and by Delaware law. To the extent we make distributions to Affinion Holdings, the amount of cash available to us to pay principal of, and interest on, our outstanding debt, including our amended and restated senior secured credit facility, our old notes and our senior subordinated notes, will be reduced, and we would have less cash available for other purposes, which could negatively impact our financial condition, our results of operations and our ability to maintain or expand our business. A failure to pay principal of, or interest on, our debt, including our senior secured credit facility, our old notes and our senior subordinated notes, would constitute an event of default under the applicable debt agreements, giving the holders of that debt the right to accelerate its maturity. In addition, to the extent we are not able to make distributions to Affinion Holdings because of the restrictions in our debt agreements or otherwise, then Affinion Holdings may not have sufficient cash on hand to service its obligations under the Affinion Holdings senior notes. Any failure by Affinion Holdings to pay principal of, or interest on, the Affinion Holdings senior notes would constitute an event of default under our amended and restated senior secured credit facility, giving the lenders thereunder the right to accelerate the repayment of all borrowings thereunder, which acceleration would also give rise to an event of default under our old notes and senior subordinated notes. If any of our debt is accelerated, we may not have sufficient cash available to repay it in full and we may be unable to refinance such debt on satisfactory terms or at all.

Debt Repurchases

During the first quarter of 2009, we purchased $2.6 million of Affinion Holdings’ indebtedness under the unsecured senior term loan facility of Affinion Holdings (the “Affinion Holdings Loan Agreement”) for $1.2 million and made a payment-in-kind dividend to Affinion Holdings. During the second quarter of 2009, utilizing cash on hand and available funds under the Affinion amended and restated senior secured credit facility, we purchased $64.0 million face amount of Affinion Holdings’ outstanding indebtedness under the Affinion Holdings Loan Agreement from an affiliate of Apollo for $44.8 million. During the fourth quarter of 2009, utilizing cash on hand, we purchased an additional $5.0 million face amount of Affinion Holdings’ outstanding indebtedness under the Affinion Holdings Loan Agreement for $4.4 million. The purchases during the second and fourth quarters of 2009 were effected through a newly-formed non-guarantor subsidiary, Affinion Investments, LLC. In October 2010, utilizing a cash dividend in the amount of $115.3 million paid by us and a portion of the proceeds from the Affinion Holdings senior notes described above, Affinion Holdings repaid the Affinion Holdings Loan Agreement, including the portion we held through Affinion Investments, LLC. We or our affiliates may, from time to time, purchase any of our or Affinion Holdings’ indebtedness. Any such future purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as we or any such affiliates may determine.

Off-Balance Sheet Arrangements

We do not have any significant off-balance sheet arrangements that have not been disclosed in “—Contractual Obligations and Commitments.”

Critical Accounting Policies

In presenting our audited consolidated financial statements and our unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, we are required to make estimates and assumptions that affect the amounts reported therein. We believe that the estimates, assumptions and judgments involved in the accounting policies related to revenue recognition, accounting for marketing costs, stock-based compensation, valuation of goodwill and intangible assets, valuation of interest rate swaps and valuation of tax assets and liabilities could potentially affect our reported results and as such, we consider these to be our critical accounting policies. Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain, as they pertain to future events. However, certain events outside our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. We believe that the estimates and assumptions used when preparing our unaudited condensed consolidated financial statements were the most appropriate at the time. In addition, we refer you to our audited consolidated financial statements as of December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009 and 2008, included elsewhere in this prospectus for a summary of our significant accounting policies.

Purchase Accounting

On October 17, 2005, Cendant completed the sale of the Predecessor to Affinion, an affiliate of Apollo. The sale was accounted for in accordance with the purchase method of accounting, which requires judgment regarding the allocation of the purchase price based on the fair values of the assets acquired (including intangible assets) and the liabilities assumed. The purchase accounting adjustments reflected in the Company’s records primarily consist of: (1) revaluation of certain property and equipment, including internally developed software; (2) valuing intangibles assets consisting of affinity and member relationships, patents, trademarks and tradenames and proprietary databases and systems; (3) recognizing deferred revenues and prepaid commissions; and (4) recognizing the liability to service certain of our members during the period in which no revenue will be received. The excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed was recognized as goodwill, which will be reviewed for impairment at least annually. We recorded goodwill of approximately $315.3 million related to the Apollo Transactions described above.

In addition, we have made several other acquisitions that were accounted for in accordance with the purchase method of accounting. Substantially all of the cost of these acquisitions has been allocated to intangible assets.

Revenue Recognition

Our critical accounting policies in the area of revenue recognition pertain to our insurance profit-sharing arrangements. For our membership, package and loyalty programs, we operate in a business environment where we are paid a fee for a service performed and we do not recognize revenue until these services have been performed and such revenues are no longer subject to refund. Accordingly, revenue recognition for these programs is not particularly subjective or complex.

We recognize insurance program commission revenue based on premiums earned by the insurance carriers that underwrite the policies we market. Premiums are typically paid either monthly or quarterly and revenue is recognized ratably over the underlying policy coverage period. We engage in revenue and profit-sharing arrangements with the insurance carriers that issue the underlying insurance policies. Commission revenue from insurance programs is reported net of insurance costs in our consolidated financial statements. On a semi-annual or annual basis, a profit-sharing settlement is made based on an analysis of the premiums paid to the insurance carriers less claims experience incurred to date, estimated claims incurred but not reported, reinsurance costs and carrier administrative fees. We accrue monthly revenue and related profit sharing receivables from insurance carriers resulting from our expected share of this excess based on the claims experience to date, including an estimate for claims incurred but not reported. Adjustments to the estimates recorded are made upon settlement with the insurance carriers. Historically, our claims experience has not resulted in a shortfall.

The estimate of the periodic amount of claims incurred but not reported to the insurance company is based on models we have developed and maintain in consultation with the insurance carriers. The models are updated periodically for the most recent loss rates that we receive from the insurance companies and current market conditions. Any change to the estimates, based on actual experience, is reported in earnings in the period the change becomes known. The impact on 2010 net revenue subject to profit sharing arrangements of a 1% change in the claims incurred but not reported estimate as of December 31, 2010 would be approximately $0.3 million.

Goodwill and Intangible Assets

Under current accounting guidance, there is a requirement to assess goodwill and indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. We assess goodwill for such impairment by comparing the carrying value of the reporting units to their fair values. Fair values of the reporting units are determined utilizing discounted cash flows and incorporate assumptions that we believe marketplace participants would utilize. Key assumptions used in the goodwill impairment test were long-term growth rates ranging from 1.5% to 2.5% and discount rates ranging from 11.0% to 15.0%. In 2010, the fair value of each of the reporting units that have goodwill exceeded its respective carrying amount by more than 25% of the carrying amount. Indefinite-lived intangible assets are tested for impairment and written down to fair value, as required by current accounting guidance.

We perform reviews annually, or more frequently if circumstances indicate that an impairment may have occurred. There were no impairments identified during the years ended December 31, 2010, 2009 and 2008. Our intangible assets as of December 31, 2010 consist primarily of intangible assets with finite useful lives acquired by us in the Apollo Transactions and subsequent acquisitions and are recorded at their respective fair values in accordance with current accounting guidance.

Income Taxes

The Company is included as a member of Affinion Holdings’ consolidated federal income tax return and as a member of certain of Affinion Holdings’ unitary or combined state income tax returns. Income taxes are presented in the Company’s consolidated financial statements using the asset and liability approach based on the separate return method for the consolidated group. Under this method, current and deferred tax expense or benefit for the period is determined for the Company and its subsidiaries as a separate group on a standalone basis. Deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statements and income tax bases of assets and liabilities using currently enacted tax rates. Deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Decreases to the valuation allowance are recorded as reductions to the income tax provision, while increases to the valuation allowance result in additional income tax provision. The realization of deferred tax assets is primarily dependent on estimated future taxable income. As of December 31, 2010 and 2009, the Company has recorded a full valuation allowance for its U.S. federal net deferred tax assets. The Company has also recorded valuation allowances against the deferred tax assets of certain state and foreign taxing jurisdictions as of December 31, 2010 and 2009.

The tax effects of an uncertain tax position (“UTP”) taken or expected to be taken in income tax returns are recognized only if it is “more likely-than-not” to be sustained on examination by the taxing authorities, based on its technical merits as of the reporting date. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company recognizes estimated accrued interest and penalties related to UTPs in income tax expense.

The Company recognizes the benefit of a UTP in the period when it is effectively settled. Previously recognized tax positions are derecognized in the first period in which it is no longer more likely than not that the tax position would be sustained upon examination.

Quantitative and Qualitative Disclosures About Market Risk

Following is a description of our risk management policies.

Foreign Currency Risk

During 2010, the Company entered into a foreign currency forward contract under which we agreed to sell GBP 3.5 million to mitigate a specific foreign currency exposure. We generally do not utilize foreign currency forward contracts as we do not consider our foreign currency risk to be material, although the Company continues to evaluate its foreign currency exposures in light of the current volatility in the foreign currency markets.

Interest Rate Swaps

We entered into an interest swap as of December 14, 2005. This swap converted a notional amount of the Company’s floating rate term loan borrowing under its credit facility into a fixed rate obligation. The notional amount of the swap decreased to $50.0 million on December 31, 2009 and terminated on December 31, 2010. In January 2008, the Company entered into a second interest rate swap effective February 21, 2008, that converted a notional amount of the Company’s floating rate term loan borrowing under its credit facility into a fixed rate obligation. The notional amount of the swap increased to $598.6 million on February 23, 2010 and terminated on February 22, 2011. The effect of this swap, in conjunction with the Company’s previously existing interest rate swap, was to convert substantially all of the Company’s previously outstanding variable rate debt to a fixed rate obligation. In January 2009, the Company entered into an interest rate swap effective February 21, 2011. This swap has a notional amount of $500.0 million and terminates on October 17, 2012. Under this swap, the Company has agreed to pay a fixed rate of interest of 2.985% in exchange for receiving floating payments based on a three-month LIBOR on the notional amount for each applicable period. This swap was intended to reduce a portion of the variability of the future interest payments on the Company’s previously outstanding term loan facility for the period after the Company’s previously existing swaps expired. The interest rate swaps are recorded at fair value either as an asset or liability. The swaps are not designated as hedging instruments and therefore the changes in the fair value of the interest rate swaps is recognized currently in earnings in the accompanying unaudited consolidated statements of operations.

The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted-average interest rates by expected maturity for the Company’s long-term debt as of March 31, 2011 (dollars are in millions unless otherwise indicated):

	2011	2012	2013	2014	2015	2016 and Thereafter	Total	Fair Value At March 31, 2011
Fixed rate debt	$0.3	$0.4	$0.4	$0.2	$355.6	$475.0	$831.9	$821.1
Average interest rate	9.43%	9.43%	9.43%	9.43%	9.43%	7.88%
Variable rate debt	$11.3	$11.2	$11.3	$11.2	$11.3	$1,059.3	$1,115.6	$1,118.4
Average interest rate(a)	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%
Variable to fixed-interest rate swaps(b)								$18.8
Average pay rate	2.99%	2.99%
Average receive rate	0.39%	0.94%

(a)	Average interest rate is based on rates in effect at March 31, 2011.

(b)	The fair value of the interest rate swaps is included in other long-term liabilities at March 31, 2011. The fair value has been determined after consideration of interest rate yield curves and the creditworthiness of the parties to the interest rate swaps.

We do not use derivatives for trading or speculative purposes.

Foreign Currency Forward Contract

At December 31, 2010, the Company’s estimated fair value of its foreign currency forward contract is based upon available market information. The fair value of the foreign currency forward contract is based on significant other observable inputs, adjusted for contract restrictions and other terms specific to the foreign currency forward contract. The fair value has been determined after consideration of foreign currency exchange rates and the creditworthiness of the party to the foreign currency forward contract. The counterparty to the foreign currency forward contract is a major financial institution with a long-term rating of Aa1 by Moody’s, A+ by Standard & Poor’s and AA- by Fitch Ratings as of February 24, 2011. The Company does not expect any losses from non-performance by this counterparty.

Credit Risk and Exposure

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of receivables, profit-sharing receivables from insurance carriers and prepaid commissions. We manage such risk by evaluating the financial position and creditworthiness of such counterparties. As of March 31, 2011, approximately $82.3 million, of the profit-sharing receivable was due from one insurance carrier. Receivables and profit-sharing receivables from insurance carriers are from various marketing, insurance and business partners and we maintain an allowance for losses, based upon expected collectibility. Commission advances are periodically evaluated as to recovery.

BUSINESS

Our Company

We are a global leader in the designing, marketing and servicing of comprehensive customer engagement and loyalty solutions that enhance and extend the relationship of millions of consumers with many of the largest and most respected companies in the world. We partner with these leading companies to develop and market subscription-based programs that provide valuable services to their end-customers using our expertise in customer engagement, product development, creative design and data-driven targeted marketing. These programs and services enable the companies we partner with to generate significant, high-margin incremental revenue, as well as strengthen and enhance the loyalty of their customer relationships, which can lead to increased acquisition of new customers, longer retention of existing customers, improved customer satisfaction rates, and greater use of other services provided by such companies. We refer to the leading companies that we work with to provide customer engagement and loyalty solutions as our marketing partners. We refer to subscribers or members as those consumers to whom we provide services directly and have a contractual relationship. We refer to end-customers as those consumers that we service on behalf of a third party, such as one of our marketing partners, with whom we have a contractual relationship.

We utilize our substantial expertise in a variety of direct engagement media, such as direct mail, inbound and outbound telephony, point-of-sale marketing, direct response radio and television and the Internet to market valuable products and services to the customers of our marketing partners on a highly targeted basis.

We design customer engagement and loyalty solutions with an attractive suite of benefits that we believe are likely to interest and engage consumers based on their needs and interests, with a particular focus on programs offering lifestyle and protection benefits and programs which offer considerable savings. For example, we provide credit monitoring and identity-theft resolution, accidental death and dismemberment insurance (“AD&D”), discount travel services, loyalty points programs, various checking account and credit card enhancement services, as well as other products and services.

We believe our portfolio of the products and services which are embedded in our engagement solutions is the broadest in the industry. Our scale, combined with the industry’s largest proprietary database, proven marketing techniques and strong marketing partner relationships developed over our 35 year history, position us to deliver consistent results in a variety of market conditions.

Our comprehensive portfolio of customer engagement and loyalty solutions include:

•	marketing strategy development and management of customized marketing programs;

•	data analysis utilizing our proprietary technology and databases to target customers most likely to value our products and services;

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design and implementation of marketing campaigns in various types of media including direct mail, online marketing, point-of-sale marketing, direct response radio and television marketing, inbound and outbound telephony and voice response unit marketing;

•	development of customized and relevant products and services;

•	fulfillment, customer service, website and mobile application development; and

•	loyalty program design and administration.

Our business model is characterized by substantial recurring revenues, strong operating margins and significant cash flow. We generate revenues primarily through the sale of our value-added subscription-based products and services to the end-customers of our marketing partners and customers whom we bill on a monthly, quarterly or annual basis. Further, we generate revenues from our marketing partners that choose to directly market our products and services to their customers on a wholesale basis and typically pay us a monthly fee per enrolled customer. We also generate revenues through our loyalty customer engagement business by designing and administering points-based loyalty programs. As a result, a substantial portion of our revenues consists of subscription payments and service fees that are recurring in nature. Revenue from our existing customer base and long-term marketing partner relationships has historically generated over 80% of our next twelve months net revenue. We structure our contractual relationships with our marketing partners to support our strategy of pursuing the most profitable opportunities for our marketing, and related commission, expenditures.

Our Business

We seek to address the needs of three primary parties in developing and implementing our customer engagement and loyalty solutions:

•	Marketing partners, which are the companies for whom we develop and manage customer engagement and loyalty programs;

•	Customers, which are the end-customers of our marketing partners who subscribe to one or more of our programs; and

•	Vendors, which are the third-party vendors who provide components for our products and services.

Marketing Partners:

Our marketing partners are many of the leading companies in the United States, or the U.S., and Europe. They enter into agreements with us to:

•	offer products and services that appeal to their customers, thereby engaging those customers in a deeper, more meaningful, longer and more profitable relationship with them; and

•	develop customized marketing programs that leverage their brand names to offer these programs and services to their customers.

Our marketing partners value our services because we enhance their customer relationships and strengthen customer loyalty, promote their brands and provide them with incremental revenue with minimal risk because we often bear the costs of marketing and servicing these programs. We believe that we implement and operate our customer engagement and loyalty programs more effectively than a typical partner could in a stand-alone program, thereby allowing our marketing partners to focus on their core businesses.

As of December 31, 2010, we had more than 5,550 marketing partners in a variety of industries including financial services, retail, travel, telecommunications, utilities and the Internet. Some of our leading marketing partners, based on revenues for the year ended December 31, 2010, include Wells Fargo, Bank of America, JPMorgan Chase, HSBC and Choice Hotels. Revenues generated from our largest marketing partner, Wells Fargo, accounted for 11.4% of total revenues in 2010. By providing services directly to the end-customers of our marketing partners, we become an important part of our marketing partners’ businesses. Many of our marketing partners have been working with us for over ten years.

Customers:

Our customers value participation in our programs because of the attractive benefits we provide to address fundamental consumer needs at a reasonable price, the ease of use of our products and the high level of service we deliver. Depending on the nature of the relationship we have with a given marketing partner, customers may either purchase our programs directly from us or receive the program from our marketing partner. We derived approximately 49.4% of our net revenues from members and end-customers we obtained through our 10 largest marketing partners.

As of December 31, 2010, we had approximately 69 million subscribers and end-customers enrolled in our membership, insurance and package programs worldwide and approximately 111 million customers who received credit or debit card enhancement services or loyalty points-based management services.

Vendors:

We contract with a large number of third-party vendors to provide components for many of our products and services, such as credit reports, supplemental insurance coverage and travel discounts. Our vendors value their relationships with us because we provide them with significant incremental revenue by bundling their content with our own and offering these solutions through unique and supplementary marketing channels. Generally, our relationships with key vendors are governed by long-term contracts (typically with initial terms of up to ten years that renew automatically unless notice of non-renewal is given by either party prior to renewal). By combining the services of our vendors with our in-house capabilities, we are able to offer 31 core products and services with over 460 unique benefits and support more than 5,100 versions of products and services representing different combinations of pricing, benefits configurations and branding.

We organize our business into two operating units:

Affinion North America. Affinion North America comprises our Membership, Insurance and Package, and Loyalty customer engagement businesses in North America.

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Membership Products. We design, implement and market subscription programs that provide members with personal protection benefits and value-added services including credit monitoring and identity-theft resolution services as well as access to a variety of discounts and shop-at-home conveniences in such areas as retail merchandise, travel, automotive and home improvement.

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Insurance and Package Products. We market AD&D and other insurance programs and design and provide checking account enhancement programs to financial institutions. These programs allow financial institutions to bundle valuable discounts, protection and other benefits with a standard checking account and offer these packages to customers for an additional monthly fee.

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Loyalty Products. We design, implement and administer points-based loyalty programs and, as of December 31, 2010, managed approximately 497 billion points with an estimated redemption value of approximately $4.9 billion for financial, travel, auto and other companies. We also provide enhancement benefits to major financial institutions in connection with their credit and debit card programs. In addition, we provide and manage travel reward products for loyalty programs.

Affinion International. Affinion International comprises our Membership, Package and Loyalty customer engagement businesses outside North America. We expect to leverage our current international operational platform to expand our range of products and services, develop new marketing partner relationships in various industries and grow our geographical footprint.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Segment Results” and Note 16 to our audited consolidated financial statements included elsewhere herein for additional financial information about these business segments. In addition, see Note 16 to our audited consolidated financial statements included elsewhere herein for additional financial information by geographic area.

Our Market Opportunity and Competitive Strengths

We generally offer our products and services through affinity marketing relationships, which is a subset of the larger direct marketing industry. Affinity marketing involves marketing products and services to a marketing partner’s base of customers. This generally results in higher customer receptiveness as those customers recognize and trust the marketing partner and its brands. In addition, incorporating our marketing partners’ logos and trademarks in our marketing materials, or co-branding with our marketing partners, provides customers with additional assurances and validation as to the quality of the program or service we are offering. We believe that marketing associated with well-known brands of leading, well-respected companies provides a significant advantage over other forms of direct marketing.

We attribute our success and competitive advantage in providing comprehensive customer engagement and loyalty solutions and marketing services to our ability to leverage a number of key strengths, including:

Proprietary Technology, Models and Databases. Based on the length of our operating history, we believe our database of actual customer interactions, with approximately 1.2 billion unique records, is the largest and most comprehensive in the industry and cannot be replicated. We track the performance of all of our marketing campaigns across all different media and measure consumer preferences, response rates, and other engagement-related performance and profitability data while adhering to the highest standards of consumer data protection and privacy. We utilize this data to develop highly targeted, individualized marketing programs across multiple media and product offerings for each partner with the goal of strengthening their customer relationships and more precisely identifying types of customers likely to find our products and services of value.

We believe our proprietary database increases the efficacy of our marketing, enhances the profitability of our marketing expenditures, allows us to better engage with customers, and helps us to continue to secure and maintain long-term relationships with marketing partners.

Expertise in Various Marketing Methods and Types of Media. We have conducted more than 101,000 customer engagement and loyalty program marketing campaigns over the last ten years. We utilize a variety of direct engagement media to market our programs and services, including direct mail, online marketing, point-of-sale marketing, direct response and television marketing, inbound and outbound telephony and voice response unit marketing. We operate a full-service creative agency with expertise in utilizing a wide variety of customer acquisition media.

We believe that our expertise provides our marketing partners substantial flexibility in managing and enhancing their customer relationships and provides superior returns on our marketing expenditures.

Strong, Long-Term Relationships with Marketing Partners. We have a long history of providing comprehensive customer engagement and loyalty solutions and marketing services to leading companies in the U.S. and Europe. We believe that the strength and breadth of our relationships with our marketing partners provide us with a competitive advantage in maintaining stable, diversified and predictable sources of revenue. Our relationships span a wide variety of industries, such as financial, retail, travel, telecommunications, utilities, and the Internet and other media.

We believe that our strong network of marketing partner relationships, together with our success in delivering customized, revenue enhancing customer engagement and loyalty programs, will enable us to continue to grow our business and generate new marketing partner relationships.

Expertise in Developing Valuable, Relevant Products. We manage a broad range of membership, package and insurance benefits which are embedded into the customer engagement and loyalty solutions we market to the customers of our marketing partners. Our products are designed to address consumer needs and incorporate a range of lifestyle and valuable protection benefits related to insurance, travel, health care, automotive, identity theft protection, entertainment, shopping and loyalty rewards, among other things. We continually research, develop and test new products and benefits that are relevant to customers and build loyalty and value for our marketing partners. We market both our own customer engagement and loyalty solutions as well as those of our marketing partners, where appropriate, to meet customer needs.

We believe that our ability to customize products utilizing the broad range of benefits that we provide enables us to better meet the complex and highly specialized customer engagement needs of our marketing partners and our customers. We believe that our ability to identify and successfully enter new product and growth areas is a key competitive advantage and we will continue to seek new opportunities to expand the range of our proprietary product offerings.

Diversified, Global Marketing Platform. Because we have marketing capabilities in 14 countries outside of the U.S., with a significant and long-standing presence in the majority of Europe’s largest markets, we are able to provide our customer engagement and loyalty solutions on a global basis to better serve our marketing partners who may have operations and customers in multiple countries. We benefit from the substantial synergies generated across all of our operations, including the ability to leverage our customer engagement, marketing, loyalty and product expertise.

We believe that our ability to focus our business development and marketing expenditures on our most profitable marketing opportunities in the most attractive markets, media and industries, domestically and internationally, is a key advantage that allows us to maximize our profitability and cash flows.

Attractive Operating Model with Significant Free Cash Flow Generation. We derive a substantial portion of our revenues on a recurring basis from our marketing partners and their customers. Our business requires very little capital to support our growth, and annual capital expenditures typically represent a small percentage of our revenues. In addition, we benefit from certain tax attributes under §338(h)(10) of the Internal Revenue Code that will reduce our cash taxes in the future and further enhance our ability to generate strong, recurring cash flows. Tax deductions remaining under this provision as of December 31, 2010 amounted to approximately $1.2 billion and are expected to result in deductions of up to approximately $120.0 million per year for the next ten years. Consequently, we benefit from high predictability in the operation of our business, low volatility in our revenues and earnings, and enhanced ability to manage our business, service our indebtedness and pay dividends to stockholders.

Committed and Experienced Management Team. We believe that our senior management and our talented and experienced professionals are a principal reason why we have achieved significant success in all of our businesses. Led by our Chairman and Chief Executive Officer, Nathaniel J. Lipman, who has been with us for over eleven years, each of our senior operating executives has more than ten years of relevant industry experience in senior positions. We believe that the extensive experience and financial acumen of our management and marketing professionals provide us with a significant competitive advantage.

Our Business Strategy

Our strategy is to pursue initiatives that maintain and enhance our position as a global leader in the designing, marketing and servicing of comprehensive customer engagement and loyalty solutions that enhance and extend the relationship of millions of consumers with our marketing partners and to focus on attractive opportunities that will increase our profitability and cash flows. The key elements of our strategy are:

Optimize Our Marketing Investment. Our ability to adjust and optimize the allocation of our marketing expenditures across all of our marketing partners, media channels, products and geographic regions will help us continue to maximize the returns on each customer engagement and loyalty services marketing campaign. We target minimum returns on investment for all of our marketing expenditures, incorporating the expected revenues, persistency of customer tenure, commission rates and servicing and other variable costs for those customers who subscribe to our programs. Our goal is to maximize the average contribution per customer over the lifetime of that customer relationship, which we expect will maximize the growth of our cash flows, even though the aggregate number of customers we serve may grow at a slower rate or decline. For example, in the past five years we have grown the average revenue per member in our domestic membership business at a compound annual rate of approximately 8.3%, from $61.13 in 2005 to $91.18 in 2010.

Grow Our International Operations. We believe that we are well positioned to provide our marketing partners with comprehensive customer engagement and loyalty solutions offerings on a global basis. We have grown our international retail membership operations by leveraging our significant U.S. experience to offer subscription products similar to existing U.S. subscription products to the customers of our European marketing partners. In addition, our European package business has expanded through unique product offerings, enhanced customer services and delivery of benefits. We are also planning to extend our operations into new countries and geographic regions. We intend to continue our growth in the international markets through both organic initiatives including geographic expansion as well as the continued evaluation of strategic acquisitions that strengthen our customer engagement solutions, grow our distribution capabilities or enhance our scale. We expanded our international operations by leveraging our European centers of excellence to enter the Spanish market in 2009 and the Finnish market in 2010. We also strengthened our international business in continental Europe with the acquisition of an Italian package business, a loyalty travel business in the Republic of Ireland and, in early 2011 we acquired Webloyalty, which enhances our operations in attractive international markets, including France and the U.K.

Expand Our Vertical Market Penetration and Range of Marketing Media. We believe there are substantial opportunities to add new marketing partners in the retail, financial, travel, Internet, cable, telecom and utilities industries, in both North America and Europe, where prospective partners desire to add incremental revenue and strengthen and enhance the loyalty of their customer relationships. We also believe there are significant opportunities to expand our marketing channels, including direct-to-consumer initiatives and point-of-sale marketing with retailers and financial institutions.

Focus on New Program Development. We continually develop and test new programs to identify consumer trends that can be converted into revenue-enhancing and customer engagement-building opportunities. These programs may include loyalty and enhancement services, fraud and theft protection products, fully underwritten insurance programs, and purchase warranty offerings. We also consider acquisitions of new and complementary products and technology to further enhance our offerings and generate additional revenue. In addition, we believe we have opportunities to grow our existing services by expanding the ways that consumers may access their program benefits, thereby enhancing the value of the underlying service. For instance, many of our programs, such as roadside assistance, loyalty rewards redemptions, leisure and travel discounts, and identity theft resolution are well-suited for consumer use via mobile applications due to the real-time availability of the information the consumer desires to employ the service.

Leverage Best Practices for Growth and Acquisitions. We intend to leverage the integration of our businesses globally by applying best practices and cross-selling products and services across business lines and geographical regions. We will continue to consider acquisitions of selected assets, businesses and companies to enhance our scale and market share. Consistent with these strategies, our recent acquisition of Webloyalty provides us with a technology platform that expands the range of our marketing media, particularly in online channels and provides additional economies of scale in the management of our combined product portfolio.

Grow Our Strategic Consulting and Creative Services Offerings. We intend to further leverage our marketing services capabilities to provide marketing strategy, creative development, modeling and database management, campaign execution and other services to our marketing partners and other third parties on a fee-for-service basis. We believe these services will generate high-margin revenues and complement our existing customer engagement and loyalty marketing solutions.

Industry Overview

Direct marketing is any direct communication to a consumer or business that is designed to generate a response in the form of an order. Affinity marketing is a subset of the larger direct marketing industry which involves direct marketing to the customers of institutions, such as financial service providers and retailers, using the brand name and customer contacts of such institution. We believe that marketing associated with the brand of a marketing partner provides a significant advantage over other forms of direct marketing. Affinity marketing provides us with access to our marketing partners’ large customer base, generally results in higher response rates as customers recognize and trust our marketing partners’ brands and provides additional credibility and validation as to the quality of the program or service we are offering. Marketing partners benefit as they are able to promote their brands while offering additional programs and services, which strengthens their relationships with their customers and generates incremental revenue for them.

Marketers with direct customer contacts or with large marketing databases are expected to continue to pursue direct marketing initiatives, such as those offered by us, to increase customer penetration in an environment where attracting and retaining customers is becoming increasingly challenging. As a result, direct marketing driven sales as a percentage of total sales have been rising. Sales generated by direct mail, one of our primary marketing media, are projected by the DMA to grow at a compound annual growth rate of approximately 3.8% from 2009 through 2014 in the U.S. Online media, a growth vehicle for the industry, represents the fastest growing direct marketing medium due to the increasing use of the Internet and its significantly lower communication costs. DMA projects a compound annual growth rate of approximately 10.3% for internet media from 2009 to 2014 in the U.S.

Industry and market data used throughout this prospectus were obtained from the DMA’s 2010 Statistical Fact Book (2010 Edition). While we believe that the research and estimates are reliable and appropriate, we have not independently verified such data nor have we made any representation as to the accuracy of such information.

Company History

We have more than 35 years of operational history. The business started with membership products in 1973 through the formation of Comp-U-Card of America, Inc. (“CUC”). Between 1985 and 1986, CUC acquired the insurance and package enhancement products of Financial Institution Services, Inc. and Madison Financial Corporation, both of which were formed in 1971. In 1988, CUC acquired National Card Control, Inc., which was formed in 1981 and provided loyalty solutions and package enhancement programs. Our international products were started by CUC in the early 1990s. In 1997, CUC merged with HFS Incorporated to form Cendant. The international products were rebranded as Cendant International Membership Services after the formation of Cendant. In 2001, the U.S. membership products were rebranded as Trilegiant and the loyalty solutions products were rebranded as Trilegiant Loyalty Solutions. The insurance and U.S. package enhancement products were rebranded as Progeny in 2002. In 2004, we realigned our organizational structure and began integrating the historically separate businesses in order to have a unified approach to the marketplace.

In 2005, we entered into a purchase agreement with Cendant pursuant to which we purchased from Cendant all of the equity interests of Affinion Group, LLC or AGLLC (known as Cendant Marketing Services Group, LLC prior to the consummation of the Apollo Transactions) and all of the share capital of Affinion International Holdings Limited or AIH (known as Cendant International Holdings Limited prior to the consummation of the Apollo Transactions). See “Certain Relationships and Related Party Transactions—The Acquisition—Purchase Agreement.”

Marketing

We provide our customer engagement and loyalty solutions through retail and wholesale arrangements, or combinations of both. Under a retail arrangement, we usually market our products to a marketing partner’s customers by using that marketing partner’s brand name and customer contacts. In retail arrangements, we typically bear or share the acquisition marketing costs. Under structures where we bear all or most of the acquisition marketing costs, we typically incur higher up-front expenses but share a lower amount of the related revenue (which we generally call a “commission”) with our marketing partners. Under structures where our marketing partners share more of the acquisition marketing costs, we typically have lower up-front expenses, but pay higher commissions on related revenue to such partners.

Under a wholesale arrangement, the marketing partner markets our products and services to its customers, collects revenue from the customer, and typically pays us a monthly fee per end-customer. Under this type of arrangement, we may also provide other services to our marketing partners, including enrollment, fulfillment, customer service, website and mobile application development.

We utilize a variety of media to offer our customer engagement solutions, including direct mail, online marketing, point-of-sale marketing, direct response radio and telephone marketing, inbound and outbound telephony and voice response unit marketing. We have a full-service, in-house creative agency with expertise in utilizing all varieties of customer acquisition media. We use a network of third-party operators for inbound and outbound telemarketing and develop all direct mail programs in-house, utilizing third parties only for limited services such as printing. In addition, we use standardized scripts and direct mail materials that are repeatedly tested and updated to ensure regulatory compliance, consistent quality and the maximum effectiveness for each marketing campaign.

We utilize financial models that are designed to target and predict returns over a five-year period for marketing expenditures related to membership programs and a seven-year period for marketing expenditures related to insurance programs. These models are used to determine the minimum response rate required to attain a targeted return per marketing campaign, net of attrition, applying an appropriate cost of capital. Our marketing systems model individual customer engagement and loyalty program marketing campaigns across multiple media and product offerings utilizing extensive data, customer contacts and the results of over 101,000 marketing campaigns conducted over the last decade. We typically target a minimum profitability return after all costs for all marketing expenditures related to our customer engagement solutions.

Direct Mail. We have developed considerable expertise in direct mail marketing, which remains our largest marketing medium in terms of new member acquisition, accounting for 32 % of new subscriber joins globally in 2010. Our direct mail operations incorporate a variety of mailing types, including solo direct mail, detachable inserts, credit card inserts, statement inserts, promotion inserts, and other printed media. Additionally, we continually test variations of direct mail solicitations to drive higher customer response rates.

Point-of-Sale Marketing. Point-of-sale marketing offered at our financial institution marketing partners’ branch networks is the primary distribution medium for our checking account package enhancement products. Point-of-sale marketing of our programs is also offered at our retail marketing partners’ stores. Point-of-sale marketing utilizes a variety of promotional and display materials at these locations to create interest and drive program inquiries and enrollments. Customer service representatives of our marketing partners usually coordinate sales with the opening of new accounts and sale transactions. We also train our marketing partners’ point-of-sale personnel in sales techniques for our programs.

Live Operator Inbound Telemarketing (“Transfer Plus” and “Customer Service Marketing”). Transfer Plus is a live-operator call transfer program which operates out of our marketing partners’ call centers, and has proven successful in converting customer service calls into revenue opportunities. In Transfer Plus, qualified callers of a marketing partner are invited to hear about a special offer, and those callers who express interest in that offer are transferred to our representatives to hear more about the product or service. Customer Service Marketing is similar to Transfer Plus, however, the marketing partner’s representative continues with the sales process instead of transferring the call to us. These programs are easy to implement, and we handle all training and promotions. It also provides a no-cost employee retention program for our marketing partners as agents earn cash/awards from us for every call handled or transferred.

Outbound Telemarketing. We use extensive modeling to target calling efforts to likely responders. Calls are fully scripted, and our representatives market only to those who are interested in hearing about our products and services. Our outbound telemarketing programs are designed to comply with the “Do-Not-Call” Registry and other privacy rules and requirements.

Voice Response Unit Marketing. When a consumer contacts a marketing partner’s call center to activate a credit or debit card, check their account balance or make another inquiry that can be handled electronically, the automated voice response system offers our product while the customer is waiting for, or after the completion of, the transaction or inquiry. The consumer then has the opportunity to accept or decline the offer.

Online Marketing. We use the Internet for the marketing of our products and services, both with marketing partners and via direct to consumer marketing, in both North America and Europe, and for the delivery of certain product benefits where it is relevant and beneficial to the consumer’s experience to do so. Our online marketing initiatives include pursuing new marketing partnerships (e.g. online retailers, travel providers, and service providers), expanding relationships with traditional marketing partners via the Internet (notably financial institutions who allow us to market to their online banking customers), as well as offering our products and services directly to customers. We use advertising, search and email marketing methods to enhance our online customer acquisition techniques. With our acquisition of Webloyalty, we have significantly increased our presence and online capabilities in attractive European markets, which will create new opportunities for growth in our services. Our online marketing programs are designed to comply with the Restore Online Shoppers’ Confidence Act as well as other relevant privacy legislation.

Products and Services

North American Membership Products. We market various private-label membership products and services in North America, primarily to the customers of our domestic marketing partners. These products are typically offered on a subscription basis and may be categorized generally as addressing one of two broad categories of fundamental consumer needs: (1) protection and peace-of-mind services or (2) savings on lifestyle oriented purchases and loyalty solutions. For example, our products offer members benefits and value-added services in the growing market of credit monitoring and identity-theft resolution services, which are intended to improve the member’s sense of security and well-being, as well as discounts on many brand categories along with shop-at-home convenience in such areas as retail merchandise travel, automotive and home improvement.

At December 31, 2010, our principal membership products included:

Product	Description	Key Features

	Complete credit security solution with advanced monitoring and proactive management tools that enable members to retain more control over their personal data and prevent fraudulent activity	• Access to credit reports, credit monitoring, fraud resolution • Online monitoring of social security numbers, credit cards and other personal data • Identity-theft expense reimbursement

	Access and monitoring of credit report, credit score and credit history to help members manage their credit and prevent identity-theft	• Access to credit data from all three credit bureaus credit monitoring from one or all three credit bureaus • Fraud resolution • Identity-theft expense reimbursement

	Credit card and document registration	• Cancellation/replacement of credit cards with fraud liability, sales price and return guarantee protection • Emergency cash advance and airline ticket replacement

	Computer and internet security protection	• Virus protection • Personal firewall and spam blocker • Parental internet control • Spyware protection • PC repair reimbursement for physical and virus damage

	Mobile phone protection	• Mobile phone warranty • Available for any phone regardless of age, carrier or model • Concierge service

	Discount travel service program offering a low-price guarantee on booking airline, hotel and car rental reservations	• 5% cash back • 24/7 full service travel agency

Discount shopping program offering savings of 10%-50% off manufacturers’ suggested retail price on brand name consumer products

•    200% low price guarantee for 60 days; automatic two-year warranty on most items

•    Discount on over 12,900 items from more than 950 brand name manufacturers

•    3.5% cash back on online orders of most items

	Discount program with preferred prices on new cars and discounts on maintenance, tires and parts	• Emergency roadside assistance for up to three times per year • Up to 15% in service center network savings

Discount program offering savings on dining, shopping, hotels, and admission to individual and family-oriented leisure activities

•    Coupons for entertainment, shopping and dining savings from approximately 400 national brands

•    Clip and save coupons from national retailers and entertainment locations

•    Dining discount of up to 50% at almost 60,000 U.S. restaurants

Discount program offering savings on home improvement and repair	• Benefits of Shoppers Advantage • Discount on home-related purchases and services • Approximately 80,000 pre-screened contractors • 60-day low price guarantee

Customer service that extends manufacturers’ warranties	• Automatic five-year warranty extension • 20%–50% repair cost protection • New purchase price protection for 60-90 days

Discounts on a variety of health-related programs and services	• 5%–25% off fees at approximately 400,000 practicing practitioners • 5%–35% discounts on prescriptions, dental, vision, hearing and preventive care

Insurance coverage service for breakdowns of household systems and appliances	• 24-hour, 365-day coverage with repair service network of over 25,000 pre-screened service professionals

In addition to direct mail campaigns, other forms of marketing utilized to acquire new subscribers and end-customers in the Membership business segment include telemarketing, customer service marketing, voice response unit marketing, direct response radio and television marketing, point-of-sale marketing and our online initiatives. Membership programs are mostly offered on a retail basis, where customers pay us an annual or monthly subscription fee. In return, we usually pay our marketing partners’ commissions on initial and renewal subscriptions based on a percentage of the subscription fees we collect. We also offer our membership products and services under wholesale arrangements in which our marketing partners incur the marketing expense and risk of campaign performance and pay us a monthly fee and other fees for the administration and fulfillment of these programs.

Domestic Insurance. We offer four primary insurance programs that pertain to supplemental health or life insurance. These programs, including AD&D, represent our core insurance offerings and the majority of our annual insurance revenue.

At December 31, 2010, our principal insurance products included:

Product	Description	Key Features
	Provides coverage for accidental death or serious injury	$1,000 initial complimentary coverage; up to $300,000 in additional coverage

	Pays cash directly to the insured if hospitalized due to a covered accident	Up to $400 per day hospitalized

	Pays cash to insured or beneficiary for hospitalization due to a covered accident or illness	Choice of $50 or $100 per day hospitalized

	Provides coverage for accidental death	Up to $1,000,000 in accidental death insurance

We market our insurance products primarily by direct mail, telemarketing and the Internet. We use retail arrangements with our marketing partners when we market our insurance products to their customers. We earn revenue in the form of commissions from premiums collected as well as from economic sharing arrangements with the insurance carriers that underwrite the policies that we market. While these economic sharing arrangements have a loss-sharing feature that is triggered in the event that the claims made against an insurance carrier exceed the premiums collected over a specified period of time, historically, we have never had to make a payment to insurance carriers under such loss-sharing feature, and we also purchase reinsurance coverage to provide a backstop against high amounts of claims activity.

Domestic Package. We design and provide checking account enhancement programs to approximately 2,200 financial institutions in the United States. We provide these marketing partners with a portfolio of approximately 45 benefits in such areas as travel and shopping discounts, insurance and identity-theft resolution to create customized package offerings for their customers which are generally embedded in our marketing partners’ checking or deposit account and which enhance the value proposition for the growing trend of “fee-based” checking. For example, a financial institution can bundle enhancements such as grocery coupon packages, medical emergency data cards, movie ticket discounts, telephone shopping services, car rental discounts, half-price hotel directories, hotel savings, dining discounts, and other benefits, with a standard checking or deposit account and offer these packages to its customers for an additional monthly fee.

Additionally, through our NetGain program, our marketing partners engage us to perform customer acquisition marketing campaigns on their behalf. In exchange for a fee, which is typically paid by our marketing partners for each customer acquisition campaign we perform, we provide marketing strategy, customer modeling, direct mail support and account management services.

At December 31, 2010, our principal package products included:

Product	Description	Key Features

	Package of benefits tied to customer checking accounts in the U.S.	Broad array of features includes shopping, travel and security benefits

	Package of benefits focused on office management and business discounts	Business services and solutions

	Health savings package includes discounts on prescriptions, dental and vision care and AD&D insurance	Health-oriented programs

Value-based engagement
solution that drives
profitable checking account
behaviors while delivering
value that customers expect
and will pay for, resulting
in deeper relationships,
more income generation for
our marketing partners, and
greater lifetime value of the
	end customer	Broad portfolio of value-added services, data tracking and analysis on checking account behavior performance and overall account profitability.

A customer service representative at a marketing partner’s branch site offers package enhancement programs to checking account, deposit account and credit card customers at the time of enrollment. In addition, these programs may be offered via direct mail solicitation to a marketing partner’s existing customer base. We typically offer package enhancement products, such as Enhanced Checking, under wholesale arrangements where we earn an upfront fee for implementing the package enhancement program and a monthly fee based on the number of customers enrolled in the program. We typically offer Small Business Solutions and Wellness Extras programs on a retail basis similar to our retail membership relationships.

Loyalty Products. We manage loyalty solutions products for points-based loyalty programs such as General Motors’ reward programs and USAA. Based on our internal estimates and information received from our marketing partners in the course of conducting business, we believe we are a leader in online points redemption as we managed approximately 497 billion points for our customers as of December 31, 2010. Our loyalty programs are private-label, customizable, full-service rewards solutions that consist of a variety of configurations that are offered on a stand-alone and/or bundled basis depending on customer requirements.

In 2008, we assumed all of the liabilities and obligations of certain ex-Cendant entities relating to a loyalty program operated by these ex-Cendant entities for a major financial institution. The obligations that we assumed included the fulfillment of the then-outstanding loyalty program points. With the exception of the loyalty program points assumed in connection with that transaction and the loyalty points earned by credit card holders under this program, we do not typically retain any loyalty points-related liabilities. We typically charge a per-member and/or a per-activity administrative fee to clients for our services.

The following table illustrates the services provided to our clients:

Service	Description
Program Design	Establishes parameters for earning, redeeming, fulfilling, communicating and analyzing points
Program Management	Provides loyalty industry research, including consumer behavior and competitive program trends across various industries
Technology Platform	Scalable, customizable and flexible proprietary loyalty accounting and data management platform to meet marketing partners’ needs over the life of the programs
Rewards Fulfillment

Ownership of vendor management, inventory and fulfillment of program rewards

Works directly with over 200 vendors to obtain rewards and provides loyalty partners with access to more than 12,600 available merchandise models

Points Administration	Tracks and maintains customer account records and customer activities upon which point awarding business rules are based
Customer Experience Management	Provides a full-service, in-house contact center as an extension of the partner’s existing contact center
Program Communications	Produces HTML-based email newsletters and surveys which increase readership and are typically less expensive than direct mail campaigns for these programs Hosts many of its partners’ loyalty websites
Performance Monitoring	Provides internal and external access to its data warehousing environment, including a dashboard of critical program performance metrics and allows for standard ad-hoc reporting

ALG also provides credit card enhancements, such as travel insurance and concierge services. The enhancement product line, which has been offered by us for approximately 20 years, addresses the same categories of consumer needs as our subscription-based programs, offering both protection (such as travel accident insurance) and lifestyle (such as concierge services) benefits. The benefits are sold wholesale to our marketing partners, who then provide the benefits at no cost to their customers as an added value of doing business with them. Historically, these benefits have been predominantly offered within the financial services industry as credit card enhancements.

Loyalty Fulfillment. We provide and manage travel reward products for loyalty programs through Connexions, which is a service provider for points-based loyalty programs such as Bank of America WorldPoints and Citibank’s ThankYou Rewards. We believe we are a leader in online and offline travel reward fulfillment as we fulfilled over 1.5 million travel redemptions on an annualized basis. Connexions’ loyalty program services are private-label, customizable, full-service travel rewards solutions that consist of a variety of configurations that are offered on a stand-alone and/or bundled basis depending on our customer’s requirements. We do not retain any loyalty points-related liabilities. We typically charge a per-member and/or a per-activity administrative fee to clients for our services.

The following table illustrates the services provided to Connexions’ clients:

Service	Description
Program Design	Establishes selection of loyalty program travel rewards and the parameters for redemption fulfillment
Program Management	Provides loyalty and travel industry comparative data, including travel analysis, fulfillment best practices and competitive program trends across various industries
Rewards Fulfillment

Provides travel content and fulfillment of travel inventory to program rewards.

Works directly with over 830 travel suppliers to obtain rewards and provide loyalty partners with access to worldwide travel content

Points Administration	Documents program member points for selected travel rewards. Tracks and maintains program members redemption records based on client’s business rules
Customer Experience Management	Provides a full-service, in-house contact center as an extension of the partner’s existing contact center
Program Communications

Produces HTML-based email newsletters and surveys which increase readership and are typically less expensive than direct mail campaigns for these programs

Integrates private label travel redemption web sites into clients’ loyalty program web site

Performance Monitoring	Provides client redemption usage reports , including a dashboard of critical program performance metrics and allows for standard ad-hoc reporting

Connexions also provides clients with the ability to offer leisure travel as a member benefit in a purchase environment, a travel gift card which can be used on all travel components, including airfare, rental car, hotel stays and cruise vacations.

International Products. Through our Affinion International operations, we market our membership and package enhancement product lines internationally. Based upon the wide range of international membership and package enhancement programs we offer under retail and wholesale arrangements we believe we are the largest provider of membership programs and package enhancement products in Europe. These membership services and package enhancement products are offered under retail and wholesale arrangements comparable to those in the U.S.

At December 31, 2010, our principal international membership products included:

Product	Description	Key Features
Sentinel Gold	Protection for all credit and debit cards against loss or theft	• Services including change of address and luggage and key retrieval • Emergency services including medical, airline ticket replacement and hotel bill payment • Lost cash and wallet/purse insurance

Privacy Guard	Access to and monitoring of credit report, credit score and credit history to help prevent identity-theft	• Online and offline single bureau reporting • Credit monitoring • Full fraud resolution • Identity-theft insurance

Let’s Go… Rewards	Access to year round discounts on dining, days out and event tickets

•    25% discount on dining bills or 2-for-1 on meals at over 4,000 restaurants in the U.K.

•    25% discount on concert and other event tickets

•    Discounted entry to select attractions and other 2-for-1 promotions

PCProtection Plus	Online security and protection product with identity theft protection	• Virus protection and personal firewall software • Spam blocker and anti-spyware software • Identity-theft insurance • PC repair insurance for accidental and virus damage

Our principal package enhancement products are marketed through our financial institution marketing partners and provide a broad array of benefits, including shopping, travel and security, to checking account customers in Europe. In addition to the identity-theft resolution and credit monitoring programs launched in the U.K., Affinion International markets its travel program, its shopping program and its dining and leisure programs in the U.K. and across our European footprint.

Marketing Partners

We are able to provide our customer engagement and loyalty solutions by utilizing the brand names and customer contacts of our marketing partners. Our diversified base of marketing partners includes more than 5,550 companies in a wide variety of industries, including financial services, retail, travel, telecommunications, utilities and Internet. Select marketing partners include Wells Fargo, Bank of America, JPMorgan Chase, HSBC and Choice Hotels. In 2010, we derived approximately 49.4% of our net revenues from members and end-customers obtained through our 10 largest marketing partners.

Typically, our agreements with our marketing partners for the marketing and servicing of our retail membership products are for fixed terms (typically one to three years, in the case of membership, and three to five years, in the case of insurance and package) which automatically renew for one-year periods and may be terminated at any time upon at least 90 days’ written notice. Our marketing partners are not subject to minimum marketing commitments that are material, individually or in the aggregate. While we generally do not have continued marketing rights following the termination of any marketing agreements, the vast majority of our marketing agreements allow us to extend or renew existing memberships and bill and collect associated subscription fees following any termination. While we usually do not have rights to use marketing partner branding in new marketing following termination of a marketing agreement, the products we provide to subscribers are either our standard products which do not require our marketing partner’s branding, or are co-branded products for which we typically have the ability to continue to service as co-branded products. Generally, our marketing partners agree not to solicit our subscribers for substantially similar services both during the term of our agreement and following any termination thereof.

Membership Products. We have over 800 marketing partners in multiple industries. Some of our largest marketing partners in terms of revenue, such as Wells Fargo, Bank of America and JPMorgan Chase, have been marketing with us for over 10 years.

Insurance and Package Products. Our insurance marketing partners consist of approximately 3,600 financial institutions including national financial institutions, regional financial institutions and credit unions at December 31, 2010. Customers of our top 10 marketing partners generated approximately 40% of our gross insurance revenue in 2010. Our package enhancement marketing partners are comprised of approximately 2,200 national financial institutions, regional financial institutions and credit unions at December 31, 2010. Customers of our top 10 U.S. marketing partners generated approximately 31% of our U.S. package enhancement revenue in 2010. In addition, we have held the endorsement of the American Bankers Association of our account enhancement programs in the U.S. for over 15 years.

International Products. Our international marketing partners include some of Europe’s most prominent retail banks. Additionally, we own a 51% investment in Cims South Africa Ltd., a joint venture that offers wholesale package enhancement programs in South Africa, similar to those offered in Europe.

Customers

As of December 31, 2010, we had approximately 69 million membership, insurance and package subscribers and end-customers enrolled in our programs worldwide and approximately 111 million customers who received credit or debit card enhancement services and loyalty points-based management services. We offer our programs and services to our customers through more than 5,550 marketing partners as of December 31, 2010. We market to customers using direct mail, online marketing, point-of-sale marketing, telemarketing and other marketing methods.

Membership Products. As of December 31, 2010, we had approximately 15.9 million subscribers and end-customers in the U.S. We target customers of our marketing partners who are willing to pay a fee to gain access to a multitude of discount programs or want to improve their sense of security and well-being. Our focus is on maximizing revenue and profitability per member over a five-year period, rather than the number of active members in our programs.

Insurance and Package Products. As of December 31, 2010, we had approximately 26.8 million insurance customers in the U.S. We rely on access to our marketing partners’ large customer bases to market our insurance programs. The insurance products we market, such as AD&D, provide customers with peace of mind benefits should they suffer a serious injury or loss.

As of December 31, 2010, we provided our U.S. package products to approximately 8 million members and end-customers. Approximately 2,200 financial institutions utilize our package products to increase customer affinity, increase response and retention rates and generate additional fee income.

Loyalty Products. We worked with approximately 90 marketing partners as of December 31, 2010, and provided enhancement and loyalty products to approximately 111 million customers. These marketing partners include leading financial institutions, brokerage houses, premier hotels, timeshares and other travel-related companies. We provide points-based loyalty products and benefit package enhancement products that they in turn offer to their customers. Many of the principal ALG (as defined below) partner agreements have a term of at least two years, and we typically charge a per-member and/or a per-activity administrative fee to clients for our services.

In 2008, we assumed all of the liabilities and obligations of certain ex-Cendant entities relating to a loyalty program operated by these ex-Cendant entities for a major financial institution. The obligations that we assumed included the fulfillment of the then-outstanding loyalty program points. With the exception of the loyalty program points assumed in connection with that transaction and the loyalty points earned by credit card holders under this program, we do not typically retain any loyalty points-related liabilities.

International Products. As of December 31, 2010, we had approximately 16.5 million international package customers and approximately 1.8 million members and end-customers in 13 countries, primarily in Europe.

Third-Party Vendors

We partner with a large number of third-party vendors to provide fulfillment of many of our programs and services. Generally, our relationships with key vendors are governed by long-term contracts (typically, with initial terms of up to ten years that renew automatically unless notice of non-renewal is given by either party prior to renewal). As we have a large number of vendors, we are generally not dependent on any one vendor and have alternative vendors should we need to replace an existing vendor. We believe we have very good relationships with our vendors who value their relationship with us as we are able to provide them with access to a large customer base through our marketing partners, many of whom are leaders in their respective industries. In addition, because we purchase large volumes of services across our various businesses, we are able to achieve significant price discounts from our vendors.

Membership Products. We partner with a variety of third-party vendors to provide services, benefits and fulfillment for many of our membership programs. Some of our largest vendor relationships relate to the provisions of certain benefits embedded in our PrivacyGuardR membership product and AutoVantage membership product.

Insurance and Package Products. As of December 31, 2010, The Hartford, Inc. (“The Hartford”) was our primary carrier for the majority of our insurance programs and was one of our largest suppliers during 2010. Our contract with The Hartford is non-exclusive and we periodically explore additional relationships for our insurance programs. As of December 31, 2010, we also have contractual relationships with other insurance underwriters, including American International Group, American General and Minnesota Life Insurance Company.

Our package enhancement products combine both insurance and membership products to create a unique enhancement package that our marketing partners provide to their end-customers. Generally, programs include AD&D insurance and travel discounts that are supplied by our membership and insurance benefit vendors.

Loyalty Products. Affinion Group Loyalty, our wholly owned subsidiary (“ALG”) acts as a business process outsourcer for points-based loyalty products and provides enhancement benefits to credit and debit card issuers. While many of the services ALG provides are sourced in-house as a result of ALG’s proprietary technology platform and program design support, third-party suppliers are used to provide additional benefit enhancements. These benefit enhancements are supplied by our membership and insurance benefits vendors.

International Products. Affinion International services its marketing partners using a variety of third-party vendors to provide benefits, fulfillment and delivery for some of our programs. In addition, Affinion International also has key supplier relationships with third parties for its benefits related to sports and entertainment events as well as the provision of certain benefits embedded in our PrivacyGuard membership product. Affinion International also uses third-party suppliers for its print and fulfillment products.

Product Development

Product development is integral to our ability to maximize value from each of our marketing campaigns and marketing partner relationships. In developing our products, we focus on maximizing margins and cash flows, leveraging marketplace trends and increasing loyalty, with a critical key focus on the needs of the consumer.

When we develop new products, we take into account not only the combination of benefits that will make up the product, but the characteristics of the customers to whom we will market the product and the marketing channel that will be used to reach these customers. Developing new products involves the creation of test products and feasibility studies to evaluate their potential value, as well as bundling existing products and benefits into new packages.

We also research, build and launch custom partner programs that we create uniquely for marketing partners to address the specific needs of these marketing partners and their customers.

Operations

Our operations group provides global operational support for all of our customer engagement and loyalty solution initiatives, including management of our internal and outsourced contact centers, as well as certain key third-party relationships. The group is charged with improving cost performance across our operations while enhancing revenue and bottom-line profitability through increased customer satisfaction and retention.

Processing

The processing responsibilities of the operations group can be divided into: (1) enrollments; (2) fulfillment packages; (3) billing; (4) merchandise delivery; and (5) travel fulfillment.

Enrollments. Enrollment information is sent to us through a variety of different media, including mail, electronic file transfer from marketing partners and telemarketing vendors and the Internet. Average turnaround time from receipt to enrollment is approximately 24 hours.

Fulfillment Packages. Fulfillment packages, which include enrollment materials and premiums (e.g., gift cards, coupons and “hard” premiums such as MP3 players) sent to customers via mail and electronically, are produced in thousands of combinations for our membership, insurance and package enhancement programs. Fulfillment orders are generally transmitted to the appropriate fulfillment vendor by the next business day following receipt of the order. Physical fulfillment assembly and distribution in North America is completed by our facility in Franklin, Tennessee or by outsourced vendors.

Physical fulfillment assembly and distribution in Europe is completed in five locations across Europe and totals around 13 million pieces per year. Approximately 54% of these pieces are completed by third-party vendors with the remainder being completed in-house by Affinion International employees. We are increasingly employing electronic delivery of membership materials and fulfillment packages, which drives further cost reductions.

Billing. We have the ability to accept a variety of different payment account types, including Visa (debit and credit), MasterCard (debit and credit), Discover, American Express, oil and retail company proprietary cards, PayPal, mortgage loans and checking and savings accounts. Domestically, we process approximately 139 million billing transactions each year for our membership, insurance and package products. We use both generic and direct processing methods and work closely with a variety of payment processors and our marketing partners to maximize our ultimate collection rates.

Merchandise Delivery. Shoppers Advantage maintains a virtual inventory of approximately 14,000 items, covering more than 750 brands sourced through a best-in-class direct-ship network of 170 direct-ship vendors. We manage the process of customers purchasing these products, but we outsource delivery logistics to back-end suppliers. While we manage the fulfillment process, we generally do not take ownership or physical possession of any of the products being delivered. By pooling the purchasing power of our membership products and other products, including our loyalty programs, we achieve price reductions on the products we offer, and deliver value to our customers. Merchandise sales between our merchandise vendors and our customers was almost 7 million units and totaled more than $278 million in 2010. Related commissions on merchandise revenue totaled approximately $2.0 million which is included in our 2010 net revenues.

Travel Fulfillment. TAS, our full-service travel agency, is dedicated primarily to servicing our customers; however, it also provides travel agency services to Resort Condominiums International, LLC and CheapTickets.com, each of which was an affiliate of Cendant. Based on information derived from the 2010 Travel Weekly’s Power List, we believe that TAS is one of the ten largest leisure travel agencies in North America.

TAS travel consultants use the Galileo International GDS booking system, which offers 420 airlines, 25 car rental companies, 88,000 hotel properties, Amtrak, VIARail (Canada) and 13 national rail systems. This system provides us with access to online fares and electronic ticketing capability on 220 air carriers. Because TAS takes bookings primarily for our members, TAS is able to shift the bookings from one travel vendor (airline, hotel, car rental, etc.) to another depending on which is more cost advantageous. Reservation and support services are provided by a combination of internally managed call centers, outsourcing relationships, and more than ten branded websites.

Contact Call Centers

Our contact call centers provide high-quality, predominantly inbound telemarketing service and retention support. We are committed to using internally managed and outsourced contact call centers to effectively handle peak service levels while achieving a semi-variable cost structure. As of December 31, 2010, 20 facilities handled the call volume, of which 12 are internally managed (6 in North America and 6 in Europe) and 8 are outsourced.

Our contact call centers handle approximately 23 million customer contacts per year, 15 million of which are related to our North American business and 8 million to our international business. The contact call centers provide a primary point of interaction with our customers, driving customer satisfaction, retention and ultimately, profits. To this end, we are focused on implementing ways to improve service levels and set the necessary quality benchmarks to assure third-party vendors are performing at high levels. At the same time, we have reduced the number of our internally managed contact call centers and increased the use of outsourcers, producing significant cost reductions and an improved variable cost structure.

Competition

We are a leading affinity marketer of value-added membership, insurance and package enhancement programs and services with a network of more than 5,550 marketing partners as of December 31, 2010, approximately 69 million membership, insurance and package subscribers and end-customers enrolled in our programs worldwide and approximately 111 million customers who received credit or debit card enhancement services and loyalty points-based management services as of December 31, 2010. Our leadership position in the growing affinity marketing industry is due to our 35-year track record, our experience from over 101,000 customer engagement and loyalty program marketing campaigns conducted over the last decade and our core strengths in the areas of multi-media marketing, data analytics, customer service and operations. We also believe our portfolio of programs and benefits is the broadest in the industry. At December 31, 2010, we offered 31 core products and services with over 460 unique benefits and supported more than 5,100 versions of products and services representing different combinations of pricing, benefit configurations and branding.

Our competitors include any company seeking direct and regular access to large groups of customers through any affinity-based direct media contact. Our products and services compete with those marketed by financial institutions and other third parties who have marketing relationships with our competition, including large, fully integrated companies that have financial, marketing and product development resources that are greater than ours. We face competition in all areas of our business, including price, product offerings and product performance. As a whole, the direct marketing services industry is extremely fragmented, with over 3,100 providers of various services. Most of these companies are relatively small and provide a limited array of products and services. In general, competition for the consumer’s attention is intense, with a wide variety of players competing in different segments of the direct marketing industry. More specifically, competition within our business lines comes from companies that vary significantly in size, scope and primary core competencies.

Membership Products. The membership services industry is characterized by a high degree of competition. Participants in this industry include membership services companies, such as United Marketing Group, Encore, Synapse, Vertrue, and Intersections, as well as large retailers, travel agencies, insurance companies and financial service institutions.

Insurance and Package Products. Participants in the U.S. in the direct marketing of insurance programs include Aegon, Coverdell (a unit of Vertrue), AIG, Assurant, CUNA, UnumProvident and Securian.

The U.S. package enhancement operation faces competition from both direct marketing companies and financial institutions that choose to provide package enhancement programs in-house. Some of the direct marketers that participate in this space include Sisk, Generations Gold, Econocheck and Strategy Corp.

Loyalty Products. Examples of participants in the loyalty arena provide in-house rewards programs and utilize third-party providers. Such third-party providers design, market and manage rewards-based loyalty programs for businesses that either have no desire to manage such programs or lack the core competencies necessary to compete in the industry effectively. Key industry participants include Maritz Loyalty Marketing, Carlson Marketing Group and Enhancement Services Corporation.

International Products. In Europe, on the membership side of the business, participants include Card Protection Plan across multiple markets, as well as large retailers, travel agencies, insurance companies and financial service institutions. Key competitors in the package enhancement business include Card Protection Plan, MobileServ Limited, and Lifestyle Service Group in the United Kingdom, or the U.K., Quintess in France, Europe Assistance and Jakala in Italy, and Sreg MehrWert Servicegesellschaft and Payback in Central Europe.

Information Technology

Our information technology team, comprised of approximately 460 employees worldwide, operates and supports approximately 85 individual applications at December 31, 2010. Membership, package and insurance products and services are distributed through a multiple media approach, which allows us to interface with our marketing partners’ customers in a variety of ways to enhance file penetration in a cost effective manner. Our systems are able to manage marketing campaigns across all media. Servicing and subscription requests are processed through a workflow and messaging interface with our vendors and are stored within our subscriber management platform. This framework allows us to keep a virtual inventory of programs and services, as well as store customer information for future marketing analysis. Customer servicing and billing information is fed into the financial ledger and business intelligence platform for billing and future marketing analysis.

Intellectual Property

We own or have licenses to use a large number of patents relating to a significant number of programs and processes. We also have certain significant material trademarks including, but not limited to Affinion Group, Affinion Benefits Group, ALG, Affinion International, AutoVantage, Buyers Advantage, CompleteHome, Enhanced Checking, HealthSaver, Hot-Line, NHPA, PrivacyGuard, Shoppers Advantage, Small Business Solutions, Travelers Advantage, Trilegiant and Wellness Extras. We use our trademarks in the marketing of our services and products offerings. We renew our trademarks on a regular basis. No individual patent or trademark is considered to be material to our business; however, our overall portfolio of patents and trademarks are valuable assets.

Employees

As of December 31, 2010, we employed approximately 3,900 people, of which approximately 65% are located in North America and the remaining 35% are in our international offices.

Governmental and Regulatory Matters

The direct marketing industry is subject to U.S. federal and state regulation as well as regulation by governments and authorities in foreign jurisdictions. Certain regulations that govern our operations include: federal, state and foreign marketing laws; federal, state and foreign privacy laws; and federal, state and foreign insurance and consumer protection regulations. Federal regulations are primarily enforced by the FTC and the FCC. State regulations are primarily enforced by individual state attorneys general. Foreign regulations are enforced by a number of regulatory bodies in the relevant jurisdictions.

Federal and State Marketing Laws. The FTC and each of the states have enacted consumer protection statutes designed to ensure that consumers are protected from unfair and deceptive marketing practices. We review all of our marketing materials for compliance with applicable FTC regulations and state marketing laws.

In 2003, the FTC amended its Telemarketing Sales Rule to establish a National “Do-Not-Call” Registry. As of December 2010, the “Do-Not-Call” Registry included more than 194 million phone numbers. To comply with the rule, companies are required to match their call lists against the “Do-Not-Call” Registry prior to conducting outbound telemarketing and remove the names of consumers who have requested they not be called. In addition, the amended Telemarketing Sales Rule requires additional disclosures and sales practices for goods and services sold over the phone. We match our call lists with the “Do Not Call Registry” and implement telemarketing scripts to comply with this regulation.

On May 27, 2009, the U.S. Senate Committee on Commerce, Science, and Transportation (the “Senate Committee”) initiated an investigation into Webloyalty and Vertrue Inc., a competitor of the Company, in connection with their e-commerce marketing practices, including those relating to consumers’ account number acquisition. On July 10, 2009, the Senate Committee expanded the scope of its investigation to include us and requested that we provide certain information about our domestic online marketing practices. These practices included those relating to the acquisition of consumers’ credit or debit card account numbers automatically from our partners when a consumer enrolls in one of our programs immediately after making a purchase through one of our partners’ web sites (“Online Data-pass Marketing”), a marketing channel which generated less than 5% of our total consolidated net revenues in 2009. On January 6, 2010, we sent a letter to the Senate Committee informing them of our decision, after careful consideration of the fluid and iterative nature of the internet, to cease Online Data-pass Marketing for its membership programs and make certain additional changes to the disclosures in our online marketing and fulfillment. Specifically, when marketing these programs online, we now require consumers to provide all 16 digits of their credit or debit card when enrolling in our membership programs in the online post-transaction environment. On December 29, 2010, legislation entitled the “Restore Online Shoppers’ Confidence Act” was enacted. The legislation prohibits Online Data-pass Marketing and requires additional disclosure relating to the online marketing of, and billing for, membership programs in the online post-transaction environment. Since we and Webloyalty had ceased Online Data-pass Marketing more than eleven months prior to the enactment of such legislation, we do not expect such legislation to have a material adverse effect on our business.

Federal Privacy Laws. The Financial Modernization Act of 1999, also known as the Gramm-Leach-Bliley Act (“GLB”), includes provisions to protect consumers’ personal financial information held by financial institutions. GLB places restrictions on the ability of financial institutions to disclose non-public personal information about their customers to non-affiliated third parties and also prohibits financial institutions from disclosing account numbers to any non-affiliated third parties for use in telemarketing, direct mail marketing or other marketing to consumers. We have implemented privacy solutions across our businesses designed to comply with GLB.

Additionally, several bills have been proposed in Congress that could restrict the collection and dissemination of personal information for marketing purposes. If any such legislation is passed, we would implement appropriate procedures and practices to comply with such laws.

State Privacy Laws. In addition to federal legislation, some states are considering or have passed laws restricting the sharing of customer information. For example, the California Financial Information Privacy Act (“SB 1”) places restrictions on financial institutions’ ability to share the personal information of their California customers. We have established a privacy solution that is designed to comply with the requirements of SB 1.

Domestic and International Insurance Regulations. As a marketer of insurance programs, we are subject to state rules and regulations governing the business of insurance including, without limitation, laws governing the administration, underwriting, marketing, solicitation and/or sale of insurance programs. Domestically, the insurance carriers that underwrite the programs that we sell are required to file their rates for approval by state regulators. Additionally, certain state laws and regulations govern the form and content of certain disclosures that must be made in connection with the sale, advertising or offer of any insurance program to a consumer. We review all marketing materials we disseminate to the public for compliance with applicable insurance regulations. We are required to maintain certain licenses and approvals in order to market insurance programs. In addition, our international products are regulated by various national and international entities, including the FSA, in the sale of insurance programs. The FSA is responsible for enforcing the Financial Services and Markets Act 2000 which, among other things, implements the European Union’s (the “EU”) Insurance Mediation Directive.

Other Foreign Regulations. Our European operations are subject to privacy and consumer protection regulations. Many of these regulations are based on EU Directives which are adopted as laws by countries in which Affinion International conducts its operations. These include:

•	Data Protection regulation: imposing security obligations and restrictions on the use and transmission of customers’ personal information data;

•	Privacy and Electronic Communications regulation: regulating unsolicited marketing activities carried out by telephone, fax and e-mail to users/subscribers;

•	Electronic Commerce regulation: imposing certain disclosure and operational requirements in relation to websites and internet marketing and sales activities;

•

Distance Selling regulation: requiring information disclosure and “cooling off periods” in contracts for goods or services (other than financial services) supplied to a consumer where the contract is made exclusively by means of distance communication;

•

Insurance Mediation regulation: requiring information disclosure and related obligations (including authorization and reporting) on entities that arrange, advise on, administer or otherwise engage in insurance intermediary activities;

•

Distance Marketing regulation: requiring information disclosure and “cooling off periods” in contracts for financial services supplied to a consumer where the contract is made exclusively by means of distance communication;

•	Unfair Terms and other consumer protection regulation: requiring that consumer terms and conditions be fair and reasonable;

•	Consumer Credit regulations: requiring licensing for the provision of certain credit products; and

•	Provision of Services regulations: requiring that certain information be made available to consumers and setting basic rules on responding to complaints.

In addition, there are various self-regulatory codes of advertising and direct marketing practice. We have established procedures designed to comply with the requirements of these codes and practices. Further, the FSA and other European regulators may change or introduce new laws or regulations that materially impact the membership, package enhancement and other services we provide.

Insurance

We believe we carry sufficient insurance coverage to protect us from material losses incurred by any of our operations due to an insurance recoverable circumstance.

Properties

We are currently headquartered in Stamford, Connecticut in a 140,000 square foot facility that houses management offices as well as the marketing and sales operations for our largest customers. Our corporate data center is in Trumbull, Connecticut, with disaster recovery operations provided by a backup site in Westerville, Ohio. Some applications are also housed in Centennial, Colorado, Slough, U.K., and Oslo, Norway. The table below lists all of our facilities as of March 1, 2011, all of which are leased.

Location	Function
U.S. Facilities

Stamford, CT	Global Headquarters
San Carlos, CA	Sales and Support
Norwalk, CT (2 sites)	Global Headquarters of Webloyalty and former Global Headquarters of the Company
Shelton, CT	Call Center
Trumbull, CT	Call Center/ Data Ops Center
Boise, ID	Call Center
Eden Prairie, MN	Connexions Headquarters
St. Louis, MO	Call Center
Dublin, OH	Software Development
Westerville, OH	Call Center
Richmond, VA	Loyalty Products Operations
Franklin, TN (3 sites)	Insurance and Package Sales, Marketing and Administration, Print Fulfillment Center

International Facilities

Slough, United Kingdom	International Headquarters
Brussels, Belgium	Sales and Marketing
Copenhagen, Denmark	Sales and Marketing
Ennis, Ireland	Administration, Sales, Marketing and Call Center
Hamburg, Germany	Sales, Marketing and Call Center
Johannesburg, South Africa	Sales and Marketing
Kent, United Kingdom	Call Center
Kettering, United Kingdom	Call Center
London, United Kingdom	Sales and Marketing
Madrid, Spain	Sales and Marketing
Milan, Italy	Sales, Marketing and Call Center
Oslo, Norway	Sales, Marketing and Call Center
Paris, France	Sales and Marketing
Portsmouth, United Kingdom (2 sites)	Administration and Call Center
Stockholm, Sweden	Sales and Marketing
Villepinte, France	Administration and Call Center

We have non-cancelable operating leases covering various facilities and equipment. Our rent expense for the years ended December 31, 2010, 2009 and 2008 was $16.4 million, $13.4 million (net of sublease rental income of $0.1 million) and $13.1 million (net of sublease rental income of $0.4 million), respectively.

Legal Proceedings

In the ordinary course of business, we are involved in claims, legal proceedings and governmental inquiries related to employment matters, contract disputes, business practices, trademark and copyright infringement claims and other commercial matters. We, including Webloyalty, are also a party to lawsuits which were brought against us and our affiliates and which purport to be a class action in nature and allege that we violated certain federal or state consumer protection statutes (as described below). We intend to vigorously defend ourselves against such lawsuits.

On June 17, 2010, a class action complaint was filed against the Company and Trilegiant Corporation (“Trilegiant”) in the United States District Court for the District of Connecticut. The complaint asserts various causes of action on behalf of a putative nationwide class and a California-only subclass in connection with the sale by Trilegiant of its membership programs, including claims under the Electronic Communications Privacy Act, Connecticut Unfair Trade Practices Act, California Consumers Legal Remedies Act, and California False Advertising Law. On September 29, 2010, the Company filed a motion to compel arbitration of all of the claims asserted in this lawsuit. On February 24, 2011, the court denied the Company’s motion. On March 8, 2011, the Company filed an appeal of that decision in the United States Court of Appeals for the Second Circuit. We do not know when the appeal will be decided. The case is also proceeding in the district court.

On November 10, 2010, a class action complaint was filed against the Company, Trilegiant, 1-800-Flowers.com, and Chase Bank USA, N.A. in the United States District Court for the Eastern District of New York. The complaint asserts various causes of action on behalf of several putative nationwide classes that largely overlap with one another. The claims asserted are in connection with the sale by Trilegiant of its membership programs, including claims under the Electronic Communications Privacy Act, Connecticut Unfair Trade Practices Act, and New York’s General Business Law. On April 6, 2011, the Company filed a motion to compel individual (non-class) arbitration of the plaintiff’s claims. The court did not indicate when it would rule on such motion.

On July 13, 2011, a class action lawsuit was filed against Affinion Group, LLC, Trilegiant Corporation, Apollo Global Management, LLC, and Chase Bank USA, N.A., in the United States District Court for the District of Arizona. The complaint asserts various causes of action on behalf of putative nationwide classes in connection with the sale by Trilegiant of its membership programs, including claims under the Electronic Communications Privacy Act, the Connecticut Unfair Trade Practices Act, and state common law. The case was recently filed, and there has been no other activity in the case.

On July 14, 2011, a class action lawsuit was filed against Affinion Group, LLC, Trilegiant Corporation, Apollo Global Management, LLC, Avis Rent A Car System, LLC, Avis Budget Car Rental LLC, Avis Budget Group, Inc., and Bank of America, N.A. in the United States District Court for the District of Oregon, Portland Division. The complaint, which is substantially similar to the class action complaint described in the immediately preceding paragraph, asserts various causes of action on behalf of putative nationwide classes in connection with the sale by Trilegiant of its membership programs, including claims under the Electronic Communications Privacy Act, the Connecticut Unfair Trade Practices Act, and state common law. The case was recently filed, and there has been no other activity in the case.

On June 25, 2010, a class action lawsuit was filed against Webloyalty and one of its clients in the United States District Court for the Southern District of California alleging, among other things, violations of the Electronic Fund Transfer Act and Electronic Communications Privacy Act, unjust enrichment, fraud, civil theft, negligent misrepresentation, fraud, California Consumers Legal Remedies Act violations, false advertising and California Consumer Business Practice violations. This lawsuit relates to Webloyalty’s alleged conduct occurring on and after October 1, 2008. On February 17, 2011, Webloyalty filed a motion to dismiss the amended complaint in this lawsuit. On April 12, 2011, the court granted Webloyalty’s motion and dismissed all claims against the defendants. On May 10, 2011, plaintiff filed a notice appealing the dismissal to the United States Court of Appeals for the Ninth Circuit. Pursuant to the Time Schedule Order issued by the court of appeals, the plaintiff’s opening brief is due on August 18, 2011, the defendant’s answering brief is due on September 19, 2011, and the plaintiff’s reply brief, if any, is due on October 3, 2011.

On August 27, 2010, another substantially similar class action lawsuit was filed against Webloyalty, one of its former clients and one of the credit card associations in the United States District Court for the District of Connecticut alleging, among other things, violations of the Electronic Fund Transfer Act, Electronic Communications Privacy Act, unjust enrichment, civil theft, negligent misrepresentation, fraud and Connecticut Unfair Trade Practices Act violations. This lawsuit relates to Webloyalty’s alleged conduct occurring on and after October 1, 2008. On December 23, 2010, Webloyalty filed a motion to dismiss the complaint, which had since been amended in its entirety. The court has not yet scheduled a hearing or ruled on Webloyalty’s motion.

On February 18, 2011, a class action complaint was filed against Webloyalty and one of its former clients in the District Court for the Western District of Virginia. The complaint asserts various causes of action on behalf of a putative nationwide class, including unfair and deceptive acts and practices, unjust enrichment, invasion of privacy, money had and received, larceny, obtaining money by false pretense, trover, conversion, detinue, trespass, fraud, misrepresentation and computer fraud and violations under the Electronic Communications Privacy Act in connection with the sale by Webloyalty of its membership programs. The complaint was served on us on March 3, 2011. Following the April 12, 2011, decision dismissing the substantially similar class action lawsuit commenced in the United States District Court for the Southern District of California described above, plaintiff in this matter agreed to settle the case on an individual basis for a nominal amount. The parties filed a stipulation of dismissal with prejudice with the court on April 21, 2011.

On May 27, 2009, the U.S. Senate Committee on Commerce, Science, and Transportation (the “Senate Committee”) initiated an investigation into Webloyalty and Vertrue Inc., a competitor of the Company, in connection with their e-commerce marketing practices, including those relating to consumers’ account number acquisition. On July 10, 2009, the Senate Committee expanded the scope of its investigation to include the Company. In the course of such investigation, the Senate Committee requested that the Company and Webloyalty provide certain information about their domestic online marketing practices, including those relating to the acquisition of consumers’ credit or debit card account numbers automatically from their partners when a consumer enrolls in one of their programs immediately after making a purchase through one of their partners’ web sites (“Online Data-pass Marketing”). On January 6, 2010, the Company sent a letter to the Senate Committee informing them of its decision, after careful consideration of the fluid and iterative nature of the internet, to cease Online Data-pass Marketing for its membership programs and make certain additional changes to the disclosures in its online marketing and fulfillment. Webloyalty sent a similar letter to the Senate Committee on January 11, 2010. Specifically, the Company and Webloyalty, when marketing their membership programs online, now require consumers to provide all 16 digits of their credit or debit card when enrolling in the Company’s or Webloyalty’s membership programs in the online post-transaction environment. On December 29, 2010, legislation entitled the “Restore Online Shoppers’ Confidence Act” was enacted. The legislation prohibits Online Data-pass Marketing and requires additional disclosure relating to the online marketing of, and billing for, membership programs in the online post-transaction environment. Since the Company and Webloyalty had ceased Online Data-pass Marketing more than eleven months prior to the enactment of such legislation, we do not expect such legislation to have a material adverse effect on our business.

In addition, between December 2008 and December 2010, the Company and Webloyalty received inquiries from numerous state attorneys general relating to the marketing of their membership programs and their compliance with consumer protection statutes. The Company and Webloyalty have responded to the states’ request for documents and information and are in active discussions with such states regarding their investigations and the resolution of these matters. Settlement of such matters may include payment by the Company and Webloyalty of the costs of the states’ investigation, restitution to consumers and injunctive relief.

In that regard, in August 2010, the Company entered into a voluntary Assurance of Discontinuance with the New York Attorney General’s Office. Pursuant to that settlement, the Company agreed to cease in New York its online marketing practices relating to the acquisition of consumers’ credit or debit card account numbers automatically from its retailer or merchant marketing partners when a consumer enrolls in one of the Company’s programs after making a purchase through one of such partners’ web sites as previously agreed to with the Senate Committee on January 6, 2010. Additionally, the Company agreed, among other things, with the New York Attorney General’s Office to cease in New York “live check” marketing whereby a consumer enrolls in a program or service by endorsing and cashing a check. As part of such settlement, the Company paid $3 million in fees, costs, and penalties and approximately $1.8 million as restitution to New York consumers in addition to refund claims.

As of September 13, 2010, Webloyalty also entered into a similar settlement agreement with the New York Attorney General’s Office. Pursuant to that settlement, Webloyalty agreed to pay $5.2 million in costs, fines and penalties, establish a restitution program for certain New York residents that joined a Webloyalty membership program between October 1, 2008 and January 13, 2010 and submitted a valid claim form, and implement changes to Webloyalty’s marketing of its membership programs. All costs, fines and penalties relating to the settlement were paid by Webloyalty in October 2010. Restitution to New York consumers in the amount of $2.6 million was paid in the second quarter of 2011. Costs relating to the administration of the settlement have been and will be paid as incurred throughout fiscal year 2011.

The Company and Trilegiant are also a party to lawsuits arising out of the inquiries made by the state attorneys general.

On October 14, 2010, the Company and Trilegiant filed a declaratory relief action against the State of South Carolina, in the Court of Common Pleas of South Carolina for the County of Richland, Fifth Judicial Circuit, seeking a declaratory judgment that their marketing practices comply with South Carolina law. The Company and Trilegiant also seek a declaratory judgment that the State may not appoint private counsel to bring an action against the Company and Trilegiant on the State’s behalf. The State has filed a motion to dismiss both requests for declaratory judgment. The court has not yet ruled on the State’s motion. In response to the action commenced by the Company and Trilegiant, on December 17, 2010, the State of South Carolina appointed private counsel and filed a civil action against the Company and Trilegiant, in the Court of Common Pleas of South Carolina for the County of Spartanburg, Seventh Judicial Circuit, under the South Carolina Unfair Trade Practices Act, seeking civil penalties, restitution and an injunction. On December 31, 2010, the State filed its First Amended Complaint naming the Company, Trilegiant, and certain current and former officers as defendants. Also on December 31, 2010, the State filed its Notice of Motion and Motion for a Temporary Injunction. The parties have agreed to informally “stay” all of the above proceedings to attempt to resolve the matters through settlement.

On November 24, 2010, the State of Iowa filed an action against the Company, Trilegiant, and our Chief Executive Officer, in the Iowa District Court for Polk County. This action was superseded by an action filed on March 11, 2011. The current action does not name our Chief Executive Officer and alleges violations of Iowa’s Buying Club Law and seeks injunctive relief as well as monetary relief. The Company is attempting to resolve the matter through settlement.

We believe that the amount accrued for the above matters is adequate, and the reasonably possible loss beyond the amounts accrued will not have a material adverse effect on our financial condition, results of operations, or cash flows based on information currently available. However, litigation is inherently unpredictable and, although we believe that accruals are adequate and we intend to vigorously defend ourselves against such matters, unfavorable resolution could occur, which could have a material adverse effect on our financial condition, results of operations or cash flows.

MANAGEMENT

Directors, Executive Officers and Corporate Governance

Set forth below is certain information concerning the individuals that are currently serving as our executive officers and/or members of our Board of Directors. The ages of each officer and/or director set forth below is as of December 31, 2010. Each of Messrs. Becker, Parker, Press, Nord, Srednicki, Ellenthal and Kelly was nominated by Apollo to serve as a director pursuant to the Affinion Holdings Stockholder Agreement, and each of Messrs. Fernandes, Miller and Levy was nominated by General Atlantic to serve as a director pursuant to the Affinion Holdings Stockholder Agreement and Mr. Lipman, in his capacity as Chief Executive Officer, was nominated to serve as a director pursuant to the Affinion Holdings Stockholder Agreement.

Name	Age	Position
Nathaniel J. Lipman	46	Chief Executive Officer and Chairman of the Board of Directors
Todd H. Siegel	40	Executive Vice President and Chief Financial Officer
Steven E. Upshaw	40	President Global Operations, President of Affinion until January 14, 2011 and Chief Executive Officer of Affinion International Limited until January 14, 2011
Richard J. Fernandes	52	President and Director of Affinion and Chief Executive Officer of Affinion International Limited
Lloyd M. Wirshba	52	President and Chief Executive Officer, North America
Sloane Levy	46	Executive Vice President and General Counsel
Brian J. Dick	54	Senior Vice President and Chief Accounting Officer
Marc E. Becker	38	Director
Stan Parker	35	Director
Eric L. Press	45	Director
Matthew H. Nord	31	Director
Richard J. Srednicki	63	Director
Jonathan E. Ellenthal	45	Director
Anton J. Levy	37	Director
Alfred F. Kelly	52	Director
Scott D. Miller	58	Director

Nathaniel J. Lipman has served as our Chief Executive Officer and a director of Affinion since October 17, 2005. He was formerly the President of Affinion from October 17, 2005 to January 2010, the President and Chief Executive Officer of Trilegiant starting in August 2002 and President and Chief Executive Officer of Cendant Marketing Group starting in January 2004. From September 2001 until August 2002, he was Senior Executive Vice President of Business Development and Marketing of Trilegiant. He served as Executive Vice President of Business Development for Cendant Membership Services from March 2000 to August 2001. He joined the Alliance Marketing Division of Cendant in June 1999 as Senior Vice President, Business Development and Strategic Planning. Mr. Lipman was previously Senior Executive Vice President, Corporate Development and Strategic Planning, for Planet Hollywood International, Inc., from 1996 until April 1999. Prior to his tenure at Planet Hollywood, Mr. Lipman was Senior Vice President and General Counsel of House of Blues Entertainment, Inc., Senior Corporate Counsel at The Walt Disney Company and a corporate associate at Skadden, Arps, Slate, Meagher and Flom. Mr. Lipman serves on the board of directors of EVERTEC, Inc.

Mr. Lipman has significant experience in our business. He has served as Affinion’s Chief Executive Officer since the Acquisition and as the Chief Executive Officer of several of Affinion’s predecessor companies prior to the Acquisition. His fundamental understanding of our business, his demonstrated leadership and his current responsibilities as Affinion’s Chief Executive Officer make him highly qualified as the Chairman of Affinion’s Board of Directors.

Steven E. Upshaw was appointed President Global Operations on January 14, 2011. Mr. Upshaw was formerly the President of Affinion from January 2010 until January 14, 2011, the Chief Executive Officer of Affinion International from June 1, 2007 until January 14, 2011, and the President of Affinion International from June 1, 2007 until January 14, 2011. From October 17, 2005 to May 31, 2007, Mr. Upshaw served as an Executive Vice President and Chief Executive Officer, Affinion International. Prior to this role, Mr. Upshaw held the position of Executive Vice President and Managing Director for Cims UK, Ireland. Mr. Upshaw joined us in August 1995 and has served in numerous positions, including Senior Vice President for Protection Products in North America for Trilegiant.

Todd H. Siegel was appointed Chief Financial Officer in November 2008 and has served as an Executive Vice President since October 17, 2005. Mr. Siegel also served as our General Counsel from October 17, 2005 to February 16, 2009. Mr. Siegel joined us in November 1999 as a member of the Legal Department of the Membership Division of Cendant and most recently served as General Counsel of Trilegiant starting in July 2003 and Cendant Marketing Group starting in January 2004. From 1997 to 1999, Mr. Siegel was employed as a corporate associate at Skadden, Arps, Slate, Meagher and Flom, LLP. From 1992 until 1994, he was employed as a certified public accountant with Ernst & Young.

Richard J. Fernandes was appointed President and a director of Affinion and Affinion Holdings and the Chief Executive Officer of Affinion International in connection with the acquisition of Webloyalty on January 14, 2011. From January 1999 until January 2011, Mr. Fernandes was the founder, Chief Executive Officer and Chairman of the Board of Directors of Webloyalty. Prior to 1999, Mr. Fernandes served as an Executive Vice President at CUC International. Mr. Fernandes brings to Affinion’s Board of Directors his significant experience and leadership with Webloyalty, a company offering similar services to those offered by Affinion.

Lloyd M. Wirshba was appointed President and Chief Executive Officer of Affinion, North America on December 1, 2010. Prior to joining Affinion, Mr. Wirshba worked at Barclays Plc as Chief Executive Officer and Chief Development Officer of Barclaycard US from May 2007 to November 2010. From July 2005 to May 2007, Mr. Wirshba served as Chief Marketing and Administrative Officer at ICT Group (now Sykes Enterprises, Inc.) and from May 2003 to February 2005 he served as Senior Vice President, Member Services at AOL. From May 1982 to April 2003, Mr. Wirshba held an increasing level of senior positions at American Express Company on both the card and merchant sides of the business. From 1979 to 1982, he was employed as a certified public accountant with Coopers & Lybrand (now PricewaterhouseCoopers).

Sloane Levy was appointed Executive Vice President and General Counsel on January 14, 2011. From October 2006 to January 2011, Ms. Levy served as Senior Vice President and General Counsel of Webloyalty. From June 2005 to October 2006, Ms. Levy was Vice President and General Counsel for Harte-Hanks, Inc., a direct marketing company. From May 1999 to January 2005, Ms. Levy served as a Senior Vice President, General Counsel and directed the Human Resources department at Modem Media, Inc., an internet marketing and advertising company which was acquired by Digitas, Inc. in October 2004. From May 1994 to May 1999, Ms. Levy worked as a staff attorney at Witco Corporation and served as its Director of Investor Relations during the last year of her tenure. Previously, she was employed as a corporate associate at Weil, Gotshal & Manges LLP and at Arent Fox LLP.

Brian J. Dick has served as our Senior Vice President and Chief Accounting Officer since December 1, 2005. Prior to joining Affinion, he was most recently an independent contractor from February 2005 through November 2005. He served as the Vice President and Controller for Modem Media, Inc., an internet marketing and advertising company which was acquired by Digitas, Inc. in October 2004, from October 2002 through January 2005, where he oversaw the global accounting, financial reporting, tax and treasury functions. From 1999 to 2001, he was the Vice President of Finance for Crompton Corporation, where he managed the Controllers, Information Systems and e-Business functions. From 1995 to 1999, he held various senior financial positions at Witco Corporation until it was acquired by Crompton Corporation. He also served as the Controller of Formica Corporation from 1989 to 1995. From 1978 to 1989, he held various positions with Price Waterhouse LLP (now PricewaterhouseCoopers).

Marc E. Becker has been a director of Affinion since October 17, 2005. From October 17, 2005 to December 20, 2006, he served as the Chairman of the Board of Directors of Affinion. Mr. Becker is a partner of Apollo, where he has been employed since 1996 and has served as an officer of certain affiliates of Apollo since 1999. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker serves on several boards of directors, including EVERTEC, Inc., Quality Distribution, Inc., Realogy Corporation and SOURCECORP Incorporated. During the past five years, Mr. Becker also served as a director of Countrywide plc (from May 2007 to February 2009), National Financial Partners (from May 2007 to January 2009) and Metals USA Inc. (from November 2005 to December 2007). Mr. Becker has significant experience in making and managing private equity investments on behalf of Apollo and over 15 years experience in financing, analyzing and investing in public and private companies. Mr. Becker previously co-led the diligence team for the Acquisition, and since then has worked closely with Affinion’s management.

Stan Parker has been a director of Affinion since October 17, 2005. Mr. Parker is a partner of Apollo, where he has been employed since 2000. From 1998 to 2000, Mr. Parker was employed by Salomon Smith Barney, Inc. in its Financial Entrepreneurs Group within the Investment Banking division. Mr. Parker serves on several boards of directors, including AMC Entertainment Inc., CEVA Logistics, Momentive Performance Materials Holdings, Inc. and Charter Communications. During the past five years, Mr. Parker also served as a director of Quality Distribution, Inc. (from May 2008 to November 2009) and United Agri Products, Inc. (from April 2004 to June 2007). Mr. Parker has significant experience in making and managing private equity investments on behalf of Apollo and over 12 years experience in financing, analyzing and investing in public and private companies. Mr. Parker previously co-led the diligence team for the Acquisition, and since then has worked closely with Affinion’s management.

Eric L. Press has been a director of Affinion since October 17, 2005. Mr. Press is a partner of Apollo, where he has been employed since 1998 and has served as an officer of certain affiliates of Apollo. From 1992 to 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group. Mr. Press serves on several boards of directors, including Apollo Commercial Real Estate Finance, Inc., Athene Re, Caesars Entertainment Corporation, Metals USA, Inc., Noranda Aluminum Holding Corporation, Prestige Cruise Holdings and Verso Paper Corp. During the past five years, Mr. Press also served as a director of AEP Industries (June 2004 to February 2005), Innkeepers USA Trust (June 2007 to April 2010), Quality Distribution, Inc. (May 2004 to May 2008) and Wyndham International (May 2005 to August 2005). Mr. Press has significant experience in making and managing private equity investments on behalf of Apollo and over 20 years experience in financing, analyzing and investing in public and private companies. Mr. Press has worked closely with Affinion’s management since the Acquisition.

Matthew H. Nord has been a director of Affinion since October 30, 2006. Mr. Nord is a principal of Apollo, where he has been employed since 2003. Prior to that time, Mr. Nord was a member of the Investment Banking division of Salomon Smith Barney Inc. Mr. Nord serves on several boards of directors, including SOURCECORP Incorporated, Hughes Telematics, Noranda Aluminum Holding Corporation and EVERTEC, Inc. During the past five years, Mr. Nord has also served as a director of Mobile Satellite Ventures, a subsidiary of Skyterra Communications, Inc. (from September 2006 to April 2008). Mr. Nord has significant experience in making and managing private equity investments on behalf of Apollo and over nine years experience in financing, analyzing and investing in public and private companies. Mr. Nord previously co-led the diligence team for the Acquisition, and since then has worked closely with Affinion’s management.

Richard J. Srednicki has been a director of Affinion since September 21, 2007. From January 2000 to August 2007, Mr. Srednicki was an Executive Vice President of JPMorgan Chase and was responsible for its credit card business, Chase Cardmember Services. Mr. Srednicki was also a member of JPMorgan Chase’s Executive Committee and Operating Committee. Previously, Mr. Srednicki held Chief Executive Officer positions with Sears, Roebuck and Co. and AT&T, as well as General Manager positions during his 13 years with Citibank. Mr. Srednicki brings to Affinion’s Board of Directors his significant experience with companies offering financial services similar to those offered by Affinion, including companies in the credit card industry.

Jonathan E. Ellenthal has been a director of Affinion since January 27, 2010. Mr. Ellenthal is the President and Chief Executive Officer of Walker Digital Management, LLC and has held this position since January 2008. From January 2005 to December 2007, Mr. Ellenthal was the Chief Executive Officer of Synapse Group, Inc., a direct marketing company with a similar marketing model and financial model to those of Affinion. Mr. Ellenthal held several senior leadership positions at Synapse Group, Inc. before becoming its Chief Executive Officer. Earlier in his career, Mr. Ellenthal served as the Executive Vice President of Cooperative Marketing Concepts, Inc. Mr. Ellenthal brings to Affinion’s Board of Directors his significant experience with companies offering marketing services similar to those offered by Affinion.

Anton J. Levy has been a director of Affinion since January 14, 2011. Mr. Levy currently serves as a Managing Director at General Atlantic LLC, where he has worked since 1998. Mr. Levy heads General Atlantic’s Media and Consumer sector. Mr. Levy has worked closely with many of General Atlantic’s portfolio companies and is currently serving on the board of directors of several General Atlantic portfolio companies, including AKQA Gilt Groupe, Mercado Libre and Network Solutions. He formerly served on the board of Dice Holdings, Inc., a provider of specialized career websites from August 2005 through July 2009 and on the board of Zantaz Corporation. Prior to joining General Atlantic in 1998, Mr. Levy was an investment banker with Morgan Stanley & Co. where he worked with the firm’s technology clients. Mr. Levy brings to Affinion’s Board of Directors his significant experience with Webloyalty, a company offering similar services to those offered by Affinion.

Alfred F. Kelly has been a director of Affinion since February 24, 2011. From June 2007 to April 2010, Mr. Kelly was the President of American Express Company, where he had responsibility for American Express’s global consumer businesses, including consumer and small business cards, customer service, global banking, prepaid products, consumer travel and risk and information management. From 2005 to 2007, he was a Group President responsible for several key businesses, including U.S. consumer and small business cards, merchant services, U.S. customer service and risk management. Mr. Kelly held positions of increasing responsibility at American Express from October 1987 to becoming President of the U.S. card business in 1998. From 1985 to 1987, Mr. Kelly served as head of information systems at the White House, where he oversaw the information processing functions for several government agencies that comprise the Executive Office of the President. Prior to that, he held various positions in information systems and strategic and financial planning at PepsiCo. Mr. Kelly serves on several boards of directors, including MetLife. Mr. Kelly brings to Affinion’s Board of Directors his significant experience with companies offering financial services similar to those offered by Affinion, including companies in the credit card industry.

Scott D. Miller has been a director of Affinion since February 24, 2011. Mr. Miller currently serves as the Chief Executive Officer of the SSA & Company, where he has been employed since 2004, a leading operational improvement consulting firm, and G100, a private equity forum for the chief executive officers of leading public companies and private equity firms. Mr. Miller served as Chairman of Hyatt Hotels and Resorts Corporation from 2003 to 2004, as President from 1999 to 2003 and as Executive Vice President from 1997 to 1999. From 1993 to 1997, Mr. Miller served as Chief Executive Officer of United Infrastructure Company, a company owned by Peter Kiewit and Sons and Bechtel Enterprises, dedicated to infrastructure acquisition, development, and operation. From 1981 to 1993, he was a founding partner of The John Buck Company, a Chicago based real estate brokerage, management and development company. Mr. Miller serves on several boards of directors, including AXA Financial, Inc. Additionally, Mr. Miller serves as a Special Advisor to General Atlantic. Mr. Miller brings to Affinion’s Board of Directors his significant experience with public and private companies.

Board Composition

Our Board of Directors currently consists of eleven directors. A majority of the Board of Directors will constitute a quorum for board meetings. The convening of a special meeting will be subject to advance written notice to all directors.

Director Compensation

For a discussion of the compensation of our Board of Directors, see “Management—Executive Compensation—Director Compensation.”

Committees of our Board of Directors

Our Board of Directors has a Compensation Committee, an Executive Committee, an Audit Committee and a Nominating and Corporate Governance Committee.

Audit Committee

The current members of the audit committee are Messrs. Nord, Srednicki and Kelly. Our board of directors has determined that Messrs. Srednicki and Kelly meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act and the NYSE listing standards, but that Mr. Nord does not meet such independence criteria. Mr. Kelly is the chairman of the audit committee. The principal duties and responsibilities of our audit committee are as follows:

•	to monitor our financial reporting process and internal control system;

•	to oversee the integrity of our financial statements;

•

to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement, approve audit and non-audit services to be performed by such auditor and oversee their work;

•	to oversee the performance of our internal audit function; and

•	to oversee our compliance with legal, ethical and regulatory matters.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority, at its discretion, to retain counsel and advisors to fulfill its responsibilities and duties at our expense.

Although our Board of Directors has determined that each of the members of our audit committee is financially literate and has experience analyzing or evaluating financial statements, at this time we do not have an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Exchange Act serving on the audit committee. As a company whose stock is privately-held and given the financial sophistication and other business experience of the members of the audit committee, we do not believe that we require the services of an audit committee financial expert at this time.

Compensation Committee

The current members of the compensation committee are Messrs. Becker, Press and Levy. The principal duties and responsibilities of the compensation committee are as follows:

•

to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and establish performance-based incentives that support our long-term goals, objectives and interests;

•	to review and approve the compensation of our chief executive officer, the other executive officers, other officers and employees;

•	to review and make recommendations to the board of directors with respect to our incentive compensation plans and equity-based compensation plans;

•	to set and review the compensation of and reimbursement policies for members of the board of directors;

•	to provide oversight concerning selection of officers, management succession planning, expense accounts, indemnification and insurance matters, and separation packages; and

•

to prepare an annual compensation committee report, provide regular reports to the board, and take such other actions as are necessary and consistent with the governing law and our organizational documents.

Nominating and Corporate Governance Committee

The current members of the nominating and corporate governance committee are Messrs. Becker and Nord. The principal duties and responsibilities of the nominating and corporate governance committee are as follows:

•	to assist the board in identifying individuals qualified to serve as members of the board and/or its committees;

•	to develop and recommend to the board a set of corporate governance principles for the Company; and

•	for overseeing the board’s annual self-evaluation process.

Executive Committee

The current members of the executive committee are Messrs. Becker, Levy and Nord. The principal duties and responsibilities of the executive committee are as follows:

•	to advise and counsel the chairperson of the board of directors and the president regarding Company matters;

•	to determine actions and responses to complaints regarding the conduct of directors, officers and committees, and make any findings or determinations as to the related cause;

•	to oversee our legal and regulatory compliance program;

•	to take such actions as are necessary due to their urgent or highly confidential nature, or where convening the board is impracticable, subject to certain limitations; and

•	to regularly report to the board, review the charter and take such other actions as are necessary and consistent with the governing law and our organizational documents.

Code of Ethics

Although as a private company we are not obligated to adopt a formal code of ethics, the Company has adopted a core policies manual which includes a formal code of ethics and an annual re-certification. Upon request, we will provide to any person without charge a copy of the portions of our code of ethics that apply to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer.

Director Independence

We are not a listed issuer whose securities are listed on a national securities exchange or in an inter-dealer quotation system which has requirements that a majority of the board of directors be independent. However, if we were a listed issuer whose securities were traded on the NYSE and subject to such requirements, we would be entitled to rely on the controlled company exception contained in Section 303A of the NYSE Listed Company Manual for exception from the independence requirements related to the majority of our Board of Directors and for the independence requirements related to our Compensation Committee and Nominating and Corporate Governance Committee. Pursuant to Section 303A of the NYSE Listed Company Manual, a company of which more than 50% of the voting power is held by an individual, a group or another company is exempt from the requirements that its board of directors consist of a majority of independent directors and that the compensation committee and nominating committee of such company be comprised solely of independent directors. At May 31, 2011, Apollo beneficially owns 68% of the voting power of the Company which would qualify the Company as a controlled company eligible for exemption under the rule.

For a discussion of the independence of members of our audit committee, see “—Audit Committee.”

Executive Compensation

The information in this Executive Compensation section reflects the compensation structure and policies of the Company in effect as of December 31, 2010, unless otherwise noted.

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of our board of directors, which we refer to herein as the “Committee,” is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee also serves as the compensation committee of the board of directors of Affinion Holdings. The Committee strives to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our executive officers, including the named executive officers, are similar to those provided to executive officers at comparable companies in similarly situated positions.

Named Executive Officers

For 2010, our named executive officers and their respective titles were as follows:

•	Nathaniel J. Lipman, President, Chief Executive Officer and Chairman of the Board

•	Todd H. Siegel, Executive Vice President and Chief Financial Officer

•	Robert G. Rooney, Executive Vice President and Chief Operating Officer through January 30, 2011

•

Steven E. Upshaw, President of Affinion (from January 2010 until January 14, 2011), Chief Executive Officer of Affinion International, and President of Affinion International, from June 1, 2007 until January 14, 2011. After January 14, 2011, he serves as President Global Operations

•	Lloyd M. Wirshba, President and Chief Executive Officer, North America, since December 1, 2010

Messrs. Lipman and Siegel were named executive officers for 2010 based on their positions with us as chief executive officer and chief financial officer, respectively. Messrs. Rooney, Upshaw and Wirshba were named executive officers based on their levels of compensation.

Effective in January 2010, Mr. Lipman resigned as President of Affinion (but continues to serve as our Chief Executive Officer and Chairman) and Mr. Upshaw was appointed President of Affinion. Mr. Upshaw served as President of Affinion until January 14, 2011. Mr. Rooney’s position was eliminated, effective January 30, 2011, as a result of the merger with Webloyalty.

For fiscal year 2011, we expect that Mr. Richard J. Fernandes will be a named executive officer. Mr. Fernandes was appointed President and Director of Affinion and the Chief Executive Officer of Affinion International with the acquisition of Webloyalty on January 14, 2011. Mr. Fernandes is a party to an employment agreement that provides an annual base salary level of $425,000 and a target annual incentive bonus for fiscal year 2011 equal to 125% of Mr. Fernandes’ annual base salary. Mr. Fernandes’ target annual incentive bonus for fiscal year 2011 is consistent with the target annual bonuses for our other executive officers (other than our Chief Executive Officer) given the expectation that Mr. Fernandes will have significant duties and responsibilities at the Company following the acquisition of Webloyalty on January 14, 2011. Under his employment agreement,

Mr. Fernandes would be entitled to 200% of the sum of his annual base salary and target bonus upon a termination of his employment by us without “cause” or by him for “good reason”, and 100% of the sum of his base salary upon his termination due to death or disability.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of our specific annual, long-term and strategic goals, and which aligns executives’ interests with those of our stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives at companies with, among other things as discussed in greater detail below, similarly sized revenues. To that end, the Committee believes executive compensation packages provided by us to our executives, including to our named executive officers, should include both cash and share-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The chief executive officer annually reviews the performance of each of our named executive officers (other than the chief executive officer, whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual incentive award target and actual payout amounts, are presented to the Committee, which has the discretion to modify any recommended adjustments or awards to executives.

The Committee has final approval over all compensation decisions for our named executive officers and approves recommendations regarding cash and equity awards to all of our officers.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured our annual and long-term incentive cash and share-based executive compensation programs to motivate our executives to achieve the business goals set by us and to reward the executives for achieving these goals. In evaluating executive compensation, our Compensation Committee considers a variety of factors including market demands, internal equity and external surveys which provide insight into and guidance on the pay practices of similar companies. As a general rule, we target total cash compensation (TCC) at the 50th percentile of companies with similarly sized revenues. While survey data provides us with a helpful guideline, we do not make compensation decisions based on any single factor.

We have found the Total Compensation Measurement Survey, produced by Hewitt Associates, to provide helpful insight, as it reflects input from over 350 companies representing 21,000 executives, in General Industry, Service and Retail with revenues ranging from $150 million to $214 billion. As we recruit talent from various sectors, the broad view of this survey is valuable. While the survey provides an overall list of participating companies, the data that is provided to us for comparison purposes is based on a sub-group of companies with revenues similar to ours. The identity of these companies is not provided to us. In sum, while we are familiar with the broad range of companies that participate in the survey, we are not provided with, and therefore have not listed, the names of the companies that comprise our comparison group.

Executive Compensation Components

The principal components of compensation for our named executive officers are:

•	base salary;

•	performance-based incentive compensation;

•	long-term equity incentive compensation;

•	retirement and other benefits; and

•	perquisites.

Base Salary

We provide our named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on his or her position and scope of responsibility by using comparative market data. The initial base salary for our named executive officers is established in their employment agreements.

Salary levels are reviewed annually as part of our performance review process as well as upon a promotion or other material change in job responsibility. Merit based increases to salaries of the executives, including our named executive officers, are based on the Committee’s assessment of the individual’s performance.

In reviewing base salaries of our executives, the Committee primarily considers:

•	scope and/or changes in individual responsibility;

•	internal analysis of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

The Committee reviews these criteria collectively but does not assign a weight to any criterion when setting base salaries. Each base salary adjustment is made by the Committee subjectively based upon the foregoing.

For 2010, in light of the economic environment, the Committee elected to maintain the 2009 annual base salary levels of the following named executive officers: Mr. Siegel at $350,000; Mr. Rooney at $346,466 and Mr. Upshaw at $325,000. Based on extensive experience in the financial services sector, Mr. Wirshba’s annual base salary level for 2010 was $425,000.

Effective as of October 17, 2010, the Committee approved an increase in Mr. Lipman’s annual base salary to $700,000. Effective as of January 1, 2011, Mr. Siegel’s and Mr. Upshaw’s annual base salary levels were increased to $400,000, and $375,000, respectively. The Committee determined to increase Mr. Lipman’s, Mr. Siegel’s and Mr. Upshaw’s annual base salaries in connection with the acquisition of Webloyalty and the expansion of duties and responsibilities of the combined entities.

Performance-Based Incentive Compensation

Our annual incentive plan is an annual cash incentive program with payments determined based on performance against measurable annual financial goals. If the applicable performance goals are achieved, the payment of bonuses at target under our annual incentive plan, together with annual base salary, is designed to deliver annual cash compensation to our named executive officers on average at the 50th percentile of the cash compensation of executives in similarly sized organizations. The annual incentive plan is intended to focus the entire organization on meeting or exceeding an Adjusted EBITDA performance goal that is set during the early part of each year and approved by the Committee, while also providing significant opportunity to reward individual contributions. The Committee uses Adjusted EBITDA as the performance goal because it is a critical metric used by management to direct and measure our business performance.

We believe that Adjusted EBITDA measures are clearly understood by both our employees and stockholders, and that achievement of the stated goals is a key component in the creation of long-term value for our stockholders. Except as may be determined by the Committee, in its sole discretion, no bonuses are payable under the annual incentive plan if the Adjusted EBITDA performance goal established by the Committee for that year is not achieved. For 2010, the Committee established an Adjusted EBITDA performance goal of $312.5 million. Reported actual Adjusted EBITDA was $318.5 million. As of March 3, 2011, the date the Company filed its annual report that included the report of the compensation committee, performance goals for 2011 had not yet been finalized.

For each named executive officer, as well as for each eligible employee, the actual bonus payable for a particular year under the annual incentive plan is bifurcated into a performance-based element and a discretionary element, neither of which is payable if the performance-based element is not achieved unless approved by the Committee. The performance-based element is based on achieving and exceeding the Adjusted EBITDA performance goal (a precondition to the payment of the bonus) and the discretionary element is based on the Committee’s assessment of the individual employee’s performance (weighted at 100%). In assessing the individual performance of our named executive officers, the Committee, in its discretion, considers the recommendations of our chief executive officer (except in determining the chief executive officer’s own bonus) and the following list of factors (the list of factors is not exclusive and no particular weight is assigned to any factor used) and makes its determinations as of the date the bonus is payable: achievement of internal financial and operating targets, including free cash flow and customer growth; improvement of performance and customer satisfaction with our services; improvement of management and organizational capabilities and implementation of long-term strategic plans.

The target bonus percentage (which in the aggregate applies to the discretionary and performance-based elements of the annual incentive bonus, each of which is weighted equally) for our named executive officers is established in their employment agreements. For 2010, all of the named executive officers except for Mr. Lipman have target annual incentive bonuses equal to 100% of their respective annual base salaries, consistent with their target annual incentive bonuses for 2009. Because the Committee believes that a relatively greater proportion of the chief executive officer’s annual compensation should be subject to the achievement of the performance goals, Mr. Lipman’s target annual incentive bonus for fiscal year 2010 is equal to 150% of his annual base salary. The Committee retains the right to pay bonuses to the named executive officers and other employees that are in addition to, or in lieu of, the bonuses described in their employment agreements, which bonuses may be based on company or individual performance goals not reflected in our annual incentive plan or purely discretionary.

For fiscal year 2011, as a result of the acquisition of Webloyalty and the expansion of duties and responsibilities of the combined entities, Mr. Lipman’s, Mr. Siegel’s and Mr. Upshaw’s target annual incentive bonuses have been increased to 175%, 125% and 125% of their respective annual base salaries.

The Committee considered a number of factors to determine if the 2010 bonus goals were achieved, including cash flow and investments in the business through marketing and commission expenditures, product and servicing costs, acquisitions and capital expenditures. After consideration of a number of factors, the Committee decided to fund a discretionary pool at a 100% level for our U.S. based business and a 65% level for Affinion International because Affinion International did not attain the divisional goals. Such pool will be allocated based solely upon individual results and the individual’s impact on the business. The discretionary element of the annual bonus is reported in column (d) of the Summary Compensation Table and the performance-based annual bonus is reported in column (g) of the Summary Compensation Table. For 2010, no amounts were reported in column (g) of the Summary Compensation Table due to the Committee decision to fund only a discretionary pool that was not based on performance. On December 17, 2010, the Committee approved the grant of annual bonuses to Mr. Lipman and Mr. Siegel equal to $1,200,000 and $500,000, respectively, as a result of the acquisition of Webloyalty and the expansion of duties and responsibilities of the combined entities. Mr. Siegel also received a one-time $25,000 bonus in 2010 as a result of his services during the year above and beyond the normal scope of his duties and responsibilities. The Committee also determined in February 2011 to provide Mr. Siegel with a $100,000 bonus as a result of his services in connection with various transactions during the past several months.

So as to attract Mr. Wirshba to commence employment with the Company, Mr. Wirshba was paid a one-time sign-on bonus of $650,000, which is subject to repayment if Mr. Wirshba terminates his employment with the Company without Good Reason, or is terminated for Cause, prior to December 1, 2012.

In order to ensure successful integration, Mr. Upshaw is eligible to receive a one-time bonus of $325,000 on the second anniversary of the Webloyalty merger (i.e., January 14, 2013) subject to the successful integration of the businesses of Webloyalty and the Company.

Long-Term Equity Incentive Compensation

2007 Stock Award Plan

On November 7, 2007, the board of directors of Affinion Holdings adopted its 2007 Stock Award Plan (the “2007 Plan”), under which our employees, directors and other service providers are eligible to receive awards of Affinion Holdings common stock. The rationale for the plan was to provide a means through which Affinion Holdings and its affiliates may attract and retain key personnel and to provide a means for directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of Affinion Holdings and its affiliates to acquire and maintain an equity interest in Affinion Holdings, or be paid incentive compensation, which may (but need not) be measured by reference to Affinion Holdings’ stock price. Upon adoption of the 2007 Stock Award Plan, no additional grants may be made under Affinion Holdings’ 2005 Stock Incentive Plan (the “2005 Plan”). The Committee has not adopted a policy of regularly timed annual grants of equity under the 2007 Plan.

Pursuant to Mr. Wirshba’s employment agreement, Affinion Holdings has agreed to grant Mr. Wirshba a stock option to purchase 400,000 shares of Affinion Holdings’ common stock. On April 28, 2011, Affinion Holdings granted Mr. Wirshba the option to purchase 400,000 shares of Affinion Holdings’ common stock at an exercise price equal to $9.16 per share. Mr. Wirshba vests into the option ratably on each of the first four anniversaries of the conditional award date, October 22, 2010, and the option is subject to the terms of the 2007 Plan.

On January 13, 2010, the Committee approved the Amended and Restated 2010 Retention Award Program, or the RAP, which provides for awards of restricted stock units (“RSUs”) under the 2007 Plan. The Committee determined that it is in our company’s best interests to foster retention of approximately 110 key employees by awarding RSUs under the RAP with an aggregate cash election dollar value of approximately $10 million, which RSUs are subject to time based vesting conditions that run through approximately the first quarter of 2012. Generally, the number of RSUs awarded to each participant is equal to the quotient of (i) the aggregate cash election dollar value of RSUs that will be awarded to such participant (which we refer to as the Dollar Award Value) multiplied by 1.2, divided by (ii) $12.63 (i.e., the value per share of Affinion Holdings common stock as of December 31, 2009). The aggregate value of RSUs awarded to each of Messrs. Lipman, Siegel, Upshaw, and Rooney (after multiplying the respective Dollar Award Values by 1.2) is: $1,080,000, $720,000, $540,000, $540,000, and $456,000, respectively, and $947,250 for Mr. Wirshba (after multiplying the respective Dollar Award Value by 1.109). With respect to our named executive officers other than Mr. Wirshba, the Committee initially intended to settle the RSUs under the RAP in shares of Affinion Holdings common stock, however, the amended and restated RAP provides for a feature allowing participants to elect to receive cash in lieu of shares of Affinion Holdings common stock upon any of the four semi-annual vesting dates for such RSUs in an amount equal to one-fourth of the Dollar Award Value. One-third of Mr. Wirshba’s RSUs under the RAP are scheduled to vest on each of the first three anniversaries of the grant date.

In connection with the recognition of certain dividends to our stockholders and other equity holders in February 2011, certain optionholders received a cash payment in respect of their stock options and certain optionholders had the exercise prices of their stock options reduced. The determination of who received the cash payment and who received the exercise price adjustment were based on the exercise prices of the stock options in effect prior to the dividend.

On July 21, 2011, the Committee approved a grant to Mr. Siegel of 50,000 RSUs and an option to purchase 250,000 shares of common stock. For more details, see “—Recent Compensation Changes.”

Retirement Benefits

Our named executive officers are eligible to participate in our Employee Savings Plan. This plan is a tax-qualified retirement savings plan pursuant to which all U.S. based employees or U.S. expatriates are able to contribute on a before-tax basis the lesser of up to 25% of their annual salary or the limit prescribed by the Internal Revenue Service. We match 100% of the first 4% of each employee’s pay that is contributed to the Employee Savings Plan. All contributions to the Employee Savings Plan as well as any matching contributions are fully vested upon contribution.

Nonqualified Deferred Compensation Plan

We terminated our Deferred Compensation Plan as of May 1, 2009 due to limited participation by employees and the mounting costs associated with its maintenance. Final distributions from the plan were made to all participants on or about May 31, 2010. The Deferred Compensation Plan is discussed in further detail under the heading “—Nonqualified Deferred Compensation.”

Perquisites

We provide named executive officers with perquisites that we and the Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The named executive officers are entitled to a car allowance. Mr. Upshaw traditionally was entitled to relocation, tax equalization, tax preparation, expatriate premiums and other benefits afforded Mr. Upshaw in connection with his international service. Mr. Upshaw has repatriated to the United States as of December 15, 2009, and accordingly, relocation, tax equalization, tax preparation, expatriate premiums and other benefits afforded Mr. Upshaw in connection with his international service will not be provided to him prospectively, except with respect to prior years. In order to attract Mr. Wirshba, the Company agreed to reimburse Mr. Wirshba for his temporary housing (including any taxes payable thereon) through December 31, 2012, subject to his continued employment with the Company through such date.

On July 21, 2011, the Committee approved a monthly housing allowance for Mr. Lipman. For more details, see “—Recent Compensation Changes.”

The Committee periodically reviews the levels of perquisites provided to our named executive officers.

Attributed costs of the perquisites described above for the named executive officers for fiscal years 2008, 2009 and 2010 are included in column (i) of the “Summary Compensation Table.”

Severance Payments

Employment agreements are currently in effect with Messrs. Lipman, Siegel, Upshaw, Rooney and Wirshba. These employment agreements provide for severance payments in certain circumstances. The employment agreements are designed to promote stability and continuity of senior management. As noted above, Mr. Fernandes is also a party to an employment agreement.

In the event the employment of any of Messrs. Lipman, Siegel, Upshaw, Rooney or Wirshba is terminated by us without “cause” (including as a result of our nonrenewal of their respective employment agreement) or they terminate their respective employment with us for “good reason,” the terminating executive will be entitled under the severance provisions of his employment agreement to a lump sum payment of any unpaid annual base salary through the date of termination and any bonus earned but unpaid for any fiscal year ended prior to the year in which the date of termination occurs, as well as periodic payments in the aggregate equal to: (i) in the case of Mr. Lipman, 200% of the sum of his annual base salary and target bonus, and (ii) in the case of either of Messrs. Siegel, Upshaw, Rooney and Wirshba, 100% of the sum of their respective annual base salary and target bonus. If employment of any of Messrs. Lipman, Siegel, Upshaw, Rooney or Wirshba terminates due to death or disability, he will be entitled to a lump sum payment equal to 100% of his base salary. Definitions referenced above can be found under the subheading “Employment Agreements” following the Summary Compensation Table.

Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments upon Termination or Change of Control.”

Tax and Accounting Implications

Deductibility of Executive Compensation/Internal Revenue Code Section 162(m)

Because we do not have a class of equity securities that is required to be registered under the Securities Exchange Act of 1934, as amended, we are not subject to Internal Revenue Code Section 162(m).

Accounting for Share-Based Compensation

The Company accounts for share-based payments under the 2005 Plan and the 2007 Plan in accordance with and to the extent required by FASB Accounting Standards Codification Topic 718, Compensation-Stock Compensation.

COMPANY RISK ASSESSMENT

Based on our assessment, we believe that our compensation and benefit programs have been appropriately designed to attract and retain talent and properly incent employees. Although our programs are generally designed to pay-for-performance and to provide incentive-based compensation, the programs contain various mitigating factors to ensure our employees, including our named executive officers, are not encouraged to take unnecessary risks in managing our business. These factors include:

•

the multiple elements of our compensation packages, including base salary, annual bonus programs and, for many of our professional level employees, equity awards that vest over multiple years and that are intended to motivate employees to take a long-term view of our business;

•

the structure of our annual cash bonus program, which is based on the collective achievement of numerous factors including cash flow, EBITDA and individual performance against functional goals, minimizes the risk of employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business;

•	Oversight of programs by the committees of the Board, including the Compensation Committee; and

•	A sound mixture of programs that provide focus on both short and long term goals.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of our 2010 named executive officers for the fiscal years ended December 31, 2010, 2009 and 2008, to the extent that each of the 2010 named executive officers listed below was a named executive officer for such year(s).

(a)	(b)	(c)			(d)			(e)		(f)		(g)		(h)		(i)			(j)
Name and Principal Position	Year	Salary ($)			Bonus ($) (1)			Stock Awards ($) (2)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (3)			Total ($)
Nathaniel J. Lipman Chief Executive Officer & Chairman of the Board	2010 2009 2008	$ $ $	585,000 586,731 591,529		$ $ $	1,200,000 0 754,199		$ $ $	1,080,000 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	40,445 44,992 44,030	(4)	$ $ $	2,905,445 631,723 1,389,758

Todd H. Siegel Executive Vice President and Chief Financial Officer	2010 2009 2008	$ $ $	350,000 350,000 293,253		$ $ $	525,000 0 249,265		$ $ $	720,000 0 0	$ $ $	0 944,000 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	27,997 31,606 31,133	(5)	$ $ $	1,622,997 1,325,606 573,651

Robert G. Rooney Executive Vice President and Chief Operating Officer (6)	2010 2009 2008	$ $ $	346,466 346,466 346,847		$ $ $	173,233 0 294,496		$ $ $	456,000 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	27,397 31,606 30,849	(7)	$ $ $	1,003,096 378,072 672,192

Steven E. Upshaw President and Chief Executive Officer, Affinion International (8)	2010 2009 2008	$ $ $	324,458 319,800 335,971		$ $ $	324,458 271,830 95,940		$ $ $	540,000 0 0	$ $ $	0 1,416,000 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	155,648 574,066 630,266	(9)	$ $ $	1,344,564 2,581,696 1,062,177

Lloyd M. Wirshba President and Chief Executive Officer, North America	2010		$29,423	(10)		$650,000	(11)		$947,250		$0		$0		$0		$18,695	(12)		$1,645,368

(1)	For 2010, Mr. Lipman’s target bonus was 150% of base salary. For 2010, the target bonus of each named executive officer other than Mr. Lipman was 100% of their respective annual base salary.

Mr. Siegel also received a one-time $25,000 bonus in 2010 as a result of his services during the year above and beyond the normal scope of his duties and responsibilities. On December 17, 2010, the Committee approved the grant of annual bonuses to Mr. Lipman and Mr. Siegel equal to $1,200,000 and $500,000, respectively in contemplation of the anticipated acquisition of Webloyalty and the expansion of duties and responsibilities of the combined entities.

In connection with the execution of Mr. Rooney’s severance agreement dated January 30, 2011, Mr. Rooney’s 2010 bonus was determined to be paid in the amount of $173,233 (i.e., 50% of his Target amount). We have included this amount in the table to reflect that a portion of the termination payments, discussed below under the Potential Payments Upon Termination section, are in respect of his 2010 bonus.

Since the Company achieved the financial targets established in the Company’s annual incentive plan for 2010, and given Mr. Upshaw’s contributions to the Company in 2010, the compensation committee determined on March 14, 2011, that Mr. Upshaw should receive the full amount of his bonus.

(2)	The amounts shown in columns (e) and (f) reflect, for each named executive officer, the aggregate grant date fair value of stock and option awards during fiscal year 2010, 2009 and 2008.
(3)	The amounts shown in column (i) for 2010 reflect, for each named executive officer: 2010 matching contributions we made on behalf of the named executive officers to the Employee Savings Plan (which is more fully described under “Retirement Benefits” above) in the amount of $9,749 for Mr. Lipman, $9,692 for Mr. Siegel, $9,594 for Mr. Rooney, and $9,478 for Mr. Upshaw, and also certain annual perquisites disclosed in other footnotes to this Summary Compensation Table. Mr. Wirshba did not contribute, on a pre-tax basis, any of his salary, to the Employee Savings Plan for 2010. Also included in this column are the value of long term disability insurance premiums imputed to each named executive officer (each less than $500) and certain de minimis employee recognition awards (i.e., BRAVO awards) to Messrs. Siegel and Upshaw.
(4)	Includes an automobile allowance for 2010 equal to $30,230.
(5)	Includes an automobile allowance for 2010 equal to $17,340.
(6)	Mr. Rooney’s position was eliminated, effective January 30, 2011, as a result of the merger with Webloyalty.
(7)	Includes an automobile allowance for 2010 equal to $17,340.
(8)	Mr. Upshaw’s served as President of Affinion and Chief Executive Officer, Affinion International Limited until January 14, 2011 after which time he serves as President Global Operations.

(9)	Includes an automobile allowance for 2010 equal to $17,100. In addition to the amounts described in footnote (3) above, this amount includes (i) relocation expenses of $4,406, (ii) U.S. tax equalization payment of $1,221, (iii) payment of UK taxes of $123,699, and (iv) tax advice/preparation expenses of $500.
(10)	The amount reported for Mr. Wirshba reflects the base salary paid for the portion of 2010 that Mr. Wirshba worked for the Company. Mr. Wirshba’s rate of annual base salary for 2010 was $425,000.
(11)	Mr. Wirshba was paid a one-time sign-on bonus of $650,000 pursuant to his employment agreement. The sign-on bonus is subject to repayment by Mr. Wirshba if his employment terminates without Good Reason or for Cause prior to December 1, 2012.
(12)	Includes an automobile allowance for 2010 equal to $1,445. Includes temporary housing expenses for 2010 of $17,250.

Employment Agreements

The following paragraphs summarize the material terms of the employment agreements of our named executive officers who are currently employed by us. The severance provisions of these agreements are summarized under the heading “Potential Payments upon Termination or Change of Control.”

Nathaniel J. Lipman. Effective as of November 9, 2007, we entered into an employment agreement with Mr. Lipman pursuant to which he serves as our Chairman of the Board, President and Chief Executive Officer. Effective January 15, 2010, Steven E. Upshaw was promoted to President of Affinion and Mr. Lipman resigned such position; Mr. Lipman remains our Chairman and Chief Executive Officer. The initial term of the employment agreement was from November 9, 2007 through October 17, 2010. After the initial term, the agreement is subject to automatic one-year renewals unless either party provides at least 90 days’ prior written notice to the other party of its intent not to renew the agreement. Effective October 1, 2007, Mr. Lipman’s annual base salary was increased to $585,000, subject to annual review for potential increases. Effective October 17, 2010, Mr. Lipman’s annual base salary was increased to $700,000. For 2010, Mr. Lipman was eligible for an annual target bonus of 150% of his base salary, subject to the attainment of performance goals established by the Committee under our annual incentive plan. For 2011, Mr. Lipman’s target annual bonus is 175% of his base salary.

Todd H. Siegel. Effective as of November 9, 2007, we entered into an employment agreement with Mr. Siegel pursuant to which he served as an Executive Vice President and our General Counsel. Mr. Siegel was appointed as the Company’s Chief Financial Officer as of November 24, 2008. Effective February 17, 2009, Mr. Siegel resigned as General Counsel of the Company; Mr. Siegel remains an Executive Vice President and our Chief Financial Officer. The initial term of the agreement was November 9, 2007 through June 1, 2010. After the initial term, the agreement is subject to automatic one-year renewals unless either party provides at least 90 days’ prior written notice to the other party of its intent not to renew the agreement. Although the agreement reflects an annual base salary of $275,000, Mr. Siegel’s annual base salary was increased to $284,000 on February 26, 2008 pursuant to a compensation committee resolution. Mr. Siegel’s annual base salary was further increased to $350,000 in connection with his promotion to Chief Financial Officer. Mr. Siegel is also eligible for an annual target bonus of 100% of his base salary, subject to the attainment of performance goals established by the Committee under our annual incentive plan. For 2011, Mr. Siegel’s annual base salary was increased to $400,000 and his annual target bonus was increased to 125% of his annual base salary, subject to the attainment of performance goals established by the Committee under our annual incentive plan. Effective July 1, 2011, Mr. Siegel’s annual base salary for 2011 was further increased to $425,000. For more details, see “—Recent Compensation Changes.”

Robert G. Rooney. Effective as of November 9, 2007, we entered into an employment agreement with Mr. Rooney pursuant to which he serves as an Executive Vice President and our Chief Operating Officer. The initial term of the agreement was from November 9, 2007 through June 15, 2010. After the initial term, the employment agreement is subject to automatic one-year renewals unless either party provides at least 90 days’ prior written notice to the other party of its intent not to renew the agreement. Effective January 1, 2008, Mr. Rooney’s base salary was increased to $346,466, which is subject to annual review for potential increases. Mr. Rooney is eligible to receive an annual target bonus of 100% of his base salary, subject to the attainment of performance goals established by the Committee under our annual incentive plan. As indicated earlier, Mr. Rooney’s position was eliminated as a result of the merger with Webloyalty during 2011.

Steven E. Upshaw. On January 15, 2010, we entered into an employment agreement with Mr. Upshaw pursuant to which he served as President of Affinion and Chief Executive Officer of Affinion International Limited. This agreement superseded Mr. Upshaw’s prior-existing employment agreement. The initial term of the employment agreement is from January 15, 2010 through January 15, 2013. After the initial term, the agreement is subject to automatic one-year renewals unless either party provides at least 90 days’ prior written notice to the other party of its intent not to renew the agreement. The agreement reflects Mr. Upshaw’s base salary of $325,000, subject to annual review for potential increases. Mr. Upshaw is eligible to receive an annual target bonus of 100% of his base salary, subject to the attainment of performance goals established by the Committee under our annual incentive plan. Mr. Upshaw served as President of Affinion (from January 13, 2010 until January 14, 2011), Chief Executive Officer of Affinion International, and President of Affinion International, from June 1, 2007 until January 14, 2011. After January 14, 2011, he serves as President Global Operations. For 2011, Mr. Upshaw’s annual base salary was increased to $375,000 and his annual target bonus was increased to 125% of his annual base salary, subject to the attainment of performance goals established by the Committee under our annual incentive plan. Effective July 1, 2011, Mr. Upshaw’s annual base salary for 2011 was further increased to $400,000. For more details, see “—Recent Compensation Changes.”

Lloyd M. Wirshba. On December 1, 2010, we entered into an employment agreement with Mr. Wirshba pursuant to which he serves as President and Chief Executive Officer, North America. Mr. Wirshba replaced Mr. Thomas Rusin as President and Chief Executive Officer, North America. The initial term of the employment agreement is from December 1, 2010 until December 1, 2013. After the initial term, the agreement is subject to automatic one-year renewals unless either party provides at least 90 days’ prior written notice to the other party of its intent not to renew the agreement. The agreement reflects an annual base salary of $425,000, subject to annual review for potential increases. Mr. Wirshba is eligible to receive an annual target bonus of 125% of his base salary, subject to the attainment of performance goals established by the Committee under our annual incentive plan.

Restrictive Covenants. Each of the named executive officers is subject to restrictive covenants contained in their employment agreements, which are identical to covenants they are subject to in their capacity as shareholders under the Management Investor Rights Agreement, to the extent applicable. Each named executive officer is prohibited from soliciting our employees, customers, suppliers, and licensees for three (3) years following his or her termination of employment and prohibited from competing with us and our affiliates for two (2) years following termination of employment. Each named executive officer is also subject to post-termination nondisclosure obligations relating to confidential company information.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2010

The following table presents information regarding the equity awards granted to our named executive officers during fiscal year 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Nathaniel J. Lipman	1/13/2010	—	—	—	—	—	—	85,511	—	—	$1,080,000
Todd H. Siegel	1/13/2010	—	—	—	—	—	—	57,007	—	—	$720,000
Robert G. Rooney	1/13/2010	—	—	—	—	—	—	36,105	—	—	$456,000
Steven E. Upshaw	1/13/2010	—	—	—	—	—	—	42,756	—	—	$540,000
Lloyd M. Wirshba	12/1/2010	—	—	—	—	—	—	75,000	—	—	$947,250

(1)	Awards discussed in column (i) are RSU awards granted in 2010 under the RAP. With respect to our named executive officers other than Mr. Wirshba, the Committee initially intended to settle the RSUs under the RAP in shares of Affinion Holdings common stock, however, the amended and restated RAP provides for a feature allowing participants to elect to receive cash in lieu of shares of Affinion Holdings common stock upon any of the four semi-annual vesting dates for such RSUs in an amount equal to one-fourth of the Dollar Award Value, with stock for Messrs. Lipman, Siegel, Rooney and Upshaw valued at a 20% premium, based on a grant date value of a share of Affinion Holdings common stock of $12.63. Mr. Wirshba’s is valued at a 10.9% premium and is scheduled to vest with respect to one-third of the RSUs on each of the first three anniversaries of the grant date of the RAP award.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table presents information regarding the outstanding equity awards held by each named executive officer at the end of fiscal year 2010 (with each share amount and exercise price adjusted to reflect Affinion Holdings’ stock split and the adjustment to the exercise price on account of the dividends paid in 2007).

(a)	Option Awards											Stock Awards
	(b)			(c)			(d)			(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)			Number of Securities Underlying Unexercised Options (#) Unexercisable (2)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)			Option Exercise Price ($) (3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (5)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Nathaniel J. Lipman (4)	23,625			7,875			—			$13.02	11/30/2017	—	—	—	—
	606,900	(Tranche A	)	—			—			$1.43	10/17/2015	—	—	—	—
	—			—			303,450	(Tranche B	)	$1.43	10/17/2015	—	—	—	—
	—			—			303,450	(Tranche C	)	$1.43	10/17/2015	—	—	—	—
	—			—			—			—	—	64,134	810,000	—	—
Todd H. Siegel	25,000			75,000			—			$15.25	02/06/2019	—	—	—	—
	14,175			4,725			—			$13.02	11/30/2017	—	—	—	—
	130,662	(Tranche A	)	—			—			$1.43	10/17/2015	—	—	—	—
	—			—			65,331	(Tranche B	)	$1.43	10/17/2015	—	—	—	—
	—			—			65,331	(Tranche C	)	$1.43	10/17/2015	—	—	—	—
	—			—			—			—	—	42,756	540,020	—	—
Robert G. Rooney	14,175			4,725			—			$13.02	11/30/2017	—	—	—	—
	157,500	(Tranche A	)	—			—			$1.43	10/17/2015	—	—	—	—
	—			—			78,750	(Tranche B	)	$1.43	10/17/2015	—	—	—	—
	—			—			78,750	(Tranche C	)	$1.43	10/17/2015	—	—	—	—
	—			—			—			—	—	27,079	342,000	—	—
Steven E. Upshaw	37,500			112,500			—			$15.25	02/06/2019	—	—	—	—
	14,175			4,750			—			$13.02	11/30/2017	—	—	—	—
	50,337	(Tranche A	)	—			—			$1.43	10/17/2015	—	—	—	—
	—			—			25,169	(Tranche B	)	$1.43	10/17/2015	—	—	—	—
	—			—			25,168	(Tranche C	)	$1.43	10/17/2015	—	—	—	—
	15,750	(Tranche A	)	—			—			$1.43	11/16/2015	—	—	—	—
	—			—			7,875	(Tranche B	)	$1.43	11/16/2015	—	—	—	—
	—			—			7,875	(Tranche C	)	$1.43	11/16/2015	—	—	—	—
	21,000	(Tranche A	)	5,250	(Tranche A	)	—			$1.43	10/16/2016	—	—	—	—
	—			—			13,125	(Tranche B	)	$1.43	10/16/2016	—	—	—	—
	—			—			13,125	(Tranche C	)	$1.43	10/16/2016	—	—	—	—
	—			—			—			—	—	32,068	405,000	—	—
Lloyd M. Wirshba	23,625			7,875			—			—	—	75,000	947,250	—	—

(1)	All Tranche A, Tranche B and Tranche C options identified in this table are options to purchase shares of Affinion Holdings’ common stock under Affinion Holdings’ 2005 Plan. Except for the options granted to Mr. Upshaw on November 16, 2005 and October 16, 2006 all options granted to the named executive officers under Affinion Holdings’ 2005 Plan were granted on October 17, 2005. Vested options will expire earlier than the date indicated in column (f) if the executive terminates his relationship with us prior to the expiration date.
(2)	Twenty percent of the Tranche A options vest and become exercisable on each of the first five anniversaries of the grant date. In the event of a sale of Affinion Holdings, any unvested Tranche A options will vest on the 18-month anniversary of the sale or, if earlier (but following the sale), upon the executive’s termination by us without cause, by the executive for good reason or as a result of the executive’s death or disability.

The Tranche B options vest on the eighth anniversary of the grant date, or, if earlier, the date on which a 20% or greater investor internal rate of return is realized.

The Tranche C options vest on the eighth anniversary of the grant date or, if earlier, the date on which a 30% or greater investor internal rate of return is realized.

Options not designated as either Tranche A, Tranche B or Tranche C, which were granted under the 2007 Plan, are scheduled to vest with respect to 25% of the shares subject to such option on each of the first four anniversary dates of the grant.

(3)	On January 30, 2007, the Committee reduced the exercise price of all Tranche A, Tranche B and Tranche C options from $10.00 per share to $3.00 per share as an equitable adjustment required by the 2005 Plan in connection with the extraordinary dividend on Affinion Holdings’ common stock paid on January 31, 2007, which was further adjusted for Affinion Holdings’ 2.1-for-1 stock split in September 2007 to $1.43 per share. Options granted after January 30, 2007 were unaffected. The exercise prices reported do not reflect reductions in the options’ exercise prices to reflect calendar year 2011 distributions made to shareholders.
(4)	Mr. Lipman’s Tranche A options vest as described in footnote (2) but are subject to the further requirement that upon termination by us without cause, by Mr. Lipman for good reason or as a result of his death or disability, the options will vest as if he continued to be employed by us until the second anniversary of the date of such termination, but only to the extent Mr. Lipman complies with certain contractual restrictive covenants.
(5)

Awards reported in column (g) reflect the RAP awards made during calendar year 2010. With respect to our named executive officers other than Mr. Wirshba, the Committee initially intended to settle the RSUs under the RAP in shares of Affinion Holdings common stock, however, the amended and restated RAP provides for a feature allowing participants to elect to receive cash in lieu of shares of Affinion Holdings common stock upon any of the four semi-annual vesting dates for such RSUs in an amount equal to one-fourth of the Dollar Award Value, with stock for Messrs. Lipman, Siegel, Rooney and Upshaw valued at a 20% premium, based on a grant date value of a share of Affinion Holdings common stock of $12.63. Mr. Wirshba’s is valued at a 10.9% premium and is scheduled to vest with respect to one-third of the RSUs on each of the first three anniversaries of the grant date of the RAP award. The vesting dates for Messrs. Lipman, Siegel, Rooney and Upshaw are on or about (i) August 23, 2010, (ii) April 7, 2011, (iii) August 22, 2011 and (iv) April 6, 2012; provided that the RAP award agreement provides that in respect of each such vesting date, the applicable award tranche will vest earlier on the 7th day following our applicable annual or quarterly report. Mr. Wirshba’s is scheduled to vest with respect to one-third of his RSU’s on each of the first three anniversaries of the grant date of the RAP award on each of (i) December 1, 2011, (ii) December 1, 2012 and (iii) December 1, 2013.

On October 17, 2005, Affinion Holdings adopted its 2005 Plan. The 2005 Plan allows Affinion Holdings to grant nonqualified stock options, rights to purchase shares of Affinion Holdings common stock and awards of restricted shares of Affinion Holdings common stock to Affinion Holdings and its affiliates’ directors, employees and consultants. The 2005 Plan is administered by the Committee, which has the power to grant awards under the 2005 Plan, select eligible persons to receive awards under the 2005 Plan, determine the specific terms and conditions of any award (including price and conditions of vesting), construe and interpret the provisions of the 2005 Plan, and generally make all other determinations and take other actions as may be necessary or advisable for the administration of the 2005 Plan.

In the event of Affinion Holdings’ change in control, Affinion Holdings may, but is not obligated to, purchase then-outstanding options for a per option amount equal to the amount per share received in respect of the shares sold in the change in control transaction less the option price multiplied by the number of shares subject to the option. Stock awards will have a purchase price as determined by Affinion Holdings’ compensation committee and evidenced by an award agreement. Affinion Holdings may amend or terminate the 2005 Plan at any time, but no such action as it pertains to an existing award may materially impair the rights of an existing holder without the consent of the participant.

Both time and performance-based vesting options have been awarded under the 2005 Plan.

On November 7, 2007, the board of directors of Affinion Holdings adopted its 2007 Plan, under which our employees, directors and other service providers are eligible to receive awards of Affinion Holdings common stock. The rationale for the 2007 Plan was to provide a means through which Affinion Holdings and its affiliates may attract and retain key personnel and to provide a means for directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of Affinion Holdings and its affiliates to acquire and maintain an equity interest in Affinion Holdings, or be paid incentive compensation, which may (but need not) be measured by reference to Affinion Holdings’ stock price. Upon adoption of the 2007 Plan, no additional grants may be made under Affinion Holdings’ 2005 Plan.

Affinion Holdings’ board of directors authorized 10,000,000 shares of Affinion Holdings common stock for grants of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, and/or performance compensation awards under the 2007 Plan. Cash bonus awards may also be granted under the 2007 Plan. The 2007 Plan has a term of ten years and no further awards may be granted under the 2007 Plan after November 7, 2017.

The Committee (or Affinion Holdings’ board of directors acting as the Committee) administers the 2007 Plan and has the power to grant awards under the 2007 Plan, select eligible persons to receive awards under the 2007 Plan, determine the specific terms and conditions of any award (including price and conditions of vesting), construe and interpret the 2007 Plan, and generally make all other determinations and take other actions as may be necessary or advisable for the administration of the 2007 Plan.

In the event of a change in control, the Committee may determine, in its sole discretion, that outstanding options and equity awards (other than performance compensation awards) issued under the 2007 Plan become fully vested and may vest performance compensation awards based on the level of attainment of the specified performance goals. The Committee may also cancel outstanding awards and pay the value of such awards to participants in connection with a change in control.

OPTION EXERCISES AND STOCK VESTED

No stock options were exercised by our named executive officers during 2010 and no named executive officer vested in shares of restricted stock during 2010. Accordingly, a corresponding table has been intentionally omitted.

NONQUALIFIED DEFERRED COMPENSATION AS OF FISCAL YEAR END 2010

We terminated our Deferred Compensation Plan as of May 1, 2009. Prior to May 1, 2009, certain executives, including our named executive officers, were able to defer pursuant to our Deferred Compensation Plan up to 50% of their base salaries and/or up to 100% of their compensation earned under our annual incentive plan. Deferral elections were generally made by eligible executives in November of each year for amounts to be earned by such executives in the following year.

Participating executives were permitted to select any combination of the deemed investment options offered by the plan. Participating executives’ accounts are notionally credited with earnings or losses based on the earnings or losses of their selected investment vehicles. Participating executives are generally 100% vested in their elective contributions to the Deferred Compensation Plan.

As of May 1, 2009, the plan was terminated due to limited participation by employees and the mounting costs associated with its maintenance. As a result of such termination, distribution of all amounts credited to accounts of plan participants as of May 1, 2009 will be accelerated and made to such participants within 90 days following May 31, 2010, unless due earlier pursuant to the existing terms of the plan.

The following table summarizes the contributions, balances earnings and distributions of and with respect to non-qualified deferred compensation for each of our named executive officers for the fiscal year ended December 31, 2010.

Name	Executive Contributions in 2010 ($)	Registrant Contributions in 2010 ($)	Aggregate Earnings in 2010 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/10 ($)
Nathaniel J. Lipman	$0		$7,148	$314,344	$0
Todd H. Siegel
Robert G. Rooney	$0		$3,429	$281,287	$0
Steven E. Upshaw
Lloyd M. Wirshba

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below reflect the amount of compensation that would be payable to each of our named executive officers in the event of the termination of such executive’s employment as provided under the named executive officers’ employment agreements in effect for 2010. The amount of compensation payable to each named executive officer upon termination for good reason, retirement, termination without cause, the named executive officer’s disability or death or in the event of a change of control, is shown below. The amounts shown assume that such termination was effective as of December 31, 2010, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us. Outstanding unvested equity awards are generally not automatically accelerated upon a change of control.

Payments Made Upon Termination, Generally

Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year of termination; and

•	amounts earned and contributed under our Employee Savings Plan and Deferred Compensation Plan.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified above he or she will continue to be able to exercise vested options granted under Affinion Holdings’ 2005 Plan and 2007 Plan for ninety (90) days following termination of employment (or such longer period as provided under the applicable plan documents and award agreements).

Payments Made Upon Termination due to Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination, Generally” and “Payments Made Upon Retirement” above, the named executive officer will receive benefits under our disability plan or payments under our life insurance plan, as applicable.

The tables below reflect that Messrs. Lipman, Siegel, Rooney, Upshaw, and Wirshba would have been entitled under their respective employment agreements to a lump sum payment equal to 100% of the respective executive’s base salary upon the executive’s termination of employment on account of his death or disability.

Payments Made Upon Termination “Without Cause” or Termination for “Good Reason”

Pursuant to the executives’ employment agreements, if an executive’s employment is terminated “without cause,” or if the executive terminates his employment in certain circumstances defined in the agreement that constitute “good reason,” or the executive’s employment is terminated by us for cause or by reason of death or disability, the named executive officers will receive the benefits set forth under the heading “Payments Made Upon Termination, Generally” and in the following tables.

“Good reason” generally means: (i) in Mr. Lipman’s case, our failure to use commercially reasonable efforts to cause the executive to continue to be elected as a member of the Board; (ii) our material failure to fulfill our obligations under the executive’s employment agreement, (iii) a material and adverse change to, or a material reduction of, the executive’s duties and responsibilities, (iv) a reduction in the executive’s annual base salary or target bonus (excluding any reduction related to a broader compensation reduction that is not limited to executive specifically and that is not more than 10% in the aggregate or any reduction to which the executive consents) or (v) the relocation of the executive’s primary office to a location more than 35 miles from his current work location. We have a 30 day cure right following timely notice of any event constituting good reason from the executive.

“Cause” generally means: the executive’s (i) conviction of a felony or a crime of moral turpitude; (ii) conduct that constitutes fraud or embezzlement; (iii) willful misconduct or willful gross neglect; (iv) continued willful failure to substantially perform his duties; or (v) his material breach of his employment agreement. The executive has certain cure rights with respect to the acts set forth in (iv) and (v).

The named executive officers are only entitled to receive severance payments so long as they comply with their restrictive covenants regarding non-disclosure of confidential information, non-solicitation of employees, non-competition, and proprietary rights, each during and for specified periods after employment.

Payment of severance is conditioned on the named executive officer or his legal representative executing a separation agreement and general release of claims against us and our affiliates.

Nathaniel J. Lipman

In the event Mr. Lipman’s employment is terminated by us without cause (including as a result of our nonrenewal of his employment agreement) or he terminates his employment with us for good reason, he will be entitled under the severance provisions of his employment agreement to a lump sum payment of any unpaid annual base salary through the date of termination and any bonus earned but unpaid for any fiscal year ended prior to the year in which the date of termination occurs, as well as the payment in eight quarterly installments commencing on the date of termination of an amount equal to 200% of the aggregate amount of his annual base salary and target bonus. If Mr. Lipman’s employment is terminated due to death or disability, he will be entitled to a lump sum payment equal to 100% of his base salary. In the event Mr. Lipman violates any of the restrictive covenants he will have no further right to receive any severance payments.

The following table shows the potential payments upon termination of Mr. Lipman’s employment on December 31, 2010 under the circumstances described above:

Executive Benefit and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Termination Without Cause	Termination for Good Reason	Disability	Death	Change of Control
Compensation:
Annual Incentive Plan	X	X	X	$2,100,000	$2,100,000	X	X	X
Cash Severance	X	X	X	$1,400,000	$1,400,000	$700,000	$700,000	X
Long-Term Incentive Compensation:
Stock Options (1)	X	X	X	X	X	X	X	X
Benefits & Perquisites:
Savings Plan	X	X	X	X	X	X	X	X
Health and Welfare Benefits	X	X	X	X	X	X	X	X
Life Insurance Proceeds	X	X	X	X	X	X	X	X

(1)	Pursuant to the terms of his option agreement dated October 17, 2005, in the event of a sale of Affinion Holdings, all of Mr. Lipman’s unvested Tranche A options will vest on the 18-month anniversary of the sale or, if earlier (but following the sale), upon his termination by us without cause, by Mr. Lipman for good reason or as a result of his death or disability. The value of the acceleration of vesting of Mr. Lipman’s options in connection with such a sale is impossible to calculate. Mr. Lipman’s option agreement also provides that upon his termination of employment by us without cause, by Mr. Lipman for good reason or as a result of his death or disability, his options will vest as if he continued to be employed by us until the second anniversary of his termination date, subject to his compliance with certain restrictive covenants. The value of the acceleration of vesting of Mr. Lipman’s options in connection with any such termination is impossible to calculate.

Todd H. Siegel

In the event Mr. Siegel’s employment is terminated by us without cause (including as a result of our non-renewal of the agreement) or he terminates his employment with us for good reason, he will be entitled under the severance provisions of the new employment agreement to a lump sum payment of any unpaid annual base salary through the date of termination and any bonus earned but unpaid for any fiscal year ended prior to the year in which the date of termination occurs, as well as the payment in six quarterly installments commencing on the date of termination of an amount equal to 100% of the aggregate amount of his annual base salary and target bonus. If Mr. Siegel’s employment is terminated due to death or disability, he will be entitled to a lump sum payment equal to 100% of his base salary. In the event Mr. Siegel violates any of the restrictive covenants he will have no further right to receive any severance payments.

The following table shows the potential payments upon termination of Mr. Siegel’s employment on December 31, 2010 under the circumstances described above:

Executive Benefit and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Termination Without Cause	Termination for Good Reason	Disability	Death	Change of Control
Compensation:
Annual Incentive Plan	X	X	X	$350,000	$350,000	X	X	X
Cash Severance	X	X	X	$350,000	$350,000	$350,000	$350,000	X
Long-Term Incentive Compensation:
Stock Options (1)	X	X	X	X	X	X	X	X
Benefits & Perquisites:
Savings Plan	X	X	X	X	X	X	X	X
Health and Welfare Benefits	X	X	X	X	X	X	X	X
Life Insurance Proceeds	X	X	X	X	X	X	X	X

(1)	Pursuant to the terms of his option agreement dated October 17, 2005, in the event of a sale of Affinion Holdings, all of Mr. Siegel’s unvested Tranche A options will vest on the 18-month anniversary of the sale or, if earlier (but following the sale), upon his termination by us without cause, by Mr. Siegel for good reason or as a result of his death or disability. The value of the acceleration of vesting of Mr. Siegel’s options in connection with such a sale is impossible to calculate.

Robert G. Rooney

In the event Mr. Rooney’s employment is terminated by us without cause (including as a result of the non-renewal of his employment agreement) or he terminates his employment with us for good reason, he will be entitled under the severance provisions of the employment agreement to a lump sum payment of any unpaid annual base salary through the date of termination and any bonus earned but unpaid for any fiscal year ended prior to the year in which the date of termination occurs, as well as the payment in six quarterly installments commencing on the date of termination of an amount equal to 100% of the aggregate amount of his annual base salary and target bonus. If Mr. Rooney’s employment is terminated due to death or disability, he will be entitled to a lump sum payment equal to 100% of his base salary. In the event Mr. Rooney violates any of the restrictive covenants he will have no further right to receive any severance payments. Mr. Rooney’s agreement was amended in January 2010 to provide Mr. Rooney eighteen (18) months (rather than sixty (60) days) following the date on which Mr. Rooney begins reporting to Mr. Upshaw in his capacity as President of Affinion to provide written notice that Mr. Rooney is terminating his employment for good reason.

The following table shows the potential payments upon termination of Mr. Upshaw’s employment on December 31, 2010:

Executive Benefit and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Termination Without Cause	Termination for Good Reason	Disability	Death	Change of Control
Compensation:
Annual Incentive Plan	X	X		$346,466	$346,466	X		X
Cash Severance	X	X		$346,466	$346,466	$346,466	$346,466	X
Long-Term Incentive Compensation:
Stock Options (1)	X	X		X		X		X
Benefits & Perquisites:
Savings Plan	X	X		X		X		X
Health and Welfare Benefits	X	X		X		X		X
Life Insurance Proceeds	X	X		X		X		X

(1)	Pursuant to the terms of his option agreement dated October 17, 2005, in the event of a sale of Affinion Holdings, all of Mr. Rooney’s unvested Tranche A options will vest on the 18-month anniversary of the sale or, if earlier (but following the sale), upon his termination by us without cause, by Mr. Rooney for good reason or as a result of his death or disability. The value of the acceleration of vesting of Mr. Rooney’s options in connection with such a sale is impossible to calculate.

Separation Pay: In connection with Mr. Rooney’s termination, effective as of January 30, 2011, he executed a separation and release agreement, which provided that, in exchange for his release of claims against Affinion Holdings, the Company, and their affiliates, he is entitled to (i) $692,932 of severance pay (which equals the sum of the amounts reported in the chart immediately above under Termination for Good Reason), (ii) a cash payment in respect of his bonus for 2010 of $173,233 (representing 50% of his Target Annual Bonus), (iii) continued health care coverage through April 30, 2011, (iv) continuation of certain of his stock options (under the Affinion Holdings’ 2005 Plan), including continuation for vesting purposes pursuant to the option grant agreement, until the tenth anniversary of the grant date, (v) a cash payment in respect of his RAP award equal to $107,186 (which represents the sum of (A) the cash value payable upon his election in respect of the second installment scheduled to vest under his RAP award on April 7, 2011, and (B) the aggregate dividend payable thereon resulting from distributions made to shareholders in 2011, and (vi) outplacement services. It was determined to provide Mr. Rooney’s continued health care, continuation of stock options and the amendment to his RAP award in his separation and release agreement, as discussed above, in recognition of his years of service and contributions to the Company and its affiliates.

Steven E. Upshaw

In the event Mr. Upshaw’s employment is terminated by us without cause (including as a result of the non-renewal of his employment agreement) or he terminates his employment with us for good reason, he will be entitled under the severance provisions of the employment agreement to a lump sum payment of any unpaid annual base salary through the date of termination and any bonus earned but unpaid for any fiscal year ended prior to the year in which the date of termination occurs, as well as the payment in six quarterly installments commencing on the date of termination of an amount equal to 100% of the aggregate amount of his annual base salary and target bonus. If Mr. Upshaw’s employment is terminated due to death or disability, he will be entitled to a lump sum payment equal to 100% of his base salary. In the event Mr. Upshaw violates any of the restrictive covenants he will have no further right to receive any severance payments.

The following table shows the potential payments upon termination of Mr. Upshaw’s employment on December 31, 2010:

Executive Benefit and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Termination Without Cause	Termination for Good Reason	Disability	Death	Change of Control
Compensation:
Annual Incentive Plan	X	X	X	$325,000	$325,000	X	X	X
Cash Severance	X	X	X	$325,000	$325,000	$325,000	$325,000	X
Long-Term Incentive Compensation:
Stock Options (1)	X	X	X	X	X	X	X	X
Benefits & Perquisites:
Savings Plan	X	X	X	X	X	X	X	X
Health and Welfare Benefits	X	X	X	X	X	X	X	X
Life Insurance Proceeds	X	X	X	X	X	X	X	X

(1)	Pursuant to the terms of his option agreement dated October 17, 2005, in the event of a sale of Affinion Holdings, all of Mr. Upshaw’s unvested Tranche A options will vest on the 18-month anniversary of the sale or, if earlier (but following the sale), upon his termination by us without cause, by Mr. Upshaw for good reason or as a result of his death or disability. The value of the acceleration of vesting of Mr. Upshaw’s options in connection with such a sale is impossible to calculate.

Lloyd M. Wirshba

In the event Mr. Wirshba’s employment is terminated by us without cause (including as a result of the non-renewal of his employment agreement) or he terminates his employment with us for good reason, he will be entitled under the severance provisions of the employment agreement to a lump sum payment of any unpaid annual base salary through the date of termination and any bonus earned but unpaid for any fiscal year ended prior to the year in which the date of termination occurs, as well as the payment in eight quarterly installments commencing on the date of termination of an amount equal to 100% of the aggregate amount of his annual base salary and target bonus. If Mr. Wirshba’s employment is terminated due to death or disability, he will be entitled to a lump sum payment equal to 100% of his base salary. In the event Mr. Wirshba violates any of the restrictive covenants he will have no further right to receive any severance payments.

The following table shows the potential payments upon termination of Mr. Wirshba’s employment on December 31, 2010:

Executive Benefit and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Termination Without Cause	Termination for Good Reason	Disability	Death	Change of Control
Compensation:
Annual Incentive Plan	X	X	X	$531,250	$531,250	X	X	X
Cash Severance	X	X	X	$425,000	$425,000	$425,000	$425,000	X
Long-Term Incentive Compensation:
Stock Options	X	X	X	X	X	X	X	X
Benefits & Perquisites:
Savings Plan	X	X	X	X	X	X	X	X
Health and Welfare Benefits	X	X	X	X	X	X	X	X
Life Insurance Proceeds	X	X	X	X	X	X	X	X

RECENT COMPENSATION CHANGES

On July 21, 2011, the Compensation Committee (the “Committee”) of the joint Board of Directors of the Company and Affinion Holdings, approved changes to the compensatory arrangements of certain of the Company’s named executive officers, namely Messrs. Nathaniel J. Lipman, Todd H. Siegel and Steven E. Upshaw.

The Committee approved a grant to Mr. Siegel of a stock option to purchase 250,000 shares of Affinion Holdings’ common stock, under Affinion Holdings’ 2007 Stock Award Plan (the “2007 Plan”). Mr. Siegel’s option is scheduled to vest ratably on each of the first four anniversaries of the grant date, July 21, 2011, and is subject to the terms of the 2007 Plan.

The Committee approved a grant to Mr. Siegel of 50,000 RSUs under the 2007 Plan equal in aggregate value (the “Award Value”) to approximately $458,000 (based on the value per share of Affinion Holdings’ common stock of approximately $9.16 on July 21, 2011). The RSUs are scheduled to vest in four equal installments on (i) April 6, 2012 , (ii) August 21, 2012, (iii) April 8, 2013, and (iv) August 21, 2013, respectively (provided that in respect of each such vesting date, the applicable award tranche will vest earlier on the 7th day following our applicable annual or quarterly report), subject to Mr. Siegel’s continuing employment through such vesting date. Upon termination of employment for any reason, Mr. Siegel will forfeit his entire unvested portion of RSUs.

Further, the Committee approved the following changes to the compensatory arrangements of Messrs. Siegel and Upshaw, effective July 1, 2011: (i) Mr. Siegel’s base salary will increase to $425,000 and he will continue to be eligible for an annual target bonus of 125% of his base salary and (ii) Mr. Upshaw’s base salary will increase to $400,000 and he will continue to be eligible for an annual target bonus of 125% of his base salary. Both bonuses will be subject to the meeting of performance objectives determined each year by the Company.

The Committee also approved a monthly housing allowance for Mr. Lipman equal to approximately $5,200 (plus a tax gross-up on the housing allowance).

DIRECTOR COMPENSATION

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on the board of directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill-level required by the members of our board of directors. The members of our board of directors also serve on the board of directors of Affinion Holdings for no additional compensation.

Director Compensation

Our non-employee directors receive annual compensation in the amount of $45,000 payable in equal quarterly installments, plus $2,000 for each regular or special meeting of our board of directors or board committee that they attend in person, plus an additional $1,000 for each regular or special meeting of our board of directors or board committee that they attend by teleconference. In addition, in 2010, Mr. Kenneth Vecchione received $15,000 for serving as the then chairman of the audit committee of the board of directors and Mr. Robert B. Hedges, Jr., Mr. Richard J. Srednicki and Mr. Peter W. Currie each received $7,500 for then serving on the audit committee of the board of directors. Directors who are our employees receive no compensation for their service as directors.

Our directors are also eligible to participate in the 2007 Plan. We generally award non-employee directors 15,000 options when they join our board of directors. The chairperson of the audit committee receives an additional 7,500 options, and other non-employee directors who are not affiliated with Apollo and serve as members of the audit committee receive an additional 3,750 options.

As previously disclosed in a current report on Form 8-K, on May 19, 2010, Mr. Hedges and Mr. Zinterhofer resigned as directors, and Mr. Hedges also resigned as a member of the audit committee.

As previously disclosed in a current report on Form 8-K, on January 14, 2011, Mr. Vecchione and Mr. Currie resigned as directors.

Director Compensation Table for Fiscal Year 2010

The table below summarizes the compensation paid by us and earned or accrued by non-employee directors for the fiscal year ended December 31, 2010.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marc E. Becker	$56,000	$0	$0	$0	$0	$56,000
Robert B. Hedges, Jr. (3)	$35,250	$0	$0	$0	$0	$35,250
Matthew H. Nord	$57,000	$0	$0	$0	$0	$57,000
Stan Parker	$51,000	$0	$0	$0	$0	$51,000
Eric L. Press	$56,000	$0	$0	$0	$0	$56,000
Kenneth Vecchione	$78,000	$0	$0	$0	$0	$78,000
Eric L. Zinterhofer (4)	$24,000	$0	$0	$0	$0	$24,000
Richard J. Srednicki	$72,500	$0	$0	$0	$0	$72,500
Peter W. Currie	$72,500	$0	$0	$0	$0	$72,500
Jonathan E. Ellenthal	$56,000	$0	$119,100	$0	$0	$175,100

(1)	Mr. Lipman, our Chairman of the Board and Chief Executive Officer, is not included in this table as he is our employee and thus receives no compensation for his services as a director (except as described above). The compensation received by Mr. Lipman as our employee is shown in the Summary Compensation Table.
(2)	In connection with Mr. Ellenthal’s service as a director for 2010, he was awarded 15,000 fully vested options with an exercise price of $12.63. The dollar amount provided herein reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2010 in accordance with FASB Accounting Standards Codification Topic 718, Compensation-Stock Compensation.

As of December 31, 2010 each non-employee director had the following number of options outstanding, all of which were fully vested when granted: Marc E. Becker, 44,500; Stan Parker, 41,500; Eric L. Press, 43,000; Eric L. Zinterhofer, 41,500; Matthew H. Nord, 43,000; Kenneth Vecchione, 60,250; Robert B. Hedges, Jr., 52,375; Richard J. Srednicki, 34,000; Peter W. Currie, 34,000; and Jonathan E. Ellenthal, 15,000.

(3)	Mr. Hedges’ fees reflect his resignation as a director and a member of the audit committee on May 19, 2010.
(4)	Mr. Zinterhofer’s fees reflect his resignation as a director on May 19, 2010.

Compensation Committee Interlocks and Insider Participation

During 2010, the members of our compensation committee consisted of Messrs. Becker and Press, both of whom are principals and stockholders of Apollo, our controlling stockholder. Neither director has ever been one of our officers or employees. During 2010 neither director had any relationship that requires disclosure in this prospectus as a transaction with a related person. During 2010, none of our executive officers served as a member of the compensation committee of another entity (or other board committee of such entity performing equivalent function or, in the absence of any such committee, the entire board of directors of such entity), one of whose executive officers served on our Compensation Committee, none of our executive officers served as a director of another entity, one of whose executive officers served on our compensation committee, and none of our executive officers served as a member of the compensation committee of another entity (or other board committee of such entity performing equivalent function or, in the absence of any such committee, the entire board of directors of such entity), one of whose executive officers served as one of such directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Affinion Holdings owns 100% of our common stock.

The following table sets forth information regarding the beneficial ownership of Affinion Holdings’ common stock as of May 31, 2011 by (i) each person known to beneficially own more than 5% of the common stock of Affinion Holdings, (ii) each of our named executive officers, (iii) each member of the Board of Directors of Affinion Holdings and (iv) all of our executive officers and members of the Board of Directors of Affinion Holdings as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

In connection with the Apollo Transactions, the Company issued to Cendant warrants that are currently exercisable into 4,437,170 shares of common stock of the Company. On February 11, 2011, the warrants were amended such that they would expire on the earlier of April 30, 2011, or the date that is 30 days after the date on which our Board of Directors determines the fair value of our common stock. On April 28, 2011, the warrants were further amended such that they expired on May 10, 2011. On May 10, 2011, all of the warrants terminated without being exercised.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Apollo Management V, L.P. (a)	57,750,000	68.1%
General Atlantic LLC (b)	17,469,933	20.6%
Nathaniel J. Lipman (c)	1,155,525	1.4%
Robert G. Rooney (d)	367,500	*
Todd H. Siegel (e)	348,557	*
Steven E. Upshaw (f)	235,482	*
Lloyd M. Wirshba (g)	—	—
Richard J. Fernandes (h)	3,515,670	4.1%
Marc E. Becker (i)(j)	44,500	*
Matthew H. Nord (i)(k)	43,000	*
Stan Parker (i)(l)	41,500	*
Eric L. Press (i)(k)	43,000	*
Richard J. Srednicki (m)	34,000	*
Jonathan Ellenthal (n)	15,000	*
Anton J. Levy (n)	15,000	*
Scott D. Miller (o)	61,305	*
Alfred F. Kelly (p)	22,500	*
Directors and executive officers as a group (16 persons) (q)	5,707,924	6.6%

(*)	Less than one percent.
(a)	Represents 57,750,000 shares of common stock owned of record by Affinion Group Holdings, LLC (“Parent LLC”). Apollo Management V, L.P. (“Management V”) serves as the sole manager of Parent LLC. AIF V

Management, LLC (“AIF V LLC”) is the general partner of Management V, and Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF V LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management, Apollo Management Holdings, L.P. (“AMH”) is the sole and managing member of Management GP, and Apollo Management Holdings GP, LLC (“AMH GP”) is the general partner of AMH. The shares of common stock held of record by Parent LLC includes shares held by Parent LLC as a fiduciary for Apollo German Partners V GmbH & Co. KG (“German V”). Apollo Verwaltungs V GmbH (“Apollo German GP”) is the general partner of German V and Apollo Advisors V, L.P. (“Advisors V”) is the managing limited partner of German V. Apollo Capital Management V, Inc. (“ACM V”) is the general partner of Advisors V. Apollo Principal Holdings I, L.P. (“Apollo Principal”) is the sole shareholder of ACM V, and Apollo Principal Holdings I GP, LLC (“Principal GP”) is the general partner of Apollo Principal. Leon Black, Joshua Harris and Marc Rowan are the managers and executive officers of Principal GP and AMH GP and as such effectively have the power to exercise voting and investment control with respect to the shares of our common stock held of record by Parent LLC.

The address of Parent LLC, Advisors V, ACM V, Apollo Principal and Principal GP is c/o Apollo Advisors V, L.P., One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of German V and Apollo German GP is Eschenheimer Anlage 1, 60316 Frankfurt, Germany. The address of Management V, AIF V LLC, Apollo Management, Management GP, AHM and AMH GP, and Messrs. Black, Harris and Rowan, is c/o Apollo Management, L.P., 9 West 57th St., 43rd Floor, New York, New York 10019.

(b)	Represents 17,469,933 shares of common stock owned of record by General Atlantic Partners 79, L.P. (“GAP 79”), GAP-W, LLC (“GAP-W”), GapStar, LLC (“GapStar”), GAPCO GmbH & Co., KG (“GAPCO KG”), GAP Coinvestment III, LLC (“GAPCO III”) and GAP Coinvestment IV, LLC (“GAPCO IV”). General Atlantic LLC (“GA LLC”) is the general partner of GAP 79 and General Atlantic GenPar, L.P. (“GA GenPar”). GA GenPar is the manager of GAP-W. GAPCO Management GmbH (“GAPCO Management”) is the general partner of GAPCO KG. The executive officers of GapStar and the managing members of GAPCO III and GAPCO IV are certain Managing Directors of GA LLC. In addition, the Managing Directors of GA LLC control the voting and investment decisions made by GAPCO KG and GAPCO Management. Accordingly, the voting and disposition of the shares in the Company are coordinated among GAP 79, GAP-W, GapStar, GAPCO KG, GAPCO III and GAPCO IV.

GAP 79, GAP-W, GapStar, GAPCO KG, GAPCO III, GAPCO IV, GA GenPar and GAPCO Management are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended.

Anton J. Levy is a Managing Director of GA LLC and a Managing Member of GAPCO III and GAPCO IV.

The address of Mr. Levy and the General Atlantic group (“General Atlantic”) (other than GAPCO KG and GAPCO Management) is c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, Connecticut 06830. The address of GAPCO KG and GAP Management is Koenigsallee 62, 40212 Düsseldorf Germany.

(c)	Includes 606,900 shares of common stock issuable upon the exercise of Tranche A options and 23,625 shares of common stock issuable upon the exercise of 2007 Plan options that are currently exercisable or exercisable within 60 days. Does not include 614,775 shares of common stock issuable upon the exercise of Tranche B and Tranche C and 2007 Plan options and 42,756 restricted stock units that remain subject to vesting.

(d)	Includes 157,500 shares of common stock issuable upon the exercise of Tranche A options that are currently exercisable or exercisable within 60 days. Does not include 157,500 shares of common stock issuable upon the exercise of Tranche B and Tranche C options that remain subject to vesting.

(e)	Includes 130,662 shares of common stock issuable upon the exercise of Tranche A options and 64,175 shares of common stock issuable upon the exercise of 2007 Plan options that are currently exercisable or exercisable within 60 days. Does not include 185,387 shares of common stock issuable upon the exercise of Tranche B and Tranche C and 2007 Plan options and 28,504 restricted stock units that remain subject to vesting.

(f)	Includes 87,087 shares of common stock issuable upon the exercise of Tranche A options and 89,175 shares of common stock issuable upon the exercise of 2007 Plan options that are currently exercisable or exercisable within 60 days. Does not include 177,312 shares of common stock issuable upon the exercise of Tranche B and Tranche C and 2007 Plan options and 21,379 restricted stock units that remain subject to vesting.

(g)	Does not include 400,000 shares issuable upon the exercise of 2007 Plan options and 75,000 restricted stock units that remain subject to vesting.

(h)	Includes 549,470 shares of common stock issuable upon exercise of warrants. Does not include 415,000 shares of common stock issuable upon the exercise of 2007 Plan options that remain subject to vesting.

(i)	Messrs. Becker, Parker, Press and Nord are each principals and officers of certain affiliates of Apollo. Although each of Messrs. Becker, Parker, Press and Nord may be deemed to be the beneficial owner of shares beneficially owned by Apollo, each of them disclaims beneficial ownership of any such shares.

(j)	Consists of 44,500 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(k)	Consists of 43,000 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(l)	Consists of 41,500 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(m)	Consists of 34,000 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(n)	Consists of 15,000 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(o)	Consists of 61,305 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(p)	Consists of 22,500 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(q)	Includes 848,274 shares of common stock issuable upon the exercise of Tranche A options, 183,125 shares of common stock issuable upon the exercise of 2007 Plan options, 273,500 shares of common stock issuable upon the exercise of Board of Director option grants, 138,915 shares of common stock issuable upon the exercise of options issued under Webloyalty option plans and 549,470 shares of common stock that are subject to warrants that are currently exercisable or exercisable within 60 days. Does not include 2,038,149 shares of common stock issuable upon the exercise of Tranche A, Tranche B and Tranche C and 2007 Plan options and 177,141 restricted stock units that remain subject to vesting.

Securities Authorized for Issuance Under Equity Compensation Plan

In connection with the closing of the Apollo Transactions on October 17, 2005, Affinion Holdings adopted the 2005 Plan and the 2005 Plan was approved by the stockholders of Affinion Holdings. The 2005 Plan authorizes the board of directors of Affinion Holdings to grant non-qualified, non-assignable stock options and rights to purchase shares of Affinion Holdings common stock to directors and employees of, and consultants to, Affinion Holdings and its subsidiaries, including us. No additional grants may be made under the 2005 Plan on or after November 7, 2007, the effective date of the 2007 Plan, as defined below.

On November 7, 2007, the board of directors of Affinion Holdings adopted the 2007 Plan, under which our employees, directors and other service providers are eligible to receive awards of Affinion Holdings common stock. Affinion Holdings’ board of directors authorized 10,000,000 shares of Affinion Holdings common stock for grants of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, and/or performance compensation awards under the 2007 Plan. Cash bonus awards may also be granted under the 2007 Plan. The 2007 Plan has a term of ten years and no further awards may be granted under the 2007 Plan after November 7, 2017.

For additional discussion of our equity compensation, including the 2005 Plan and the 2007 Plan, see Note 12 to our audited consolidated financial statements included elsewhere herein.

The table below summarizes the equity issuances under the 2005 Plan and the 2007 Plan as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by securityholders	3,884,034	$1.62	—
Equity compensation plans not approved by securityholders	1,770,775	$14.29	8,229,225
Total	5,654,809	$5.59	8,229,225

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Acquisition

Purchase Agreement

Overview. On July 26, 2005, we, along with our parent company, Affinion Holdings, entered into a purchase agreement with Cendant. Pursuant to the purchase agreement, on October 17, 2005, we purchased from Cendant all of the equity interests of AGLLC, and all of the share capital of AIH. The aggregate purchase price paid to Cendant was approximately $1.8 billion (consisting of cash and newly issued preferred stock of Affinion Holdings and after giving effect to certain fixed adjustments), subject to further adjustments as provided in the purchase agreement. In addition, Cendant received a warrant to purchase up to 7.5% of the outstanding common stock of Affinion Holdings.

Following the Acquisition, Affinion Holdings owned 100% of our common stock. At such time, with respect to the capital stock of Affinion Holdings, (i) approximately 97% of its common stock then outstanding was owned by Parent LLC, (ii) approximately 3% of its common stock was owned by the management stockholders and (iii) 100% of its preferred stock was owned by Cendant.

Indemnification. Cendant has agreed to indemnify us, Affinion Holdings and each of our and Affinion Holdings’ affiliates, and each of our and Affinion Holdings’ respective directors and officers, collectively, the indemnified parties, for breaches of representations, warranties and covenants made by Cendant, as well as for other specified matters, certain of which are described below. Affinion Holdings and we have agreed to indemnify Cendant, its affiliates and each of their respective directors and officers for breaches of representations, warranties and covenants made by each of us, as well as for certain other specified matters. Generally, all parties’ indemnification obligations with respect to breaches of representations and warranties (except with respect to the matters described below) (i) are subject to a $100,000 occurrence threshold, (ii) are not effective until the aggregate amount of losses suffered by the indemnified party exceeds $15.0 million (and then only for the amount of losses exceeding $15.0 million) and (iii) are limited to $275.1 million of recovery. Generally, subject to certain exceptions of greater duration, the parties’ indemnification obligations with respect to representations and warranties expired on April 15, 2007 with indemnification obligations related to covenants surviving until the applicable covenant has been fully performed.

In connection with the purchase agreement, Cendant agreed to specific indemnification obligations with respect to the pending matters described below and other matters which have subsequently been resolved.

As publicly announced, as part of a plan to split into four independent companies, Cendant has (i) distributed the equity interests it previously held in its hospitality services business (“Wyndham”) and its real estate services business (“Realogy”) to Cendant stockholders and (ii) sold its travel services business (“Travelport”) to a third party. Cendant continues as a publicly traded company which owns the vehicle rental business (“Avis/Budget,” together with Wyndham and Realogy, the “Cendant Entities”). Subject to certain exceptions, Wyndham and Realogy have agreed to share Cendant’s contingent and other liabilities (including its indemnity obligations to the Company described above and other liabilities to the Company and Affinion Holdings in connection with the Apollo Transactions) in specified percentages. If any Cendant Entity defaults in its payment, when due, of any such liabilities, the remaining Cendant Entities are required to pay an equal portion of the amounts in default. Realogy was subsequently acquired by an affiliate of Apollo.

Excluded Litigation. Cendant has agreed to fully indemnify the indemnified parties with respect to any pending or future litigation, arbitration, or other proceeding relating to the facts and circumstances of Fortis and the accounting irregularities in the former CUC International, Inc. announced on April 15, 1998.

Certain Litigation and Compliance with Law Matters. Cendant has agreed to indemnify the indemnified parties up to specified amounts for, among others: (i) breaches of its representations and warranties with respect to legal proceedings that (x) occur after the date of the purchase agreement, (y) relate to facts and circumstances related to the business of AGLLC or AIH and (z) constitute a breach or violation of its compliance with law representations and warranties; and (ii) breaches of its representations and warranties with respect to compliance with laws to the extent related to the business of AGLLC or AIH.

Cendant, Holdings and we have agreed that losses up to $15.0 million incurred with respect to these matters will be borne solely by us and losses in excess of $15.0 million will be shared by the parties in accordance with agreed upon allocations. We have the right at all times to control litigation related to shared losses and Cendant has consultation rights with respect to such litigation.

We will retain all liability with respect to the November 2002 Class Action and will not be indemnified by Cendant for losses related thereto.

Covenant Not to Compete. Cendant has agreed, subject to certain exceptions, not to compete with us for a seven-year period after the closing of the Apollo Transactions in the business of providing affinity-based membership programs, affinity-based insurance programs or benefit packages as enhancements to financial institution or customer accounts, in each case, on a fee or commission basis. We have agreed, subject to certain exceptions, not to compete with Cendant for a five-year period in the non-membership based, direct to consumer online travel distribution business in a manner which utilizes any content or booking or packaging engine of Cendant or its subsidiaries made available by Cendant or its subsidiaries to us and that is competitive to Cendant’s online travel businesses.

Non-Solicitation. Cendant has agreed, subject to certain exceptions, not to solicit any employee of ours, AGLLC, AIH or their respective subsidiaries for a period of three years after the closing of the Apollo Transactions.

Ancillary Agreements to the Purchase Agreement

In addition to the purchase agreement described above in connection with the Apollo Transactions, we and Affinion Holdings entered into the following agreements with Apollo, management, Realogy and Wyndham (in their individual capacities or as successors to Cendant) for which payments have been made in the last three years:

Consulting Agreement

On October 17, 2005, Apollo entered into a consulting agreement with us for the provision of certain structuring and advisory services, pursuant to which we paid Apollo a fee of $20.0 million for services rendered in connection with the Apollo Transactions and reimbursed Apollo for certain expenses incurred in rendering those services (the “2005 Consulting Agreement”). The 2005 Consulting Agreement has been amended and restated as described in “—Related Party Transactions Since January 1, 2006—Webloyalty Acquisition.”

Intercompany Agreements

General. AGLLC, Affinion International (formerly known as CIMS) and their respective subsidiaries historically have had arrangements with Cendant and/or certain of its direct and indirect subsidiaries relating to, among other things, the marketing of certain membership programs and related data management, administration of loyalty and rewards programs, operational support (including travel agency support and software licensing), shared facilities and profit-sharing arrangements related to the marketing of certain insurance programs. On October 17, 2005, these arrangements were terminated and we have subsequently entered into new agreements with Cendant and/or certain subsidiaries that require the parties to provide services similar to those provided prior to the Apollo Transactions. See Note 14 to our consolidated financial statements included elsewhere herein.

Marketing Agreements. On October 17, 2005, we entered into agreements relating to the marketing of AGLLC’s membership programs with Cendant and/or its subsidiaries, including Budget Rent A Car System, Inc., Travel Link Group, Inc., Cendant Hotel Group, Inc., Trip Network, Inc., Orbitz, LLC and Resort

Condominiums International, LLC. The agreements expired on December 31, 2010. These agreements permitted us to solicit customers of these parties for our membership programs through various direct marketing methods, which included mail, telemarketing and online solicitation methods. The payment terms of each marketing agreement differed, but generally involved the payment by us of either a fee for each call transferred under such marketing agreement, a bounty for each user that enrolled as a member of a membership program or a percentage of net membership revenues. The expense for such services was $3.6 million, $3.1 million and $2.0 million for the years ended December 31, 2008, 2009 and 2010, respectively.

Other than non-material arrangements, these agreements provided that if a Cendant-party elected to terminate an agreement or an agreement terminated as a result of the parties’ inability to agree on creative materials prior to December 31, 2010, then the applicable Cendant-party would be required to pay a termination fee based on the projected marketing revenues that would have been generated from such agreement had the marketing arrangement been in effect until December 31, 2010. The termination fee is paid as follows: the applicable Cendant-party is required to pay the equivalent of twenty-four quarterly installment payments, which termination fee is payable for each quarter occurring after the applicable termination date and prior to the end of calendar year 2010. In the event that in any quarter during the term of a marketing agreement, any Cendant-party failed to meet the minimum amount of marketing volume, failed to provide the specified amount of customer data or breached certain material obligations under any marketing agreement, then such Cendant-party would have to make a shortfall payment based on a calculation of the marketing revenues that would have been derived had the applicable Cendant-party met the specified threshold. Each shortfall payment is paid as follows: for each quarter in which a shortfall event occurs, the applicable Cendant Party is required to pay twenty-four quarterly installment payments (subject to certain adjustments). As a result of the failure by certain Cendant-parties to meet the specified minimum volume commitments under certain of the marketing agreements and the early termination of one of the marketing agreements by one of the Cendant-parties, we recognized revenues in the amount of $3.8 million, $23.2 million and $5.4 million for the years ended December 31, 2008, 2009 and 2010, respectively.

Loyalty Agreements. On October 17, 2005, certain of our subsidiaries entered into agreements with Cendant and its subsidiaries relating to Cendant’s loyalty and rewards programs to provide services to certain Cendant parties. The Cendant-party is generally charged one or more of the following fees relating to these services: an initial fee to implement a particular loyalty program; a management/administration fee; a redemption fee related to redeemed rewards and a booking fee related to bookings by loyalty program members. The revenue for such services attributable to agreements with Wyndham related entities was $10.4 million, $8.7 million and $4.7 million for the years ended December 31, 2008, 2009 and 2010, respectively. One such loyalty and rewards agreement expired on June 30, 2010. The other agreement expires on December 31, 2013, subject to automatic one-year renewal periods, unless a party elects not to renew the arrangement upon six months’ prior written notice.

In connection with these agreements, we formed Affinion Loyalty, LLC, a special purpose, bankruptcy remote subsidiary which is a wholly-owned subsidiary of Affinion Loyalty Group, Inc. (fka Trilegiant Loyalty Solutions, Inc. “ALG”). Pursuant to the loyalty agreements, ALG has provided a copy of the object code, source code and related documentation of certain of its intellectual property to Affinion Loyalty, LLC under a non-exclusive limited license. Affinion Loyalty, LLC entered into an escrow agreement relating to such intellectual property with Cendant and its affiliates in connection with the parties entering into the loyalty and reward agreements. Affinion Loyalty, LLC sublicenses such intellectual property to Cendant on a non-exclusive basis but will only provide access to such intellectual property either directly or indirectly through the escrow agent in the event that ALG (i) becomes bankrupt or insolvent, (ii) commits a material, uncured breach of a loyalty and reward agreement, or (iii) transfers or assigns its intellectual property in such a way as to prevent it from performing its obligations under any agreement relating to Cendant’s loyalty and rewards programs. Upon access to the escrowed materials, Cendant will be able to use the escrowed materials for a limited term and for only those purposes for which ALG was using it to provide the services under the loyalty and reward agreements prior to the release of the escrowed materials to Cendant.

On June 30, 2008, the Company entered into an Assignment and Assumption Agreement (“AAA”) with Avis/Budget, Wyndham and Realogy. Prior to this transaction, these Cendant entities provided certain loyalty program-related benefits and services to credit card holders of a major financial institution and received a fee from this financial institution based on spending by the credit card holders. Under the AAA, the Company assumed all of the liabilities and obligations of the Avis/Budget, Wyndham and Realogy relating to the loyalty program, including the fulfillment of the then-outstanding loyalty program points obligations. In connection with the transaction, on the June 30, 2008 closing date, the Company received cash and receivables with a fair value substantially equivalent to the fair value of the fulfillment obligation relating to the loyalty program points outstanding as of the closing date. The receivables due and payable to the Company on June 30, 2009, 2010 and 2011 are $6.75 million, $6.5 million and $4.75 million, respectively.

Other Operational Support Agreements. On October 17, 2005, Affinion International entered into an agreement pursuant to which Affinion International will continue to use RCI Europe as its exclusive provider of travel services for the benefit of Affinion International’s members in the U.K., Germany, Switzerland, Austria, Italy, Belgium, Luxembourg, Ireland and the Netherlands. Pursuant to this agreement, RCI has a right of first refusal to offer travel services in other countries where Affinion International’s members are located. Affinion International will indemnify RCI in the event its profit margin under this arrangement falls below 1.31%. The agreement expires ten years from October 17, 2005, subject to either party’s right to terminate the agreement on or after the third anniversary of this date, upon one year’s prior written notice or at any time in certain other specified circumstances (either in whole or in part). The expense for such services was $4.3 million for the year ended December 31, 2008.

On August 22, 2008, the Company entered into an agreement to acquire certain assets and assume certain liabilities of RCI Europe. The acquisition closed during the fourth quarter of 2008 for nominal consideration. Under the agreement, the Company acquired all of the assets and assumed all of the liabilities of RCI Europe’s travel services business that served the Company’s customers in Europe. Following this acquisition, the Company now provides travel services directly to its customers.

Shared Facilities Agreements. On October 17, 2005, certain of our subsidiaries entered into agreements to continue cost-sharing arrangements with Cendant and/or its subsidiaries relating to office space and customer contact centers. These agreements have expiration dates and financial terms that are generally consistent with the terms of the existing related inter-company arrangements. The revenue for such services attributable to Realogy and Wyndham related entities was $1.7 million for the year ended December 31, 2008. There was no revenue earned for such services for the years ended December 31, 2009 and 2010. The expense for such services was $0.4 million for the year ended December 31, 2008. There was no expense for such services for the years ended December 31, 2009 and 2010.

Related Party Transactions Since January 1, 2006

During the second quarter of 2009, utilizing cash on hand and available funds under our senior secured credit facility (the balance of which was paid down prior to September 30, 2009), we, through Affinion Investments, LLC (“Affinion Investments”), our non-guarantor subsidiary, purchased $64.0 million face amount of Affinion Holdings’ outstanding indebtedness under the Affinion Holdings Loan Agreement from an affiliate of Apollo for $44.8 million. This indebtedness was redeemed by Affinion Holdings in October 2010.

During 2006, Apollo acquired one of our vendors, SOURCECORP Incorporated, that provides document and information services to us. The fees incurred for these services for the years ended December 31, 2008, 2009 and 2010 was $1.4 million, $1.2 million and $1.1 million, respectively.

On January 28, 2010, we, through Affinion Investments, entered into a subscription and capital commitment letter with Alclear Holdings, LLC (“Alclear”), pursuant to which we agreed to (i) become a member of Alclear and (ii) fund a capital contribution to Alclear in cash in the amount of $1.0 million. In order to make its capital contribution in Alclear, Affinion Investments received a capital contribution in cash in the amount of $1.0 million from Affinion. As a result of the capital contribution, we acquired an ownership interest of approximately 5% in Alclear. In February 2010, Alclear was selected as the winning bidder in the bankruptcy auction sale of the assets of Verified Identity Pass, Inc., an entity that provides biometric system solutions for airports, airlines, travel agents, and business travelers in the U.S. Alclear acquired the assets of Verified Identity Pass, Inc. in April 2010. We provided support services to Alclear and recognized revenue in the amount of $0.7 million for the year ended December 31, 2010.

Alclear is controlled and partially funded by Caryn Seidman-Becker, who also serves as its Chief Executive Officer. Ms. Seidman-Becker is the spouse of Marc Becker. Mr. Becker is a director of Affinion and a partner of Apollo. Apollo beneficially owns approximately 68% of the common stock of Affinion Holdings.

Webloyalty Acquisition

On January 14, 2011, the Company and Affinion Holdings entered into, and consummated, an Agreement and Plan of Merger (the “Merger Agreement”) that resulted in Affinion Holdings’ indirect acquisition of all of the capital stock of Webloyalty and the conversion of Webloyalty securities into Affinion Holdings securities (the “Webloyalty Acquisition”). As a result of the Webloyalty Acquisition, (i) Parent LLC, which is an affiliate of Apollo, and Affinion Holdings’ existing management investors collectively own approximately 70.4% of Affinion Holdings’ issued and outstanding common stock; (ii) General Atlantic owns approximately 20.6% of Affinion Holdings’ issued and outstanding common stock; and (iii) other holders of Webloyalty common stock collectively own approximately 9.0% of Affinion Holdings’ issued and outstanding common stock.

Affinion Holdings Stockholder Agreement

On January 14, 2011, Holdings entered into the Stockholder Agreement (the “Affinion Holdings Stockholder Agreement”) with (i) Parent LLC; (ii) General Atlantic; (iii) Richard Fernandes and the Fernandes Family Trust A dated June 25, 1999 (collectively, “Fernandes”); and (iv) Vincent D’Agostino and the D’Agostino Family Trust (collectively, “D’Agostino,” and together with General Atlantic and Fernandes, the “Principal WL Stockholders”).

The Affinion Holdings Stockholder Agreement permits certain of Affinion Holdings’ stockholders—currently Parent LLC and General Atlantic (each, a “Major Stockholder”)—to nominate one director, as well as additional directors for so long as such stockholders own certain percentages of the issued and outstanding shares of Affinion Holdings’ common stock. The Chief Executive Officer of Affinion Holdings also will serve as a director, and the holders of a majority of the issued and outstanding shares of Affinion Holdings’ common stock will nominate the remaining directors. Under the Affinion Holdings Stockholder Agreement, investment funds affiliated with Apollo and certain investment partnerships sponsored by General Atlantic currently have the right to nominate seven and three, respectively, of our eleven directors. In addition, the Affinion Holdings Stockholder Agreement provides for the nomination of Mr. Nathaniel J. Lipman as a director in his capacity as our Chief Executive Officer.

At any time before a qualified public offering, the Affinion Holdings Stockholder Agreement requires each Major Stockholder, if it wishes to transfer shares of Affinion Holdings’ common stock, to offer its shares of Affinion Holdings’ common stock, first, to Affinion Holdings and, second, to the other Major Stockholders. In addition, if Affinion Holdings or any of its subsidiaries proposes to issue any equity securities or securities convertible into or exchangeable for equity securities (subject to customary exceptions), each Major Stockholder and each Principal WL Stockholder (for so long as each such Principal WL Stockholder, along with its affiliates, holds a number of shares of Affinion Holdings’ common stock equal to 50% or more of the shares of Affinion Holdings’ common stock issued to such Principal WL Stockholder in connection with the Webloyalty Acquisition) will have the right to purchase its pro rata share of the offering.

Before a qualified public offering, if any party or parties to the Affinion Holdings Stockholder Agreement propose to transfer to a third-party more than 5% of the shares of Affinion Holdings’ common stock beneficially owned by such transferring party, all other parties to the Affinion Holdings Stockholder Agreement will have the right to participate pro rata in the transfer. In addition, Parent LLC and, following the fifth anniversary of the date of the Affinion Holdings Stockholder Agreement, General Atlantic (for so long as it is a Major Stockholder) will each have the right to require the other holders of Affinion Holdings’ common stock to (1) sell in a transaction comprising the sale of 80% or more of Affinion Holdings’ common stock beneficially owned by Parent LLC or General Atlantic, as applicable, the same percentage of their respective shares of Affinion Holdings’ common stock as Parent LLC or General Atlantic, as applicable, desires to sell or (2) vote in favor of a sale of all or substantially all of Affinion Holdings’ and its subsidiaries’ assets to unaffiliated third parties.

Without each Major Stockholder’s prior approval, Affinion Holdings will not, and will cause each of its subsidiaries not to, take or omit to take, as applicable, certain actions related to (1) non-pro rata redemptions, (2) changes to Affinion Holdings’ organizational documents, (3) asset acquisitions or dispositions and (4) affiliate transactions. The Affinion Holdings Stockholder Agreement shall terminate with respect to any holder thereunder on the date such holder ceases to own any shares of Affinion Holdings’ common stock.

Affinion Holdings Securityholder Rights Agreement

On January 14, 2011, Affinion Holdings, Parent LLC, General Atlantic and other holders party thereto entered into a Securityholder Rights Agreement (the “Affinion Holdings Securityholder Rights Agreement”), pursuant to which the parties thereto have certain rights with respect to Affinion Holdings’ common stock, including tag-along rights and information rights. Parent LLC and General Atlantic also are provided with drag-along rights. The Affinion Holdings Securityholder Rights Agreement contains restrictions on the transfer of Affinion Holdings’ common stock, other than Affinion Holdings’ common stock held by Parent LLC or General Atlantic (whose Affinion Holdings’ common stock is subject to the Affinion Holdings Stockholder Agreement’s transfer restrictions). The Affinion Holdings Securityholder Rights Agreement will terminate automatically upon: (i) a change of control of Affinion Holdings; (ii) a vote to dissolve Affinion Holdings; or (ii) any event that reduces the number of stockholders to one.

Amended and Restated Affinion Holdings Registration Rights Agreement

On January 14, 2011, Affinion Holdings, Parent LLC and each of the Principal WL Stockholders entered into an Amended and Restated Registration Rights Agreement (the “Affinion Holdings Registration Rights Agreement”), pursuant to which Parent LLC and General Atlantic (on behalf of the holders of the majority of the eligible shares held by the Principal WL Stockholders) have certain demand registration rights with respect to Affinion Holdings’ common stock. In addition, each party to the agreement may exercise “piggyback” rights, and certain holders may request an unlimited number of short-form registrations (including shelf registrations). Under the Affinion Holdings Registration Rights Agreement, Affinion Holdings agreed to assume the fees and expenses associated with registration, and the agreement also contains customary provisions with respect to registration procedures, underwritten offerings and indemnity and contribution rights and obligations.

Amended and Restated Consulting Agreement

On January 14, 2011, the Company and Apollo entered into an Amended and Restated Consulting Agreement (the “Amended and Restated Consulting Agreement”) amending and restating the 2005 Consulting Agreement. Under the Amended and Restated Consulting Agreement, Apollo and its affiliates will continue to provide certain advisory services to the Company regarding proposed financial transactions, acquisitions, investments and financial related matters of the Company and its subsidiaries and affiliates until October 17, 2017 or until Apollo owns less than 5% of the beneficial economic interests of the Company, whichever is earlier.

Pursuant to the Amended and Restated Consulting Agreement, the annual fee paid by the Company will increase to $2,604,845 from $2,000,000, commencing January 1, 2012, with an additional one-time fee of $604,845 being paid promptly after January 14, 2011 in respect of calendar year 2011. Furthermore, if the Company consummates a transaction involving a change of control or an initial public offering before the termination of the Amended and Restated Consulting Agreement, then, in lieu of the annual consulting fee and subject to certain qualifications, Apollo may elect to receive a lump sum payment equal to the present value of all consulting fees payable through the end of the term of the Amended and Restated Consulting Agreement.

In addition, we are permitted to engage Apollo to provide certain services if we engage in any merger, acquisition or similar transaction. If we engage another party to provide these services, we may be required to pay Apollo a transaction fee. We also agree to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services provided under the Amended and Restated Consulting Agreement, which indemnification been clarified to establish the Company as the primary indemnitor if certain indemnified parties have a right to be indemnified by their affiliates.

Transactions with Richard Fernandes

On January 14, 2011, Mr. Richard J. Fernandes was appointed President of the Company and Affinion Holdings and as Chief Executive Officer of Affinion International Limited (“AIL”), a wholly owned subsidiary of the Company, effective as of January 14, 2011. Since September of 1998, Mr. Fernandes has served as Chief Executive Officer of Webloyalty. As a result of Mr. Fernandes’ appointments, Mr. Steven E. Upshaw, then President of the Company and Chief Executive Officer of AIL, resigned from those positions immediately prior to the Webloyalty Acquisition. Simultaneously with his resignation, Mr. Upshaw was appointed President, Global Operations and Integration of the Company, effective as of the Webloyalty Acquisition.

Mr. Fernandes entered into an employment agreement, dated as of January 14, 2011 (the “Fernandes Employment Agreement”), with the Company and Affinion Holdings, in connection with his appointment as President of the Company and Affinion Holdings and as Chief Executive Officer of AIL. The Fernandes Employment Agreement contemplates that Mr. Fernandes will serve in these positions for a period commencing on January 14, 2011 and ending on December 31, 2012 (the “Initial Term”), unless terminated earlier pursuant to the Fernandes Employment Agreement. After the Initial Term, the Fernandes Employment Agreement is subject to automatic one-year renewals unless either Mr. Fernandes or Affinion Holdings provides at least 90 days’ prior written notice of its intent not to renew the agreement.

Under the Fernandes Employment Agreement, Mr. Fernandes will receive a base salary of $425,000 and be eligible for an annual target bonus of 125% of his base salary; provided, that, performance objectives determined each year by Affinion Holdings are met. If Affinion Holdings terminates Mr. Fernandes’ employment without cause, or if Mr. Fernandes terminates his employment for good reason, Mr. Fernandes will be entitled to a lump sum payment equal to his annual base salary through the date of termination plus the bonus earned for any fiscal year ended prior to the year in which the date of termination occurs. After the date of termination, Affinion Holdings will pay Mr. Fernandes, in eight quarterly installments, the sum of 200% of his annual base salary and his target bonus.

On January 14, 2011, Mr. Fernandes, Parent LLC and Affinion Holdings entered into the Call Agreement (the “Fernandes Call Agreement”), which governs shares of Affinion Holdings’ common stock and warrants to purchase Affinion Holdings’ common stock issued to Mr. Fernandes in connection with the Webloyalty Acquisition. Also on January 14, 2011, Mr. Fernandes, Parent LLC and Affinion Holdings entered into the Fernandes Investor Rights Agreement (the “FIRA”), which governs shares of Affinion Holdings’ common stock and options to purchase shares of Affinion Holdings’ common stock acquired by Mr. Fernandes in his capacity as an employee, officer, director or consultant of Affinion Holdings.

The Fernandes Call Agreement provides that, if Mr. Fernandes’ employment with Affinion Holdings is terminated prior to an initial public offering of Affinion Holdings’ common stock, then first Affinion Holdings, and then Parent LLC and General Atlantic Partners 79, L.P., shall have the right, but not the obligation (the “Call Option”), to purchase all of the shares of Affinion Holdings’ common stock and/or warrants held by Mr. Fernandes that are subject to the Fernandes Call Agreement and any such shares and/or warrants held by a transferee of Mr. Fernandes. The aggregate purchase price shall be equal to (a) if the Call Option includes the shares and the warrants, the sum of the (1) product of (A) the fair market value per share multiplied by (B) the number of shares being acquired plus (2) the warrant valuation or (b) if the Call Option includes only shares, the product of (1) the fair market value per share multiplied by (2) the number of shares being acquired.

Similarly, the FIRA provides, among other things, that Mr. Fernandes will be prohibited from selling, pledging, distributing or otherwise transferring any shares of Affinion Holdings’ common stock (except to lineal descendents and other specified permitted transferees) without Affinion Holdings’ consent. The FIRA also provides that if Mr. Fernandes’ employment with Affinion Holdings terminates for any reason or if Mr. Fernandes experiences personal insolvency or bankruptcy, Affinion Holdings or one of its subsidiaries (or, if Affinion Holdings forgoes this right, Parent LLC) may repurchase Mr. Fernandes’ shares of Affinion Holdings’ common stock for a period of three months after such event (depending on the circumstances), at a purchase price equal to the amount originally paid for such shares or the fair market value on the closing date of the repurchase, depending on the circumstances, subject to Affinion Holdings’ obligation to pay additional compensation to Mr. Fernandes under certain circumstances.

In connection with the Webloyalty Acquisition, Mr. Fernandes also received warrants to purchases shares of Affinion Holdings’ common stock that may be exercised, in whole or in part, at any time between January 14, 2011 and March 12, 2012 by surrendering such warrants and delivering the aggregate exercise price (based on a current exercise price per share of $8.15, $9.73 or $11.44, depending on which warrant Mr. Fernandes exercises) to Affinion Holdings.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to its written charter, our audit committee must review and approve all related-party transactions, which includes any related party transactions that we would be required to disclose pursuant to Item 404 of Regulation S-K promulgated by the SEC. For a discussion of the composition and responsibilities of our audit committee see “Management—Directors, Executive Officers and Corporate Governance—Audit Committee.” In determining whether to approve a related party transaction, the audit committee will consider a number of factors including whether the related party transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties.

DESCRIPTION OF OTHER INDEBTEDNESS

Our Senior Secured Credit Facility

General

On April 9, 2010, we, as borrower, and Affinion Holdings entered into a $1.0 billion amended and restated senior secured credit facility, consisting of a revolving credit facility and a term loan facility, with Bank of America, N.A., as administrative agent and collateral agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, as joint lead arrangers, Credit Suisse Securities (USA) LLC, as syndication agent, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and UBS Securities LLC, as documentation agents and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and UBS Securities LLC, as joint bookrunners. A summary of the material terms of our senior secured credit facility is set forth below.

On December 13, 2010, we, as borrower, Affinion Holdings and certain of our subsidiaries entered into an Incremental Assumption Agreement with two of our lenders which resulted in an increase in the revolving credit facility from $125.0 million to $160.0 million, with a further increase to $165.0 million upon the satisfaction of certain conditions. These conditions were satisfied in January 2011 and the revolving credit facility was increased to $165.0 million. On February 11, 2011, we, as borrower, Affinion Holdings and certain of our subsidiaries entered into, and simultaneously closed under, an Incremental Assumption Agreement with the lenders party thereto which resulted in an increase in the term loan facility from $875.0 million to $1.125 billion.

Such description is not complete and is qualified in its entirety by reference to the complete text of the related senior secured credit facility and security agreements, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Subject to adjustment as described below, our senior secured credit facility provides for a five-year, $125.0 million revolving credit facility, which includes:

•	a letter of credit subfacility; and

•	a swingline loan subfacility.

We may use the revolving credit facility for, among other things, our and our respective subsidiaries’ working capital and other general corporate purposes, including, without limitation, effecting permitted acquisitions and investments.

Subject to adjustment as described below, our senior secured credit facility also provides for a $1.125 billion term loan facility, which matures six and a half years after the closing date for the senior secured credit facility (the “Term Maturity Date”). However, the term loan facility will mature on the date that is 91 days prior to the maturity date for the senior subordinated notes (the “Early Maturity Date”) unless, prior to the Early Maturity Date, either (i) the maturity date for the senior subordinated notes is extended to a date that is at least 91 days after the Term Maturity Date, or (ii) the obligations under the senior subordinated notes are (x) repaid in full or (y) refinanced, replaced or defeased in full with new loans and/or debt securities, in each case, with maturity dates occurring after the Term Maturity Date (or in the case of new loans and/or debt securities that are junior in right of repayment to the senior secured credit facility, with maturity dates occurring at least 91 days after the Term Maturity Date). The proceeds of the term loan facility were used in part to refinance our senior secured credit facility, and the remainder may be used for working capital and other general corporate purposes, including, without limitation, effecting permitted acquisitions and investments.

Our senior secured credit facility permits us to (i) obtain additional credit facilities of up to $455.0 million to refinance the notes (plus any accrued and unpaid interest and premium with respect to the notes and original issue and underwriting discounts, defeasance costs, fees, commissions and expenses, as applicable) and (ii) obtain additional credit facilities of up to the greater of $300.0 million and an amount equal to EBITDA for the most recent four-quarter period then ended for which financial statements have been delivered to the administrative agent, in each case, from lenders reasonably satisfactory to the administrative agent and us, without the consent of the existing lenders under our senior secured credit facility, subject, in each case, to meeting certain conditions, including having a pro forma senior secured leverage ratio of no greater than 3.5x.

Scheduled Amortization Payments and Mandatory Prepayments

Our term loan facility provides for quarterly amortization payments totaling 1% per annum, with the balance payable upon the final maturity date. The amounts of the quarterly amortization payments are reduced by certain prepayments.

In addition, our senior secured credit facility requires us to prepay outstanding term loans, with:

•	100% of the net cash proceeds of asset sales and dispositions in excess of an amount per transaction and in the aggregate per year, subject to customary reinvestment provisions;

•

50% of our excess cash flow beginning with the fiscal year ending December 31, 2011 (reducing to 25% if our senior secured leverage ratio is less than or equal to 2.5:1.0 and to 0% if our senior secured leverage ratio is less than or equal to 1.75:1.0); and

•

100% of the net cash proceeds received from issuances of debt, subject to certain exclusions including certain debt permitted to be incurred under the senior credit facilities; provided that, if our senior secured leverage ratio is less than or equal to 2.0:1.0, no payments will be required.

Voluntary Prepayments and Reduction and Termination of Commitments

We may permanently reduce the revolving loan commitments under the senior secured credit facility at any time without premium or penalty, subject to the payment of customary LIBOR breakage costs, if any, and provided that the commitments may not be reduced below the aggregate outstanding amount of revolving loans and letters of credit. The term loans may be prepaid without penalty or premium, except if we prepay the term loans in connection with a refinancing to reduce interest rates prior to April 9, 2011, a prepayment premium of 1.00% of the aggregate principal amount of term loans being prepaid will apply. In addition, we are able to terminate our senior secured credit facility upon prior written notice, and, in some cases, are able to revoke such notice. Upon termination, we will be required to repay all obligations outstanding under our senior secured credit facility and to satisfy all outstanding letter of credit obligations.

Interest and Applicable Margins

The interest rates with respect to term loans and revolving loans under our senior secured credit facility are based on, at our option, (a) the higher of (i) adjusted LIBOR and (ii) 1.50%, in each case plus 3.50%, or (b) the highest of (i) Bank of America, N.A.’s prime rate, (ii) the Federal Funds Effective Rate plus 0.5% and (iii) 2.50% (“ABR”), in each case plus 2.50%.

Additionally, if any amount payable under our senior secured credit facility is not paid when due, (i) all overdue amounts owing under our senior secured credit facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0% or at the senior secured bank ABR plus the applicable margin plus an additional 2.0% if no rate is otherwise applicable thereto and (ii) all other principal amounts outstanding under our senior secured credit facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%.

We have the option of requesting that loans be made as LIBOR loans, converting any part of outstanding ABR loans (other than swingline loans) to LIBOR loans and converting any outstanding LIBOR loan to an ABR loan, subject to the payment of LIBOR breakage costs. With respect to LIBOR loans, interest is payable in arrears at the end of each applicable interest period, but in any event at least every three (3) months. With respect to ABR loans, interest is payable on the last business day of each fiscal quarter. In each case, calculations of interest are based on a 360-day year (or 365 or 366 days, as the case may be, in the case of loans based on the agent’s prime ABR rate, and loans in any jurisdiction where the relevant interbank market practice is to use a 365 or 366 day year) and actual days elapsed.

Guarantees and Collateral

Our obligations under our senior secured credit facility are, and our obligations under any interest rate protection or other hedging arrangements entered into with a lender or any affiliate thereof will be, guaranteed by Affinion Holdings and by each of our existing and subsequently acquired or organized domestic subsidiaries, subject to certain exceptions (provided that Affinion Holdings’ guarantee obligations shall not extend to any additional credit facilities as described above until Affinion Holdings’ existing credit facility is repaid or refinanced). A copy of the amended and restated guarantee and collateral agreement, dated and effective as of April 9, 2010, among us, each of our subsidiaries identified as a party thereto and Bank of America, N.A., as administrative agent and collateral agent, will be furnished to you upon request.

Our senior secured credit facility is secured to the extent legally permissible by substantially all the assets of (i) Affinion Holdings, which consists of a perfected first-priority pledge of all of our capital stock and (ii) us and the subsidiary guarantors, including but not limited to: (a) a first-priority pledge of substantially all capital stock held by us or any subsidiary guarantor (which pledge, with respect to obligations in respect of the borrowings secured by a pledge of the stock of any first-tier foreign subsidiary, is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary) and (b) perfected first-priority security interests in substantially all tangible and intangible assets of us and each subsidiary guarantor, subject to certain exceptions.

Covenants

Our senior secured credit facility contains financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in our senior secured credit facility include, among other things, limitations (all of which are subject to certain exceptions) on our (and in certain cases, Affinion Holdings’) ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our subordinated indebtedness;

•	make loans or investments (including acquisitions);

•

incur additional indebtedness, except that we may incur, among other things, indebtedness if our pro forma consolidated leverage ratio is no greater than 5x and our interest coverage ratio is no less than 2x, subject to certain other restrictions;

•	grant liens;

•	enter into sale-leaseback transactions;

•	modify the terms of subordinated debt;

•	enter into agreements that would restrict the ability of our subsidiaries to pay dividends;

•	change our business or the business of its subsidiaries;

•	merge or enter into acquisitions;

•	sell our assets; and

•	enter into transactions with our affiliates.

Our senior secured credit facility requires us to comply with the following financial maintenance covenants:

•	a maximum ratio of total debt to EBITDA; and

•	a minimum ratio of EBITDA to cash interest expense.

Events of Default

The events of default under our senior secured credit facility include, among others, nonpayment, material misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (as defined in the credit agreement governing our senior secured credit facility) and cross-events of defaults and acceleration on material indebtedness.

Indentures relating to the Senior Subordinated Notes

On April 26, 2006, we issued $355.5 million in aggregate principal amount of the senior subordinated notes under an indenture, dated as of April 26, 2006, among us, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee. The senior subordinated notes have been registered under the Securities Act.

The senior subordinated notes will mature on October 15, 2015. Interest on the senior subordinated notes is payable on April 15 and October 15 of each year.

The key terms of the senior subordinated notes and the indenture governing the senior subordinated notes are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the related indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Guarantees

The senior subordinated notes are guaranteed on an unsecured senior subordinated basis by each of our existing and future U.S. subsidiaries that is a guarantor under our senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions.

Optional redemption

On and after October 15, 2010, we may redeem the senior subordinated notes, at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of the years set forth in the table below:

Senior Subordinated Notes

Period	Redemption Price
2010	105.750%
2011	103.833%
2012	101.917%
2013 and thereafter	100.000%

Change of Control

Upon the occurrence of a change of control, as defined in the indenture, each holder of the senior subordinated notes has the right to require us to repurchase some or all of such holder’s senior subordinated notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

The indenture governing the senior subordinated notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness, or issue disqualified stock or preferred stock;

•	incur debt that is junior to senior indebtedness and senior to the senior subordinated notes;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	incur restrictions on the ability of certain of its subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase debt that is junior in right of payment to the senior subordinated notes.

These covenants are subject to a number of important exceptions and qualifications.

Events of Default

The indenture governing the senior subordinated notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the senior subordinated notes to become or to be declared due and payable.

DESCRIPTION OF THE NOTES

General

Capitalized terms used in this “Description of the Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of the Notes” section, the “Company” means Affinion Group, Inc. and not any of its Subsidiaries.

On November 19, 2010, the Company issued $475,000,000 in aggregate principal amount of old notes (the “Notes”) under an indenture (the “Indenture”), dated as of November 19, 2010, among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes and any Additional Notes (as defined below) subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The exchange notes will be issued under the Indenture. A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the exchange notes are identical in all material respects to the old notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights and we will not be obligated to pay additional interest as described in the registration rights agreements. Wells Fargo, N.A., as trustee of the old notes, will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of old notes. Any old notes that remain outstanding after the consummation of this exchange offer, together with the exchange notes, will be treated as a single class of securities under the Indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of outstanding exchange notes shall be deemed to mean, at any time after this exchange offer is consummated, such percentage in aggregate principal amount of the old notes and the exchange notes outstanding.

The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the “TIA”). We urge that you carefully read the Indenture and the TIA, because the Indenture and the TIA govern your rights as holders of the old notes and/or exchange notes, not this description. A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. For purposes of this section we refer to the old notes and exchange notes together as the notes.

We may issue additional notes (the “Additional Notes”) from time to time without notice or the consent of holders of Notes. Any offering of Additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company as specified in the Indenture (which initially shall be the principal corporate trust office of the Trustee), except that, at the option of the Company, payment of interest may be made by check mailed to the holders at their registered addresses.

The Notes are and the exchange notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The Notes and the exchange notes are and will be:

•	general unsecured obligations of the Company and will not be entitled to the benefit of any mandatory sinking fund;

•

effectively subordinated in right of payment to all existing and future secured Indebtedness of the Company, including the Indebtedness of the Company under the Credit Agreement, to the extent of the assets securing such Indebtedness and to all existing and future Indebtedness and other liabilities of the Company’s Subsidiaries that are not Guarantors of the Notes, to the extent of the assets of such Subsidiaries;

•	pari passu in right of payment with all existing and future unsecured, unsubordinated Indebtedness of the Company;

•	senior in right of payment to all existing and future subordinated Indebtedness of the Company, including the 11 1/2% Senior Subordinated Notes; and

•	guaranteed on a senior basis by the Guarantors as described under “—Guarantees.”

As of March 31, 2011, the Company and the Guarantors had $1,946.1 million of Indebtedness (including the Notes), $1,115.6 million of which was secured Indebtedness, and the Non-Guarantor Subsidiaries (as defined under “—Guarantees”) had $188.2 million of indebtedness and other liabilities (including trade payables but excluding unsecured intercompany borrowings).

As of the date of this prospectus, all of the Company’s subsidiaries are “Restricted Subsidiaries” except for Affinion Loyalty, LLC, a special purpose, bankruptcy remote subsidiary of Trilegiant Loyalty Solutions, Inc. formed in connection with the loyalty agreements entered into with Cendant and Affinion Investments, LLC, which was formed in June 2009. Under certain circumstances, the Company will be permitted to designate certain of its other subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries are not subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes.

Additional Interest is payable with respect to the Notes in certain circumstances if the Company does not consummate the exchange offer (or shelf registration, if applicable) as further described under “—Registration Rights; Additional Interest.”

The Notes will mature on December 15, 2018, at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date. Interest on the Notes will accrue at 7.875% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2011. The Company will make each interest payment to the holders of record of the Notes on the immediately preceding June 1 and December 1. The Notes will accrue interest from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

At any time on or prior to December 15, 2014 the Company may redeem the Notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice sent electronically or mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On and after December 15, 2014, the Company may redeem the Notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice sent electronically or mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption Price
2014	103.938%
2015	101.969%
2016 and thereafter	100.000%

Notwithstanding the foregoing, at any time and from time to time on or prior to December 15, 2013, the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more (a) Equity Offerings by the Company, (b) Equity Offerings by any Parent of the Company, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it, or (c) Subsidiary Spin-Offs, at a redemption price equal to 107.875% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice sent electronically or mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and Additional Interest (if any) on, the Notes to be redeemed.

The Company, its Subsidiaries or any Affiliates of the Company may at any time and from time to time purchase any of our Indebtedness, including the Notes, or Indebtedness of our Subsidiaries. Any such future purchases may be made through open market or privately negotiated transactions with third parties or our Affiliates, or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as we, our Subsidiaries or our Affiliates may determine.

Guarantees

The Notes are guaranteed, jointly and severally, by the Subsidiary Guarantors which are each of the Company’s direct and indirect Domestic Restricted Subsidiaries that guarantees Indebtedness under any Credit Agreement. On the Issue Date, each of the Company’s Domestic Restricted Subsidiaries, except Safecard Services Insurance Co., was a Subsidiary Guarantor (the “Initial Guarantors”). In the twelve month period ended December 31, 2010, Subsidiaries that are not guaranteeing the Notes (“Non-Guarantor Subsidiaries”) contributed $289.7 million and $37.6 million to our pro forma net revenues and Segment EBITDA, respectively. As of March 31, 2011, the Non-Guarantor Subsidiaries held approximately $325.7 million, or 18.0%, of our total assets.

Each Guarantee:

•	is a general unsecured obligation of the Guarantor;

•	is effectively subordinated in right of payment to all existing and future secured Indebtedness of the Guarantor including the Guarantee of the Guarantor under the Credit Agreement;

•	is pari passu in right of payment with all existing and future unsecured, unsubordinated Indebtedness of the Guarantor; and

•	is senior in right of payment to all existing and future subordinated Indebtedness of the Guarantor, including the Guarantee of the Guarantor under the 11 1/2% Senior Subordinated Notes.

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risk Factors Related to an Investment in the Notes—Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.” As of March 31, 2011, the Initial Guarantors had $1,946.1 million of Indebtedness, of which $1,115.6 million was guarantees of secured Indebtedness.

Each Guarantee is a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1)	remain in full force and effect until payment in full of all obligations of the Company under the Indenture and the Notes;

(2)	be binding upon each such Subsidiary Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Guarantee of a Subsidiary Guarantor will be automatically released and discharged upon:

(1)	(a) the sale, disposition or other transfer (including through merger, amalgamation or consolidation) of the Capital Stock of the applicable Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary, if such sale, disposition or other transfer is made in compliance with the Indenture, or

(b) the Company designating a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,” or

(c) in the case of any Restricted Subsidiary which after the Issue Date, is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Future Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary of the Company or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes, or

(d) the Company’s exercise of the legal defeasance option as described under “—Defeasance,” or if the Company’s obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(2)	in the case of clause (1)(a) above, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Company or any Restricted Subsidiary of the Company.

A Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Company to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Company has previously elected to redeem Notes as described under “—Optional Redemption”:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to any Person, other than any Permitted Holder; or

(2)	the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company or any Parent of the Company (for purposes of calculating the total voting power of the Voting Stock held by a group, the voting power beneficially owned by a Permitted Holder shall be excluded to the extent such Permitted Holder retains the sole economic rights with respect to the subject Voting Stock); or

(3)	(A) prior to the first public offering of common Capital Stock of the Parent or the Company, the first day on which the Board of Directors of the Parent or the Company shall cease to consist of a majority of directors who (i) were members of the Board of Directors of the Company on November 19, 2010 or (ii) were either (x) nominated for election by the Board of Directors of the Parent or the Company, a majority of whom were directors on November 19, 2010 or whose election or nomination for election was previously approved by a majority of directors nominated for election pursuant to this clause (x) or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (A)(i) and (A)(ii), a “Continuing Director”) and (B) after the first public offering of common Capital Stock of either Parent or the Company, (i) if such public offering is of common Capital Stock of the Parent, the first day on which a majority of the members of the Board of Directors of the Parent are not Continuing Directors or (ii) if such public offering is of common Capital Stock of the Company, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

Notwithstanding the foregoing, a Specified Merger/Transfer Transaction shall not constitute a Change of Control.

Within 30 days following any Change of Control, except to the extent that the Company has exercised its right to redeem the Notes as described under “—Optional Redemption,” the Company shall send (or cause to be sent) a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4)	the instructions determined by the Company, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

In addition, the Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Company and the Initial Purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure or credit ratings of the Company or any of its Affiliates. In addition, holders of Notes may not be entitled to require us to purchase their Notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors.

The Credit Agreement provides that certain change of control events with respect to the Company constitute a default under the Credit Agreement. Any future credit agreements or other similar agreements to which the Company becomes a party may contain similar provisions and may directly prohibit the Company from purchasing any Notes. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders, including lenders under the Credit Agreement to the purchase of Notes, or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Company’s other Indebtedness.

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The Indenture contains provisions in respect of certain covenants including, among others, those summarized below:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The Indenture provides that:

(1)	the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary of the Company may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a)	the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $1,020 million outstanding at any one time;

(b)	the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (excluding any Additional Notes) and the Guarantees, as applicable (and any exchange notes and guarantees thereof);

(c)

Indebtedness of the Company and its Restricted Subsidiaries existing on the Issue Date (other than Indebtedness described in clauses (a) and (b)) after giving effect to the use of proceeds of the offering of the Notes, including, without limitation, Indebtedness under the 11 1/2% Senior Subordinated Notes;

(d)	(1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries, Disqualified Stock issued by the Company or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Company to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and (2) Acquired Indebtedness; provided, however, that the aggregate principal amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (d), when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred (or deemed Incurred as provided under clause (n) below) pursuant to this clause (d), does not exceed the greater of (x) $95 million and (y) 4.0% of Total Assets of the Company at the time of Incurrence;

(e)	Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)	Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the obligations of the Company under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h)	shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i)	Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness, and such Indebtedness is owed to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except (x) to the Company or another Restricted Subsidiary or (y) a pledge of Indebtedness referred to in this clause (i) shall be deemed to be held by the pledgor and shall not be deemed a transfer until the pledgee commences actions to foreclose on such Indebtedness) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j)	Hedging Obligations that are Incurred not for speculative purposes and either (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

(k)	obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary, in each case, reasonably required in the conduct of the business (giving effect to any growth or expansion of such business), including those to secure health, safety, insurance and environmental obligations of the Company and its Restricted Subsidiaries as conducted in accordance with good and prudent business industry practice;

(l)	Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary of the Company and Preferred Stock of any Restricted Subsidiary of the Company not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $100 million at any one time outstanding;

(m)	any guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other Obligations by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Guarantor’s Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(n)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company which serves to refund, refinance or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (r) and (s) of this paragraph, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced;

(2)	has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) at least 91 days later than the maturity date of the Notes;

(3)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes, or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4)	is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(5)	shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that is a Subsidiary Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(6)	in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (s), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (s), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (s), and provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding, refinancing or defeasance of (A) the Notes or (B) any Secured Indebtedness;

(o)	Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged or amalgamated into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition, merger or amalgamation; provided, further, however, that after giving effect to such acquisition, merger or amalgamation:

(1)	the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2)	the Fixed Charge Coverage Ratio of the Company would be greater than or equal to such ratio immediately prior to such acquisition;

(p)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(q)	Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee, provided that if (i) the Indebtedness represented by such letter of credit or bank guarantee is incurred under any of the clauses of this paragraph and (ii) the Indebtedness incurred under this clause (q) is at any time no longer supported by such letter of credit or bank guarantee, then the Indebtedness previously incurred under this clause (q) shall be classified under the preceding paragraph or under another available clause in this paragraph and if such Indebtedness may not be so reclassified, then an Event of Default under the Indenture shall be deemed to have occurred;

(r)	Contribution Indebtedness;

(s)	if the Company could not Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Non-Guarantor Restricted Subsidiaries Incurred for working capital purposes and any refinancings of such Indebtedness; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (s), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred (or deemed Incurred pursuant to clause (n) above) pursuant to this clause (s), does not exceed $25 million; and

(t)	Indebtedness Incurred by the Company or any of its Restricted Subsidiaries to fund losses, damages, liabilities, claims, costs and expenses (including attorney’s fees, interest, penalties, judgments and settlements, collectively, “Losses”), by reason of any litigation existing on October 17, 2005 or relating to the same facts and circumstances of such proceeding; provided that (as certified in an Officers’ Certificate delivered to the Trustee) (1) the Company has provided to Cendant Corporation or its successor (“Cendant”) notice in respect of such Losses and has a reasonable good faith belief it is entitled to be indemnified by Cendant pursuant to the Stock Purchase Agreement in respect of such Losses and (2) the Indebtedness Incurred pursuant to this clause (t) is in an amount equal to or less than the amount of the Losses for which indemnification is claimed; provided, further, that (1) after 30 days of the Company receiving funds in satisfaction of such indemnity or (2) if Cendant gives written notice to the Company or a Restricted Subsidiary that it disputes the Company’s entitlement to indemnity with respect to any Losses and (A) such dispute is not challenged by the Company within 30 days of receipt of such notice or (B) there is a final judgment of a court of competent jurisdiction confirming that the Company is not entitled to such indemnity which judgment is not discharged, waived or stayed for a period of 60 days, any amounts Incurred pursuant to this clause (t) in respect of such indemnity that remain outstanding shall no longer be permitted under this clause (t) and shall be deemed to be Incurred on such date.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of one or more of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (t) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this covenant and such item of Indebtedness, Disqualified Stock or Preferred Stock will be treated as having been Incurred pursuant to one or more of such clauses or pursuant to the first paragraph hereof. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (a) above and the Company shall not be permitted to reclassify all or any portion of such Indebtedness outstanding on the Issue Date. Accrual of interest, the accretion of accreted value, amortization or original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The Indenture provides that (a) the Company will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company unless it is subordinate in right of payment to the Notes to the same extent and (b) the Company will not permit any Guarantor to Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of such Guarantor unless it is subordinate in right of payment to such Guarantor’s Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary on its common Equity Interests so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Company or any Parent of the Company, including in connection with any merger, amalgamation or consolidation;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or any Restricted Subsidiary (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis as if the Restricted Payment had been made and any Indebtedness Incurred on such date had been Incurred, (i) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (ii) the Consolidated Leverage Ratio of the Company would have been less than 5.0 to 1; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after October 17, 2005 (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amount paid pursuant to such clause), (6), (7), (8) and (18) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum, without duplication, of:

(A)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from July 1, 2005 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); provided, however, that, to the extent the Consolidated Leverage Ratio of the Company on a pro forma basis as if the Restricted Payment had been made and any Indebtedness Incurred on such date had been Incurred would have been less than 3.0 to 1, then 75% of the Consolidated Net Income of the Company for the aforementioned period shall be included pursuant to this clause (c)(A), plus

(B)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Company after October 17, 2005 from the issue or sale of Equity Interests of the Company or any Parent of the Company (excluding (without duplication) Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount) including Equity Interests (other than Refunding Capital Stock, Disqualified Stock or Designated Preferred Stock) issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus

(C)	100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after October 17, 2005 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock, the Cash Contribution Amount and contributions by a Restricted Subsidiary), plus

(D)	100% of the aggregate amount received by the Company or any Restricted Subsidiary after October 17, 2005 in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Company or any Restricted Subsidiary after October 17, 2005 from:

(i)	the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”),

(ii)	the sale (other than to the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary (other than an Unrestricted Subsidiary to the extent the investments in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) or (10) of the second paragraph of “—Limitation on Restricted Payments” or to the extent such Investment constituted a Permitted Investment) or

(iii)	a distribution, dividend or other payment from an Unrestricted Subsidiary, plus

(E)	in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company after October 17, 2005, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investments of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the second paragraph of the covenant described under “—Limitation on Restricted Payments” or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (B), (C), (D) and (E) above shall be determined in good faith by the Board of Directors of the Company and

(1)	in the event of property with a Fair Market Value in excess of $10.0 million, shall be set forth in an Officers’ Certificate or

(2)	in the event of property with a Fair Market Value in excess of $25.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	(a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company, any Parent of the Company or Subordinated Indebtedness of the Company, any Parent of the Company or any Subsidiary Guarantor, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than the Cash Contribution Amount, Excluded Contributions or the sale of any Disqualified Stock or Designated Preferred Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Equity Interests of the Company or any Parent of the Company or contributions to the equity capital of the Company (collectively, including any such contributions, “Refunding Capital Stock”) and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3)	the redemption, repayment, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale (or as promptly as practicable after giving any requisite notice to the holders of such Subordinated Indebtedness) of, new Indebtedness of the Company or any Subsidiary Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a)	the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b)	such Indebtedness is Incurred by the Company or by a Subsidiary Guarantor in respect of refinanced Indebtedness of a Subsidiary Guarantor and, in each case, is subordinated to the Notes, or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) at least 91 days later than the maturity date of the Notes, and

(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4)	the repurchase, retirement or other acquisition for value (or dividends to any Parent of the Company to finance any such repurchase, retirement or other acquisition for value) of Equity Interests of the Company or any Parent of the Company held by any future, present or former employee, director or consultant of the Company, any Parent of the Company or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement made after October 17, 2005; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $12.5 million in any calendar year commencing with 2005 (with unused amounts in any calendar year being permitted to be carried over to the following two calendar years subject to a maximum payment (without giving effect to the following proviso) of $25 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of the Company after October 17, 2005 to members of management, directors or consultants of the Company, any Parent of the Company and Restricted Subsidiaries of the Company (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by the Company, any Parent of the Company (to the extent contributed to the Company) or the Restricted Subsidiaries of the Company after October 17, 2005; less

(c)	the amount of any Restricted Payments previously made pursuant to subclauses (a) and (b) of this second proviso of clause (4);

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(6)

the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after October 17, 2005 and (b) to any Parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any Parent of the Company issued after October 17, 2005; provided, however, that (A) in the case of subclause (a) and (b) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) the aggregate amount of dividends declared and paid pursuant to subclause (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by the Company or any Restricted Subsidiary of the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7)	Investments in Unrestricted Subsidiaries since October 17, 2005 having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $35 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that the dollar amount of Investments made pursuant to this clause (7) shall not be reduced by the sale, disposition or other transfer of such Investments unless the proceeds of such sale, disposition or other transfer are received by the Company and/or its Restricted Subsidiaries;

(8)	the payment of dividends on the Company’s common Capital Stock (or the payment of dividends to any Parent of the Company to fund the payment by such Parent of the Company of dividends on such entity’s common Capital Stock) of up to 7.5% per annum of the net cash proceeds received by or contributed to the Company from any public offering of common Capital Stock, other than public offerings with respect to common Capital Stock of the Company or any Parent of the Company registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9)	Investments that are made with Excluded Contributions;

(10)	other Restricted Payments since October 17, 2005 in an aggregate amount not to exceed $40 million;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries (other than to the extent such Investments were made pursuant to clauses (7) or (10) above or pursuant to clauses (9) or (10) of the definition of Permitted Investments);

(12)	(a) with respect to each tax year or portion thereof that any direct or indirect parent of the Company qualifies as a Flow Through Entity, the distribution by the Company to the holders of Capital Stock of such direct or indirect parent of the Company of an amount equal to the product of the amount of aggregate net taxable income of the Company allocated by the Company to the holders of Capital Stock of the Company for such period and the Presumed Tax Rate for such period; and (b) with respect to any tax year or portion thereof that any direct or indirect parent of the Company does not qualify as a Flow Through Entity, payment of dividends or other distributions to any direct or indirect parent of the Company that files a consolidated U.S. federal tax return that includes the Company and its subsidiaries in an amount not to exceed the amount that the Company and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes, as the case may be, in respect of such year if the Company and its Restricted Subsidiaries had paid such taxes directly as a stand-alone taxpayer or stand-alone group;

(13)

the declaration and payment of dividends to, or the making of loans to, any Parent of the Company (a) in amounts required for such entity to pay general corporate overhead expenses (including salaries, bonuses, benefits paid to management and employees of any Parent and professional and administrative expenses) for any direct or indirect parent entity of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries and (b) in amounts required for any Parent of the Company to pay interest and/or principal on Indebtedness that satisfies each of the following: (i) the proceeds of which were contributed to the Company or any of its Restricted Subsidiaries, (ii) that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”

and (iii) that was incurred (A) to refund, refinance or defease Indebtedness of such Parent of the Company or the Company and (B) pursuant to the first paragraph or clause (n) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(14)	any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or made in connection with the consummation of the Transactions (including payments made pursuant to or as contemplated by the Transaction Documents, whether payable on October 17, 2005 or thereafter), or owed by any Parent of the Company, the Company or Restricted Subsidiaries of the Company to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates;”

(15)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16)	payments of cash, or dividends, distributions or advances by the Company or any Restricted Subsidiary to allow any such entity to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person; provided, however, that the aggregate amount of such payments, dividends, distributions or advances does not exceed $4 million;

(17)	(a) the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Company and its Restricted Subsidiaries and (b) the payment of dividends, distributions and advances to any Parent of the Company to allow such Parent to purchase, repurchase, redeem or otherwise acquire or retire for value shares of Seller Preferred Stock, in each case pursuant to provisions similar to those described under “—Change of Control” and “—Certain Covenants—Asset Sales;” provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be; and

(18)	the payment of dividends, distributions and advances to any Parent of the Company to allow such Parent to make interest payments with respect to any Indebtedness of Holdings, including the Holdings Senior Notes;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (4), (5), (6), (7), (8), (10), (11), (17) and (18), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Except as otherwise provided herein, the Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith by senior management or the Board of Directors of the Company.

As of the Issue Date, all of the Company’s Subsidiaries (except for Affinion Loyalty, LLC and Affinion Investments, LLC) will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if Restricted Payments or Permitted Investments in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)

contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement, other Senior Credit Documents and the indentures governing the 11 1/2% Senior Subordinated Notes and the Holdings Senior Notes;

(2)	the Indenture and the Notes (and any exchange notes and guarantees thereof);

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5)	contracts or agreements for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers, suppliers or other vendors under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements (including customary provisions in agreements relating to any Joint Venture);

(9)	purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10)	customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11)	[reserved];

(12)	other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Company that is Incurred subsequent to the Issue Date and permitted pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by senior management or the Board of Directors of the Company); and

(13)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of senior management or the Board of Directors of the Company, no more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Board of Directors of the Company) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets,

(b)	any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary of the Company from such transferee that are converted by the Company or such Restricted Subsidiary of the Company into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $50 million or 2.5% of Total Assets of the Company at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

The Indenture provides that, within 365 days after the receipt by the Company or any Restricted Subsidiary of the Company of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary of the Company may apply the Net Proceeds from such Asset Sale, at its option:

(1)

to repay (x) Secured Indebtedness, including Indebtedness under the Credit Agreement and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, (y) Pari Passu Indebtedness (provided that if the Company or any Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than Pari Passu Indebtedness that is Secured Indebtedness), the Company will equally and ratably reduce Obligations under the Notes if the Notes are then prepayable or, if the Notes may not then be prepaid, by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional

Interest, if any, the pro rata principal amount of Notes that would otherwise be prepaid) or (z) Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company; or

(2)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), or capital expenditures or assets, in each case used or useful in a Similar Business; and/or

(3)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), properties or assets that replace the properties and assets that are the subject of such Asset Sale or Event of Loss;

provided that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as to purchase (x) such purchase is consummated within 545 days after the receipt by the Company or any Restricted Subsidiary of the Net Proceeds of any Asset Sale and (y) if such purchase is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below).

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary of the Company may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The Indenture provides that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase the Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25 million, the Company shall make an offer to all holders of Notes (and, at the option of the Company, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness) that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and Additional Interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25 million by sending electronically or mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose that is not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below in the case of the Notes (and any such Pari Passu Indebtedness shall be selected in accordance with the agreement governing such Pari Passu Indebtedness). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual Notes of each series for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no Notes of $2,000 or less shall be purchased in part.

Notice of an Asset Sale Offer shall be sent electronically or mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address and to the Trustee. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Company defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

The Credit Agreement provides that certain asset sale events with respect to the Company constitute a default under the Credit Agreement. Any future credit agreements or other similar agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders, including the lenders under the Credit Agreement, to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture that would, in turn, constitute a default under the Company’s other Indebtedness.

Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5 million, unless:

(a)	such Affiliate Transaction is on terms that are not less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Company and/or any of its Restricted Subsidiaries;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Investments under the definition of “Permitted Investments;”

(3)	the entering into of any agreement (and any amendments or modifications to such agreements) to pay, and the payment of, (i) management, consulting, monitoring and advisory fees and expenses to the Sponsor in an aggregate amount in any fiscal year not to exceed the greater of (x) $5 million and (y) 2% of Consolidated Cash Flow, and expense reimbursement, in each case made pursuant to any agreement, or any agreement contemplated by such agreement, each as described in the Offering Memorandum and (ii) the termination fees pursuant to the Sponsor Consulting Agreement not to exceed the amount set forth in the Sponsor Consulting Agreement as in effect on October 17, 2005;

(4)	the payment of reasonable and customary fees to, and indemnity provided on behalf of officers, directors, employees or consultants of the Company, any Parent of the Company or any Restricted Subsidiary of the Company;

(5)	payments by the Company or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of the Company in good faith or (y) made pursuant to any agreement, or any agreement contemplated by such agreement, each as described in the Offering Memorandum;

(6)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans (or cancellation of loans) to employees or consultants that are (x) approved by a majority of the Board of Directors of the Company in good faith, (y) made in compliance with applicable law and (z) otherwise permitted under the Indenture;

(8)	any agreement as in effect as of October 17, 2005 and any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on October 17, 2005) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Company;

(9)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, the Transaction Documents and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after October 17, 2005 shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on October 17, 2005;

(10)	transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions, as described in the Offering Memorandum;

(11)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(12)	if otherwise permitted under the Indenture, the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any director, officer, employee or consultant of the Company or any Parent of the Company;

(13)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or of a Restricted Subsidiary of the Company, as appropriate, in good faith;

(14)	the entering into of any tax sharing agreement or arrangement and any payment permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments;”

(15)	any contribution to the capital of the Company;

(16)	transactions between the Company or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent company of the Company, provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person;

(17)	pledges of Equity Interests of Unrestricted Subsidiaries; and

(18)	any employment agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business.

Liens. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of Indebtedness subordinated to the Notes or the related Guarantees, prior or senior thereto, with the same relative priority as the Notes will have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Reports and Other Information. The Indenture provides that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC or attempt to file with the SEC if the SEC will not accept such a filing, and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files (or attempts to file) them with the SEC,

(1)	within the time periods specified by the Exchange Act for non-accelerated filers, an annual report on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

(2)	within the time periods specified by the Exchange Act for non-accelerated filers, a quarterly report on Form 10-Q (or any successor or comparable form); and

(3)	all current reports that would be required to be filed with the SEC on Form 8-K.

In addition, the Company will make such information available to prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the holders if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the exchange offer contemplated by the registration rights agreement relating to the Notes or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such registration rights agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant.

In addition, if at any time any Parent of the Company becomes a Guarantor (there being no obligation of any Parent to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Company or of any direct or indirect parent corporation of the Company (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Company, be filed by and be those of such Parent rather than the Company.

Notwithstanding the foregoing, the Company shall not be required to furnish any information, certifications or reports required by Items 307 and 308 of Regulation S-K prior to the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement, as applicable.

Future Guarantors. The Indenture provides that the Company will cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company or any of the Guarantors (excluding a Guarantee of Indebtedness of a Non-Guarantor Restricted Subsidiary issued by a Non-Guarantor Restricted Subsidiary) to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior or pari passu basis and all other obligations under the Indenture. Notwithstanding the foregoing, in the event any Guarantor is released and discharged in full from all of its obligations under Guarantees of (1) each Credit Agreement and (2) all other Indebtedness of the Company and its Restricted Subsidiaries, then the Guarantee of such Guarantor shall be automatically and unconditionally released or discharged; provided that such Restricted Subsidiary has not incurred any Indebtedness or issued any Preferred Stock in reliance on its status as a Guarantor under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” unless such Guarantor’s obligations under such Indebtedness or Preferred Stock, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted under one of the exceptions available at the time of such release to Restricted Subsidiaries under the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Payments for Consent. The Indenture provides that the Company will not, and will not permit any of the Subsidiaries of the Company to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of the Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Indenture provides that the Company may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	the Company is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(2)	the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a)	the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” or

(b)	the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than or equal to such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes.

(6)	if the Successor Company is not organized as a corporation after such transaction, a successor corporation which is a Subsidiary of the Successor Company shall be co-obligor of the Notes and shall have by supplemental indenture confirmed its obligations under the Indenture and the Notes; and

(7)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company (if other than the Company) will succeed to, and be substituted for, the Company under the Indenture and the Notes, and the Company will automatically be released and discharged from its obligations under the Indenture and the Notes, but in the case of a lease of all or substantially all of its assets, the Company will not be released from the obligations to pay the principal of and interest on the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate or amalgamate with, merge into, sell, assign or transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Company or to another Restricted Subsidiary and (b) the Company may merge, amalgamate or consolidate with an Affiliate incorporated or organized solely for the purpose of incorporating or organizing the Company in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence a “Specified Merger/Transfer Transaction”). This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The Indenture further provides that subject to certain limitations in the Indenture governing release of a Guarantee upon the sale or disposition of a Restricted Subsidiary of the Company that is a Subsidiary Guarantor, each Subsidiary Guarantor will not, and the Company will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either

(a)	such Subsidiary Guarantor is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; or

(b)	such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “—Certain Covenants—Asset Sales;”

(2)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(3)	any Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Guarantee, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under the Indenture and such Subsidiary Guarantor’s guarantee. Notwithstanding clause (2) of the foregoing paragraph, (i) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated or organized solely for the purpose of incorporating or organizing such Subsidiary Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Subsidiary Guarantor is not increased thereby and (ii) a Subsidiary Guarantor may merge, amalgamate or consolidate with another Subsidiary Guarantor or the Company.

Defaults

An Event of Default is defined in the Indenture as:

(1)	a default in any payment of interest on, or Additional Interest with respect to, any Note when due that continues for 30 days,

(2)	a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3)	the failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,”

(4)	the failure by the Company or any of its Restricted Subsidiaries to comply for 30 days after notice with any of its obligations under the covenants described under “—Certain Covenants” (other than a failure to purchase Notes),

(5)	the failure by the Company or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture,

(6)	the failure by the Company or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to a Restricted Subsidiary of the Company) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $30 million or its foreign currency equivalent (the “cross-acceleration provision”),

(7)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”),

(8)	failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $30 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

(9)	any Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor that qualifies as a Significant Subsidiary denies or disaffirms its obligations under the Indenture or any Guarantee and such Default continues for ten days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the Notes outstanding notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Notes outstanding by notice to the Company may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable.

Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the Notes outstanding may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (6) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the Notes outstanding have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the Notes outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must send electronically or mail to each holder of the Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any applicable Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest on any Note,

(3)	reduce the principal of or change the Stated Maturity of any Note,

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption,”

(5)	make any Note payable in money other than that stated in such Note,

(6)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(8)	expressly subordinate the Notes or any Guarantee thereof to any other Indebtedness of the Company or any Guarantor, or

(9)	modify the Guarantees in any manner adverse to the holders.

Notwithstanding the preceding, without the consent of any holder, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Company under the Indenture and the Notes, to provide for the assumption by a Successor Guarantor of the obligations of a Subsidiary Guarantor under the Indenture and its Guarantee, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA, to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of Additional Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to send or cause to be sent to the noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

The Indenture provides that no director, officer, employee, incorporator or holder of any Equity Interests in the Company, as such, will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to the redemption date of the Notes. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either (a) all the Notes theretofore authenticated under the Indenture and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes under the Indenture (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) if redeemable at the option of the Company, have been called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Company has and/or the Guarantors have paid all other sums payable under the Indenture; and

(3)	the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Indenture provides that the Company at any time may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under certain covenants that are described in the Indenture, including the covenants described under “—Certain Covenants,” the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Company exercises its legal or covenant defeasance option each Guarantor will be released from all of its obligations with respect to its Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “—Defaults” or because of the failure of the Company to comply with the undertakings and covenants contained under “—Change of Control.”

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Company as registrar and a paying agent with regard to the Notes.

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law provisions thereof. The Indenture will require the Company, the Guarantors and the Trustee to waive all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes or the transactions contemplated thereby.

Registration Rights; Additional Interest

The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

On November 19, 2010, the Company, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement prior to the closing of the issuance of the old notes. Pursuant to the Registration Rights Agreement, the Company and the Guarantors agreed to file with the SEC the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. As soon as practicable following the effectiveness of the Exchange Offer Registration Statement, the Company and the Guarantors will offer to the Holders of Notes pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Notes for Exchange Notes.

If:

(1)	the Company and the Guarantors are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy;

(2)	for any reason, the Exchange Offer is not consummated within the required time period; or

(3)	any Holder of Notes notifies the Company that:

(a)	it is prohibited by law or SEC policy from participating in the Exchange Offer; or

(b)	it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company,

the Company and the Guarantors will file with the SEC a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

The Company and the Guarantors will use their commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

The Registration Rights Agreement provides:

(1)	unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Company and the Guarantors will prepare and use commercially reasonable efforts to file an Exchange Offer Registration Statement with the SEC on or prior to 180 days after the closing of the offering of the Notes;

(2)	unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Company and the Guarantors will use their commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 300 days after the closing of the issuance of the old notes;

(3)	as soon as practicable after the effectiveness of the Exchange Offer Registration Statement, unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Company and the Guarantors will

(a)	commence the Exchange Offer; and

(b)	issue Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer; and

(4)	if obligated to file the Shelf Registration Statement, the Company and the Guarantors will prepare and use commercially reasonable efforts to file the Shelf Registration Statement with the SEC on or prior to 180 days after such filing obligation arises and use their commercially reasonable efforts to cause the Shelf Registration to be declared effective by the SEC on or prior to 300 days after such obligation arises.

If:

(1)	the Company and the Guarantors fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

(2)	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3)	the Company and the Guarantors fail to consummate the Exchange Offer within 30 Business Days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4)	the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the Company and the Guarantors will pay Additional Interest to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of Notes held by such Holder. The amount of the Additional Interest will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of 1.0% per annum.

All accrued Additional Interest will be paid by the Company and the Guarantors on each interest payment date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Immediately upon the cure of all Registration Defaults, the accrual of Additional Interest will cease.

Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring Notes, a Holder will be deemed to have agreed to indemnify the Company and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

Certain Definitions

“11  1/2% Senior Subordinated Notes” means the $355.5 million principal amount of 11 1/2% Senior Subordinated Notes due 2015 that were issued by the Company on April 26, 2006.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or becomes a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Additional Interest” means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of the Indenture, Cendant Corporation and its Affiliates are not deemed Affiliates of the Company so long as (1) such entities would be Affiliates of the Company only by virtue of their beneficial ownership of Capital Stock of the Company and (2) such entities beneficially own, as a group, less of the voting power of the Company than is beneficially owned by the Sponsor.

“Applicable Premium” shall mean the excess of: (a) the present value at such redemption date of (i) the redemption price of the Notes being redeemed on December 15, 2014 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments on such Notes through December 15, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of such Notes.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Company or any Restricted Subsidiary of the Company (each referred to in this definition as a “disposition”) or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary of the Company) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	for purposes of “—Certain Covenants—Asset Sales” only, any Restricted Payment or Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of Cash Equivalents or Investment Grade Securities by the Company or its Restricted Subsidiaries) that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments;”

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than $7.5 million;

(e)	any disposition of property or assets or the issuance of securities by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to a Restricted Subsidiary of the Company;

(f)	any foreclosures on assets or property of the Company or its Subsidiaries;

(g)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h)	any sale of inventory, equipment or other assets in the ordinary course of business;

(i)	any grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property;

(j)	any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Board of Directors of the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate, and (2) $25.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company;

(k)

in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements in which the Company enters into a multi-year services arrangement with the transfer of such assets) of comparable or greater value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by senior management or the Board of

Directors of the Company, which in the event of a swap with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate and (2) $25.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company; and

(l)	cash advances by any Material Subsidiary (as defined in the Credit Agreement) to the Company or any Subsidiary (as defined in the Credit Agreement) that is a Parent of such Subsidiary (as defined in the Credit Agreement).

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement or the other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or place of payment.

“Capital Stock” means:

(1)	in the case of a corporation or a company, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, national currency of any participating member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof, in each case with maturities not exceeding two years from the date of acquisition;

(3)

certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)	Indebtedness issued by Persons (other than Permitted Holders or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period (without giving effect to the amount added to Net Income in calculating Consolidated Net Income for the excess of the provision for taxes over cash taxes) plus:

(1)	provision for taxes based on income, profits or capital of such Person and its Restricted Subsidiaries for such period, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any Parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments,” which shall be included as though such amounts had been paid as income taxes directly by such Person, in each case to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4)	the amount of any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention and supplemental bonus payments payable in connection with the Acquisition or otherwise, exit costs, severance payments, systems establishment costs or excess pension charges), to the extent that any such charges or expenses were deducted in computing such Consolidated Net Income; plus

(5)

for any quarter in the four quarter period ended September 30, 2010, all adjustments to net income (or loss) used in connection with the calculation of pro forma “Adjusted EBITDA” for the last twelve months ended September 30, 2010 (as set forth in the Offering Memorandum under Note 3 to the section entitled “Summary—Summary Historical Consolidated and Pro Forma Combined Financial Data”) to the extent such adjustments are not fully reflected in the applicable quarter and continue to be applicable; plus

(6)	the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Permitted Holders (or any accruals relating to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period the greater of (x) $2.5 million or (y) 1.0% of Consolidated Cash Flow of the Company (calculated without giving effect to this clause (5)); minus

(7)	non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period and excluding amounts increasing Consolidated Net Income pursuant to clause (15) of the definition of Consolidated Net Income);

in each case, on a consolidated basis and determined in accordance with GAAP. For purposes of calculating Consolidated Cash Flow, the calculation shall exclude the effects of purchase accounting as a result of the Transactions.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Restricted Subsidiary of the Company will be added to (or subtracted from, in the case of non-cash items described in clause (7) above) Consolidated Net Income to compute Consolidated Cash Flow of the Company (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Leverage Ratio” means, with respect to any Person at any date, the ratio of (a) the aggregate amount of all Indebtedness of such Person and its Restricted Subsidiaries less cash and cash equivalents (excluding restricted cash), in each case, determined on a consolidated basis in accordance with GAAP as of such date to (b) the Consolidated Cash Flow of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Leverage Ratio is made, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. The provisions applicable to pro forma transactions and Indebtedness set forth in the second paragraph of the definition of “Fixed Charge Coverage Ratio” will apply for purposes of making the computation referred to in this paragraph.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, plus the amount that the provision for taxes exceeds cash taxes paid by such Person and its Restricted Subsidiaries in such period; provided, that:

(1)

any net after-tax extraordinary or nonrecurring or unusual gains, losses, income, expense or charges (less all fees and expenses relating thereto), including, without limitation, any severance, relocation or other restructuring costs and transition expenses Incurred as a direct result of the transition of the Company to an independent operating company in connection with the Transactions and fees, expenses or charges related to any offering of Equity Interests of such Person, any Investment, any acquisition or any offering of Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions and the offering of the Notes, in each case, shall be excluded;

(2)	any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated on or after October 17, 2005 shall be excluded;

(3)	the cumulative effect of a change in accounting principles during such period shall be excluded;

(4)	any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of the Company) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8)	solely for the purpose of covenant described under “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its equity holders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived, provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person or a Restricted Subsidiary of such Person (subject to the provisions of this clause (8)), to the extent not already included therein;

(9)	any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

(10)	any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11)	any one-time non-cash compensation charges shall be excluded;

(12)	non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded;

(13)	the effects of purchase accounting as a result of the Transactions shall be excluded;

(14)	accruals and reserves that are established within twelve months after October 17, 2005 and that are so required to be established in accordance with GAAP shall be excluded; and

(15)

to the extent not already reflected in Consolidated Net Income, the amount of any accrual, reserve or other charge that reduces Net Income of such Person that was taken in respect of expected or actual Losses by reason of (x) any legal proceedings existing on October 17, 2005, or relating to the same facts and circumstances of such proceedings, or (y) a breach or violation of law, in each case, shall be excluded; provided that (as certified in an Officers’ Certificate delivered to the Trustee) the Company has (i) a reasonable good faith belief that it is entitled to be indemnified by Cendant pursuant to the Stock Purchase Agreement in respect of such Losses in an amount greater than or equal to the amount to be excluded from the calculation of Consolidated Net Income pursuant to this clause (15) and (ii) has provided Cendant a notice in respect of the Company’s intent to seek indemnity; provided, further that (x) if Net Income is increased as a result of any amounts received from Cendant in respect of such an indemnity and the right to be so indemnified was used in a prior period to increase Consolidated Net Income pursuant to this clause (15), such amounts received shall be excluded from Consolidated Net Income and (y) to the extent the actual indemnity received is less than the expected indemnity amount excluded in a prior period pursuant to this clause (15), Consolidated Net Income shall be reduced by the difference in the period in which such lower actual indemnity amounts are received or in which a final judgment of a court of competent jurisdiction is made that the Company is entitled to no indemnity;

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from the calculation of Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary of the Company in respect of or that originally constituted Restricted Investments.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Company or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions and amounts applied to make a Restricted Payment in accordance with clause (2) of the second paragraph of “—Certain Covenants—Limitation on Restricted Payments”) made to the capital of the Company or such Guarantor after October 17, 2005 (other than any cash contributions in connection with the Transactions); provided, however that: (1) if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Company or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Notes; (2) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of Incurrence thereof; and (3) such cash contribution is not and has not been included in the calculation of permitted Restricted Payments under the covenant described in “—Certain Covenants—Limitation on Restricted Payments.”

“Credit Agreement” means (i) the Amended and Restated Credit Agreement dated as of April 9, 2010 among the Company, Holdings, the lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any Parent of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable, putable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that (x) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (y) such Capital Stock shall not constitute Disqualified Stock if such Capital Stock matures or is mandatorily redeemable or is redeemable at the option of the holders thereof as a result of a change of control or asset sale so long as the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto); provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of any Person (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Capital Stock of such Person registered on Form S-4 or Form S-8;

(2)	any such public or private sale that constitutes an Excluded Contribution;

(3)	an issuance to any Subsidiary; and

(4)	any Cash Contribution Amounts.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” has the meaning assigned to such term in the Registration Rights Agreement.

“Exchange Offer” has the meaning assigned to such term in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning assigned to such term in the Registration Rights Agreement.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Company) received by the Company from:

(1)	contributions to its common Capital Stock, and

(2)	the sale (other than to a Subsidiary of the Company or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company.

“Existing 10 1/8% Senior Notes” means the $270.0 million principal amount of 10 1/8% Senior Notes due 2013 that were issued by the Company on October 17, 2005 and the $34.0 million principal amount of 10 1/8% Senior Notes due 2013 that were issued by the Company on May 3, 2006.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such

Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio referred to above, Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations (including the Transactions) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation or discontinued any operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, consolidation or discontinued operation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which substantially all the steps necessary for realization have been taken or are reasonably expected to be taken within twelve months following any such transaction, including, but not limited to, the execution or termination of any contracts, the reduction of costs related to administrative functions or the termination of any personnel, as applicable; provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture; provided further that the aggregate of all operating expense reductions that have not been realized that may be included in such pro forma calculation as of the relevant Calculation Date shall not exceed 15% of the pro forma Consolidated Cash Flow of the Company on such Calculation Date. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)

the consolidated interest expense (net of interest income) to the extent it relates to Indebtedness of such Person and its Restricted Subsidiaries for such period and to the extent such expense was deducted in computing Consolidated Net Income, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations (but excluding the amortization or writeoff of deferred financing fees or expenses of any bridge or other financing fee in connection with the Transactions , the refinancing of the Credit Agreement and the offering of the Notes); plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)	to the extent not included in clause (1) above, the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on October 17, 2005. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Company under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange or interest rate swap agreements, cap agreements and collar agreements; and

(2)	other agreements or arrangements designed to manage exposure or protect such Person against fluctuations in currency exchange or interest rates.

“holder” or “noteholder” means the Person in whose name a Note is registered on the registrar’s books.

“Holdings” means Affinion Group Holdings, Inc., a Delaware corporation, and its successors.

“Holdings Senior Notes” means the $325.0 million principal amount of 11.625% Senior Notes due 2015 that were issued by Holdings on October 5, 2010 (and any exchange notes issued therefor).

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a current account payable, trade payable or similar obligation Incurred, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) the Seller Preferred Stock whether or not reflected as a liability of the Company, (5) obligations to make payments in respect of money back guarantees offered to customers in the ordinary course of business, (6) obligations to make payments to one or more insurers in respect of premiums collected by the Company on behalf of such insurers or in respect profit-sharing arrangements entered into with such insurers, in each case in the ordinary course of business, or (7) the financing of insurance premiums with the carrier of such insurance or take or pay obligations contained in supply agreements, in each case entered into in the ordinary course of business.

Notwithstanding anything in the Indenture, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the Notes.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries,

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and marketing partners and commission, travel and similar advances to officers, employees and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments:”

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by senior management or the Board of Directors of the Company.

“Issue Date” means November 19, 2010, the date on which the Notes are originally issued.

“Joint Venture” means any Person, other than an individual or a Subsidiary of the Company, (i) in which the Company or a Restricted Subsidiary of the Company holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) and (ii) which is engaged in a Similar Business.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest and, any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction (other than a filing for informational purposes)); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means all of the individuals consisting of the directors, executive officers and other management personnel of the Company or any direct or indirect parent company of the Company, as the case may be, on October 17, 2005 together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company or any direct or indirect parent company of the Company, as the case may be, as applicable, was approved by (x) a vote of a majority of the directors of the Company or any direct or indirect parent of the Company as applicable, then still in office who were either directors on October 17, 2005 or whose election or nomination was previously so approved or (y) the Permitted Holders and (2) executive officers and other management personnel of the Company or any direct or indirect parent company of the Company, as the case may be, as applicable, hired at a time when the directors on October 17, 2005 together with the directors so approved constituted a majority of the directors of the Company or any direct or indirect parent company of the Company, as the case may be, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, less an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any Parent of such Person in respect of a period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments,” as if such amounts had been paid as income taxes directly by such Person but only to the extent such amounts have not already been accounted for as taxes reducing the net income (loss) of such Person.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second or third paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction (including to obtain any consent therefor), any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and any distributions and the payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Sale; provided that Net Proceeds shall not include proceeds of a Subsidiary Spin-Off to the extent such proceeds are applied to redeem the Notes pursuant to the provisions described in the third and fourth paragraphs under “—Optional Redemption.”

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary of the Company that is not a Subsidiary Guarantor.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Offering Memorandum” means the confidential offering memorandum, dated November 8, 2010, relating to the offer and sale by the issuer of $475,000,000 aggregate principal amount of the old notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or any of the Company’s Restricted Subsidiaries.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company or any of the Company’s Restricted Subsidiaries, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or any of the Company’s Restricted Subsidiaries, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means, with respect to any Person, any direct or indirect parent company of such Person whose only material assets consist of the common Capital Stock of such Person.

“Pari Passu Indebtedness” means:

(1)	with respect to the Company, the Notes and any Indebtedness which ranks pari passu in right of payment with the Notes; and

(2)	with respect to any Guarantor, its applicable Guarantee and any Indebtedness which ranks pari passu in right of payment with such Guarantor’s Guarantee.

“Permitted Holders” means, at any time, (1) the Sponsor and (2) the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Company or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on October 17, 2005 and any Investments made pursuant to binding commitments in effect on October 17, 2005;

(6)	advances to employees not in excess of $15 million and outstanding at any one time in the aggregate; provided that advances that are forgiven shall continue to be deemed outstanding;

(7)	any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the second paragraph of “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(9)	any Investment by the Company or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) since October 17, 2005 that are at that time outstanding (without giving effect to the sale of Investments made pursuant to this clause (9) to the extent the proceeds of such sale received by the Company and its Restricted Subsidiaries do not consist of Cash Equivalents), not to exceed the greater of (x) $95 million and (y) 4.0% of Total Assets of the Company at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) since October 17, 2005 that are at that time outstanding (without giving effect to the sale of Investments made pursuant to this clause (10) to the extent the proceeds of such sale received by the Company and its Restricted Subsidiaries do not consist of Cash Equivalents), not to exceed the greater of (x) $110 million and (y) 7.5% of Total Assets of the Company at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)	loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12)	Investments the payment for which consists of Equity Interests of the Company or any Parent of the Company (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the calculation set forth in clause (c) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” until such time as the Investment in such Equity Interests is no longer outstanding;

(13)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(15)	Investments of a Restricted Subsidiary of the Company acquired after October 17, 2005 or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after October 17, 2005 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(16)	any Investment in the Notes;

(17)	guarantees not prohibited by or required pursuant to, as the case may be, the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors;” and

(18)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7), (8), (9), (11) and (16) of such paragraph).

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations, including those to secure health, safety, insurance and environmental obligations, of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued at the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	(A) Liens securing an aggregate principal amount of Pari Passu Indebtedness not to exceed the greater of (x) the aggregate principal amount of Pari Passu Indebtedness permitted to be Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Company to exceed 3.00 to 1.00 and (B) Liens securing Indebtedness permitted to be Incurred pursuant to clauses (b), (d) (provided that such Liens do not extend to any property or assets that are not property being purchased, leased, constructed or improved with the proceeds of such Indebtedness being Incurred pursuant to clause (d)), (l) or (s) (provided that, in the case of clause (s), such Liens do not extend to any property or assets of the Company) or any Guarantor of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(7)	Liens existing on October 17, 2005 (other than with respect to Obligations in respect of the Credit Agreement);

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;

(9)	Liens on assets or property at the time the Company or a Restricted Subsidiary of the Company acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Company or any Restricted Subsidiary of the Company;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary of the Company permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(11)	Liens securing Hedging Obligations permitted to be Incurred under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property granted to others in the ordinary course of business that do not (i) materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries or (ii) secure any Indebtedness;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Company or any Guarantor;

(16)	Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s customer at the site at which such equipment is located;

(17)	Liens securing insurance premiums financing arrangements, provided that such Liens are limited to the applicable unearned insurance premiums;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other licenses in the ordinary course of business;

(20)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(21)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(22)	Liens securing obligations Incurred in the ordinary course of business that do not exceed $15 million at any one time outstanding;

(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)	Liens incurred to secure cash management services in the ordinary course of business;

(25)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods; and

(26)	deposits made in the ordinary course of business to secure liability to insurance carriers.

“Person” means any individual, corporation, partnership, limited liability company, Joint Venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company or any Parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Registration Rights Agreement” means (1) with respect to the Notes issued on the Issue Date, the Registration Rights Agreement, to be dated the Issue Date, among the Company and the Initial Purchasers and (2) with respect to any Additional Notes, any registration rights agreement among the Company and the other parties thereto relating to the registration by the Company of such Additional Notes under the Securities Act.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of the Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Consolidated Cash Flow of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Company or any of its Restricted Subsidiaries

Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. The provisions applicable to pro forma transactions and Indebtedness set forth in the second paragraph of the definition of “Fixed Charge Coverage Ratio” will apply for purposes of making the computation referred to in this paragraph.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller Preferred Stock” means the shares of the preferred stock issued by Holdings in the Transactions, or subsequently issued shares in respect of payable-in-kind dividend payments therein or issued upon stock splits or redemptions or otherwise in respect thereof.

“Senior Credit Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

“Senior Subordinated Bridge Loan Facility” means the senior subordinated bridge loan facility among the Company, the financial institutions named therein and Credit Suisse, Cayman Islands Branch (or an affiliate thereof), as administrative agent, entered into on October 17, 2005 in connection with the consummation of the Transactions.

“Shelf Registration Statement” has the meaning assigned to such term in the Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC or any successor provision.

“Similar Business” means any business or activity of the Company or any of its Subsidiaries currently conducted or proposed as of the Issue Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto.

“Sponsor” means Apollo Management L.P. or one or more investment funds controlled by Apollo Management L.P. and any of their respective Affiliates.

“Sponsor Consulting Agreement” means the Consulting Agreement between the Sponsor and the Company dated as of October 17, 2005.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Stock Purchase Agreement” means the Purchase Agreement dated as of July 26, 2005, as amended and supplemented on October 17, 2005, by and among Cendant Corporation, the Company and Holdings, pursuant to which Cendant Corporation agreed to sell to the Company all of the equity interests of Affinion Group, LLC (formerly Cendant Marketing Group, LLC) and Affinion International Holdings Limited (formerly Cendant International Holdings Limited).

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means each Subsidiary of the Company that is a Guarantor.

“Subsidiary Spin-Off” means any public sale after the Issue Date of common stock of any Restricted Subsidiary of the Company in connection with a spin-off or a similar transaction involving the disposition of a business operation, unit or division.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet.

“Transaction Documents” means the Stock Purchase Agreement, the Credit Agreement and, in each case, any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Transactions” means, collectively, the Acquisition (as defined in this prospectus) and the entering into of the credit agreement dated as of October 17, 2005 among Holdings, the Company, the lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch (or an affiliate thereof), as administrative agent, and the other agents party thereto, the Senior Subordinated Bridge Loan Facility and the indenture governing the Existing 10 1/8% Senior Notes.

“Treasury Rate” means, for any date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the applicable redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the applicable redemption date to December 15, 2014; provided, however, that if the period from the applicable redemption date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the redemption date to December 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the respective party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1)	initially, Affinion Loyalty, LLC and Affinion Investments, LLC;

(2)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(3)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries (other than Equity Interests of Unrestricted Subsidiaries); provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(2)

obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, the exchange notes will each initially be issued in the form of one or more fully registered notes in global form without coupons. Each global note shall be deposited with the trustee, as custodian for, and registered in the name of DTC or a nominee thereof. The old notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the applicable global note.

Except as set forth below, a global note may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a global note may not be exchanged for notes in certificated form except in the limited circumstances described below.

The Global Notes

We expect that pursuant to procedures established by DTC:

•

upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount of notes of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary, and

•	ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through:

•	records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC “participants” and

•	the records of participants with respect to interests of persons other than participants.

So long as DTC, or its nominee, is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium, if any, and interest on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, either trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the global notes, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture. Consequently, the ability to transfer notes or to pledge notes as collateral will be limited to such extent.

Notes that are issued as described below under “—Certificated Notes,” will be issued in registered definitive form without coupons (each, a “Certificated Note”). Upon the transfer of Certificated Notes, such certificated notes may, unless the global note has previously been exchanged for certificated notes, be exchanged for an interest in the applicable global note representing the principal amount of notes being transferred.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under either indenture, DTC will exchange the applicable global notes for certificated notes, which it will distribute to its participants.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the laws of the State of New York,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic bookentry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustees will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If (1) we notify the applicable trustee in writing that DTC is no longer willing or able to act as a depository and we are unable to locate a qualified successor within 90 days or (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of exchange notes in definitive form under the indenture, then, upon surrender by DTC of the applicable global note, certificated securities will be issued to each person that DTC identifies as the beneficial owner of the applicable exchange notes represented by the global note. In addition, any person having a beneficial interest in a global note or any holder of old notes whose old notes have been accepted for exchange may, upon request to the trustee or the exchange agent, as the case may be, exchange such beneficial interest or old notes for Certificated Notes.

Upon any such issuance, the applicable trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

Neither we nor either trustee shall be liable for any delay by DTC or any particular or indirect participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued).

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of material U.S. federal income tax consequences of the exchange of old notes for exchange notes pursuant to this exchange offer, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

This summary is limited to the tax consequences of those persons who are original beneficial owners of the notes, who exchange old notes for exchange notes in this exchange offer and who hold the old notes, and that will hold the exchange notes, as capital assets within the meaning of Section 1221 of the Code, which we refer to as “holders.” This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their particular circumstances or status nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations and persons that have a functional currency other than the U.S. Dollar, or persons in special situations, such as those who have elected to mark securities to market or those who hold notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes and participates in the exchange offer, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange of old notes for exchange notes pursuant to this exchange offer.

This summary is for general information only. Persons considering the exchange of old notes for exchange notes are urged to consult their independent tax advisors concerning the U.S. federal income taxation and other tax consequences to them of exchanging the notes, as well as the application of state, local and foreign income and other tax laws.

Exchange of an Old Note for an Exchange Note Pursuant to this Exchange Offer

The exchange of the old notes for the exchange notes in the exchange offer described herein will not constitute a significant modification of the terms of the old notes and thus will not constitute a taxable exchange for U.S. federal income tax purposes. Rather, the exchange notes will be treated as a continuation of the old notes. Consequently, a holder will not recognize gain or loss upon receipt of the exchange notes in exchange for the old notes in the exchange offer, the holder’s adjusted tax basis in the exchange notes received in the exchange offer will be the same as its adjusted tax basis in the old notes immediately before the exchange, and the holder’s holding period in the exchange notes will include its holding period in the old notes.

PLAN OF DISTRIBUTION

Each broker dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker dealer for use in connection with any such resale. In addition, until                     , 2011, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker dealers. Exchange notes received by broker dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such exchange notes. Any broker dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The letter of transmittal also states that any holder participating in this exchange offer will have no arrangements or understanding with any person to participate in the distribution of the old notes or the exchange notes within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the validity of the subsidiary guarantees thereof will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP. Certain legal matters relating to the validity of the Tennessee subsidiary guarantees will be passed upon for us by Bass, Berry & Sims PLC, certain legal matters relating to the validity of the Virginia subsidiary guarantees will be passed upon for us by Troutman Sanders LLP, certain legal matters relating to the validity of the Wyoming subsidiary guarantees will be passed upon for us by Holland & Hart LLP and certain legal matters relating to the validity of the Indiana subsidiary guarantees will be passed upon for us by Ice Miller LLP.

EXPERTS

The consolidated balance sheets of Affinion Group, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in deficit, and cash flows for each of the three years in the period ended December 31, 2010 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined balance sheet of Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC as of December 31, 2009, and the related combined statements of income, members’ equity and cash flows for the year then ended included in this prospectus have been audited by McGladrey & Pullen, LLP, independent auditor, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Webloyalty Holdings, Inc. and subsidiaries as of December 31, 2010 and for the year then ended have been included herein and in the registration statement of which this prospectus forms a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Webloyalty Holdings, Inc. and subsidiaries as of December 31, 2009, and for each of the years in the two-year period ended December 31, 2009, have been included herein and in the registration statement of which this prospectus forms a part in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

GLOSSARY

AD&D

Accidental death and dismemberment insurance.

Affinity Marketing

Marketing of programs or services through a third-party channel utilizing its customer base and brand name.

Attrition Rates

Percentage of customers who cancel their membership, package benefits or insurance policy in a given period.

Bounty

Refers to up-front marketing payments we make to our marketing partners as compensation to utilize their brand names and customer contacts.

Customer Service Marketing (CSM)

Upsell programs occurring in affinity marketing partners’ contact centers.

Direct Marketing

Any direct communication to a consumer or business that is designed to generate a response in the form of an order, a request for further information and/or a visit to a store for a specific product or service.

DMA

Direct Marketing Association

Enhanced Checking

Package benefits embedded in a customer’s checking or share draft accounts.

Fee Income

Income for financial institutions generated from the sale of non-interest income products and services.

In-Branch Marketing

Face-to-face solicitation by a customer service representative physically located in a branch office.

Media

Distribution vehicles of solicitations such as direct mail, telemarketing, and the Internet.

Membership

A product that offers members access to a variety of discounts on purchases and other value-added benefits, such as credit monitoring and identity-theft resolution in return for paying a monthly or annual fee.

Package

A collection of benefits, including insurance, that are added to a checking account or credit card account to be offered to customers of our marketing partners.

G-1

Solo Direct Mail

Stand-alone mailings that market our programs and services.

Statement inserts

A marketing mailing inserted with financial institution marketing partners’ monthly account statements.

Transfer Plus

Permission-based live operator call transfer program.

Voice Response Unit (VRU)

Automated credit card activation technology fully scripted by us to solicit additional members.

G-2

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements of Affinion Group, Inc. (the “Company”):
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets of the Company as of December 31, 2010 and 2009	F-3
Consolidated Statements of Operations of the Company for the years ended December 31, 2010, 2009 and 2008	F-4
Consolidated Statements of Changes in Deficit of the Company for the years ended December 31, 2010, 2009 and 2008	F-5
Consolidated Statements of Cash Flows of the Company for the years ended December 31, 2010, 2009 and 2008	F-6
Notes to Audited Consolidated Financial Statements	F-7
Unaudited Consolidated Financial Statements of the Company
Unaudited Condensed Consolidated Balance Sheets as of March 31, 2011 and December 31, 2010	F-55
Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2011 and 2010	F-56
Unaudited Condensed Consolidated Statements of Changes in Deficit for the Three Months Ended March 31, 2011 and 2010	F-57
Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2011 and 2010	F-58
Notes to Unaudited Condensed Consolidated Financial Statements	F-59
Audited Combined Financial Statements of Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC (“Connexions”):
Independent Auditor’s Report	F-89
Combined Balance Sheet of Connexions as of December 31, 2009	F-90
Combined Statement of Income of Connexions for the year ended December 31, 2009	F-91
Combined Statement of Members’ Equity of Connexions for the year ended December 31, 2009	F-92
Combined Statement of Cash Flows of Connexions for the year ended December 31, 2009	F-93
Notes to Audited Combined Financial Statements	F-94
Unaudited Condensed Combined Financial Statements of Connexions:
Unaudited Condensed Combined Balance Sheets of Connexions as of June 30, 2010 and December 31, 2009	F-100
Unaudited Condensed Combined Statements of Income of Connexions for the six months ended June 30, 2010 and 2009	F-101
Unaudited Condensed Combined Statements of Members’ Equity of Connexions for the six months ended June 30, 2010 and 2009	F-102
Unaudited Condensed Combined Statements of Cash Flows of Connexions for the six months ended June 30, 2010 and 2009	F-103
Notes to Unaudited Combined Financial Statements	F-104
Audited Consolidated Financial Statements of Webloyalty Holdings, Inc. (“Webloyalty”):
Report of Independent Registered Public Accounting Firm	F-107
Independent Auditors’ Report	F-108
Consolidated Balance Sheets of Webloyalty as of December 31, 2010 and 2009	F-109
Consolidated Statements of Operations of Webloyalty for the years ended December 31, 2010, 2009 and 2008	F-110
Consolidated Statements of Convertible Preferred Stock, Stockholders’ Equity and Comprehensive Income (Loss) of Webloyalty for the years ended December 31, 2010, 2009 and 2008	F-111
Consolidated Statements of Cash Flows of Webloyalty for the years ended December 31, 2010, 2009 and 2008	F-112
Notes to Audited Consolidated Financial Statements	F-113

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Affinion Group, Inc.:

We have audited the accompanying consolidated balance sheets of Affinion Group, Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in deficit and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Stamford, CT
March 3, 2011

AFFINION GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in millions, except share amounts)

	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$121.1	$69.8
Restricted cash	35.3	35.0
Receivables (net of allowance for doubtful accounts of $1.2 and $0.4, respectively)	119.3	112.2
Receivables from related parties	6.1	10.9
Profit-sharing receivables from insurance carriers	75.0	71.8
Prepaid commissions	58.0	64.7
Income taxes receivable	2.8	2.2
Other current assets	65.9	53.1

Total current assets	483.5	419.7
Property and equipment, net	113.4	98.9
Contract rights and list fees, net	25.9	34.3
Goodwill	402.7	318.8
Other intangibles, net	410.6	474.4
Receivables from related parties	—	3.5
Other non-current assets	79.1	119.8

Total assets	$1,515.2	$1,469.4

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$9.1	$20.2
Accounts payable and accrued expenses	367.3	281.4
Payables to related parties	17.3	14.7
Deferred revenue	163.9	199.1
Income taxes payable	2.8	6.6

Total current liabilities	560.4	522.0
Long-term debt	1,685.2	1,423.2
Deferred income taxes	54.2	34.6
Deferred revenue	21.0	30.5
Other long-term liabilities	59.3	65.9

Total liabilities	2,380.1	2,076.2

Commitments and contingencies (Note 11)
Deficit:
Common stock and additional paid-in capital, $0.01 par value, 1,000 shares authorized, and 100 shares issued and outstanding	172.1	285.5
Accumulated deficit	(1,047.8)	(905.2)
Accumulated other comprehensive income	9.5	11.7

Total Affinion Group, Inc. deficit	(866.2)	(608.0)
Non-controlling interest in subsidiary	1.3	1.2

Total deficit	(864.9)	(606.8)

Total liabilities and deficit	$1,515.2	$1,469.4

See notes to the consolidated financial statements.

AFFINION GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	Year Ended December 31,
	2010	2009	2008
Net revenues	$1,376.3	$1,376.9	$1,409.9

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	583.3	618.2	646.9
Operating costs	375.8	356.4	360.0
General and administrative	157.6	105.1	98.4
Facility exit costs	8.0	—	—
Depreciation and amortization	195.2	201.0	260.2

Total expenses	1,319.9	1,280.7	1,365.5

Income from operations	56.4	96.2	44.4
Interest income	11.6	8.1	1.7
Interest expense	(158.0)	(129.7)	(142.9)
Loss on extinguishment of debt	(37.0)	—	—
Other income (expense), net	(1.8)	(12.0)	16.3

Loss before income taxes and non-controlling interest	(128.8)	(37.4)	(80.5)
Income tax expense	(12.8)	(11.7)	(7.5)

Net loss	(141.6)	(49.1)	(88.0)
Less: net income attributable to non-controlling interest	(1.0)	(0.9)	(0.7)

Net loss attributable to Affinion Group, Inc.	$(142.6)	$(50.0)	$(88.7)

See notes to the consolidated financial statements.

AFFINION GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT

(in millions)

	Affinion Group, Inc. Equity			Non-Controlling Interest	Total Deficit
	Common Stock and Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)
Balance, January 1, 2008	$348.7	$(766.5)	$12.3	$0.6	$(404.9)
Comprehensive loss
Net loss		(88.7)		0.7	(88.0)
Currency translation adjustment			(16.0)	(0.2)	(16.2)

Total comprehensive loss					(104.2)
Dividend paid to non-controlling interest				(0.4)	(0.4)
Return of capital	(37.0)				(37.0)

Balance, December 31, 2008	311.7	(855.2)	(3.7)	0.7	(546.5)
Comprehensive loss
Net loss		(50.0)		0.9	(49.1)
Currency translation adjustment			15.4	0.3	15.7

Total comprehensive loss					(33.4)
Dividend paid to non-controlling interest				(0.7)	(0.7)
Return of capital	(26.2)				(26.2)

Balance, December 31, 2009	285.5	(905.2)	11.7	1.2	(606.8)
Comprehensive loss
Net loss		(142.6)		1.0	(141.6)
Currency translation adjustment			(2.2)	0.1	(2.1)

Total comprehensive loss					(143.7)
Dividend paid to non-controlling interest				(1.0)	(1.0)
Repurchase of employee equity award in subsidiary	(4.8)				(4.8)
Return of capital	(119.8)				(119.8)
Capital contribution	11.2				11.2

Balance, December 31, 2010	$172.1	$(1,047.8)	$9.5	$1.3	$(864.9)

See notes to the consolidated financial statements.

AFFINION GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2010	2009	2008
Operating Activities
Net loss	$(141.6)	$(49.1)	$(88.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	195.2	201.0	260.2
Amortization of favorable and unfavorable contracts, net	(2.2)	(2.2)	(3.0)
Amortization of debt discount and financing costs	10.6	8.2	5.9
Unrealized loss (gain) on interest rate swaps	2.9	(0.9)	15.9
Unrealized foreign currency transaction loss (gain)	1.9	13.6	(16.5)
Loss on extinguishment of debt	37.0	—	—
Facility exit costs	8.0	—	—
Share-based compensation	11.1	5.0	3.1
Interest accretion on held-to-maturity debt securities	(6.0)	(4.3)	—
Deferred income taxes	7.0	4.5	1.5
Payment received for assumption of loyalty points program liability	6.5	6.7	7.4
Net change in assets and liabilities:
Restricted cash	(2.2)	1.4	0.9
Receivables	13.7	(28.8)	(8.3)
Receivables from and payables to related parties	(10.5)	(1.0)	(1.7)
Profit-sharing receivables from insurance carriers	(3.4)	26.7	(39.5)
Prepaid commissions	6.4	(1.9)	4.6
Other current assets	(12.6)	(8.5)	(6.1)
Contract rights and list fees	(2.2)	(1.9)	(5.1)
Other non-current assets	4.6	(17.9)	(2.4)
Accounts payable and accrued expenses	47.4	(3.5)	4.7
Deferred revenue	(43.5)	(40.8)	(23.8)
Income taxes receivable and payable	(5.1)	0.9	(3.3)
Other long-term liabilities	(5.6)	(4.6)	(2.1)
Other, net	4.4	0.2	(1.3)

Net cash provided by operating activities	121.8	102.8	103.1

Investing Activities
Capital expenditures	(39.9)	(39.9)	(36.7)
Acquisition-related payments, net of cash acquired	(171.8)	(22.5)	(13.7)
Redemption (purchase) of held-to-maturity debt securities of Affinion Group Holdings, Inc	78.9	(49.2)	—
Restricted cash	1.5	0.1	(8.7)

Net cash used in investing activities	(131.3)	(111.5)	(59.1)

Financing Activities
Proceeds from issuance of term loan	875.0	—	—
Proceeds from issuance of senior notes	471.5	136.5	—
Financing costs	(35.5)	(4.5)	—
Borrowings (repayments) under line-of-credit agreement, net	—	(57.0)	18.5
Repayment of term loans	(655.3)	—	—
Redemption of senior notes	(467.6)	—	—
Principal payments on borrowings	(0.3)	(6.7)	(0.3)
Return of capital to parent company	(119.8)	(26.2)	(37.0)
Repurchase of employee equity award of a subsidiary	(3.6)	—	—
Distribution to non-controlling interest of a subsidiary	(1.0)	(0.7)	(0.4)

Net cash provided by (used in) financing activities	63.4	41.4	(19.2)

Effect of changes in exchange rates on cash and cash equivalents	(2.6)	0.8	(2.7)

Net increase in cash and cash equivalents	51.3	33.5	22.1
Cash and cash equivalents, beginning of year	69.8	36.3	14.2

Cash and Cash Equivalents, End of Year	$121.1	$69.8	$36.3

Supplemental Disclosure of Cash Flow Information:
Interest payments	$137.6	$118.7	$116.5
Income tax payments	$9.3	$5.6	$7.2
See notes to the consolidated financial statements.

AFFINION GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

1.	BASIS OF PRESENTATION AND BUSINESS DESCRIPTION

Basis of Presentation—On October 17, 2005, Cendant Corporation (“Cendant”) completed the sale of the Cendant Marketing Services Division (the “Predecessor”) to Affinion Group, Inc. (the “Company” or “Affinion”), a wholly-owned subsidiary of Affinion Group Holdings, Inc. (“Affinion Holdings”) and an affiliate of Apollo Global Management, LLC (together with its subsidiaries, “Apollo”), pursuant to a purchase agreement dated July 26, 2005 for approximately $1.8 billion (the “Apollo Transactions”). The purchase price consisted of approximately $1.7 billion of cash, net of estimated closing adjustments, plus $125.0 million face value of preferred stock (fair value at issuance of $80.4 million) of Affinion Holdings issued at closing and a warrant (fair value at issuance of $16.7 million) that is exercisable into 4,437,170 shares of common stock of Affinion Holdings, and $38.1 million of transaction-related costs.

All references to Cendant refer to Cendant Corporation, which changed its name to Avis Budget Group in August 2006, and its consolidated subsidiaries, specifically in the context of its business and operations prior to, and in connection with, the Company’s separation from Cendant.

Business Description—The Company provides comprehensive customer engagement and loyalty solutions that enhance or extend the relationship of millions of consumers with many of the largest companies in the world. The Company partners with these companies to develop and market programs that provide services to their end-customers using its expertise in customer engagement, creative design and product development.

The Company has substantial expertise in deploying various forms of customer engagement communications, such as direct mail, inbound and outbound telephony and the Internet, and in bundling unique benefits to offer products and services to the customers of its marketing partners on a highly targeted basis. The Company designs programs that provide a diversity of benefits based on end-customer needs and interests, with a particular focus on programs offering lifestyle and protection benefits and programs which offer savings on purchases. For instance, the Company provides credit monitoring and identity-theft resolution, accidental death and dismemberment insurance (“AD&D”), discount travel services, loyalty points programs, various checking account and credit card enhancement services and other products and services.

Affinion North America. Affinion North America is comprised of the Company’s Membership, Insurance and Package, and Loyalty customer engagement businesses in North America.

•

Membership Products. The Company designs, implements and markets subscription programs that provide members with personal protection benefits and value-added services including credit monitoring and identity-theft resolution services, as well as access to a variety of discounts and shop-at-home conveniences in such areas as retail merchandise, travel, automotive and home improvement.

•

Insurance and Package Products. The Company markets accidental death and dismemberment insurance and other insurance programs and designs and provides checking account enhancement programs to financial institutions.

•

Loyalty Products. The Company designs, implements and administers points-based loyalty programs for financial, travel, auto and other companies. The Company also provides enhancement benefits to major financial institutions in connection with their credit and debit card programs. In addition, the Company provides and manages travel reward products for loyalty programs.

Affinion International. Affinion International is comprised of the Company’s Membership, Package and Loyalty customer engagement businesses outside North America. The Company expects to leverage its current international operational platform to expand its range of products and services, develop new marketing partner relationships in various industries and grow its geographical footprint.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned and majority-owned subsidiaries. Investments in entities over which the Company has the ability to exercise significant influence but does not have a controlling interest are accounted for under the equity method of accounting. The Company considers several factors in determining whether it has the ability to exercise significant influence with respect to investments, including, but not limited to, direct and indirect ownership level in the voting securities, active participation on the board of directors, approval of operating and budgeting decisions and other participatory and protective rights and commercial business relationships. Under the equity method, the Company’s proportionate share of the net income or loss of such investee is reflected in the Company’s consolidated results of operations. Although the Company owns interests in companies that it accounts for pursuant to the equity method, the investments in those entities were not significant as of December 31, 2010 and 2009. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany balances and transactions have been eliminated.

Share-Based Compensation

For all stock-based awards issued by Affinion Holdings to employees of the Company that are accounted for as equity awards, the Company recognizes compensation expense, net of estimated forfeitures based on estimated fair values on the date of grant. For all stock-based awards issued by Affinion Holdings to employees of the Company that are accounted for as liability awards, the Company recognizes compensation expense, net of foreitures, based on estimated fair value at each reporting date. Compensation expense is recognized ratably over the requisite service period, which is the period during which the employee is required to provide services in exchange for the award. The requisite service period is generally the vesting period. Stock compensation expense is included in general and administrative expense in the accompanying consolidated statements of operations, with an offsetting liability to Affinion Holdings.

Revenue Recognition

Membership—For retail memberships, annual full-money-back (“FMB”), annual pro rata and monthly memberships are offered, each of which is generally marketed with a free trial period. Membership revenue is not recognized until the trial period has expired, membership fees have been collected and the membership fees become non-refundable. Although payment is received from members at the beginning of an FMB membership, the memberships are cancelable for a full refund at any time during the membership period. Accordingly, FMB revenue is deferred and recognized at the end of the membership term when it is no longer subject to refund. Annual pro rata fees (related to memberships that are cancelable for a pro rata refund) are recognized ratably over the membership term as membership revenue is earned and no longer subject to refund. Monthly membership revenue is recognized when earned and no longer subject to refund.

For wholesale memberships, marketing partners are provided with programs and services and, in many cases, the marketing partners market those programs and services to their customer bases. Monthly or annual fees are received from the marketing partners based on the number of members who purchase these programs from the marketing partners and revenue is recognized as the monthly fees are earned.

Insurance—Commission revenue is recognized based on premiums earned by the insurance carriers that issue the policies. Premiums are typically paid either monthly or quarterly and revenue is recognized ratably over the underlying policy coverage period. There are also revenue and profit-sharing arrangements with the insurance carriers which issue the underlying insurance policies. Commission revenue from insurance programs is reported net of insurance costs. Insurance costs totaled approximately $159.1 million in 2010, $180.5 million in 2009 and $153.0 million in 2008. Under a typical arrangement, commission revenue of approximately 60% of the gross premiums collected on behalf of the insurance carrier is initially retained and approximately 40% of gross premiums is remitted to the insurance carrier. No less frequently than annually, a profit-sharing settlement analysis is prepared which is based on the premiums paid to the insurance carriers less claims experience incurred to date, estimated claims incurred but not reported, reinsurance costs and carrier administrative fees. An accrual is made monthly for the expected share of this excess or shortfall based on the claims experience to date, including an estimate for claims incurred but not reported. The profit share excess is reflected in profit-sharing receivables from insurance carriers on the accompanying consolidated balance sheets. Historically, the claims experience has not resulted in a shortfall.

Package—Monthly fees are earned based on the number of customers enrolled in such program. The marketing partner collects revenue each month from its customers and pays a per subscriber monthly fee for the benefits and services. These monthly fees are recognized as revenue as the fees are earned. Strategic consultation, pricing and profitability consultation, competitive analysis and implementation assistance are provided and revenue is recorded at the time the services are performed.

Loyalty—Loyalty Solutions programs generate revenue from four primary product lines: loyalty, travel reservation service fees, protection and convenience. Generally, loyalty revenue consists of a monthly per member administrative fee and redemption fees that are recognized as earned. Loyalty redemption revenue is reported net of the pass through of fulfillment costs. Travel reservation service fee income is generally recognized when the traveler’s reservation or booking is made and secured by the use of points or credit card, net of estimated cancellations and “no-shows”. Protection and convenience programs are sold to marketing partners on a wholesale basis; the partner generally provides the enhancements (e.g. credit card enhancements) to their customers and a monthly fee is received from the marketing partner based on the number of marketing partner customers who have access to the enhancement program. Marketing partners also purchase incentives (such as gift cards) and revenue is recognized upon the delivery of the incentives to the marketing partner.

Other—Other revenue primarily includes travel reservation services, royalties, co-operative advertising and shopping program revenues. Royalty revenue is recognized monthly when earned and no longer subject to refund. Cooperative advertising revenue is earned from vendors that include advertising of their products and services in the membership program catalogues. Cooperative advertising revenue is recognized upon the distribution of the related travel or shopping catalogue to members. In connection with the shopping membership program, the Company operates a retail merchandising service that offers a variety of consumer products at a discount to members. Shopping program revenue is recorded net of merchandise product costs as the Company acts as an agent between the member and third-party merchandise vendor. Shopping program revenue is recorded upon the shipment of the merchandise by the vendor to the member.

Marketing Expense

Membership—Marketing expense to acquire new members is recognized when incurred, which is generally prior to both the commencement of the trial period and recognition of revenue for membership programs.

Insurance—Marketing expense to acquire new insurance business is recognized by the Company when incurred. Payments are made to marketing partners or third parties associated with acquiring rights to their existing block of insurance customers (contract rights) and for the renewal of existing contracts that provide the Company primarily with the right to retain billing rights for renewal of existing customers’ insurance policies and the ability to perform future marketing (list fees). These payments are deferred on the accompanying consolidated balance sheets, with contract rights amortized to amortization expense and list fees amortized to marketing expense over the initial and renewal term of the contract, as applicable, using an accelerated method of amortization for contractual terms longer than five years and the straight line method of amortization for contractual terms of five years or less. Contract rights are considered acquisitions of intangible assets and therefore the related amortization is recorded as amortization expense. List fees primarily grant the rights to perform future marketing and therefore the related amortization is charged to marketing expense. The amortization methods employed generally approximate the expected pattern of net insurance revenue earned over the applicable contractual terms.

Package—Marketing costs associated with marketing partners’ in-branch programs are expensed as such programs are implemented. These costs include the printing of brochures, banners, posters, other in-branch collateral marketing materials, training materials, new account kits, member mailings and statement inserts. The Company performs a variety of direct mail campaigns where it incurs all associated marketing costs and, in return, receives a greater share of the revenue generated (the “Package Marketing Campaigns”). For these Package Marketing Campaigns, the marketing expense is recognized when incurred which is generally prior to the recognition of monthly revenue.

Commission Expense

Membership—Membership commissions represent payments to marketing partners, generally based on a percentage of revenue from the marketing of programs to such marketing partners’ customers. Commissions are generally paid for each initial and renewal membership following the collection of membership fees from the customer. Commission costs are deferred on the accompanying consolidated balances sheets as prepaid commissions and are recognized as expense over the applicable membership period in the same manner as the related retail membership revenue is recognized.

Insurance—Insurance administrative fees represent payments made to bank marketing partners, generally based on a fee per insured or a percentage of the revenue earned from the marketing of insurance programs to such marketing partners’ customers. Administrative fees are paid for new and renewal insurance premiums received. Additionally, for certain channels and clients, commissions are paid to brokers. Administrative fees are included within commission expense on the accompanying consolidated statements of operations and are recognized ratably over the underlying insurance policy coverage period.

Package—Package commissions represent payments made to bank associations and brokers who provide support for the related programs. These commissions are based on a percentage of revenue and are expensed as the related revenue is recognized.

Operating Costs

Operating costs represent the costs associated with servicing our members and end-customers. These costs include product fulfillment costs, communication costs with members and end-customers, and payroll, telecommunications and facility costs attributable to operations responsible for servicing our members and end-customers.

Income Taxes

The Company is included as a member of Affinion Holdings’ consolidated federal income tax return and as a member of certain of Affinion Holdings’ unitary or combined state income tax returns. Income taxes are presented in the Company’s consolidated financial statements using the asset and liability approach based on the separate return method for the consolidated group. Under this method, current and deferred tax expense or benefit for the period is determined for the Company and its subsidiaries as a separate group on a standalone basis. Deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statements and income tax bases of assets and liabilities using currently enacted tax rates. Deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Decreases to the valuation allowance are recorded as reductions to the income tax provision, while increases to the valuation allowance result in additional income tax provision. The realization of deferred tax assets is primarily dependent on estimated future taxable income. As of December 31, 2010 and 2009, the Company has recorded a full valuation allowance for its U.S. federal net deferred tax assets. The Company has also recorded valuation allowances against the deferred tax assets of certain state and foreign taxing jurisdictions as of December 31, 2010 and 2009.

The tax effects of an uncertain tax position (“UTP”) taken or expected to be taken in income tax returns are recognized only if it is “more likely-than-not” to be sustained on examination by the taxing authorities, based on its technical merits as of the reporting date. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company recognizes estimated accrued interest and penalties related to UTPs in income tax expense.

The Company recognizes the benefit of a UTP in the period when it is effectively settled. Previously recognized tax positions are derecognized in the first period in which it is no longer more likely than not that the tax position would be sustained upon examination.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

Restricted cash amounts relate primarily to insurance premiums collected from members that are held pending remittance to third-party insurance carriers. These amounts are not available for general operations under state insurance laws or under the terms of the agreements with the carriers that underwrite and issue insurance policies to the members. Changes in such amounts are included in operating cash flows in the consolidated statements of cash flows. Restricted cash also includes amounts to collateralize certain bonds and letters of credit issued on the Company’s behalf and amounts held in escrow. Changes in such amounts are included in investing cash flows in the consolidated statements of cash flows.

Derivative Instruments

The Company records all derivative instruments on the balance sheet at fair value. Changes in the fair value of derivatives are recognized in earnings unless specific hedge criteria are met. Changes in the fair value of derivatives that are designated as fair value hedges, along with the gain or loss on the hedged item, are recognized in current period earnings in the consolidated statements of operations. For derivative instruments that are designated as cash flow hedges, the effective portion of changes in the fair value of derivative instruments is initially recorded in other comprehensive income and subsequently reclassified into earnings when the hedged transaction affects earnings. Any ineffective portion of changes in the fair value of cash flow hedges are immediately recognized in earnings.

The Company uses derivative financial instruments, primarily interest rate swaps, to manage its interest rate risk. The Company’s interest rate swaps are recorded at fair value on the consolidated balance sheets. The swaps are not designated as hedging instruments and therefore changes in their fair value are recognized currently in earnings. The Company does not use derivative instruments for speculative purposes.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements and computer equipment acquired under capital leases is determined using the straight-

line method over the shorter of the estimated useful lives of the related assets or the lease term. Useful lives are from 5 to 15 years for leasehold improvements, from 3 to 10 years for capitalized software, from 3 to 5 years for computer equipment and from 3 to 7 years for furniture, fixtures and equipment.

Internally-Developed Software

The Company capitalizes the costs of acquiring, developing and testing software to meet the Company’s internal needs. Capitalization of costs associated with software obtained or developed for internal use commences when both the preliminary project stage is completed and management has authorized further funding for the project, based on a determination that it is probable that the project will be completed and used to perform the function intended. Capitalized costs include only (1) external direct cost of materials and services consumed in developing or obtaining internal-use software, and (2) payroll and payroll-related costs for employees who are directly associated with and devote time to the internal-use software project. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended use.

Goodwill and Identifiable Intangible Assets

Goodwill represents the excess of the cost of an acquired entity over the net of the fair value of assets acquired and liabilities assumed. Goodwill has been assigned to the Company’s reporting units and is tested for impairment at least annually based on financial data relating to the reporting unit to which it has been assigned. The Company evaluates the recoverability of the carrying value of each reporting unit’s goodwill as of December 1, or whenever events or circumstances indicate that an impairment may have occurred. Goodwill is tested for impairment by comparing the carrying value of each reporting unit to its fair value. The Company determines the fair value of its reporting units utilizing discounted cash flows and incorporating assumptions that it believes marketplace participants would utilize. If the carrying amount of the reporting unit is greater than its fair value, a comparison of the reporting unit’s implied goodwill is compared to the carrying amount of the goodwill to determine the amount of the impairment, if any. Any impairment is recognized in earnings in the period in which the impairment is determined.

Indefinite-lived intangible assets, if any, are tested for impairment annually, or sooner if events occur or circumstances change. An indefinite-lived intangible asset is tested for impairment by comparing its fair value to its carrying amount and, if the carrying amount is greater than the fair value, recognizing an impairment loss for the excess.

The Company’s intangible assets as of December 31, 2010 and 2009 consist primarily of intangible assets with finite useful lives acquired by the Company in the Apollo Transactions and were initially recorded at their respective estimated fair values. Finite-lived intangible assets are amortized as follows:

Intangible Asset	Amortization Method	Estimated Useful Lives
Member relationships	Declining balance	7 years
Affinity relationships	Declining balance, straight line	7 – 15 years
Proprietary databases and systems	Straight line	3 years
Trademarks and tradenames	Straight line	15 years
Patents and technology	Declining balance	12 years
Covenants not-to-compete	Straight line	Contract life

Impairment of Long-Lived Assets

The Company evaluates the recoverability of the carrying amount of its long-lived assets when events and circumstances indicate that the carrying value of an asset may not be recoverable. For long-lived assets held and used by the Company, an impairment loss is recognized only if the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If an asset is determined to be impaired, the loss is measured based on the difference between the fair value of the long-lived asset and its carrying amount.

Self-Insurance Reserves

At December 31, 2010 and 2009, included in accounts payable and accrued expenses on the consolidated balance sheets are liabilities of $2.4 million and $2.2 million, respectively, primarily related to health and welfare programs provided to employees in North America. Such compensation programs are self-insured. The required liability of such benefits is estimated based on actual claims outstanding and the estimated costs of claims incurred but not reported as of the balance sheet date.

Foreign Currency Translation

Assets and liabilities of foreign operations whose functional currency is the local currency are translated at exchange rates as of the balance sheet dates. Revenues and expenses of such local functional currency foreign operations are translated at average exchange rates during the periods presented. Translation adjustments resulting from the process of translating the functional currency foreign operation financial statements into U.S. dollars are included in accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in the consolidated statements of operations. Foreign local currency gains and losses relating to non-operational transactions are included in other income (expense), net. Foreign currency gains and losses relating to operations are included in general and administrative expense.

Contingencies

Contingencies by their nature relate to uncertainties that require management to exercise judgment both in assessing the likelihood that a liability has been incurred as well as in estimating the amount of potential loss, if any. The Company accrues for costs relating to litigation, claims and other contingent matters when such liabilities become probable and reasonably estimable. Such estimates may be based on advice from third parties or on management’s judgment, as appropriate. Actual amounts paid may differ from amounts estimated, and such differences will be charged to operations in the period in which the final determination of the liability is made.

Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include accounting for profit-sharing receivables from insurance carriers, accruals and income tax valuation allowances, the estimated fair value of stock-based compensation, estimated fair values of assets and liabilities acquired in business combinations and estimated fair values of financial instruments.

Concentration of Risk

The Company generally derives a substantial portion of its net revenues from members and customers of 10 of the Company’s marketing partners. For the years ended December 31, 2010, 2009 and 2008, the Company derived approximately 49%, 48% and 52%, respectively, of its net revenues from members and end-customers through marketing and servicing agreements with these 10 marketing partners. The Company’s largest marketing partner accounted for 11.4% of consolidated net revenue for the year ended December 31, 2010. There were no marketing partners that individually accounted for more than 10% of consolidated net revenues for the year ended December 31, 2009. The Company’s largest marketing partner accounted for 10.4% of consolidated net revenues for the year ended December 31, 2008. Many of these key marketing partner relationships are governed by agreements that may be terminated without cause by the marketing partners upon notice of as few as 90 days without penalty. Some of these agreements may be terminated by the Company’s marketing partners upon notice of as few as 30 days without penalty. Moreover, under many of these agreements, the marketing partners may cease or reduce their marketing of the Company’s services without terminating or breaching agreements with the Company. A loss of key marketing partners, a cessation or reduction in their marketing of the Company’s services, or a decline in their businesses could have a material adverse effect on the Company’s future revenue.

As of December 31, 2010 and 2009, approximately $73.7 million and $68.6 million of the profit-sharing receivables from insurance carriers were due from one insurance carrier.

Allowance for Doubtful Accounts

The activity in the allowance for doubtful accounts is as follows:

	Year Ended December 31, 2010	Year Ended December 31, 2009
Balance at beginning of period	$0.4	$0.8
Provision charged to expense, net of recoveries	0.8	(0.3)
Write-offs	—	(0.1)

Balance at end of period	$1.2	$0.4

Supplemental Disclosure of Cash Flow Information

As a result of Affinion Holdings’ election to pay interest on its outstanding debt by increasing the face amount of the debt, during 2010 the Company increased the carrying amount of its held-to-maturity debt securities issued by Affinion Holdings by $6.1 million. During 2010, Affinion Holdings redeemed its debt securities and the Company received proceeds of $78.9 million. The excess of the proceeds in the amount of $11.2 million over the Company’s carrying amount at the date of redemption of $67.7 million was treated as a capital contribution for accounting purposes. In addition, during 2010 the Company entered into a capital lease, acquiring property and equipment with a fair value of $0.5 million and entered into an operating lease, acquiring property and equipment with a fair value of $3.5 million. At December 31, 2010, the Company had accruals for the acquisition of property and equipment and the repurchase of an employee equity award of a subsidiary of $3.2 million and $3.5 million respectively.

As a result of Affinion Holdings’ election to pay interest on its outstanding debt by increasing the face amount of the debt, during 2009, the Company increased the carrying amount of its held-to-maturity debt securities issued by Affinion Holdings by $1.3 million. In addition, during 2009 the Company entered into a capital lease, acquiring property and equipment with a fair value of $0.7 million. At December 31, 2009, the Company had accruals for the acquisition of property and equipment and deferred financing costs of $0.5 million and $0.2 million, respectively.

During 2008, the Company assumed all of the liabilities and obligations of certain ex-Cendant entities relating to a loyalty program for which the ex-Cendant entities had previously provided certain loyalty program-related benefits. The Company received cash and receivables with a fair value substantially equivalent to the fair value of the fulfillment obligation relating to the loyalty program points outstanding as of the closing date. In addition, during 2008 the Company entered into a capital lease, acquiring property and equipment with a fair value of $0.7 million. At December 31, 2008, the Company had accruals of $1.8 million related to the acquisition of property and equipment.

Recently Adopted Accounting Pronouncements

In January 2010, the FASB issued new guidance to enhance disclosure requirements related to fair value measurements by requiring certain new disclosures and clarifying certain existing disclosures. This new guidance requires disclosure of the amounts of significant transfers in and out of Level 1 and Level 2 recurring fair value measurements and the reasons for the transfers. In addition, the new guidance requires additional information related to activities in the reconciliation of Level 3 fair value measurements. The new guidance also expands the disclosures related to the disaggregation of assets and liabilities and information about inputs and valuation techniques. The new guidance related to Level 1 and Level 2 fair value measurements is effective for interim and annual reporting periods beginning after December 15, 2009 and the new annual and interim guidance related to Level 3 fair value measurements is effective for the Company as of January 1, 2011. Effective January 1, 2010, the Company adopted the new guidance related to Level 1 and Level 2 fair value measurements. The Company’s adoption of the new guidance had no impact on its consolidated financial position, results of operations and cash flows. The Company does not expect the adoption of the new guidance related to Level 3 fair value measurements to have a material impact on its consolidated financial position, results of operations and cash flows.

3.	ACQUISITIONS

On January 4, 2010, the Company acquired credit card registration membership contracts from a U.S.-based financial institution for approximately $37.1 million. The purchase price has been allocated to member relationships, since there were no other assets acquired or liabilities assumed.

On July 1, 2010, the Company acquired 100% of Loyalty Travel Agency, L.L.C. and Connexions Loyalty Travel Solutions, L.L.C. (collectively “Connexions”), providers of loyalty rewards travel solutions in North America, pursuant to the membership interests purchase agreement dated as of May 19, 2010, for $135.0 million, less a working capital adjustment of $0.8 million. The Company incurred transaction costs of $2.0 million, which are included in general and administrative expenses in the consolidated statements of operations for the year ended December 31, 2010. Connexions is engaged in the business of providing loyalty rewards travel solutions in North America. Through the acquisition of Connexions and its innovative travel platform, the Company expects to advance its loyalty and travel product offerings with additional functionality and enhance its established relationships with leading companies that employ points and travel as rewards for customer loyalty. The Company believes the enhanced travel offering will benefit its partners through fully customized feature sets offering a vast array of configurations. Additionally, the integrated technology platform will extend the Company’s ability to incorporate emerging marketplace trends within its travel offering, as well as provide dynamic promotion to increase travel value to clients. These anticipated benefits resulted in goodwill with respect to the Connexions acquisition of $82.2 million, all of which has been allocated to the Loyalty products segment. Approximately 46%, or $38.0 million, of the goodwill is expected to be deductible for income tax purposes.

The purchase price of $134.2 million was allocated to the acquired assets and assumed liabilities as follows (in millions):

Cash	$3.8
Accounts receivable	24.5
Other current assets	1.2
Property and equipment	4.7
Intangible assets	53.0
Goodwill	82.2
Accounts payable and accrued liabilities	(34.6)
Deferred income tax	(0.4)
Other long-term liabilities	(0.2)

Consideration transferred	$134.2

The intangible assets acquired are principally affinity relationships ($46.0 million) and patents and technology ($5.0 million), which are expected to be amortized on a straight-line basis over weighted average useful lives of fourteen years and five years, respectively.

Revenue and income from operations included in the Company’s consolidated statement of operations for the year ended December 31, 2010 are $21.5 million and $0.9 million, respectively. The pro forma revenue and loss before income taxes and non-controlling interest of the Company assuming the acquisition had occurred on January 1, 2009 would have been $1,401.0 million and $132.3 million, respectively, for the year ended December 31, 2010 and $1,427.1 million and $52.4 million, respectively, for the year ended December 31, 2009. The pro forma results are intended for informational purposes and are not necessarily indicative of the results of operations that would have occurred had the Connexions acquisition been in effect at the beginning of the periods presented, or of future results of the combined operations.

On December 11, 2009, the Company entered into a Share Purchase Agreement (SPA) to acquire substantially all of the outstanding equity of Mercato Impresa S.p.A. (Mercato), a marketing services and procurement services provider primarily for a leading Italian financial institution. The consideration of EUR 18.8 million, or approximately $28.2 million, was allocated among the acquired assets and assumed liabilities, principally between affinity relationships of $20.2 million, cash and cash equivalents of $10.4 million, net deferred income tax liabilities of $6.3 million, trade receivables of $3.5 million, trade payables of $3.5 million and income taxes payable of $2.6 million, based on their respective fair values as of the acquisition date. The purchase price was in excess of the fair value of the net assets acquired, resulting in the recognition of goodwill of $6.6 million. The affinity relationships are being amortized on an accelerated basis over a weighted average useful life of seven years. The post-acquisition operating results of Mercato included in the Company’s consolidated statement of operations for the year ended December 31, 2009 were insignificant. Transaction costs of $0.6 million were included in general and administrative expense in the consolidated statement of operations for the year ended December 31, 2009. There were no other significant acquisitions in 2009.

On June 30, 2008, the Company entered into an Assignment and Assumption Agreement (“AAA”) with certain ex-Cendant entities. Prior to this transaction, the ex-Cendant entities provided certain loyalty program-related benefits and services to credit card holders of a major financial institution and received a fee from this financial institution based on spending by the credit card holders. Under the AAA, the Company assumed all of the liabilities and obligations of the ex-Cendant entities relating to the loyalty program, including the fulfillment of the then-outstanding loyalty program points obligations. In connection with the transaction, on the June 30, 2008 closing date, the Company received cash and receivables with a fair value substantially equivalent to the fair value of the fulfillment obligation relating to the loyalty program points outstanding as of the closing date. The receivables are due and payable to the Company over a three year period following the closing date.

On August 22, 2008, the Company entered into an agreement to acquire certain assets and assume certain liabilities of RCI Europe, an ex-Cendant entity. Under the agreement, the Company acquired all of the assets and assumed all of the liabilities of RCI Europe’s travel services business that served the Company’s customers in Europe. Following this acquisition, the Company provides travel services directly to its customers. The transaction was completed during the fourth quarter of 2008 for nominal consideration.

On December 11, 2008, the Company acquired the outstanding equity of Loyaltybuild Limited (“Loyaltybuild”), a loyalty program benefit provider and accommodation reservation booking business. The purchase price consisted of an initial payment at closing of $16.1 million, with additional payments up to a maximum of EUR 16.0 million, or approximately $22.6 million, based on 2009 and 2010 earnings. The initial purchase price (including transaction costs of $0.4 million), net of acquired cash and cash equivalents of $3.8 million, was allocated among the acquired assets and assumed liabilities, principally between affinity relationships of $8.3 million, proprietary databases and systems of $1.7 million, property and equipment of $1.6 million, other current assets of $0.6 million, covenants not to compete of $0.2 million, accounts payable and accrued expenses of $2.9 million, a deferred tax liability of $1.3 million, based on their respective fair values as of the acquisition date. The purchase price net of acquired cash and cash equivalents was in excess of the fair value of the net assets acquired, resulting in the recognition of goodwill of $4.4 million. In 2009 and 2010, the goodwill was increased by $2.2 million and $3.4 million respectively, as a result of an earnout provision based on post-acquisition operating results. The affinity relationships are being amortized on an accelerated basis over 10 years, and proprietary databases and systems and covenants not to compete are being amortized on a straight line basis over 5 years and 2 years, respectively. The post-acquisition operating results of Loyaltybuild included in the Company’s consolidated statement of operations for the year ended December 31, 2008 were insignificant.

4.	INTANGIBLE ASSETS

Intangible assets consisted of:

	December 31, 2010			December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Member relationships	$846.0	$(700.5)	$145.5	$809.1	$(607.4)	$201.7
Affinity relationships	643.0	(411.1)	231.9	603.4	(362.7)	240.7
Proprietary databases and systems	55.8	(54.8)	1.0	56.0	(54.3)	1.7
Trademarks and tradenames	26.9	(9.4)	17.5	26.1	(7.6)	18.5
Patents and technology	30.0	(16.6)	13.4	25.0	(13.9)	11.1
Covenants not to compete	2.1	(0.8)	1.3	1.2	(0.5)	0.7

	$1,603.8	$(1,193.2)	$410.6	$1,520.8	$(1,046.4)	$474.4

In connection with the July 1, 2010 acquisition of Connexions (see Note 3—Acquisitions), the Company acquired intangible assets valued at approximately $53.0 million. These intangible assets consisted primarily of affinity relationships valued at $46.0 million and patents and technology valued at $5.0 million. In addition, the Company acquired member relationships valued at $37.1 million in connection with its January 4, 2010 acquisition of credit card registration membership contracts. During 2010 and 2009, foreign currency translation resulted in a decrease of $7.0 million and an increase of $5.3 million, respectively, in the gross carrying amount of intangible assets and a decrease of $2.8 million and an increase of $4.2 million, respectively, in accumulated amortization.

Amortization expense relating to intangible assets was as follows:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Member relationships	$93.3	$97.1	$123.1
Affinity relationships	50.9	53.1	64.5
Proprietary databases and systems	0.6	1.1	14.5
Trademarks and tradenames	1.8	1.7	2.2
Patents and technology	2.7	2.3	2.4
Covenants not to compete	0.4	0.3	0.2

Total	$149.7	$155.6	$206.9

Based on the Company’s amortizable intangible assets as of December 31, 2010, the Company expects the related amortization expense for the five succeeding fiscal years to be approximately $129.5 million in 2011, $104.3 million in 2012, $55.7 million in 2013, $50.8 million in 2014 and $36.0 million in 2015.

At January 1, 2009, December 31, 2009 and December 31, 2010, the Company had gross goodwill of $323.0 million, $334.3 million and $418.2 million, respectively, and accumulated impairment losses of $15.5 million as of each date. The impairment loss was recognized in 2006 and represented all of the goodwill ascribed to the Loyalty products segment in connection with the Apollo Transactions. The changes in the Company’s carrying amount of goodwill for the years ended December 31, 2010 and 2009 are as follows:

	Balance at January 1, 2009	Acquisition	Currency Translation	Balance at December 31, 2009	Acquisition	Currency Translation	Balance at December 31, 2010
Membership products	$231.1	$—	$—	$231.1	$—	$—	$231.1
Insurance and package products	58.3	—	—	58.3	—	—	58.3
Loyalty products	—	—	—	—	82.2	—	82.2
International products	18.1	8.8	2.5	29.4	3.4	(1.7)	31.1

Total	$307.5	$8.8	$2.5	$318.8	$85.6	$(1.7)	$402.7

The change in goodwill of Loyalty products in 2010 is attributable to the July 1, 2010 acquisition of Connexions (see Note 3—Acquisitions). Substantially all of the change in goodwill of International products in 2010 is attributable to the December 11, 2008 acquisition of Loyaltybuild Limited, a loyalty program benefit provider and accommodation reservation booking business, based on the earn-out component of the purchase price (see Note 3—Acquisitions). The acquisition-related change in goodwill of International products in 2009 is principally attributable to the acquisition of Mercato Impresa S.p.A., a marketing services and procurement services provider primarily for a leading Italian financial institution (see Note 3—Acquisitions).

5.	CONTRACT RIGHTS AND LIST FEES

Contract rights and list fees consisted of:

	December 31, 2010			December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Contract rights	$60.4	$(52.2)	$8.2	$61.4	$(42.6)	$18.8
List fees	31.1	(13.4)	17.7	24.5	(9.0)	15.5

	$91.5	$(65.6)	$25.9	$85.9	$(51.6)	$34.3

Amortization expense for the year ended December 31, 2010 was $14.4 million, of which $4.3 million is included in marketing expense and $10.1 million is included in depreciation and amortization expense in the consolidated statement of operations for the year ended December 31, 2010. Amortization expense for the year ended December 31, 2009 was $15.7 million, of which $3.6 million is included in marketing expense and $12.1 million is included in depreciation and amortization expense in the consolidated statement of operations for the year ended December 31, 2009. Amortization expense for the year ended December 31, 2008 was $19.8 million, of which $2.6 million is included in marketing expense and $17.2 million is included in depreciation and amortization expense in the consolidated statement of operations for the year ended December 31, 2008. Based on the Company’s contract rights and list fees as of December 31, 2010, the Company expects the related amortization expense for the five succeeding fiscal years to be approximately $11.1 million in 2011, $3.8 million in 2012, $3.3 million in 2013, $2.5 million in 2014 and $2.0 million in 2015.

6.	OTHER CURRENT ASSETS

Other current assets consisted of:

	December 31,
	2010	2009
Prepaid membership materials	$28.6	$14.9
Prepaid insurance costs	4.5	4.7
Other receivables	7.8	5.1
Prepaid merchant fees	1.2	1.9
Prepaid marketing costs	5.0	3.7
Other	18.8	22.8

Total	$65.9	$53.1

Prepaid marketing costs for December 31, 2009 have been reclassified from Other to be consistent with the 2010 presentation.

7.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of:

	December 31,
	2010	2009
Leasehold improvements	$16.6	$14.5
Capitalized software	166.3	140.1
Computer equipment ($2.3 million and $2.4 million in 2010 and 2009, respectively, under capital leases)	80.0	68.4
Furniture, fixtures and equipment	16.6	10.7
Projects in progress	20.0	18.0

	299.5	251.7
Less: Accumulated depreciation and amortization	(186.1)	(152.8)

Total	$113.4	$98.9

Depreciation and amortization expense on property and equipment, including assets acquired under capital leases, totaled $35.4 million, $33.3 million and $36.1 million for the years ended December 31, 2010, 2009 and 2008, respectively.

8.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of:

	December 31,
	2010	2009
Accounts payable	$100.7	$85.5
Accrued commissions	22.8	24.3
Accrued payroll and related costs	36.8	24.9
Accrued product costs	49.3	34.3
Accrued marketing costs	18.3	19.8
Accrued interest	23.6	18.5
Accrued taxes, other than income taxes	32.9	29.7
Accrued legal and professional fees and loss contingency accruals	23.4	5.5
Other	59.5	38.9

Total	$367.3	$281.4

9.	LONG-TERM DEBT

Long-term debt consisted of:

	December 31,
	2010	2009
Term loan due 2016	$868.4	$—
Term loan due 2012	—	648.6
Revolving credit facility expiring in 2015	—	—
Revolving credit facility expiring in 2011	—	—
7.875% senior notes due 2018, net of unamortized discount of $3.5 million, with an effective interest rate of 8.000%	471.5	—
10 1/8% senior notes due 2013, net of unamortized discount of $1.1 million, with an effective interest rate of 10.285%	—	302.9
10 1/8% senior notes due 2013, net of unamortized discount of $11.7 million, with an effective interest rate of 12.877%	—	138.3
11 1/2% senior subordinated notes due 2015, net of unamortized discount of $2.5 million and $3.1 million, respectively, with an effective interest rate of 11.75%	353.0	352.4
Capital lease obligations	1.4	1.2

Total debt	1,694.3	1,443.4
Less: current portion of long-term debt	(9.1)	(20.2)

Long-term debt	$1,685.2	$1,432.2

On April 9, 2010, the Company, as Borrower and Affinion Holdings entered into a $1.0 billion amended and restated senior secured credit facility with its lenders (“Affinion Credit Facility”). The Affinion Credit Facility consists of a five-year $125.0 million revolving credit facility and an $875.0 million term loan facility. On December 13, 2010, the Company, as Borrower and Affinion Holdings, entered into an agreement with two of its lenders which resulted in an increase in the revolving credit facility to $160.0 million, with a further increase to $165.0 million upon the satisfaction of certain conditions. These conditions were satisfied in January 2011. The revolving credit facility includes a letter of credit subfacility and a swingline loan subfacility. The term loan facility matures in October 2016. However the term loan facility will mature on the date that is 91 days prior to the maturity of the Senior Subordinated Notes unless, prior to that date, (a) the maturity for the Senior Subordinated Notes is extended to a date that is at least 91 days after the maturity of the term loan facility or (b) the obligations under the Senior Subordinated Notes are (i) repaid in full or (ii) refinanced, replaced or defeased in full with new loans and/or debt securities with maturity dates occurring after the maturity date of the term loan facility. The term loan facility provides for quarterly amortization payments totaling 1% per annum, with the balance payable upon the final maturity date. The term loan facility also requires mandatory prepayments of the outstanding term loans based on excess cash flow (as defined), if any, and the proceeds from certain specified transactions. The interest rates with respect to term loans and revolving loans under the Affinion Credit Facility are based on, at the Company’s option, (a) the higher of (i) adjusted LIBOR and (ii) 1.50%, in each case plus 3.50%, or (b) the highest of (i) Bank of America, N.A.’s prime rate, (ii) the Federal Funds Effective Rate plus 0.5% and (iii) 2.50% (“ABR”), in each case plus 2.50%. The effective interest rate on the term loan for the period from April 9, 2010 to December 31, 2010 was 5% per annum. The Company’s obligations under the credit facility are, and the Company’s obligations under any interest rate protection or other hedging arrangements entered into with a lender or any of its affiliates will be, guaranteed by Affinion Holdings and by each of the Company’s existing and subsequently acquired or organized domestic subsidiaries, subject to certain exceptions (provided that Affinion Holdings’ guarantee obligations will not extend to any additional credit facilities as described above until Affinion Holdings’ existing credit facility is repaid or refinanced). The credit facility is secured to the extent legally permissible by substantially all of the assets of (i) Affinion Holdings, which consists of a pledge of all the Company’s capital stock and (ii) the Company and the subsidiary guarantors, including but not limited to: (a) a pledge of substantially all capital stock held by the Company or any subsidiary guarantor and (b) security interests in substantially all tangible and intangible assets of the Company and each subsidiary guarantor, subject to certain exceptions. The credit facility also contains financial, affirmative and negative covenants. The negative covenants in the Company’s credit facility include, among other things, limitations (all of which are subject to certain exceptions) on the Company’s (and in certain cases, Affinion Holdings’) ability to: declare dividends and make other distributions, redeem or repurchase the Company’s capital stock; prepay, redeem or repurchase certain of the Company’s subordinated indebtedness; make loans or investments (including acquisitions); incur additional indebtedness (subject to certain exceptions); enter into agreements that would restrict the ability of the Company’s subsidiaries to pay dividends; merge or enter into acquisitions; sell assets; and enter into transactions with affiliates. The credit facility also requires the Company to comply with financial maintenance covenants with a maximum ratio of total debt to EBITDA (as defined) and a minimum ratio of EBITDA to cash interest expense. The proceeds of the term loan under the Affinion Credit Facility were utilized to repay the outstanding balance of the previously existing senior secured term loan, including accrued interest, of $629.7 million and pay fees and expenses of approximately $27.0 million. The remaining proceeds are available for working capital and other general corporate purposes, including permitted acquisitions and investments. In connection with the refinancing, the Company recorded a loss on extinguishment of debt of approximately $7.4 million during the year ended December 31, 2010 representing the write-off of the unamortized balance of the deferred financing costs associated with the prior credit facility.

As of December 31, 2010, there were no outstanding borrowings under the revolving credit facility. There were no borrowings or repayments under the revolving credit facility for the period from April 9, 2010 through December 31, 2010. As of December 31, 2010, the Company had $153.2 million available for borrowing under the Affinion Credit Facility after giving effect to the issuance of $6.8 million of letters of credit.

On October 17, 2005, the Company entered into a senior secured credit facility (“Initial Affinion Credit Facility”). The Initial Affinion Credit Facility was comprised of a term loan that initially totaled $860.0 million due in 2012 and a $100.0 million revolving credit facility terminating in 2011. The revolving credit facility included letter of credit and swingline sub-facilities. The term loan provided, at the Company’s option, for interest rates of a) adjusted LIBOR plus 2.50% or b) the higher of i) Credit Suisse, Cayman Island Branch’s prime rate and ii) the Federal Funds Effective Rate plus 0.5% (“ABR”), in each case plus 1.50%. As of December 31, 2009 and 2008, the interest rates on the term loan were 2.73% and 4.65% respectively. The revolving credit facility provided, at the Company’s option, for interest rates of adjusted LIBOR plus 2.75% or ABR plus 1.75% subject to downward adjustment based on the Company’s senior secured bank leverage ratio, as set forth in the agreement governing the Initial Affinion Credit Facility. As of December 31, 2008, the interest rate on the revolving credit facility was 3.87%. The Initial Affinion Credit Facility was secured by all of the Company’s outstanding stock held by Affinion Holdings and by substantially all of the assets of the Company, subject to certain exceptions. The term loan required quarterly repayments totaling $8.6 million per annum with the balance payable at maturity in October 2012 subject to reductions for certain prepayments. Through December 31, 2009, the Company had made nine voluntary prepayments of the term loan aggregating $205.0 million, in addition to repayments made in 2009 and 2010 aggregating $26.0 million based on excess cash flow through December 31, 2009, and, therefore, all of the Company’s mandatory repayment obligations had been satisfied, other than future required annual payments, if any, based on excess cash flow, as set forth in the agreement governing the Initial Affinion Credit Facility. The Initial Affinion Credit Facility generally required the Company to prepay the outstanding term loan with proceeds from certain asset dispositions that were not reinvested, a portion of excess cash flow beginning in July 2006 and the net cash proceeds from certain debt issued in the future, as set forth in the agreement governing the Initial Affinion Credit Facility. The Initial Affinion Credit Facility also permitted the Company to obtain additional borrowing capacity up to the greater of $175.0 million and an amount equal to Adjusted EBITDA, as set forth in the agreement governing the Initial Affinion Credit Facility, for the most recent four-quarter period. The revolving credit facility carried a commitment fee of 0.5% on the unused amount. As of December 31, 2009, there were no outstanding borrowings under the revolving credit facility. As of December 31, 2008, $57.0 million had been drawn down under the revolving credit facility. Borrowings during the period from January 1, 2010 to April 8, 2010 and the years ended December 31, 2009 and 2008 were $39.0 million, $136.4 million and $277.0 million, respectively, and repayments during the period from January 1, 2010 to April 8, 2010 and during the years ended December 31, 2009 and 2008 were $39.0 million, $193.4 million and $258.5 million, respectively.

On November 19, 2010, the Company completed a private offering of $475.0 million aggregate principal amount of 7.875% Senior Notes due 2018 (“2010 Senior Notes”). The 2010 Senior Notes bear interest at

7.875% per annum payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 2011. The 2010 Senior Notes will mature on December 15, 2018. The 2010 Senior Notes are redeemable at the Company’s option prior to maturity. The indenture governing the 2010 Senior Notes contains negative covenants which restrict the ability of the Company and its restricted subsidiaries to engage in certain transactions and also contains customary events of default. The Company’s obligations under the 2010 Senior Notes are jointly and severally and fully and unconditionally guaranteed on a senior secured basis by each of the Company’s existing and future domestic subsidiaries that guarantee the Company’s indebtedness under the Affinion Credit Facility. The 2010 Senior Notes and guarantees thereof are senior unsecured obligations of the Company and rank equally with all of the Company’s and the guarantors existing and future senior indebtedness and senior to the Company’s and the guarantors existing and future subordinated indebtedness. The 2010 Senior Notes are therefore effectively subordinated to the Company’s and the guarantors’ existing and future secured indebtedness, including the Company’s obligations under the Affinion Credit facility, to the extent of the value of the collateral securing such indebtedness. The 2010 Senior Notes are structurally subordinated to all indebtedness and other obligations of each of the Company’s existing and future subsidiaries that are not guarantors. In connection with the issuance of the 2010 Senior Notes, the Company entered into a registration rights agreement, pursuant to which the Company has agreed, among other things, to offer to exchange the 2010 Senior Notes for a new issue of substantially identical notes that have been registered under the Securities Act of 1933, as amended. In the event that the Company does not comply with its obligations under the registration rights agreement to file the registration statement within 180 days and have it declared effective within 300 days, the Company will be required to pay liquidated damages to holders of the 2010 Senior Notes in an amount equal to 0.25% per annum of the principal amount of the 2010 Senior Notes, which amount will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all defaults under the registration rights agreement have been cured up to a maximum of 1.00% per annum. The Company used substantially all of the net proceeds of the offering of the 2010 Senior Notes to finance the purchase of the Senior Notes (defined below) issued in 2005 and 2006 and the 2009 Senior Notes (defined below).

On October 17, 2005, the Company issued senior notes (“Senior Notes”), with a face value of $270.0 million, for net proceeds of $266.4 million. The Senior Notes bore interest at 10 1/8% per annum, payable semi-annually on April 15 and October 15 of each year. The Senior Notes would have matured on October 15, 2013. The Company had the option to redeem all or part of the Senior Notes at any time on or after October 15, 2009 at redemption prices (generally at a premium) set forth in the indenture governing the Senior Notes. The Senior Notes were senior unsecured obligations and ranked equally in right of payment with the Company’s existing and future senior obligations and senior to the Company’s existing and future senior subordinated indebtedness. As discussed in Note 18—Guarantor/Non-Guarantor Supplemental Financial Information, the Senior Notes were guaranteed by certain subsidiaries of the Company. On May 3, 2006, the Company issued an additional $34.0 million aggregate principal amount of Senior Notes at a premium and applied the proceeds, together with cash on hand, to repay the remaining $34.1 million of outstanding borrowings under the Bridge Loan, as defined below, plus accrued interest, and to pay fees and expenses associated with such issuance. These Senior Notes were issued as additional notes under the Senior Notes indenture dated October 17, 2005 and, together with the $270.0 million of Senior Notes originally issued under such indenture, were treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Senior Notes were redeemed in November 2010 using the net proceeds from the offering of the 2010 Senior Notes.

On April 26, 2006, the Company issued $355.5 million aggregate principal amount of 11 1/2% senior subordinated notes due October 15, 2015 (the “Senior Subordinated Notes”) and applied the gross proceeds of $350.5 million to repay $349.5 million of outstanding borrowings under a then-outstanding $383.6 million senior subordinated loan facility (the “Bridge Loan”), plus accrued interest, and used cash on hand to pay fees and expenses associated with such issuance. The Senior Subordinated Notes bear interest at 11 1/2% per annum, payable semi-annually on April 15 and October 15 of each year. The Senior Subordinated Notes mature on October 15, 2015. The Company may redeem some or all of the Senior Subordinated Notes at any time on or after October 15, 2010 at redemption prices (generally at a premium) set forth in the indenture governing the Senior Subordinated Notes. The Senior Subordinated Notes are unsecured obligations of the Company and rank junior in right of payment with the Company’s existing and future senior obligations and senior to the Company’s future subordinated indebtedness. The Senior Subordinated Notes are guaranteed by the same subsidiaries of the Company that guarantee the Affinion Credit Facility and the 2018 Senior Notes as discussed in Note 18—Guarantor/Non-Guarantor Supplemental Financial Information.

On September 13, 2006, the Company completed a registered exchange offer and exchanged all of the then-outstanding 10 1/8% Senior Notes due 2013 and all of the then-outstanding 11 1/2% Senior Subordinated Notes due 2015 into a like principal amount of 10 1/8% Senior Notes due 2013 and 11 1/2% Senior Subordinated Notes due 2015, respectively, that have been registered under the Securities Act of 1933, as amended.

On June 5, 2009, the Company issued senior notes (“2009 Senior Notes”), with a face value of $150.0 million, for net proceeds of $136.5 million. The 2009 Senior Notes bore interest at 10 1/8% per annum, payable semi-annually on April 15 and October 15 of each year. The 2009 Senior Notes would have matured on October 15, 2013. The Company had the option to redeem all or part of the 2009 Senior Notes at any time on or after October 15, 2009 at redemption prices (generally at a premium) set forth in the indenture governing the 2009 Senior Notes. The 2009 Senior Notes were senior unsecured obligations and ranked equally in right of payment with the Company’s existing and future senior obligations and senior to the Company’s existing and future senior subordinated indebtedness. The 2009 Senior Notes were guaranteed by the same subsidiaries of the Company that guaranteed the Affinion Credit Facility, the Senior Notes and the Senior Subordinated Notes as discussed in Note 18—Guarantor/Non-Guarantor Supplemental Financial Information. Although the terms and covenants of the 2009 Senior Notes were substantially identical to those of the Senior Notes, the 2009 Senior Notes were not additional securities under the indenture governing the Senior Notes, were issued under a separate indenture, did not vote as a single class with the Senior Notes and did not necessarily trade with the Senior Notes. The 2009 Senior Notes were redeemed in November 2010 using the net proceeds from the offering of the 2010 Senior Notes.

On October 1, 2009, the Company completed a registered exchange offer and exchanged all of the then-outstanding 2009 Senior Notes into a like principal amount of 2009 Senior Notes that have been registered under the Securities Act.

As permitted in the indentures governing the Senior Notes and the 2009 Senior Notes, on November 8, 2010, the Company commenced a tender offer to purchase any and all of its outstanding Senior Notes and 2009 Senior Notes. Prior to the expiration date of the tender offer, approximately $409.7 million aggregate principal amount of the Senior Notes and 2009 Senior Notes were tendered. The Company paid a total of $426.0 million, including $4.4 million of accrued and unpaid interest, in consideration for the Senior Notes and 2009 Senior Notes tendered. Upon completion of the tender offer, the Company redeemed the remaining $44.3 million outstanding Senior Notes and 2009 Senior Notes at an aggregate cost of $46.3 million, including accrued and unpaid interest of $0.8 million. The Company recognized a loss on the extinguishment of the Senior Notes and 2009 Senior Notes of $29.6 million.

The Affinion Credit Facility, the 2018 Senior Notes and the Senior Subordinated Notes all contain restrictive covenants related primarily to the Company’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies. The Company may pay dividends of up to $35.0 million in the aggregate provided that no default or event of default has occurred or is continuing, or would result from the dividend. Payment of additional dividends requires the satisfaction of various conditions, including meeting defined leverage ratios and a defined fixed charge coverage ratio, and the total dividend paid cannot exceed a calculated amount of defined available free cash flow. The covenants in the Affinion Credit Facility also require compliance with a consolidated leverage ratio and an interest coverage ratio. During the years ended December 31, 2010, 2009 and 2008, the Company paid cash dividends to its parent company of $119.8 million, $25.1 million and $37.0 million, respectively, and also paid a $1.1 million in-kind dividend in the form of Affinion Holdings debt during the year ended December 31, 2009. The Company was in compliance with the covenants referred to above as of December 31, 2010. Payment under each of the debt agreements may be accelerated in the event of a default. Events of default include the failure to pay principal and interest when due, covenant defaults (unless cured within applicable grace periods, if any), events of bankruptcy and, for the Affinion Credit Facility, a material breach of representation or warranty and a change of control.

Debt issuance costs related to the various debt instruments are being amortized to interest expense over the term of the applicable debt issue using the effective interest rate method. The unamortized debt issuance costs totaled $37.2 million and $22.5 million as of December 31, 2010 and 2009, respectively, and are included in other non-current assets on the consolidated balance sheets. The debt discounts and premiums are also being amortized to interest expense over the term of the applicable debt issue using the effective interest rate method.

The Company also leases certain equipment under capital leases expiring through 2015.

The aggregate maturities of debt, including capital leases, as of December 31, 2010 are as follows:

Amount
2011	$9.1
2012	9.1
2013	9.1
2014	9.0
2015	364.3
Thereafter	1,299.7

$1,700.3

On October 5, 2010, Affinion Holdings issued $325.0 million aggregate principal amount of 11.625% Senior Notes due November 2015. Affinion Holdings used a portion of the proceeds of $320.3 million (net of issue discount), along with proceeds from a cash dividend from the Company in the amount of $115.3 million, to repay its senior unsecured term loan. A portion of the remaining proceeds from the offering of the 11.625% Senior Notes were utilized to pay related fees and expenses of approximately $6.7 million, with the balance retained for general corporate purposes. The indenture governing Affinion Holdings’ 11.625% Senior Notes contains restrictive covenants related primarily to the Company’s and Affinion Holdings’ ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies. During the years ended December 31, 2010, 2009 and 2008, the Company made dividend distributions to Affinion Holdings of $119.8 million, $19.2 million and $37.0 million, respectively, to enable Affinion Holdings to service its debt. The Company expects that, in the future, to the extent that it is permitted contractually and legally to pay cash dividends to Affinion Holdings, Affinion Holdings may require the Company to pay cash dividends to enable Affinion Holdings to service its net cash obligations under the loan facility. The Company and its subsidiaries do not guarantee Affinion Holdings’ 11.625% Senior Notes.

10.	INCOME TAXES

The income tax expense consisted of the following:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Current:
Federal	$—	$—	$—
State	(2.0)	(2.2)	(0.5)
Foreign	(4.0)	(6.0)	(5.5)

	(6.0)	(8.2)	(6.0)
Deferred:
Federal	(7.7)	(6.8)	(6.6)
State	0.6	(0.9)	(1.6)
Foreign	0.3	4.2	6.7

	(6.8)	(3.5)	(1.5)

Total income tax expense	$(12.8)	$(11.7)	$(7.5)

Pre-tax loss for domestic and foreign operations before minority interests consisted of the following:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Domestic	$(117.9)	$(15.8)	$(84.6)
Foreign	(10.9)	(21.6)	4.1

Pre-tax loss	$(128.8)	$(37.4)	$(80.5)

Deferred income tax assets and liabilities consisted of the following:

	December 31,
	2010	2009
Current deferred income tax assets:
Accrued expenses and deferred revenue	$65.7	$53.4
Provision for doubtful accounts	0.2	0.5
Other	14.5	6.8

Current deferred income tax assets	80.4	60.7
Current deferred income tax liabilities:
Profit-sharing receivables from insurance carriers	(18.2)	(28.1)
Accrued expenses	2.2	0.3
Prepaid expenses	(20.9)	(20.2)

Current deferred income tax liabilities	(36.9)	(48.0)
Valuation allowance	(42.9)	(12.1)

Current net deferred income tax asset	$0.6	$0.6

Non-current deferred income tax assets:
Net operating loss carryforwards	$89.6	$85.2
State net operating loss carryforwards	8.8	7.4
Depreciation and amortization	555.8	496.6
Other	1.9	1.0
Foreign tax credits	21.1	18.0

Non-current deferred income tax assets	677.2	608.2
Non-current deferred income tax liabilities:
Other	0.1	0.2
Depreciation and amortization	(323.1)	(261.1)

Non-current deferred income tax liabilities	(323.0)	(260.9)
Valuation allowance	(405.4)	(379.4)

Non-current net deferred income tax liability (net of non-current deferred income tax asset included in other non-current assets on the December 31, 2010 and 2009 consolidated balance sheet of $3.0 and $2.5, respectively)	$(51.2)	$(32.1)

For federal and state income tax purposes, the Apollo Transactions are treated as a purchase of assets and an assumption of liabilities at fair market value. Certain liabilities recognized for financial statement reporting purposes are not recognized for federal and state income tax purposes with respect to the Apollo Transactions and give rise to future income tax deductions. Therefore, the differences between the values allocated to the assets and liabilities under purchase accounting and the tax bases of the respective assets and liabilities give rise to a net deferred tax asset of approximately $3.6 million as of October 17, 2005. A valuation allowance of approximately $3.3 million was recognized in purchase accounting since it is more likely than not that these net deferred tax assets will not be realized. Goodwill arising from the Apollo Transactions is deductible for tax purposes.

With respect to the Apollo Transactions, for foreign income tax purposes, a deferred tax liability was established in purchase accounting of approximately $32.4 million to reflect the difference between the values allocated to the assets and liabilities for financial reporting purposes with respect to the foreign entities and the related local income tax values of such assets and liabilities.

As of December 31, 2010, Affinion Holdings and its subsidiaries had federal net operating loss carryforwards of approximately $428.7 million (which will expire in 2025 through 2030) and foreign tax credit carryovers of approximately $21.1 million (which will expire in 2015 through 2020). Affinion Holdings and its subsidiaries have state net operating loss carryforwards of approximately $229.7 million (which expire, depending on the jurisdiction, between 2011 and 2030) and state tax credits of $2.0 million (which expire between 2011 and 2014). A full valuation allowance has been recognized with respect to these carryforwards and credits because it is more likely than not that these assets will not be realized. Affinion Holdings and its subsidiaries also have net operating loss carryforwards in foreign jurisdictions. These net operating losses total approximately $38.7 million (of the net operating losses that expire, expiring between 2011 and 2025). Affinion Holdings and its subsidiaries have concluded that a valuation allowance relating to approximately $37.4 million of these net operating losses is required due to the uncertainty of their realization. The net operating losses for tax return purposes are different than the net operating losses for financial statement purposes, due to the reduction of net operating losses for financial statement purposes, primarily due to uncertain tax positions. The carrying value of Affinion Holdings’ valuation allowance against all of its deferred tax assets at December 31, 2010 and 2009 totaled $498.2 million and $426.0 million, respectively. The increase in valuation allowance of $72.2 million is attributable to an overall increase in net deferred tax assets primarily related to net operating losses.

As of December 31, 2010, the Company had federal net operating loss carryforwards of approximately $259.2 million (which will expire in 2025 through 2030) and foreign tax credit carryovers of approximately $21.1 million (which will expire in 2015 through 2020). The Company has state net operating loss carryforwards of approximately $189.9 million (which expire, depending on the jurisdiction, between 2011 and 2030) and state tax credits of $2.0 million (which expire between 2011 and 2014). A full valuation allowance has been recognized with respect to these carryforwards and credits because it is more likely than not that these assets will not be realized. The Company also has net operating loss carryforwards in foreign jurisdictions. These net operating losses total approximately $38.7 million (of the net operating losses that expire, expiring between 2011 and 2025). The Company has concluded that a valuation allowance relating to approximately $37.4 million of these net operating losses is required due to the uncertainty of their realization. The net operating losses for tax return purposes are different than the net operating losses for financial statement purposes, due to the reduction of net operating losses for financial statement purposes, primarily due to uncertain tax positions. The carrying value of the Company’s valuation allowance against all its deferred tax assets at December 31, 2010 and 2009 totaled $448.3 million and $391.5 million, respectively. The increase in valuation allowance of $56.8 million is attributable to an overall increase in net deferred tax assets primarily related to net operating losses.

As of December 31, 2009, Affinion Holdings and its subsidiaries had federal net operating loss carryforwards of approximately $327.7 million (which will expire in 2025 through 2029) and foreign tax credit carryovers of approximately $18.0 million (which will expire in 2015 through 2019). Affinion Holdings and its subsidiaries have state net operating loss carryforwards of approximately $162.4 million (which expire, depending on the jurisdiction, between 2010 and 2029) and state tax credits of $1.6 million (which expire between 2010 and 2013). Full valuation allowance has been recognized with respect to these carryforwards and credits because it is more likely than not that these assets will not be realized. Affinion Holdings and its subsidiaries also have net operating loss carryforwards in foreign jurisdictions. These net operating losses total approximately $45.1 million (of the net operating losses that expire, expiring between 2010 and 2024). Affinion Holdings and its subsidiaries have concluded that a valuation allowance relating to approximately $40.3 million of these net operating losses is required due to the uncertainty of their realization. The carrying value of Affinion Holdings’ valuation allowance against all of its deferred tax assets at December 31, 2009 and 2008 totaled $426.0 million and $379.1 million, respectively. The increase in valuation allowance of $46.9 million is attributable to an overall increase in net deferred tax assets primarily related to net operating losses.

As of December 31, 2009, the Company had federal net operating loss carryforwards of approximately $207.5 million (which will expire in 2025 through 2029) and foreign tax credit carryovers of approximately $18.0 million (which will expire in 2015 through 2019). The Company has state net operating loss carryforwards of approximately $130.9 million (which expire, depending on the jurisdiction, between 2010 and 2029) and state tax credits of $1.6 million (which expire between 2010 and 2013). Full valuation allowance has been recognized with respect to these carryforwards and credits because it is more likely than not that these assets will not be realized. The Company also has net operating loss carryforwards in foreign jurisdictions. These net operating losses total approximately $45.1 million (of the net operating losses that expire, expiring between 2010 and 2024). The Company has concluded that a valuation allowance relating to approximately $40.3 million of these net operating losses is required due to the uncertainty of their realization. The carrying value of the Company’s valuation allowance against all its deferred tax assets at December 31, 2009 and 2008 totaled $391.5 million and $348.7 million, respectively. The increase in valuation allowance of $42.8 million is attributable to an overall increase in net deferred tax assets primarily related to net operating losses.

With the exception of a South African subsidiary, foreign taxable income is recognized currently for federal and state income tax purposes because such operations are entities disregarded for federal and state income tax purposes. The Company does not provide for deferred taxes on the excess of the amount for financial reporting over the tax basis in its South African subsidiary because it is essentially permanent in duration. As of December 31, 2010, there is a $1.1 million deficit in retained earnings of the South African subsidiary.

The effective income tax rate differs from the U.S. federal statutory rate as follows:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal expense	1.6	15.8	1.4
Change in valuation allowance and other	(44.7)	(92.0)	(54.8)
Taxes on foreign operations at rates different than U.S. federal rates	(2.3)	(4.0)	2.1
Foreign tax credits	3.1	14.8	7.3
Non-deductible expenses	(2.6)	(0.8)	(0.3)

	(9.9)%	(31.2)%	(9.3)%

As noted above, the effective tax rate has fluctuated significantly year over year. These fluctuations are primarily the result of the change in loss before income taxes and non-controlling interest to $128.8 million for the year ended December 31, 2010 compared to $37.4 million and $80.5 million for the years ended December 31, 2009 and 2008, respectively.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Company recognized $0.2 million, $0.2 million and $0.4 million of interest in income tax expense related to uncertain tax positions arising in 2010, 2009 and 2008, respectively. The Company’s gross unrecognized tax benefits decreased by $1.6 million and $1.9 million for the years ended December 31, 2010 and 2009, respectively, and increased by $2.5 million for the year ended December 31, 2008 as a result of tax positions for the applicable year. A reconciliation of the beginning and ending amount of tax reserves for uncertain tax positions for the years ended December 31, 2010, 2009 and 2008 is as follows:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Unrecognized tax benefits—January 1	$9.9	$11.8	$9.3
Gross increase—prior period tax positions	—	0.4	2.0
Gross decrease—prior period tax positions	—	—	(1.1)
Gross increase—current period tax positions	0.2	0.2	2.5
Gross decrease—current period tax positions	(1.8)	(2.5)	(0.9)

Unrecognized tax benefits—December 31	$8.3	$9.9	$11.8

The Company’s income tax returns are periodically examined by various tax authorities. In connection with these and future examinations, certain tax authorities, including the Internal Revenue Service, may raise issues and impose additional assessments. The Company regularly evaluates the likelihood of additional assessments resulting from these examinations and establishes liabilities, through the provision for income taxes, for potential amounts that may result therefrom. The recognition of uncertain tax benefits are not expected to have a material impact on the Company’s effective tax rate or results of operations. Federal, state and local jurisdictions are subject to examination by the taxing authorities for all open years as prescribed by applicable statute. For significant foreign jurisdictions, tax years in Germany and the U.K. remain open. No income tax waivers have been executed that would extend the period subject to examination beyond the period prescribed by the statute. The Company does not believe that it is reasonably possible that the total amount of unrecognized tax benefits will change significantly within the next 12 months. Any income tax liabilities or refunds relating to periods prior to October 17, 2005 are the responsibility of Cendant.

11.	COMMITMENTS AND CONTINGENCIES

Leases

The Company has noncancelable operating leases covering various facilities and equipment. Rent expense totaled $16.4 million for the year ended December 31, 2010, $13.4 million, net of sublease rental income of $0.1 million, for the year ended December 31, 2009 and $13.1 million, net of sublease rental income of $0.4 million, for the year ended December 31, 2008. At both December 31, 2009 and 2008, the Company has accrued $1.1 million included in other long-term liabilities on the consolidated balance sheets, in connection with asset retirement obligations relating to its leased facilities.

Future minimum lease payments required under non-cancelable operating leases, net of sublease receipts, as of December 31, 2010 are as follows:

Amount
2011	$16.5
2012	15.8
2013	15.6
2014	13.2
2015	12.4
Thereafter	71.0

Future minimum lease payments	$144.5

Litigation

In the ordinary course of business, the Company is involved in claims, legal proceedings and governmental inquiries related to employment matters, contract disputes, business practices, trademark and copyright infringement claims and other commercial matters. The Company is also a party to lawsuits which were brought against the Company and its affiliate and which purport to be a class action in nature and allege that the Company violated certain federal or state consumer protection statutes (as described below). The Company intends to vigorously defend itself against such lawsuits.

On November 12, 2002, a class action complaint (the “November 2002 Class Action”) was filed against Sears, Roebuck & Co., Sears National Bank, Cendant Membership Services, Inc., and Allstate Insurance Company in the Circuit Court of Alabama for Greene County alleging, among other things, breach of contract, unjust enrichment, breach of duty of good faith and fair dealing and violations of the Illinois consumer fraud and deceptive practices act. The case was removed to the U.S. District Court for the Northern District of Alabama but was remanded to the Circuit Court of Alabama for Greene County. The Company has filed a motion to compel arbitration, which was granted by the court on January 31, 2008. In granting the Company’s motion, the court further ordered that any arbitration with respect to this matter take place on an individual (and not class) basis. On February 28, 2008, plaintiffs filed a motion for reconsideration of the court’s order. On April 9, 2010, the Court denied the plaintiffs’ motion for reconsideration. The time for plaintiffs to file an appeal has expired and, to date, no arbitration claim has been filed by plaintiffs.

On June 17, 2010, a class action complaint was filed against the Company and Trilegiant in the United States District Court for the District of Connecticut. The complaint asserts various causes of action on behalf of a putative nationwide class and a California-only subclass in connection with the sale by Trilegiant of its membership programs, including claims under the Electronic Communications Privacy Act, Connecticut Unfair Trade Practices Act, California Consumers Legal Remedies Act, and California False Advertising Law. On September 29, 2010, the Company filed a motion to compel arbitration of all of the claims asserted in this lawsuit. On February 24, 2011, the court denied the Company’s motion. The case is currently pending before the court. There has been limited discovery and motion practice to date.

On November 10, 2010, a class action complaint was filed against the Company, Trilegiant, 1-800-Flowers.com, and Chase Bank USA, N.A. in the United States District Court for the Eastern District of New York. The complaint asserts various causes of action on behalf of several putative nationwide classes that largely overlap with one another. The claims asserted are in connection with the sale by Trilegiant of its membership programs, including claims under the Electronic Communications Privacy Act, Connecticut Unfair Trade Practices Act, and New York’s General Business Law. On January 28, 2011, pursuant to the court’s motion procedures, the Company filed a letter seeking permission to file a motion to compel arbitration of all of the claims asserted in the lawsuit. On February 16, 2011, the court entered a briefing schedule on the Company’s proposed motion, which requires that all briefing be concluded by June 8, 2011. The court did not indicate when it would rule on such motion.

The Company and Trilegiant are also a party to lawsuits arising out of the inquiries made by state attorneys general relating to the marketing of Trilegiant’s membership programs.

On October 14, 2010, the Company and Trilegiant filed a declaratory relief action against the State of South Carolina, in the Court of Common Pleas of South Carolina for the County of Richland, Fifth Judicial Circuit, seeking a declaratory judgment that their marketing practices comply with South Carolina law. The Company and Trilegiant also seek a declaratory judgment that the State may not appoint private counsel to bring an action against the Company and Trilegiant on the State’s behalf. The State has filed a motion to dismiss both requests for declaratory judgment. The court has not yet ruled on the State’s motion. In response to the action commenced by the Company and Trilegiant on December 17, 2010, the State of South Carolina appointed private counsel and filed a civil action against the Company and Trilegiant, in the Court of Common Pleas of South Carolina for the County of Spartanburg, Seventh Judicial Circuit under the South Carolina Unfair Trade Practices Act, seeking civil penalties, restitution and an injunction. On December 31, 2010, the State filed its First Amended Complaint naming the Company, Trilegiant, and certain current and former officers as defendants. Also on December 31, 2010, the State filed its Notice of Motion and Motion for a Temporary Injunction. The parties have agreed to informally “stay” all of the above proceedings to attempt to resolve the matters through settlement.

On November 24, 2010, the State of Iowa filed an action against the Company, Trilegiant, and the Company’s Chief Executive Officer, in the Iowa District Court for Polk County. The State alleges violations of Iowa’s Buying Club Law and Consumer Fraud Act, and seeks injunctive relief as well as monetary relief. The State has not yet formally served its complaints on defendants because the parties are discussing possible steps toward resolution. Based on representations made by the State, the Company expects its Chief Executive Officer to be removed as a defendant in the complaint.

Other Contingencies

On May 27, 2009, the U.S. Senate Committee on Commerce, Science, and Transportation (the “Committee”) initiated an investigation into Webloyalty Holdings, Inc. (“Webloyalty”) and Vertrue Inc., a competitor of the Company, in connection with their e-commerce marketing practices, including those relating to consumers’ account number acquisition. On July 10, 2009, the Committee expanded the scope of its investigation to include the Company. In the course of such investigation, the Committee requested that the Company provide certain information about its domestic online marketing practices, including those relating to the acquisition of consumers’ credit or debit card account numbers automatically from its partners when a consumer enrolls in one of its programs immediately after making a purchase through one of its partners’ web sites (“Online Data-pass Marketing”). On January 6, 2010, the Company sent a letter to the Committee informing them of its decision, after careful consideration of the fluid and iterative nature of the internet, to cease Online Data-pass Marketing for its membership programs and make certain additional changes to the disclosures in the Company’s online marketing and fulfillment. Specifically, the Company, when marketing its membership programs online, now require consumers to provide all 16 digits of their credit or debit card when enrolling in the Company’s membership programs in the online post-transaction environment. On December 29, 2010, legislation entitled the “Restore Online Shoppers’ Confidence Act” was enacted. The legislation prohibits Online Data-pass Marketing and requires additional disclosure relating to the online marketing of, and billing for, membership programs in the online post-transaction environment. Since the Company had ceased Online Data-pass Marketing more than eleven months prior to the enactment of such legislation, it does not expect such legislation to have a material adverse effect on its business.

In addition, between December 2008 and December 2010, the Company received inquiries from numerous state attorneys general relating to the marketing of its membership programs and its compliance with consumer protection statutes. The Company has responded to the states’ request for documents and information and is in active discussions with such states regarding their investigations and the resolution of these matters. Settlement of such matters may include payment by the Company of the costs of the states’ investigation, restitution to consumers and injunctive relief.

In that regard, in August 2010, the Company entered into a voluntary Assurance of Discontinuance with the New York Attorney General’s Office. Pursuant to that settlement, the Company agreed to cease in New York its online marketing practices relating to the acquisition of consumers’ credit or debit card account numbers automatically from its retailer or merchant marketing partners when a consumer enrolls in one of the Company’s programs after making a purchase through one of such partners’ web sites as previously agreed to with the U.S. Senate Committee on Commerce, Science and Transportation on January 6, 2010. Additionally, the Company agreed, among other things, with the New York Attorney General’s Office to cease in New York “live check” marketing whereby a consumer enrolls in a program or service by endorsing and cashing a check. As part of such settlement, the Company paid $3.0 million in fees, costs, and penalties and approximately $1.6 million as restitution to New York consumers in addition to refund claims. The Company will pay the remaining restitution owed to New York consumers, which amount is not expected to be material, in fiscal year 2011.

The Company believes that the amount accrued for the matters discussed above under Litigation and Other Contingencies is adequate (see Note 8—Accounts Payable and Accrued Expenses) and the reasonably possible loss beyond the amount accrued will not have a material effect on its consolidated financial statements, taken as a whole, based on information currently available. However, litigation is inherently unpredictable and, although the Company believes that accruals are adequate and it intends to vigorously defend itself against such matters, unfavorable resolution could occur, which could have a material effect on its consolidated financial statements, taken as a whole.

Other Commitments

In the ordinary course of business, the Company enters into purchase agreements for its marketing and membership program support and travel services. The commitments covered by these agreements as of December 31, 2010 totaled approximately $15.5 million for 2011, $5.2 million for 2012 and $1.0 million for 2013.

In December 2009, the Company entered into an operating lease for a new 140,000 square foot headquarters facility. The lease term for the new headquarters facility extends to 2024. The Company commenced occupancy of the new facility in April 2010. As a result of vacating the prior headquarters facility, the Company recognized a charge during the year ended December 31, 2010 of $8.0 million, comprised principally of future lease costs and related expenses for the prior headquarters facility. At December 31, 2010, $6.8 million related to these facility exit costs is included in other long-term liabilities on the consolidated balance sheet.

Surety Bonds and Letters of Credit

In the ordinary course of business, the Company is required to provide surety bonds to various state authorities in order to operate its membership, insurance and travel agency programs. As of December 31, 2010, the Company provided guarantees for surety bonds totaling approximately $11.9 million and issued letters of credit totaling $6.9 million.

12.	SHARE-BASED COMPENSATION

In connection with the closing of the Apollo Transactions on October 17, 2005, Affinion Holdings adopted the 2005 Stock Incentive Plan (the “2005 Plan”). The 2005 Plan authorizes the Board of Directors (the “Board”) of Affinion Holdings to grant non-qualified, non-assignable stock options and rights to purchase shares of Affinion Holdings common stock to directors and employees of, and consultants to, Affinion Holdings and its subsidiaries. Options granted under the 2005 Plan have an exercise price no less than the fair market value of a share of the underlying common stock on the date of grant. Stock awards have a purchase price determined by the Board. The Board was authorized to grant up to 4.9 million shares of its common stock under the 2005 Plan over a ten year period. As discussed below, no additional grants may be made under Affinion Holdings’ 2005 Plan on or after November 7, 2007, the effective date of the 2007 Plan, as defined below.

In November 2007, Affinion Holdings adopted the 2007 Stock Award Plan (the “2007 Plan”). The 2007 Plan authorizes the Board to grant awards of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of these awards to directors and employees of, and consultants to, Affinion Holdings and its subsidiaries. Unless otherwise determined by the Board of Directors, options granted under the 2007 Plan will have an exercise price no less than the fair market value of a share of the underlying common stock on the date of grant. Stock awards have a purchase price determined by the Board. The Board was authorized to grant up to 10.0 million shares of Affinion Holdings’ common stock under the 2007 Plan over a ten year period. As of December 31, 2010, there were 7.6 million shares available under the 2007 Plan for future grants.

For employee stock awards, the Company recognizes compensation expense, net of estimated forfeitures, over the requisite service period, which is the period during which the employee is required to provide services in exchange for the award. The Company has elected to recognize compensation cost for awards with only a service condition and a graded vesting schedule on a straight-line basis over the requisite service period of the entire award.

Stock Options

During 2010, 2009 and 2008, 0.1 million, 0.9 million and 0.2 million stock options, respectively, were granted to employees pursuant to the 2007 Plan. The stock options granted in 2010, 2009 and 2008 had exercise prices of $12.63, $15.25 and $13.02, respectively, equal to the estimated fair market value of a share of the underlying common stock on the date of grant. The stock options granted to employees from the 2007 Plan have the following terms:

Vesting period	Ratably over 4 years
Option term	10 years

During 2010 and 2009, Affinion Holdings granted less than 0.1 million stock options and 0.1 million stock options, respectively, to members of the Board of Directors with exercise prices of $12.63 and $15.25, respectively, equal to the estimated fair value of a share of the underlying common stock on the dates of grant. These options were fully vested as of the date of grant and have a 10-year option term. During 2008, there were no stock options granted to members of the Board of Directors.

The fair value of each option award issued pursuant to the 2007 Plan during the years ended December 31, 2010, 2009 and 2008 was estimated on the date of grant using the Black-Scholes option-pricing model based on the assumptions in the following table. Expected volatilities are based on historical volatilities of comparable companies. The expected term of the options granted represents the period of time that options are expected to be outstanding, and is based on the average of the requisite service period and the contractual term of the option.

	2010 Grants	2009 Grants	2008 Grants
Expected volatility	66%	66%	48%
Expected life (in years)	6.25	6.25	6.25
Risk-free interest rate	2.79%	2.24%	3.89%
Expected dividends	—	—	—

A summary of option activity is presented below (number of options in thousands):

	2005 Plan – Grants to Employees - Tranche A	2005 Plan – Grants to Employees - Tranche B	2005 Plan – Grants to Employees - Tranche C	Grants to Board of Directors	2007 Plan – Grants to Employees
Outstanding options at January 1, 2008	2,120	1,056	1,056	318	642
Granted	—	—	—	—	189
Exercised	(3)	—	—	—	—
Forfeited or expired	(76)	(53)	(53)	—	(52)

Outstanding options at December 31, 2008	2,041	1,003	1,003	318	779
Granted	—	—	—	108	904
Exercised	—	—	—	—	—
Forfeited or expired	(233)	(103)	(103)	—	(62)

Outstanding options at December 31, 2009	1,808	900	900	426	1,621
Granted	—	—	—	15	100
Exercised	(3)	—	—	—	—
Forfeited or expired	(154)	(93)	(93)	—	(209)

Outstanding options at December 31, 2010	1,651	807	807	441	1,512

Vested or expected to vest at December 31, 2010	1,651	807	807	441	1,512

Exercisable options at December 31, 2010	1,570	—	—	441	607

Weighted average remaining contractual term (in years)	5.0	5.0	5.0	6.6	7.8
Weighted average grant date fair value per option—2008	$—	$—	$—	$—	$6.74
Weighted average grant date fair value per option—2009	—	—	—	$9.44	$9.44
Weighted average grant date fair value per option—2010	—	—	—	$7.94	$7.94

The weighted average exercise price of outstanding options at December 31, 2010 and 2009 was $5.67 and $5.59, respectively. The weighted average exercise price of options granted exercised and forfeited during 2010 were $12.63, $1.43 and $6.31, respectively. Based on the estimated fair values of options granted, stock compensation expense for the years ended December 31, 2010, 2009 and 2008 totaled $4.2 million, $5.0 million and $2.9 million, respectively. As of December 31, 2010, there was $4.6 million of unrecognized compensation cost related to unvested stock options, which will be recognized over a weighted average period of approximately 1.1 years.

Restricted Stock

In January 2007, the Board granted 21,000 shares of restricted stock of Affinion Holdings with a purchase price of $0.01 per share to the Company’s former Chief Financial Officer. The award would have vested 100% upon the earlier of three years of service or a change in control of Affinion Holdings. The fair value of the award was estimated to be $0.2 million, based upon the estimated grant date fair value per share of common stock of Affinion Holdings, and was being amortized on a straight-line basis to general and administrative expense over the service period. In January 2009, this grant was forfeited.

In May 2007, the Board granted 42,000 shares of restricted stock of Affinion Holdings with a purchase price of $0.01 per share to Affinion International’s Chief Financial Officer. The award vested 100% upon the earlier of three years of service or a change in control of Affinion Holdings. The fair value of the award was estimated to be $0.4 million, based upon the estimated grant date fair value per share of common stock of Affinion Holdings, and was being amortized on a straight-line basis to general and administrative expense over the service period. This award vested in May 2010.

A summary of restricted stock activity is presented below (number of shares of restricted stock in thousands):

	Number of Restricted Shares	Weighted Average Grant Date Fair Value
Outstanding restricted unvested awards at January 1, 2008	63	$9.52
Granted	—	—
Vested	—	—
Forfeited	—	—

Outstanding restricted unvested awards at December 31, 2008	63	9.52
Granted	—	—
Vested	—	—
Forfeited	(21)	—

Outstanding restricted unvested awards at December 31, 2009	42	9.52
Granted	—	—
Vested	(42)	9.52
Forfeited	—	—

Outstanding restricted unvested awards at December 31, 2010	—	$—

Weighted average remaining contractual term (in years)	—

Based on the estimated fair values of restricted stock granted, stock compensation expense for the years ended December 31, 2010 and 2008 totaled $0.1 million and $0.2 million, respectively. There was no stock compensation expense recognized for the year ended December 31, 2009 related to restricted stock grants. As of December 31, 2010, there was no unrecognized compensation cost related to restricted stock granted.

Restricted Stock Units

On January 13, 2010, the Board’s Compensation Committee approved the Amended and Restated 2010 Retention Award Program (the “RAP”), which provides for awards of restricted stock units (“RSUs”) under the 2007 Stock Award Plan and granted approximately 942,000 RSUs to key employees. The RSUs awarded under the RAP have an aggregate cash election dollar value of approximately $9.9 million and are subject to time-based vesting conditions that run through approximately the first quarter of 2012. Generally, the number of RSUs awarded to each participant is equal to the quotient of (i) the aggregate cash election dollar value of RSUs that will be awarded to such participant (the “Dollar Award Value”) multiplied by 1.2, divided by (ii) $12.63 (i.e. the value per share of Affinion Holdings’ common stock as of December 31, 2009). Upon vesting of the RSUs, participants may settle the RSUs in shares of common stock or elect to receive cash in lieu of shares of common stock upon any of the four vesting dates for such RSUs in an amount equal to one-fourth of the Dollar Award Value. In July 2010, the Board issued an additional 34,000 RSUs to key employees under the same terms. In December 2010, the Board issued 75,000 RSUs to a new key employee that vest ratably on each of the first three anniversaries of the employee’s date of employment. Due to the ability of the participants to settle their awards in cash, the Company accounts for these RSUs as a liability award.

A summary of restricted stock unit activity for the year ended December 31, 2010 is presented below (number of restricted stock units in thousands):

	Number of Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding restricted unvested units at January 1, 2010	—
Granted	1,051	$12.63
Vested	(225)	12.63
Forfeited	(89)	12.63

Outstanding restricted unvested units at December 31, 2010	737	$12.63

Weighted average remaining contractual term (in years)	0.8

Based on the estimated fair value of the restricted stock units granted, stock-based compensation expense for the year ended December 31, 2010 was $4.6 million. As of December 31, 2010, there was $4.1 million of unrecognized compensation cost related to the remaining vesting period of restricted stock units granted under the Plan. This cost will be recorded in future periods as stock-based compensation expense over a weighted average period of approximately 0.6 years.

13.	EMPLOYEE BENEFIT PLANS

The Company sponsors a domestic defined contribution savings plan that provides certain eligible employees an opportunity to accumulate funds for retirement. Under the domestic 401(k) defined contribution plan, through December 31, 2008, the Company matched the contributions of participating employees based on 100% of the first 6% of the participating employee’s contributions up to 6% of the participating employee’s salary. In 2009 and 2010, the Company matched the contributions of participating employees based on 100% of the first 4% of the participating employee’s contributions up to 4% of the participating employee’s salary under the domestic 401(k) defined contribution plan. The Company also sponsors certain other international defined contribution retirement plans that are customary in each local country. Under these local country defined contribution plans, the Company contributes between 6% and 10% of each participating employee’s salary or as otherwise provided by the plan. The Company recorded aggregate defined contribution plan expense of $5.4 million for the year ended December 31, 2010, $4.7 million for the year ended December 31, 2009 and $5.9 million for the year ended December 31, 2008.

The Company sponsors certain other international defined benefit retirement plans that are customary in each local country, including a multi-employer plan in one country. Under these local country defined benefit pension plans, benefits are based on a percentage of an employee’s final average salary or as otherwise described by the plan. The plans are not material, individually or in the aggregate, to the consolidated financial statements.

Through April 2009, the Company maintained a deferred compensation plan that permitted certain employees to defer up to 50% of their annual base salary and 100% of earned annual incentive bonus. The plan was terminated on April 24, 2009 and in 2010, the assets were distributed to the participants. As of December 31, 2009, the assets in the plan and the corresponding liability to the participating employees were $0.8 million.

14.	RELATED PARTY TRANSACTIONS

Post-Closing Relationships with Cendant

Cendant has agreed to indemnify the Company, Affinion Holdings and the Company’s affiliates (collectively the “indemnified parties”) for breaches of representations, warranties and covenants made by Cendant, as well as for other specified matters, certain of which are described below. Affinion Holdings and the Company have agreed to indemnify Cendant for breaches of representations, warranties and covenants made in the purchase agreement, as well as for certain other specified matters. Generally, all parties’ indemnification obligations with respect to breaches of representations and warranties (except with respect to the matters described below) (i) are subject to a $0.1 million occurrence threshold, (ii) are not effective until the aggregate amount of losses suffered by the indemnified party exceeds $15.0 million (and then only for the amount of losses exceeding $15.0 million) and (iii) are limited to $275.1 million of recovery. Generally, subject to certain exceptions of greater duration, the parties’ indemnification obligations with respect to representations and warranties survived until April 15, 2007 with indemnification obligations related to covenants surviving until the applicable covenant has been fully performed.

In connection with the purchase agreement, Cendant agreed to specific indemnification obligations with respect to the matters described below.

Excluded Litigation—Cendant has agreed to fully indemnify the indemnified parties with respect to any pending or future litigation, arbitration, or other proceeding relating to the facts and circumstances of Fortis and the accounting irregularities in the former CUC International, Inc. announced on April 15, 1998.

Certain Litigation and Compliance with Law Matters—Cendant has agreed to indemnify the indemnified parties up to specified amounts for: (a) breaches of its representations and warranties with respect to legal proceedings that (1) occur after the date of the purchase agreement, (2) relate to facts and circumstances related to the business of AGLLC or Affinion International and (3) constitute a breach or violation of its compliance with law representations and warranties and (b) breaches of its representations and warranties with respect to compliance with laws to the extent related to the business of AGLLC or Affinion International.

Cendant, Affinion Holdings and the Company have agreed that losses up to $15.0 million incurred with respect to these matters will be borne solely by the Company and losses in excess of $15.0 million will be shared by the parties in accordance with agreed upon allocations. The Company has the right at all times to control litigation related to shared losses and Cendant has consultation rights with respect to such litigation.

The Company will retain all liability with respect to the November 2002 Class Action and will not be indemnified by Cendant for losses related thereto.

Prior to 2009, Cendant (i) distributed the equity interests it previously held in its hospitality services business (“Wyndham”) and its real estate services business (“Realogy”) to Cendant stockholders and (ii) sold its travel services business (“Travelport”) to a third party. Cendant continues as a re-named publicly traded company which owns the vehicle rental business (“Avis/Budget,” together with Wyndham and Realogy, the “Cendant Entities”). Subject to certain exceptions, Wyndham and Realogy have agreed to share Cendant’s contingent and other liabilities (including its indemnity obligations to the Company described above and other liabilities to the Company in connection with the Apollo Transactions) in specified percentages. If any Cendant Entity defaults in its payment, when due, of any such liabilities, the remaining Cendant Entities are required to pay an equal portion of the amounts in default. Wyndham continues to hold a portion of the preferred stock and warrants issued in connection with the Apollo Transactions, while Realogy was subsequently acquired by an affiliate of Apollo.

The Company entered into agreements pursuant to which the Company will continue to have cost-sharing arrangements with Cendant and/or its subsidiaries relating to office space and customer contact centers. These agreements have expiration dates and financial terms that are generally consistent with the terms of the related intercompany arrangements prior to the Apollo Transactions. The revenue earned for such services was $1.7 million for the year ended December 31, 2008 and is included in net revenues in the consolidated statements of operations. There was no revenue earned for such services for the years ended December 31, 2010 and 2009. The expense incurred for such services was $0.4 million for the year ended December 31, 2008 and is included in operating costs in the consolidated statement of operations. There was no expense incurred for the years ended December 31, 2010 and 2009.

Certain marketing agreements permit the Company to continue to solicit customers of certain Cendant subsidiaries for the Company’s membership programs through various direct marketing methods. The marketing agreements generally provide for a minimum amount of marketing volume or a specified quantity of customer data to be allotted to the relevant party. The payment terms of the marketing agreements provide for either (i) a fee for each call transferred, (ii) a bounty payment for each user that enrolls in one of the Company’s membership programs or (iii) a percentage of net membership revenues. These agreements generally expire in December 2010, subject to automatic one year renewal periods, and are generally terminable by the applicable Cendant party following December 31, 2007 upon six months written notice to the Company. In the event that a Cendant subsidiary terminated an agreement prior to December 31, 2010, the Cendant subsidiary was required to pay a termination fee based on the projected marketing revenues that would have been generated from such agreement had the marketing agreement been in place through December 31, 2010. During 2010, a supplemental agreement was entered into which had the effect of extending the remaining marketing agreements to December 31, 2012. The expense incurred for such services was $2.0 million, $3.1 million and $3.6 million for the years ended December 31, 2010, 2009 and 2008, respectively, and is included in marketing and commissions expense in the accompanying consolidated statements of operations. In addition, as a result of the failure by certain current and former Cendant subsidiaries to meet the specified minimum volume commitments under certain of the marketing agreements and the early termination of one of the marketing agreements by one of the Cendant subsidiaries, the Company recognized revenue of $5.4 million, $23.2 million, and $3.8 million for the years ended December 31, 2010, 2009 and 2008, respectively, which is included in net revenues in the accompanying consolidated statements of operations.

Under the loyalty and rewards program administration agreements, the Company continues to administer loyalty programs for certain Cendant subsidiaries. The agreements provide for the Company to earn fees for the following services: an initial fee to implement a new loyalty program, a program administration fee, a redemption fee related to redeemed rewards and a booking fee related to travel bookings by loyalty program members. The loyalty and reward program agreements expired on December 31, 2009, subject to automatic one year renewal periods, unless a party elects not to renew the arrangement upon six months’ prior written notice. A termination notice was received related to one of the programs and administration of that program ceased during 2010. The contract to administer the other program was renewed for a three year term. The amount included in net revenues in the consolidated statements of operations for such services attributable to agreements with Realogy and Wyndham was $4.7 million, $8.7 million and $10.4 million for the years ended December 31, 2010, 2009 and 2008, respectively. In connection with these agreements, the Company formed Affinion Loyalty, LLC (“Loyalty”), a special-purpose, bankruptcy-remote subsidiary which is a wholly-owned subsidiary of Affinion Loyalty Group, Inc. (“ALG”). Pursuant to the loyalty agreements, ALG has provided a copy of the object code, source code and related documentation of certain of its intellectual property to Loyalty under a non-exclusive limited license. Loyalty entered into an escrow agreement relating to such intellectual property with Cendant and its affiliates in connection with the parties entering into the loyalty and reward agreements. Loyalty sub-licenses such intellectual property to Cendant on a non-exclusive basis but will only provide access to such intellectual property either directly or indirectly through the escrow agent in the event that ALG (i) becomes bankrupt or insolvent, (ii) commits a material, uncured breach of a loyalty and reward agreement, or (iii) transfers or assigns its intellectual property in such a way as to prevent it from performing its obligations under any agreement relating to Cendant’s loyalty and rewards programs. Upon access to the escrowed materials, Cendant will be able to use the escrowed materials for a limited term and for only those purposes for which ALG was using it to provide the services under the loyalty and reward agreements prior to the release of the escrowed materials to Cendant.

On June 30, 2008, the Company entered into an Assignment and Assumption Agreement (“AAA”) with Avis/Budget, Wyndham and Realogy. Prior to this transaction, the ex-Cendant entities provided certain loyalty program-related benefits and services to credit card holders of a major financial institution and received a fee from this financial institution based on spending by the credit card holders. Under the AAA, the Company assumed all of the liabilities and obligations of the ex-Cendant entities relating to the loyalty program, including the fulfillment of the then-outstanding loyalty program points obligations. In connection with the transaction, on the June 30, 2008 closing date, the Company received cash and receivables with a fair value substantially equivalent to the fair value of the fulfillment obligation relating to the loyalty program points outstanding as of the closing date. The receivables are due and payable to the Company over a three year period following the closing date.

Affinion International entered into an agreement pursuant to which it agreed to continue to use RCI Europe as its exclusive provider of travel services for the benefit of Affinion International members in the U.K., Germany, Switzerland, Austria, Italy, Belgium, Luxembourg, Ireland and the Netherlands. Pursuant to this agreement, RCI had a right of first refusal to offer travel services in other countries where Affinion International members are located. Affinion International indemnified RCI in the event its profit margin under this arrangement fell below 1.31%. Under the terms of the agreement, RCI Europe elected to terminate the agreement for convenience. As such, the agreement terminated on October 31, 2008. The expense for such services was $4.3 million for the year ended December 31, 2008 and is included in operating costs in the consolidated statements of operations.

On August 22, 2008, the Company entered into an agreement to acquire certain assets and assume certain liabilities of RCI Europe. The acquisition closed during the fourth quarter of 2008 for nominal consideration. Under the agreement, the Company acquired all of the assets and all of the liabilities of RCI Europe’s travel services business that served the Company’s customers in Europe. Following this acquisition, the Company provides travel services directly to its customers. The Company entered into agreements pursuant to which the Company will continue to have cost-sharing arrangements with RCI Europe relating to office space and certain other transition services. The revenue earned for such services was $0.2 million, $0.2 million and less than $0.1 million for the years ended December 31, 2010, 2009 and 2008, respectively, and is included in net revenues in the consolidated statements of operations. The expense incurred for such services was $1.1 million, $1.1 million and $0.1 million for the years ended December 31, 2010, 2009 and 2008, respectively, and is included in operating costs in the consolidated statement of operations.

The Company earns referral fees from Wyndham for hotel stays and travel packages. The amount included in net revenues in the consolidated statements of operations for such services was $1.1 million, $1.0 million and $1.5 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Other Agreements

On October 17, 2005, Apollo entered into a consulting agreement with the Company for the provision of certain structuring and advisory services. The consulting agreement will also allow Apollo and its affiliates to provide certain advisory services for the period of twelve years or until Apollo owns less than 5% of the beneficial economic interests of the Company, whichever is earlier. The agreement may be terminated earlier by mutual consent. The Company is required to pay Apollo an annual fee of $2.0 million for these services commencing in 2006. The amount expensed related to this consulting agreement was $2.0 million for each of the years ended December 31, 2010, 2009 and 2008 and is included in general and administrative expenses in the consolidated statements of operations. If a transaction is consummated involving a change of control or an initial public offering, then, in lieu of the annual consulting fee and subject to certain qualifications, Apollo may elect to receive a lump sum payment equal to the present value of all consulting fees payable through the end of the term of the consulting agreement.

In addition, the Company may engage Apollo to provide certain services if it engages in any merger, acquisition or similar transaction. If the Company engages another party to provide these services, the Company may be required to pay Apollo a transaction fee. The Company will also indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services to be provided under the consulting agreement.

During 2006 Apollo acquired one of the Company’s vendors, SOURCECORP Incorporated, that provides document and information services and litigation settlement administration services to the Company. The fee incurred for these services for the years ended December 31, 2010, 2009 and 2008 was $1.1 million, $1.2 million and $1.4 million, respectively, and is included in operating expenses in the consolidated statements of operations.

On June 11, 2009, the Company utilized cash on hand and available funds under its revolving credit facility to purchase $64.0 million face amount of Affinion Holdings’ outstanding debt from an affiliate of Apollo for $44.8 million. As a result of Affinion Holdings’ election to pay interest by adding such interest to the principal amount of the debt for the interest periods ended September 1, 2009, February 26, 2010 and August 30, 2010, the Company increased the carrying amount of the debt securities by $7.4 million, including $6.1 million and $1.3 million during the years ended December 31, 2010 and 2009, respectively. Through October 2010, these debt securities, along with an additional $5.0 million of debt securities purchased from a third-party for $4.4 million in November, 2009, were classified as held-to-maturity debt securities and were included in other non-current assets on the December 31, 2009 balance sheet at their aggregate amortized cost of $54.9 million. In October 2010, Affinion Holdings redeemed its outstanding debt and the Company received proceeds of $78.9 million. The excess of the proceeds in the amount of $11.2 million over the Company’s carrying amount of $67.7 million at the time of the redemption was treated as a capital contribution for accounting purposes.

On January 28, 2010, the Company acquired an ownership interest of approximately 5% in Alclear Holdings, LLC (“Alclear”) for $1.0 million. A family member of one of the Company’s directors controls and partially funded Alclear and serves as its chief executive officer. The Company provided support services to Alclear and recognized revenue of $0.7 million for the year ended December 31, 2010.

15.	FINANCIAL INSTRUMENTS

Interest Rate Swaps

The Company entered into an interest rate swap as of December 14, 2005. This swap converted a notional amount of the Company’s floating rate debt into a fixed rate obligation. The notional amount of the swap was $150.0 million through the swap period ended December 31, 2009 and on January 1, 2010 reduced to a notional amount of $50.0 million through December 31, 2010 when the swap terminated.

In January 2008, the Company entered into an interest rate swap effective February 21, 2008. This swap converted a notional amount of the Company’s floating rate debt into a fixed rate obligation. The notional amount of the swap was $498.6 million through the swap period ended February 22, 2010 at which time it increased to $598.6 million through its termination date of February 21, 2011, such that, in conjunction with the swap entered into in December 2005, substantially all of the Company’s then-outstanding variable rate debt was converted into fixed rate debt.

In January 2009, the Company entered into an interest rate swap effective February 21, 2011. The swap has a notional amount of $500.0 million and terminates on October 17, 2012. Under the swap, the Company agreed to pay a fixed rate of interest of 2.985% in exchange for receiving floating payments based on a three-month LIBOR on the notional amount for each applicable period.

Each of the three interest rate swaps was recorded at fair value, either as an asset or liability. The changes in the fair value of the swaps, which are not designated as hedging instruments, are included in interest expense in the accompanying consolidated statements of operations. For the years ended December 31, 2010, 2009 and 2008, the Company recorded interest expense of $19.9 million, $13.9 million and $18.6 million, respectively, related to the interest rate swaps.

As disclosed in Note 2—Summary of Significant Accounting Policies, as a matter of policy, the Company does not use derivatives for trading or speculative purposes.

The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted-average interest rates by expected maturity for the Company’s long-term debt.

	2011	2012	2013	2014	2015	2016 and Thereafter	Total	Fair Value At December 31, 2010
Fixed rate debt	$0.4	$0.4	$0.4	$0.2	$355.5	$475.0	$831.9	$835.2
Average interest rate	9.43%	9.43%	9.43%	9.43%	9.43%	7.88%
Variable rate debt	$8.7	$8.7	$8.7	$8.8	$8.8	$824.7	$868.4	$867.9
Average interest rate (a)	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%
Variable to fixed—Interest rate swap (b)								$(22.1)
Average pay rate	2.55%	2.98%
Average receive rate	0.40%	1.00%

(a)	Average interest rate is based on rates in effect at December 31, 2010.
(b)	The fair value of the interest rate swaps is included in accounts payable and accrued expenses ($3.9 million) and other long-term liabilities ($18.2 million) at December 31, 2010. The fair value has been determined after consideration of interest rate yield curves and the creditworthiness of the parties to the interest rate swaps.

Foreign Currency Forward Contract

In August 2010, the Company entered into a foreign currency forward contract under which the Company agreed to sell GBP 3.5 million and receive $5.5 million thirty days after the contract date. The contract was subsequently extended for additional periods of approximately thirty days. During the year ended December, 2010, the Company recognized a realized gain of less than $0.1 million.

Credit Risk and Exposure

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of receivables, profit-sharing receivables from insurance carriers, prepaid commissions and interest rate swaps. Such risk was managed by evaluating the financial position and creditworthiness of such counterparties. As of December 31, 2010 and 2009, approximately $73.7 million and $68.6 million, of the profit-sharing receivables from insurance carriers were due from one insurance carrier. Receivables and profit-sharing receivables from insurance carriers are from various marketing, insurance and business partners and the Company maintains an allowance for losses, based upon expected collectibility. Commission advances are periodically evaluated as to recovery.

Fair Value

The Company determines the fair value of financial instruments as follows:

a.	Cash and Cash Equivalents, Restricted Cash, Receivables, Profit-Sharing Receivables from Insurance Carriers and Accounts Payable—Carrying amounts approximate fair value at December 31, 2010 and 2009 due to the short-term maturities of these assets and liabilities.

b.

Investments—At December 31, 2010 and 2009, the carrying amounts of equity investments, which are included in other current assets on the consolidated balance sheets, approximate fair value, which is based on quoted market prices or other available market information. At December 31, 2009, the investment in held-to-maturity debt instruments of Affinion Holdings was included in other non-current assets on the consolidated balance sheet at amortized cost of $54.9 million. As of December 31, 2009, the fair value of the investment in held-to-maturity debt instruments was $64.8 million based on third-party indicative valuations. The debt instruments were redeemed by Affinion Holdings in October 2010 and the Company received proceeds of $78.9 million. The excess of the proceeds in the amount of $11.2 million over the Company’s carrying amount of $67.7 million at the time of the redemption was treated as a capital contribution for accounting purposes.

c.	Long-Term Debt—The Company’s estimated fair value of its long-term fixed-rate debt at December 31, 2010 and 2009 is based upon available information for debt having similar terms and risks. The fair value of the publicly-traded debt is the published market price per unit multiplied by the number of units held or issued without consideration of transaction costs. The fair value of the non-publicly-traded debt, substantially all of which is variable-rate debt, is based on third party indicative valuations and estimates prepared by the Company after consideration of the creditworthiness of the counterparties.

d.	Interest Rate Swaps—At December 31, 2010 and 2009, the Company’s estimated fair value of its interest rate swaps, which is included in other long-term liabilities on the consolidated balance sheets, is based upon available market information. The fair value of the interest rate swaps are based on significant other observable inputs, adjusted for contract restrictions and other terms specific to the interest rate swaps. The Company primarily uses the income approach, which uses valuation techniques to convert future amounts to a single present amount. The fair value has been determined after consideration of interest rate yield curves and the creditworthiness of the parties to the interest rate swaps. The counterparties to the interest rate swaps are major financial institutions. The counterparty to the swaps entered into in 2005 and 2008 had a long-term rating of Aa1 by Moody’s, A+ by Standard & Poor’s and AA- by Fitch Ratings as of February 24, 2011. The counterparty to the swap entered into in 2009 had a long-term rating of Aa3 by Moody’s, A+ by Standard & Poor’s and Fitch Ratings as of December 31, 2010.

e.	Foreign Currency Forward Contract—At December 31, 2010, the Company’s estimated fair value of its foreign currency forward contract is based upon available market information. The fair value of the foreign currency forward contract is based on significant other observable inputs, adjusted for contract restrictions and other terms specific to the foreign currency forward contract. The fair value has been determined after consideration of foreign currency exchange rates and the creditworthiness of the party to the foreign currency forward contract. The counterparty to the foreign currency forward contract is a major financial institution with a long-term rating of Aa1 by Moody’s, A+ by Standard & Poor’s and AA- by Fitch Ratings as of February 24, 2011. The Company does not expect any losses from non-performance by this counterparty.

Current accounting guidance establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy in the new guidance prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, giving the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. Level 1 inputs to a fair value measurement are quoted market prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.

The fair values of certain financial instruments as of December 31, 2010 are shown in the table below:

	Fair Value Measurements at December 31, 2010
	Fair Value at December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Trading securities (included in other current assets)	$0.1	$0.1	$—	$—
Interest rate swaps (included in accounts payable and accrued expenses)	(3.9)	—	(3.9)	—
Interest rate swaps (included in other long-term liabilities)	(18.2)	—	(18.2)	—

The fair values of certain financial instruments as of December 31, 2009 are shown in the table below:

	Fair Value Measurements at December 31, 2009
	Fair Value at December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Trading securities (included in other current assets)	$0.1	$0.1	$—	$—
Interest rate swaps (included in other long-term liabilities)	(19.1)	—	(19.1)	—

16.	SEGMENT INFORMATION

Management evaluates the operating results of each of its reportable segments based upon several factors, of which the primary factors are revenue and “Segment EBITDA,” which the Company defines as income from operations before depreciation and amortization. The presentation of Segment EBITDA may not be comparable to similarly titled measures used by other companies.

The Segment EBITDA of the Company’s four reportable segments does not include general corporate expenses or. General corporate expenses include costs and expenses that are of a general corporate nature or managed on a corporate basis, including primarily share-based compensation expense and consulting fees paid to Apollo. These items have been excluded from the presentation of the Segment EBITDA for the Company’s four reportable segments because they are not reported to the chief operating decision maker for purposes of allocating resources among operating segments or assessing operating segment performance. The accounting policies of the reportable segments are the same as those described in Note 2—Summary of Significant Accounting Policies.

Net Revenues

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Affinion North America
Membership products	$689.9	$710.8	$712.6
Insurance and package products	345.6	339.2	375.1
Loyalty products	102.5	77.3	72.2
Eliminations	(3.4)	(3.7)	(4.2)

Total North America	1,134.6	1,123.6	1,155.7
Affinion International
International products	241.7	253.3	254.2

Total Net Revenues	$1,376.3	$1,376.9	$1,409.9

(a)	Inter-segment net revenues were not significant to the net revenues of any one segment.

Segment EBITDA

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Affinion North America
Membership products	$109.6	$149.2	$129.8
Insurance and package products	94.1	98.1	127.9
Loyalty products	32.0	28.0	22.4

Total North America	235.7	275.3	280.1
Affinion International
International products	29.8	30.2	31.2

Total products	265.5	305.5	311.3
Corporate	(13.9)	(8.3)	(6.7)

Total Segment EBITDA	$251.6	$297.2	$304.6

Provided below is a reconciliation of Segment EBITDA to income from operations.

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Segment EBITDA	$251.6	$297.2	$304.6
Depreciation and amortization	(195.2)	(201.0)	(260.2)

Income (loss) from operations	$56.4	$96.2	$44.4

Depreciation and Amortization

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Membership products	$87.2	$86.5	$129.3
Insurance and package products	64.8	71.5	83.5
Loyalty products	11.4	12.0	12.2
International products	31.8	31.0	35.2

Total Depreciation and Amortization	$195.2	$201.0	$260.2

Segment Assets

	December 31, 2010	December 31, 2009
Membership products	$536.4	$541.9
Insurance and package products	367.8	422.5
Loyalty products	228.8	126.6
International products	217.8	285.8

Total products	1,350.8	1,376.8
Corporate	164.4	92.6

Total Assets	$1,515.2	$1,469.4

Capital Expenditures

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Membership products	$16.2	$25.0	$18.0
Insurance and package products	3.3	2.1	2.1
Loyalty products	5.2	3.9	4.0
International products	10.4	8.9	11.5

	35.1	39.9	35.6
Corporate	4.8	—	1.1

Total Capital Expenditures	$39.9	$39.9	$36.7

Total Revenues

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
U.S.	$1,134.6	$1,123.6	$1,155.7
U.K.	121.5	132.3	143.2
Other	120.2	121.0	111.0

Total Revenues	$1,376.3	$1,376.9	$1,409.9

Total Assets

	December 31, 2010	December 31, 2009
U.S.	$1,297.4	$1,183.6
U.K.	86.5	123.9
Other	131.3	161.9

Total Assets	$1,515.2	$1,469.4

17.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Provided below is unaudited selected quarterly financial data for 2010 and 2009:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2010
Net revenues	$343.2	$340.5	$346.5	$346.1

Marketing and commissions	$138.7	$141.1	$143.8	$159.7

Operating costs	$93.9	$89.3	$92.5	$100.1

General and administrative	$35.4	$38.2	$33.0	$51.0

Facility exit costs	$—	$8.0	$—	$—

Depreciation and amortization	$48.5	$48.6	$50.1	$48.0

Net loss	$(12.5)	$(34.5)	$(13.0)	$(81.6)

2009
Net revenues	$334.0	$333.5	$361.1	$348.3

Marketing and commissions	$139.8	$152.1	$161.0	$165.3

Operating costs	$87.1	$85.9	$88.2	$95.2

General and administrative	$31.6	$24.7	$29.2	$19.6

Depreciation and amortization	$50.3	$51.2	$51.7	$47.8

Net loss	$(20.1)	$(2.8)	$(16.0)	$(10.2)

18.	GUARANTOR/NON-GUARANTOR SUPPLEMENTAL FINANCIAL INFORMATION

The following supplemental condensed consolidating financial information presents, in separate columns, the condensed consolidating balance sheets as of December 31, 2010 and 2009, and the related condensed consolidating statements of operations and cash flows for the years ended December 31, 2010, 2009 and 2008 for (i) the Company (Affinion Group, Inc.) on a parent-only basis, with its investment in subsidiaries recorded under the equity method, (ii) the Guarantor Subsidiaries on a combined basis, (iii) the Non-Guarantor Subsidiaries on a combined basis and (iv) the Company on a consolidated basis. The guarantees are full and unconditional and joint and several obligations of each of the guarantor subsidiaries, all of which are 100% owned by the Company. There are no significant restrictions on the ability of the Company to obtain funds from any of its guarantor subsidiaries by dividends or loan. The supplemental financial information has been presented in lieu of separate financial statements of the guarantors as such separate financial statements are not considered meaningful.

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2010

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$104.8	$3.2	$13.1	$—	$121.1
Restricted cash	3.4	21.5	10.4	—	35.3
Receivables, net	1.6	76.3	41.4	—	119.3
Receivables from related parties	—	5.8	0.3	—	6.1
Profit-sharing receivables from insurance carriers	—	73.7	1.3	—	75.0
Prepaid commissions	—	51.8	6.2	—	58.0
Income taxes receivable	—	1.6	1.2	—	2.8
Intercompany loans receivable	12.5	—	—	(12.5)	—
Other current assets	4.2	36.2	25.5	—	65.9

Total current assets	126.5	270.1	99.4	(12.5)	483.5
Property and equipment, net	8.2	84.4	20.8	—	113.4
Contract rights and list fees, net	—	19.7	6.2	—	25.9
Goodwill	—	371.6	31.1	—	402.7
Other intangibles, net	—	358.7	51.9	—	410.6
Investment in subsidiaries	1,719.3	—	—	(1,719.3)	—
Intercompany loan receivable	32.1	—	—	(32.1)	—
Intercompany receivables	—	945.0	—	(945.0)	—
Other non-current assets	43.8	25.8	9.5	—	79.1

Total assets	$1,929.9	$2,075.3	$218.9	$(2,708.9)	$1,515.2

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$8.7	$0.4	$—	$—	$9.1
Accounts payable and accrued expenses	99.1	177.1	91.1	—	367.3
Payables to related parties	14.6	0.7	2.0	—	17.3
Intercompany loans payable	—	—	12.5	(12.5)	—
Deferred revenue	0.1	136.8	27.0	—	163.9
Income taxes payable	1.0	—	1.8	—	2.8

Total current liabilities	123.5	315.0	134.4	(12.5)	560.4
Long-term debt	1,684.2	1.0	—	—	1,685.2
Deferred income taxes	—	42.9	11.3	—	54.2
Deferred revenue	—	13.0	8.0	—	21.0
Intercompany loan payable	—	—	32.1	(32.1)	—
Intercompany payables	943.9	—	1.1	(945.0)	—
Other long-term liabilities	44.5	2.8	12.0	—	59.3

Total liabilities	2,796.1	374.7	198.9	(989.6)	2,380.1
Total Affinion Group, Inc. deficit	(868.0)	1,700.6	18.7	(1,719.3)	(866.2)
Non-controlling interest in subsidiary	—	—	1.3	—	1.3

Total deficit	(868.0)	1,700.6	20.0	(1,719.3)	(864.9)

Total liabilities and deficit	$1,928.1	$2,075.3	$218.9	$(2,708.9)	$1,515.2

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2009

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$3.9	$13.6	$52.3	$—	$69.8
Restricted cash	—	22.1	12.9	—	35.0
Receivables, net	1.1	67.2	43.9	—	112.2
Receivables from related parties	—	8.6	2.3	—	10.9
Profit-sharing receivables from insurance carriers	—	68.6	3.2	—	71.8
Prepaid commissions	—	57.4	7.3	—	64.7
Income taxes receivable	—	1.6	0.6	—	2.2
Intercompany loans receivable	32.5	—	—	(32.5)	—
Other current assets	7.2	25.2	20.7	—	53.1

Total current assets	44.7	264.3	143.2	(32.5)	419.7
Property and equipment, net	1.0	77.0	20.9	—	98.9
Contract rights and list fees, net	—	18.2	16.1	—	34.3
Goodwill	—	289.4	29.4	—	318.8
Other intangibles, net	—	405.6	68.8	—	474.4
Investment in subsidiaries	1,578.2	—	—	(1,578.2)	—
Intercompany loan receivable	34.3	—	—	(34.3)	—
Intercompany receivables	—	747.1	—	(747.1)	—
Receivables from related parties	—	3.5	—	—	3.5
Other non-current assets	28.8	26.8	64.2	—	119.8

Total assets	$1,687.0	$1,831.9	$342.6	$(2,392.1)	$1,469.4

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$19.9	$0.3	$—	$—	$20.2
Accounts payable and accrued expenses	65.0	123.5	92.9	—	281.4
Payables to related parties	9.6	1.3	3.8	—	14.7
Intercompany loans payable	—	—	32.5	(32.5)	—
Deferred revenue	1.8	165.5	31.8	—	199.1
Income taxes payable	0.9	0.1	5.6	—	6.6

Total current liabilities	97.2	290.7	166.6	(32.5)	522.0
Long-term debt	1,422.3	0.9	—	—	1,423.2
Deferred income taxes	—	23.0	11.6	—	34.6
Deferred revenue	—	19.1	11.4	—	30.5
Intercompany loan payable	—	—	34.3	(34.3)	—
Intercompany payables	745.9	—	1.2	(747.1)	—
Other long-term liabilities	29.6	16.8	19.5	—	65.9

Total liabilities	2,295.0	350.5	244.6	(813.9)	2,076.2
Total Affinion Group, Inc. deficit	(608.0)	1,481.4	96.8	(1,578.2)	(608.0)
Non-controlling interest in subsidiary	—	—	1.2	—	1.2

Total deficit	(608.0)	1,481.4	98.0	(1,578.2)	(606.8)

Total liabilities and deficit	$1,687.0	$1,831.9	$342.6	$(2,392.1)	$1,469.4

CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net revenues	$—	$1,134.6	$241.7	$—	$1,376.3

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	—	506.2	77.1	—	583.3
Operating costs	—	268.1	107.7	—	375.8
General and administrative	29.5	97.8	30.2	—	157.6
Facility exit costs	—	8.0	—	—	8.0
Depreciation and amortization	1.0	162.5	31.8	—	195.2

Total expenses	30.5	1,042.6	246.8	—	1,319.9

Income from operations	(30.5)	92.0	(5.1)	—	56.4
Equity in income of subsidiaries	80.1	—	—	(80.1)	—
Interest income	0.3	0.3	11.0	—	11.6
Interest income—intercompany	1.2	—	—	(1.2)	—
Interest expense	(155.5)	0.3	(2.8)	—	(158.0)
Interest expense—intercompany	—	—	(1.2)	1.2	—
Loss on extinguishment of debt	(37.0)	—	—	—	(37.0)
Other income (expense), net	—	0.1	(1.9)	—	(1.8)

Loss before income taxes and non-controlling interest	(141.4)	92.7	—	(80.1)	(128.8)
Income tax expense	(1.2)	(8.0)	(3.6)	—	(12.8)

Net loss	(142.6)	84.7	(3.6)	(80.1)	(141.6)
Less: net income attributable to non-controlling interest	—	—	(1.0)	—	(1.0)

Net loss attributable to Affinion Group, Inc.	$(142.6)	$84.7	$(4.6)	$(80.1)	$(142.6)

CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net revenues	$—	$1,123.6	$253.3	$—	$1,376.9

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	—	526.7	91.5	—	618.2
Operating costs	—	246.1	110.3	—	356.4
General and administrative	14.4	64.1	26.6	—	105.1
Depreciation and amortization	—	170.0	31.0	—	201.0

Total expenses	14.4	1,006.9	259.4	—	1,280.7

Income from operations	(14.4)	116.7	(6.1)		96.2
Equity in income of subsidiaries	91.4	—	—	(91.4)	—
Interest income	—	0.1	8.0	—	8.1
Interest income—intercompany	0.1	—	—	(0.1)	—
Interest expense	(125.4)	(0.6)	(3.7)	—	(129.7)
Interest expense—intercompany	—	—	(0.1)	0.1	—
Other income (expense), net	—	0.1	(12.1)	—	(12.0)

Loss before income taxes and non-controlling interest	(48.3)	116.3	(14.0)	(91.4)	(37.4)
Income tax (expense) benefit	(1.7)	(8.4)	(1.6)	—	(11.7)

Net loss	(50.0)	107.9	(15.6)	(91.4)	(49.1)
Less: net income attributable to non-controlling interest	—	—	(0.9)	—	(0.9)

Net loss attributable to Affinion Group, Inc.	$(50.0)	$107.9	$(16.5)	$(91.4)	$(50.0)

CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net revenues	$—	$1,155.7	$254.2	$—	$1,409.9

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	—	549.7	97.2	—	646.9
Operating costs	—	247.5	112.5	—	360.0
General and administrative	11.9	69.0	17.5	—	98.4
Depreciation and amortization	—	225.0	35.2	—	260.2

Total expenses	11.9	1,091.2	262.4	—	1,365.5

Loss from operations	(11.9)	64.5	(8.2)	—	44.4
Equity in loss of subsidiaries	62.7	—	—	(62.7)	—
Interest income	0.1	1.0	0.6	—	1.7
Interest expense	(136.2)	(2.0)	(4.7)	—	(142.9)
Other expense net	—	(0.1)	16.4	—	16.3

Loss before income taxes and non-controlling interest	(85.3)	63.4	4.1	(62.7)	(80.5)
Income tax (expense) benefit	(3.4)	(5.4)	1.3	—	(7.5)

Net loss	(88.7)	58.0	5.4	(62.7)	(88.0)
Less: net income attributable to non-controlling interest	—	—	(0.7)	—	(0.7)

Net loss attributable to Affinion Group, Inc.	$(88.7)	$58.0	$4.7	$(62.7)	$(88.7)

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2010

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net loss	$(142.6)	$84.7	$(3.6)	$(80.1)	$(141.6)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	0.9	162.5	31.8	—	195.2
Amortization of favorable and unfavorable contracts	—	(2.2)	—	—	(2.2)
Amortization of debt discount and financing costs	10.6	—	—	—	10.6
Unrealized loss on interest rate swaps	2.9	—	—	—	2.9
Unrealized foreign currency transaction loss	—	—	1.9	—	1.9
Loss on extinguishment of debt	37.0	—	—	—	37.0
Facility exit costs	—	8.0	—	—	8.0
Share-based compensation	8.8	—	2.3	—	11.1
Equity in (income) loss of subsidiaries	(80.1)	—	—	80.1	—
Interest accretion on held-to-maturity debt securities	—	—	(6.0)	—	(6.0)
Deferred income taxes	(0.4)	7.4	—	—	7.0
Payment received for assumption of loyalty points program liability	—	6.5	—	—	6.5
Net change in assets and liabilities:
Restricted cash	(3.4)	0.6	0.6	—	(2.2)
Receivables	(0.6)	14.8	(0.5)	—	13.7
Receivables from and payables to related parties	(3.3)	(0.8)	(6.4)	—	(10.5)
Profit-sharing receivables from insurance carriers	—	(5.2)	1.8	—	(3.4)
Prepaid commissions	—	5.5	0.9	—	6.4
Other current assets	3.0	(9.7)	(5.9)	—	(12.6)
Contract rights and list fees	—	(2.2)	—	—	(2.2)
Other non-current assets	(0.1)	4.4	0.3	—	4.6
Accounts payable and accrued expenses	30.6	17.1	(0.3)	—	47.4
Deferred revenue	(1.7)	(34.7)	(7.1)	—	(43.5)
Income taxes receivable and payable	—	(0.1)	(5.0)	—	(5.1)
Other long-term liabilities	4.7	(3.4)	(6.9)	—	(5.6)
Other, net	2.2	—	2.2	—	4.4

Net cash provided by operating activities	(131.5)	253.2	0.1	—	121.8

Investing Activities
Capital expenditures	(4.8)	(24.7)	(10.4)	—	(39.9)
Acquisition-related payments, net of cash acquired	—	(167.8)	(4.0)	—	(171.8)
Redemption (purchase) of held-to-maturity debt securities of Affinion Group Holdings, Inc	—	—	78.9	—	78.9
Restricted cash	—	—	1.5	—	1.5

Net cash used in investing activities	(4.8)	(192.5)	66.0	—	(131.3)

Financing Activities
Proceeds from issuance of term loan	875.0	—	—	—	875.0
Proceeds from issuance of senior notes	471.5	—	—	—	471.5
Deferred financing costs	(35.5)	—	—	—	(35.5)
Repayment of term loan	(655.3)	—	—	—	(655.3)
Redemption of senior notes	(467.6)	—	—	—	(467.6)
Principal payments on borrowings	—	(0.3)	—	—	(0.3)
Dividends paid to parent company	(119.8)	—	—	—	(119.8)
Intercompany receivables and payables	205.5	(205.3)	(0.2)	—	—
Intercompany loans	20.0	—	(20.0)	—	—
Intercompany dividends	29.7	—	(29.7)	—	—
Capitalization of subsidiary	(86.3)	134.5	(48.2)	—	—
Repurchase of employee equity award of a subsidiary	—	—	(3.6)	—	(3.6)
Distribution to non-controlling interest of a subsidiary	—	—	(1.0)	—	(1.0)

Net cash provided by financing activities	237.2	(71.1)	(102.7)	—	63.4

Effect of changes in exchange rates on cash and cash equivalents	—	—	(2.6)	—	(2.6)

Net increase in cash and cash equivalents	100.9	(10.4)	(39.2)	—	51.3
Cash and cash equivalents, beginning of period	3.9	13.6	52.3	—	69.8

Cash and Cash Equivalents, End of Period	$104.8	$3.2	$13.1	$—	$121.1

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net loss	$(50.0)	$107.9	$(15.6)	$(91.4)	$(49.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	0.2	169.9	30.9	—	201.0
Amortization of favorable and unfavorable contracts	—	(2.2)	—	—	(2.2)
Amortization of debt discount and financing costs	8.2	—	—	—	8.2
Unrealized loss on interest rate swaps	(0.9)	—	—	—	(0.9)
Unrealized foreign currency transaction loss	—	—	13.6	—	13.6
Amortization of share-based compensation	5.0	—	—	—	5.0
Equity in (income) loss of subsidiaries	(91.4)	—	—	91.4	—
Interest accretion on held-to-maturity debt securities	—	—	(4.3)	—	(4.3)
Deferred income taxes	0.1	7.6	(3.2)	—	4.5
Payment received for assumption of loyalty points program liability	—	6.7	—	—	6.7
Net change in assets and liabilities:
Restricted cash	—	1.7	(0.3)	—	1.4
Receivables	(0.6)	(19.2)	(9.0)	—	(28.8)
Receivables from and payables to related parties	(0.1)	2.2	(3.1)	—	(1.0)
Profit-sharing receivables from insurance carriers	—	28.3	(1.6)	—	26.7
Prepaid commissions	—	(3.1)	1.2	—	(1.9)
Other current assets	(3.5)	(2.6)	(2.4)	—	(8.5)
Contract rights and list fees	—	(1.9)	—	—	(1.9)
Other non-current assets	0.2	(16.9)	(1.2)	—	(17.9)
Accounts payable and accrued expenses	(26.5)	7.7	15.3	—	(3.5)
Deferred revenue	1.8	(43.3)	0.7	—	(40.8)
Income taxes receivable and payable	(0.1)	1.4	(0.4)	—	0.9
Other long-term liabilities	—	(0.8)	(3.8)	—	(4.6)
Other, net	0.5	(0.1)	(0.2)	—	0.2

Net cash provided by operating activities	(157.1)	243.3	16.6	—	102.8

Investing Activities
Capital expenditures	0.5	(31.5)	(8.9)	—	(39.9)
Acquisition-related payments, net of cash acquired	—	(2.3)	(20.2)	—	(22.5)
Purchase of held-to-maturity debt securities of Affinion Group Holdings, Inc.	—	—	(49.2)	—	(49.2)
Restricted cash	—	0.2	(0.1)	—	0.1

Net cash used in investing activities	0.5	(33.6)	(78.4)	—	(111.5)

Financing Activities
Proceeds from issuance of senior notes	136.5	—	—	—	136.5
Deferred financing costs	(4.5)	—	—	—	(4.5)
Repayments under line of credit, net	(57.0)	—	—	—	(57.0)
Principal payments on borrowings	(6.4)	(0.3)	—	—	(6.7)
Dividends paid to parent company	(26.2)	—	—	—	(26.2)
Intercompany receivables and payables	192.4	(198.2)	5.8	—	—
Intercompany loans	(25.5)	—	25.5	—	—
Intercompany dividends	0.5	(0.5)	—	—	—
Capitalization of subsidiary	(49.3)	—	49.3	—	—
Distribution to non-controlling interest of a subsidiary	—	—	(0.7)	—	(0.7)

Net cash provided by financing activities	160.5	(199.0)	79.9	—	41.4

Effect of changes in exchange rates on cash and cash equivalents	—	—	0.8	—	0.8

Net increase in cash and cash equivalents	3.9	10.7	18.9	—	33.5
Cash and cash equivalents, beginning of period	—	2.9	33.4	—	36.3

Cash and Cash Equivalents, End of Period	$3.9	$13.6	$52.3	$—	$69.8

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2008

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net loss	$(88.7)	$58.0	$5.4	$(62.7)	$(88.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	—	225.0	35.2	—	260.2
Amortization of favorable and unfavorable contracts	—	(2.2)	(0.8)	—	(3.0)
Amortization of debt discount and financing costs	5.9	—	—	—	5.9
Unrealized loss on interest rate swap	15.9	—	—	—	15.9
Unrealized foreign currency transaction gain	—	—	(16.5)	—	(16.5)
Amortization of share-based compensation	3.1	—	—	—	3.1
Equity in (income) loss of subsidiaries	(62.7)	—	—	(62.7)	—
Deferred income taxes	—	8.2	(6.7)	—	1.5
Payment received for assumption of loyalty points program liability	—	7.4	—	—	7.4
Net change in assets and liabilities:
Restricted cash	—	(0.1)	1.0	—	0.9
Receivables	(0.5)	(5.7)	(2.1)	—	(8.3)
Receivables from and payables to related parties	(2.1)	1.1	(0.7)	—	(1.7)
Profit-sharing receivables from insurance carriers	—	(38.1)	(1.4)	—	(39.5)
Prepaid commissions	—	1.6	3.0	—	4.6
Other current assets	0.5	(4.5)	(2.1)	—	(6.1)
Contract rights and list fees	—	(5.1)	—	—	(5.1)
Other non-current assets	0.3	(1.9)	(0.8)	—	(2.4)
Accounts payable and accrued expenses	41.5	(42.6)	5.8	—	4.7
Deferred revenue	—	(29.2)	5.4	—	(23.8)
Income taxes receivable and payable	0.4	(4.4)	0.7	—	(3.3)
Other long-term liabilities	2.8	0.1	(5.0)	—	(2.1)
Other, net	(1.4)	(0.2)	0.3	—	(1.3)

Net cash provided by operating activities	(85.0)	167.4	20.7	—	103.1

Investing Activities				—
Capital expenditures	(1.1)	(24.1)	(11.5)	—	(36.7)
Acquisition-related payments, net of cash acquired	—	(0.5)	(13.2)	—	(13.7)
Restricted cash	—	—	(8.7)	—	(8.7)

Net cash used in investing activities	(1.1)	(24.6)	(33.4)	—	(59.1)

Financing Activities				—
Borrowings under line of credit, net	18.5	—	—	—	18.5
Principal payments on borrowings	—	(0.3)	—	—	(0.3)
Dividends paid to parent company	(37.0)	—	—	—	(37.0)
Intercompany receivables and payables	145.5	(142.4)	(3.1)	—	—
Intercompany loans	(41.1)	—	41.1	—	—
Intercompany dividends	0.2	(0.2)	—	—	—
Distribution to non-controlling interest of a subsidiary	—	—	(0.4)	—	(0.4)

Net cash used in financing activities	86.1	(142.9)	37.6	—	(19.2)

Effect of changes in exchange rates on cash and cash equivalents	—	—	(2.7)	—	(2.7)

Net increase (decrease) in cash and cash equivalents	—	(0.1)	22.2	—	22.1
Cash and cash equivalents, beginning of period	—	3.0	11.2	—	14.2

Cash and Cash Equivalents, End of Period	$—	$2.9	$33.4	$—	$36.3

19.	SUBSEQUENT EVENTS

On January 14, 2011, the Company and Affinion Holdings entered into, and consummated, an Agreement and Plan of Merger that resulted in the acquisition of Webloyalty Holdings, Inc. (“Webloyalty”) by the Company. In accordance with the Agreement and Plan of Merger, on January 14, 2011, the Company acquired all of the capital stock of Webloyalty, and the interest of security holders of Webloyalty immediately prior to the Merger were converted into Affinion Holdings’ securities, as follows: (i) the shares of common stock of Webloyalty were converted into shares of Affinion Holdings’ common stock, (ii) options to purchase shares of Webloyalty’s common stock granted under Webloyalty’s equity plans, whether vested or unvested, were converted into options to purchase shares of Affinion Holdings’ common stock, (iii) warrants to purchase shares of Webloyalty’s common stock were converted into warrants to purchase Affinion Holdings’ common stock and (iv) awards of restricted shares of Webloyalty’s common stock (to the extent unvested) were converted into awards of restricted shares of Affinion Holdings’ common stock.

Webloyalty is a leading online marketing services company that provides, designs and administers online subscription loyalty solutions that offer valuable discounts, services and benefits for its subscribers and provides its clients with programs that enhance their relationships with their customers. The Company believes that the Company’s and Webloyalty’s product suites are highly complementary, allowing for a relatively seamless integration of benefits, as well as the opportunity to leverage the individual services and features to build a better stronger offer for the consumer and thereby enhance the value proposition for the Company’s affinity marketing partners. Additionally, the significant scale of the Company’s marketing operations will benefit substantially through the integration of the innovative technologies Webloyalty has created in improving the design and targeting of offers. Also, Webloyalty has a strong presence in certain European markets where the Company seeks to expand its operations and accelerate its rate of growth.

In connection with the Webloyalty acquisition, Webloyalty and its domestic subsidiaries have become guarantors under the Company’s senior secured credit facility and the indentures governing the Company’s 7.875% senior notes and 11 1/2% senior subordinated notes.

The purchase price allocation for Webloyalty is not complete as the acquisition occurred in January 2011, and the Company is still in the process of valuing the consideration paid, identifying the assets acquired and liabilities assumed and allocating the purchase price among the assets acquired and liabilities assumed. Therefore, the Company is unable to disclose pro forma revenue, loss before income taxes and non-controlling interest or preliminary purchase accounting. As of December 31, 2010, the Company had incurred $2.4 million of acquisition costs.

On January 14, 2011, the Company and Apollo entered into an Amended and Restated Consulting Agreement (“Consulting Agreement”), pursuant to which Apollo and its affiliates will continue to provide Affinion with certain advisory services on substantially the same terms as the existing consulting agreement described in Note 14—Related Party Transactions, except that the annual fee paid by Affinion will increase to $2.6 million from $2.0 million, commencing January 1, 2012, with an additional one-time fee of $0.6 million being paid promptly after January 14, 2011 in respect of calendar year 2011.

On January 18, 2011, the Company declared and paid a dividend of approximately $123.4 million to Affinion Holdings. Affinion Holdings used cash on hand and the proceeds of the cash dividend to (i) redeem a portion of its outstanding preferred stock, (ii) pay a cash dividend to its stockholders (including holders of restricted stock units), (iii) pay a one-time cash bonus to its option holders and (iv) pay additional amounts for transaction fees and expenses.

On February 11, 2011, the Company obtained incremental term loans in an aggregate principal amount of $250.0 million under the Company’s amended and restated senior secured credit facility. The Company is using the proceeds of the incremental term loans (a) for working capital and other corporate purposes, (b) to fund future strategic initiatives and (c) to pay a dividend to Affinion Holdings, to be used (i) to fund a dividend of

$133.4 million to Affinion Holdings’ shareholders, (ii) to fund the redemption of all of Affinion Holdings’ preferred stock, (iii) for general corporate purposes, (iv) for near-term interest payments of Affinion Holdings and (v) for certain other purposes.

On February 18, 2011, a class action complaint was filed against Webloyalty and one of its clients in the District Court for the Western District of Virginia. The complaint asserts various causes of action on behalf of a putative nationwide class, including unfair and deceptive acts and practices, unjust enrichment, invasion of privacy, money had and received, larceny, obtaining money by false pretense, trover, conversion, detinue, trespass, fraud, misrepresentation and computer fraud and violations under the Electronic Communications Privacy Act in connection with the sale by Webloyalty of its membership programs. The complaint was served on the Company on March 3, 2011. The Company has not yet responded to the complaint, but the Company intends to vigorously defend itself against this lawsuit.

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2011 AND DECEMBER 31, 2010

(In millions, except share amounts)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$74.2	$121.1
Restricted cash	35.0	35.3
Receivables (net of allowance for doubtful accounts of $1.2 and $1.2, respectively)	143.5	119.3
Receivables from related parties	6.3	6.1
Profit-sharing receivables from insurance carriers	84.2	75.0
Prepaid commissions	57.9	58.0
Income taxes receivable	2.3	2.8
Other current assets	89.1	65.9

Total current assets	492.5	483.5
Property and equipment, net	120.0	113.4
Contract rights and list fees, net	25.9	25.9
Goodwill	632.8	402.7
Other intangibles, net	460.2	410.6
Other non-current assets	79.5	79.1

Total assets	$1,810.9	$1,515.2

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$11.6	$9.1
Accounts payable and accrued expenses	438.8	367.3
Payables to related parties	33.5	17.3
Deferred revenue	173.3	163.9
Income taxes payable	4.9	2.8

Total current liabilities	662.1	560.4
Long-term debt	1,930.0	1,685.2
Deferred income taxes	59.1	54.2
Deferred revenue	20.4	21.0
Other long-term liabilities	57.5	59.3

Total liabilities	2,729.1	2,380.1

Commitments and contingencies (Note 7)
Deficit
Common stock and additional paid-in capital, $0.01 par value, 1,000 shares authorized, and 100 shares issued and outstanding	145.2	172.1
Accumulated deficit	(1,075.8)	(1,047.8)
Accumulated other comprehensive income	12.0	9.5

Total Affinion Group, Inc. deficit	(918.6)	(866.2)
Non-controlling interest in subsidiary	0.4	1.3

Total deficit	(918.2)	(864.9)

Total liabilities and deficit	$1,810.9	$1,515.2

See accompanying notes to the unaudited condensed consolidated financial statements.

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

(In millions)

	For the Three Months Ended
	March 31, 2011	March 31, 2010
Net revenues	$366.9	$343.2

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	143.9	138.7
Operating costs	108.0	93.9
General and administrative	52.8	35.4
Depreciation and amortization	49.9	48.5

Total expenses	354.6	316.5

Income from operations	12.3	26.7
Interest income	0.2	3.5
Interest expense	(35.8)	(37.7)
Other income (expense), net	—	(1.8)

Loss before income taxes and non-controlling interest	(23.3)	(9.3)
Income tax expense	(4.5)	(3.2)

Net loss	(27.8)	(12.5)
Less: net income attributable to non-controlling interest	(0.2)	(0.3)

Net loss attributable to Affinion Group, Inc.	$(28.0)	$(12.8)

See accompanying notes to the unaudited condensed consolidated financial statements.

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

(In millions)

	Affinion Group, Inc. Deficit
	Common Stock and Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non- Controlling Interest	Total Deficit
Balance, January 1, 2011	$172.1	$(1,047.8)	$9.5	$1.3	$(864.9)
Comprehensive loss
Net income (loss)		(28.0)		0.2	(27.8)
Currency translation adjustment			2.5		2.5

Total comprehensive loss					(25.3)
Capital contribution from parent	296.3				296.3
Dividend paid to non-controlling interest				(1.1)	(1.1)
Return of capital	(323.2)				(323.2)

Balance, March 31, 2011	$145.2	$(1,075.8)	$12.0	$0.4	$(918.2)

	Affinion Group, Inc. Deficit
	Common Stock and Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non- Controlling Interest	Total Deficit
Balance, January 1, 2010	$285.5	$(905.2)	$11.7	$1.2	$(606.8)
Comprehensive loss
Net income (loss)		(142.6)		1.0	(141.6)
Currency translation adjustment			(2.2)	0.1	(2.1)

Total comprehensive loss					(143.7)
Dividend paid to non-controlling interest				(1.0)	(1.0)
Repurchase of employee equity award of a subsidiary	(4.8)				(4.8)
Return of capital	(119.8)				(119.8)
Capital contribution	11.2				11.2

Balance, December 31, 2010	$172.1	$(1,047.8)	$9.5	$1.3	$(864.9)

See accompanying notes to the unaudited condensed consolidated financial statements.

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

(In millions)

	For the Three Months Ended
	March 31, 2011	March 31, 2010
Operating Activities
Net loss	$(27.8)	$(12.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	49.9	48.5
Amortization of favorable and unfavorable contracts	(0.3)	(0.6)
Amortization of debt discount and financing costs	2.0	2.5
Unrealized loss on interest rate swaps	0.6	4.4
Unrealized foreign currency transaction loss	—	1.9
Share-based compensation	2.8	2.2
Interest accretion on held-to-maturity debt securities	—	(2.0)
Deferred income taxes	2.5	9.5
Net change in assets and liabilities:
Restricted cash	(0.1)	(0.7)
Receivables	(17.7)	—
Receivables from and payables to related parties	(3.0)	(1.8)
Profit-sharing receivables from insurance carriers	(9.1)	(11.3)
Prepaid commissions	0.3	0.4
Other current assets	(7.6)	4.7
Contract rights and list fees	(1.5)	0.7
Other non-current assets	3.2	(5.7)
Accounts payable and accrued expenses	10.9	41.3
Deferred revenue	5.7	(8.9)
Income taxes receivable and payable	1.8	(8.1)
Other long-term liabilities	(2.5)	(3.3)
Other, net	(1.9)	2.7

Net cash provided by operating activities	8.2	63.9

Investing Activities
Capital expenditures	(13.2)	(9.8)
Restricted cash	1.1	(0.7)
Acquisition-related payments, net of cash acquired	—	(37.5)
Cash acquired with acquisition	26.1	—
Other investing activity	—	(1.0)

Net cash provided by (used in) investing activities	14.0	(49.0)

Financing Activities
Proceeds from new borrowings	250.0	—
Principal payments on borrowings	(2.9)	(19.7)
Financing costs	(5.4)	—
Repurchase of employee equity award of a subsidiary	(3.5)	—
Return of capital to parent company	(323.2)	(3.8)
Receivables from and payables to parent company	16.1	—
Distribution to non-controlling interest of a subsidiary	(1.1)	—

Net cash used in financing activities	(70.0)	(23.5)

Effect of changes in exchange rates on cash and cash equivalents	0.9	(2.8)

Net decrease in cash and cash equivalents	(46.9)	(11.4)
Cash and cash equivalents, beginning of period	121.1	69.8

Cash and cash equivalents, end of period	$74.2	$58.4

Supplemental Disclosure of Cash Flow Information:
Interest payments	$15.6	$8.4

Income tax payments, net of refunds	$0.2	$1.5

Non-cash investing and financing activities:
Accrued capital expenditures	$0.5	$0.5

Contribution of Affinion Holdings equity instruments used for Webloyalty acquisition	$296.3	$—

Receipt of in-kind interest on held-to-maturity debt securities	$—	$2.9

See accompanying notes to the unaudited condensed consolidated financial statements.

AFFINION GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

1.	BASIS OF PRESENTATION AND BUSINESS DESCRIPTION

Basis of Presentation—On October 17, 2005, Cendant Corporation (“Cendant”) completed the sale of the Cendant Marketing Services Division (the “Predecessor”) to Affinion Group, Inc. (the “Company” or “Affinion”), a wholly-owned subsidiary of Affinion Group Holdings, Inc. (“Affinion Holdings”) and an affiliate of Apollo Global Management, LLC (“Apollo”), pursuant to a purchase agreement dated July 26, 2005 for approximately $1.8 billion (the “Apollo Transactions”).

All references to Cendant refer to Cendant Corporation, which changed its name to Avis Budget Group, Inc. in August 2006, and its consolidated subsidiaries, particularly in context of its business and operations prior to, and in connection with, the Company’s separation from Cendant.

The accompanying unaudited condensed consolidated financial statements include the accounts and transactions of the Company. In presenting these unaudited condensed consolidated financial statements, management makes estimates and assumptions that affect reported amounts of assets and liabilities and related disclosures, and disclosure of contingent assets and liabilities, at the date of the financial statements, and reported amounts of revenues and expenses during the reporting periods. Estimates, by their nature, are based on judgments and available information at the time such estimate is made. As such, actual results could differ from those estimates. In management’s opinion, the unaudited condensed consolidated financial statements contain all normal recurring adjustments necessary for a fair presentation of interim results reported. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire year or any subsequent interim period.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and following the guidance of Rule 10-01 of Regulation S-X for interim financial statements required to be filed with the U.S. Securities and Exchange Commission (the “SEC”). As permitted under such rules, certain notes and other financial information normally required by accounting principles generally accepted in the United States of America have been condensed or omitted; however, the unaudited condensed consolidated financial statements do include such notes and financial information sufficient so as to make the interim information presented not misleading. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes of the Company as of December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009 and 2008, included elsewhere herein.

Business Description—The Company is a global leader in the designing, marketing and servicing of comprehensive customer engagement and loyalty solutions that enhance and extend the relationship of millions of consumers with many of the largest companies in the world. The Company partners with these companies to develop and market subscription-based programs that provide valuable services to their end-customers using its expertise in customer engagement, product development, creative design and data-driven targeted marketing. These programs and services enable the companies that the Company partners with to generate significant, high-margin incremental revenue, as well as strengthen and enhance the loyalty of their customer relationships, which can lead to increased acquisition of new customers, longer retention of existing customers, improved customer satisfaction rates, and greater use of other services provided by such companies. The Company refers to the companies that it works with to provide customer engagement and loyalty solutions as its marketing partners. The Company refers to subscribers or members as those consumers to whom it provides services directly and has a contractual relationship. The Company refers to end-customers as those consumers that it services on behalf of a third party, such as one of its marketing partners, with whom it has a contractual relationship.

The Company utilizes its substantial expertise in a variety of direct engagement media, such as direct mail, inbound and outbound telephony, point-of-sale marketing, direct response radio and television and the Internet to market products and services to the customers of its marketing partners on a highly targeted basis.

The Company designs customer engagement and loyalty solutions with an attractive suite of benefits that it believes are likely to interest and engage consumers based on their needs and interests, with a particular focus on programs offering lifestyle and protection benefits and programs which offer considerable savings. For example, the Company provides credit monitoring and identity-theft resolution, accidental death and dismemberment insurance (“AD&D”), discount travel services, loyalty points programs, various checking account and credit card enhancement services, as well as other products and services.

•	Affinion North America. Affinion North America is comprised of the Company’s Membership, Insurance and Package, and Loyalty customer engagement businesses in North America.

•

Membership Products. The Company designs, implements and markets subscription programs that provide members with personal protection benefits and value-added services including credit monitoring and identity-theft resolution services, as well as access to a variety of discounts and shop-at-home conveniences in such areas as retail merchandise, travel, automotive and home improvement.

•	Insurance and Package Products. The Company markets AD&D and other insurance programs and designs and provides checking account enhancement programs to financial institutions.

•

Loyalty Products. The Company designs, implements and administers points-based loyalty programs for financial, travel, automotive and other companies. The Company also provides enhancement benefits to major financial institutions in connection with their credit and debit card programs. In addition, the Company provides and manages travel reward products for loyalty programs.

•

Affinion International. Affinion International is comprised of the Company’s Membership, Package and Loyalty customer engagement businesses outside North America. Affinion International also provides loyalty program benefits and operates an accommodation reservation booking business through one of its subsidiaries. The Company expects to leverage its current European operational platform to expand its range of products and services, develop new marketing partner relationships in various industries and grow its geographical footprint.

2.	ACQUISITIONS

On January 14, 2011, the Company and Affinion Holdings entered into, and consummated, an Agreement and Plan of Merger that resulted in the acquisition of Webloyalty Holdings, Inc. (“Webloyalty”) by the Company. In accordance with the Agreement and Plan of Merger, on January 14, 2011, the Company acquired all of the capital stock of Webloyalty, and the interest of security holders of Webloyalty immediately prior to the Merger were converted into Affinion Holdings’ securities, as follows: (i) the shares of common stock of Webloyalty were converted into shares of Affinion Holdings’ common stock, (ii) options to purchase shares of Webloyalty’s common stock granted under Webloyalty’s equity plans, whether vested or unvested, were converted into options to purchase shares of Affinion Holdings’ common stock, (iii) warrants to purchase shares of Webloyalty’s common stock were converted into warrants to purchase Affinion Holdings’ common stock and (iv) awards of restricted shares of Webloyalty’s common stock (to the extent unvested) were converted into awards of restricted shares of Affinion Holdings’ common stock. In connection with the acquisition, Affinion Holdings contributed (i) approximately 25.1 million shares of its common stock, (ii) options to purchase approximately 1.2 million shares of Affinion Holdings’ common stock and (iii) warrants to purchase approximately 0.5 million shares of Affinion Holdings’ common stock to the Company, which the Company issued as consideration to acquire Webloyalty.

Webloyalty is a leading online marketing services company that provides, designs and administers online subscription loyalty solutions that offer valuable discounts, services and benefits for its subscribers and provides its clients with programs that enhance their relationships with their customers. The Company believes that the Company’s and Webloyalty’s product suites are highly complementary, allowing for a relatively seamless integration of benefits, as well as the opportunity to leverage the individual services and features to build a better stronger offer for the consumer and thereby enhance the value proposition for the Company’s affinity marketing partners. Additionally, the significant scale of the Company’s marketing operations will benefit substantially through the integration of the innovative technologies Webloyalty has created in improving the design and targeting of offers. Also, Webloyalty has a strong presence in certain European markets where the Company seeks to expand its operations and accelerate its rate of growth.

In connection with the Webloyalty acquisition, Webloyalty and its domestic subsidiaries have become guarantors under the Company’s senior secured credit facility and the indentures governing the Company’s 7.875% senior notes and 11 1/2% senior subordinated notes (see Note 5—Long-term Debt).

The purchase price allocation for Webloyalty is not complete as the acquisition occurred in January 2011, and the Company is still in the process of valuing the consideration paid, identifying the assets acquired and liabilities assumed and allocating the purchase price among the assets acquired and liabilities assumed. However, on a preliminary basis, the Company has allocated the estimated Webloyalty purchase price of $296.3 million among the assets acquired and liabilities assumed as follows (in millions):

Cash	$26.1
Accounts receivable	4.2
Other current assets	9.9
Property and equipment	5.2
Intangible assets	84.6
Goodwill	227.3
Other assets	0.3
Accounts payable and accrued liabilities	(57.8)
Deferred income tax	(1.3)
Income taxes payable	(0.7)
Non-current deferred income taxes	(1.5)

Consideration transferred	$296.3

The intangible assets are comprised principally of member relationships ($57.0 million) and patents and technology ($14.9 million), which are being depreciated on an accelerated basis over weighted-average useful lives of seven and ten years, respectively. Revenue and income (loss) from operations related to Webloyalty included in the Company’s consolidated statement of operations for the three months ended March 31, 2011 is $22.4 million and $(0.4) million, respectively. The pro forma revenue and income (loss) before income taxes and non-controlling interest of the Company assuming the Webloyalty acquisition and the Connexions acquisition (described below) had occurred on January 1, 2010 and January 1, 2009, respectively, would have been $423.6 million and $1.7 million, respectively, for the three months ended March 31, 2010 and $372.8 million and $(21.6) million, respectively, for the three months ended March 31, 2011. The pro forma results are intended for informational purposes and are not necessarily indicative of the results of operations that would have occurred had the Webloyalty and Connexions acquisitions been in effect at the beginning of the periods presented, or of future results of the combined operations. The purchase price allocation is subject to finalization of the Company’s analysis of the fair value of the consideration paid, assets acquired and liabilities assumed as of January 14, 2011. The finalization of the Company’s purchase accounting analysis may result in changes in the valuation of assets and liabilities that could be material, as well as changes in the useful lives of acquired assets. The Company will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year after the acquisition date. As of March 31, 2011, the Company had incurred $3.7 million of acquisition costs of which $1.3 million was recognized during the three months ended March 31, 2011 and has been included in general and administrative expense in the unaudited condensed consolidated statement of operations.

On January 4, 2010, the Company acquired credit card registration membership contracts from a U.S.-based financial institution for approximately $37.1 million. The purchase price has been allocated to member relationships, since there were no other assets acquired or liabilities assumed.

On July 1, 2010, the Company acquired 100% of Loyalty Travel Agency, L.L.C. and Connexions Loyalty Travel Solutions, L.L.C. (collectively “Connexions”), providers of loyalty rewards travel solutions in North America, pursuant to the membership interests purchase agreement dated as of May 19, 2010, for $135.0 million less a working capital adjustment of $0.8 million. The Company incurred transaction costs of $2.0 million, which were recognized in the third and fourth quarters of 2010. The Company financed the acquisition and related costs with available cash on hand.

Connexions is engaged in the business of providing loyalty rewards travel solutions in North America. Through the acquisition of Connexions and its innovative travel platform, the Company expects to advance its loyalty and travel product offerings with additional functionality and enhance its established relationships with leading companies that employ points and travel as rewards for customer loyalty. The Company believes the enhanced travel offering will benefit its partners through fully customized feature sets offering a vast array of configurations. Additionally, the integrated technology platform will extend the Company’s ability to incorporate emerging marketplace trends within its travel offering, as well as provide dynamic promotion to increase travel value to clients. These anticipated benefits resulted in goodwill with respect to the Connexions acquisition of $82.2 million, all of which has been allocated to the Loyalty products segment. Approximately 46%, or $38.0 million, of the goodwill is expected to be deductible for income tax purposes.

The purchase price of $134.2 million was allocated to the acquired assets and assumed liabilities as follows (in millions):

Cash	$3.8
Accounts receivable	24.5
Other current assets	1.2
Property and equipment	4.7
Intangible assets	53.0
Goodwill	82.2
Accounts payable and accrued liabilities	(34.6)
Deferred income tax	(0.4)
Other long-term liabilities	(0.2)

Consideration transferred	$134.2

The intangible assets acquired are principally affinity relationships ($46.0 million) and patents and technology ($5.0 million), which are being amortized on a straight-line basis over weighted-average useful lives of fourteen years and five years, respectively.

Subsequent Event—On July 14, 2011, the Company and Affinion Holdings entered into an Agreement and Plan of Merger to acquire Prospectiv Direct, Inc. (“Prospectiv”), an online performance marketer and operator of couponing websites. Upon the completion of certain conditions to closing, the Company will acquire all of the capital stock of Prospectiv for an initial cash purchase price of $30.0 million, subject to purchase price adjustments. If Prospectiv achieves certain performance targets over the next 30 months, the former equity holders will be entitled to additional consideration in the form of an earnout and certain members of Prospectiv’s management will be entitled to receive additional compensation related to their continued employment. The majority of such additional consideration and compensation is expected to be settled in shares of Affinion Holdings’ common stock.

3.	INTANGIBLE ASSETS

Intangible assets consisted of:

	March 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Member relationships	$908.8	$(724.7)	$184.1
Affinity relationships	651.7	(425.9)	225.8
Proprietary databases and systems	58.6	(55.2)	3.4
Trademarks and tradenames	29.1	(10.0)	19.1
Patents and technology	44.9	(18.4)	26.5
Covenants not to compete	2.2	(0.9)	1.3

	$1,695.3	$(1,235.1)	$460.2

	December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Member relationships	$846.0	$(700.5)	$145.5
Affinity relationships	643.0	(411.1)	231.9
Proprietary databases and systems	55.8	(54.8)	1.0
Trademarks and tradenames	26.9	(9.4)	17.5
Patents and technology	30.0	(16.6)	13.4
Covenants not to compete	2.1	(0.8)	1.3

	$1,603.8	$(1,193.2)	$410.6

The increase in member relationships and patents and technology from December 31, 2010 to March 31, 2011 is primarily due to the acquisition of Webloyalty (see Note 2—Acquisitions). In addition, foreign currency translation resulted in an increase in intangible assets and accumulated amortization of $7.0 million and $3.8 million, respectively, from December 31, 2010 to March 31, 2011.

Amortization expense relating to intangible assets was as follows:

	For the Three Months Ended
	March 31, 2011	March 31, 2010
Member relationships	$24.0	$23.5
Affinity relationships	11.4	12.5
Proprietary databases and systems	0.3	0.3
Trademarks and tradenames	0.5	0.4
Patents and technology	1.8	0.6
Covenants not to compete	0.1	0.1

	$38.1	$37.4

Based on the Company’s amortizable intangible assets as of March 31, 2011, the Company expects the related amortization expense for fiscal 2011 and the four succeeding fiscal years to be approximately $155.3 million in 2011, $123.8 million in 2012, $69.6 million in 2013, $60.0 million in 2014 and $41.7 million in 2015.

At January 1, 2011 and March 31, 2011, the Company had gross goodwill of $418.2 million and $648.3 million, respectively, and accumulated impairment losses of $15.5 million as of both dates. The accumulated impairment loss recognized in 2006 represents the impairment of all of the goodwill assigned to the

Loyalty products segment related to the Apollo Transactions. The change in the Company’s carrying amount of goodwill in fiscal 2011 is primarily due to the January 14, 2011 acquisition of Webloyalty. Based on its preliminary allocation of the purchase price paid for Webloyalty between the acquired assets and assumed liabilities, the Company has attributed $227.3 million of the purchase price to goodwill. The goodwill has been allocated to the Membership products segment ($167.6 million) and the International products segment ($59.7 million). The carrying amount of goodwill attributed to each of the Company’s reportable segments is as follows:

	March 31, 2011	December 31, 2010
Membership products	$398.8	$231.1
Insurance and package products	58.3	58.3
Loyalty products	82.2	82.2
International products	93.5	31.1

	$632.8	$402.7

4.	CONTRACT RIGHTS AND LIST FEES, NET

Contract rights and list fees consisted of:

	March 31, 2011			December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Contract rights	$62.5	$(55.8)	$6.7	$60.4	$(52.2)	$8.2
List fees	33.8	(14.6)	19.2	31.1	(13.4)	17.7

	$96.3	$(70.4)	$25.9	$91.5	$(65.6)	$25.9

Amortization expense for the three months ended March 31, 2011 was $3.0 million, of which $1.2 million is included in marketing expense and $1.8 million is included in depreciation and amortization expense in the unaudited condensed consolidated statements of operations. Amortization expense for the three months ended March 31, 2010 was $3.3 million, of which $1.0 million is included in marketing expense and $2.3 million is included in depreciation and amortization expense in the unaudited condensed consolidated statements of operations. Based on the Company’s contract rights and list fees as of March 31, 2011, the Company expects the related amortization expense for fiscal 2011 and the four succeeding fiscal years to be approximately $11.8 million in 2011, $4.3 million in 2012, $3.8 million in 2013, $3.0 million in 2014 and $2.4 million in 2015.

5.	LONG-TERM DEBT

Long-term debt consisted of:

	March 31, 2011	December 31, 2010
Term loan due 2016	$1,115.6	$868.4
7.875% senior notes due 2018, net of unamortized discount of $3.4 and $3.5, respectively, with an effective interest rate of 8.00%	471.6	471.5
11 1/2% senior subordinated notes due 2015, net of unamortized discount of $2.4 and $2.5, respectively, with an effective interest rate of 11.75%	353.1	353.0
Capital lease obligations	1.3	1.4

Total debt	1,941.6	1,694.3
Less: current portion of long-term debt	(11.6)	(9.1)

Long-term debt	$1,930.0	$1,685.2

On April 9, 2010, the Company, as Borrower and Affinion Holdings, as guarantor, entered into a $1.0 billion amended and restated senior secured credit facility with its lenders (“Affinion Credit Facility”). The Affinion Credit Facility initially consisted of a five-year $125.0 million revolving credit facility and an $875.0 million term loan facility. On December 13, 2010, the Company, as Borrower and Affinion Holdings, as guarantor, entered into an agreement with two of its lenders which resulted in an increase in the revolving credit facility to $160.0 million, with a further increase to $165.0 million upon the satisfaction of certain conditions. These conditions were satisfied in January 2011. On February 11, 2011, the Company obtained incremental term loans in an aggregate principal amount of $250.0 million under the Company’s amended and restated senior secured credit facility. The revolving credit facility includes a letter of credit subfacility and a swingline loan subfacility. The term loan facility matures in October 2016. However the term loan facility will mature on the date that is 91 days prior to the maturity of the Senior Subordinated Notes (defined below) unless, prior to that date, (a) the maturity for the Senior Subordinated Notes is extended to a date that is at least 91 days after the maturity of the term loan facility or (b) the obligations under the Senior Subordinated Notes are (i) repaid in full or (ii) refinanced, replaced or defeased in full with new loans and/or debt securities with maturity dates occurring after the maturity date of the term loan facility. The term loan facility provides for quarterly amortization payments totaling 1% per annum, with the balance payable upon the final maturity date. The term loan facility also requires mandatory prepayments of the outstanding term loans based on excess cash flow (as defined), if any, and the proceeds from certain specified transactions. The interest rates with respect to term loans and revolving loans under the Affinion Credit Facility are based on, at the Company’s option, (a) the higher of (i) adjusted LIBOR and (ii) 1.50%, in each case plus 3.50%, or (b) the highest of (i) Bank of America, N.A.’s prime rate, (ii) the Federal Funds Effective Rate plus 0.5% and (iii) 2.50% (“ABR”), in each case plus 2.50%. The effective interest rate on the term loan for the period from January 1, 2011 to March 31, 2011 was 5% per annum. The Company’s obligations under the credit facility are, and the Company’s obligations under any interest rate protection or other hedging arrangements entered into with a lender or any of its affiliates will be, guaranteed by Affinion Holdings and by each of the Company’s existing and subsequently acquired or organized domestic subsidiaries, subject to certain exceptions. The credit facility is secured to the extent legally permissible by substantially all the assets of (i) Affinion Holdings, which consists of a pledge of all the Company’s capital stock and (ii) the Company and the subsidiary guarantors, including but not limited to: (a) a pledge of substantially all capital stock held by the Company or any subsidiary guarantor and (b) security interests in substantially all tangible and intangible assets of the Company and each subsidiary guarantor, subject to certain exceptions. The credit facility also contains financial, affirmative and negative covenants. The negative covenants in the Company’s credit facility include, among other things, limitations (all of which are subject to certain exceptions) on the Company’s (and in certain cases, Affinion Holdings’) ability to: declare dividends and make other distributions, redeem or repurchase the Company’s capital stock; prepay, redeem or repurchase certain of the Company’s subordinated indebtedness; make loans or investments (including acquisitions); incur additional indebtedness (subject to certain exceptions); enter into agreements that would restrict the ability of the Company’s subsidiaries to pay dividends; merge or enter into acquisitions; sell assets; and enter into transactions with affiliates. The credit facility also requires the Company to comply with financial maintenance covenants with a maximum ratio of total debt to EBITDA (as defined) and a minimum ratio of EBITDA to cash interest expense. The proceeds of the term loan under the Affinion Credit Facility were utilized to repay the outstanding balance of the previously existing senior secured term loan, including accrued interest, of $629.7 million and pay fees and expenses of approximately $27.0 million. The remaining proceeds are available for working capital and other general corporate purposes, including permitted acquisitions and investments. In connection with the refinancing, the Company recorded a loss on extinguishment of debt of approximately $7.4 million during the second quarter of 2010 representing the write-off of the unamortized balance of the deferred financing costs associated with the prior credit facility.

As of March 31, 2011 and December 31, 2010, there were no outstanding borrowings under the revolving credit facility. Borrowings and repayments during the three months ended March 31, 2011 were $50.0 million and $50.0 million, respectively. Borrowing and repayments under the previously existing revolving credit facility during the three months ended March 31, 2010 were $39.0 million and $39.0 million, respectively. As of March 31, 2011, the Company had $158.2 million available for borrowing under the Affinion Credit Facility after giving effect to the issuance of $6.8 million of letters of credit.

On November 19, 2010, the Company completed a private offering of $475.0 million aggregate principal amount of 7.875% Senior Notes due 2018 (“2010 Senior Notes”). The 2010 Senior Notes bear interest at 7.875% per annum payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 2011. The 2010 Senior Notes will mature on December 15, 2018. The 2010 Senior Notes are redeemable at the Company’s option prior to maturity. The indenture governing the 2010 Senior Notes contains negative covenants which restrict the ability of the Company and its restricted subsidiaries to engage in certain transactions and also contains customary events of default. The Company’s obligations under the 2010 Senior Notes are jointly and severally and fully and unconditionally guaranteed on a senior secured basis by each of the Company’s existing and future domestic subsidiaries that guarantee the Company’s indebtedness under the Affinion Credit Facility. The 2010 Senior Notes and guarantees thereof are senior unsecured obligations of the Company and rank equally with all of the Company’s and the guarantors existing and future senior indebtedness and senior to the Company’s and the guarantors existing and future subordinated indebtedness. The 2010 Senior Notes are therefore effectively subordinated to the Company’s and the guarantors’ existing and future secured indebtedness, including the Company’s obligations under the Affinion Credit Facility, to the extent of the value of the collateral securing such indebtedness. The 2010 Senior Notes are structurally subordinated to all indebtedness and other obligations of each of the Company’s existing and future subsidiaries that are not guarantors. In connection with the issuance of the 2010 Senior Notes, the Company entered into a registration rights agreement, pursuant to which the Company has agreed, among other things, to offer to exchange the 2010 Senior Notes for a new issue of substantially identical notes that have been registered under the Securities Act of 1933, as amended. In the event that the Company does not comply with its obligations under the registration rights agreement to file the registration statement within 180 days and have it declared effective within 300 days, the Company will be required to pay liquidated damages to holders of the 2010 Senior Notes in an amount equal to 0.25% per annum of the principal amount of the 2010 Senior Notes, which amount will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all defaults under the registration rights agreement have been cured up to a maximum of 1.00% per annum. The Company filed the registration statement, which has not been declared effective, in March 2011. The Company used substantially all of the net proceeds of the offering of the 2010 Senior Notes to finance the purchase of the Senior Notes (defined below) issued in 2005 and 2006 and the 2009 Senior Notes (defined below).

On October 17, 2005, the Company issued senior notes (“Senior Notes”), with a face value of $270.0 million, for net proceeds of $266.4 million. The Senior Notes bore interest at 10 1/8% per annum, payable semi-annually on April 15 and October 15 of each year. The Senior Notes would have matured on October 15, 2013. The Senior Notes were guaranteed by substantially all of the domestic subsidiaries of the Company. The Senior Notes were redeemed in November 2010 using the net proceeds from the offering of the 2010 Senior Notes.

On May 3, 2006, the Company issued an additional $34.0 million aggregate principal amount of Senior Notes. These Senior Notes were issued as additional notes under the Senior Notes indenture dated October 17, 2005 and, together with the $270.0 million of Senior Notes originally issued under such indenture, were treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

On April 26, 2006, the Company issued $355.5 million aggregate principal amount of 11 1/2% senior subordinated notes due October 15, 2015 (the “Senior Subordinated Notes”). The Senior Subordinated Notes bear interest at 11 1/2% per annum, payable semi-annually, on April 15 and October 15 of each year. The Senior Subordinated Notes mature on October 15, 2015. The Senior Subordinated Notes are guaranteed by the same subsidiaries of the Company that guarantee the Affinion Credit Facility and the 2010 Senior Notes as discussed in Note 12—Guarantor/Non-Guarantor Supplemental Financial Information.

On September 13, 2006, the Company completed a registered exchange offer and exchanged all of the then-outstanding 10 1/8% Senior Notes due 2013 and all of the then-outstanding 11 1/2% Senior Subordinated Notes due 2015 into a like principal amount of 10 1/8% Senior Notes due 2013 and 11 1/2% Senior Subordinated Notes due 2015, respectively, that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

On June 5, 2009, the Company issued senior notes (“2009 Senior Notes”), with a face value of $150.0 million, for net proceeds of $136.5 million. The 2009 Senior Notes bore interest at 10 1/8% per annum, payable semi-annually on April 15 and October 15 of each year. The 2009 Senior Notes would have matured on October 15, 2013. The 2009 Senior Notes were guaranteed by the same subsidiaries of the Company that guarantee the Affinion Credit Facility, the Senior Notes and the Senior Subordinated. Although the terms and covenants of the 2009 Senior Notes were substantially identical to those of the Senior Notes, the 2009 Senior Notes were not additional securities under the indenture governing the Senior Notes, were issued under a separate indenture, did not vote as a single class with the Senior Notes and did not necessarily trade with the Senior Notes. The 2009 Senior Notes were redeemed in November 2010 using the net proceeds from the offering of the 2010 Senior Notes.

The Affinion Credit Facility, the 2010 Senior Notes and the Senior Subordinated Notes all contain restrictive covenants related primarily to the Company’s ability to distribute dividends to its parent, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies. The Company and its subsidiaries may pay dividends of up to $35.0 million in the aggregate provided that no default or event of default has occurred or is continuing, or would result from the dividend. Payment of additional dividends requires the satisfaction of various conditions, including meeting defined leverage ratios and a defined fixed charge coverage ratio, and the total dividend paid cannot exceed a calculated amount of defined available free cash flow. The covenants in the Affinion Credit Facility also require compliance with a consolidated leverage ratio and an interest coverage ratio. During the three months ended March 31, 2011 and 2010, the Company paid cash dividend to its parent company, Affinion Holdings, of $323.2 million and $3.8 million respectively.

As of March 31, 2011, the Company believes it is in compliance with all financial covenants contained in the Affinion Credit Facility and the indentures that govern the 2010 Senior Notes and the Senior Subordinated Notes.

On October 5, 2010, Affinion Holdings issued $325.0 million aggregate principal amount of 11.625% senior notes due November 15, 2015, (the “Affinion Holdings Senior Notes”). Any failure by Affinion Holdings to pay principal of, or interest on, the Affinion Holdings Senior Notes would constitute an event of default under the Affinion Credit Facility, giving the lenders under the Affinion Credit Facility the right to accelerate the repayment of all borrowings thereunder, which acceleration would also give rise to an event of default under the indentures governing the 2010 Senior Notes and Senior Subordinated Notes. As a holding company with no significant assets other than the ownership of 100% of the Company’s common stock, Affinion Holdings will depend on the Company’s cash flows to make any cash interest payments on the Affinion Holdings Senior Notes.

6.	INCOME TAXES

The Company is included as a member of Affinion Holdings’ consolidated federal income tax return and as a member of certain of Affinion Holdings’ unitary or combined state income tax returns. Income taxes are presented in the Company’s consolidated financial statements using the asset and liability approach based on the separate return method for the consolidated group. Under this method, current and deferred tax expense or benefit for the period is determined for the Company and its subsidiaries as a separate group on a standalone basis. Deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statements and income tax bases of assets and liabilities using currently enacted tax rates. Deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Decreases to the valuation allowance are recorded as reductions to the income tax provision, while increases to the valuation allowance result in additional income tax provision. The realization of deferred tax assets is primarily dependent on estimated future taxable income. As of March 31, 2011 and 2010, the Company has recorded a full valuation allowance for its U.S. federal net deferred tax assets. As of March 31, 2011 and 2010, the Company has also recorded valuation allowances against the deferred tax assets related to certain state and foreign tax jurisdictions.

The Company’s effective income tax rate for the three months ended March 31, 2011 and 2010 were (19.2)% and (33.9)% respectively. The difference in the effective tax rates for the three months ended March 31, 2011 and 2010 is primarily a result of the increase in loss before income taxes and non-controlling interest from $9.3 million for the three months ended March 31, 2010 to $23.3 million for the three months ended March 31, 2011 and an increase in the income tax provision from $3.2 million for the three months ended March 31, 2010 to $4.5 million for the three months ended March 31, 2011. The Company’s tax rate is affected by recurring items, such as tax rates in foreign jurisdictions and the relative amount of income it earns in those jurisdictions. It is also affected by discrete items that may occur in any given year, but are not consistent from year to year. In addition to state and foreign income taxes and related foreign tax credits, the requirement to maintain valuation allowances had the most significant impact on the difference between the Company’s effective tax rate and the statutory U.S. federal income tax rate of 35%.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Company recognized less than $0.1 million of interest related to uncertain tax positions arising in the three months ended March 31, 2011. The interest has been included in income tax expense for the current period. The Company’s net uncertain tax liability for the three months ended March 31, 2011 decreased by $1.6 million as a result of current period activity.

The Company’s income tax returns are periodically examined by various tax authorities. In connection with these and future examinations, certain tax authorities, including the Internal Revenue Service, may raise issues and impose additional assessments. The Company regularly evaluates the likelihood of additional assessments resulting from these examinations and establishes liabilities, through the provision for income taxes, for potential amounts that may result therefrom. The recognition of uncertain tax benefits are not expected to have a material impact on the Company’s effective tax rate or results of operations. Federal, state and local jurisdictions are subject to examination by the taxing authorities for all open years as prescribed by applicable statute. For significant foreign jurisdictions, tax years in Germany and the United Kingdom remain open. No income tax waivers have been executed that would extend the period subject to examination beyond the period prescribed by statute. The Company does not believe that it is reasonably possible that the total amount of unrecognized tax benefits will change significantly within the next 12 months. Any income tax liabilities or refunds relating to periods prior to October 17, 2005 are the responsibility of Cendant as discussed in Note 9—Related Party Transactions.

7.	COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, the Company is involved in claims, legal proceedings and governmental inquiries related to employment matters, contract disputes, business practices, trademark and copyright infringement claims and other commercial matters. The Company, including Webloyalty, is also a party to lawsuits which were brought against it and its affiliates and which purport to be a class action in nature and allege that the Company violated certain federal or state consumer protection statutes (as described below). The Company intends to vigorously defend itself against such lawsuits.

On June 17, 2010, a class action complaint was filed against the Company and Trilegiant Corporation (“Trilegiant”) in the United States District Court for the District of Connecticut. The complaint asserts various causes of action on behalf of a putative nationwide class and a California-only subclass in connection with the sale by Trilegiant of its membership programs, including claims under the Electronic Communications Privacy Act, Connecticut Unfair Trade Practices Act, California Consumers Legal Remedies Act, and California False Advertising Law. On September 29, 2010, the Company filed a motion to compel arbitration of all of the claims asserted in this lawsuit. On February 24, 2011, the court denied the Company’s motion. On March 28, 2011, the Company and Trilegiant filed a notice of appeal in the United States Court for the Second Circuit, appealing the district court’s denial of their motion to compel arbitration. The Company does not know when the appeal will be decided. Notwithstanding the appeal, the case is currently proceeding in the district court. There has been limited discovery and motion practice to date.

On November 10, 2010, a class action complaint was filed against the Company, Trilegiant, 1-800-Flowers.com, and Chase Bank USA, N.A. in the United States District Court for the Eastern District of New York. The complaint asserts various causes of action on behalf of several putative nationwide classes that largely overlap with one another. The claims asserted are in connection with the sale by Trilegiant of its membership programs, including claims under the Electronic Communications Privacy Act, Connecticut Unfair Trade Practices Act, and New York’s General Business Law. On April 6, 2011, the Company and Trilegiant filed a motion to compel individual (non-class) arbitration of the plaintiff’s claims. The Company’s co-defendant, 1-800-Flowers.com, joined in the motion to compel arbitration, and co-defendant Chase Bank filed a motion to stay the case against it pending arbitration, or alternatively to dismiss. Under the schedule set by the court, briefing on the motions will conclude on June 8, 2011. The Company does not know when the court will issue a ruling on these motions.

On June 25, 2010, a class action lawsuit was filed against Webloyalty and one of its clients in the United States District Court for the Southern District of California alleging, among other things, violations of the Electronic Fund Transfer Act and Electronic Communications Privacy Act, unjust enrichment, fraud, civil theft, negligent misrepresentation, fraud, California Consumers Legal Remedies Act violations, false advertising and California Consumer Business Practice violations. This lawsuit relates to Webloyalty’s alleged conduct occurring on and after October 1, 2008. On February 17, 2011, Webloyalty filed a motion to dismiss the amended complaint in this lawsuit. On April 12, 2011, the Court granted Webloyalty’s motion and dismissed all claims against the defendants. The plaintiff has thirty days in which to seek an appeal of the Court’s dismissal of this case.

On August 27, 2010, another substantially similar class action lawsuit was filed against Webloyalty, one of its former clients and one of the credit card associations in the United States District Court for the District of Connecticut alleging, among other things, violations of the Electronic Fund Transfer Act, Electronic Communications Privacy Act, unjust enrichment, civil theft, negligent misrepresentation, fraud and Connecticut Unfair Trade Practices Act violations. This lawsuit relates to Webloyalty’s alleged conduct occurring on and after October 1, 2008. On December 23, 2010, Webloyalty filed a motion to dismiss this lawsuit. The court has not yet scheduled a hearing or ruled on Webloyalty’s motion.

On February 18, 2011, a class action complaint was filed against Webloyalty and one of its clients in the District Court for the Western District of Virginia. The complaint asserts various causes of action on behalf of a putative nationwide class, including unfair and deceptive acts and practices, unjust enrichment, invasion of privacy, money had and received, larceny, obtaining money by false pretense, trover, conversion, detinue, trespass, fraud, misrepresentation and computer fraud and violations under the Electronic Communications Privacy Act in connection with the sale by Webloyalty of its membership programs. The complaint was served on the Company on March 3, 2011. Following the April 12, 2011 decision dismissing the substantially similar class action lawsuit commenced in United States District Court for the Southern District of California described above, plaintiff in the Virginia class action lawsuit agreed to settle her case on an individual basis for a nominal amount. The parties filed a stipulation of dismissal with the court on April 21, 2011.

The Company and Trilegiant are also a party to lawsuits arising out of the inquiries made by the state attorneys general.

On October 14, 2010, the Company and Trilegiant filed a declaratory relief action against the State of South Carolina, in the Court of Common Pleas of South Carolina for the County of Richland, Fifth Judicial Circuit, seeking a declaratory judgment that their marketing practices comply with South Carolina law. The Company and Trilegiant also seek a declaratory judgment that the State may not appoint private counsel to bring an action against the Company and Trilegiant on the State’s behalf. The State has filed a motion to dismiss both requests for declaratory judgment. The court has not yet ruled on the State’s motion. In response to the action commenced by the Company and Trilegiant, on December 17, 2010, the State of South Carolina appointed private counsel and filed a civil action against the Company and Trilegiant, in the Court of Common Pleas of South Carolina for the County of Spartanburg, Seventh Judicial Circuit, under the South Carolina Unfair Trade Practices Act, seeking civil penalties, restitution and an injunction. On December 31, 2010, the State filed its First Amended Complaint naming the Company, Trilegiant, and certain current and former officers as defendants. Also on December 31, 2010, the State filed its Notice of Motion and Motion for a Temporary Injunction. The parties have agreed to informally “stay” all of the above proceedings to attempt to resolve the matters through settlement.

On November 24, 2010, the State of Iowa filed an action against the Company, Trilegiant, and the Company’s Chief Executive Officer, in the Iowa District Court for Polk County. This action was superseded by an action filed on March 11, 2011. The current action does not name the Company’s Chief Executive Officer and alleges violations of Iowa’s Buying Club Law, and seeks injunctive relief as well as monetary relief. The Company is attempting to resolve the matter through settlement.

Subsequent Event—On July 13, 2011, a class action lawsuit was filed against Affinion Group, LLC (“AGLLC”), Trilegiant Corporation, Apollo Global Management, LLC, and Chase Bank USA, N.A., in the United States District Court for the District of Arizona. The complaint asserts various causes of action on behalf of putative nationwide classes in connection with the sale by Trilegiant of its membership programs, including claims under the Electronic Communications Privacy Act, the Connecticut Unfair Trade Practices Act, and state common law. The case was recently filed, and there has been no other activity in the case.

Subsequent Event—On July 14, 2011, a class action lawsuit was filed against AGLLC, Trilegiant Corporation, Apollo Global Management, LLC, Avis Rent A Car System, LLC, Avis Budget Car Rental LLC, Avis Budget Group, Inc., and Bank of America, N.A. in the United States District Court for the District of Oregon, Portland Division. The complaint, which is substantially similar to the class action complaint described in the immediately preceding paragraph, asserts various causes of action on behalf of putative nationwide classes in connection with the sale by Trilegiant of its membership programs, including claims under the Electronic Communications Privacy Act, the Connecticut Unfair Trade Practices Act, and state common law. The case was recently filed, and there has been no other activity in the case.

Other Contingencies

Between December 2008 and December 2010, the Company and Webloyalty received inquiries from numerous state attorneys general relating to the marketing of their membership programs and their compliance with consumer protection statutes. The Company and Webloyalty have responded to the states’ request for documents and information and are in active discussions with such states regarding their investigations and the resolution of these matters. Settlement of such matters may include payment by the Company and Webloyalty of the costs of the states’ investigation, restitution to consumers and injunctive relief.

In that regard, in August 2010, the Company entered into a voluntary Assurance of Discontinuance with the New York Attorney General’s Office. Pursuant to that settlement, the Company agreed to cease in New York its online marketing practices relating to the acquisition of consumers’ credit or debit card account numbers automatically from its retailer or merchant marketing partners when a consumer enrolls in one of the Company’s programs after making a purchase through one of such partners’ web sites as previously agreed to with the Senate Committee on January 6, 2010. Additionally, the Company agreed, among other things, with the New York Attorney General’s Office to cease in New York “live check” marketing whereby a consumer enrolls in a program or service by endorsing and cashing a check. As part of such settlement, the Company paid $3.0 million in fees, costs, and penalties and approximately $1.6 million as restitution to New York consumers in addition to refund claims. The Company will pay the remaining restitution owed to New York consumers, which amount is not expected to be material, in fiscal year 2011.

As of September 13, 2010, Webloyalty also entered into a similar settlement agreement with the New York Attorney General’s Office. Pursuant to that settlement, Webloyalty agreed to pay $5.2 million in costs, fines and penalties, establish a restitution program for certain New York residents that joined a Webloyalty membership program between October 1, 2008 and January 13, 2010 and submitted a valid claim form, and implement changes to Webloyalty’s marketing of its membership programs. All costs, fines and penalties relating to the settlement were paid by Webloyalty in October 2010. All restitution to New York consumers and the remaining costs relating to the administration of the settlement will be paid by Webloyalty in fiscal year 2011.

The Company believes that the amount accrued for the above matters is adequate, and the reasonably possible loss beyond the amounts accrued will not have a material effect on its unaudited condensed consolidated financial statements, taken as a whole, based on information currently available. However, litigation is inherently unpredictable and, although the Company believes that accruals are adequate and it intends to vigorously defend itself against such matters, unfavorable resolution could occur, which could have a material effect on the Company’s unaudited condensed consolidated financial statements, taken as a whole.

Surety Bonds and Letters of Credit

In the ordinary course of business, the Company is required to provide surety bonds to various state authorities in order to operate its membership, insurance and travel agency programs. As of March 31, 2011, the Company provided guarantees for surety bonds totaling approximately $12.2 million and issued letters of credit totaling $7.1 million.

8.	STOCK-BASED COMPENSATION

In connection with the closing of the Apollo Transactions on October 17, 2005, Affinion Holdings adopted the 2005 Stock Incentive Plan (the “2005 Plan”). The 2005 Plan authorizes the Board of Directors (the “Board”) of Affinion Holdings to grant non-qualified, non-assignable stock options and rights to purchase shares of Affinion Holdings’ common stock to directors and employees of, and consultants to, Affinion Holdings and its subsidiaries. Options granted under the 2005 Plan have an exercise price no less than the fair market value of a share of the underlying common stock on the date of grant. Stock awards have a purchase price determined by the Board. The Board was authorized to grant up to 4.9 million shares of Affinion Holdings’ common stock under the 2005 Plan over a ten year period. As discussed below, no additional grants may be made under Affinion Holdings’ 2005 Plan on or after November 7, 2007, the effective date of the 2007 Plan, as defined below.

In November 2007, Affinion Holdings adopted the 2007 Stock Award Plan (the “2007 Plan”). The 2007 Plan authorizes the Board to grant awards of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of these awards to directors and employees of, and consultants to, Affinion Holdings and its subsidiaries. Unless otherwise determined by the Board of Directors, options granted under the 2007 Plan will have an exercise price no less than the fair market value of a share of the underlying common stock on the date of grant. Stock awards have a purchase price determined by the Board. The Board was authorized to grant up to 10.0 million shares of Affinion Holdings’ common stock under the 2007 Plan over a ten year period. As of March 31, 2011, there were 7.9 million shares available under the 2007 Plan for future grants.

In connection with the acquisition of Webloyalty in January 2011, the Company assumed the webloyalty.com, inc. Incentive Stock Option Plan (the “webloyalty.com ISO Plan”), the webloyalty.com, inc. Non-Qualified Stock Option Plan (the “webloyalty.com NQ Plan”) and the Webloyalty Holdings, Inc. 2005 Equity Award Plan (the “Webloyalty 2005 Plan”). The webloyalty.com ISO Plan, adopted by Webloyalty’s board of directors in February 1999, authorized Webloyalty’s board of directors to grant awards of incentive stock options to directors and employees of, and consultants to, Webloyalty. Unless otherwise determined by Webloyalty’s board of directors, options granted under the webloyalty.com ISO Plan were to have an exercise price no less than the fair market value of a share of the underlying common stock on the date of grant. The Webloyalty board of directors was authorized to grant shares of Webloyalty’s common stock under the webloyalty.com ISO Plan over a ten year period. As of March 31, 2011, after conversion of the outstanding options under the webloyalty.com ISO Plan into options to acquire shares of Affinion Holdings’ common stock, there were options to acquire 0.1 million shares of Affinion Holdings’ common stock at exercise prices ranging from $0.91 to $0.98. All of the outstanding options were vested as of March 31, 2011 and expire between September 2011 and September 2012. No additional grants may be made under the webloyalty.com ISO Plan.

The webloyalty.com NQ Plan, adopted by Webloyalty’s board of directors in February 1999, as amended and restated in February 2004, authorized Webloyalty’s board of directors to grant awards of stock options to directors and employees of, and consultants to, Webloyalty. The Webloyalty board of directors was authorized to grant shares of Webloyalty’s common stock under the webloyalty.com NQ Plan over a ten year period. At the date of acquisition of Webloyalty, there were a de minimis amount of fully vested options to acquire shares of Affinion Holdings’ common stock at an exercise price of $1.17, which expire in July 2013. No additional grants may be made under the webloyalty.com NQ Plan.

The Webloyalty 2005 Plan, adopted by Webloyalty’s board of directors in May 2005, authorized Webloyalty’s board of directors to grant awards of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses and performance compensation awards or any combination of these awards to directors and employees of, and consultants to, Webloyalty. Unless otherwise determined by Webloyalty’s board of directors, incentive stock options granted under the Webloyalty 2005 Plan were to have an exercise price no less than the fair market value of a share of the underlying common stock on the date of grant and nonqualified stock options granted under the Webloyalty 2005 Plan were to have an exercise price no less than the par value of a share of Webloyalty’s common stock on the date of grant. The Webloyalty board of directors was authorized to grant shares of Webloyalty’s common stock under the Webloyalty 2005 Plan over a ten year period. As of March 31, 2011, after conversion of the outstanding options under the Webloyalty 2005 Plan into options to acquire shares of Affinion Holdings’ common stock, there were options to acquire 1.1 million shares of Affinion Holdings common stock at exercise prices ranging from $4.83 to $14.45. Substantially all of the outstanding options were vested as of March 31, 2011 and expire between May 2015 and September 2018.

For employee stock awards, the Company recognizes compensation expense, net of estimated forfeitures, over the requisite service period, which is the period during which the employee is required to provide services in exchange for the award. The Company has elected to recognize compensation cost for awards with only a service condition and have a graded vesting schedule on a straight-line basis over the requisite service period for the entire award.

Stock Options

During the three months ended March 31, 2011 and 2010, there were no stock options granted to employees from the 2005 Plan. All options previously granted were granted with an exercise price equal to the estimated fair market value of a share of the underlying common stock on the date of grant. Stock options granted to employees from the 2005 Plan are comprised of three tranches with the following terms:

	Tranche A	Tranche B	Tranche C

Vesting	Ratably over 5 years*	100% after 8 years**	100% after 8 years**
Term of option	10 years	10 years	10 years

*	In the event of a sale of the Company, vesting for tranche A occurs 18 months after the date of sale.
**	Tranche B and C vesting would be accelerated upon specified realized returns to Apollo.

During the three months ended March 31, 2010, 0.1 million stock options were granted to employees from the 2007 Plan. The options granted to employees during the three months ended March 31, 2010 were granted with an exercise price of $12.63, equal to the estimated fair market value of a share of the underlying common stock on the date of grant. There were no stock options granted to employees from the 2007 Plan during the three months ended March 31, 2011.

The stock options granted to employees from the 2007 Plan have the following terms:

Vesting period	Ratably over 4 years
Option term	10 years

During the three months ended March 31, 2010, there were less than 0.1 million stock options granted to members of the Board of Directors from the 2007 Plan with an exercise price of $12.63, equal to the estimated fair market value of a share of the underlying common stock on the date of grant. These options fully vest on the date of grant and have an option term of 10 years. There were no stock options granted to members of the Board of Directors from the 2007 Plan during the three months ended March 31, 2011.

The fair value of each option award from the 2007 Plan during the three months ended March 31, 2010 was estimated on the date of grant using the Black-Scholes option-pricing model based on the assumptions noted in the following table. Expected volatilities are based on historical volatilities of comparable companies. The expected term of the options granted represents the period of time that options are expected to be outstanding, and is based on the average of the requisite service period and the contractual term of the option.

2010
Expected volatility	66.5%
Expected life (in years)	6.25
Risk-free interest rate	2.79%
Dividend yield	—%

A summary of option activity for the three months ended March 31, 2011 is presented below (number of options in thousands):

	2005 Plan – Grants to Employees- Tranche A	2005 Plan – Grants to Employees- Tranche B	2005 Plan – Grants to Employees- Tranche C	Grants to Board of Directors	2007 Plan – Grants to Employees
Outstanding options at January 1, 2011	1,651	807	807	441	1,512
Granted	—	—	—	—	—
Exercised	—	—	—	—	—
Forfeited or expired	(2)	(14)	(14)	(23)	(53)

Outstanding options at March 31, 2011	1,649	793	793	418	1,459

Vested or expected to vest at March 31, 2011	1,649	793	793	418	1,459

Exercisable options at March 31, 2011	1,587	—	—	418	779

Weighted average remaining contractual term (in years)	4.9	4.9	4.9	6.2	7.6
Weighted average grant date fair value per option granted in 2011	$—	$—	$—	$—	$—
Weighted average exercise price of exercisable options at March 31, 2011	$1.54	$—	$—	$5.81	$14.06
Weighted average exercise price of outstanding options at March 31, 2011	$1.59	$1.59	$1.59	$5.81	$14.27

Based on the estimated fair values of options granted, stock-based compensation expense for the three months ended March 31, 2011 and 2010 totaled $1.8 million and $1.1 million, respectively. In addition, in connection with dividends paid by Affinion Holdings to its common stock holders during the three months ended March 31, 2011, Affinion Holdings made payments to holders of options to purchase shares of Affinion Holdings’ common stock of $13.7 million, which has been recognized by the Company as compensation expense during the three months ended March 31, 2011. As of March 31, 2011, there was $5.8 million of unrecognized compensation cost related to unvested stock options, which will be recognized over a weighted average period of approximately 1.1 years.

In addition, during the three months ended March 31, 2011, the Company recognized stock-based compensation expense of $0.1 million relating to stock options issued under the webloyalty.com ISO Plan, the webloyalty.com NQ Plan and the Webloyalty 2005 Plan that were converted into options to acquire shares of common stock of Affinion Holdings in connection with the Webloyalty acquisition. These options are time-based options vesting ratably on each of the first four anniversaries subsequent to the grant date. As of March 31, 2011, there were 0.1 million fully vested options outstanding under the webloyalty.com ISO Plan with exercise prices ranging from $0.91 to $0.98 per share and a weighted average remaining contractual life of 1.2 years. As of March 31, 2011, there were a de minimis amount of fully vested options outstanding under the webloyalty.com NQ Plan with an exercise price of $1.17 and a remaining contractual life of 2.2 years. As of March 31, 2011, there were 1.1 million options outstanding under the Webloyalty 2005 Plan with exercises prices ranging from $4.83 to $14.45 per share and a weighted average remaining contractual life of 5.6 years. As of March 31, 2011, approximately 1.0 million of the outstanding options issued under the Webloyalty 2005 Plan were vested and approximately 0.1 million were unvested.

Restricted Stock Units

On January 13, 2010, the Board’s Compensation Committee approved the Amended and Restated 2010 Retention Award Program (the “RAP”), which provides for awards of restricted stock units (“RSUs”) under the 2007 Stock Award Plan and granted approximately 942,000 RSUs to key employees. The RSUs awarded under the RAP have an aggregate cash election dollar value of approximately $9.9 million and are subject to time-based vesting conditions that run through approximately the first quarter of 2012. Generally, the number of RSUs awarded to each participant is equal to the quotient of (i) the aggregate cash election dollar value of RSUs that will be awarded to such participant (the “Dollar Award Value”) multiplied by 1.2, divided by (ii) $12.63 (i.e. the value per share of Affinion Holdings’ common stock as of December 31, 2009). Upon vesting of the RSUs, participants may settle the RSUs in shares of common stock or elect to receive cash in lieu of shares of common stock upon any of the four vesting dates for such RSUs in an amount equal to one-fourth of the Dollar Award Value. In July 2010, the Board issued an additional 34,000 RSUs to key employees under the same terms. In December 2010, the Board issued 75,000 RSUs to a new key employee that vest ratably on each of the first three anniversaries of the employee’s date of employment. Due to the ability of the participants to settle their awards in cash, the Company accounts for these RSUs as a liability award.

A summary of restricted stock unit activity for the three months ended March 31, 2011 is presented below (number of restricted stock units in thousands):

	Number of Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding restricted unvested awards at January 1, 2011	737	$12.63
Granted	—	—
Vested	(232)	12.63
Forfeited	(40)	12.63

Outstanding restricted unvested awards at March 31, 2011	465	$12.63

Weighted average remaining contractual term (in years)	0.9

Based on the estimated fair value of the restricted stock units granted, stock-based compensation expense for the three months ended March 31, 2011 and 2010 was $1.0 million and $1.1 million, respectively. In addition, in connection with dividends paid by Affinion Holdings to its common stock holders during the three months ended March 31, 2011, Affinion Holdings authorized payments to holders of unvested restricted stock units to be paid as the restricted stock units vest of $2.1 million, which has been recognized by the Company as compensation expense during the three months ended March 31, 2011. As of March 31, 2011, there was $6.0 million of unrecognized compensation cost related to the remaining vesting period of restricted stock units granted under the Plan. This cost will be recorded in future periods as stock-based compensation expense over a weighted average period of approximately 0.6 years.

9.	RELATED PARTY TRANSACTIONS

Post-Closing Relationships with Cendant

Cendant has agreed to indemnify the Company, Affinion Holdings and the Company’s affiliates (collectively the “indemnified parties”) for breaches of representations, warranties and covenants made by Cendant, as well as for other specified matters, certain of which are described below. Affinion Holdings and the Company have agreed to indemnify Cendant for breaches of representations, warranties and covenants made in the purchase agreement, as well as for certain other specified matters. Generally, all parties’ indemnification obligations with respect to breaches of representations and warranties (except with respect to the matters described below) (i) are subject to a $0.1 million occurrence threshold, (ii) are not effective until the aggregate amount of losses suffered by the indemnified party exceeds $15.0 million (and then only for the amount of losses exceeding $15.0 million) and (iii) are limited to $275.1 million of recovery. Generally, subject to certain exceptions of greater duration, the parties’ indemnification obligations with respect to representations and warranties survived until April 15, 2007 with indemnification obligations related to covenants surviving until the applicable covenant has been fully performed.

In connection with the purchase agreement, Cendant agreed to specific indemnification obligations with respect to the matters described below.

Excluded Litigation. Cendant has agreed to fully indemnify the indemnified parties with respect to any pending or future litigation, arbitration, or other proceeding relating to accounting irregularities in the former CUC International, Inc. announced on April 15, 1998.

Certain Litigation and Compliance with Law Matters. Cendant has agreed to indemnify the indemnified parties up to specified amounts for: (a) breaches of its representations and warranties with respect to legal proceedings that (1) occur after the date of the purchase agreement, (2) relate to facts and circumstances related to the business of AGLLC or Affinion International Holdings Limited (“Affinion International”) and (3) constitute a breach or violation of its compliance with law representations and warranties and (b) breaches of its representations and warranties with respect to compliance with laws to the extent related to the business of AGLLC or Affinion International.

Cendant, Affinion Holdings and the Company have agreed that losses up to $15.0 million incurred with respect to these matters will be borne solely by the Company and losses in excess of $15.0 million will be shared by the parties in accordance with agreed upon allocations. The Company has the right at all times to control litigation related to shared losses and Cendant has consultation rights with respect to such litigation.

The Company will retain all liability with respect to the November 2002 Class Action and will not be indemnified by Cendant for losses related thereto.

Prior to 2009, Cendant (i) distributed the equity interests it previously held in its hospitality services business (“Wyndham”) and its real estate services business (“Realogy”) to Cendant stockholders and (ii) sold its travel services business (“Travelport”) to a third party. Cendant continues as a re-named publicly traded company which owns the vehicle rental business (“Avis Budget,” together with Wyndham and Realogy, the “Cendant Entities”). Subject to certain exceptions, Wyndham and Realogy have agreed to share Cendant’s contingent and other liabilities (including its indemnity obligations to the Company described above and other liabilities to the

Company in connection with the Apollo Transactions) in specified percentages. If any Cendant Entity defaults in its payment, when due, of any such liabilities, the remaining Cendant Entities are required to pay an equal portion of the amounts in default. Wyndham continues to hold a portion of the warrant issued in connection with the Apollo Transactions, which is scheduled to expire on April 30, 2011, while Realogy was subsequently acquired by an affiliate of Apollo.

The Company entered into agreements pursuant to which the Company will continue to have cost-sharing arrangements with Cendant and/or its subsidiaries relating to office space and customer contact centers. These agreements have expiration dates and financial terms that are generally consistent with the terms of the related intercompany arrangements prior to the Apollo Transactions. There was no revenue earned for such services for the three months ended March 31, 2011 and 2010. The Company incurred expenses of $0.3 million for each of the three months ended March 31, 2011 and 2010, which is included in operating expenses in the accompanying unaudited condensed consolidated statements of operations.

Certain marketing agreements permit the Company to continue to solicit customers of certain Cendant subsidiaries for the Company’s membership programs through various direct marketing methods. The marketing agreements generally provide for a minimum amount of marketing volume or a specified quantity of customer data to be allotted to the relevant party. The payment terms of the marketing agreements provide for either (1) a fee for each call transferred, (2) a bounty payment for each user that enrolls in one of the Company’s membership programs, or (3) a percentage of net membership revenues. These agreements generally expired in December 2010, subject to automatic one year renewal periods, and are generally terminable by the applicable Cendant party following December 31, 2007, upon six months written notice to the Company. In the event that a Cendant subsidiary terminated an agreement prior to December 31, 2010, the Cendant subsidiary was required to pay a termination fee based on the projected marketing revenues that would have been generated from such agreement had the marketing agreement been in place through December 31, 2010. During 2010, a supplemental agreement was entered into which had the effect of extending the remaining marketing agreements to December 31, 2012. The expense incurred for such services was $0.4 million and $0.5 million for the three months ended March 31, 2011 and 2010, respectively, and is included in marketing and commissions in the accompanying unaudited condensed consolidated statements of operations.

Under the loyalty and rewards program administration agreements, the Company continues to administer loyalty programs for certain Cendant subsidiaries. The agreements provided for the Company to earn fees for the following services: an initial fee to implement a new loyalty program, a program administration fee, a redemption fee related to redeemed rewards and a booking fee related to travel bookings by loyalty program members. The initial loyalty and reward program agreements expired on December 31, 2009. A termination notice has been received related to one of the programs and administration of that program ceased during 2010. The contract to administer the other program was renewed for a three year term. The total amounts included in net revenues in the accompanying unaudited condensed consolidated statements of operations for such services was $0.5 million and $1.7 million for the three months ended March 31, 2011 and 2010, respectively. In connection with these agreements, the Company formed Affinion Loyalty, LLC (“Loyalty”), a special-purpose, bankruptcy-remote subsidiary which is a wholly-owned subsidiary of Affinion Loyalty Group, Inc. (“ALG”). Pursuant to the loyalty agreements, ALG has provided a copy of the object code, source code and related documentation of certain of its intellectual property to Loyalty under a non-exclusive limited license. Loyalty entered into an escrow agreement relating to such intellectual property with Cendant and its affiliates in connection with the parties entering into the loyalty and reward agreements. Loyalty sub-licenses such intellectual property to Cendant on a non-exclusive basis but will only provide access to such intellectual property either directly or indirectly through the escrow agent in the event that ALG (1) becomes bankrupt or insolvent, (2) commits a material, uncured breach of a loyalty and reward agreement, or (3) transfers or assigns its intellectual property in such a way as to prevent it from performing its obligations under any agreement relating to Cendant’s loyalty and rewards programs. Upon access to the escrowed materials, Cendant will be able to use the escrowed materials for a limited term and for only those purposes for which ALG was using it to provide the services under the loyalty and reward agreements prior to the release of the escrowed materials to Cendant.

The Company earns referral fees from Wyndham for hotel stays and travel packages. The amount included in net revenues in the accompanying unaudited condensed consolidated statements of operations for such services was $0.3 million for each of the three months ended March 31, 2011 and 2010.

Other Agreements

On October 17, 2005, Apollo entered into a consulting agreement with the Company for the provision of certain structuring and advisory services. The consulting agreement allows Apollo and its affiliates to provide certain advisory services for a period of twelve years or until Apollo owns less than 5% of the beneficial economic interests of the Company, whichever is earlier. The agreement could be terminated earlier by mutual consent. The Company was required to pay Apollo an annual fee of $2.0 million for these services commencing in 2006. On January 14, 2011, the Company and Apollo entered into an Amended and Restated Consulting Agreement (“Consulting Agreement”), pursuant to which Apollo and its affiliates will continue to provide Affinion with certain advisory services on substantially the same terms as the previous consulting agreement, except that the annual fee paid by Affinion will increase to $2.6 million from $2.0 million, commencing January 1, 2012, with an additional one-time fee of $0.6 million which was paid in January 2011 in respect of calendar year 2011. The amounts expensed related to this consulting agreement were $0.7 million and $0.5 million for the three months ended March 31, 2011 and 2010, respectively, and are included in general and administrative expenses in the accompanying unaudited condensed consolidated statement of operations. If a transaction is consummated involving a change of control or an initial public offering, then, in lieu of the annual consulting fee and subject to certain qualifications, Apollo may elect to receive a lump sum payment equal to the present value of all consulting fees payable through the end of the term of the consulting agreement.

In addition, the Company will be required to pay Apollo a transaction fee if it engages in any merger, acquisition or similar transaction. The Company will also indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services to be provided under the consulting agreement.

In July 2006, Apollo acquired one of the Company’s vendors, SOURCECORP Incorporated, that provides document and information services to the Company. The fees incurred for these services were $0.3 million for each of the three months ended March 31, 2011 and 2010, and are included in cost of revenues in the accompanying unaudited condensed consolidated statements of operations.

On January 28, 2010, the Company acquired an ownership interest of approximately 5% in Alclear Holdings, LLC (“Alclear”) for $1.0 million. A family member of one of the Company’s directors controls and partially funded Alclear and serves as its chief executive officer. The Company provided support services to Alclear and recognized revenue of $0.3 million for the three months ended March 31, 2011. There was no revenue recognized for the three months ended March 31, 2010.

On January 18, 2011, the Company declared and paid a dividend of approximately $123.4 million to Affinion Holdings. Affinion Holdings used cash on hand and the proceeds of the cash dividend to (i) redeem a portion of its outstanding preferred stock for approximately $41.2 million, (ii) pay a cash dividend to its stockholders (including holders of restricted stock units) of approximately $115.4 million, (iii) pay a one-time cash bonus to its option holders of approximately $9.6 million and (iv) pay additional amounts for transaction fees and expenses.

On February 11, 2011, the Company obtained incremental term loans in an aggregate principal amount of $250.0 million under the Company’s amended and restated senior secured credit facility. The Company used the proceeds of the incremental term loans (a) for working capital and other corporate purposes, (b) to fund future strategic initiatives and (c) to pay a dividend to Affinion Holdings, to be used (i) to pay $133.4 million to Affinion Holdings’ shareholders and holders of certain options to purchase shares of Affinion Holdings, (ii) to fund the redemption of all of Affinion Holdings’ preferred stock for approximately $5.4 million, (iii) for general corporate purposes, (iv) for near-term interest payments of Affinion Holdings and (v) for certain other purposes.

10.	FINANCIAL INSTRUMENTS, DERIVATIVES AND FAIR VALUE MEASURES

Interest Rate Swaps

The Company entered into an interest rate swap as of December 14, 2005. This swap converted a notional amount of the Company’s floating rate debt into a fixed rate obligation. The notional amount of the swap for the period from January 1, 2010 to December 31, 2010, the swap termination date, was $50.0 million.

In January 2008, the Company entered into an interest rate swap effective February 21, 2008. This swap converted a notional amount of the Company’s floating rate debt into a fixed rate obligation. The notional amount of the swap for the period from February 23, 2010 to February 22, 2011, the swap termination date, was $598.6 million.

In January 2009, the Company entered into an interest rate swap effective February 21, 2011. The swap has a notional amount of $500.0 million and terminates on October 17, 2012. Under the swap, the Company has agreed to pay a fixed rate of interest of 2.985%, payable on a quarterly basis with the first interest payment due on May 21, 2011, in exchange for receiving floating payments based on a three-month LIBOR on the notional amount for each applicable period.

All outstanding interest rate swaps are recorded at fair value. The changes in the fair value of the swaps, which are not designated as hedging instruments, are included in interest expense in the accompanying unaudited condensed consolidated statements of operations. For the three months ended March 31, 2011 and 2010, the Company recorded interest expense, representing realized and unrealized gains and losses, of $0.6 million and $8.3 million, respectively, related to the interest rate swaps.

As a matter of policy, the Company does not use derivatives for trading or speculative purposes.

The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted-average interest rates by expected maturity for the Company’s long-term debt as of March 31, 2011 (dollars are in millions unless otherwise indicated):

	2011	2012	2013	2014	2015	2016 and Thereafter	Total	Fair Value At March 31, 2011
Fixed rate debt	$0.3	$0.4	$0.4	$0.2	$355.6	$475.0	$831.9	$821.1
Average interest rate	9.43%	9.43%	9.43%	9.43%	9.43%	7.88%
Variable rate debt	$11.3	$11.2	$11.3	$11.2	$11.3	$1,059.3	$1,115.6	$1,118.4
Average interest rate(a)	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%
Variable to fixed-interest rate swaps(b)								$18.8
Average pay rate	2.99%	2.99%
Average receive rate	0.36%	0.94%

(a)	Average interest rate is based on rates in effect at March 31, 2011.
(b)	The fair value of the interest rate swaps is included in other long-term liabilities at March 31, 2011. The fair value has been determined after consideration of interest rate yield curves and the creditworthiness of the parties to the interest rate swaps.

Foreign Currency Forward Contract

In August 2010, the Company entered into a foreign currency forward contract under which the Company agreed to sell GBP 3.5 million and receive $5.5 million thirty days after the contract date. In September 2010, and in each subsequent month, upon settlement, the Company entered into a new thirty day forward contract.

During the three months ended March 31, 2011, the Company recognized a realized loss of $0.2 million and had an unrealized loss as of March 31, 2011 of less than $0.1 million.

Credit Risk and Exposure

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of receivables, profit-sharing receivables from insurance carriers, prepaid commissions and interest rate swaps. The Company manages such risk by evaluating the financial position and creditworthiness of such counterparties. As of March 31, 2011 and December 31, 2010, approximately $82.3 million and $73.7 million, respectively, of the profit-sharing receivable was due from one insurance carrier. Receivables and profit-sharing receivables from insurance carriers are from various marketing, insurance and business partners and the Company maintains an allowance for losses, based upon expected collectability. Commission advances are periodically evaluated as to recovery.

Fair Value

The Company determines the fair value of financial instruments as follows:

a.	Cash and Cash Equivalents, Restricted Cash, Receivables, Profit-Sharing Receivables from Insurance Carriers and Accounts Payable—Carrying amounts approximate fair value at March 31, 2011 and December 31, 2010 due to the short-term maturities of these assets and liabilities.

b.	Investments—At March 31, 2011 and December 31, 2010, the carrying amounts of equity investments, which are included in other current assets on the consolidated balance sheets, approximate fair value, which is based on quoted market prices or other available market information.

c.	Long-Term Debt—The Company’s estimated fair value of its long-term fixed-rate debt at March 31, 2011 and December 31, 2010 is based upon available information for debt having similar terms and risks. The fair value of the publicly-traded debt is the published market price per unit multiplied by the number of units held or issued without consideration of transaction costs. The fair value of the non-publicly-traded debt, substantially all of which is variable-rate debt, is based on third party indicative valuations and estimates prepared by the Company after consideration of the creditworthiness of the counterparties.

d.	Interest Rate Swaps—At March 31, 2011 and December 31, 2010, the Company’s estimated fair value of its interest rate swaps is based upon available market information. The fair value of the interest rate swaps are based on significant other observable inputs, adjusted for contract restrictions and other terms specific to the interest rate swaps. The Company primarily uses the income approach, which uses valuation techniques to convert future amounts to a single present amount. The fair value has been determined after consideration of interest rate yield curves and the creditworthiness of the parties to the interest rate swaps. The counterparties to the interest rate swaps are major financial institutions. The counterparty to the swap entered into in 2009 had a current long-term rating of Aa3 by Moody’s and A+ by Standard & Poor’s and Fitch Ratings. The Company does not expect any losses from non-performance by the counterparty.

e.	Foreign Currency Forward Contract—At March 31, 2011 and December 31, 2010, the Company’s estimated fair value of its foreign currency forward contract is based upon available market information. The fair value of the foreign currency forward contract is based on significant other observable inputs, adjusted for contract restrictions and other terms specific to the foreign currency forward contract. The fair value has been determined after consideration of foreign currency exchange rates and the creditworthiness of the party to the foreign currency forward contract. The counterparty to the foreign currency forward contract is a major financial institution with a current long-term rating of Aa1 by Moody’s, A+ by Standard & Poor’s and AA- by Fitch Ratings. The Company does not expect any losses from non-performance by the counterparty.

Current accounting guidance establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, giving the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. Level 1 inputs to a fair value measurement are quoted market prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.

The fair values of certain financial instruments as of March 31, 2011, are shown in the table below:

	Fair Value Measurements at March 31, 2011
	Fair Value at March 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Trading securities (included in other current assets)	$0.2	$0.2	$—	—
Interest rate swaps (included in other long-term liabilities)	(18.8)	—	(18.8)	—

The fair values of certain financial instruments as of December 31, 2010 are shown in the table below:

	Fair Value Measurements at December 31, 2010
	Fair Value at December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Trading securities (included in other current assets)	$0.1	$0.1	$—	—
Interest rate swaps (included in accounts payable and accrued expenses)	(3.9)	—	(3.9)	—
Interest rate swaps (included in other long-term liabilities)	(18.2)	—	(18.2)	—

11.	SEGMENT INFORMATION

Management evaluates the operating results of each of its reportable segments based upon several factors, of which the primary factors are revenue and “Segment EBITDA,” which the Company defines as income from operations before depreciation and amortization. The presentation of Segment EBITDA may not be comparable to similarly titled measures used by other companies.

The Segment EBITDA of the Company’s four reportable segments does not include general corporate expenses. General corporate expenses include costs and expenses that are of a general corporate nature or managed on a corporate basis, including primarily stock-based compensation expense and consulting fees paid to Apollo. General corporate expenses have been excluded from the presentation of the Segment EBITDA for the Company’s four reportable segments because they are not reported to the chief operating decision maker for purposes of allocating resources among operating segments or assessing operating segment performance. The accounting policies of the reportable segments are the same as those described in Note 2—Summary of Significant Accounting Policies in the notes to the Company’s audited financial statements included elsewhere herein.

Net Revenues

	For the Three Months Ended
	March 31, 2011	March 31, 2010
Affinion North America
Membership products	$183.3	$172.9
Insurance and package products	87.9	87.8
Loyalty products	32.8	19.2
Eliminations	(0.9)	(0.9)

Total North America	303.1	279.0
Affinion International
International products	63.8	64.2

	$366.9	$343.2

Segment EBITDA

	For the Three Months Ended
	March 31, 2011	March 31, 2010
Affinion North America
Membership products	$31.5	$39.6
Insurance and package products	31.7	27.4
Loyalty products	10.2	5.5

Total North America	73.4	72.5
Affinion International
International products	3.9	7.7

Total products	77.3	80.2
Corporate	(15.1)	(5.0)

	$62.2	$75.2

	For the Three Months Ended
	March 31, 2011	March 31,2010
Segment EBITDA	$62.2	$75.2
Depreciation and amortization	(49.9)	(48.5)

Income from operations	$12.3	$26.7

As of March 31, 2011 and December 31, 2010, the segment assets of the Membership products segment were $774.5 million and $536.4 million, respectively. As of March 31, 2011 and December 31, 2010, the segment assets of the International products segment were $324.7 million and $217.8 million, respectively. The increases in Membership products and International products segment assets of $238.1 million and $106.9 million, respectively, are primarily attributable to the acquisition of Webloyalty on January 14, 2011.

12.	GUARANTOR/NON-GUARANTOR SUPPLEMENTAL FINANCIAL INFORMATION

The following supplemental condensed consolidating information presents, in separate columns, the condensed consolidating balance sheets as of March 31, 2011 and December 31, 2010, and the related condensed consolidating statements of operations for the three month periods ended March 31, 2011 and 2010 and the related condensed consolidating statements of cash flows for the three month periods ended March 31, 2011 and 2010 for (i) the Company (Affinion Group, Inc.) on a parent-only basis, with its investment in subsidiaries recorded under the equity method, (ii) the Guarantor Subsidiaries on a combined basis, (iii) the Non-Guarantor Subsidiaries on a combined basis and (iv) the Company on a consolidated basis. The guarantees are full and unconditional and joint and several obligations of each of the guarantor subsidiaries, all of which are 100% owned by the Company. There are no significant restrictions on the ability of the Company to obtain funds from any of its guarantor subsidiaries by dividends or loan. The supplemental financial information has been presented in lieu of separate financial statements of the guarantors as such separate financial statements are not considered meaningful.

82

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

AS OF MARCH 31, 2011

(In millions)

	Affinion Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$33.2	$5.2	$35.8	$—	$74.2
Restricted cash	3.3	21.2	10.5	—	35.0
Receivables, net	1.1	92.5	49.9	—	143.5
Receivables from related parties	—	6.1	0.2	—	6.3
Profit-sharing receivables from insurance carriers	—	82.8	1.4	—	84.2
Prepaid commissions	—	52.1	5.8	—	57.9
Income taxes receivable	—	1.2	1.1	—	2.3
Intercompany loans receivables	16.7	—	—	(16.7)	—
Other current assets	13.5	38.9	36.7	—	89.1

Total current assets	67.8	300.0	141.4	(16.7)	492.5
Property and equipment, net	8.9	90.3	20.8	—	120.0
Contract rights and list fees, net	—	21.1	4.8	—	25.9
Goodwill	—	539.2	93.6	—	632.8
Other intangibles, net	—	403.1	57.1	—	460.2
Investment in subsidiaries	2,046.7	69.2	—	(2,115.9)	—
Intercompany loan receivables	33.9	—	—	(33.9)	—
Intercompany receivables	—	1,008.5	—	(1,008.5)	—
Other non-current assets	38.3	33.2	8.0	—	79.5

Total assets	$2,195.6	$2,464.6	$325.7	$(3,175.0)	$1,810.9

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$11.2	$0.4	$—	$—	$11.6
Accounts payable and accrued expenses	100.8	219.4	118.7	—	438.8
Payables to related parties	30.6	0.7	2.1	—	33.5
Deferred revenue	—	139.4	33.9	—	173.3
Income taxes payable	1.3	1.2	2.4	—	4.9
Intercompany loans payable	—	—	16.7	(16.7)	—

Total current liabilities	143.9	361.1	173.8	(16.7)	662.1
Long-term debt	1,929.1	0.9	—	—	1,930.0
Deferred income taxes	(0.2)	47.1	12.2	—	59.1
Deferred revenue	—	12.3	8.1	—	20.4
Intercompany loan payable	—	—	33.9	(33.9)	—
Intercompany payables	1,004.9	—	3.6	(1,008.5)	—
Other long-term liabilities	36.5	10.2	10.8	—	57.5

Total liabilities	3,114.2	431.6	242.4	(1,059.1)	2,729.1

Affinion Group, Inc. deficit	(918.6)	2,033.0	82.9	(2,115.9)	(918.6)
Non-controlling interest in subsidiary	—	—	0.4	—	0.4

Total deficit	(918.6)	2,033.0	83.3	(2,115.9)	(918.2)

Total liabilities and deficit	$2,195.6	$2,464.6	$325.7	$(3,175.0)	$1,810.9

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2010

(In millions)

	Affinion Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$104.8	$3.2	$13.1	$—	$121.1
Restricted cash	3.4	21.5	10.4	—	35.3
Receivables, net	1.6	76.3	41.4	—	119.3
Receivables from related parties	—	5.8	0.3	—	6.1
Profit-sharing receivables from insurance carriers	—	73.7	1.3	—	75.0
Prepaid commissions	—	51.8	6.2	—	58.0
Income taxes receivable	—	1.6	1.2	—	2.8
Intercompany loans receivable	12.5	—	—	(12.5)	—
Other current assets	4.2	36.2	25.5	—	65.9

Total current assets	126.5	270.1	99.4	(12.5)	483.5
Property and equipment, net	8.2	84.4	20.8	—	113.4
Contract rights and list fees, net	—	19.7	6.2	—	25.9
Goodwill	—	371.6	31.1	—	402.7
Other intangibles, net	—	358.7	51.9	—	410.6
Investment in subsidiaries	1,719.3	—	—	(1,719.3)	—
Intercompany loan receivable	32.1	—	—	(32.1)	—
Intercompany receivables	—	945.0	—	(945.0)	—
Other non-current assets	43.8	25.8	9.5	—	79.1

Total assets	$1,929.9	$2,075.3	$218.9	$(2,708.9)	$1,515.2

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$8.7	$0.4	$—	$—	$9.1
Accounts payable and accrued expenses	99.1	177.1	91.1	—	367.3
Payables to related parties	14.6	0.7	2.0	—	17.3
Intercompany loans payable	—	—	12.5	(12.5)	—
Deferred revenue	0.1	136.8	27.0	—	163.9
Income taxes payable	1.0	—	1.8	—	2.8

Total current liabilities	123.5	315.0	134.4	(12.5)	560.4
Long-term debt	1,684.2	1.0	—	—	1,685.2
Deferred income taxes	—	42.9	11.3	—	54.2
Deferred revenue	—	13.0	8.0	—	21.0
Intercompany loan payable	—	—	32.1	(32.1)	—
Intercompany payables	943.9	—	1.1	(945.0)	—
Other long-term liabilities	44.5	2.8	12.0	—	59.3

Total liabilities	2,796.1	374.7	198.9	(989.6)	2,380.1

Affinion Group, Inc. deficit	(866.2)	1,700.6	18.7	(1,719.3)	(866.2)
Non-controlling interest in subsidiary	—	—	1.3	—	1.3

Total deficit	(866.2)	1,700.6	20.0	(1,719.3)	(864.9)

Total liabilities and deficit	$1,929.9	$2,075.3	$218.9	$(2,708.9)	$1,515.2

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2011

(In millions)

	Affinion Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net revenues	$—	$303.1	$63.8	$—	$366.9

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	—	120.6	23.3	—	143.9
Operating costs	—	78.3	29.7	—	108.0
General and administrative	20.9	22.7	9.2	—	52.8
Depreciation and amortization	0.3	41.9	7.7	—	49.9

Total expenses	21.2	263.5	69.9	—	354.6

Income (loss) from operations	(21.2)	39.6	(6.1)	—	12.3
Interest (expense) income, net	(35.3)	0.1	(0.4)	—	(35.6)
Interest income (expense)—intercompany	0.3	—	(0.3)	—	—

Income (loss) before income taxes and non-controlling interest	(56.2)	39.7	(6.8)	—	(23.3)
Income tax expense	(0.6)	(3.6)	(0.3)	—	(4.5)

	(56.8)	36.1	(7.1)	—	(27.8)
Equity in income of subsidiaries	28.8	—	—	(28.8)	—

Net income (loss)	(28.0)	36.1	(7.1)	(28.8)	(27.8)
Less: net income attributable to non-controlling interest	—	—	(0.2)	—	(0.2)

Net income (loss) attributable to Affinion Group, Inc.	$(28.0)	$36.1	$(7.3)	$(28.8)	$(28.0)

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2010

(In millions)

	Affinion Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Net revenues	$—	$279.0	$64.2	$—	$343.2

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	—	118.1	20.6	—	138.7
Operating costs	—	64.5	29.4	—	93.9
General and administrative	9.1	18.1	8.2	—	35.4
Depreciation and amortization	—	40.9	7.6	—	48.5

Total expenses	9.1	241.6	65.8	—	316.5

Income (loss) from operations	(9.1)	37.4	(1.6)	—	26.7
Interest (expense) income, net	(37.1)	0.2	2.7	—	(34.2)
Interest income (expense)—intercompany	0.3	—	(0.3)	—	—
Other expense, net	—	—	(1.8)	—	(1.8)

Income (loss) before income taxes and non-controlling interest	(45.9)	37.6	(1.0)	—	(9.3)
Income tax expense	(0.4)	(1.6)	(1.2)	—	(3.2)

	(46.3)	36.0	(2.2)	—	(12.5)
Equity in income of subsidiaries	33.5	—	—	(33.5)	—

Net income (loss)	(12.8)	36.0	(2.2)	(33.5)	(12.5)
Less: net income attributable to non-controlling interest	—	—	(0.3)	—	(0.3)

Net income (loss) attributable to Affinion Group, Inc.	$(12.8)	$36.0	$(2.5)	$(33.5)	$(12.8)

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2011

(In millions)

	Affinion Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net loss	$(28.0)	$36.1	$(7.1)	$(28.8)	$(27.8)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	0.3	41.9	7.7	—	49.9
Amortization of favorable and unfavorable contracts	—	(0.3)	—	—	(0.3)
Amortization of debt discount and financing costs	2.0	—	—	—	2.0
Unrealized loss on interest rate swaps	0.6	—	—	—	0.6
Share-based compensation	2.8	—	—	—	2.8
Equity in income (loss) of subsidiaries	(28.8)	—	—	28.8	—
Deferred income taxes	0.2	2.3	—	—	2.5
Net change in assets and liabilities:
Restricted cash	0.2	0.3	(0.6)	—	(0.1)
Receivables	0.5	(13.6)	(4.6)	—	(17.7)
Receivables from and payables to related parties	(3.1)	(0.2)	0.3	—	(3.0)
Profit-sharing receivables from insurance carriers	—	(9.0)	(0.1)	—	(9.1)
Prepaid commissions	—	(0.3)	0.6	—	0.3
Other current assets	(9.4)	1.2	0.6	—	(7.6)
Contract rights and list fees	—	(1.5)	—	—	(1.5)
Other non-current assets	0.1	2.4	0.7	—	3.2
Accounts payable and accrued expenses	1.6	4.2	5.1	—	10.9
Deferred revenue	(0.1)	0.7	5.1	—	5.7
Income taxes receivable and payable	0.2	1.5	0.1	—	1.8
Other long-term liabilities	0.1	(0.8)	(1.8)	—	(2.5)
Other, net	(1.9)	(0.1)	0.1	—	(1.9)

Net cash (used in) provided by operating activities	(62.7)	64.8	6.1	—	8.2

Investing Activities
Capital expenditures	(0.9)	(11.0)	(1.3)	—	(13.2)
Restricted cash	—	—	1.1	—	1.1
Acquisition-related payment, net of cash acquired	—	10.4	15.7	—	26.1

Net cash used in investing activities	(0.9)	(0.6)	15.5	—	14.0

Financing Activities
Proceeds from borrowings	250.0	—	—	—	250.0
Principal payments on borrowings	(2.8)	(0.1)	—	—	(2.9)
Financing costs	(5.4)	—	—	—	(5.4)
Repurchase of employee equity award of a subsidiary	—	—	(3.5)	—	(3.5)
Return of capital to parent company	(323.2)	—	—	—	(323.2)
Intercompany loan	(3.6)	—	3.6	—	—
Intercompany receivables and payables	60.9	(62.1)	1.2	—	—
Receivable from parent company	16.1	—	—	—	16.1
Distribution to non-controlling interest	—	—	(1.1)	—	(1.1)

Net cash provided by (used in) financing activities	(8.0)	(62.2)	0.2	—	(70.0)

Effect of changes in exchange rates on cash and cash equivalents	—	—	0.9	—	0.9

Net increase (decrease) in cash and cash equivalents	(71.6)	2.0	22.7	—	(46.9)
Cash and cash equivalents, beginning of period	104.8	3.2	13.1	—	121.1

Cash and cash equivalents, end of period	$33.2	$5.2	$35.8	$—	$74.2

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2010

(In millions)

	Affinion Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net loss	$(12.8)	$36.0	$(2.2)	$(33.5)	$(12.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	0.2	40.7	7.6	—	48.5
Amortization of favorable and unfavorable contracts	—	(0.6)	—	—	(0.6)
Amortization of debt discount and financing costs	2.5	—	—	—	2.5
Unrealized loss on interest rate swaps	4.4	—	—	—	4.4
Unrealized foreign currency transaction loss	—	—	1.9	—	1.9
Share-based compensation	2.2	—	—	—	2.2
Interest accretion on held-to-maturity debt securities	—	—	(2.0)	—	(2.0)
Equity in (income) loss of subsidiaries	(33.5)	—	—	33.5	—
Deferred income taxes	0.1	1.5	7.9	—	(9.5)
Net change in assets and liabilities:
Restricted cash	—	(0.6)	(0.1)	—	(0.7)
Receivables	(1.1)	12.6	(11.5)	—	—
Receivables from and payables to related parties	(0.4)	0.7	(2.1)	—	(1.8)
Profit-sharing receivables from insurance carriers	—	(12.5)	1.2	—	(11.3)
Prepaid commissions	—	1.3	(0.9)	—	0.4
Other current assets	(0.3)	5.3	(0.3)	—	4.7
Contract rights and list fees	—	0.7	—	—	0.7
Other non-current assets	(2.5)	(3.1)	(0.1)	—	(5.7)
Accounts payable and accrued expenses	31.6	(7.4)	17.1	—	41.3
Deferred revenue	(0.2)	(7.4)	(1.3)	—	(8.9)
Income taxes receivable and payable	(0.2	(0.3)	(8.0)	—	(8.1)
Other long-term liabilities	0.1	—	(3.4)	—	(3.3)
Other, net	2.0	—	0.7	—	2.7

Net cash provided by (used in) operating activities	(7.5)	66.9	4.5	—	63.9

Investing Activities
Capital expenditures	(2.6)	(4.9)	(2.3)	—	(9.8)
Restricted cash	—	—	(0.7)	—	(0.7)
Acquisition-related payments, net of cash acquired	—	(37.5)	—	—	(37.5)
Other investing activity	—	—	(1.0)	—	(1.0)

Net cash used in investing activities	(2.6)	(42.4)	(4.0)	—	(49.0)

Financing Activities
Principal payments on borrowings	(19.6)	(0.1)	—	—	(19.7)
Dividends paid to parent company	(3.8)	—	—	—	(3.8)
Intercompany loan	20.0	—	(20.0)	—	—
Intercompany receivables and payables	36.6	(35.0)	(1.6)	—	—
Capital contribution	(1.0)	—	1.0	—	—

Net cash provided by (used in) financing activities	32.2	(35.1)	(20.6)	—	(23.5)

Effect of changes in exchange rates on cash and cash equivalents	—	—	(2.8)	—	(2.8)

Net increase (decrease) in cash and cash equivalents	22.1	(10.6)	(22.9)	—	(11.4)
Cash and cash equivalents, beginning of period	3.9	13.6	52.3	—	69.8

Cash and cash equivalents, end of period	$26.0	$3.0	$29.4	$—	$58.4

Independent Auditor’s Report

To the Board of Directors

Travel Leaders Group, LLC

We have audited the accompanying combined balance sheets of Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC (the Company) as of December 31, 2009, and the related combined statements of income, members’ equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 7 to the combined financial statements, the Company was acquired by Affinion Loyalty Acquisition, LLC subsequent to the date of our report on the 2009 combined financial statements.

/s/ McGladrey & Pullen, LLP
Minneapolis, Minnesota March 23, 2010, except for Note 7, as to which the date is September 1, 2010

Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC

Combined Balance Sheet

December 31, 2009

(In Thousands)

Assets (Note 4)
Current Assets
Trade receivables, less allowances for doubtful accounts of $158	$15,769
Trade receivables from related parties (Note 4)	4,265
Prepaid expenses and other current assets	289

Total current assets	20,323
Property and Equipment, net (Note 3)	4,258
Finite-Life Intangible Assets, less accumulated amortization of $837 (Note 2)	1,358
Other Long-Term Assets	6

Total assets	$25,945

Liabilities and Members’ Equity
Current Liabilities
Current portion of long-term debt	$44
Accounts payable	16,458
Accrued compensation costs	504
Accrued liabilities	1,395
Customer deposits	62
Deferred revenue	120

Total current liabilities	18,583

Long-Term Liabilities
Long-term debt (Note 5)	57
Other long-term liabilities	312

Total long-term liabilities	369

Total liabilities	18,952
Commitments and Contingencies (Notes 3, 6 and 7)
Members’ Equity (Notes 1 and 4)	6,993

Total liabilities and members’ equity	$25,945

See Notes to Combined Financial Statements.

Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC

Combined Statement of Income

For the Year Ended December 31, 2009

(In Thousands)

Revenues (Note 4)	$50,236

Expenses:
General and administrative (Note 4)	12,312
Salaries and benefits	23,154
Advertising and marketing	175

Total operating expenses	35,641

Operating income	14,595

Other expense:
Interest expense	(9)
Other expense	(44)

Total other expense	(53)

Net income	$14,542

See Notes to Combined Financial Statements.

Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC

Combined Statement of Members’ Equity

For the Year Ended December 31, 2009

(In Thousands)

	Members’ Equity	Due From Parent and Its Subsidiaries (Note 4)	Total
Balance, January 1, 2009	$13,544	$(4,536)	$9,008
Net income	14,542	—	14,542
Net payments due from Travel Leaders Group, LLC (Note 4)	—	(16,557)	(16,557)

Balance, December 31, 2009	$28,086	$(21,093)	$6,993

See Notes to Combined Financial Statements.

Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC

Combined Statement of Cash Flows

For the Year Ended December 31, 2009

(In Thousands)

Cash Flows From Operating Activities
Net income	$14,542
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,212
Amortization	436
Other noncash	(88)
Changes in operating assets and liabilities:
Receivables	(1,809)
Prepaid expenses and other current assets	88
Accounts payable	4,596
Accrued liabilities	(1,527)
Deferred revenue	100
Customer deposits	38

Net cash provided by operating activities	18,588

Cash Flows From Investing Activities
Purchases of property and equipment	(1,990)

Net cash used in investing activities	(1,990)

Cash Flows From Financing Activities
Payments of long-term debt	(41)
Net payments made to Travel Leaders Group, LLC	(16,557)

Net cash used in financing activities	(16,598)

Increase in cash and cash equivalents	—
Cash and Cash Equivalents, beginning of year	—

Cash and Cash Equivalents, end of year	$—

Cash Paid During the Year for the Following:
Interest	$9

See Notes to Combined Financial Statements.

Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC

Notes to Combined Financial Statements

Note 1.	Organization, Business and Significant Accounting Policies

Organization: On January 28, 2008, TAG Investment Holdings, LLC (TAG Investment), through its new subsidiary, currently known as Travel Leaders Group, LLC (TLG), acquired the assets of Carlson Travel Group, Inc. (CTG), which comprised Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC, among others not reported here.

Basis of presentation: The combined financial statements include the accounts of Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC (collectively referred to herein as CLTS or the Company) as of December 31, 2009, and revenues and expenses for the year ended December 31, 2009. Significant intercompany transactions and accounts have been eliminated from the combined financial statements.

Business: CLTS primarily provides third-party travel fulfillment services to businesses who offer loyalty reward programs to their customers. More than 85 percent of CLTS’ revenues are derived from large financial institutions that offer point reward programs to their credit card holders. Within these reward programs, travel products are a prominent reward offering. CLTS services requests for program travel redemptions originating from the loyalty program members on behalf of the financial institutions.

Use of estimates: The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the combined financial statements, and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

Revenue recognition: The Company recognizes revenue primarily through travel products, service fees, management fees, markup revenue on travel products sold, and supplier income (commissions from air and land travel, overrides, credit card rebates and global distribution system (GDS) revenue).

Travel products: Revenue from travel products (air, hotel, car, etc.) is generally recognized at the time of booking, subject to a reserve for potential cancellations. Published car and published hotel are recognized after the customer has traveled and payment has been received from the hotel property or car vendor. This is due to the uncertainty of travel and payment associated with these types of transactions. Cruise and tour commissions are recognized at the point in which the supplier is obligated to pay.

Service fees: Service fees may be collected related to the booking of a transaction, whether made via call center or online. Revenue relating to these service fees is recognized at the point of sale.

Management fees: Management fees may be charged to the client for services rendered by the Company, including, but not limited to, account management and technology support. The revenue associated with these fees is recognized in the month in which they are earned.

Supplier income: Supplier income can come in the form of overrides, GDS revenue and credit card rebates. Overrides can be earned based on contracts with suppliers (airlines, car rental companies, hotels, etc.). GDS revenue is earned through the Company’s utilization of global distribution systems (GDS) services. Under GDS service agreements, revenue is earned in the form of an incentive payment for each segment of travel that is processed through a GDS. Credit card rebates are earned based on volume processed on the Company’s credit cards.

In each of the forms of supplier income above, revenue that is volume-based with no volume hurdle and can be reasonably estimated is recognized in the period in which it is earned. Revenue that has a volume hurdle is generally recognized in the period in which the volume hurdle is cleared. An accrual may be done on a monthly basis in instances where historical performance and current-year performance support an estimate. Revenue that cannot be reasonably estimated is recognized at the time of payment.

Other revenue: Revenue from all other sources is recorded either upon delivery or when the Company provides the service.

Presentation of taxes in the combined statement of income: The Company presents taxes that are collected from customers and remitted to government authorities on a net basis in the combined statement of income.

Cash and cash equivalents: Cash and cash equivalents include cash and liquid financial instruments with maturities of 90 days or less when purchased. The Company participates in a cash management program with TLG, whereby any cash remaining in the Company’s accounts are automatically transferred to TLG at the close of each business day. Conversely, if the Company requires additional cash to cover scheduled disbursements, funds are automatically drawn from TLG’s bank accounts.

Receivables: Trade receivables are net of allowances for doubtful accounts and cancellations of $158,000 as of December 31, 2009. The Company establishes an allowance for doubtful accounts based on a history of past write-offs, economic circumstances, collections and current credit considerations of specific customers. The Company establishes an allowance for cancellations based on historical cancellation rates by product.

Property and equipment: Property and equipment consists of computer and office equipment, which are stated at cost and depreciated over their estimated useful lives ranging from three to 10 years, using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives or the underlying lease term. The Company follows the provisions of the FASB’s ASC 350-40, Intangibles—Goodwill and Other Internal-Use Software, in accounting for costs incurred during the development or acquisition of internal-use software. Under the provisions of ASC 350-40, direct costs incurred during the application development stage, if developed, or the costs to acquire internal-use software are capitalized. All costs incurred during the preliminary project stage, including project scope and identifying and testing of alternatives, are expensed as incurred. Capitalization of costs is ended upon the software being placed into service. Capitalized software is generally amortized over three years using the straight-line method.

Impairment of long-lived assets: Property and equipment are reviewed periodically for possible impairment in accordance with ASC 360-10-35, Property, Plant and Equipment—Overall—Subsequent Measurement—Impairment or Disposal of Long-Lived Assets. The Company evaluates whether current facts or circumstances indicate that the carrying value of the assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including discounted value of estimated future cash flows. The Company reports an asset to be disposed of at the lower of its carrying value or its estimated net realizable value.

Finite-lived intangible assets: Intangible assets represent the fair value of identifiable intangible assets acquired in business combinations or the purchase of a specific asset group. The estimated useful life of an identifiable intangible asset is based on a number of factors, including the effects of demand, competition, contractual relationships and other business factors. Intangible assets subject to amortization are amortized using the straight-line method over their estimated useful lives.

Finite-lived identifiable intangible assets are evaluated for impairment at least annually to determine if any adverse conditions exist that would indicate impairment. If the carrying value of the finite-lived intangible assets exceeds the undiscounted cash flows, the carrying value is written down to fair value in the period identified. In assessing fair value, management generally utilizes present value cash flow calculations using an appropriate risk-adjusted discount rate.

Income taxes: As a limited liability company, the Company’s taxable income or loss is allocated to members in accordance with their respective percentage ownership. Therefore, no provision or liability for income taxes has been included in the combined financial statements.

Advertising expense: The Company expenses production costs associated with advertisements in the period in which the advertisement first takes place. For the year ended December 31, 2009, the Company’s advertising expense was $170,000.

Certain risks and concentrations: The Company’s business is subject to certain risks and concentrations, including dependence on relationships with travel suppliers, primarily airlines and hotels, dependence on third-party technology providers, exposure to risk associated with online commerce security, and credit card fraud. The Company also relies on global distribution system partners and third-party service providers for certain fulfillment services. In addition, the Company bears risk in the concentration of clients, as a large portion of revenue is earned through a relatively small number of major client programs.

The Company has four customers who each accounted for more than 10 percent of revenues, with a total of approximately 79 percent for the year ended December 31, 2009.

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Concentrations of credit risk exist with financial institution clients where the Company funds the cost of travel redemption transactions and recovers those costs and service fee revenues from the clients. At December 31, 2009, the Company had trade accounts receivable balances outstanding with four customers in the amount of $7.7 million. Amounts past due as of December 31, 2009, were less than $1,000.

Recently adopted accounting pronouncements: In June 2009, the FASB issued Accounting Standards Codification (ASC), which identifies the sources of accounting principles and the framework for selecting principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This guidance replaces the old “Hierarchy of Generally Accepted Accounting Principles” as the source of authoritative accounting principles recognized by the FASB. Adoption of the new codification did not have an impact on the Company’s combined balance sheets or statements of income.

In May 2009, the FASB issued guidance that establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. This guidance sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This guidance was effective for annual periods ending after June 15, 2009. The Company’s adoption of this guidance did not have an impact on the combined balance sheets or statements of income.

In 2009, the Company adopted the FASB’s ASC 740, Income Taxes, which includes new guidance that clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on recognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of this standard did not have any impact on the combined financial statements.

In 2009, the Company adopted the remaining provisions of SFAS 157, Fair Value Measurements (since included in ASC 820, Fair Value Measurements and Disclosures) related to nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis, for which delayed application was permitted until the fiscal year beginning January 1, 2009.

Note 2.	Intangible Assets, Net

Information regarding the Company’s intangible assets is as follows (in thousands):

	December 31, 2009
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	Indefinite	$13	$—	$13
Customer relationships	5 years	2,182	(837)	1,345

Total		$2,195	$(837)	$1,358

Estimated aggregate amortization expense for each of the next four years is as follows (in thousands):

For years ending December 31:
2010	$436
2011	436
2012	436
2013	37

$1,345

Note 3.	Property and Equipment

Property and equipment at December 31, 2009, consists of the following (in thousands):

Computers and office equipment	$1,212
Capitalized software	4,916
Capitalized software in process of development	1,365
Leasehold improvements	441

Total property and equipment	7,934
Less accumulated depreciation	3,676

Property and equipment, net	$4,258

Note 4.	Related-Party Transactions

The Company recognizes revenue from entities that have common ownership. Revenues from these related entities include GDS revenue and credit card rebate programs. Total related revenue recognized was approximately $10.1 million for the year ended December 31, 2009. As of December 31, 2009, the Company had $4.3 million in trade receivables from these related parties.

The Company participates in a cash management program with TLG, whereby cash balances are swept daily to TLG. The Company also reimburses TLG for the use of the office space that it occupies and certain operating expenses that are paid by TLG. Amounts paid to TLG are settled through the due from TLG and its subsidiaries account. The total corporate expense allocations from TLG was approximately $2.3 million for the year ended December 31, 2009. Periodically the Company borrows from or loans amounts to wholly owned subsidiaries of TLG at the direction of TLG, the net balance of which is included in the due from TLG and its subsidiaries balance. TLG monitors the working capital needs of its subsidiaries, including the Company, and would only repay amounts due to the Company if it was necessary to fund operations. As such, the net balance due from TLG and its subsidiaries is included in members’ equity.

As of December 31, 2009, the Company had amounts due from TLG and its subsidiaries included within members’ equity as follows (in thousands):

TLG	$20,264
Travel Leaders Franchise Group, LLC	652
Travel Leaders Leisure Group, LLC and Travel Leaders Corporate, LLC	186
Tzell Travel, LLC	(9)

$21,093

All assets of the Company serve as collateral on TLG credit agreements, with outstanding balances totaling $3,687,000 and $26,250,000 in line of credit and debt, respectively, at December 31, 2009. The TLG credit agreements contain various restrictive covenants, including requirements to maintain certain financial ratios, as defined within the agreements.

Note 5.	Debt

The following summarizes the Company’s outstanding debt as of December 31, 2009 (in thousands):

Total debt	$101
Less: current portion	(44)

Total long-term debt	$57

Principal payment requirements on the above obligations in each of the years subsequent to December 31, 2009, are as follows (in thousands):

For years ending December 31:
2010	$44
2011	41
2012	16

$101

Note 6.	Commitments and Contingencies

Legal proceedings: In the ordinary course of business, the Company is party to various lawsuits. In the opinion of management, these lawsuits are not expected to have a material impact on the liquidity, results of operations, or financial condition of the Company. Other potential contingent matters are also reviewed, including value-added tax, federal excise tax, transient occupancy or accommodation tax, employee matters, and similar matters. Management does not believe that the aggregate amount of liability that could be reasonably possible with respect to these matters would have a material adverse effect on the combined financial results.

Lease commitments: The Company has contractual obligations in the form of operating subleases with Travel Leasing, LLC, a related party, for office space for which the Company records the related expense on a monthly basis. Certain subleases contain periodic rent escalation adjustments and renewal options. Rent expense related to such subleases is recorded on a straight-line basis. The Company’s operating subleases expire on various dates through April 30, 2013. Rent expense amounted to $1,115,000 for the year ended December 31, 2009.

Future minimum rental payments required under noncancelable operating subleases in each of the years subsequent to December 31, 2009, are as follows (in thousands):

For years ending December 31:
2010	$1,150
2011	1,204
2012	923
2013	172

Note 7.	Subsequent Events

Subsequent events have been evaluated through March 23, 2010, the date that the combined financial statements were issued, and have been updated through September 1, 2010.

The Company was the primary travel provider for Capital One Financial Corporation’s loyalty rewards program in 2009. Revenues relating to Capital One were $12.4 million in 2009, representing 24.6 percent of the Company’s total revenues. Capital One terminated the contract effective February 2010. Some residual servicing of transactions previously booked will continue for the account for several months; however, the Company expects activity relating to this client to completely cease during 2010.

On July 1, 2010, all the membership interests in the Company and OEP TAG Holdings, LLC (OEP) were purchased by Affinion Loyalty Acquisition, LLC, a subsidiary of Affinion Group, Inc. Prior to the purchase, all the assets and liabilities of OEP, with the exception of its ownership interest in the Company, were distributed to the prior owners. Therefore, the activities of the Company were effectively all that was acquired.

Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC

Unaudited Condensed Combined Balance Sheets

June 30, 2010 and December 31, 2009

(In Thousands)

	June 30, 2010	December 31, 2009
Assets:
Current Assets
Cash and cash equivalents	$3,843	$—
Trade receivables, less allowance for doubtful accounts of $187 and $158, respectively	21,793	15,769
Trade receivables from related parties	2,755	4,265
Prepaid expenses and other current assets	1,218	289

Total current assets	29,609	20,323
Property and Equipment, net	4,752	4,258
Finite-Life Intangible Assets, less accumulated amortization of $1,055 and $837, respectively	1,140	1,358
Other Long-Tem Assets	—	6

Total assets	$35,501	$25,945

Liabilities and Members’ Equity
Current Liabilities
Current portion of long-term debt	$45	$44
Accounts payable	30,066	16,458
Accrued compensation costs	1,972	504
Accrued liabilities	2,374	1,395
Customer deposits	45	62
Deferred revenue	—	120

Total current liabilities	34,502	18,583

Long-Term Liabilities
Long-term debt	35	57
Other long-term liabilities	331	312

Total long-term liabilities	366	369

Total liabilities	34,868	18,952
Commitments and Contingencies
Members’ Equity	633	6,993

Total liabilities and members’ equity	$35,501	$25,945

See Notes to Unaudited Condensed Combined Financial Statements.

Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC

Unaudited Condensed Combined Statements of Income

For the Six Months Ended June 30, 2010 and 2009

(In Thousands)

	Six months ended
	June 30, 2010	June 30, 2009
Revenues (Note 3)	$24,690	$27,227

Expenses:
General and administrative	5,781	6,010
Salaries and benefits	11,667	11,862
Advertising and marketing	32	68

Total operating expenses	17,480	17,940

Operating income	7,210	9,287

Other income (expense):
Interest expense	(3)	(5)
Other income	23	4

Total other income (expense)	20	(1)

Net income	$7,230	$9,286

See Notes to Unaudited Condensed Combined Financial Statements.

Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC

Unaudited Condensed Combined Statements of Members’ Equity

For the Six Months Ended June 30, 2010 and 2009

(In Thousands)

	Members’ Equity	Due From TLG and Its Subsidiaries (Note 3)	Total
Balance, January 1, 2010	$28,086	$(21,093)	$6,993
Net income	7,230	—	7,230
Net payments made to parent and its subsidiaries (Note 3)	—	(13,590)	(13,590)

Balance, June 30, 2010	$35,316	$(34,683)	$633

	Members’ Equity	Due From TLG and Its Subsidiaries (Note 3)	Total
Balance, January 1, 2009	$13,544	$(4,536)	$9,008
Net income	9,286	—	9,286
Net payments made to parent and its subsidiaries (Note 3)	—	(12,773)	(12,773)

Balance, June 30, 2009	$22,830	$(17,309)	$5,521

See Notes to Unaudited Condensed Combined Financial Statements.

Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC

Unaudited Condensed Combined Statements of Cash Flows

For the Six Months Ended June 30, 2010 and 2009

(In Thousands)

	Six Months Ended
	June 30, 2010	June 30, 2009
Cash Flows From Operating Activities
Net income	$7,230	$9,286
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,171	1,101
Amortization	218	218
Changes in operating assets and liabilities:
Receivables	(4,514)	(448)
Prepaid expenses and other current assets	(923)	50
Accounts payable	13,608	1,172
Accrued liabilities	2,466	(1,557)
Deferred revenue	(120)	—
Customer deposits	(17)	3,485

Net cash provided by operating activities	19,119	13,307

Cash Flows From Investing Activities
Purchases of property and equipment	(1,665)	(514)

Net cash used in investing activities	(1,665)	(514)

Cash Flows From Financing Activities
Payments of long-term debt	(21)	(20)
Net payments made to Travel Leaders Group, LLC	(13,590)	(12,773)

Net cash used in financing activities	(13,611)	(12,793)

Increase in cash and cash equivalents	3,843	—
Cash and Cash Equivalents, beginning of period	—	—

Cash and Cash Equivalents, end of period	$3,843	$—

Cash Paid During the Period for the Following:
Interest	$2	$5

See Notes to Unaudited Condensed Combined Financial Statements.

Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC

Notes to Unaudited Condensed Combined Financial Statements

Note 1.	Organization, Business and Significant Accounting Policies

Organization: On January 28, 2008, TAG Investment Holdings, LLC (TAG Investment), through its new subsidiary, currently known as Travel Leaders Group (TLG), acquired the assets of Carlson Travel Group, Inc. (CTG), which comprised Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC, among others not reported here.

Basis of presentation: The accompanying unaudited condensed combined financial statements include the accounts and transactions of Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC (collectively referred to herein as CLTS or the Company) as of June 30, 2010 and December 31, 2009, and revenues and expenses for the six month periods ended June 30, 2010 and 2009. Significant intercompany transactions and accounts have been eliminated from the unaudited condensed combined financial statements.

Use of estimates: In presenting these unaudited condensed combined financial statements, management makes estimates and assumptions that affect reported amounts of assets and liabilities and related disclosures, and disclosure of contingent assets and liabilities, at the date of the financial statements, and reported amounts of revenues and expenses during the reporting periods. Estimates, by their nature, are based on judgments and available information at the time. As such, actual results could differ from those estimates. In management’s opinion, the unaudited condensed combined financial statements contain all normal recurring adjustments necessary for a fair presentation of interim results reported. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire year or any subsequent interim period.

The accompanying unaudited condensed combined financial statements were prepared in conformity with generally accepted accounting principles. In addition, the accompanying unaudited condensed combined financial statements have been prepared in accordance with the instructions to Form 10-Q and following the guidance of Rule 10-01 of Regulation S-X for interim financial statements required to be filed with the U.S. Securities and Exchange Commission (the SEC). As permitted under such rules, certain notes and other financial information normally required by accounting principles generally accepted in the United States of America have been condensed or omitted; however, the unaudited condensed combined financial statements do include such notes and financial information sufficient so as to make the interim information presented not misleading. These unaudited condensed combined financial statements should be read in conjunction with the audited combined financial statements and related notes of the Company as of December 31, 2009.

Business: CLTS primarily provides third-party travel fulfillment services to businesses who offer loyalty reward programs to their customers. More than 78 percent of CLTS’ revenues are derived from large financial institutions that offer point reward programs to their credit card holders. Within these reward programs, travel products are a prominent reward offering. CLTS services requests for program travel redemptions originating from the loyalty program members on behalf of the financial institutions.

Income Taxes: As a limited liability company, the Company’s taxable income or loss is allocated to members in accordance with their respective percentage ownership. Therefore, no provision or liability for income taxes has been included in the condensed combined financial statements.

Certain risks and concentrations: The Company’s business is subject to certain risks and concentrations, including dependence on relationships with travel suppliers, primarily airlines and hotels, dependence on third-party technology providers, exposure to risk associated with online commerce security, and credit card fraud. The Company also relies on global distribution system partners and third-party service providers for certain fulfillment services. In addition, the Company bears risk in the concentration of clients, as a large portion of revenue is earned through a relatively small number of major client programs.

For the six months ended June 30, 2010 and 2009, the Company had four customers who each accounted for more than 10 percent of revenues, with a total of approximately 68 percent and 55 percent, respectively.

The Company was the primary travel provider for Capital One Financial Corporation’s loyalty rewards program in 2009. Revenues relating to Capital One were $2.3 million and $6.6 million, representing approximately 9 percent and 24 percent of the Company’s total revenues in the six months ended June 30, 2010 and 2009, respectively. Capital One terminated the contract effective February 2010. Some residual servicing of transactions previously booked will continue for the account for several months; however, the Company expects activity relating to this client to completely cease during 2010.

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Concentrations of credit risk exist with financial institution clients where the Company funds the cost of travel redemption transactions and recovers those costs and service fee revenues from the clients. At June 30, 2010 and December 31, 2009, the Company had trade accounts receivable balances outstanding with the aforementioned four customers in the amounts of $10.9 million and $7.7 million, respectively. Amounts past due as of June 30, 2010 and December 31, 2009, were less than $1,000 for each period presented.

Note 2.	Intangible Assets, Net

Information regarding the Company’s intangible assets as of June 30, 2010 and December 31, 2009 is as follows (in thousands):

	June 30, 2010
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	Indefinite	$13	$—	$13
Customer relationships	5 years	2,182	(1,055)	1,127

Total		$2,195	$(1,055)	$1,140

	December 31, 2009
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	Indefinite	$13	$—	$13
Customer relationships	5 years	2,182	(837)	1,345

Total		$2,195	$(837)	$1,358

Note 3.	Related-Party Transactions

The Company recognizes revenue from entities that have common ownership. Revenues from these related entities include GDS revenue and credit card rebate programs. Total related revenue recognized was approximately $6.7 million and $5.3 million for the six months ended June 30, 2010 and 2009, respectively. As of June 30, 2010 and December 31, 2009, the Company had $2.8 million and $4.3 million in trade receivables from these related parties, respectively. In addition, as of December 31, 2009, the Company had $120,000 of deferred revenue from these related parties. There was no deferred revenue from these related parties as of June 30, 2010.

The Company participates in a cash management program with TLG, whereby cash balances are swept daily to TLG. The Company also reimburses TLG for the use of the office space that it occupies and certain operating expenses that are paid by TLG. Amounts paid to TLG are settled through the due from TLG and its subsidiaries account. The total corporate expense allocations from TLG were approximately $663,000 and $1,170,000 for the six months ended June 30, 2010 and 2009, respectively. Periodically the Company borrows from or loans amounts to wholly owned subsidiaries of TLG at the direction of TLG, the net balance of which is included in the due from TLG and its subsidiaries balance. TLG monitors the working capital needs of its subsidiaries, including the Company, and would only repay amounts due to the Company if it was necessary to fund operations. As such, the net balance due from TLG and its subsidiaries is included in members’ equity.

At June 30, 2010 and December 31, 2009, the Company had amounts due from TLG and its subsidiaries included within members’ equity as follows (in thousands):

	June 30, 2010	December 31 2009
TLG	$33,774	$20,264
Travel Leaders Franchise Group, LLC	749	652
Travel Leaders Leisure Group, LLC and Travel Leaders Corporate, LLC	169	186
Tzell Travel, LLC	(9)	(9)

	$34,683	$21,093

On July 1, 2010, in connection with the sale of the Company as discussed further in Note 5, all balances due from TLG and subsidiaries were written off.

All assets of the Company serve as collateral on TLG credit agreements in a line of credit and debt with outstanding balances totaling $0 and $21,485,000, respectively, at June 30, 2010 and $3,687,000 and $26,250,000, respectively, at December 31, 2009. The outstanding debt balance was repaid in full as of July 1, 2010 in conjunction with the sale of the Company as discussed further in Note 5. The TLG credit agreements contain various restrictive covenants, including requirements to maintain certain financial ratios, as defined within the agreements.

Note 4.	Commitments and Contingencies

Legal proceedings: In the ordinary course of business, the Company is party to various lawsuits. In the opinion of management, these lawsuits are not expected to have a material impact on the liquidity, results of operations, or financial condition of the Company. Other potential contingent matters are also reviewed, including value-added tax, federal excise tax, transient occupancy or accommodation tax, employee matters, and similar matters. Management does not believe that the aggregate amount of liability that could be reasonably possible with respect to these matters would have a material adverse effect on the condensed combined financial results.

Note 5.	Subsequent Events

Subsequent events have been evaluated through September 1, 2010, the date that the condensed combined financial statements were issued.

On July 1, 2010, all the membership interests in the Company and OEP TAG Holdings, LLC (OEP) were purchased by Affinion Loyalty Acquisition, LLC, a subsidiary of Affinion Group, Inc. Prior to the purchase, all the assets and liabilities of OEP, with the exception of its ownership interest in the Company, were distributed to the prior owners. Therefore, the activities of the Company were effectively all that was acquired.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Webloyalty Holdings, Inc.:

We have audited the accompanying consolidated balance sheet of Webloyalty Holdings, Inc. and subsidiaries as of December 31, 2010 and the related consolidated statements of operations, convertible preferred stock, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Webloyalty Holdings, Inc. and subsidiaries as of December 31, 2010, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

See note 3 which describes the merger of the Company in 2011 and note 15 which describes commitments and contingencies of the Company.

/s/KPMG LLP

March 4, 2011

Stamford, CT

Independent Auditors’ Report

The Board of Directors

Webloyalty Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Webloyalty Holdings, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, convertible preferred stock, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Webloyalty Holdings, Inc. and subsidiaries as of December 31, 2009, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

See note 3 which describes the merger of the Company in 2011 and note 15 which describes commitments and contingencies of the Company.

/s/ KPMG LLP

March 4, 2011

Stamford, CT

WEBLOYALTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2010 and 2009

(In thousands, except share and per share data)

	2010	2009
Assets
Current assets:
Cash and cash equivalents	$26,105	36,930
Accounts receivable, net of allowances of $40 and $35	4,485	5,568
Other receivables	3,384	3,391
Prepaid expenses and other current assets	5,565	2,912
Deferred direct-response advertising costs, net	13,794	68,160
Income taxes receivable	2,022	—
Deferred income taxes	1,620	—

Total current assets	56,975	116,961
Property and equipment, net	5,245	9,658
Goodwill	102,752	102,752
Intangible assets, net	19,739	28,882
Deferred financing costs, net	—	166
Other assets	275	310

Total assets	$184,986	258,729

Liabilities and Stockholders’ Equity
Liabilities:
Current portion of long-term debt	$—	43,179
Accounts payable	6,778	18,417
Accrued liabilities	43,380	40,872
Customers’ refundable fees	15,179	25,589
Income taxes payable	2,159	1,860
Deferred income taxes	—	19,599
Current portion of deferred liabilities	778	119

Total current liabilities	68,274	149,635
Long-term deferred rent liability	807	946
Other long-term liabilities (note 15)	—	13,153
Deferred income taxes	4,382	9,288

Total liabilities	73,463	173,022

Commitments and contingencies (see note 15)
Stockholders’ equity:
Convertible Preferred Stock, voting par value $0.01 per share. Authorized 2,000,000 shares; issued and outstanding 1,131,839 shares in 2010 and 2009 (liquidation value of $96,591 and $96,591, respectively)	11	11
Common Stock, par value $0.01 per share. Authorized 97,500,000 shares; issued 25,841,229 shares and outstanding 24,809,823 shares in 2010 and issued 25,956,474 shares and outstanding 24,925,068 shares in 2009	260	260
Treasury Stock, 1,031,406 and 1,031,406 shares at cost in 2010 and 2009, respectively	(3,538)	(3,538)
Additional paid-in-capital	134,574	133,177
Retained deficit	(19,300)	(43,924)
Accumulated other comprehensive loss	(484)	(279)

Total stockholders’ equity	111,523	85,707

Total liabilities and stockholders’ equity	$184,986	258,729

See accompanying notes to consolidated financial statements.

WEBLOYALTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2010, 2009 and 2008

(In thousands, except share and per share data)

	2010	2009	2008
Net revenues	$214,064	286,637	251,659

Operating costs and expenses:
Product and customer service	29,676	33,437	34,635
Direct-response advertising	93,611	122,104	91,339
Other advertising, marketing and sales	5,485	19,509	19,879
General and administrative	39,341	42,081	41,704
Litigation and legal costs	4,390	36,639	12,706
Merger legal fees	1,391	—	—
Depreciation and amortization	3,647	3,523	3,081
Amortization of intangible assets	6,382	7,517	6,760
Impairment of investment in nonpublicly traded company	—	—	216
Goodwill impairment	—	95,600	—
Loss on disposal of Lift Media business	4,363	—	—

Total costs and expenses	188,286	360,410	210,320

Income (loss) from continuing operations	25,778	(73,773)	41,339

Amortization of deferred financing costs	(366)	(450)	(450)
Interest expense, net	(1,703)	(4,054)	(4,224)

Income (loss) from continuing operations before income taxes	23,709	(78,277)	36,665

Income tax (benefit) expense	(915)	12,177	17,145

Net income (loss) from continuing operations	24,624	(90,454)	19,520

Loss from discontinued operations (net of tax benefit of $0, $437 and $1,370)	—	(621)	(1,979)
Gain on sale of discontinued operations (including tax benefit of $0, $293 and $0)	—	449	—

Net income (loss)	$24,624	(90,626)	17,541

See accompanying notes to consolidated financial statements.

WEBLOYALTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statement of Convertible Preferred Stock, Stockholders’ Equity and Comprehensive Income (loss)

Years ended December 31, 2010, 2009 and 2008

(In thousands, except share and per share data)

	Preferred stock		Common stock		Treasury stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings (deficit)	Total stockholders’ equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2007	1,131,839	$11	24,697,886	$247	(3,005)	124,929	(31)	29,038	151,189
Share-based payment compensation	—	—	432,174	4	—	2,740	—	—	2,744
Common stock issued in connection with exercise of stock options	—	—	97,100	1	—	40	—	—	41
Excess tax benefit from stock option exercises	—	—	—	—	—	2	—	—	2
Comprehensive income (loss):
Net income	—	—	—	—	—	—	—	17,541	17,541
Foreign currency translation adjustment	—	—	—	—	—	—	(375)	—	(375)

Total comprehensive income									17,166

Balance at December 31, 2008	1,131,839	$11	25,227,160	$252	$(3,005)	$127,711	$(406)	$46,579	$171,142
Share-based payment compensation	—	—	—	—	—	3,687	—	—	3,687
Common stock issued in connection with exercise of stock options	—	—	729,314	8	—	862	—	—	870
Purchase of common stock for treasury	—	—	—	—	(533)	—	—	—	(533)
Excess tax benefit from stock option exercises	—	—	—	—	—	917	—	—	917
FIN 48 adoption (note 2)	—	—	—	—	—	—	—	123	123
Comprehensive income (loss):
Net income	—	—	—	—	—	—	—	(90,626)	(90,626)
Foreign currency translation adjustment	—	—	—	—	—	—	127	—	127

Total comprehensive (loss)									(90,499)

Balance at December 31, 2009	1,131,839	$11	25,956,474	$260	$(3,538)	$133,177	$(279)	$(43,924)	$85,707
Share-based payment compensation	—	—	—	—	—	1,930	—	—	1,930
Restricted stock grants forfeited	—	—	(115,245)	—	—	(533)	—	—	(533)
Comprehensive income (loss):
Net income	—	—	—	—	—	—	—	24,624	24,624
Foreign currency translation adjustment	—	—	—	—	—	—	(205)	—	(205)

Total comprehensive income									24,419

Balance at December 31, 2010	1,131,839	$11	25,841,229	$260	$(3,538)	$134,574	$(484)	$(19,300)	$111,523

See accompanying notes to consolidated financial statements.

WEBLOYALTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2010, 2009 and 2008

(In thousands, except share and per share data)

	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$24,624	(90,626)	17,541
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations, net of tax	—	621	1,979
Gain on sale of discontinued operations, net of tax	—	(449)	—
Loss on sale of assets of Lift Media	4,363	—	—
Depreciation and amortization	3,647	3,523	3,081
Impairment of goodwill	—	95,600	—
Share-based compensation expense	1,397	3,608	3,669
Amortization of intangible assets	6,382	7,517	6,760
Amortization of deferred financing costs	366	450	450
Deferred income taxes	(26,168)	(2,186)	(874)
Excess tax benefit from exercise of stock options	—	(917)	(2)
Impairment of investment in nonpublicly traded company	—	—	216
Changes in operating assets and liabilities:
Accounts receivable	1,084	941	(2,921)
Other receivables	7	2,512	(1,906)
Prepaid expenses and other current assets	(2,652)	280	(2,144)
Deferred direct-response advertising costs	54,366	(9,745)	(12,245)
Other assets	35	166	151
Accounts payable	(11,640)	1,954	8,234
Accrued liabilities	2,508	5,203	13,791
Customers’ refundable fees	(10,410)	(2,357)	6,340
Income taxes payable	(1,679)	858	1,254
Other liabilities	(13,192)	13,074	6

Net cash flow from continuing operating activities	33,038	30,027	43,380
Cash flows of discontinued operations	—	1,149	(2,889)

Net cash flow from operating activities	33,038	31,176	40,491

Cash flows from investing activities:
Purchases of property and equipment	(1,528)	(3,172)	(5,334)
Investment in nonpublicly traded company	—	—	(152)
Proceeds from sale of Lead Relevance, net of costs	—	1,419	—
Proceeds on sale of assets of Lift Media	1,250	—	—
Acquisitions, net of cash acquired	—	(3,213)	(9,547)
Cash flows of discontinued operations	—	(226)	156

Net investing activities	(278)	(5,192)	(14,877)

Cash flows from financing activities:
Repayments of borrowings	(43,179)	(11,713)	(11,001)
Debt financing fees	(200)	—	—
Tax payments related to restricted stock issuance	—	—	(1,073)
Proceeds from exercise of stock options	—	870	41
Tax benefit from exercise of stock options	—	917	2
Purchase of common stock for treasury	—	(533)	—

Net financing activities	(43,379)	(10,459)	(12,031)
Effect of exchange rate changes on cash	(206)	63	(394)
Net increase (decrease) in cash and cash equivalents	(10,825)	15,588	13,189
Cash and cash equivalents, beginning of year	36,930	21,342	8,153

Cash and cash equivalents, end of year	$26,105	36,930	21,342

Supplemental disclosures of cash flow information:
Income taxes paid	$27,300	13,708	17,656
Interest paid	2,297	4,372	4,089

See accompanying notes to consolidated financial statements.

WEBLOYALTY HOLDINGS, INC. AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements

(In thousands except share and per share data)

(1)	Description of Business and Basis of Presentation

(a)	Description of Business

Webloyalty Holdings, Inc. together with its subsidiaries (the Company) is a leading online technology-based marketing services company. The Company’s business enables US, UK and France e-commerce, e-travel and e-subscription sites (client sites) to further capitalize on transactions with their customers by providing access to savings and protection subscription-based service programs on an outsourced, turnkey basis at no cost to the client. For client sites, the Company’s services are designed to enhance customer loyalty, encourage repeat purchases and generate additional revenues. For the online consumers, the Company provides access to discounts and protection benefits in exchange for a monthly subscription fee.

(b)	Basis of Presentation

The accompanying consolidated financial statements, which include the accounts of Webloyalty Holdings, Inc. and its wholly owned subsidiaries, have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany accounts and transactions have been eliminated in consolidation. Operating results of acquired businesses are included in the consolidated financial statements beginning the day of their respective dates of acquisition.

Certain reclassifications have been made to the 2009 and 2008 consolidated financial statements to conform to the 2010 presentation.

(2)	Summary of Significant Accounting Policies

(a)	Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. As of December 31, 2010 and 2009 cash equivalents consisted of $0 and $29,583, respectively, of overnight repurchase agreements that invest in U.S. government securities.

(b)	Software Development Costs

The Company capitalizes internal-use software development costs, which include web site development, in accordance with authoritative guidance which established principles and requirements for Accounting for the Costs of Computer Software Developed or Obtained for Internal Use and Accounting for Web Site Development Costs. This authoritative guidance requires certain costs of development or purchase of internal-use software to be capitalized and amortized over the estimated useful life of the software and that costs for the preliminary project stage and post-implementation stage of an internal-use computer software development project be expensed as incurred.

In connection with the Lift Media and Loyalty Ventures acquisitions on May 27, 2008 and June 30, 2008, respectively, (discussed in note 4) the Company acquired $2,600 and $600 of internally developed software.

Capitalized software development costs at December 31, 2010 and 2009 totaled $6,137 and $8,827, respectively, and are recorded as property and equipment in the consolidated balance sheets. Accumulated amortization for these costs was $4,391 and $4,682 at December 31, 2010 and 2009, respectively. In connection with the disposal of the Lift Media business in 2010 (see Note 4), the Company wrote off $2,294 of net software development costs.

(c)	Deferred Financing Costs

Direct costs of obtaining the Company’s line of credit (see note 9), consisting primarily of an initial commitment fee and legal costs, were capitalized as deferred financing costs and were amortized using the straight-line method over the term of the line of credit (through 2010).

(d)	Goodwill

Goodwill is recorded when the consideration paid for an acquisition exceeds the fair value of identifiable tangible and intangible net assets acquired. In accordance with authoritative guidance issued by the FASB and which established principles and requirements for Goodwill and Other Intangible Assets, goodwill and other indefinite-lived intangible assets are not amortized. Instead, these assets are reviewed for impairment at least annually and again during an interim period should a triggering event occur. The first step of the impairment test is used to identify potential impairment by comparing the fair value of a reporting unit to the book value, including goodwill. If the fair value of a reporting unit exceeds its book value, goodwill of the reporting unit is not impaired and the second step of the impairment test (measurement) is not required. If the book value of a reporting unit exceeds its fair value, the second step of the impairment test is performed to measure the amount of impairment loss, if any. The second step of the impairment test compares the implied fair value of the reporting unit’s goodwill with the book value of that goodwill. If the book value of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination.

The Company’s annual impairment review is performed in the second calendar quarter as of April 30. The Company estimates reporting unit fair values utilizing discounted future cash flow projections and as appropriate analyses of comparable public company market trading multiples and/or private and public company market transaction multiples. As a result of certain factors indicating potential impairment, the Company conducted an interim impairment assessment of goodwill at December 31, 2009 resulting in an impairment charge of $95,600 (See note 6). There was no impairment of goodwill in 2010 or 2008.

(e)	Acquired Intangible Assets

The fair values of acquired intangible assets were estimated as of the acquisition dates utilizing the income and cost valuation approaches. Under the income approach, the Company estimated the fair value of the assets based on discounted future cash flow projections. Under the cost approach, the Company estimated the fair value of the acquired assets based on the cost to reproduce or replace the functionality of the assets. Both the income and cost approaches are dependent on a number of factors including management’s estimates of forecasted revenues and expenses. Although the Company based its fair value estimates on assumptions it believes to be reasonable, those assumptions may differ from actual results.

The Company amortizes acquired intangible assets using the straight-line method over their expected useful lives ranging from 2 to 14 years.

(f)	Impairment of Long-Lived Assets

The Company accounts for the impairment of long-lived assets in accordance with authoritative guidance issued by the FASB, which established principles and requirements for Accounting for the Impairment or Disposal of Long-Lived Assets. Long-lived assets, including property and equipment and definite-lived intangible assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to estimated future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the excess of the carrying amount over its fair value. For purposes of recognition and measurement of an impairment loss, a long-lived asset or assets shall be grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Any resulting impairment loss shall reduce the carrying amount only of the long lived assets of the group. Assets to be disposed of, where applicable, are presented separately in the consolidated balance sheets and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of such a disposal group are classified as held-for-sale and would be presented separately in the appropriate asset and liability sections of the consolidated balance sheets.

(g)	Deferred Rent Liability

The Company is party to certain noncancelable operating leases which provide for uneven monthly cash payments. For financial reporting purposes, the Company follows the authoritative guidance issued by the FASB, which established principles and requirements for Accounting for Leases, which requires the total payments be recognized on a straight-line basis over the lease term, including periods of free rent, if any.

(h)	Share-Based Compensation

The Company accounts for share-based compensation in accordance with FASB ASC 718, Compensation—Stock Compensation, which requires companies to recognize expense over the requisite service period in the statement of operations for the grant-date fair value of awards of share based payments. In accordance with this authoritative guidance, the Company recorded related equity compensation expense of $1,397, $3,687 and $3,785 for the years ended December 31, 2010, 2009 and 2008, respectively. Compensation costs are recognized ratably over the vesting term from the date awards are granted. Fair values of the Company’s common shares used in determining the fair value of awards granted are determined in a manner similar to that used to determine the fair value of reporting units in connection with the Company’s annual goodwill impairment review described in the “Goodwill” section of this note 2. See note 12 for additional information regarding the Company’s share-based compensation plans.

(i)	Revenue Recognition

The Company’s revenues primarily consist of credit card billings earned in connection with monthly and annual membership subscriptions sold to consumers. Subscriptions are recognized as revenue upon the expiration of the cancellation or refund period, which is typically one month. Refundable amounts are reflected in the consolidated balance sheets as customers’ refundable fees. Annual subscription fees are not significant to the Company and are also recognized as revenue on a pro-rata basis upon the expiration of the cancellation or refund period, which is typically the first two months of the subscription term. Annual subscription revenues are recognized over the remaining 10 months and any subscription cancellations are subject to a pro rata refund over this remaining term.

Customers’ refundable fees related to monthly subscriptions were $15,040 and $25,370 at December 31, 2010, and 2009, respectively. In addition, customers’ refundable fees related to annual subscriptions, were $139 and $219 at December 31, 2010 and 2009, respectively.

Subscription-related revenue is reduced for cash rebates expected to be redeemed by customers, which amounts are estimated based on Company-specific historical redemption experience. For the years ended December 31, 2010, 2009, and 2008, subscription-related revenue was reduced by $2,062, $4,354 and $3,419, respectively, for these rebates.

Revenues for Lead Relevance amounted to $8,754 for the period from January 1, 2009 to July 21, 2009 when it was disposed of, and $11,143 for the year ended December 31, 2008. Lead Relevance’s revenues represent student lead generation fees and are recorded based on leads provided to online education buyers and the related contractual revenue per lead with respective buyers. Leads provided to buyers are generally contingent on the buyers’ acceptance of the leads, after performing a series of validity checks. Lead Relevance’s revenues are recognized and recorded on an accrual basis in the month its services are provided. On July 21, 2009, the Company sold the assets related to its Lead Relevance business and the operations are presented as discontinued operations—see note 4.

Revenues for Lift Media amounted to $2,716 and $6,976 for the years ended December 31, 2010 and 2009, respectively, and $3,636 for the period from its May 27, 2008 acquisition date to December 31, 2008. Lift Media’s revenues represent advertising fees and these are recorded based on consumer response and registration for advertising offers and the related contractual pay-in amounts per consumer with respective advertisers. Lift Media’s advertising revenues are recognized and recorded in the month its services are provided. In May 2010, the Company sold certain assets related to its Lift Media business—see note 4.

Revenues for Loyalty Ventures amounted to $1,788 and $1,588 for the year ended December 31, 2010 and 2009, respectively, and $634 for the period from its June 30, 2008 acquisition date (see note 4) to December 31, 2008. Loyalty Ventures revenues primarily represent incentive network commissions generated from online shopping by consumers who transact on Loyalty Ventures’ websites. Loyalty Ventures revenues are recognized and recorded in the month its services are provided.

(j)	Direct-Response Advertising Costs

In accordance with authoritative guidance issued by the FASB, which established principles and requirements for Accounting for Capitalized Advertising Costs, the Company capitalizes and amortizes direct-response advertising costs over the period they produce future benefits if they: (i) generate identifiable sales to consumers who have responded specifically to the advertising and (ii) result in probable future revenues in excess of the advertising costs. These costs represent fees paid to client sites based upon offers viewed by, or Company membership subscriptions sold to online consumers. The Company assesses the realizability of direct-response advertising assets by comparing the carrying amounts of such assets to the probable future revenues expected to result directly from such consumer members. The Company amortizes the capitalized direct-response advertising costs on a straight-line basis over the twelve month period (i.e., the expected duration of a member relationship based on historical experience and known or expected trends) following the month they are capitalized. As of December 31, 2010 and 2009, $13,794 and $68,160, respectively, were reported as deferred direct-response advertising costs in the Company’s consolidated balance sheets. For the years ended December 31, 2010, 2009 and 2008, $93,611, $129,429 and $103,939, respectively, of direct-response advertising costs were amortized and charged to expense in the Company’s consolidated statements of operations, of which $93,611, $122,104 and $91,339 relate to income (loss) from continuing operations.

(k)	Other Advertising, Marketing and Sales Costs

All other advertising, marketing and sales costs that do not represent direct-response advertising as defined under the authoritative guidance from FASB which established principles and requirements for Accounting for Capitalized Advertising Costs are expensed as incurred.

(l)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not “more likely than not” that some portion or all of the deferred tax assets will be realized.

(m)	Foreign Currency Translation and Transaction Gains and Losses

The Company’s foreign subsidiaries use their local currency as the functional currency. Accordingly, the foreign subsidiaries’ balance sheet amounts are translated at the exchange rates in effect at year-end, and income statement and cash flow amounts are translated at the average rates of exchange prevailing during the year. Translation adjustments are recorded as a component of stockholders’ equity in “Accumulated other comprehensive (loss).”

Foreign currency transaction gains and losses and losses from certain subsidiaries that had un-hedged currency exposure arising from intercompany debt, which is to be settled in the foreseeable future, and other obligations are included in the determination of net income. The net foreign currency transaction (gains) losses were $317, ($430) and $770 for the years ended December 31, 2010, 2009 and 2008, respectively, and are recorded in “General and administrative” expenses in the consolidated statements of operations.

(n)	Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, principally accounts receivable and accounts payable approximate their fair values at December 31, 2010 and 2009, due to the short-term nature of these instruments. At December 31, 2009 and through November 2010 when the Company’s long-term debt was repaid in full, the carrying value of the Company’s debt approximated its fair value, as the debt carried a variable rate of interest and was required to be paid in full in November 2010.

(o)	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its excess balances in an overnight repurchase agreement account with Bank of America that invests in and is collateralized by U.S. government securities.

(p)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Legal costs incurred in connection with loss contingencies are also recorded in the period these costs become estimable and probable. See note 15 for additional information regarding the Company’s commitments and contingencies.

(q)	Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires Company management to make estimates and assumptions that affect: (i) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and (ii) the reported amount of revenues and expenses during the reporting periods. On an on-going basis, the Company’s management on a regular basis evaluates its estimates, including those related to the useful lives of long-lived assets, goodwill and other intangible assets, future recoverability of direct-response advertising, income taxes, stock-based and other employee related compensation and contingencies. Actual results could differ from those estimates.

(r)	Recently Issued Accounting Pronouncements

Effective January 1, 2009, the Company adopted provisions of FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes (FIN 48), which addresses the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a threshold of more-likely-than-not for recognition and de-recognition of tax positions taken or expected to be taken in a tax return. FIN 48 also provides related guidance on measurement, classification, interest and penalties, and disclosure. See note 13 for the impact of adopting FIN 48 on the Company’s results of operations and financial position.

In May 2009, the FASB issued authoritative guidance establishing general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance was issued in order to establish principles and requirements for reviewing and reporting subsequent events and requires disclosure of the date through which subsequent events are evaluated and whether the date corresponds with the time at which the financial statements were available for issue (as defined) or were issued. The guidance was effective for interim or annual financial periods ending after September 15, 2009. We have evaluated events and transactions that occurred after December 31, 2010 through March 4, 2011, the date we issued these financial statements. See note 3 for events subsequent to December 31, 2010.

(3)	Subsequent Event

On January 14, 2011, Affinion Group, Inc., a Delaware corporation (“Affinion”), Affinion’s parent, Affinion Group Holdings, Inc., a Delaware corporation (“Holdings”), Parker Holdings, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Affinion (“Merger Holdings”), Parker Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Merger Holdings (“Merger Sub”), and the Company entered into, and consummated, an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub merged with and into the Company (the “Merger”). As a result of the Merger, the Company became a direct wholly owned subsidiary of Merger Holdings. As a result of the Merger, on January 14, 2011, Affinion indirectly acquired all of the capital stock of the Company, and the interest of security holders of the Company immediately prior to the Merger were converted into Holdings’ securities, as follows: (i) the shares of common stock of the Company, par value $0.01 per share (the “Webloyalty Common Stock”), were converted into shares of Holdings’ common stock, par value $0.01 per share (the “Common Stock”), (ii) options to purchase shares of Webloyalty Common Stock granted under the Company’s equity plans, whether vested or unvested, were converted into options to purchase shares of Common Stock, (iii) warrants to purchase shares of Webloyalty Common Stock were converted into warrants to purchase Common Stock and (iv) awards of restricted shares of Webloyalty Common Stock (to the extent unvested) were converted into awards of restricted shares of Common Stock, in each case, as set forth in the Merger Agreement.

As a result of the Merger, each share of convertible preferred stock of the Company, par value $0.01 per share and of the Company’s Treasury Stock or otherwise owned directly or indirectly by the Company immediately prior to the Merger, were cancelled and retired and ceased to exist without payment of any consideration as part of the Merger. Legal expenses related to the Merger were accrued at December 31, 2010 in the amount of $1,391.

As a result of the Merger, certain retention bonuses were earned. The total payment of these retention bonuses is expected to be $3,042, of which $700 was accrued at December 31, 2010.

(4)	Acquisitions and Dispositions

(a)	Lift Media

On May 27, 2008, the Company completed the acquisition of Lift Media’s stock for a preliminary purchase price of $8,317, which was paid to the sellers on the closing date. In addition, $363 of fees and expenses were paid in connection with this acquisition for a total initial purchase price of $8,680.

Under the purchase method of accounting, the preliminary purchase price was allocated to the fair values of the assets acquired and liabilities assumed as of May 27, 2008 as follows:

Asset/liability	Useful life (in years)	Fair value
Cash	n/a	$740
Accounts receivable	n/a	750
Other current assets	n/a	28
Property and equipment	3	17
Internally developed software	5	2,600
Accounts payable	n/a	(809)
Accrued expenses	n/a	(392)
Deferred income taxes	n/a	(2,030)

Total acquired tangible net assets		904

Goodwill	n/a	3,896
Client relationships	9	2,560
Trade names/trademarks	10	190
Noncompete agreements	4	1,130

Total acquired intangible assets		7,776

Total purchase price		$8,680

In August of 2009 the final purchase price was determined. On the basis of a previously agreed upon earn-out agreement, the additional purchase price was determined to be $3,213 and a corresponding increase to goodwill was recorded, making the final purchase price allocated to goodwill for this acquisition $7,109.

The Company was amortizing Lift Media’s acquired intangible assets over their expected period of future benefit, which on a weighted average basis is 7.6 years. The goodwill recognized is not deductible for income tax purposes.

In May 2010, the Company made the decision to dispose of the Lift Media business.

To affect the sale, the Company entered into an agreement to sell all active contracts with clients to TrialPay Inc (“Trial Pay” or the “Buyer”) on May 7, 2010.

On that date, the Company entered into an Asset Purchase Agreement with TrialPay. The Company received $1,250 upon closing of the transaction — $500 of this amount represented a onetime non-refundable payment and the remaining $750 could be earned by the Company within one year of the closing date as part of a revenue share agreement between the Company and the Buyer in which each party receives a 50% share in the net revenues of transactions generated by the sold contracts. If within this one year period the Company’s share of revenue is less than the $750, the Buyer will have the right to recover the difference between the amount earned by the Company and the $750. Moreover, the Company will continue to receive 50% of the net revenues generated by the successfully transferred contracts for an additional period through August 2012.

In connection with the sale of the client contracts to TrialPay, management of the Company also made the concurrent decision to abandon the Lift Media business model and software platform altogether.

For the year ended December 31, 2010, the loss on disposal / abandonment of the Lift Media assets is calculated as follows:

Cash received	$1,250
Less: Cash due TrialPay as not yet earned	(558)

Net proceeds earned through December 31, 2010	692
Less: write-off of net book value of assets related to the Lift Media business	(5,055)

Net loss on disposal of Lift Media business	$(4,363)

The net book value of the major classes of assets disposed consists of intangible assets of $2,761 and capitalized software of $2,294.

(b)	Lead Relevance

On July 21, 2009, the Company sold the assets related to its Lead Relevance business (Lead Relevance), which had been acquired by the Company in 2007 and had been a separate reporting unit of the Company through the date of sale. On that date, the Company entered into an Asset Purchase Agreement with LendingTree, LLC (the Buyer) for a sale price of $3,650. The amount was paid to the Company on the closing date. The Company transferred certain assets, to the Buyer and the Buyer assumed certain obligations of the business. The results of the Lead Relevance business through the date of sale in 2009 are reflected in discontinued operations in the consolidated statements of operations.

The Company also entered into earn-out agreements with some of the former employees of Lead Relevance. Under those agreements, two of those employees received a share of the proceeds from the sale of the division, totaling $1,675. The payments were considered compensation by the Company and both employees joined the Buyer as employees on the date of the sale. The amount paid to the former owners was included as a cost of the sale and as a reduction to the gross proceeds. The gross proceeds were also reduced by legal and other costs totaling $555. The pre-tax gain from the sale of Lead Relevance, which is reflected in gain on sale of discontinued operations, was $156. In connection with the sale, the Company recognized a tax benefit of $293 associated with the expected realization of a deferred tax benefit related to capital loss carryforwards for which a valuation allowance had previously been maintained.

As further detailed in note 9, the Company had a line of credit through November 2010. The terms of this agreement, among others, require the Company to prepay the outstanding principal amount of its loans in an amount equal to 100% of the net cash proceeds received by the Company or its subsidiaries in connection with any disposition. As such, on July 24, 2009 the net proceeds from the sale of $1,420 were transferred to the lender as required under the indebtedness agreement.

At December 31, 2008 the major classes of assets and liabilities related to the disposal of the Lead Relevance business consist of the following:

Accounts receivable	$1,934
Property and equipment, net	382
Deferred costs	20
Goodwill	1,270
Intangible assets	743

Total assets	4,349
Total liabilities associated with the assets	(985)

Net Lead Relevance assets at December 31, 2008	$3,364

No other assets or liabilities of the Lead Relevance business remain at December 31, 2010 or 2009.

(c)	Loyalty Ventures

On June 30, 2008, the Company completed the acquisition of a majority of Loyalty Ventures’ assets, for a total purchase price of $1,300, which was paid to the seller on the closing date. In addition, $287 of fees and expenses were paid in connection with this acquisition for a total purchase price of $1,587.

Under the purchase method of accounting, the final total purchase price was allocated to the fair values of the assets acquired as of June 30, 2008. As part of the acquisition, no liabilities were assumed by the Company. The Company determined the fair values of the acquired assets as follows:

Asset	Useful life (in years)	Fair value
Internally developed software	6	$600
Goodwill	n/a	547
Client relationships	10	330
Trade names/trademarks	8	20
Noncompete agreements	7	90

Total acquired intangible assets		987

Total purchase price		$1,587

The Company is amortizing Loyalty Venture’s acquired intangible assets over their expected period of future benefit, which on a weighted average basis is 9.3 years. The goodwill recognized is deductible for income tax purposes.

(5)	Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization expense is computed using the straight-line method over the estimated useful lives of the related assets. Property and equipment consisted of the following at December 31, 2010 and 2009:

	Estimated useful life	2010	2009
Computer equipment and software	2 to 4 years	$9,237	9,567
Capitalized software development costs	2 to 6 years	6,137	8,827
Leasehold improvements	0.5 to 10 years	1,663	1,926
Office equipment	2 to 5 years	1,486	1,607
Furniture and fixtures	5 years	1,119	1,625

		19,642	23,552
Less accumulated depreciation and amortization		(14,397)	(13,894)

Property and equipment, net		$5,245	9,658

Leasehold improvements are amortized over the lesser of the useful life of the asset or the term of the underlying lease.

The Company capitalizes major improvements that add to productive capacity or extend the life of an asset. Repairs and maintenance expenditures are expensed as incurred. The cost of assets and the related depreciation are written off when such assets are disposed of or are permanently removed from service, and any related gains or losses on the disposals are reflected in current earnings. Depreciation and amortization expense was $3,647, $4,648 and $3,203 for the years ended December 31, 2010, 2009 and 2008, respectively.

In 2010, the Company disposed of certain assets of its Lift Media business, resulting in the write off of $2,294 of net software development costs (see note 4).

Leases

The Company leases certain of its facilities and equipment under operating leases, expiring through 2016. Aggregate future minimum lease payments under these noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2010 are as follows:

For the year ending December 31,
2011	$2,031
2012	2,024
2013	1,825
2014	1,353
2015	325
Thereafter	24

$7,582

During 2010, 2009 and 2008 rent expense recorded on operating leases amounted to $3,914, $3,535 and $3,246 respectively.

In March 2010, the Company closed down its customer service facility in Gilbert, Arizona. Through December 31, 2010 the Company made a total of $163 in rent payments related to this facility. In July 2010, the Company vacated the facility and signed a lease buy-out agreement in which it agreed to pay an additional $550 to satisfy its commitment.

Rent expense, including the amounts related to the Gilbert, Arizona facility, are included in general and administrative expenses on the Company consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008.

(6)	Goodwill

Changes in the Company’s goodwill balances for the years ended December 31, 2010, 2009, and 2008 are as follows:

Balance as of December 31, 2007	$192,912
Tax reserve adjustment	(966)
Lift Media acquisition (see note 4)	3,896
Loyalty Ventures acquisition (see note 4)	547
Lead Relevance acquisition adjustment	20

Balance as of December 31, 2008	196,409
Lift Media earn-out payment in 2009	3,213
Sale of Lead Relevance net assets in 2009 (see note 4)	(1,270)
Goodwill impairment in 2009	(95,600)

Balance at December 31, 2010 and 2009	$102,752

The tax reserve adjustment in 2008 relates to tax amounts recorded in connection with the May 12, 2005 merger and acquisition of Webloyalty.com which was no longer needed.

On May 27, 2008, the Company completed the acquisition of Lift Media’s stock for a preliminary purchase price of $8,680. In August of 2009 the final purchase price was determined. On the basis of a previously agreed upon earn-out agreement, the additional purchase price was determined to be $3,213 and a corresponding increase to goodwill was recorded. In May 2010, the Company made the decision to dispose of certain assets of the Lift Media business (see note 4).

At December 31, 2009, the Company had a number of conditions posing significant risk to the expected future results of operations and cash flows of the Company. These conditions included:

•	the costs associated with several legal and regulatory proceedings;

•	the adverse impact to client and new member expansion, revenues and profits resulting from the negative publicity generated by these legal and regulatory matters; and

•	debt obligations of $43,180 that were required to be repaid in full by May 2010 (see note 9).

These adverse conditions were a contributing factor to the Company’s interim assessment of goodwill for impairment at December 31, 2009, which resulted in an impairment charge of $95,600. There were no goodwill impairment charges in 2010 or 2008.

(7)	Intangible Assets

Intangible assets consisted of the following at December 31, 2010 and 2009:

		2010			2009
	Amortizable life	Gross	Accumulated amortization	Net	Gross	Accumulated amortization	Net
Intellectual property, trade names, trademarks and patents	8 to 10 years	$21,371	(14,278)	7,093	21,561	(11,834)	9,727
Consumer/member relationships	2 years	39,000	(39,000)	—	39,000	(39,000)	—
Client relationships	9 to 14 years	33,854	(21,266)	12,588	36,414	(18,017)	18,397
Noncompete agreements	2 to 7 years	149	(91)	58	1,279	(526)	753
Domain names	3 years	123	(123)	—	133	(128)	5

		$94,497	(74,758)	19,739	98,387	(69,505)	28,882

The weighted average remaining useful life of acquired intangible assets at December 31, 2010 was 3.2 years and amortization expense was $6,382, $7,517 and $6,760 for the years ended December 31, 2010, 2009 and 2008, respectively. At December 31, 2010, the estimated annual amortization expense of acquired intangible assets during each of the next five years is: $6,186 in 2011; $6,186 in 2012; $5,854 in 2013; $1,389 in 2014 and $124 in 2015. Future acquisitions or impairment events could cause these amounts to change.

In 2010, the Company disposed of certain assets of its Lift Media business, resulting in the write off of $2,761 of net intangible assets (see note 4).

(8)	Accrued Liabilities

Accrued liabilities consisted of the following at December 31, 2010 and 2009:

	2010	2009
Litigation and legal	$16,482	15,173
Merger legal fees	1,391	—
Employee wages and benefits	3,510	2,560
Retention bonuses	1,070	—
Taxes other than income taxes	727	630
VAT tax payable	5,290	1,177
Client advertising fees	6,820	13,316
Other	8,090	8,016

	$43,380	40,872

Accrued legal liabilities include estimated costs for the settlement of a class action lawsuit, out of class settlements and multiple other pending litigation matters from various jurisdictions (see note 15).

(9)	Debt

The Company had a line of credit (the Facility) in the amount of $66,570 at December 31, 2009 .

At December 31, 2009, the Company had an outstanding balance of $43,179. The Facility interest was based upon the London Interbank Offered Rate (LIBOR) plus a margin, which in 2010 and 2009 was at a floor of 4.75%, plus a margin of 4.0%. The Facility was secured by a lien on all intellectual, personal and real property owned by the Company.

During 2010, 2009 and 2008, the Company recorded interest expense of $1,707, $4,069 and $4,332, respectively, related to the Facility. The weighted average interest rates on the borrowings outstanding during 2010, 2009 and 2008 were 10.24%, 8.75% and 7.10% respectively.

Effective January 1, 2006, the facility commitment decreased by $1,500 per quarter and the Facility was scheduled to expire and be repaid in full by May 2010. In February 2010, the Company signed an amendment that modified the terms and expiration date of its loan. The expiration date was extended to November 2010 and the interest rate changed from a variable rate that averaged 8.75% per month in 2009 to a variable rate that ranged from 8.75% to 15% per month. The amendment provided for the rescheduling of loan payments by making a payment of $22,000 concurrent with the amendment and future monthly payments ranging from $1,750 to $6,750 through the payoff of the outstanding balance and expiration of the Facility in November 2010. Each repayment or prepayment of the outstanding principal of the loans resulted in a corresponding permanent reduction in the credit commitment on a dollar-for-dollar basis. The amendment also set limits for the Company’s Senior Leverage Ratio, Interest Coverage Ratio, Consolidated EBITDA and Capital Expenditures for 2010. The Company was in compliance with all of the financial covenants through the expiration date of the Facility.

The loan was repaid in full by the Company by November 2010 in accordance with the amended repayment schedule and there are no amounts outstanding as of December 31, 2010.

(10)	Stockholders’ Equity

The authorized capital stock of the Company consists of 99,500,000 shares, divided into 97,500,000 shares of Common Stock, with a par value of $0.01 per share (the Common Stock), and 2,000,000 shares of Convertible Preferred Stock, with a par value of $0.01 per share.

(a)	Convertible Preferred Stock

Each holder of Convertible Preferred Stock (the Preferred Stock) is entitled to one vote for each share of Common Stock into which the Preferred Stock could be converted. In the event of any liquidation, dissolution or winding up of the Company, or in the event of its insolvency, the holders of Preferred Stock are entitled to be paid, out of the net assets of the Company available for distribution, $85.34 per share (the Preferential Amount) at December 31, 2010 and 2009 (subject to the Preferred Stock Fixed Liquidation Preference Amount as defined below). Holders of Preferred Stock are also entitled to be paid, out of the available net assets of the Company, an amount equal to the amount per share that would have been payable if the outstanding shares of Preferred Stock were converted into Common Stock.

In the event the Company declares or pays any dividend or other distribution on any share of Preferred Stock or Common Stock issued upon the conversion of Preferred Stock, the Preferential Amount shall be reduced by an amount equal to the quotient of: (a) the aggregate amount of the consideration received by the holders of Preferred Stock minus consideration received by the holders of Common Stock; minus the product of the number of Preferred Shares multiplied by the then preference amount, divided by (b) the number of outstanding shares of Preferred Stock. This new lowered value represents the Preferred Stock Fixed Liquidation Preference Amount. As of December 31, 2010 and 2009, the return of a portion of the majority stockholders’ original investment resulting from the Corporate Debt Recapitalization described in note 11, resulted in a decrease in the Preferential Amount of $14.66 per share from the Preferential Amount at the date the Preferred Stock was issued of $100 per share.

If the Company declares and pays a dividend on the shares of Common Stock, the holders of Preferred Stock shall be entitled to share in such dividend on a pro rata basis as if their shares had been converted into shares of Common Stock. Each share of Preferred Stock is convertible into 50 shares of Common Stock.

(b)	Common Stock

Each holder of Common Stock is entitled to one vote per share. Subject to preferences applicable to the Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available.

(c)	Treasury Stock

At December 31, 2010 and 2009, the treasury stock reflected in the Company’s consolidated balance sheets is carried at the amount paid at the time of purchase. In July 2009, the Company completed a share repurchase transaction with one of its former officers whereby the Company purchased 155,425 of its outstanding common shares owned by the former officer at $3.43 per share for a total purchase price of $533.

(11)	Corporate Debt Recapitalization

On July 18, 2007, the Company’s Board of Directors approved (1) a cash dividend to existing stockholders and a cash bonus to vested and unvested incentive stock option holders and vested nonqualified stock option holders in the amount of $46,000 (approximately $0.55 per share), payable on July 25, 2007; and (2) to unvested nonqualified stock option holders and warrant holders, a reduction to the strike price of all such outstanding stock options and warrants of $0.51 per share, which represents the change in fair market value of the Company’s Common Stock as a result of the cash dividend. The approved transactions are herein referred to as the “Corporate Debt Recapitalization.” The Company recorded a dividend of $44,340 and compensation expense related to the bonus payments of $1,660 on the date of the transactions. In addition, on the transaction date, the Company recognized $411 of incremental compensation expense associated with the modification of terms of the outstanding warrants.

As a result of the modification of terms of the unvested nonqualified stock options, the Company will recognize the incremental compensation expense over the remaining vesting period of the awards, which amounted to $99, $193 and $254 for the years ended December 31, 2010, 2009 and 2008, respectively.

The remaining unrecognized incremental compensation expense will be recognized over the remaining vesting period of the awards as follows:

For the year ending December 31,
2011	$24
2012	8

$32

(12)	Share-Based Compensation

(a)	Stock Option Plans

The Company’s Board of Directors administers the 1999 Webloyalty.com Incentive Stock Option Plan, the 1999 Webloyalty.com Non-Qualified Stock Option Plan and the 2005 Webloyalty Holdings, Inc. and Subsidiary Equity Award Plan (collectively, the Plans). The maximum number of shares of Common Stock authorized to be issued under these Plans is 9,226,958 (excluding the 1,953,533 options which were exchanged for options in the Company’s stock in connection with the May 12, 2005 merger transaction). The Company’s Board of Directors and Compensation Committee have the authority to determine the number, terms and conditions of option grants under the Plans. Upon the exercise of options, new shares of the Company’s Common Stock are issued.

A summary of all stock option activity from December 31, 2007 to December 31, 2010 is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (in years)
Outstanding at December 31, 2007	8,533,214	$1.99
Granted	1,182,500	4.36
Exercised	(97,100)	0.39
Forfeited	(470,726)	1.97

Outstanding at December 31, 2008	9,147,888	1.99
Exercised	(729,314)	1.19
Forfeited	(817,952)	2.45

Outstanding at December 31, 2009	7,600,622	2.41
Forfeited	(2,997,968)	2.63
Cancelled	(823,742)	1.86

Outstanding at December 31, 2010	3,778,912	$2.35	6.12

Exercisable at December 31, 2010	3,408,412	$2.24

Forfeitures represent the surrender of unvested awards due to employee terminations (voluntary and involuntary). Cancellations represent the expiration of vested awards not exercised within the required period. There were a significant number of employee terminations in 2010 as a result of the Company’s decision to realign its existing operations and reduce its US workforce and implement a hiring freeze.

The intrinsic value of stock options exercised during 2010 and 2009 amounted to $0 and $2,245, respectively. The Company did not capitalize any share-based compensation expense as part of the cost of an asset for any periods presented.

Stock options are exercisable ratably over four or five years from the date of grant and expire ten years from the date of grant. Of the total outstanding stock options at December 31, 2010, 3,476,000 options are expected to vest over their remaining vesting terms.

The Company utilizes the Black-Scholes option pricing model, which was developed for use in estimating the value of freely traded options that have no restrictions and are fully transferable. Similar to other option pricing models, this model requires the input of highly subjective assumptions, including dividend yield, stock price volatility, risk-free interest rate and the expected option life. The Company did not grant any options in 2010 or 2009, respectively. The fair value of the stock options was estimated at the grant dates with the following weighted average assumptions for the year ended December 31, 2008:

2008
Dividend yield	—%
Volatility	53.95
Risk-free interest rate	3.08
Expected option life	6.25
Weighted average fair value per option granted	$2.39

Dividend yield—The Company does not have plans to pay any dividends in the foreseeable future.

Volatility—This is a measure of the amount by which a stock price has fluctuated or is expected to fluctuate. In determining its expected volatility, the Company utilized the historical volatility of comparable publicly traded peer companies within its industry and considered company-specific factors, if relevant, given the lack of company-specific historical stock price information.

Risk-free interest rate—This is the U.S. Treasury rate as of the grant date having a term approximately equal to the expected life of the option.

Expected option life—This is the period of time over which the options granted are expected to remain outstanding. The Company determined the expected option life in accordance with authoritative guidance which established principles and requirements for share-based payments, which essentially averages the vesting term and the contractual term of the options granted.

462,000 of the stock options outstanding as of December 31, 2006 related to performance-based options. These performance-based options vest ratably over four years, although vesting only commences upon the attainment of a cumulative revenue target as specified in the employee’s stock option agreement; which target was attained during 2007. However, the Company measured and began recording compensation expense for these options during 2006, as management concluded it was probable that the revenue target would be achieved. Equity compensation expense related to these options was $55, $103 and $177 for the years ended December 31, 2010, 2009 and 2008 respectively.

Aggregate compensation expense for share-based grants issued under the current authoritative guidance which established principles and requirements for Share-Based Payments, including incremental compensation expense for modifications of warrants and unvested nonqualified stock options recorded as part of the Corporate Debt Recapitalization described in note 11, and for Restricted Stock granted in 2009 as described below, was $1,397, $3,687 and $3,785 for the years ended December 31, 2010, 2009 and 2008, respectively. The total income tax benefit recognized in the statements of operations for share-based compensation arrangements were $458, $1,411 and $1,280 for the years ended December 31, 2010, 2009 and 2008, respectively. During the years ended December 31, 2010, 2009 and 2008, 2,624,000, 1,148,000 and 1,447,000, respectively, of stock options vested.

As of December 31, 2010, there was $2,224 of total unrecognized compensation expense related to unvested share-based compensation arrangements, which is expected to be recognized over a weighted average period of 1.13 years. Estimated compensation expense for the next 5 years is: $1,664 in 2011; $560 in 2012; zero in 2013; zero in 2014; and zero in 2015.

(b)	Warrants to Purchase Common Stock

On May 12, 2005, the rights to purchase up to 5,266,000 shares of Common Stock were issued in the form of warrants to certain key employees. At the time of issuance, the exercise price of each warrant was above the estimated fair value of the Company’s Common Stock. All such warrants have a 7 year life. At December 31, 2010 and 2009, respectively, there were 1,780,000 and 4,411,000 warrants outstanding. At December 31, 2010 and 2009, the weighted average exercise price for the warrants outstanding was $3.77 and $3.85, respectively, as adjusted for the Corporate Debt Recapitalization and Preferred Stock dividend described in note 11.

(c)	Restricted Stock

The Company issued 432,000 shares of Restricted Stock to key employees in 2008, net of shares withheld by the Company to settle required minimum payroll taxes. Each holder of Restricted Stock is entitled to one vote per share. Subject to preferences applicable to the Preferred Stock, holders of Restricted Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. The Restricted Stock vested 20% upon issuance and then ratably thereafter on the first, second and third anniversaries. At December 31, 2010 and 2009, there were 317,000 and 432,000 shares of Restricted Stock issued and outstanding, respectively, all of which were granted in 2008 and of which 279,000 shares were vested at December 31, 2010. In 2010, 115,000 shares of Restricted Stock were forfeited.

(13)	Income Taxes

Income tax expense (benefit) on income from continuing operations consists of the following components for the years ended December 31, 2010, 2009, and 2008:

	2010
	Current	Deferred	Total
Federal	$23,120	(19,647)	3,473
State	(680)	(6,396)	(7,076)
Foreign	2,813	(125)	2,688

Total	$25,253	(26,168)	(915)

	2009
	Current	Deferred	Total
Federal	$9,762	(1,777)	7,985
State	3,638	(123)	3,515
Foreign	963	(286)	677

Total	$14,363	(2,186)	12,177

	2008
	Current	Deferred	Total
Federal	$14,547	(1,879)	12,668
State	3,472	1,005	4,477

Total	$18,019	(874)	17,145

A reconciliation of income taxes on income from continuing operations before income taxes computed at the U.S. Federal statutory income tax rate to the Company’s effective income tax rate follows:

	2010 percentage	2009 percentage	2008 percentage
U.S. Federal statutory income tax rate	35%	35%	35%
Increase (decrease) resulting from:
State income taxes, net of Federal benefit	(6)	(3)	8
Write-off of investment	(14)	—	—
Goodwill impairment	—	(43)	—
Foreign dividend, net of foreign tax credit	1	—	—
Foreign tax differential	(2)	—	—
Nondeductible reserves	1	(6)	—
Changes in state income tax reserve	(13)	—	—
Changes in valuation allowance	(6)	1	4

	(4)%	(16)%	47%

The components of the deferred income tax balances are as follows at December 31, 2010 and 2009:

	2010	2009
Deferred income tax assets:
Depreciation	$40	—
Net operating loss carryforwards	2,164	2,433
Share-based compensation	3,245	2,978
Accrued liabilities	4,013	7,314
Capital loss carryforward	1,268	1,815

	10,730	14,540
Less valuation allowance	(2,111)	(3,679)

	8,619	10,861

Deferred income tax liabilities:
Depreciation	—	(362)
Capitalized software development costs	(450)	(742)
Deferred direct-response advertising costs	(3,200)	(26,071)
Intangible assets	(7,403)	(12,454)
Unremitted foreign earnings, net	(328)	(119)

	(11,381)	(39,748)

Net deferred income tax liability	$(2,762)	(28,887)

At December 31, 2010, management has concluded that it is “more-likely-than-not” that the results of future operations will generate sufficient taxable income to realize the Company’s deferred tax assets, except for those related to the France net operating loss carryforward and a capital loss carryforward for which valuation allowances have been established.

At December 31, 2010 and 2009, the Company has a gross net operating loss carryforward in France of $6,493 and $7,261, respectively. At December 31, 2010 and 2009, the Company has recorded a full valuation allowance against the deferred income tax assets associated with the France foreign net operating loss carryforwards, as well as other France deferred income tax assets, as management currently believes that it is not “more likely than not” that they will be realized. France net operating loss carryforwards have no expiration dates. In 2009, the Company determined that its U.K. deferred tax assets were more likely than not expected to be realized and, accordingly, reversed its valuation allowance associated with these assets in the amount of $719.

The Company’s 2005 and 2006 U.S. Corporation Income Tax Returns were examined by the Internal Revenue Service in 2008. The net result of the examination was a favorable adjustment of $966 related to the tax treatment of certain costs associated with the May 12, 2005 merger transaction which was recorded as a reduction of goodwill in 2008 (see note 6).

The Company adopted the provisions of FIN 48 on January 1, 2009. As a result of the implementation of FIN 48, the Company recognized a $123 decrease in the liability for unrecognized tax benefits, which was accounted for as an increase to the January 1, 2009, balance of retained earnings (deficit). A reconciliation of the beginning and ending amount of total unrecognized tax benefits is as follows:

Balance at January 1, 2009	$2,305
Increase related to prior year tax position	229
Increase related to current year tax position	790
Settlements	(103)

Balance at December 31, 2009	3,221
Increase related to prior year tax position	—
Increase related to current year tax position	—
Settlements	(2,815)

Balance at December 31, 2010	$406

The Company, including its domestic subsidiaries, files consolidated federal and state income tax returns. For calendar years 2007, 2008 and 2009 the Company remains subject to U.S. federal and state examinations. In addition, the Company remains subject to state examinations, other than New York and Connecticut, with regard to federal adjustments from its 2005 and 2006 IRS examination.

During 2009, the Company settled a New York examination for the 2005 through 2007 tax years. Therefore, these years are effectively settled for New York state tax purposes.

During 2010, the Company settled a State of Connecticut (CT) examination of the Company’s income tax returns for 2004, 2005 and 2006. A settlement payment of $406 was made in February 2011.

Interest (benefit) expense recognized related to uncertain tax positions amounting to $(794), $381 and $277 in 2010, 2009 and 2008, respectively, was included in income tax expense. Total accrued interest as of December 31, 2010 and 2009 was $ 0 and $794, respectively.

(14)	Defined Contribution Plan

The Company has a defined contribution plan, the Webloyalty.com, Inc. 401(k) Plan (the Plan), covering most employees. Employees are eligible for participation in the Plan upon completion of three months of service and are able to join the Plan on the first day of each month. The Company matches contributions for participants at amounts up to five percent of compensation, not to exceed $1,300 annually per participant. Expense recognized for the year ended December 31, 2010, 2009 and 2008 was $189, $206 and $159, respectively.

(15)	Commitments and Contingencies

The Company is party to various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters has had and may continue to have a material impact on the Company’s consolidated financial position, results of operations, or liquidity.

Until August 1, 2009 the company generally received name, address and billing information from its marketing partners after the consumer authorized such transfer (“data pass marketing”). From August 1, 2009 to January 12, 2010, the Company continued to receive consumer information from its marketing partners via data pass but also required consumers to provide the Company with the last 4 digits of their billing information. Beginning January 13, 2010, the Company ceased receiving consumer information from marketing partners and began to require all consumers to provide their billing information directly to the Company.

(a)	Settlement of 2006 Class Action Lawsuit

On September 11, 2006, a class action lawsuit was filed against the Company in the U.S. District Court of Massachusetts alleging that the Company, in association with its distribution partners, unlawfully obtained consumers’ billing information and used this information to sell fee-based membership programs.

On January 29, 2009, the Company entered into a definitive settlement agreement with the plaintiffs in full resolution of the lawsuit. The Company recorded a liability of $9,297 related to the lawsuit as of December 31, 2008 which represented the probable and reasonably estimable amounts the Company expected to pay for settlement payments to class members, plaintiffs’ legal fees and administrative and other costs. This cost was recorded in the consolidated statements of operations as litigation and legal costs for the year ended December 31, 2008.

A motion to approve the settlement agreement was filed on January 29, 2009. On June 23, 2009, the parties in the class action filed a proposed amended Stipulation of Settlement with the district court to address various objections raised to the Stipulation of Settlement, including those raised by the New

York Attorney General. On July 13, 2009, the Court entered judgment approving the proposed settlement, as amended, and granting the request of plaintiffs’ counsel for an award of attorneys’ fees and expenses. The Settlement, as amended, became effective on August 13, 2009.

Under the approved Settlement, the Company agreed to provide up to full refunds on a claims-made basis to any class member who was charged for two or more months of a membership during the period between January 1, 2000 and September 30, 2008 and who met certain other eligibility criteria. The settlement also provided for comprehensive changes to the Company’s enrollment page along with other changes to the manner in which the Company communicates with its members after enrollment. Finally, pursuant to the Settlement, as amended, the Company paid plaintiffs’ counsel $2,700 for attorneys’ fees and reimbursement of expenses and paid each of the five class representatives in the class action incentive awards in individual amounts of $2. Under the terms of the Settlement, as amended, the Company also paid the cost for the settlement administrator, separately from and without reducing the payments available to the settlement class. All payments required to be made under the class action, including claims payments, were made in full through December 31, 2010.

(b)	Out of Class Mailing

Also, in 2009, the Company voluntarily implemented a mitigation plan similar to the Class Action settlement (the “Plan”) for the out-of-class members (“out of class members”). Out-of-class members were defined as:

•

Members who joined between October 1, 2008 and July 31, 2009, which represent consumers who were not class members under the 2006 Class Action and who were enrolled via data pass marketing prior to the Company requiring consumers to enter the last four digits of their billing information;

•	Members who were billed;

•	Active members, and;

•	Cancelled members who did not receive a full refund.

Out of class members that filed a claim with the administrator were eligible to receive a full refund. As of December 31, 2009, accruals were recorded for claims awards mailings and all such payments were paid in full as of December 31, 2010.

(c)	U.S. Senate Commerce Committee Investigation

The United States Senate Committee on Commerce, Science and Technology made an oversight inquiry into the business practices of the Company and its primary competitors. This inquiry and investigation commenced on May 27, 2009. The Committee released a Report of its investigation and held a related hearing on November 17, 2009. The report and the hearing were critical of certain industry business practices, including certain of the Company’s past business practices, which largely had been mitigated by the Company before issuance of the Committee Report, including requiring the consumer to enter the last four digits of their billing information in order to enroll in a program. The Committee investigation did not create any direct claim or assessment against the Company. However, because of its highly visible nature, the Committee investigation created a potentially material negative affect on the Company’s reputation and its scrutiny by regulators and litigators. No accrual was established or considered necessary as of December 31, 2010 or 2009 for this matter since a liability arising from this investigation is neither probable nor reasonably estimable.

(d)	2009 California Class Action

On November 17, 2009, the Company received a demand letter from Geoffrey J. Spreter, Esq., purportedly on behalf of himself and a putative class of California members of certain of the

Company’s programs, claiming violations of the California Consumer Legal Remedies Act (“CLRA” or “Act”), California Civil Code §1750, et seq., and based on alleged acts and practices substantially similar to those claimed in the Consolidated Action (the “Spreter Demand”). On December 15, 2009, the Company rejected Mr. Spreter’s demand letter, in light of the release in the court-approved settlement, the applicable statute of limitations, and the refunds being provided voluntarily by the Company to members of the purported California class who joined the Company’s programs after the end of the class period covered in the Consolidated Action. The Company has not received further communication from Mr. Spreter. No accrual was established or considered necessary since a loss arising from this investigation is neither probable nor reasonably estimable at December 31, 2010 or 2009.

(e)	2010 Class Action lawsuits – California (CA) & Connecticut (CT)

A class action lawsuit was filed in federal court in CA on June 25, 2010 citing in support certain alleged industry practices of which the U.S. Senate Commerce Committee was critical, as described above. The time period covered by this new class action is for members who joined a membership program from October 1, 2008 to January 13, 2010, which is the time period that is subsequent to the original 2006 class action settlement and which ends when the Company required that all consumers enter their full credit card information in order to enroll in a program.

Another substantially similar class action lawsuit was filed in federal court in CT on August 27, 2010. The time period covered by this new class action is October 1, 2008 to the date judgment is entered by the court (either a trial end date or a mutually agreed upon settlement date).

Motions to dismiss have been filed in each case and certain limited discovery has been conducted in the California action. The Company has accrued for estimated legal fees associated with these class actions at December 31, 2010. However no accruals were established or considered necessary for damages and /or settlement payments as of December 31, 2010 or 2009, since losses arising from such matters are neither probable nor reasonably estimable.

(f)	2011 Class Action lawsuit – Virginia (VA)

A class action lawsuit, substantially similar to the class action lawsuits in CA and CT, was filed in federal court in VA on February 24, 2010. At December 31, 2010 an estimate of loss arising from this matter is neither probable nor reasonably estimable.

(g)	New York Attorney General (NYAG) Inquiry

In 2008, the NYAG inquired about the Company’s business practices and requested information from the Company. The NYAG contacted the Company again in April 2009 when it received notice of the Stipulation of Settlement in the class action litigation. The NYAG then formalized its investigation on July 6, 2009 by serving the Company with a subpoena duces tecum for documents and information and supplemental subpoena in November 2009. The Company responded to these subpoenas as information was requested. In December 2009, the NYAG also issued subpoenas duces tecum to certain on-line retailers that had/have contracts with the Company relating to the marketing of the Company’s membership programs. In January 2010, the NYAG announced an investigation of 22 online retail companies and 3 companies that market membership clubs, including 15 of the Company’s former and/or current clients and the Company’s two main competitors.

As of September 13, 2010, the Company and the NYAG agreed to a settlement agreement (the “2010 Settlement Agreement”) for $5,200 in costs, fines and penalties, a restitution program for certain NY residents that joined a membership program from October 1, 2008 to January 13, 2010 upon submission of a claims form and changes to the Company’s marketing of its membership programs. Costs, fines and penalties were paid in 2010 in their entirety. Restitution payments and costs for administration will be made in 2011.

The Company also paid a portion of such clients’ payments to the NYAG in connection with their settlements with the NYAG during 2010. As of December 31, 2009, accruals were recorded for the costs, fines, penalties, restitution and contractual reimbursement of certain clients ultimately agreed to in the 2010 Settlement Agreement. As of December 31, 2010, the costs for remaining restitution payments, administrative costs remaining and client indemnifications are accrued as they are both probable and reasonably estimable.

(h)	Other State Matters

During 2009 and 2010, the Company received inquiries from numerous state attorneys general relating to the marketing of its membership programs. The Company has and continues to respond to each state’s request for documents and information and is in active discussions with states regarding the resolution of these matters. As of December 31, 2010 and 2009, accruals were recorded based on the Company’s best estimate of the probable outcomes as they relate to these specific inquiries and other state matters.

(i)	District of Columbia Attorney General (DCAG) Inquiry

On February 3, 2011, the Attorney General for the District of Columbia issued a subpoena to the Company requesting documents relating to the Company’s marketing and business practices for the period of January 1, 2007 through February 2, 2011. The DCAG has confirmed to the Company’s outside counsel that they will join the pending multi-state investigation described above. As of December 31, 2010, an accrual was recorded based on the Company’s best estimate of the probable outcomes as they relate to this specific inquiry and other state matters.

(j)	Patent Litigation

On January 24, 2008 Source, Inc. filed a complaint against the Company and 37 other defendants in the U.S. District Court for Eastern Texas. The complaint alleged that the Shopper’s Discounts Rewards Program and Savings Key Software operated by the Company infringed a patent exclusively licensed by Source, Inc. purporting to cover systems and methods of a “Centralized Consumer Cash Value Accumulation System for Multiple Merchants” (U.S. Patent RE 36,116), and sought injunctive relief, monetary damages, prejudgment interest, costs, treble damages for willful infringement and attorneys fees. As of December 31, 2009, an accrual of $320 was recorded based on the Company’s best estimate of the probable outcome of this litigation. A settlement was reached in 2010 with Source, Inc. and an accrual for the payment of such settlement of $135 is accrued as of December 31, 2010. This settlement was paid in January 2011.

Summary

The impact of all legal matters on the Company’s financial statements for the years ended December 31, 2010, 2009 and 2008 is summarized as follows:

	2010	2009	2008
Total legal obligations outstanding at beginning of year	$30,709	9,853	466
Total legal expenses	5,781	36,639	12,706
Payments and other adjustments	(17,862)	(15,783)	(3,319)

Total legal obligations outstanding at end of the year	$18,628	30,709	9,853

The December 31, 2010 total legal obligations outstanding are comprised of $17,873 in accrued liabilities and $755 in accounts payable. The December 31, 2009, balance is comprised of $15,173 in accrued liabilities, $2,383 in accounts payable and $13,153 in other long-term liabilities. The obligation of $18,628 accrued at December 31, 2010 is expected to be paid in 2011.

The amounts accrued for the above matters as of December 31, 2010, 2009 and 2008 are the Company’s best estimates after consultation with outside legal counsel. In addition, the reasonably possible loss beyond the amounts accrued is estimated at approximately $5,000. However, litigation and regulatory matters are inherently unpredictable and, although the Company believes that the accruals are adequate and it intends to vigorously defend itself against such matters, unfavorable resolution could occur, which could have a materially adverse effect on its financial condition, results of operations or cash flows.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The following applies to Affinion Group, Inc., Affinion Data Services, Inc., Affinion Loyalty Group, Inc., CCAA, Corporation, Travelers Advantage Services, Inc., Trilegiant Corporation, Trilegiant Insurance Services, Inc., Trilegiant Retail Services, Inc., Webloyalty Holdings, Inc. and Webloyalty.com, Inc. (each a “Delaware Registrant” and collectively the “Delaware Registrants”):

Each of the Delaware Registrants is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•

to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•

the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•

the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 20 with respect to any Delaware Registrant, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of a Delaware Registrant, and whether civil, criminal, administrative, investigative or otherwise. Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each Delaware Registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Each of the Delaware Registrants may, in its discretion, similarly indemnify its employees and agents. Each Delaware Registrant’s Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, such Delaware Registrant will indemnify any and all of its officers, directors, employees and agents. In addition, each Delaware Registrant’s organizational documents relieves its directors from monetary damages to it or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

Affinion Group, Inc. currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers of Affinion Group, Inc. and its subsidiaries in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of Affinion Group, Inc. or its subsidiaries.

The following applies to Affinion Benefits Group, LLC, Affinion Group, LLC, Affinion Loyalty Acquisition, LLC, Affinion Publishing, LLC, Connexions Loyalty Travel Solutions LLC, Global Privacy Solutions, LLC, International Travel Fulfillment LLC, Lift Media, LLC and Loyalty Travel Agency LLC (each a “Delaware LLC Registrant” and collectively the “Delaware LLC Registrants”):

Each of the Delaware LLC Registrants is a Delaware limited liability company. Section 108 of the Delaware Limited Liability Company Act (the “LLC Act”) provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The Limited Liability Company Agreement of Affinion Group, LLC (“Affinion Group’s LLC Agreement”) provides that Affinion Group, LLC may indemnify its managers, officers, employees and other agents to the maximum extent permitted under the LLC Act, unless the loss or damage for which indemnification is sought is the result of fraud, deceit, gross negligence, willful misconduct, breach of Affinion Group’s LLC Agreement or a wrongful taking by the manager, officer, employee or other agent. Affinion Group’s LLC Agreement also provide that expenses incurred in connection with an action or proceeding for which indemnification is sought may be paid by Affinion Group, LLC in advance of the final disposition of such action upon receipt of an undertaking by such, manager, officer, employee or other agent to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Affinion Group, LLC

The Limited Liability Company Operating Agreement of Affinion Benefits Group, LLC, Affinion Publishing, LLC and Global Privacy Solutions, LLC, each provide that each of the foregoing Delaware LLC Registrants may, to the fullest extent allowed by the LLC Act, indemnify and hold harmless its sole member from and against any and all claims and demands arising by reason of the fact that the sole member is, or was, a member of such company.

The limited liability company agreement or operating agreement, as the case may be, as amended, as the case may be, of Affinion Loyalty Acquisition, LLC, Connexions Loyalty Travel Solutions LLC, International Travel Fulfillment LLC and Loyalty Travel Agency LLC provide that each of the foregoing Delaware LLC Registrants, to the fullest extent authorized by the LLC Act, indemnify and hold harmless each member, manager, officer and employee of such company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of such company.

The Limited Liability Company Agreement of Lift Media, LLC provides that Lift Media, LLC, to the fullest extent permitted by the LLC Act, indemnify and hold harmless each member, member designee or officer against any losses, claims, damages or liabilities to which such person may become subject in connection with Lift Media, LLC’s Limited Liability Company Agreement, business or affairs.

The following applies to CUC Asia Holdings:

CUC Asia Holdings is a Delaware partnership. There is nothing in the General Partnership Agreement of CUC Asia Holdings or any other contract or other arrangement under which any controlling persons, director or officer of CUC Asia Holdings is insured or indemnified in any manner against liability which he may incur in his capacity as such.

The following applies to Cardwell Agency, Inc.:

Cardwell Agency, Inc. (“Cardwell”) is a Virginia corporation. The Virginia Stock Corporation Act (the “VCA”) permits and the Articles of Incorporation of Cardwell require indemnification of the directors and officers of Cardwell in a variety of circumstances, which may include liabilities under the Securities Act. Under sections 13.1-697 and 13.1-702 of the VCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith, believed in the case of conduct in their official capacity with the corporation that their conduct was in its best interests and in all other cases that their conduct was at least not opposed to its best interests, and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Articles of Incorporation of Cardwell provide that each person now or hereafter a director or officer of the corporation shall be indemnified by the corporation against all costs and expenses, including all attorneys’ fees, imposed upon or reasonably incurred by him in connection with or resulting from any action, suit, proceeding, or claim to which he is or may be a party by reason of his being or having been a director or officer of the corporation or at its request, of any other corporation (whether or not a director or officer at the time such cost or expenses are incurred by or imposed upon him), except in relation to matters as to which he shall have been finally adjudged in such action, suit, proceeding, or upon such claim, to be liable for negligence or malfeasance in the performance of his duties as such director or officer.

The Amended and Restated Bylaws of Cardwell provide that, subject to certain exceptions, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer or employee of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity while serving as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the VCA against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or employee.

The Amended and Restated Bylaws of Cardwell also provide that Cardwell may purchase and maintain insurance to protect itself and any person who is or was a director, officer, employee or agent of the corporation or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the VCA.

The following applies to Long Term Preferred Care, Inc:

Long Term Preferred Care, Inc. (“Long Term”) is a Tennessee corporation. The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation. The Charter of Long Term provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he is or was a director of the corporation or is or was serving at the request of the corporation as a director of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director or in any other capacity while serving as a director, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the TBCA against all expense, liability and loss reasonably incurred in connection with the proceeding. Long Term’s Charter provides that it will advance to directors expenses of any claim or proceeding so long as the director furnishes Long Term with a written affirmation of his good faith belief that he has met the standards for indemnification under the TBCA, and a determination is made that the facts then known to those making the determination would not preclude indemnification. Long Term’s Charter also provides that the corporation may indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent as to a director by specific action of its board of directors or by contract.

Long Term’s Amended and Restated Bylaws provide that the corporation shall indemnify and advance expenses to persons who are or were the directors or officers of the corporation or any person who may have served at the request of Long Term’s Board of Directors or its Chief Executive Officer as a director or officer of another corporation, to the full extent of Tennessee law. Long Term’s Amended and Restated Bylaws also provide that it may indemnify and advance expenses to any employee or agent of Long Term who is not a director or officer to the same extent as to a director or officer, if the Board of Directors determines that to do so is in the best interests of Long Term.

Long Term’s Amended and Restated Bylaws also provide that the corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of Long Term or any person who, while a director, officer, employee or agent of Long Term, is or was serving at the request of Long Term as a director, officer, employer or agent of another company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Long Term would have the power to indemnify such person against such expense, liability or loss under the TBCA.

The following applies to Trilegiant Auto Services, Inc:

Trilegiant Auto Services, Inc. (“Trilegiant Auto”) is a Wyoming corporation. The Amended and Restated Bylaws of Trilegiant Auto provide that to the fullest extent permitted by the Wyoming Business Corporation Act (the “WBCA”), a director of Trilegiant Auto shall not be liable to the corporation or its stockholders for breach of fiduciary duty as a director.

Section 17-16-851(d) of the WBCA provides that unless ordered to do so by a court, a corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met certain applicable standards of conduct; or (ii) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled. Section 17-16-852 of the WBCA provides for mandatory indemnification of a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director, against reasonable expenses incurred in connection with the proceeding. Section 17-16-856 of the WBCA provides that an officer may be indemnified to the same extent as a director, and if he is not also a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract; except for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding, or certain other types of liability specified in the WBCA such as an intentional violation of criminal law.

Trilegiant Auto’s Amended and Restated Bylaws provide that the right to indemnification shall include the right to be paid by Trilegiant Auto the expenses incurred in defending any such proceeding in advance of the final disposition of the proceeding. Section 17-16-853 of the WBCA states that a corporation may advance reasonable expenses incurred by a director if the person incurring such expenses delivers to the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct or if the proceeding involved conduct for which liability has been eliminated as authorized by the WBCA, and a written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification as specified in the WBCA and it is ultimately determined that he has not met the applicable standard of conduct.

In addition, Trilegiant Auto’s Amended and Restated Bylaws provide that it may purchase and maintain insurance providing coverage for any person who is or was a director, officer, employee or agent of Trilegiant Auto, or is or was serving at Trilegiant Auto’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him and incurred by him in any capacity or arising out of his status, whether or not it would have the power to indemnify him under the provisions of the WBCA.

The following applies to Watchguard Registration Services, Inc.

Watchguard Registration Services, Inc. is an Indiana corporation. The Indiana Business Corporation Law (“IBCL”) provides that an Indiana corporation may indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation (“Eligible Persons”) against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or (b) if the challenged action was taken other than in the individual’s official capacity as an officer, director, employee or agent, the individual’s conduct was at least not opposed to the corporation’s best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its articles of incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation’s articles of incorporation provide otherwise, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine the indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the shareholders of the corporation.

In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of a corporation’s articles of incorporation or by-laws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability.

The articles of incorporation and by-laws of Watchguard Registration Services, Inc. do not contain any indemnification provisions.

Item 21.	Exhibits and Financial Statement Schedules

(a) The following exhibits are attached hereto:

Exhibit No.	Description
2.1	Purchase Agreement, dated as of July 26, 2005, by and among Cendant Corporation, Affinion Group, Inc. (f/k/a Affinity Acquisition, Inc.), and Affinion Group Holdings, Inc. (f/k/a Affinity Acquisition Holdings, Inc.), as amended by Amendment No. 1 thereto, dated as of October 17, 2005, among Cendant Corporation, Affinion Group, Inc. (f/k/a Affinity Acquisition, Inc.), and Affinion Group Holdings, Inc. (f/k/a Affinity Acquisition Holdings, Inc.) (incorporated by reference to Exhibit No. 2.1 to Registration Statement on Form S-4, filed with the SEC on May 8, 2006, File No. 333-133895).

2.2	Membership Interests Purchase Agreement, dated as of May 19, 2010, by and between Affinion Loyalty Acquisition, LLC, Affinion Group, Inc., Travel Leaders Group, L.L.C., Tag Investment Holdings, L.L.C., One Equity Partners III, L.P., OEP III Co-Investors, L.P., OEP II Partners Co-Invest, L.P. and One Equity Partners III, L.P., as representative acting on behalf of Sellers (as defined therein) (incorporated by reference to Exhibit No. 2.1 to Current Report on Form 8-K filed with the SEC on July 8, 2010, File No. 333-133895).

2.3	Agreement and Plan of Merger, dated as of January 14, 2011, by and among Affinion Group Holdings, Inc., Affinion Group, Inc., Parker Holdings, LLC, Parker Merger Sub, Inc. and Webloyalty Holdings, Inc. (incorporated by reference to Exhibit No. 2.1 to Current Report on Form 8-K filed with the SEC on January 18, 2011, File No. 333-133895).

3.1	Amended and Restated Certificate of Incorporation of Affinion Group, Inc. filed in the State of Delaware on September 27, 2005 (incorporated by reference to Exhibit No. 3.1 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

3.2	By-laws of Affinion Group, Inc. (incorporated by reference to Exhibit No. 3.2 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

4.1	Indenture, dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015, among Affinion Group, Inc., a Delaware corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit No. 4.2 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

Exhibit No.	Description
4.2	Supplemental Indenture No. 1, dated as of October 4, 2007, among CCAA Corporation, a Delaware corporation and an indirect subsidiary of Affinion Group, Inc., Affinion Group, Inc., a Delaware corporation, and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit No. 4.5 to Annual Report on Form 10-K for the year ended December 31, 2007, File No. 333-133895).

4.3	Supplemental Indenture No. 2, dated as of January 24, 2008, among Watchguard Registration Services, Inc., an Indiana corporation, Affinion Group, Inc., and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit No. 4.6 to Annual Report on Form 10-K for the year ended December 31, 2007, File No. 333-133895).

4.4	Supplemental Indenture No. 3, dated as of December 29, 2009, among Global Privacy Solutions, LLC, a Delaware limited liability company, Affinion Group, Inc., and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit No. 4.3 to Quarterly Report on Form 10-Q for the period ended June 30, 2010, File No. 333-133895).

4.5	Supplemental Indenture No. 4, dated as of June 17, 2010, among Affinion Loyalty Acquisition, LLC, a Delaware limited liability company, Affinion Group, Inc., and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit No. 4.4 to Quarterly Report on Form 10-Q for the period ended June 30, 2010, File No. 333-133895).

4.6	Supplemental Indenture No. 5, dated as of July 29, 2010, among Loyalty Travel Agency LLC, a Delaware limited liability company, Connexions Loyalty Travel Solutions LLC, a Delaware limited liability company, International Travel Fulfillment LLC, a Delaware limited liability company, Affinion Group, Inc., and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit No. 4.3 to Quarterly Report on Form 10-Q for the period ended September 30, 2010, File No. 333-133895).

4.7	Supplemental Indenture No. 6, dated as of February 14, 2011, among Webloyalty Holdings, Inc., a Delaware corporation, Webloyalty.com, Inc., a Delaware corporation, Lift Media, LLC, a Delaware limited liability company, Affinion Group, Inc., and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit No. 4.7 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

4.8	Indenture, dated as of November 19, 2010 governing the 7.875 % Senior Notes due 2018, among Affinion Group, Inc., a Delaware corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit No. 4.8 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

4.9	Supplemental Indenture No. 1, dated as of February 14, 2011, among Webloyalty Holdings, Inc., a Delaware corporation, Webloyalty.com, Inc., a Delaware corporation, Lift Media, LLC, a Delaware limited liability company, Affinion Group, Inc., and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of November 19, 2010 governing the 7.875% Senior Notes due 2018 (incorporated by reference to Exhibit No. 4.9 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

4.10	Form of 11 1/2% Senior Subordinated Note due 2015 (incorporated by reference to Appendix A of Exhibit No. 4.2 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

Exhibit No.	Description
4.11	Form of 7.875 % Senior Note due 2018 (incorporated by reference to Appendix A of Exhibit No. 4.8 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

4.12	Registration Rights Agreement, dated as of November 19, 2010, among Affinion Group, Inc., the Guarantors (as defined therein), Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit No. 4.12 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895) .

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

5.2*	Opinion of Bass, Berry & Sims PLC.

5.3*	Opinion of Troutman Sanders LLP.

5.4*	Opinion of Holland & Hart LLP.

5.5*	Opinion of Ice Miller LLP.

10.1	Amended and Restated Senior Secured Credit Facility, dated as of April 9, 2010, among Affinion Group Holdings, Inc., a Delaware corporation, Affinion Group, Inc., a Delaware corporation, and Bank of America, N.A., as administrative agent and collateral agent, Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers, Credit Suisse Securities (USA) LLC, as syndication agent, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and UBS Securities LLC, as documentation agents, and Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and UBS Securities LLC, as joint bookrunners (incorporated by reference to Exhibit No. 10.1 to Current Report on Form 8-K filed with the SEC on April 12, 2010, File No. 333-133895).

10.2	Amended and Restated Guarantee and Collateral Agreement, dated and effective as of April 9, 2010, among Affinion Group, Inc., a Delaware corporation, each Subsidiary of the Affinion Group, Inc. identified as a party thereto and Bank of America, N.A., as administrative agent and collateral agent (incorporated by reference to Exhibit No. 10.2 to Current Report on Form 8-K filed with the SEC on April 12, 2010, File No. 333-133895).

10.3	Incremental Assumption Agreement, dated as of December 13, 2010, among Affinion Group, Inc., a Delaware corporation, Affinion Group Holdings, Inc., a Delaware corporation, certain subsidiaries of Affinion Group, Inc., Bank of America, N.A., as incremental revolving facility lender, Deutsche Bank AG New York Branch, as incremental revolving facility lender, and Bank of America, N.A., as administrative agent and collateral agent (incorporated by reference to Exhibit No. 10.1 to Current Report on Form 8-K filed with the SEC on December 17, 2010, File No. 333-133895).

10.4	Second Incremental Assumption Agreement, dated as of February 11, 2011, among Affinion Group, Inc., a Delaware corporation, Affinion Group Holdings, Inc., a Delaware corporation, certain subsidiaries of Affinion Group, Inc., Bank of America N.A., as administrative agent and collateral agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., as joint lead arrangers, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Goldman Sachs Lending Partners LLC, J.P. Morgan Securities LLC, UBS Securities LLC and Morgan Joseph Triartisan Finance LLC, as joint book runners, and the other financial institutions thereto, as incremental term lenders (incorporated by reference to Exhibit No. 10.4 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

10.5	Management Investor Rights Agreement, dated as of October 17, 2005 among Affinion Group Holdings, Inc., a Delaware corporation, Affinion Group Holdings, LLC, a Delaware limited liability company, and the holders that are parties thereto (incorporated by reference to Exhibit No. 10.4 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

Exhibit No.	Description
10.6	Amendment to Management Investor Rights Agreement, dated as of April 30, 2010, among Affinion Group Holdings, Inc., a Delaware corporation, Affinion Group Holdings, LLC, a Delaware limited liability company, and the holders that are parties thereto (incorporated by reference to Exhibit No. 10.1 to Quarterly Report on Form 10-Q for the period ended March 31, 2010, File No. 333-133895).

10.7	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit No. 10.2 to Quarterly Report on Form 10-Q for the period ended March 31, 2010, File No. 333-133895).

10.8	Amended and Restated Consulting Agreement, dated as of January 14, 2011, between Affinion Group, Inc. and Apollo Management V, L.P. (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the SEC on January 18, 2011, File No. 333-133895).

10.9	Affinion Group Holdings, Inc. 2005 Stock Incentive Plan, dated as of October 17, 2005 (incorporated by reference to Exhibit No. 10.6 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.10	First Amendment to the Affinion Group Holdings, Inc. 2005 Stock Incentive Plan, dated December 4, 2006 (incorporated by reference to Exhibit 10.8 to Annual Report on Form 10-K for the year ended December 31, 2006, File No. 333-133895).

10.11	Second Amendment to the Affinion Group Holdings, Inc. 2005 Stock Incentive Plan, dated January 30, 2007 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the SEC on February 1, 2007, File No. 333-133895).

10.12	Form of Affinion Group Holdings, Inc. 2007 Stock Award Plan (incorporated by reference to Exhibit No. 10.6 to Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.13	Form of Nonqualified Stock Option Agreement pursuant to Affinion Group Holdings, Inc.’s 2007 Stock Award Plan (incorporated by reference to Exhibit No. 10.7 to Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.14	Restricted Stock Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Nathaniel J. Lipman (incorporated by reference to Exhibit No. 10.7 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.15	Option Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Nathaniel J. Lipman (incorporated by reference to Exhibit No. 10.8 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.16	Option Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Optionee (with Optionee signatories being Rooney and Siegel, among others) (incorporated by reference to Exhibit No. 10.9 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.17	Subscription Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Investor (with Investor signatories being Rooney and Siegel, among others) (incorporated by reference to Exhibit No. 10.15 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.18	Subscription Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Nathaniel J. Lipman (incorporated by reference to Exhibit No. 10.16 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.19	Supplemental Bonus Letter by and between Officer and Cendant Marketing Services Division dated September 28, 2005 (assumed by Affinion Group, Inc.) (with Officer signatories being Lipman, Rooney and Siegel, among others) (incorporated by reference to Exhibit No. 10.18 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

Exhibit No.	Description
10.20	Employment Agreement, dated as of November 9, 2007, by and among Affinion Group, Inc., and Nathaniel J. Lipman (incorporated by reference to Exhibit No. 10.1 to Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.21	Employment Agreement, dated as of November 9, 2007, among Affinion Group, LLC, Affinion Group, Inc. and Robert Rooney (incorporated by reference to Exhibit No. 10.3 to Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.22	Amendment to Employment Agreement, dated as of January 13, 2010, among Affinion Group Holdings, Inc., Affinion Group, Inc. and Robert Rooney (incorporated by reference to Exhibit No. 10.22 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

10.23	Employment Agreement, dated as of November 9, 2007, by and among Affinion Group Holdings, Inc., Affinion Group, Inc. and Todd H. Siegel (incorporated by reference to Exhibit No. 10.5 to Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.24	Employment Agreement, dated as of January 15, 2010, by and among Affinion Group Holdings, Inc, Affinion Group, Inc. and Steven Upshaw (incorporated by reference to Exhibit No. 10.24 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

10.25	Patent License Agreement, dated as of October 17, 2005, between CD Intellectual Property Holdings, LLC, a Delaware corporation and Trilegiant Loyalty Solutions, Inc., a Delaware corporation (incorporated by reference to Exhibit No. 10.23 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.26	Amended and Restated Deferred Compensation Plan, dated as of November 20, 2008, of Affinion Group, Inc. (incorporated by reference to Exhibit 10.28 to Annual Report on Form 10-K for the year ended December 31, 2009, File No. 333-133895).

10.27	Employment Agreement, dated as of January 14, 2011, by and among Affinion Group Holdings, Inc., Affinion Group, Inc. and Richard Fernandes (incorporated by reference to Exhibit No. 10.27 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

10.28	Call Agreement, dated as of January 14, 2011, by and among Affinion Group Holdings, Inc., General Atlantic 79, L.P., Affinion Group Holdings, LLC and Richard Fernandes and Fernandes Family Trust A Dated June 25, 1999 (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed with the SEC on January 18, 2011, File No. 333-133895).

10.29	Fernandes Investor Rights Agreement, dated as of January 14, 2011, by and among Affinion Group Holdings, Inc., Affinion Group Holdings, LLC and Richard Fernandes (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed with the SEC on January 18, 2011, File No. 333-133895).

10.30	Form of Warrant to Purchase Shares of Common Stock, par value $0.01 per share, of Affinion Group Holdings, Inc. issued to Richard Fernandes (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed with the SEC on January 18, 2011, File No. 333-133895).

10.31	Employment Agreement, dated as of December 1, 2010, by and among Affinion Group Holdings, Inc., Affinion Group, Inc. and Lloyd M. Wirshba (incorporated by reference to Exhibit No. 10.31 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

12.1*	Statement re: Computation of Ratio of Earnings to Fixed Charges.

Exhibit No.	Description
21.1	Subsidiaries of Affinion Group, Inc. (incorporated by reference to Exhibit No. 21.1 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

23.1**	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23.2**	Consent of McGladrey & Pullen, LLP, independent auditor.

23.3**	Consent of KPMG LLP, an independent registered public accounting firm.

23.4*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

23.5*	Consent of Bass, Berry & Sims PLC (included in the opinion filed as Exhibit 5.2 to this Registration Statement).

23.6*	Consent of Troutman Sanders LLP (included in the opinion filed as Exhibit 5.3 to this Registration Statement).

23.7*	Consent of Holland & Hart LLP (included in the opinion filed as Exhibit 5.4 to this Registration Statement).

23.8*	Consent of Ice Miller LLP (included in the opinion filed as Exhibit 5.5 to this Registration Statement).

24.1*	Powers of Attorney of Directors and Officers of the registrants (included on signature pages to original Registration Statement).

25.1*	Form T-1 of Wells Fargo Bank, National Association (with respect to the 7.875% Senior Notes due 2018).

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers.

99.4*	Form of Letter to Clients.

*	Previously filed.
**	Filed herewith.

(b) Financial Statement Schedules

All financial statement schedules are omitted because they are inapplicable, not required or the information has been disclosed elsewhere in the consolidated financial statements or notes thereto.

Item 22.	Undertakings

The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of each of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: Each of the undersigned registrants undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrants hereby undertake to respond to requests for information that is included in the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 21st day of July, 2011.

AFFINION GROUP, INC.

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Nathaniel J. Lipman Nathaniel J. Lipman	Chief Executive Officer and Director (Principal Executive Officer)	July 21, 2011

/s/ Todd H. Siegel Todd H. Siegel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 21, 2011

/s/ Brian J. Dick Brian J. Dick	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 21, 2011

* Richard J. Fernandes	Director	July 21, 2011

* Marc E. Becker	Director	July 21, 2011

* Stan Parker	Director	July 21, 2011

Signature	Title	Date

* Eric L. Press	Director	July 21, 2011

* Matthew H. Nord	Director	July 21, 2011

* Richard J. Srednicki	Director	July 21, 2011

* Jonathan E. Ellenthal	Director	July 21, 2011

* Anton J. Levy	Director	July 21, 2011

* Alfred F. Kelly	Director	July 21, 2011

* Scott D. Miller	Director	July 21, 2011

By:	/s/ Todd H. Siegel
Todd H. Siegel
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 21st day of July, 2011.

AFFINION DATA SERVICES, INC.

AFFINION LOYALTY GROUP, INC. CARDWELL AGENCY, INC.

LONG TERM PREFERRED CARE, INC. TRAVELERS ADVANTAGE SERVICES, INC. TRILEGIANT AUTO SERVICES, INC. TRILEGIANT CORPORATION

TRILEGIANT INSURANCE SERVICES, INC. TRILEGIANT RETAIL SERVICES, INC.

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Nathaniel J. Lipman Nathaniel J. Lipman	Chief Executive Officer and Director (Principal Executive Officer)	July 21, 2011

/s/ Todd H. Siegel Todd H. Siegel	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	July 21, 2011

/s/ Brian J. Dick Brian J. Dick	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 21st day of July, 2011.

CCAA, CORPORATION WATCHGUARD REGISTRATION SERVICES, INC. WEBLOYALTY HOLDINGS, INC. WEBLOYALTY.COM, INC.

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Nathaniel J. Lipman Nathaniel J. Lipman	Chief Executive Officer and Director (Principal Executive Officer)	July 21, 2011

/s/ Todd H. Siegel Todd H. Siegel	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	July 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 21st day of July, 2011.

AFFINION BENEFITS GROUP, LLC

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Nathaniel J. Lipman Nathaniel J. Lipman	Chief Executive Officer (Principal Executive Officer)	July 21, 2011

/s/ Todd H. Siegel Todd H. Siegel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 21, 2011

/s/ Brian J. Dick Brian J. Dick	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 21, 2011

AFFINION GROUP, LLC	Sole Managing Member	July 21, 2011

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman
Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 21st day of July, 2011.

AFFINION GROUP, LLC

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Nathaniel J. Lipman Nathaniel J. Lipman	Chief Executive Officer (Principal Executive Officer)	July 21, 2011

/s/ Todd H. Siegel Todd H. Siegel	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 21, 2011

AFFINION GROUP, INC.	Sole Managing Member	July 21, 2011

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman
Chief Executive Officer and Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 21st day of July, 2011.

AFFINION LOYALTY ACQUISITION, LLC

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Nathaniel J. Lipman Nathaniel J. Lipman	Chief Executive Officer (Principal Executive Officer)	July 21, 2011

/s/ Todd H. Siegel Todd H. Siegel	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	July 21, 2011

AFFINION LOYALTY GROUP, INC.	Sole Managing Member	July 21, 2011

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman
Chief Executive Officer and Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 21st day of July, 2011.

AFFINION PUBLISHING, LLC

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Nathaniel J. Lipman Nathaniel J. Lipman	Chief Executive Officer (Principal Executive Officer)	July 21, 2011

/s/ Todd H. Siegel Todd H. Siegel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 21, 2011

/s/ Brian J. Dick Brian J. Dick	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 21, 2011

AFFINION BENEFITS GROUP, LLC	Sole Managing Member	July 21, 2011

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 21st day of July, 2011.

CONNEXIONS LOYALTY TRAVEL SOLUTIONS LLC LOYALTY TRAVEL AGENCY LLC

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Nathaniel J. Lipman Nathaniel J. Lipman	Chief Executive Officer (Principal Executive Officer)	July 21, 2011

/s/ Jeffery Neunsinger Jeffery Neunsinger	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 21, 2011

AFFINION LOYALTY ACQUISITION, LLC	Sole Managing Member	July 21, 2011

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman
Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 21st day of July, 2011.

GLOBAL PRIVACY SOLUTIONS, LLC

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Nathaniel J. Lipman	Chief Executive Officer (Principal Executive Officer)	July 21, 2011
Nathaniel J. Lipman

/s/ Todd H. Siegel Todd H. Siegel	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 21, 2011

TRILEGIANT CORPORATION	Sole Managing Member	July 21, 2011

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman Chief Executive Officer and Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 21st day of July, 2011.

INTERNATIONAL TRAVEL FULFILLMENT LLC

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Nathaniel J. Lipman Nathaniel J. Lipman	Chief Executive Officer (Principal Executive Officer)	July 21, 2011

/s/ Jeffery Neunsinger Jeffery Neunsinger	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 21, 2011

CONNEXIONS LOYALTY TRAVEL SOLUTIONS LLC	Sole Managing Member	July 21, 2011

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 21st day of July, 2011.

LIFT MEDIA, LLC

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Nathaniel J. Lipman Nathaniel J. Lipman	Chief Executive Officer (Principal Executive Officer)	July 21, 2011

/s/ Todd H. Siegel Todd H. Siegel	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 21, 2011

WEBLOYALTY.COM, INC.	Sole Managing Member	July 21, 2011

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman Chief Executive Officer and Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 21st day of July, 2011.

CUC ASIA HOLDINGS, by its partners TRILEGIANT CORPORATION

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman Chief Executive Officer

TRILEGIANT RETAIL SERVICES, INC.

By:	/s/ Nathaniel J. Lipman
Nathaniel J. Lipman Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Nathaniel J. Lipman Nathaniel J. Lipman	(1)	July 21, 2011

/s/ Todd H. Siegel Todd H. Siegel	(2)	July 21, 2011

/s/ Brian J. Dick Brian J. Dick	(3)	July 21, 2011

(1)	Nathaniel J. Lipman has signed this registration statement as President, Chief Executive Officer and Director (Principal Executive Officer) for Trilegiant Corporation, as general partner of CUC Asia Holdings and as President, Chief Executive Officer and Director (Principal Executive Officer) for Trilegiant Retail Services, Inc., as general partner of CUC Asia Holdings

(2)	Todd H. Siegel has signed this registration statement as Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer) for Trilegiant Corporation, as general partner of CUC Asia Holdings and as Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer) for Trilegiant Retail Services, Inc., as general partner of CUC Asia Holdings

(3)	Brian J. Dick has signed this registration statement as Senior Vice President and Chief Accounting Officer (Principal Accounting Officer) for Trilegiant Corporation, as general partner of CUC Asia Holdings and as Senior Vice President and Chief Accounting Officer (Principal Accounting Officer) for Trilegiant Retail Services, Inc., as general partner of CUC Asia Holdings

EXHIBIT INDEX

Exhibit No.	Description
2.1	Purchase Agreement, dated as of July 26, 2005, by and among Cendant Corporation, Affinion Group, Inc. (f/k/a Affinity Acquisition, Inc.), and Affinion Group Holdings, Inc. (f/k/a Affinity Acquisition Holdings, Inc.), as amended by Amendment No. 1 thereto, dated as of October 17, 2005, among Cendant Corporation, Affinion Group, Inc. (f/k/a Affinity Acquisition, Inc.), and Affinion Group Holdings, Inc. (f/k/a Affinity Acquisition Holdings, Inc.) (incorporated by reference to Exhibit No. 2.1 to Registration Statement on Form S-4, filed with the SEC on May 8, 2006, File No. 333-133895).

2.2	Membership Interests Purchase Agreement, dated as of May 19, 2010, by and between Affinion Loyalty Acquisition, LLC, Affinion Group, Inc., Travel Leaders Group, L.L.C., Tag Investment Holdings, L.L.C., One Equity Partners III, L.P., OEP III Co-Investors, L.P., OEP II Partners Co-Invest, L.P. and One Equity Partners III, L.P., as representative acting on behalf of Sellers (as defined therein) (incorporated by reference to Exhibit No. 2.1 to Current Report on Form 8-K filed with the SEC on July 8, 2010, File No. 333-133895).

2.3	Agreement and Plan of Merger, dated as of January 14, 2011, by and among Affinion Group Holdings, Inc., Affinion Group, Inc., Parker Holdings, LLC, Parker Merger Sub, Inc. and Webloyalty Holdings, Inc. (incorporated by reference to Exhibit No. 2.1 to Current Report on Form 8-K filed with the SEC on January 18, 2011, File No. 333-133895).

3.1	Amended and Restated Certificate of Incorporation of Affinion Group, Inc. filed in the State of Delaware on September 27, 2005 (incorporated by reference to Exhibit No. 3.1 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

3.2	By-laws of Affinion Group, Inc. (incorporated by reference to Exhibit No. 3.2 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

4.1	Indenture, dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015, among Affinion Group, Inc., a Delaware corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit No. 4.2 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

4.2	Supplemental Indenture No. 1, dated as of October 4, 2007, among CCAA Corporation, a Delaware corporation and an indirect subsidiary of Affinion Group, Inc., Affinion Group, Inc., a Delaware corporation, and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit No. 4.5 to Annual Report on Form 10-K for the year ended December 31, 2007, File No. 333-133895).

4.3	Supplemental Indenture No. 2, dated as of January 24, 2008, among Watchguard Registration Services, Inc., an Indiana corporation, Affinion Group, Inc., and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit No. 4.6 to Annual Report on Form 10-K for the year ended December 31, 2007, File No. 333-133895).

4.4	Supplemental Indenture No. 3, dated as of December 29, 2009, among Global Privacy Solutions, LLC, a Delaware limited liability company, Affinion Group, Inc., and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit No. 4.3 to Quarterly Report on Form 10-Q for the period ended June 30, 2010, File No. 333-133895).

4.5	Supplemental Indenture No. 4, dated as of June 17, 2010, among Affinion Loyalty Acquisition, LLC, a Delaware limited liability company, Affinion Group, Inc., and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit No. 4.4 to Quarterly Report on Form 10-Q for the period ended June 30, 2010, File No. 333-133895).

Exhibit No.	Description
4.6	Supplemental Indenture No. 5, dated as of July 29, 2010, among Loyalty Travel Agency LLC, a Delaware limited liability company, Connexions Loyalty Travel Solutions LLC, a Delaware limited liability company, International Travel Fulfillment LLC, a Delaware limited liability company, Affinion Group, Inc., and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit No. 4.3 to Quarterly Report on Form 10-Q for the period ended September 30, 2010, File No. 333-133895).

4.7	Supplemental Indenture No. 6, dated as of February 14, 2011, among Webloyalty Holdings, Inc., a Delaware corporation, Webloyalty.com, Inc., a Delaware corporation, Lift Media, LLC, a Delaware limited liability company, Affinion Group, Inc., and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit No. 4.7 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

4.8	Indenture, dated as of November 19, 2010 governing the 7.875 % Senior Notes due 2018, among Affinion Group, Inc., a Delaware corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit No. 4.8 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

4.9	Supplemental Indenture No. 1, dated as of February 14, 2011, among Webloyalty Holdings, Inc., a Delaware corporation, Webloyalty.com, Inc., a Delaware corporation, Lift Media, LLC, a Delaware limited liability company, Affinion Group, Inc., and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of November 19, 2010 governing the 7.875% Senior Notes due 2018 (incorporated by reference to Exhibit No. 4.9 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

4.10	Form of 11 1/2% Senior Subordinated Note due 2015 (incorporated by reference to Appendix A of Exhibit No. 4.2 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

4.11	Form of 7.875 % Senior Note due 2018 (incorporated by reference to Appendix A of Exhibit No. 4.8 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

4.12	Registration Rights Agreement, dated as of November 19, 2010, among Affinion Group, Inc., the Guarantors (as defined therein), Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit No. 4.12 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895) .

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

5.2*	Opinion of Bass, Berry & Sims PLC.

5.3*	Opinion of Troutman Sanders LLP.

5.4*	Opinion of Holland & Hart LLP.

5.5*	Opinion of Ice Miller LLP.

10.1	Amended and Restated Senior Secured Credit Facility, dated as of April 9, 2010, among Affinion Group Holdings, Inc., a Delaware corporation, Affinion Group, Inc., a Delaware corporation, and Bank of America, N.A., as administrative agent and collateral agent, Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers, Credit Suisse Securities (USA) LLC, as syndication agent, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and UBS Securities LLC, as documentation agents, and Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and UBS Securities LLC, as joint bookrunners (incorporated by reference to Exhibit No.10.1 to Current Report on Form 8-K filed with the SEC on April 12, 2010, File No. 333-133895).

Exhibit No.	Description
10.2	Amended and Restated Guarantee and Collateral Agreement, dated and effective as of April 9, 2010, among Affinion Group, Inc., a Delaware corporation, each Subsidiary of the Affinion Group, Inc. identified as a party thereto and Bank of America, N.A., as administrative agent and collateral agent (incorporated by reference to Exhibit No. 10.2 to Current Report on Form 8-K filed with the SEC on April 12, 2010, File No. 333-133895).

10.3	Incremental Assumption Agreement, dated as of December 13, 2010, among Affinion Group, Inc., a Delaware corporation, Affinion Group Holdings, Inc., a Delaware corporation, certain subsidiaries of Affinion Group, Inc., Bank of America, N.A., as incremental revolving facility lender, Deutsche Bank AG New York Branch, as incremental revolving facility lender, and Bank of America, N.A., as administrative agent and collateral agent (incorporated by reference to Exhibit No. 10.1 to Current Report on Form 8-K filed with the SEC on December 17, 2010, File No. 333-133895).

10.4	Second Incremental Assumption Agreement, dated as of February 11, 2011, among Affinion Group, Inc., a Delaware corporation, Affinion Group Holdings, Inc., a Delaware corporation, certain subsidiaries of Affinion Group, Inc., Bank of America N.A., as administrative agent and collateral agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., as joint lead arrangers, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Goldman Sachs Lending Partners LLC, J.P. Morgan Securities LLC, UBS Securities LLC and Morgan Joseph Triartisan Finance LLC, as joint book runners, and the other financial institutions thereto, as incremental term lenders (incorporated by reference to Exhibit No. 10.4 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

10.5	Management Investor Rights Agreement, dated as of October 17, 2005 among Affinion Group Holdings, Inc., a Delaware corporation, Affinion Group Holdings, LLC, a Delaware limited liability company, and the holders that are parties thereto (incorporated by reference to Exhibit No. 10.4 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.6	Amendment to Management Investor Rights Agreement, dated as of April 30, 2010, among Affinion Group Holdings, Inc., a Delaware corporation, Affinion Group Holdings, LLC, a Delaware limited liability company, and the holders that are parties thereto (incorporated by reference to Exhibit No. 10.1 to Quarterly Report on Form 10-Q for the period ended March 31, 2010, File No. 333-133895).

10.7	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit No. 10.2 to Quarterly Report on Form 10-Q for the period ended March 31, 2010, File No. 333-133895).

10.8	Amended and Restated Consulting Agreement, dated as of January 14, 2011, between Affinion Group, Inc. and Apollo Management V, L.P. (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the SEC on January 18, 2011, File No. 333-133895).

10.9	Affinion Group Holdings, Inc. 2005 Stock Incentive Plan, dated as of October 17, 2005 (incorporated by reference to Exhibit No. 10.6 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.10	First Amendment to the Affinion Group Holdings, Inc. 2005 Stock Incentive Plan, dated December 4, 2006 (incorporated by reference to Exhibit 10.8 to Annual Report on Form 10-K for the year ended December 31, 2006, File No. 333-133895).

10.11	Second Amendment to the Affinion Group Holdings, Inc. 2005 Stock Incentive Plan, dated January 30, 2007 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the SEC on February 1, 2007, File No. 333-133895).

10.12	Form of Affinion Group Holdings, Inc. 2007 Stock Award Plan (incorporated by reference to Exhibit No. 10.6 to Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

Exhibit No.	Description
10.13	Form of Nonqualified Stock Option Agreement pursuant to Affinion Group Holdings, Inc.’s 2007 Stock Award Plan (incorporated by reference to Exhibit No. 10.7 to Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.14	Restricted Stock Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Nathaniel J. Lipman (incorporated by reference to Exhibit No. 10.7 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.15	Option Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Nathaniel J. Lipman (incorporated by reference to Exhibit No. 10.8 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.16	Option Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Optionee (with Optionee signatories being Rooney and Siegel, among others) (incorporated by reference to Exhibit No. 10.9 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.17	Subscription Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Investor (with Investor signatories being Rooney and Siegel, among others) (incorporated by reference to Exhibit No. 10.15 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.18	Subscription Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Nathaniel J. Lipman (incorporated by reference to Exhibit No. 10.16 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.19	Supplemental Bonus Letter by and between Officer and Cendant Marketing Services Division dated September 28, 2005 (assumed by Affinion Group, Inc.) (with Officer signatories being Lipman, Rooney and Siegel, among others) (incorporated by reference to Exhibit No. 10.18 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.20	Employment Agreement, dated as of November 9, 2007, by and among Affinion Group, Inc., and Nathaniel J. Lipman (incorporated by reference to Exhibit No. 10.1 to Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.21	Employment Agreement, dated as of November 9, 2007, among Affinion Group, LLC, Affinion Group, Inc. and Robert Rooney (incorporated by reference to Exhibit No. 10.3 to Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.22	Amendment to Employment Agreement, dated as of January 13, 2010, among Affinion Group Holdings, Inc., Affinion Group, Inc. and Robert Rooney (incorporated by reference to Exhibit No. 10.22 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

10.23	Employment Agreement, dated as of November 9, 2007, by and among Affinion Group Holdings, Inc., Affinion Group, Inc. and Todd H. Siegel (incorporated by reference to Exhibit No. 10.5 to Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.24	Employment Agreement, dated as of January 15, 2010, by and among Affinion Group Holdings, Inc, Affinion Group, Inc. and Steven Upshaw (incorporated by reference to Exhibit No. 10.24 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

10.25	Patent License Agreement, dated as of October 17, 2005, between CD Intellectual Property Holdings, LLC, a Delaware corporation and Trilegiant Loyalty Solutions, Inc., a Delaware corporation (incorporated by reference to Exhibit No. 10.23 to Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.26	Amended and Restated Deferred Compensation Plan, dated as of November 20, 2008, of Affinion Group, Inc. (incorporated by reference to Exhibit 10.28 to Annual Report on Form 10-K for the year ended December 31, 2009, File No. 333-133895).

Exhibit No.	Description
10.27	Employment Agreement, dated as of January 14, 2011, by and among Affinion Group Holdings, Inc., Affinion Group, Inc. and Richard Fernandes (incorporated by reference to Exhibit No. 10.27 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

10.28	Call Agreement, dated as of January 14, 2011, by and among Affinion Group Holdings, Inc., General Atlantic 79, L.P., Affinion Group Holdings, LLC and Richard Fernandes and Fernandes Family Trust A Dated June 25, 1999 (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed with the SEC on January 18, 2011, File No. 333-133895).

10.29	Fernandes Investor Rights Agreement, dated as of January 14, 2011, by and among Affinion Group Holdings, Inc., Affinion Group Holdings, LLC and Richard Fernandes (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed with the SEC on January 18, 2011, File No. 333-133895).

10.30	Form of Warrant to Purchase Shares of Common Stock, par value $0.01 per share, of Affinion Group Holdings, Inc. issued to Richard Fernandes (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed with the SEC on January 18, 2011, File No. 333-133895).

10.31	Employment Agreement, dated as of December 1, 2010, by and among Affinion Group Holdings, Inc., Affinion Group, Inc. and Lloyd M. Wirshba (incorporated by reference to Exhibit No. 10.31 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

12.1*	Statement re: Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of Affinion Group, Inc. (incorporated by reference to Exhibit No. 21.1 to Annual Report on Form 10-K for the year ended December 31, 2010, File No. 333-133895).

23.1**	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23.2**	Consent of McGladrey & Pullen, LLP, independent auditor.

23.3**	Consent of KPMG LLP, an independent registered public accounting firm.

23.4*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.5*	Consent of Bass, Berry & Sims PLC (included in the opinion filed as Exhibit 5.2 to this Registration Statement).

23.6*	Consent of Troutman Sanders LLP (included in the opinion filed as Exhibit 5.3 to this Registration Statement).

23.7*	Consent of Holland & Hart LLP (included in the opinion filed as Exhibit 5.4 to this Registration Statement).

23.8*	Consent of Ice Miller LLP (included in the opinion filed as Exhibit 5.5 to this Registration Statement).

24.1*	Powers of Attorney of Directors and Officers of the registrants (included on signature pages to original Registration Statement).

25.1*	Form T-1 of Wells Fargo Bank, National Association (with respect to the 7.875% Senior Notes due 2018).

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers.

99.4*	Form of Letter to Clients.

*	Previously filed.
**	Filed herewith.